                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES

                     EXCHANGE ACT OF 1934 (AMENDMENT NO. 1)


Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[X]  Preliminary Proxy Statement               [ ]  Confidential, for Use of the Commission
                                                    Only
[ ]  Definitive Proxy Statement                    (as permitted by Rule 14a-6(e)(2))
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                             AMRESCO CAPITAL TRUST
                        IMPAC COMMERCIAL HOLDINGS, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[ ]  No fee required

[X]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:
        Common Stock, $0.01 par value, of Impac Commercial Holdings, Inc.

        ------------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:
        10,101,835 shares of Common Stock, $0.01 par value, of Impac Commercial
          Holdings, Inc.

        ------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
          Calculated solely for the purpose of determining the fee required by Rule 0-11 by multiplying 1/50 of 1% by the product of $5.437 (the average of the reported high and low prices of a share of common stock, $0.01 par value, of Impac Commercial Holdings, Inc. ("Impac") on September 7, 1999) multiplied by 10,101,835 (the maximum number of shares of common stock of Impac that may be transferred in the transaction, assuming the conversion of all outstanding shares of preferred stock of Impac).

          --------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:
        $54,923,676

        ------------------------------------------------------------------------

     (5)  Total fee paid:
        $10,985

        ------------------------------------------------------------------------


[X]  Fee paid previously with preliminary materials.


[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

        ------------------------------------------------------------------------

     (2)  Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------

     (3)  Filing Party:

        ------------------------------------------------------------------------

     (4)  Date Filed:

        ------------------------------------------------------------------------

                 Subject to completion, dated November 3, 1999.


    These materials constitute preliminary proxy materials filed with respect to future special shareholder meetings. Some of the information is presented as it is expected to exist when definitive proxy materials are mailed to shareholders, and will be revised to reflect facts that exist at that time.

[AMRESCO logo]                                                      [Impac logo]

                 MERGER PROPOSED -- YOUR VOTE IS VERY IMPORTANT

     THE BOARD OF TRUST MANAGERS OF AMRESCO CAPITAL TRUST AND THE BOARD OF DIRECTORS OF IMPAC COMMERCIAL HOLDINGS, INC. HAVE APPROVED A MERGER OF IMPAC INTO AMRESCO AND RECOMMEND THAT YOU VOTE IN FAVOR OF THE MERGER. WE BELIEVE THAT THE COMBINED COMPANY WILL BE ABLE TO CREATE MORE SHAREHOLDER VALUE THAN COULD BE ACHIEVED BY THE COMPANIES INDIVIDUALLY.

     If the merger is completed, each share of Impac common stock will be converted into 0.66094 of a common share of the combined company and each common share of AMRESCO will remain outstanding as a share of the combined company. After the merger, the current Impac stockholders will own approximately 40% and the current AMRESCO shareholders will own approximately 60% of the outstanding common shares of the combined company.

     The AMRESCO common shares to be issued in the merger [have been approved] for listing on the NASDAQ Stock Market, subject to official notice of issuance.

     The merger cannot be completed unless the shareholders of both AMRESCO and Impac approve it. Each of the companies has scheduled a special meeting for you to vote on the merger. Your vote is very important.


     We are also asking AMRESCO shareholders to approve an amendment to AMRESCO's declaration of trust to change the name of the combined company to "Garrison Capital Trust."



     AMRESCO, INC. and its affiliates, which own a total of approximately 15% of the outstanding AMRESCO common shares, have indicated their intention to vote in favor of the merger and the amendment to AMRESCO's declaration of trust. Fortress Partners, L.P., which owns Impac preferred stock representing approximately 16.7% of the outstanding shares of Impac voting stock, has indicated its intention to vote in favor of the merger.


    The dates, times and places of the special meetings are:

             For AMRESCO shareholders:                            For Impac stockholders:
                            , 1999                                        , 1999
         9:00 a.m., central standard time                    10:00 a.m., eastern standard time
     North Tower of the Plaza of the Americas                   1301 Avenue of the Americas
                    17th Floor                                          42nd Floor
              700 North Pearl Street                                New York, New York
                   Dallas, Texas

     This document provides you with detailed information about the proposed merger. We encourage you to read this entire document carefully.

     SEE THE RISK FACTORS BEGINNING ON PAGE 22 OF THIS DOCUMENT FOR A DISCUSSION OF RISKS THAT YOU SHOULD CONSIDER IN EVALUATING THE MERGER.


                Robert L. Adair III                                   Wesley R. Edens
             Chairman of the Board and                           Chairman of the Board and
              Chief Executive Officer                             Chief Executive Officer
             of AMRESCO Capital Trust                       of Impac Commercial Holdings, Inc.

    Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued under this document or determined if this document is truthful or complete. Any representation to the contrary is a criminal offense.

Joint proxy statement and prospectus dated            , 1999, and first mailed
to shareholders on            , 1999.

                        IMPAC COMMERCIAL HOLDINGS, INC.
                       C/O FORTRESS INVESTMENT GROUP LLC
                    1301 AVENUE OF THE AMERICAS, 42ND FLOOR
                            NEW YORK, NEW YORK 10019

                            ------------------------

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

                            ------------------------

     NOTICE IS HEREBY GIVEN that a special meeting of stockholders of IMPAC COMMERCIAL HOLDINGS, INC., a Maryland corporation, will be held at the offices of Fortress Investment Group LLC located at 1301 Avenue of the Americas, 42nd
Floor, New York, New York on      ,               , 1999 at 10:00 a.m., eastern
standard time, for the following purposes:


          1. To consider and vote upon the proposed merger of Impac with and into AMRESCO Capital Trust, a Texas real estate investment trust, pursuant to the Agreement and Plan of Merger by and between Impac and AMRESCO dated as of August 4, 1999, a copy of which is attached as Annex A to the accompanying document; and



          2. To adjourn the special meeting, if necessary to permit further solicitation of proxies if there are not sufficient votes at the originally scheduled time of the special meeting to approve the merger.



     Approval of the merger requires (a) the affirmative vote of the holders of at least a majority of the votes entitled to be cast by the holders of shares of Impac's common stock and series B preferred stock outstanding on the record date for determining the stockholders entitled to notice of and to vote at the Impac special meeting, voting together as a single group, with each share of Impac series B preferred stock entitled to the number of votes equal to the number of shares of Impac's common stock into which it is convertible as of the record date, and (b) the affirmative vote of holders of at least two-thirds of the shares of series B preferred stock outstanding on the record date, voting separately as a class. Approval of the proposal to adjourn the special meeting, if necessary to permit further solicitation of proxies if there are not sufficient votes at the originally scheduled time of the special meeting to approve the merger, requires the affirmative vote of the holders of at least a majority of the shares of Impac common stock voted on the matter.


     Stockholders of Impac are not entitled to appraisal rights in connection with the merger.


     The enclosed proxy card will enable you to vote your shares on the matters to be considered at the special meeting. All you need to do is mark the proxy card to indicate your vote, date and sign the proxy card, and then return it promptly in the self-addressed stamped envelope provided or via facsimile at
(212) 929-0308. The giving of the proxy will not affect your right to attend the meeting, nor, if you choose to revoke the proxy, your right to vote in person.


     The Impac board of directors has fixed the close of business on
            , 1999 as the record date for determination of stockholders entitled to notice of and to vote at the special meeting.

                                          By Order of the Board of Directors,

                                          Randal A. Nardone
                                          Secretary

            , 1999
New York, New York

                             AMRESCO CAPITAL TRUST
                             700 NORTH PEARL STREET
                               SUITE 2400, LB 342
                            DALLAS, TEXAS 75201-7424
                            ------------------------

                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                            ------------------------

     NOTICE IS HEREBY GIVEN that a special meeting of shareholders of AMRESCO CAPITAL TRUST, a Texas real estate investment trust, will be held on the 17th Floor of the North Tower of the Plaza of the Americas, 700 North Pearl Street,
Dallas, Texas on                ,                , 1999 at 9:00 a.m., central
standard time, for the following purposes:


          1. To consider and vote upon the proposed merger of Impac Commercial Holdings, Inc., a Maryland corporation, with and into AMRESCO Capital Trust, pursuant to the Agreement and Plan of Merger by and between Impac and AMRESCO dated as of August 4, 1999, a copy of which is attached as Annex A to the accompanying document;



          2. To consider and vote upon the proposed amendment to AMRESCO's declaration of trust to change AMRESCO's name to "Garrison Capital Trust" if the merger is approved and consummated;



          3. To adjourn the special meeting, if necessary to permit further solicitation of proxies if there are not sufficient votes at the time of the special meeting to approve proposal 1 or 2; and


          4. To transact such other business as may properly come before the special meeting or any postponement or adjournment of the special meeting.


     Approval of the merger agreement requires the affirmative vote of holders of at least a majority of the outstanding common shares of AMRESCO entitled to vote at the AMRESCO special meeting. Approval of the amendment to AMRESCO's declaration of trust requires the affirmative vote of holders of at least two-thirds of the outstanding common shares of AMRESCO entitled to vote at the AMRESCO special meeting. If the merger is not approved at the AMRESCO and Impac special meetings, AMRESCO's declaration of trust will not be amended, regardless of whether or not the name change amendment is approved. Accordingly, voting against the merger will have the effect of voting against the name change amendment. Approval of adjournment of the special meeting, if necessary to permit further solicitation of proxies if there are not sufficient votes at the time of the special meeting to approve proposal 1 or proposal 2, requires the affirmative vote of the holders of at least a majority of the common shares of AMRESCO present in person or represented by a properly executed proxy at the special meeting.


     Shareholders of AMRESCO are not entitled to appraisal rights in connection with the merger.


     The enclosed proxy card will enable you to vote your shares on the matters to be considered at the special meeting. All you need to do is mark the proxy card to indicate your vote, date and sign the proxy card, and then return it promptly in the self-addressed stamped envelope provided or via facsimile at
(214) 953-7828. The giving of the proxy will not affect your right to attend the special meeting, nor, if you choose to revoke the proxy, your right to vote in person.


     The board of trust managers has fixed the close of business on           ,
1999 as the record date for determination of shareholders entitled to notice of and to vote at the special meeting.

                                          By Order of the Board of Trust
                                          Managers,

                                          Michael L. McCoy
                                          Secretary

            , 1999
Dallas, Texas

                               TABLE OF CONTENTS


                                                              PAGE
SUMMARY.....................................................    1
  Questions and Answers About the Merger....................    1
  The Companies.............................................    7
  The Special Meetings......................................    8
  The Merger Agreement......................................    9
  Opinions of Financial Advisors............................   10
  No Appraisal Rights.......................................   10
  Regulatory Approvals......................................   10
  Accounting Treatment......................................   11
  Comparison of Shareholder Rights..........................   11
  Organization and Relationships............................   12
  Comparative Per Share Data................................   15
  Market Prices and Dividend Information....................   16
  Selected Historical Financial Data of AMRESCO.............   19
  Selected Historical Financial Data of Impac...............   20
  Unaudited Pro Forma Combined Summary Financial Data.......   21
RISK FACTORS................................................   22
  Risk factors relating to the merger.......................   22
  Conflicts of interest may result in decisions that do not
     fully reflect shareholders' best interests.............   24
  Integration of AMRESCO's and Impac's operations may be
     difficult..............................................   25
  Dependence on the manager for operations may adversely
     affect the combined company's operating results........   25
  Risk factors relating to the combined company's business
     plan...................................................   26
  Interest rate fluctuations may adversely affect the
     combined company's investments and operating results...   27
  Hedging transactions can limit gains and may increase
     exposure to losses.....................................   28
  Losses on mortgage loans may adversely affect the combined
     company................................................   29
  Risks related to investments in mortgage-backed
     securities.............................................   31
  Risks related to real estate related assets...............   32
  Failure of the combined company to maintain its REIT
     status would have adverse tax consequences.............   34
  Co-investments may be riskier than investments made solely
     by the combined company................................   34
CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS...   35
THE MERGER..................................................   36
  Terms of the merger.......................................   36
  Background of the merger..................................   36
  AMRESCO's reasons for the merger; Recommendations of the
     AMRESCO board..........................................   41
  Opinions of AMRESCO's financial advisors..................   45
  Interests of AMRESCO's trust managers, executive officers
     and affiliates.........................................   54
  Impac's reasons for the merger; Recommendations of the
     Impac board............................................   55
  Opinion of Impac's financial advisor......................   58
  Recent events -- Apex Mortgage proposal to acquire
     Impac..................................................   65
  Interests of Impac directors, executive officers and
     affiliates.............................................   70
  Management and operations of the combined company after
     the merger.............................................   71
  Material federal income tax consequences of the merger....   74

                                                              PAGE
  Accounting treatment......................................   76
  Restrictions on sales by affiliates.......................   76
  No appraisal rights.......................................   76
THE MERGER AGREEMENT........................................   77
  General...................................................   77
  Expenses..................................................   77
  Effective time of the merger..............................   77
  Exchange of Impac shares..................................   77
  Conditions to the merger..................................   78
  Representations and warranties............................   80
  Covenants.................................................   81
  Distributions.............................................   82
  No solicitation of acquisition proposals..................   82
  Termination...............................................   83
  Break-up fees and expenses................................   84
  Indemnification...........................................   85
  Amendment and waiver......................................   85
THE PURCHASE AGREEMENT......................................   85
THE AMENDED AND RESTATED MANAGEMENT AGREEMENT...............   86
  Payments to the manager...................................   86
  Comparison of payments to the manager.....................   88
  Summary of other terms....................................   88
  Conflicts of interest in relationship with the manager....   92
THE SPECIAL MEETINGS........................................   94
  The AMRESCO special meeting...............................   94
  The Impac special meeting.................................   95
UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS...........   97
COMPARISON OF SHAREHOLDER RIGHTS............................   104
DESCRIPTION OF AMRESCO SECURITIES...........................   115
  Common shares.............................................   115
  Preferred shares..........................................   116
  Registration rights.......................................   116
  Restrictions on size of holdings..........................   116
  Preferred share purchase rights...........................   117
SECURITY OWNERSHIP OF PRINCIPAL SHAREHOLDERS AND MANAGEMENT
  OF AMRESCO................................................   119
SECURITY OWNERSHIP OF PRINCIPAL STOCKHOLDERS AND MANAGEMENT
  OF IMPAC..................................................   121
EXISTING BUSINESS OF AMRESCO................................   123
  Overview..................................................   123
  Employees.................................................   124
  Business strategy.........................................   124
  Investment activities.....................................   125
  Competition...............................................   133
  Environmental matters.....................................   133
  Industry trends...........................................   134
  Properties................................................   134
  Legal proceedings.........................................   135

                                                              PAGE
  Executive compensation....................................   135
  Compensation committee interlocks and insider
     participation..........................................   136
  Compensation of trust managers............................   136
  Certain relationships and related transactions............   136
  Transaction with affiliates of AMRESCO, INC...............   138
AMRESCO MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
  CONDITION AND RESULTS OF OPERATIONS.......................   140
  Overview..................................................   140
  Results of operations.....................................   140
  Liquidity and capital resources...........................   147
  REIT status...............................................   148
  Year 2000 issue...........................................   149
QUANTITATIVE AND QUALITATIVE DISCLOSURES OF AMRESCO'S MARKET
  RISKS.....................................................   152
  Mortgage loans............................................   152
  Commercial mortgage-backed securities.....................   153
  Borrowing facilities......................................   154
EXISTING BUSINESS OF IMPAC..................................   155
  General...................................................   155
  The manager...............................................   155
  Existing Impac management agreement.......................   157
  Long-term investment operations...........................   157
  Conduit operations........................................   161
  Recent operations developments............................   162
  Regulation................................................   163
  Competition...............................................   163
  Employees.................................................   164
  Properties................................................   164
  Legal proceedings.........................................   164
  Executive compensation....................................   164
  Compensation committee interlocks and insider
     participation..........................................   167
  Certain relationships and related transactions............   167
IMPAC MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
  CONDITION AND RESULTS OF OPERATIONS.......................   173
  General...................................................   173
  Significant transactions..................................   173
  Business operations.......................................   174
  Results of operations of Impac............................   176
  Results of operations of Impac Commercial Capital
     Corporation............................................   182
  Liquidity and capital resources...........................   182
  Cash flows................................................   184
  Inflation.................................................   184
  Year 2000 Compliance......................................   184
QUANTITATIVE AND QUALITATIVE DISCLOSURES OF IMPAC ABOUT
  MARKET RISK...............................................   187
FEDERAL INCOME TAX CONSIDERATIONS...........................   188
  General...................................................   188
  REIT qualification........................................   189
  Taxation as a REIT........................................   196

                                                              PAGE
  Failure to qualify as a REIT..............................   197
  Tax aspects of investments in affiliated entities.........   198
  Taxation of taxable U.S. shareholders.....................   199
  Information reporting and backup withholding..............   201
  Taxation of tax-exempt shareholders.......................   201
  Taxation of foreign shareholders..........................   201
  Proposed legislation......................................   203
  State, local and foreign taxes............................   204
WHERE YOU CAN FIND MORE INFORMATION.........................   204
LEGAL MATTERS...............................................   205
EXPERTS.....................................................   205
OTHER MATTERS...............................................   205
SHAREHOLDER PROPOSALS.......................................   205
INDEX TO AUDITORS' REPORTS AND CONSOLIDATED FINANCIAL
  STATEMENTS................................................   F-1
ANNEXES
AGREEMENT AND PLAN OF MERGER................................   A-1
OPINION OF PRUDENTIAL SECURITIES INCORPORATED...............   B-1
OPINION OF DEUTSCHE BANK SECURITIES.........................   C-1
OPINION OF BANC OF AMERICA SECURITIES LLC...................   D-1

                                    SUMMARY


     This summary highlights aspects of the merger that AMRESCO and Impac believe are most important to you. AMRESCO and Impac have included page references in parentheses to direct you to a more complete description of the topics presented in this summary. To understand the merger fully and for a more complete description of the legal terms of the merger, you should read carefully this entire document and the documents to which we have referred you.


                     QUESTIONS AND ANSWERS ABOUT THE MERGER

Q:  WHAT TRANSACTIONS ARE BEING PROPOSED?


A: It is proposed that AMRESCO and Impac be merged, with AMRESCO as the surviving company in the merger. Both AMRESCO and Impac are real estate investment trusts, or REITs, which invest in real estate related assets, including commercial mortgage loans and commercial mortgage-backed securities. At the closing of the merger, FIC Management Inc., Impac's current manager and an affiliate of Fortress Investment Group LLC, a real estate investment and asset manager, will become the manager of the combined company. FIC Management or its affiliates will own approximately 15.7% of the outstanding shares of the combined company following the merger.



Q:  WHAT WILL SHAREHOLDERS OWN AFTER THE MERGER?



A: After the merger is completed, each share of Impac common stock will be converted into 0.66094 of a common share of the combined company and each common share of AMRESCO will remain outstanding as a share of the combined company. Current Impac stockholders will own approximately 40% and current AMRESCO shareholders will own approximately 60% of the outstanding shares of the combined company. Based solely on the closing price of AMRESCO common shares on October 29, 1999 of $8.75, Impac stockholders will receive common shares of the combined company with an equivalent dollar value of approximately $5.78 per common share in the merger, or a total of approximately $58.4 million.



Q:  HOW WAS THE FIXED EXCHANGE RATIO DETERMINED?



A: The exchange ratio was determined as a result of arms'-length bargaining between the two companies, with the goal of having the exchange ratio reflect the relative contribution of each company to the combined enterprise. Management of both companies believed that the most appropriate way to measure relative contribution was the near-term liquidation value of each company, and that the most appropriate way to determine this value was on a "mark-to-market" basis. The "mark-to-market" valuation involved management of both companies estimating the companies' asset values based on their knowledge of current conditions in the real estate and securities markets. Management then adjusted these valuations for obligations related to receivables, lease terminations, guaranties, lawsuits, employment agreements and expected dividend payments. In some cases, the "mark-to-market" valuation determined for purposes of establishing the exchange ratio was lower than the historical cost reflected on the company's balance sheet. Also, the "mark-to-market" valuation did not always give credit to an asset's potential long-term value. However, management believed that the negotiated "mark-to-market" valuation better approximated each company's current value on a comparable basis and therefore each company's relative contribution to the combined enterprise for purposes of determining the exchange ratio. Based on this valuation, the companies agreed that AMRESCO shareholders would own 60% and Impac stockholders would own 40% of the combined company's shares. This translated into the 0.66094 exchange ratio.



Q:  WHAT ARE THE PROJECTED BENEFITS OF THE MERGER?



A: AMRESCO and Impac expect the merger to create a larger mortgage REIT with a more diversified investment portfolio, more stable returns and improved liquidity and results of operations. The merger brings together AMRESCO's loan origination and asset management expertise, Impac's liquidity and the capital markets expertise of FIC Management, which will be the combined company's external manager.

    This should enable the combined company to position itself as a market leader in the high-yield commercial real estate lending business. In addition, shareholders should benefit from the following:



     - The combined company's larger equity base, which should result in greater access to low cost capital, which should, in turn, enhance earnings growth.



     - The combined company's larger shareholder base, which should result in greater liquidity for shareholders.



     - The combined company's more diversified asset base, which should minimize the effects of individual credit events.



     - The integration of the operations of Impac and AMRESCO, which should reduce duplicative general and administrative costs.


Q:  WHAT ARE POSSIBLE DETRIMENTS OF THE PROPOSED MERGER?


A: - Substantial management time and effort will be required to complete the merger and integrate the operations of the two companies. The merger involves the integration of operations in Dallas and New York, which, if not completed successfully, could adversely affect the combined company.



     - The exchange ratio is fixed, which means that the AMRESCO shares that Impac stockholders will receive in the merger may have a lesser value than the value contemplated at the time the merger agreement was signed because of fluctuations in the market prices of AMRESCO and Impac.



     - On a historical pro forma basis, the merger is dilutive to AMRESCO's earnings per share and book value per share. There is a risk that the merger could continue to be dilutive to the combined company's future performance.



     - AMRESCO has cumulative unrealized losses of $9.3 million. These losses resulted from declines in value of AMRESCO's commercial mortgage-backed securities, which were due in part to increases in comparable term U.S. treasury rates and increasing spreads in the commercial mortgage-backed securities market. If these rates and spreads continue to increase, AMRESCO's unrealized losses on its investments will also increase. These losses have had no impact on AMRESCO's income, and would not ultimately result in any realized losses if the commercial mortgage-backed securities are held to maturity and paid in full. However, if interest rates and spreads do not decrease and the combined company disposes of these investments prior to their respective maturity dates, the combined company will realize a loss upon the disposition of these investments, which will adversely affect the combined company's income.



     - Impac may incur contingent liabilities in connection with its loan repurchase obligations and lease obligations, which, if incurred, would become contingent liabilities of the combined company.



     - There is a risk that the benefits sought in the merger, which are described in the answer to the previous question, will not be obtained.

Q: APEX MORTGAGE CAPITAL, INC., WHICH BENEFICIALLY OWNS 7.5% OF IMPAC COMMON STOCK, HAS PROPOSED THAT IMPAC AND APEX MORTGAGE BE MERGED, WITH IMPAC STOCKHOLDERS RECEIVING 0.60328 OF A SHARE OF APEX MORTGAGE COMMON STOCK FOR EACH SHARE OF IMPAC COMMON STOCK. WHAT IS THE STATUS OF THE APEX MORTGAGE PROPOSAL?



A: On October 25, 1999, the Impac board unanimously concluded that the Apex Mortgage proposal was not superior to the transaction contemplated by the merger agreement with AMRESCO and reaffirmed its intention to pursue the proposed merger with AMRESCO. In considering the Apex Mortgage proposal, the Impac board took into account, among other matters:



     - Apex was offering stock, rather than cash, as the form of the consideration to be received by Impac stockholders. Accordingly, the board believed that it was crucial that it consider not just the amount of the merger consideration but, more importantly, the value of the consideration. This required analysis of the current market price of Apex's shares and factors affecting that value on both a current and prospective basis.



     - The Impac board noted that Apex's business plan differed substantially from virtually every aspect of Impac's current business plan, and that Apex's plan had considerably greater financing and interest rate risk. The Impac board noted that Impac had had a history of liquidity problems on account of a similar financing strategy relying on short-term financing subject to margin calls, which Impac had subsequently abandoned.



     - The board reviewed Apex's historical record and observed Apex's comprehensive income for the first six months of 1999 was a significant loss, which reflected the risks of its business plan.



     - The board analyzed Apex's proposal on the basis of stock price, net asset value and earnings per share. The board noted that net asset value per share to Impac stockholders in the AMRESCO transaction is higher than in the Apex proposal. The board also noted that the pro forma dividend yield to Impac stockholders in the AMRESCO transaction is significantly higher than under the Apex proposal.



     - Both the AMRESCO transaction and the Apex proposal provide for the combined companies to be externally managed. Accordingly, the Impac board analyzed the proposed Apex management contract and the proposed AMRESCO management contract and found that on balance the AMRESCO contract offered better value to Impac stockholders.



     - As described under "Recent events -- Apex Mortgage proposal to acquire Impac," Bear, Stearns & Co. Inc., the independent financial advisor engaged by the Impac board, was unable to conclusively advise the Impac board that the Apex Mortgage proposal was more favorable to Impac stockholders from a financial point of view.


Q:  WHAT IS THE COMBINED COMPANY'S DIVIDEND POLICY?


A: The combined company currently intends to continue paying dividends at substantially the same rate currently paid by AMRESCO, which averaged $.383 per share over the last three quarters, and as necessary to maintain its status as a REIT. The combined company will rely upon AMRESCO's and Impac's combined asset base, as well as new loan originations and investments in commercial mortgage-backed securities, to meet its dividend goals. To maintain its REIT status, the combined company must distribute as a dividend to its shareholders in each taxable year at least 95% of its net ordinary income. As of June 30, 1999, AMRESCO had distributed 99.4% of its net ordinary income to its shareholders. The board of trust managers will continue to evaluate the financial condition and earnings level of the combined company, which could result in changes in future distribution levels. For example, due to liquidity constraints, Impac delayed the payment of its 1998 third quarter dividend and did not pay a dividend to its stockholders for the fourth quarter of 1998 or the first quarter of 1999. These liquidity constraints no longer exist at Impac, but the combined company could face similar situations.


Q:  WHAT IS THE COMBINED COMPANY'S BUSINESS PLAN?


A: - The combined company's business plan is to grow its investments in commercial mortgage loans, mezzanine loans and commercial mortgage-backed securities. Under normal circumstances, approxi-mately 70% to 75% of the combined company's investments are expected to be in one- to three-year mortgage loans similar to those currently on AMRESCO's balance sheet and in mortgage loans with lower risk profiles. The other 25% to 30% of the combined company's investments are expected to be in commercial mortgage-backed securities. The combined company plans to match-fund its investments to avoid the liquidity constraints that have in the past faced other mortgage REITs.



    - Further growth is expected through additional mergers with and acquisitions of specialty finance companies and mortgage REITS.



    - The combined company plans to continue to elect to be taxed as a REIT.



    - The combined company's new management agreement will provide for a base management fee calculated as a percentage of the combined company's equity value, rather than a fee based on gross asset value as in AMRESCO's current management agreement. The new base management fee is more consistent with institutional practice and is designed to more properly align management interests with those of other shareholders by reducing management's incentive to increase debt.


Q:  HOW WILL THE COMBINED COMPANY BE MANAGED?


A: The combined company plans to integrate AMRESCO's real estate capabilities with the structured finance and capital markets expertise of FIC Management, the combined company's external manager. AMRESCO's officers will continue to play a significant role in identifying, underwriting and placing mortgage investments. FIC Management will focus on raising capital and on general operating strategies and balance sheet management, including term financings and securitizations.



    FIC Management and its affiliates currently have a team of 57 professionals with structured finance, capital markets and real estate experience. Fortress Investment Group LLC, an affiliate of FIC Management, is the external manager of Fortress Investment Corp., a $410 million private equity REIT formed in June 1998 and headquartered in New York City.



    Concurrently with and as a condition to the closing of the merger, FIC Management or its designated affiliate will acquire the following assets from affiliates of AMRESCO, INC.:



        - the existing management agreement between AMRESCO and its current manager, the existing management agreement between AMRESCO's current manager and OLY/ACT L.P., an off-balance sheet partnership formed in 1998 to invest in higher yielding investments, and personal and business property of AMRESCO's current manager;



        - 1,500,111 AMRESCO common shares at $8.9375 per share, the closing price for AMRESCO common shares on the date of execution of the purchase agreement;



        - options to acquire an additional 1,000,011 AMRESCO common shares, 700,008 of which are exercisable at $15.00 per share and 300,003 of which are exercisable at $18.75 per share; and



        - 475 shares of voting common stock of AMREIT II, Inc., a subsidiary of AMRESCO;



    FIC Management has designated its affiliate, Fortress Partners, which owns Impac series B preferred stock representing approximately 16.7% of the outstanding shares of Impac voting stock, as the entity to purchase these AMRESCO common shares and options. The purpose of the purchase of the management agreement is for FIC Management to become the external manager of the combined company. The purpose of the purchase of the shares and options is to align FIC Management's financial interests with those of the combined company's other shareholders. FIC Management may have interests in the combined company that are different from or in addition to the interests of the combined company's other shareholders. These are described in the answer to the following question.



Q: WHAT POTENTIAL CONFLICTS OF INTEREST WILL EXIST BETWEEN THE COMBINED COMPANY AND FIC MANAGEMENT?



A: Because of the combined company's relationship with FIC Management, its external manager, the combined company may be subject to various potential conflicts of interest. These could result in decisions that do not fully reflect shareholders' best interests.

    Two of the eight members of the board of trust managers and all of the combined company's officers will be employed by FIC Management or one of its affiliates. Also, as a result of the purchase of shares described in the answer to the preceding question and the conversion of its Impac stock into AMRESCO common shares in the merger, Fortress Partners, an affiliate of FIC Management, will own approximately 15.7% of the combined company's outstanding shares after the merger. Through this ownership, Fortress Partners will control approximately 15.7% of the vote on matters submitted for shareholder approval, including the election of trust managers. Consequently, FIC Management will have significant influence over the affairs of the combined company and may make decisions that do not fully represent the interests of all shareholders.



    Under the new management agreement, FIC Management will be paid a performance incentive fee based on the combined company's funds from operations. This may lead FIC Management to unduly emphasize the maximization of funds from operations, which could result in an increased risk to the value of the combined company's investment portfolio. Incentive compensation will, however, be calculated and earned based on the cumulative results (including losses) of the combined company.



    Under the new management agreement, the conduct of daily operations of the combined company by the manager and its affiliates is not required to be approved by the combined company's independent trust managers. However, the independent trust managers will periodically review the manager's performance.



    The management agreement does not limit the manager or its affiliates from engaging in other businesses or from rendering services to other entities, including Fortress Investment Corp., its affiliates and competitors of the combined company. The manager may invest in or provide advisory services to others who invest in real estate, including investments that meet the principal investment objectives of the combined company.


Q:  WHAT DO I NEED TO DO NOW?


A: Just complete and return the proxy card as soon as possible, so that your shares can be voted at the AMRESCO special shareholder meeting, if you are an AMRESCO shareholder, or at the Impac special stockholder meeting, if you are an Impac stockholder.


Q: IF MY SHARES ARE HELD IN "STREET NAME" BY MY BROKER, WILL MY BROKER VOTE MY SHARES FOR ME?

A: Your broker will vote your shares only if you provide instructions to your broker on how to vote. You should contact your broker and ask what directions your broker will need from you. Your broker will not be able to vote your shares without instructions from you.

Q:  CAN I CHANGE MY VOTE AFTER I HAVE MAILED MY SIGNED PROXY CARD?

A: Yes. You can change your vote at any time before your proxy is voted at the applicable special meeting. You can do this in one of three ways. First, you can send a written notice stating that you revoke your proxy. Second, you can complete and submit a new proxy card. Third, you can attend the appropriate meeting and vote in person. Your attendance by itself will not, however, revoke your proxy. If you have instructed a broker to vote your shares, you must follow directions received from your broker to change those instructions.

Q:  SHOULD I SEND IN CERTIFICATES NOW?

A: No. If you are an Impac stockholder, after the merger is completed you will receive written instructions for exchanging your shares of Impac common stock for AMRESCO common shares, and any cash payments you may be entitled to receive. If you are an AMRESCO shareholder, you should retain your certificates, as you will continue to hold the AMRESCO shares you currently own.

Q:  WHAT ARE THE TAX CONSEQUENCES OF THE MERGER?

A: We have structured the merger so that neither AMRESCO, Impac nor our respective shareholders or stockholders will recognize any gain or loss for federal income tax purposes in the merger, except for any gain or loss attributable to cash received by Impac stockholders in lieu of a fraction of an AMRESCO common share. We will not be obligated to complete the merger unless we receive legal opinions to this effect. We will not waive this condition unless we amend this document and resolicit your proxy.


Q: WHAT WILL IMPAC STOCKHOLDERS' TAX BASIS BE IN THE COMBINED COMPANY'S COMMON SHARES THEY RECEIVE IN THE MERGER?


A: Impac stockholders' aggregate tax basis in their combined company's common shares will be equal to their current aggregate tax basis in their Impac common stock that they surrender in the merger, decreased by any amount allocable to a fraction of an AMRESCO common share for which cash is received.


Q:  WHEN DO YOU EXPECT THE MERGER TO BE COMPLETED?


A: Subject to the satisfaction or waiver of the conditions to the merger, we currently expect the merger to become effective as quickly as possible after
    the special meetings, which are scheduled to occur on                , 1999.


Q:  WHO CAN HELP ANSWER MY QUESTIONS?

A:  AMRESCO shareholders should contact:

          Natalie Johnson
          AMRESCO Capital Trust
          700 North Pearl Street, Suite 2400
          LB 342
          Dallas, Texas 75201
          Telephone: (214) 999-7300
                      (800) 966-7887
          Fax:        (214) 953-7828
          Impac stockholders should contact:

          Lilly Donohue
          Impac Commercial Holdings, Inc.
          c/o Fortress Investment Group LLC
          1301 Avenue of the Americas, 42nd Floor
          New York, New York 10019
          Telephone: (212) 798-6118
          Fax:        (212) 798-6133

                                 THE COMPANIES

THE COMBINED COMPANY


     Upon the completion of the merger, the combined company is expected to have a total equity capitalization of approximately $195 million, based on the closing price of AMRESCO common shares on August 4, 1999, the last trading day prior to the signing of the merger agreement. The combined company will own assets totaling approximately $308 million based on book value as of June 30, 1999, consisting of approximately $149 million in loans, $60 million in real estate related assets, $50 million in commercial mortgage-backed securities and $49 million in cash and cash equivalents. The combined company will be managed and administered by FIC Management, which has been Impac's external manager since May 1999. The combined company will continue to elect to be taxed as a real estate investment trust under the Internal Revenue Code.


AMRESCO CAPITAL TRUST
700 North Pearl Street, Suite 2400
Dallas, Texas 75201
Telephone: (214) 953-7700
         (800) 966-7887


     AMRESCO, which will be the surviving company in the merger, was organized in January 1998 as a real estate investment trust under the laws of the State of Texas. AMRESCO was formed to take advantage of mid- to high-yield lending and investment opportunities in real estate related assets, including various types of commercial mortgage loans, commercial mortgage-backed securities, commercial real estate, equity investments in joint ventures and/or partnerships and other real estate related assets. AMRESCO's day-to-day operations commenced on May 12, 1998 concurrent with its initial public offering, and are managed by AMREIT Managers, an affiliate of AMRESCO, INC.


IMPAC COMMERCIAL HOLDINGS, INC.
c/o Fortress Investment Group LLC
1301 Avenue of the Americas, 42nd Floor
New York, New York 10019
Telephone: (212) 798-6100


     Impac is a corporation organized under Maryland law and has elected to be taxed as a real estate investment trust under the Internal Revenue Code. Impac was formed in February 1997 to seek opportunities in the commercial mortgage market, including the origination, purchase, securitization and sale of commercial mortgages and investment in commercial mortgages and commercial mortgage-backed securities. Impac's day-to-day operations are managed by FIC Management, an affiliate of Fortress Investment Group.

                              THE SPECIAL MEETINGS


THE AMRESCO SPECIAL MEETING (SEE PAGE 94)



     - The AMRESCO special meeting of shareholders is scheduled to be held at
       9:00 a.m., central standard time, on                , 1999 on the 17th
       Floor of the North Tower of the Plaza of the Americas at 700 North Pearl Street, Suite 2400, Dallas, Texas.


     - The AMRESCO board of trust managers has fixed the close of business on
                      , 1999 as the record date for the determination of holders of AMRESCO common shares entitled to notice of and to vote at the AMRESCO special meeting of shareholders.

     - Approval of the merger agreement requires the affirmative vote of the holders of at least a majority of the outstanding AMRESCO common shares entitled to vote at the AMRESCO special meeting.


     - Approval of the amendment to AMRESCO's declaration of trust to change AMRESCO's name to "Garrison Capital Trust" requires the affirmative vote of the holders of at least two-thirds of the outstanding AMRESCO common shares entitled to vote at the AMRESCO special meeting. If the merger is not approved at the AMRESCO and Impac special meetings, AMRESCO's declaration of trust will not be amended, regardless of whether or not the name change amendment is approved. Accordingly, voting against the merger will have the effect of voting against the name change amendment.


     - AMRESCO, INC. and its affiliates, which own a total of approximately 15% of the outstanding AMRESCO common shares, have indicated their intention to vote in favor of the merger and the amendment to AMRESCO's declaration of trust.


THE IMPAC SPECIAL MEETING (SEE PAGE 95)


     - The Impac special meeting of stockholders is scheduled to be held at
       10:00 a.m., eastern standard time, on                ,                ,
       1999 at the offices of Fortress Investment Group LLC located at 1301 Avenue of the Americas, 42nd Floor, New York, New York.

     - The Impac board of directors has fixed the close of business on
                      , 1999 as the record date for the determination of holders of Impac stock entitled to notice of and to vote at the Impac special meeting of stockholders.


     - Approval of the merger requires (a) the affirmative vote of the holders of at least a majority of the votes entitled to be cast by the holders of shares of Impac's common stock and series B preferred stock outstanding on the record date, voting together as a group, with each share of Impac series B preferred stock entitled to the number of votes equal to the number of shares of Impac's common stock into which it is convertible as of the record date, and (b) the affirmative vote of holders of at least two-thirds of the shares of Impac's series B preferred stock outstanding on the record date, voting separately as a class.



     - Fortress Partners, L.P., which owns Impac series B preferred stock representing approximately 16.7% of the outstanding shares of Impac voting stock, has indicated its intention to vote in favor of the merger.

                              THE MERGER AGREEMENT

     We encourage you to read the entire merger agreement, which is attached as Annex A at the back of this document.

MERGER CONSIDERATION

     Impac common stockholders will receive 0.66094 of a common share of the combined company in exchange for each share of Impac common stock that they hold at the effective time of the merger.

     AMRESCO will not issue fractional shares in the merger. As a result, the total number of AMRESCO common shares that an Impac stockholder will receive in the merger will be rounded down to the nearest whole number. Impac stockholders will receive a cash payment for the value of the remaining fraction of an AMRESCO common share that they otherwise would have received.


     Based upon the number of AMRESCO shares and shares of Impac common stock outstanding on October 29, 1999, assuming the conversion of all 479,999 outstanding shares of Impac's series B preferred stock into 1,683,635 shares of Impac common stock, the holders of Impac stock immediately prior to the merger will hold, immediately after the merger, approximately 40% of the aggregate number of common shares of the combined company expected to be outstanding after the merger. This does not take into account shares issuable upon the exercise of outstanding AMRESCO or Impac options and warrants.



CONDITIONS TO THE MERGER (SEE PAGES 78 THROUGH 80)


     The obligations of AMRESCO and Impac to complete the merger are subject to the satisfaction or waiver of a number of conditions, including:

          (1) the approval of the merger by the shareholders of AMRESCO and the stockholders of Impac;

          (2) the satisfaction by Impac of one of two tests:

           - either the average closing price of Impac common stock for the 20 consecutive trading days ending on the fifth trading day prior to the closing date of the merger is equal to or greater than $7.40; or


           - the aggregate of Impac's cash and cash equivalents as shown on a balance sheet dated as of the fifth trading day prior to the completion of the merger is not less than $75 million. For this purpose, Impac's cash and cash equivalents will include the following:



               (a) $25 million attributable to the Impac CMB Trust 1998-C1 asset and the net value after deducting related debt from interest only securities and other subordinate commercial mortgage-backed securities on Impac's balance sheet;



               (b) $2.5 million attributable to a performing floating rate loan, the current outstanding balance of which is approximately $3.13 million; and



               (c) the cost of any future investments made by Impac that were approved in advance by AMRESCO.



            Currently, Impac has sufficient cash and cash equivalents to satisfy this condition;


          (3) the authorization for listing on the NASDAQ Stock Market of the AMRESCO common shares issuable in the merger;


          (4) the completion of the purchase by FIC Management or its designated affiliates of the following:



           - the existing management agreement between AMRESCO and its current manager, the existing management agreement between AMRESCO's current manager and OLY/ACT L.P., and personal and business property of AMRESCO's current manager;

           - 1,500,111 AMRESCO common shares at $8.9375 per share, the closing price for AMRESCO common shares on the date of execution of the purchase agreement;



           - options to acquire an additional 1,000,011 AMRESCO common shares, 700,008 of which are exercisable at $15.00 per share and 300,003 of which are exercisable at $18.75 per share; and



           - 475 shares of voting common stock of AMREIT II, Inc., a subsidiary of AMRESCO;



          (5) the execution of an amended and restated management agreement between the combined company and FIC Management; and



          (6) the receipt of satisfactory legal opinions regarding each of Impac's and AMRESCO's status as a real estate investment trust for federal income tax purposes and the treatment of the merger as a tax-free reorganization for federal income tax purposes.



     Other than the condition requiring shareholder approval of the merger, either AMRESCO or Impac could elect to waive conditions and complete the merger. However, depending on the materiality of the event giving rise to the need for a waiver, we would determine whether or not to amend this document and resolicit your proxy.



TERMINATION (SEE PAGES 83 THROUGH 84)



     The merger agreement may be terminated by either party if the merger is not completed on or before December 31, 1999. In addition, the merger agreement may be terminated in specified circumstances by either AMRESCO or Impac, if, for example, conditions to the merger discussed above are not met or if one party receives an economically superior proposal. In some instances, the terminating party will be entitled to receive a break-up fee of up to $5 million and break-up expenses up to $250,000 as liquidated damages instead of other damages.



   OPINIONS OF FINANCIAL ADVISORS (SEE PAGES 45 THROUGH 54 AND 58 THROUGH 64)



     Each of Prudential Securities Incorporated and Deutsche Bank Securities, on behalf of AMRESCO, and Banc of America Securities LLC, on behalf of Impac, rendered opinions as to the fairness of the consideration to be paid or received in the merger from a financial point of view. These opinions, which are based upon and subject to various qualifications and assumptions, are attached as Annexes B, C and D to this document. We encourage you to read these opinions. Impac has agreed to pay Banc of America Securities a fee of $250,000 in connection with the delivery of its fairness opinion and a transaction fee of $500,000 upon consummation of the merger, with $125,000 of the fee paid for the fairness opinion to be credited against the $500,000 transaction fee. Impac has agreed to indemnify Banc of America Securities against liabilities it incurs, including liabilities under the federal securities laws. AMRESCO has agreed to pay Prudential Securities a fee of $500,000 in connection with the delivery of its fairness opinion and a transaction fee of $1.4 million upon consummation of the merger, and has agreed to pay Deutsche Bank Securities a fee of $350,000 in connection with the delivery of its fairness opinion. AMRESCO has agreed to indemnify Prudential Securities and Deutsche Bank Securities against liabilities they incur, including liabilities under the federal securities laws.



                              NO APPRAISAL RIGHTS


     AMRESCO shareholders do not have appraisal rights under Texas law. Impac stockholders do not have appraisal rights under Maryland law.


                              REGULATORY APPROVALS


     The parties are not aware of any federal or state regulatory approvals which must be obtained in connection with the merger and the related transactions.

                              ACCOUNTING TREATMENT


     The combined company will account for the merger under the purchase method of accounting. Accordingly, the combined company will record the assets and liabilities acquired from Impac at AMRESCO's cost, the consideration paid to Impac stockholders in the merger.


          COMPARISON OF SHAREHOLDER RIGHTS (SEE PAGES 104 THROUGH 114)



     The rights of Impac stockholders are currently governed by Maryland law and Impac's charter and bylaws. If the merger is approved, the rights of Impac stockholders will be governed by Texas law and AMRESCO's declaration of trust and bylaws. Therefore, many of the rights of Impac stockholders will be different after the merger. Important differences in shareholder rights include the following:



        - differences in the potential liability of shareholders for obligations of the corporation or trust;



        - the inspection rights of shareholders;



        - the ability of shareholders to call special meetings;



        - the composition of the board of directors/trustees;



        - the ability of shareholders to remove directors/trustees;



        - the classification of the board of directors/trustees;



        - the requirements for advance notice of actions to be taken at meetings of shareholders;



        - the ability of the corporation/trust to redeem its shares;



        - the ability of the corporation/trust to pay dividends;



        - the limitations on liability of directors/trustees and officers to the company or its shareholders;



        - the indemnification of directors/trustees and officers;



        - the requirements to amend the charter and bylaws;



        - the requirements with respect to business combinations; and



        - the provisions of Maryland law with respect to control share acquisitions.



     These different provisions may be less favorable to Impac stockholders than the corresponding provisions of Maryland law and Impac's charter and bylaws. Some of these differences may have the effect of delaying, deferring or preventing a change in control or other transaction that might involve a premium price for shareholders or otherwise be in their best interests.

                         ORGANIZATION AND RELATIONSHIPS



     The primary relationships among AMRESCO, its subsidiaries, its manager, AMRESCO, INC. and some other affiliates of AMRESCO, INC. are depicted below:


                              [AMRESCO FLOW CHART]

     The primary relationships among Impac, its subsidiaries and FIC Management, its manager, are depicted below:


                               [IMPAC FLOW CHART]

     The primary relationships among the combined company and FIC Management, its manager, as they are expected to exist after the closing of the merger, are depicted below:


                       [THE COMBINED COMPANY FLOW CHART]


     In addition, the current subsidiaries of AMRESCO and Impac will, unless subsequently sold, merged or terminated, continue to exist as subsidiaries of Garrison Capital Trust.

                           COMPARATIVE PER SHARE DATA

     We have summarized below the per share information for our respective companies on a historical, pro forma combined and pro forma equivalent basis. Pro forma equivalent cash dividends, earnings and book value per share information for Impac was calculated by multiplying the pro forma combined per share amounts for AMRESCO by 0.66094, the exchange ratio of Impac common stock for AMRESCO common shares in the merger.

                                                      AT OR FOR THE PERIOD FROM FEBRUARY 2, 1998
                                                             THROUGH DECEMBER 31, 1998(A)
                                                  ---------------------------------------------------
                                                                                             IMPAC
                                                   AMRESCO        IMPAC       PRO FORMA    PRO FORMA
                                                  HISTORICAL    HISTORICAL    COMBINED     EQUIVALENT
                                                  ----------    ----------    ---------    ----------
Cash dividends declared per share...............    $ 0.74        $ 1.30       $ 0.74        $ 0.49
Earnings per common share.......................      0.56         (1.31)       (0.27)        (0.18)
Book value per share............................     13.02         11.98          n/a           n/a

                                                     AT OR FOR THE SIX MONTHS ENDED JUNE 30, 1999
                                                  ---------------------------------------------------
                                                                                             IMPAC
                                                   AMRESCO        IMPAC       PRO FORMA    PRO FORMA
                                                  HISTORICAL    HISTORICAL    COMBINED     EQUIVALENT
                                                  ----------    ----------    ---------    ----------
Cash dividends declared per share...............    $ 0.75(B)     $ 0.13(B)    $ 0.75        $0.50
Earnings per common share.......................      0.50          0.06         0.47         0.31
Book value per share............................     12.92         11.38(C)     11.69         7.73

---------------
(A) AMRESCO was initially capitalized on February 2, 1998.

(B) Historical cash dividends per share for the six months ended June 30, 1999 include dividends for this period, or a portion of this period, which were declared in July 1999.

(C) Book value per share was calculated using the number of shares of Impac common stock outstanding plus the shares of common stock issuable upon conversion of Impac series B preferred stock.

                     MARKET PRICES AND DIVIDEND INFORMATION

MARKET PRICES

     AMRESCO common shares are traded on the Nasdaq Stock Market under the symbol "AMCT." Impac common stock is traded on the American Stock Exchange under the symbol "ICH." The table below shows:

     - the closing sale prices of AMRESCO common shares, as reported on the Nasdaq Stock Market, and Impac common stock, as reported on the American Stock Exchange, on August 4, 1999, the last trading day prior to the signing of the merger agreement;

     - the closing sale prices of AMRESCO common shares, as reported on the Nasdaq Stock Market, and Impac common stock, as reported on the American
       Stock Exchange, on             , 1999, the last trading day prior to the
       date of this document; and

     - the equivalent pro forma prices of Impac common stock on those dates, as determined by multiplying the last reported sale prices of AMRESCO common shares by 0.66094.

                                                      AMRESCO    IMPAC
                                                      COMMON     COMMON      IMPAC
                                                      SHARES     STOCK     EQUIVALENT
                                                      -------    ------    ----------
August 4, 1999......................................  $10.00     $5.875      $6.61
            , 1999..................................
                                                      ------     ------      -----


     The number of AMRESCO common shares to be received by Impac stockholders in the merger is fixed at 0.66094 of an AMRESCO common share for each share of Impac common stock. This number will not be adjusted regardless of any future increase or decrease in the price of either AMRESCO common shares or Impac common stock. You are urged to obtain current market quotations for AMRESCO common shares and Impac common stock. See "Risk Factors" beginning on page 22.


     The following table shows, for the periods indicated, the range of the high and low sale prices of AMRESCO common shares, as reported on the Nasdaq Stock Market, and Impac common stock, as reported on the American Stock Exchange. In reviewing the following table, you should be aware that:

     - AMRESCO common shares were not listed for trading prior to May 7, 1998 and, accordingly, no share price information for AMRESCO is available prior to that date; and

     - Impac common stock was not listed for trading prior to August 4, 1997 and, accordingly, no stock price information for Impac is available prior to that date.


                                                                  AMRESCO            IMPAC
                                                               COMMON SHARES     COMMON STOCK
                                                              ---------------   ---------------
                                                               HIGH     LOW      HIGH     LOW
                                                              ------   ------   ------   ------
1997
  Third Quarter.............................................      --       --   $20.75   $16.56
  Fourth Quarter............................................      --       --    19.31    15.25
1998
  First Quarter.............................................      --       --   $19.75   $17.00
  Second Quarter............................................  $15.06   $12.38    18.13    14.00
  Third Quarter.............................................   13.50     8.69    15.25     8.81
  Fourth Quarter............................................   10.44     5.88    11.63     1.88
1999
  First Quarter.............................................  $10.50   $ 8.25   $ 6.63   $ 4.94
  Second Quarter............................................   10.75     8.25     7.25     4.63
  Third Quarter.............................................   11.06     8.56     6.69     4.63
  Fourth Quarter (through October 29, 1999).................    9.56     8.50     5.75     5.13

     As of             , 1999, the last trading day prior to the date of this
document,                shares of Impac common stock were outstanding, which
were held of record by      holders, and      AMRESCO common shares were
outstanding, which were held of record by      holders.

DIVIDENDS PAID

     The following table shows, for the periods indicated, the dividends declared and paid by each of AMRESCO and Impac. In reviewing the following table, you should be aware that:

     - no dividends were declared on AMRESCO common shares prior to its initial public offering on May 12, 1998; and

     - no dividends were declared on the Impac common stock prior to its initial public offering on August 4, 1997.


                                                            AMRESCO           IMPAC
                                                         COMMON SHARES    COMMON STOCK
                                                         -------------    -------------
1997
  Third Quarter........................................         --           $0.150
  Fourth Quarter.......................................         --            0.380
1998
  First Quarter........................................         --           $0.400
  Second Quarter.......................................     $0.100            0.450
  Third Quarter........................................      0.240            0.450
  Fourth Quarter.......................................      0.400            0.000
1999
  First Quarter........................................     $0.360           $0.000
  Second Quarter.......................................      0.390            0.125
  Third Quarter........................................      0.400            0.125


AMRESCO'S DIVIDEND POLICY

     For federal income tax purposes, all 1998 AMRESCO dividends were reported as ordinary income to AMRESCO's shareholders. No portion of AMRESCO's 1998 distributions was a return of capital. All dividends declared thus far in 1999 should be treated as ordinary dividends. In order to maintain its qualification as a REIT, AMRESCO must make annual distributions to its shareholders of at least 95% of its taxable income, excluding net capital gains. For its initial taxable year ended December 31, 1998, AMRESCO declared dividends totaling $0.74 per share, which satisfied the 95% distribution requirement. Under some circumstances, AMRESCO may be required to make distributions in excess of cash available for distribution in order to meet the REIT distribution requirements. In this event, AMRESCO presently would expect to borrow funds, or to sell assets for cash, to the extent necessary to obtain cash sufficient to make the distributions required to retain its qualification as a REIT for federal income tax purposes.

     AMRESCO's policy is to distribute at least 95% of its REIT taxable income to shareholders each year. Future distributions, if any, paid by AMRESCO will be at the discretion of the board of trust managers and will be dependent upon AMRESCO's tax basis income, its financial condition, capital requirements, the annual distribution requirements under the REIT provisions of the Internal Revenue Code and other factors as the AMRESCO board of trust managers deems relevant. AMRESCO will annually furnish to each of its shareholders a statement setting forth distributions paid during the preceding year and their characterization as ordinary income, capital gains or return of capital.

IMPAC'S DIVIDEND POLICY

     To maintain its qualification as a REIT, Impac intends prior to the closing of the merger to make annual distributions to stockholders of at least 95% of its taxable income, determined without regard to the deduction for dividends paid and excluding any net capital gains. Impac's taxable income may not necessarily equal net earnings as calculated in accordance with generally accepted accounting principles. Impac generally declares regular quarterly dividend distributions. Any taxable income remaining after the distribution of the regular quarterly or other dividends will be distributed annually on or prior to the date of the first regular quarterly dividend payment date of the following taxable year. The dividend policy is subject to revision at the discretion of Impac's board of directors. All distributions in excess of those required for Impac to maintain REIT status will be made by Impac at the discretion of its board of directors and will depend on the taxable earnings of Impac, the financial condition of Impac and other factors as the Impac board of directors deems relevant. The Impac board of directors has not established a minimum distribution level.

     Distributions to Impac stockholders have generally been taxable as ordinary income, although a portion of these distributions may constitute a tax-free return of capital or capital gain. Impac has annually furnished to each of its stockholders a statement setting forth distributions paid during the preceding year and their characterization as ordinary income, capital gains or return of capital. Of the dividends paid for the 1998 tax year, approximately $1.0 million represented a return of capital.

                 SELECTED HISTORICAL FINANCIAL DATA OF AMRESCO

     AMRESCO is providing the following information to aid you in your analysis of the financial aspects of the merger. AMRESCO derived this information from audited consolidated financial statements for the period from February 2, 1998, the date AMRESCO was initially capitalized, through December 31, 1998, which have been audited by Deloitte & Touche LLP, and from unaudited consolidated financial statements for the six months ended June 30, 1999 and the period from February 2, 1998 through June 30, 1998. In the opinion of AMRESCO management, the unaudited consolidated financial statements include all adjustments, consisting of normal and recurring accruals, necessary to present fairly the results for these periods. This information is only a summary and you should read it together with AMRESCO's historical consolidated financial statements and the notes to these statements, which are included elsewhere in this document.

                                                                  AT JUNE 30, 1998
                                                                    AND FOR THE       AT DECEMBER 31, 1998
                                              AT JUNE 30, 1999      PERIOD FROM           AND FOR THE
                                                AND FOR THE         FEBRUARY 2,           PERIOD FROM
                                                 SIX MONTHS             1998            FEBRUARY 2, 1998
                                                   ENDED              THROUGH               THROUGH
                                               JUNE 30, 1999       JUNE 30, 1998       DECEMBER 31, 1998
                                              ----------------    ----------------    --------------------
                                                    (IN THOUSANDS, EXCEPT PER SHARE AND RATIO DATA)
Revenues....................................     $   10,216           $  1,261             $    8,745
Net income..................................     $    5,051           $    757             $    3,952
Earnings per common share:
  Basic.....................................     $     0.50           $   0.23(A)          $     0.56(A)
  Diluted...................................     $     0.50           $   0.23(A)          $     0.56(A)
Dividends per common share..................     $     0.75(B)        $   0.10(C)          $     0.74
Total assets................................     $  234,664           $142,426             $  190,926
Debt obligations............................     $   96,729                 --             $   46,838
Total shareholders' equity..................     $  129,364           $140,569             $  130,266
Debt to equity ratio........................      0.75 to 1                n/a              0.36 to 1
Debt to equity ratio (excluding non-recourse
  debt on real estate)......................      0.54 to 1                n/a              0.30 to 1

---------------
(A) AMRESCO had no earnings prior to the commencement of its operations on May 12, 1998. When calculated for the period from May 12, 1998, the date of its inception of operations, through June 30, 1998, AMRESCO's basic and diluted earnings were $0.08 per common share. When calculated for the period from May 12, 1998 through December 31, 1998, AMRESCO's basic and diluted earnings were $0.39 per common share.

(B) Includes AMRESCO's second quarter 1999 dividend of $0.39 per common share, which was declared on July 22, 1999.

(C) AMRESCO's dividend of $0.10 per common share for its initial 50-day period of operations (from May 12, 1998 through June 30, 1998) was declared on July 23, 1998.

                  SELECTED HISTORICAL FINANCIAL DATA OF IMPAC

     Impac is providing the following financial information to aid you in your analysis of the financial aspects of the merger. Impac derived this information from audited financial statements for the period from January 15, 1997, the date of commencement of Impac's operations, through December 31, 1997 and the year ended December 31, 1998, which were audited by KPMG LLP, and from unaudited financial statements for the six months ended June 30, 1998 and June 30, 1999. The information is only a summary and you should read it together with Impac's historical financial statements and related notes appearing elsewhere in this document.


                                                                                            FOR THE PERIOD FROM
                                         FOR THE SIX     FOR THE SIX                         JANUARY 15, 1997
                                           MONTHS          MONTHS            FOR THE         (COMMENCEMENT OF
                                            ENDED           ENDED          YEAR ENDED       OPERATIONS) THROUGH
                                        JUNE 30, 1999   JUNE 30, 1998   DECEMBER 31, 1998    DECEMBER 31, 1997
                                        -------------   -------------   -----------------   -------------------
                                                 (DOLLAR AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
Interest income.......................     $17,010         $14,478          $ 35,845              $ 7,459
Equity in net earnings (loss) of Impac
  Commercial Capital Corporation......          --            (876)          (19,199)               1,694
Net earnings (loss)...................         638           4,849           (11,013)               2,811
Net earnings per share -- basic.......        0.06            0.60             (1.26)                0.61
Net earnings per share -- diluted.....        0.06            0.60             (1.26)                0.61
Dividends declared per share..........        0.13            0.85              1.30                 0.53


                                                            AT         AT DECEMBER 31,   AT DECEMBER 31,
                                                       JUNE 30, 1999        1998              1997
                                                       -------------   ---------------   ---------------
BALANCE SHEET DATA:
Total assets.........................................    $417,973         $451,219          $218,839
Total liabilities....................................     302,978          347,882           115,597
CMO borrowings.......................................     277,834          285,021             4,176
Total stockholders' equity...........................     114,995          103,337           103,242

              UNAUDITED PRO FORMA COMBINED SUMMARY FINANCIAL DATA


     We have presented below unaudited pro forma combined financial information, which reflects the purchase method of accounting and is intended to give you a better picture of what our businesses might have looked like had the merger occurred on the dates assumed. The unaudited pro forma combined balance sheet data gives effect to the merger as if it had occurred on June 30, 1999. The unaudited pro forma combined statement of operations data for the period from February 2, 1998, the date of initial capitalization of AMRESCO, through December 31, 1998 and for the six months ended June 30, 1999 is presented as if the merger had occurred on February 2, 1998.



     The summary unaudited pro forma combined financial information is presented for comparative purposes only and is not necessarily indicative of what the actual combined financial position or the results of operations of AMRESCO and Impac would have been if the merger had occurred as of future dates or for future periods. Additionally, this information does not purport to be indicative of the combined company's financial condition or results of operations as of future dates or for future periods.


                                                                              PERIOD FROM
                                                                              FEBRUARY 2,
                                                                                  1998
                                                               SIX MONTHS       THROUGH
                                                                  ENDED       DECEMBER 31,
                                                              JUNE 30, 1999       1998
                                                              -------------   ------------
                                                               (IN THOUSANDS, EXCEPT PER
                                                                 SHARE AND RATIO DATA)
STATEMENT OF OPERATIONS DATA:
  Revenues..................................................   $   27,244       $28,939
  Net income (loss).........................................        7,890        (3,690)
  Earnings per common share:
     Basic..................................................         0.47         (0.27)
     Diluted................................................         0.47         (0.27)
  Dividends per common share................................         0.75          0.74

                                                                  AS OF
                                                              JUNE 30, 1999
                                                              -------------
BALANCE SHEET DATA:
  Total assets..............................................   $  307,815
  Debt obligations..........................................   $  101,234
  Total shareholders' equity................................   $  195,131
  Debt to equity ratio......................................    0.52 to 1
  Debt to equity ratio (excluding non-recourse debt on real
     estate)................................................    0.38 to 1

     This information is only a summary and you should read it together with the historical financial statements of AMRESCO and Impac and the unaudited pro forma combined financial statements appearing elsewhere in this document. You should also be aware that a number of assumptions and adjustments were made to arrive at the pro forma amounts, including those relating to the following:


     - the dispositions by Impac of real property and improvements, mortgage loans held-for-sale and mortgage loans held-for-investment between June 30, 1999 and the closing date, and the reduction of liabilities and the receipt of investment securities and cash in connection with those dispositions; and


     - the elimination of Impac personnel and other expenses that would not have been borne by the combined company had the new management agreement been in place.

                                  RISK FACTORS

     You should consider carefully the factors set forth below in evaluating the merger. The following list summarizes material risks related to the merger and the ownership of the combined company's common shares.

RISK FACTORS RELATING TO THE MERGER

     FIXED MERGER CONSIDERATION MAY NOT REFLECT CHANGES IN SHARE VALUE

     The exchange ratio of AMRESCO common shares for Impac common stock in the merger is fixed at 0.66094 and will not be adjusted for any increase or decrease in the value of Impac common stock or AMRESCO common shares. Accordingly, at the time you vote on the merger, you will not know the precise market value of the consideration to be received by Impac stockholders in the merger. The market value of AMRESCO common shares and Impac common stock at the effective time of the merger may be different from the price and value of those securities on the date the merger consideration was determined.


     THE MERGER IS DILUTIVE TO AMRESCO'S EARNINGS PER SHARE AND BOOK VALUE PER SHARE ON A HISTORICAL PRO FORMA BASIS



     The following summarizes the dilutive effect of the merger to AMRESCO's earnings per share and book value per share on a historical and pro forma combined basis.



                                                         AT OR FOR THE PERIOD FROM FEBRUARY 2, 1998
                                                                 THROUGH DECEMBER 31, 1998
                                                         ------------------------------------------
                                                         AMRESCO HISTORICAL     PRO FORMA COMBINED
                                                         -------------------    -------------------
Earnings per common share..............................        $ 0.56                 $(0.27)
Book value per share...................................         13.02                    n/a



                                                         AT OR FOR THE SIX MONTHS ENDED JUNE 30, 1999
                                                         --------------------------------------------
                                                          AMRESCO HISTORICAL      PRO FORMA COMBINED
                                                         --------------------    --------------------
Earnings per common share..............................         $ 0.50                  $ 0.47
Book value per share...................................          12.92                   11.69



     There is a risk that the merger could continue to be dilutive to the combined company's future performance.


     THE FAIRNESS OPINIONS OBTAINED BY AMRESCO AND IMPAC DO NOT ADDRESS CHANGES IN THE RELATIVE VALUE OF THE COMPANIES SINCE THE DATE OF THE MERGER AGREEMENT

     AMRESCO does not intend to obtain an updated fairness opinion of Prudential Securities Incorporated or Deutsche Bank Securities, and Impac does not intend to obtain an updated fairness opinion of Banc of America Securities LLC. Changes in the operations and prospects of AMRESCO or Impac, general market and economic conditions and other factors which are beyond the control of AMRESCO or Impac, on which the opinions of Prudential Securities Incorporated, Deutsche Bank Securities and Banc of America Securities LLC are based, may alter the relative value of the companies. Therefore, the opinions of Prudential Securities Incorporated, Deutsche Bank Securities and Banc of America Securities LLC may not accurately address the fairness of the merger consideration at the time the merger is completed.

     THE EXPECTED BENEFITS OF THE MERGER MAY NOT OCCUR

     Impac and AMRESCO have entered into the merger agreement with the expectation that the merger will result in benefits, including larger capitalization and improved access to capital, operational cost savings and other efficiencies. Achieving the anticipated benefits of the merger will depend in part upon the integration of the businesses of Impac and AMRESCO in an efficient manner, and there can be no assurance that this will occur. There can also be no assurance that the combined company will realize any of the anticipated benefits of the merger.

     IF THE MERGER FAILS TO OCCUR, THE COMPANIES WILL NOT BENEFIT FROM FUNDS AND OTHER RESOURCES THEY HAVE EXPENDED IN THE PURSUIT OF THE MERGER AND EITHER COMPANY MAY BE REQUIRED TO PAY UP TO AN ADDITIONAL $5,250,000 IN BREAK-UP FEES AND EXPENSES.



     The merger is subject to a number of conditions, the satisfaction of which are beyond the control of AMRESCO and Impac. These include the following:



        - AMRESCO shareholders and Impac stockholders must approve the merger;



        - the Nasdaq stock market must approve the listing of the shares to be issued in the merger;



        - the SEC must declare effective under the Securities Act of 1933 the registration statement of which this document is a part;



        - there must be no judicial order or legal restraint prohibiting the consummation of the merger; and



        - we must receive all material consents and waivers to the merger from third parties.



     Accordingly, the merger may not be completed. If the merger is not completed, AMRESCO and Impac will have incurred substantial expenses for which no ultimate benefit will have been received by either AMRESCO or Impac. Additionally, if the merger agreement is terminated, AMRESCO may be required to pay Impac up to $5,250,000 or Impac may be required to pay AMRESCO up to $5,250,000 in break-up fees and expenses as liquidated damages. The obligation to pay these amounts may adversely affect AMRESCO's or Impac's ability to engage in another transaction if the merger is not completed and it may also adversely affect the financial condition of the entity that incurs the obligation.


     THE TRUST MANAGERS, OFFICERS AND AFFILIATES OF AMRESCO MAY HAVE INTERESTS IN THE MERGER THAT ARE DIFFERENT FROM OR IN ADDITION TO THE INTERESTS OF OTHER AMRESCO SHAREHOLDERS AND THE DIRECTORS, OFFICERS AND AFFILIATES OF IMPAC MAY HAVE INTERESTS IN THE MERGER THAT ARE DIFFERENT FROM OR IN ADDITION TO THE INTERESTS OF OTHER IMPAC STOCKHOLDERS


     In considering the recommendation of AMRESCO's board of trust managers with respect to the merger and deciding whether or not to approve the merger, AMRESCO's shareholders should be aware that some of AMRESCO's trust managers, executive officers and affiliates have interests in the merger different from or in addition to those of other AMRESCO shareholders. In considering the recommendation of Impac's board of directors with respect to the merger and deciding whether or not to approve the merger, Impac's stockholders should be aware that some of Impac's directors, executive officers and affiliates have interests in the merger that are different from or in addition to those of other Impac stockholders. In addition, some trust managers, directors and executive officers of AMRESCO and directors and executive officers of Impac will be trust managers and executive officers of the combined company. Furthermore, some of Impac's directors, executive officers and affiliates are directors, executive officers and affiliates of FIC Management, which will be the external manager of the combined company. FIC Management will receive a base fee and a performance-based incentive fee from the combined company for the services it provides as the combined company's external manager.



     RIGHTS OF FORMER IMPAC STOCKHOLDERS AS SHAREHOLDERS OF THE COMBINED COMPANY MAY BE LESS FAVORABLE THAN THEIR FORMER RIGHTS AS IMPAC STOCKHOLDERS



     The rights of stockholders of Impac currently are governed by Maryland law applicable to corporations and Impac's charter and bylaws. Upon completion of the merger, stockholders of Impac will become shareholders of the combined company and their rights will be governed by Texas law applicable to real estate investment trusts and the combined company's declaration of trust and bylaws. The rights of stockholders of Impac differ from the rights of shareholders of the combined company. Therefore, the rights of the former Impac stockholders as shareholders of the combined company may be less favorable than their former rights as stockholders of Impac. Some of these differences, and other provisions of the combined company's charter documents, may make it more difficult for a third party to acquire control of the combined company without the consent of the board of trust managers. These include the following:



        - staggered board of trust managers who may only be removed for cause by a vote of the holders of at least two-thirds of AMRESCO's outstanding shares;



        - ability of the board of trust managers to fix the rights and preferences of one or more series of preferred shares of the combined company;



        - a shareholder rights plan that will cause substantial dilution to a person or group that attempts to acquire 15% or more of AMRESCO's outstanding common shares;



        - prohibition on ownership of more than 9.8% of AMRESCO's outstanding shares without board approval;



        - advance notice provisions of AMRESCO's bylaws for a shareholder to bring business at a shareholder meeting; and



        - approval of business combinations between AMRESCO and related persons by holders of at least 80% of AMRESCO's outstanding shares;



CONFLICTS OF INTEREST MAY RESULT IN DECISIONS THAT DO NOT FULLY REFLECT SHAREHOLDERS' BEST INTERESTS



     FORTRESS PARTNERS WILL BE A SIGNIFICANT SHAREHOLDER OF THE COMBINED COMPANY AND MAY MAKE DECISIONS THAT DO NOT FULLY REPRESENT THE INTERESTS OF ALL SHAREHOLDERS



     Fortress Partners, an affiliate of FIC Management, which will manage the combined company, will own approximately 15.7% of the combined company's common shares upon the completion of the merger. Through its ownership of the combined company's common shares, Fortress Partners will control approximately 15.7% of the vote on matters submitted for shareholder action, including the election of the combined company's trust managers. The trust managers so elected would be in a position to exercise significant influence over the affairs of the combined company if they were to act together in the future. Upon completion of the merger, two of the combined company's trust managers will be employees of FIC Management and its affiliates. Accordingly, FIC Management may make decisions that do not fully represent the interests of all shareholders of the combined company. Other than FMR Corp. and its affiliates, which currently own approximately 12.6% of AMRESCO's outstanding common shares, FIC Management and its affiliates and AMRESCO, INC. and its affiliates, no other shareholder may hold more than 9.8% of the outstanding common shares of the combined company.



     COMPETITION BY AFFILIATES OF FIC MANAGEMENT MAY ADVERSELY AFFECT THE COMBINED COMPANY



     Nothing in the management agreement limits the manager or its affiliates from engaging in other businesses or from rendering services of any kind to any other person, including Fortress Investment Corp. and its affiliates and competitors of the combined company. FIC Management and its affiliates may therefore compete with the combined company or provide services to others who compete with the combined company. This could result in FIC Management making decisions that are not in the best interests of the combined company.



     CONFLICTS OF THE OFFICERS AND DIRECTORS OF THE MANAGER MAY CAUSE THEM NOT TO ACT IN THE COMBINED COMPANY'S BEST INTERESTS



     Nothing in the management agreement prevents FIC Management from engaging its affiliates to provide services to the combined company if FIC Management believes that these services would be of comparable or superior quality to those that could be obtained from third parties at comparable cost. Two of the eight members of the combined company's board of trust managers and all of the combined company's officers will be employed by FIC Management or one of its affiliates. These conflicts may result in FIC Management making decisions that are not in the best interests of the combined company.

     In addition, the terms of the management agreement do not specify a minimum amount of time that FIC Management or its officers and employees must devote to the combined company's business. FIC Management and its employees may therefore engage in other business activities. This would reduce the time and effort spent on managing the combined company, which could adversely impact the combined company's performance.



     Under the management agreement, the conduct of daily operations of the combined company by the manager and its affiliates is not required to be approved by the combined company's independent trust managers. The independent trust managers will, however, review the manager's performance. In conducting this review, the independent trust managers will rely primarily on information provided to them by the manager. Furthermore, transactions entered into by the manager may be difficult or impossible to unwind by the time they are reviewed by the independent trust managers.



     Furthermore, while FIC Management currently has no plans to sell securities or other assets of the combined company to any of its affiliates, it may to do so in the future, if the transaction is previously approved by the independent trust managers of the combined company.



     STRUCTURE OF INCENTIVE COMPENSATION COULD JEOPARDIZE THE COMBINED COMPANY'S PORTFOLIO



     In addition to a base management fee, FIC Management will have the opportunity to earn a performance incentive fee under the management agreement based on the combined company's funds from operations. This may lead FIC Management when evaluating investments and management strategies to unduly emphasize the maximization of funds from operations at the expense of other criteria, such as preservation of capital, to achieve higher incentive compensation. This could result in increased risk to the value of the combined company's investment portfolio.



INTEGRATION OF AMRESCO'S AND IMPAC'S OPERATIONS MAY BE DIFFICULT



     The merger involves the integration of two companies that have previously operated independently. We cannot assure you that we will be able to integrate our operations without encountering difficulties. Also, after the merger, AMRESCO will cease to be managed by AMREIT Managers, its current manager, and the combined company will be managed by FIC Management, Impac's current manager. This could make the integration of the two companies more difficult. Furthermore, many of the employees of AMREIT Managers will become employees of FIC Management after the merger. This may increase the risk of the loss of key employees.



DEPENDENCE ON THE MANAGER FOR OPERATIONS MAY ADVERSELY AFFECT THE COMBINED COMPANY'S OPERATING RESULTS



     AMRESCO has no employees. Instead, AMRESCO is wholly dependent on the skill and diligence of the employees of its manager, AMREIT Managers, to select, structure and monitor AMRESCO's investments. AMREIT Managers, in turn, has been dependent on its ability to attract, retain and motivate qualified personnel. Also, AMREIT Managers has relied on the employees and resources of AMRESCO, INC. and its affiliates for a portion of AMRESCO's operations. Furthermore, AMRESCO does not maintain a separate office. It relies exclusively on the facilities of AMREIT Managers.



     Similarly, after the completion of the merger, the combined company will have few or no employees. The combined company will therefore be dependent on the skill and diligence of the employees of its manager, FIC Management. Any loss of key employees by FIC Management could have a material adverse effect on the combined company. Therefore, the combined company's success will depend to a large degree on the skill of the officers and employees of FIC Management and its affiliates.



     A number of employees of AMREIT Managers will become employees of FIC Management after the merger and will continue to participate in management of the combined company. We cannot assure you that the past experience of these employees, or the current employees of FIC Management, will be sufficient to successfully manage the combined company's business.

RISK FACTORS RELATING TO THE COMBINED COMPANY'S BUSINESS PLAN


     NECESSARY FINANCING FOR THE COMBINED COMPANY'S BUSINESS PLAN MAY NOT BE OBTAINED


     The combined company currently expects to operate at up to a three-to-one leverage ratio to implement its business plan. The combined company may not be able to borrow this amount due to a number of factors, including the following:



        - decreases in the proportion of the value of its investment portfolio that will secure its borrowings;



        - decreases in the market value of its investment portfolio;



        - increases in interest rates;



        - changes in the availability of financing in the market; and



        - conditions then applicable in the lending markets.



     If the combined company is unable to enter into borrowing arrangements on satisfactory terms and conditions, or if these arrangements are subsequently terminated, the combined company may not be able to effectively implement its business plan. As a result, the combined company may experience losses or lower profits than would otherwise be the case. In addition, the combined company's ability to make distributions to shareholders would be adversely affected.



     LEVERAGE INCREASES EXPOSURE TO LOSS



     The combined company expects to finance its acquisitions of investments by borrowing against or "leveraging" its investment portfolio. As of June 30, 1999, on a historical pro forma basis, the combined company's debt-to-equity ratio, excluding non-recourse debt on real estate, was 0.38 to 1. Including non-recourse debt on real estate, the combined company's debt-to-equity ratio was
0.52 to 1 at June 30, 1999. The combined company's charter documents will not limit the amount of indebtedness the combined company may incur. The board of trust managers may increase the combined company's indebtedness at any time without consent from or notice to shareholders.



     Leverage creates an opportunity for increased income. However, at the same time, leverage increases volatility in the combined company's income and the value of its investment portfolio. We cannot assure you that the combined company's use of leverage will prove to be beneficial or advantageous to the combined company relative to the associated risks. We also cannot assure you that the combined company will be able to meet its debt service obligations. The combined company's ability to meet its debt service obligations will depend on its receipt of sufficient income from its investment portfolio. A mismatch in interest rates between the combined company's borrowings and the yield on its investment portfolio or other reductions in cash flow may occur due to a number of reasons, including reductions resulting from payment defaults on mortgage loans, mortgage-backed securities or other assets. In this case, the combined company may not have sufficient cash flow to meet its debt service obligations.



     The combined company expects that a portion of its borrowings may be in the form of reverse repurchase agreements. If the value of the assets pledged to secure these borrowings declines, the combined company would be required to post additional collateral, to reduce the amount borrowed or sell the collateral. If the combined company sells collateral at prices lower than the carrying value of the collateral, the combined company would experience additional losses. The combined company may be forced to liquidate mortgage loans, real estate equity interests or other similar assets to repay borrowings. In this case, we cannot assure you that the combined company will be able to continue to comply with the provisions of the Internal Revenue Code regarding asset and source of income requirements for REITs, which could result in the combined company failing to qualify as a REIT for federal income tax purposes.

     PROVISIONS OF AMRESCO'S FINANCING FACILITIES MAY LIMIT INVESTMENT OPPORTUNITIES AND RESULT IN THE NEED TO PROVIDE ADDITIONAL COLLATERAL OR FUND MARGIN CALLS



     AMRESCO's principal sources of liquidity to execute its business strategy have been the funds available under AMRESCO's credit facilities. These consist of a line of credit and a repurchase agreement. Under the terms of the line of credit, AMRESCO is limited in its ability to make investments in mezzanine loans, equity investments and construction loans. Also, the lender has the right to approve financing for some of AMRESCO's new investments. This has limited AMRESCO's ability to originate new investments and achieve asset growth.



     In addition, under the terms of the line of credit and the repurchase agreement, the lenders retain the right to mark the underlying collateral to market value. If the value of AMRESCO's pledged assets decreases, AMRESCO may be required to provide additional collateral or fund margin calls. If these credit facilities are not renegotiated or replaced by more favorable arrangements, there may be a material adverse effect on AMRESCO's operating results.



INTEREST RATE FLUCTUATIONS MAY ADVERSELY AFFECT THE COMBINED COMPANY'S INVESTMENTS AND OPERATING RESULTS



     INTEREST RATE MISMATCH COULD OCCUR BETWEEN INVESTED PORTFOLIO YIELD AND BORROWING RATES RESULTING IN DECREASED YIELD



     The combined company's operating results will depend in large part on the differences between the income it earns on its investments, net of credit losses, and its borrowing costs. The combined company may fund a substantial portion of its investment portfolio with borrowings having interest rates that reset monthly or quarterly. The combined company anticipates that, in some cases, the income from its investment portfolio may respond more slowly to interest rate fluctuations than the cost of its borrowings. This will create a potential mismatch between the yield on the combined company's investment portfolio and borrowing rates. Consequently, changes in interest rates, particularly short-term rates, may significantly influence the combined company's net income. If there is a mismatch, increases in interest rates will tend to decrease the combined company's net income and the market value of its investment portfolio. The combined company would incur operating losses if interest rate fluctuations result in interest expense exceeding interest income.



     INVERTED YIELD CURVE ADVERSELY AFFECTS INCOME



     The relationship between short-term and long-term interest rates is often referred to as the "yield curve." Ordinarily, short-term interest rates are lower than long-term interest rates. If short-term interest rates rise disproportionately relative to long-term interest rates, the yield curve is considered to have flattened. In this case, the combined company's borrowing costs may increase more rapidly than the interest income it earns on its investment portfolio. The combined company expects that its borrowings will primarily bear interest at short-term rates and its investment portfolio will primarily earn interest at medium-term to long-term rates. Therefore, a flattening of the yield curve will tend to decrease the combined company's net income and the market value of its net investment portfolio. Additionally, if the combined company reinvests cash flows from long-term assets that return scheduled and unscheduled principal and other payments, the spread between the yields of the new assets and available borrowing rates may decline. This may also tend to decrease the combined company's net income and the market value of its net investment portfolio. It is also possible that short-term interest rates may adjust relative to long-term interest rates such that the level of short-term rates exceeds the level of long-term rates. This is often referred to a yield curve inversion. In this case, the combined company's borrowing costs may exceed its interest income and the combined company would incur operating losses.



     INCREASED INTEREST RATES COULD DECREASE THE DEMAND FOR MORTGAGE LOANS



     A significant increase in interest rates would likely reduce the demand for mortgage loans. This could impair the combined company's ability to acquire additional investments, which could, in turn, reduce the combined company's income and ability to make distributions to shareholders.

     INCREASED PREPAYMENT RATES COULD ADVERSELY AFFECT YIELDS



     The value of a portion of the combined company's investment portfolio may be adversely affected by prepayment rates on mortgage loans. Prepayment rates on mortgage loans are influenced by changes in current interest rates and a variety of economic, geographic and other factors beyond the combined company's control. Consequently, the combined company cannot predict these prepayment rates with certainty. In periods of declining mortgage loan interest rates, prepayments on mortgage loans generally increase. If general interest rates decline as well, the combined company may reinvest the proceeds of prepayments received during these periods in assets yielding less than the yields on the mortgage loans that were prepaid. In addition, the market value of the combined company's mortgage loans may, because of the risk of prepayment, benefit less than other fixed-income securities from declining interest rates. Conversely, in periods of rising interest rates, prepayments on mortgage loans generally decrease. In this case, the combined company would not have the prepayment proceeds available to invest in assets with higher yields. If prepayments are permitted, the combined company's income may be reduced or the combined company may incur losses.



HEDGING TRANSACTIONS CAN LIMIT GAINS AND MAY INCREASE EXPOSURE TO LOSSES



     AMRESCO and Impac have, and the combined company expects that it will, enter into hedging transactions. These include interest rate swaps, interest rate collars, caps or floors, forward contracts and U.S. treasury and Eurodollar futures and options. The goal in entering into hedging transactions is to protect against the effect of interest rate fluctuations on floating rate debt and to protect investments from interest rate and prepayment rate fluctuations. We cannot assure you that the combined company will enter into hedging activities. We also cannot assure you that current or future hedging activities will have the desired effect on the combined company's results of operations or financial condition. Furthermore, no hedging activity can completely insulate any company from the risks associated with changes in interest rates and prepayment risks.



     Hedging involves risk and typically involves costs, including transaction costs. These costs increase dramatically as the period covered by the hedging increases and during periods, such as the current period, of rising and volatile interest rates. The combined company may increase its hedging activity and thus increase its hedging costs during periods when interest rates are volatile or rising.



     Hedging instruments often are not traded on regulated exchanges, guaranteed by an exchange or its clearinghouse, or regulated by any governmental authority. Consequently, there are no record-keeping, financial responsibility or segregation of customer funds and positions requirements. If a counterparty with which the combined company has entered into a hedging transaction suffers a business failure, there will most likely be a default on the hedged instrument. Default by a counterparty may result in the combined company incurring a loss of unrealized profits and force the combined company to cover its resale commitments, if any, at the then current market price. The combined company may not be able to either dispose of or close out a hedging position without the consent of the counterparty nor be able to enter into an offsetting contract to cover the combined company's risk. A liquid secondary market may not exist for the hedging instruments that the combined company purchases or sells. In this case, the combined company may be required to maintain a position until exercise or expiration, which could result in losses.



     The combined company may utilize derivative transactions to hedge other positions. In this case, the combined company will be subject to basis or correlation risk. This risk refers to the exposure of a transaction or portfolio to differences in the price performance of the derivatives it contains and their hedges. If the combined company enters into a transaction in which an instrument and its hedge are not perfectly correlated, changes in applicable indices or other price movements will result in a change, which could include a loss, in the market value of the combined hedge position. In hedging transactions, the combined company may also be subject to risks of loss resulting from the unenforceablity of a contract with a counterparty. These risks could result from insufficient documentation, insufficient capacity or authority of a counterparty and the contract being unenforceable if the counterparty files for bankruptcy or liquidates.

LOSSES ON MORTGAGE LOANS MAY ADVERSELY AFFECT THE COMBINED COMPANY



     AMRESCO and Impac have each invested in commercial mortgage loans secured by real property. These investments will become investments of the combined company after the closing of the merger. Also, the combined company intends to continue to invest in commercial mortgage loans, which may include mezzanine loans, construction loans, rehabilitation loans and bridge loans. Thus, the combined company will be subject to the various risks discussed below.



     AMRESCO'S CUMULATIVE UNREALIZED LOSSES MAY ADVERSELY AFFECT THE COMBINED COMPANY'S INCOME



     AMRESCO has cumulative unrealized losses of $9.3 million. These losses resulted from declines in the value of AMRESCO's commercial mortgage-backed securities, which were due in part to increases in comparable term U.S. treasury rates and increasing spreads in the commercial mortgage-backed securities market. If these rates and spreads continue to increase, AMRESCO's unrealized losses on its investments will also increase. These losses have had no effect on AMRESCO's income, and would not ultimately result in any realized losses if the commercial mortgage-backed securities are held to maturity and paid in full. If these rates and spreads do not decrease and the combined company disposes of these investments prior to their respective maturity dates, the combined company will realize a loss upon the disposition of these investments, which will adversely affect the combined company's income.



     IF THE MERGER IS CONSUMMATED, THE SHAREHOLDERS OF THE COMBINED COMPANY WILL BEAR THE RISK OF IMPAC'S CONTINGENT LIABILITIES IN CONNECTION WITH ITS LOAN REPURCHASE OBLIGATIONS AND LEASE OBLIGATIONS



     Impac may have contingent liabilities in connection with its loan repurchase obligations and lease obligations. Management has not created any reserves for these liabilities. If these liabilities were to arise and be material, they could have a material adverse effect on the financial condition and results of operations of the combined company.



     FORECLOSURE MAY NOT BE SUFFICIENT TO PREVENT LOSSES



     Mortgage loans will subject the combined company to risks of borrower defaults and bankruptcies, fraud and special hazard losses that are not covered by standard hazard insurance. If a default occurs under any mortgage loan held by the combined company, the combined company will bear a risk of loss of principal to the extent of the difference between the value of the collateral and the principal amount of the mortgage loan. In this case, the combined company may not receive interest payments on these mortgage loans, which could have a material adverse effect on the combined company's cash flow from operations. If a borrower under a mortgage loan files for bankruptcy protection, the mortgage loan to that borrower will be deemed to be secured only to the extent of the value of the underlying collateral at the time of bankruptcy as determined by the bankruptcy court. Also in this case, the lien securing the mortgage loan will be subject to the avoidance powers of the bankruptcy trustee or debtor-in-possession to the extent that the lien may be unenforceable under state law.



     Foreclosure of a mortgage loan can be an expensive and lengthy process, which could have a material adverse effect on the combined company's anticipated return on the foreclosed mortgage loan. If the combined company forecloses on a mortgage loan secured by real property that is contaminated by hazardous substances, and if the combined company assumes ownership of the real estate, the combined company could be subject to environmental liabilities that could exceed the value of the real estate. This would be the case regardless of whether the combined company was responsible for the contamination. Finally, we cannot assure you that any reserves that the combined company may set aside on its balance sheet for losses on mortgage loans will be adequate to cover its actual losses on its investments in mortgage loans.

     COMMERCIAL MORTGAGE LOANS MAY INVOLVE A GREATER RISK OF LOSS THAN SINGLE-FAMILY MORTGAGE LOANS



     Commercial mortgage loans are considered to involve a higher degree of risk than single-family mortgages because of a variety of factors, including the following:



        - generally larger loan balances;



        - dependency for repayment on the successful operation of the mortgaged property and tenant businesses that operate on the mortgaged property; and



        - the fact that these loans are usually non-recourse to the borrower and contain loan terms that include either no amortization of principal or amortization schedules longer than the stated maturity and provide for balloon payments at stated maturity rather than periodic principal payment.



In addition, the value of commercial real estate can be significantly affected by the supply and demand in the market for that type of property.



     MEZZANINE LOANS, CONSTRUCTION LOANS, REHABILITATION LOANS AND BRIDGE LOANS INVOLVE GREATER RISKS OF LOSS THAN LONG-TERM SENIOR MORTGAGE LOANS



     A mezzanine loan is a commercial real estate loan the repayment of which is subordinated to a long-term senior mortgage loan and that is secured either by a second lien mortgage or a pledge of the ownership interests of the borrower. Foreclosure by a mezzanine lender is often prohibited while the senior debt is outstanding. Additionally, a foreclosure by the holder of the senior mortgage loan could result in a mezzanine loan becoming unsecured.



     A construction loan is a mortgage loan the proceeds of which are used to finance the costs of the initial construction of real property. A rehabilitation loan is a mortgage loan the proceeds of which are used to finance the acquisition and renovation or rehabilitation of existing real property. The repayment of construction loans and rehabilitation loans is often dependent on successful completion and operation of the project. These loans are also subject to additional risk due to difficulties in estimating construction or rehabilitation costs. In addition, these loans commonly have terms that often require little or no amortization. Instead, these loans provide for additional advances to be made and for a balloon payment at a stated maturity date.



     A bridge loan is a mortgage loan used for temporary financing. Bridge loans are considered to involve a high degree of risk for a number of reasons, including because repayment is often dependent on a borrower obtaining a long-term senior mortgage loan.



     In addition, mezzanine loans, construction loans, rehabilitation loans and bridge loans typically have higher loan-to-value ratios than conventional mortgage loans. This means that the percentage of principal amount of the loan divided by the appraised value of the mortgaged property when the loan is originated is higher. This increases the risk of default as compared to conventional mortgage loans.



     LIMITED RECOURSE LOANS MAY LIMIT THE COMBINED COMPANY'S RECOVERY TO THE VALUE OF THE MORTGAGED PROPERTY



     A substantial portion of AMRESCO's and Impac's mortgage loans that they have acquired or originated and of the mortgage loans underlying their mortgage-backed securities contain limitations on the lender's recourse against the borrower. In other cases, the lender's recourse against the borrower may be limited by applicable provisions of the laws of the jurisdictions in which the mortgage properties are located or by the lender's selection of remedies and the impact of those laws on that selection. In those cases, if the borrower is in default, recourse may be limited to only the specific mortgaged property and other assets, if any, pledged to secure the relevant mortgage loan. Even as to the those mortgage loans that provide for recourse against the borrower and its assets, we cannot assure you that this recourse will provide a recovery in respect of a defaulted mortgage loan greater than the liquidation value of the property securing that mortgage loan.

     VOLATILITY OF VALUES OF MORTGAGE PROPERTIES MAY ADVERSELY AFFECT THE COMBINED COMPANY'S MORTGAGE LOANS



     Commercial real estate values and net operating income derived from commercial real estate are volatile and may be adversely affected by a number of factors, including the following:



        - national, regional and local economic conditions, which, in turn, may be adversely affected by many factors, including plant closings, industry slowdowns and corporate consolidations;



        - local real estate conditions, such as an oversupply of housing, retail, industrial, office or other commercial space;



        - changes or continued weakness in specific industry segments;



        - perceptions by prospective tenants, retailers and shoppers of the safety, convenience, services and attractiveness of the property;



        - the willingness and ability of the property's owner to provide capable management and adequate maintenance, to make capital expenditures and improvements and to provide leasing concessions;



        - construction quality, age and design;



        - demographic factors;



        - retroactive changes to building or similar codes; and



        - increases in operating expenses such as energy costs.



     A portion of AMRESCO's investment portfolio consists of loans that entitle AMRESCO to a portion of the appreciation or cash flow from the mortgaged property. If there is an economic turndown or recession in the market in which the real estate underlying these loans is located, or there is any other decrease in the value of this property, the combined company's returns on these investments will be significantly reduced.



     ONE ACTION RULES MAY LIMIT THE COMBINED COMPANY'S RIGHTS FOLLOWING DEFAULTS



     Several states have laws that prohibit more than one judicial action to enforce a mortgage loan. Also, some courts have construed the term "judicial action" broadly. In states where non-judicial foreclosure is permitted, the servicers of mortgage loans may be required to foreclose first on properties located in states which these "one action" rules apply before foreclosing on properties located in states where judicial foreclosure is the only permitted method of foreclosure. These rules may increase the combined company's costs to foreclose on a mortgage loan, which could result in a material adverse effect on the combined company.



RISKS RELATED TO INVESTMENTS IN MORTGAGE-BACKED SECURITIES



     AMRESCO and Impac have each invested in mortgage-backed securities. These investments will become investments of the combined company after the closing of the merger. Also, the combined company intends to continue to invest in these types of mortgage-backed securities. Thus, the combined company will be subject to the various risks discussed below.



     SUBORDINATED INTERESTS ARE SUBJECT TO GREATER CREDIT RISKS THAN MORE SENIOR CLASSES



     AMRESCO's and Impac's investment portfolio includes various classes of mortgage-backed securities, including first loss classes of subordinated mortgage-backed securities. A first loss class is the most subordinated class of a multi-class issuance of pass-through or debt securities and is the first to bear the loss upon a default on the underlying collateral. Subordinated classes are subject to special risks, including a substantially greater risk of loss of principal and non-payment of interest than more senior classes. While the market values of most subordinated classes tend to react less to fluctuations in interest rate levels than more senior classes, the market values of subordinated classes tend to be more sensitive to changes in economic conditions than more senior classes. As a result of these and other factors, subordinated interests generally are not actively traded, are more difficult to pledge as collateral for borrowings and may not provide holders with liquidity or investment.



     The yield to maturity on subordinated interests of the type AMRESCO tends to acquire are extremely sensitive to the default and loss experience of the underlying mortgage pass-through securities or pools of whole loans securing or backing a series of mortgage-backed securities and the timing of any defaults or losses. The subordinated interests of the type AMRESCO holds generally have no credit support. Accordingly, to the extent there are realized losses on mortgage collateral for these classes, the combined company may recover less than the full amount, if any, of AMRESCO's initial investment in these subordinated interests.



     In some instances, AMRESCO has been unable to obtain the right to service the mortgage collateral underlying a subordinated interest. In these cases, the servicer of the mortgage collateral is responsible to the holders of the senior classes of mortgage-backed securities. These holders' interests may not be the same as those of the holders of the subordinated classes. Accordingly, the mortgage collateral may not be serviced in a manner that is most advantageous to the combined company as the holder of a subordinated class.



     The subordination of subordinated interests to more senior classes may adversely affect the yield on the subordinated interests even if realized losses are not ultimately allocated to these classes. On any payment date, interest and principal are paid on the more senior classes before interest and principal are paid with respect to the unrated or non-investment grade credit support classes. Typically, interest deferred on these credit support classes is payable on subsequent payment dates to the extent funds are available. However, deferral may not itself bear interest. This deferral of interest will adversely affect the yield on the subordinated interests.



     YIELDS ON SUBORDINATED INTERESTS MAY BE ADVERSELY AFFECTED BY PREPAYMENTS AND INTEREST RATE CHANGES



     The yield on subordinated interests also will be affected by the rate and timing of principal payments on the mortgage loans underlying a series of mortgage-backed securities. The rate of principal payments may vary significantly over time depending on a variety of factors, including the level of prevailing mortgage loan interest rates and economic, demographic, tax, legal and other factors. Prepayments on the mortgage loans underlying a series of mortgage-backed securities are generally allocated to the more senior classes of mortgage-backed securities until those classes are paid in full or until the end of a lock-out period, which are typically at least five years. Generally, subordinated interest holders do not receive prepayments of principal from the mortgage loans for a period of at least four years. As a result, the weighted average lives of the subordinated interests may be longer than would be the case if, for example, prepayments were allocated pro rata to all classes of mortgage-backed securities. If the holder of a subordinated interest is not paid compensating interest on interest shortfalls due to prepayments, liquidations or other events, the yield on the subordinated interests may be adversely affected.



RISKS RELATED TO INVESTMENTS IN REAL ESTATE RELATED ASSETS



     AMRESCO and Impac invest in commercial real estate related assets. These investments will become investments of the combined company after the closing of the merger. Also, the combined company intends to continue to make investments in real estate related assets. The underlying value of the combined company's real estate related investments and its income and ability to make distributions to shareholders will depend on the ability of the real estate owners to repay their loans on a timely basis. The combined company will therefore be subject to the various business and economic risks that face all owners of real property. These risks are described below.



     TENANT DEFAULTS AND BANKRUPTCIES MAY CAUSE LOSSES



     The combined company's cash flow available for distribution to shareholders would be adversely affected if a significant number of tenants of real estate underlying the combined company's investments fail to meet their lease obligations. At any time, a tenant could seek the protection of bankruptcy laws, which could result in delays in rental payments or in the rejection and termination of that tenant's lease. We cannot assure you that tenants will not file for bankruptcy protection in the future or, if any tenant files for bankruptcy protection, that it will affirm its lease and continue to make rental payments in a timely manner. In addition, a commercial tenant may experience a downturn in its business, which may weaken its financial condition and result in its failure to make rental payments when due.



     RELIANCE ON THIRD PARTY OPERATORS MAY ADVERSELY AFFECT THE COMBINED COMPANY



     AMRESCO relies on real estate operators that are not affiliated with AMRESCO to operate six real estate investments owned by partnerships. If the operator fails to competently or efficiently operate the real estate in accordance with AMRESCO's policies, including its policy to maintain its REIT status, there could be a material adverse effect on AMRESCO or, after the merger, on the combined company.



     CONDITIONS BEYOND THE COMBINED COMPANY'S CONTROL MAY ADVERSELY AFFECT THE VALUE OF ITS REAL ESTATE



     The underlying value of the combined company's real estate investments and its income and ability to make distributions to shareholders may be adversely affected by factors that are beyond the combined company's control. These include the following:



        - abilities of third party operators engaged by the owner to operate its real estate in a manner sufficient to maintain or increase revenues in excess of operating expenses and debt service;



        - in the case of real estate leased to a single lessee, the ability of the lessee to make rent payments;



        - adverse changes in national or local economic conditions;



        - competition from other properties offering the same or similar services;



        - changes in interest rates and in the availability, cost and terms of mortgage funds;



        - the impact of present or future environmental legislation and compliance with environmental laws;



        - the ongoing need for capital improvements, particularly in older structures;



        - changes in real estate tax rates and other operating expenses;



        - adverse changes in governmental rules and fiscal policies;



        - civil unrest;



        - acts of God, including earthquakes, hurricanes and other natural disasters, which may result in uninsured losses;



        - acts of war; and



        - adverse changes in zoning laws.



     REAL ESTATE IS ILLIQUID AND ITS VALUE MAY DECREASE



     Real estate investments are relatively illiquid. Owners of real estate investments are therefore limited in their ability to vary their investment portfolio in response to changes in economic and other conditions. We cannot assure you that the fair market value of any of the real estate underlying the combined company's investments will not decrease in the future.



     INSURANCE MAY NOT COVER ALL LOSSES



     There are some types of losses that may be uninsurable or not economically insurable. These types of losses are generally catastrophic in nature, and include earthquakes, floods and hurricanes. An owner of the real estate underlying an investment of the combined company may not find it feasible to use insurance proceeds to replace a property if it is damaged or destroyed because of inflation, changes in building codes and ordinances, environmental considerations and other factors. In these situations, the insurance proceeds that the owner receives, if any, might not be adequate to restore its investment in the affected property. This, in turn, may adversely affect the owner's ability to repay the loan on the affected property, which may adversely affect the combined company.



     COMPLIANCE WITH THE AMERICANS WITH DISABILITIES ACT AND OTHER CHANGES IN GOVERNMENTAL RULES AND REGULATIONS MAY BE COSTLY



     Under the Americans with Disabilities Act, all public properties are required to meet specified federal requirements relating to access and use by disabled persons. Property underlying an investment of the combined company may not be in compliance with this law. If a property is not in compliance, the owner will be required to make modifications to the property to bring it into compliance, or will face possible fines or awards of damages to private litigants. In addition, changes in governmental rules and regulations or enforcement policies that affect the use and operation of real estate may occur. These may include changes to building codes and fire and life-safety codes. If the owner is required to make substantial modifications to its property to comply with applicable laws or changes in existing laws, the owner's ability to repay the loan on the affected property may be adversely affected. This may adversely affect the combined company.



     REAL ESTATE WITH HIDDEN ENVIRONMENTAL PROBLEMS MAY INCREASE COSTS



     The operating costs and value of real estate underlying the combined company's investments may be affected by the obligation to pay for the costs of complying with existing environmental laws, ordinances and regulations, as well as the costs of future legislation. Under various federal, state and local environmental laws, ordinances and regulations, a current or previous owner or operator of real estate may be liable for the costs of removal or remediation of hazardous or toxic substances on, under or in its real estate. These laws often impose liability whether or not the owner or operator knew of, or was responsible for, the presence of hazardous or toxic substances. Therefore, an environmental liability could have a material adverse effect on the value of real estate underlying an investment of the combined company. This, in turn, may adversely affect the ability of the owner to repay its loan, which may adversely affect the combined company.



FAILURE OF THE COMBINED COMPANY TO MAINTAIN ITS REIT STATUS WOULD HAVE ADVERSE TAX CONSEQUENCES



     To maintain its qualification as a REIT for federal income tax purposes, the combined company must continually satisfy a number of tests relating to the sources of its income, the nature of its assets, the amount of its distributions to shareholders and the ownership of its shares. If the combined company fails to qualify as a REIT in any tax year and cannot obtain the benefits of relief provisions contained in the Internal Revenue Code, the combined company would be taxed at regular corporate rates, including alternative minimum tax rates, on all of its taxable income. In this case, distributions would no longer be required to be made to shareholders. In addition, any corporate level taxes generally would reduce the amount of cash available for distribution to shareholders. Also, because shareholders would continue to be taxed on the distributions they receive, the net after-tax yield to shareholders from their investment likely would be reduced substantially. As a result, failure to qualify as a REIT during any taxable year could have a material adverse effect on an investment in the combined company's common shares. Furthermore, unless statutory relief provisions apply, if the combined company fails to be treated as REIT for any one year, it would not be eligible to elect REIT status again until the fifth taxable year that begins after the taxable year during which its election was terminated.



CO-INVESTMENTS MAY BE RISKIER THAN INVESTMENTS MADE SOLELY BY THE COMBINED
COMPANY



     AMRESCO has co-invested with other entities in investments. These investments will become investments of the combined company after the merger. Co-investments, partnerships or joint venture investments may involve risks not otherwise present. These include the following:



        - the combined company's co-investors, partners or co-venturers might become bankrupt;



        - co-investors, partners or co-venturers might have economic or other business interest or goals that are inconsistent with the combined company's business interest or goals;

        - co-investors, partners or co-venturers may be in a position to act contrary to the combined company's instructions or policies or objectives, including the combined company's policy to maintain its status as a REIT.



     In addition, the combined company will hold some investments that it does not manage. In this case, the combined company will not be able to exercise sole decision-making authority regarding the investment.



           CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS


     We make "forward-looking statements" in this document within the meaning of
Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements are usually identified by the use of words such as "believes," "will," "anticipates," "estimates," "expects," "projects," "plans," "intends," "should" or similar expressions. These forward-looking statements reflect our current views about the combined company's plans, strategies and prospects, which are based on the information currently available to us and on assumptions we have made.


     Although we believe that our plans, intentions and expectations as reflected in or suggested by those forward-looking statements are reasonable, we can give no assurance that the plans, intentions or expectations will be achieved. We have discussed elsewhere in this document some important risks, uncertainties and contingencies that could cause the combined company's actual results to be materially different from the forward-looking statements we make in this document.


     Except for their ongoing obligations to disclose material information as required by the federal securities laws, neither AMRESCO nor Impac undertakes any obligation to release publicly any revisions to any forward-looking statements to reflect events or circumstances after the date of this document or to reflect the occurrence of unanticipated events.

                                   THE MERGER

TERMS OF THE MERGER

     The AMRESCO board of trust managers and the Impac board of directors have each approved the merger in accordance with the merger agreement, a copy of which is attached to the back of this document as Annex A and incorporated in this document by reference. Under the merger agreement, upon the satisfaction, or waiver, of the conditions set forth in the merger agreement, at the effective time of the merger:

     - Impac will be merged with and into AMRESCO, with AMRESCO being the surviving entity; and

     - each issued and outstanding share of Impac common stock will be converted into 0.66094 of a combined company common share and, unless earlier converted, all of the outstanding shares of Impac series B preferred stock will automatically be converted into 1,112,782 combined company common shares.


     If AMRESCO shareholders by separate vote approve a proposed amendment to AMRESCO's declaration of trust, the name of the combined company will be "Garrison Capital Trust." If the AMRESCO shareholders do not approve the amendment, the combined company will continue to be called "AMRESCO Capital Trust."


     No fraction of an AMRESCO common share will be issued in the merger. Instead of fractional shares, a holder of Impac common stock otherwise entitled to a fractional share will be paid an amount in cash equal to the product of multiplying the fractional share interest to which the holder otherwise would have been entitled to receive by the average closing price of AMRESCO common shares on the NASDAQ Stock Market during the five trading days immediately following the effective time of the merger.

     Each holder of a certificate representing Impac common stock or Impac preferred stock will after the effective time of the merger cease to have any rights with respect to that certificate, except the right to receive certificates representing the AMRESCO common shares into which its Impac shares have been converted as of the effective time, including the associated preferred share purchase rights, and cash instead of fractional AMRESCO common shares, upon the surrender of the certificate. At or prior to the effective time of the merger, AMRESCO will deposit with The Bank of New York, or another exchange agent mutually agreeable to AMRESCO and Impac, certificates representing the AMRESCO shares to be issued in the merger and cash instead of fractional AMRESCO common shares. The exchange agent will mail a letter of transmittal and instructions to holders of certificates representing Impac shares, as of the effective time, for use in effecting the surrender of their Impac stock certificates in exchange for certificates representing AMRESCO shares and cash instead of fractional AMRESCO common shares. See "The Merger
Agreement -- Exchange of Impac shares."

BACKGROUND OF THE MERGER


     Since its formation, Impac's business plan has been to originate, finance, securitize and otherwise invest in commercial mortgages and commercial mortgage-backed securities. AMRESCO's principal business objective since its inception has been very similar, although AMRESCO has focused on assets with a higher unleveraged return on capital. AMRESCO has aimed to maximize total return to its shareholders by producing cash flow for distribution to its shareholders through investment in mid- to high-yield real estate related assets that earn an attractive spread over AMRESCO's cost of funds. To achieve this objective, AMRESCO's strategy has included investing in commercial mortgage loans, commercial mortgage-backed securities and commercial real estate.



     Beginning in mid 1998, market prices for publicly traded real estate investment trusts began a significant decline and, during the third and fourth quarters of 1998, the commercial mortgage-backed securitization market deteriorated. Because of these developments, AMRESCO and Impac found themselves limited in their abilities to obtain financing and to achieve their business strategies. During this period, Impac suffered liquidity problems, which resulted in Impac selling assets during the fourth quarter of 1998 to meet margin calls on borrowings under its warehouse lines and repurchase facilities. In addition, Impac delayed the payment of its 1998 third quarter dividend and did not pay a dividend to its stockholders for the fourth quarter of 1998 or the first quarter of 1999.



     In the fourth quarter of 1998, Impac's board of directors sought additional sources of financing to be utilized in the event Impac's lenders did not renew Impac's warehouse facilities maturing in February and May 1999. On November 25, 1998, Impac engaged NationsBanc Montgomery Securities to provide financial advisory services and assist Impac in exploring strategic alliances which could provide capital and access to debt financing sources. Also in late 1998, AMRESCO's board of trust managers began discussions of ways to strengthen AMRESCO's balance sheet, gain access to additional sources of capital and provide AMRESCO with liquidity to use for future investments and operations.



     In January 1999, NationsBanc Montgomery Securities identified and contacted various third parties in connection with a potential merger or minority equity investment transaction involving Impac. NationsBanc Montgomery Securities and Impac management also began preparing public and non-public information for distribution to interested parties after they entered into confidentiality agreements with Impac.



     Of the nineteen parties who received confidential descriptive memoranda regarding Impac from NationsBanc Montgomery Securities, only four parties initially submitted indications of interest. One of the indications of interest was on behalf of Fortress. The Fortress indication of interest was for a preferred stock minority equity interest investment in Impac and contemplated a separate purchase of Impac's existing management agreement for cash. One of the other indications of interest, from an entity to be referred to as entity A (each of these parties entered into confidentiality agreements with Impac) was also for a preferred stock minority equity interest and a separate purchase of the existing management agreement. The third indication of interest, from an entity to be referred to as entity B, was for a stock-for-stock merger at an exchange ratio to be determined based on additional due diligence. The fourth indication of interest, from an entity to be referred to as entity C, was for a stock-for-stock merger at an exchange ratio to be determined coupled with a cash purchase of the existing management agreement. Subsequently, entity B and entity C withdrew their indications of interest. Fortress and entity A submitted revised indications of interest in late March 1999.



     On March 31, 1999, NationsBanc Montgomery Securities made a presentation to the Impac board summarizing the indications of interest received that had been received and not withdrawn. On April 12, 1999, NationsBanc Montgomery Securities made another presentation to the Impac board reviewing the indications of interest from Fortress and entity A, as well as an indication of interest from a new interested party, an entity to be referred to as entity D. The Impac board observed that both the entity A and entity D indications of interest were not presented with specificity and that no formal business plan was submitted by either party. In light of this, the Impac board believed the Fortress indication of interest presented the most favorable proposal to Impac stockholders and that Fortress was the only entity that had indicated a serious intent to complete a mutually satisfactory transaction was Fortress and decided to negotiate exclusively with Fortress to determine if a mutually satisfactory definitive agreement could be finalized.



     On May 5, 1999, Impac entered into a definitive stock purchase agreement to issue to Fortress Partners approximately $12.0 million of series B preferred stock, initially convertible into 1,683,635 shares of Impac common stock. The $7.13 conversion price per share to convert a share of series B preferred stock into Impac common stock represented a 43% premium to the highest reported sale price of a share of Impac common stock on May 5, 1999 of $5.00. At this time, FIC Management, an affiliate of Fortress Partners, L.P., purchased Impac's existing management agreement for $6 million. Four Impac directors then serving resigned from the board and Fortress' designees, Wesley Edens, Robert Kauffman and Christopher Mahowald, were appointed to the Impac board, joining Joseph Tomkinson and Frank Filipps, who remained as directors. Also, the executive officers of Impac resigned as a group, and Mr. Edens, Mr. Kauffman, Randal Nardone and Eric Nygaard, all Fortress employees, were appointed as the new executive officers of Impac. With the assistance of FIC Management, Impac obtained a $13.5 million term loan from J.P. Morgan to refinance the remaining balance of Impac's expiring warehouse line.



     The members of the Impac board who were unaffiliated with the existing manager and Fortress unanimously approved the purchase of the management agreement for $6 million, $3 million of which was subject to an appraisal and escrow process. Under this process, independent consultants were engaged to appraise the fair market value of the agreement. If the independent consultants determined that the fair market value of the agreement was less than $6 million, then the $3 million of escrowed funds would be disbursed to Impac. If, however, this value was $6 million or more, then the $3 million of escrowed funds would be disbursed to Impac's former manager. At the closing in May 1999, Fortress paid the existing managers $3 million, and placed $3 million in escrow. Two subsequent appraisals valued the fair market value of the agreement at $6 million and $7 million, respectively, and the $3 million held in escrow, net of appraisal expenses, was disbursed to the former manager.



     Upon taking over management responsibilities in May 1999, Impac's new management team recognized a serious need to add liquidity to Impac's balance sheet. New management's initial plan was to add liquidity by liquidating non-core assets for cash and reducing reliance on short-term funding. These non-core assets consisted of the real property and improvements held by Impac's IMH/ICH Dove Street subsidiary, all of Impac's mortgage loans held-for-sale and all of Impac's mortgage loans held-for-investment, other than the condominium loans in its portfolio. However, new management recognized the trend towards consolidation in the mortgage real estate investment trust sector and formulated a long-term plan to merge Impac with another established entity in the sector with a business plan compatible with new management's business plan of growing investments in commercial mortgages and commercial mortgage-backed securities. Shortly before closing its investment in Impac, Fortress had identified several potential merger candidates for Impac, including AMRESCO. Under the direction of the Impac board of directors, management continued to identify several other potential merger candidates in May 1999. AMRESCO was viewed as a prime candidate for Impac on the basis of its established business plan of commercial mortgage origination and investments in commercial mortgage loans and commercial mortgage-backed securities, capable management team and the relative quality of its asset portfolio, coupled with AMRESCO's similar need for additional liquidity.


     On February 25, 1999, Prudential Securities made a presentation to the AMRESCO board regarding potential strategic alternatives available to AMRESCO, including remaining an independent entity, converting from a REIT to a C corporation or entering into a business combination. The purpose of the presentation was to assist the AMRESCO board in identifying the best alternative, or combination of alternatives, for AMRESCO and its shareholders. During the course of this presentation and the discussion of the alternatives, the AMRESCO board also expressed an interest in evaluating the acquisition of other companies as an additional strategic alternative. At the conclusion of the presentation, the AMRESCO board authorized the engagement of Prudential Securities as AMRESCO's financial advisor for the purposes of further reviewing and evaluating the strategic alternatives that might be available to AMRESCO, contacting third parties that might be interested in potential transactions with AMRESCO and advising AMRESCO in connection with any proposals or inquiries that might be received from third parties.

     During the following several weeks, Prudential Securities identified and contacted various third parties in connection with a potential transaction involving AMRESCO. Prudential Securities and AMRESCO management also began preparing public and non-public information for distribution to interested parties after they entered into confidentiality agreements with AMRESCO. On April 6, 1999, AMRESCO signed an engagement letter with Prudential Securities relating to the provision of financial advisory services and the rendering of a fairness opinion in connection with a potential transaction.


     In late April and May, AMRESCO entered into confidentiality agreements covering six third parties, including Fortress, under which each agreed to keep discussions with AMRESCO and materials provided by AMRESCO confidential. Prudential Securities then distributed to these parties a letter on behalf of AMRESCO soliciting written, preliminary non-binding proposals for a business combination with AMRESCO.



     During the first week of May, Prudential Securities received four indications of interest in response to its letters, one of which was on behalf of Impac. The Impac indication of interest was for a stock-for-stock merger and contemplated a separate purchase of AMRESCO's current management agreement and all of the AMRESCO common shares owned by AMRESCO, INC. and its affiliates for cash. One of the other indications of interest also consisted of a stock-for-stock merger with a publicly-traded mortgage REIT referred to as company A at an unspecified exchange ratio to be determined based upon each entity's current share price. The third indication of interest consisted of a predominately cash proposal plus an undefined equity interest from a group of financial buyers referred to as company B. The fourth proposal was from a privately-held entity referred to as company C, which did not contain sufficient detail to evaluate the value of the proposal. The proposals of company A, company B and company C were preliminary in nature, and at no time did any of these entities make a firm offer to enter into a transaction with AMRESCO.


     During a regularly scheduled meeting of AMRESCO's board held on May 11, 1999, Prudential Securities reviewed its analysis of the preliminary indications of interest with the AMRESCO board and management. This included a comparison of the strengths and weaknesses and a review of the relative merits of each of the four proposals. Due to the preliminary nature of the proposals and lack of detail on each bidder's proposed business plan, no detailed analysis of the proposals was possible at that time. The AMRESCO board reaffirmed that AMRESCO's management and Prudential Securities should continue their discussions with each bidder regarding a possible business combination.


     At a meeting of the AMRESCO board held on May 20, 1999, representatives of company A made a presentation to the AMRESCO board proposing to merge the two companies and presented a more detailed business plan for the combined entity. After the presentation by company A, Wesley Edens and Jonathan Ashley, representing Impac and Fortress, then made a presentation to the AMRESCO board to merge Impac and AMRESCO to create a combined company to be managed by FIC Management. Messrs. Edens and Ashley suggested that AMRESCO's existing business plan would be better served with an increased capital base and scale of operations, and that a combination of the two companies would result in an entity of sufficient size to operate more effectively in the mortgage REIT sector. The Impac and Fortress representatives proposed a business plan to originate and hold short-term opportunities in commercial mortgage loans and finance the mortgage loans to maturity and invest in commercial mortgage-backed securities and finance the commercial mortgage-backed securities to maturity through the use of collateralized loan or bond obligations. Messrs. Edens and Ashley suggested that the proposed combined company would benefit from the relative strengths of the two companies, including AMRESCO's loan origination and asset management expertise, Impac's liquidity and cash position and FIC Management's structured finance and capital markets expertise.


     At a meeting of the AMRESCO board held on June 3, 1999, representatives of company B made a presentation to acquire control of AMRESCO through a preferred share investment. Representatives of company C then made a presentation to enter into a predominately cash proposal with AMRESCO. The AMRESCO board instructed Prudential Securities to prepare further analyses of all of the proposals that had been received to date.

     On June 11, 1999, Wesley Edens sent a revised proposal on behalf of Impac and Fortress to Prudential Securities. The proposal contemplated a stock-for-stock merger of AMRESCO and Impac and a purchase by a Fortress entity of the AMRESCO management agreement and the common shares of AMRESCO held by AMRESCO, INC. and its affiliates. This proposal was supplemented by a June 14, 1999 letter from Mr. Edens to Prudential Securities, which described conditions and adjustments to the proposal.


     On June 11, 1999, the AMRESCO board met telephonically with Prudential Securities to review the terms and the relative merits of the proposals. The AMRESCO board decided against converting from a REIT to a C corporation due to the fact that AMRESCO's income would be taxed, there was no assurance that access to capital would be greater and investors had not reacted positively to other mortgage REIT's converting to C corporations. The board also determined that, given current economic and market conditions, AMRESCO's need for an infusion of capital and the increased exposure to credit risk from a smaller balance sheet, AMRESCO would be better positioned to succeed by entering into a business combination transaction with a suitable partner rather than remaining a stand-alone entity. The board concluded that this offered the most benefits to AMRESCO and its shareholders, including an increased capital base, higher probability of obtaining financing and the potential for an expanded and diversified investment portfolio. The AMRESCO board further determined that, based upon the board's consideration of the financial terms of these proposals and its comparison of the potential value and feasibility of the proposals, the proposals of company A and company C were not acceptable. The AMRESCO board then directed Prudential Securities to continue discussions with representatives of Impac/Fortress and company B regarding the terms of their proposals.

     Subsequently, further discussions took place with company B and company C, which resulted in clarifications and, in some cases, adjustments to their original proposals.

     On June 22, 1999, the AMRESCO board again met telephonically with Prudential Securities to review the terms and relative merits of the updated proposals. Based upon the information gathered by Prudential Securities and management and an assessment of the business and prospects that would be available under each alternative, the AMRESCO board determined that the Impac/Fortress proposal was superior and authorized negotiations with Fortress and Impac of a merger with Impac. The board also authorized management to conduct due diligence and enter into an exclusive dealing agreement relating to negotiations about the merger. The AMRESCO board also recommended and authorized the engagement of an additional financial advisor that did not have significant relationships with AMRESCO, AMRESCO, INC., Fortress Partners or Impac and as approved by the independent trust managers, to provide financial advisory services and render a fairness opinion in connection with the merger with Impac.

     On June 25, 1999, AMRESCO and Impac entered into an exclusive dealing agreement in which they agreed to negotiate a potential transaction exclusively with each other through July 19, 1999. Thereafter, AMRESCO, its legal advisors, Locke Liddell & Sapp LLP, and its financial advisors, and Impac, its legal advisors, Skadden, Arps, Slate, Meagher & Flom LLP, its financial advisors and Fortress, commenced due diligence with respect to each other's operations, and prepared preliminary drafts of the merger agreement and related documents, including the purchase agreement and management agreement.

     On July 14, 1999, following a special meeting of the Impac board, attended by all Impac directors except Mr. Tomkinson, who participated telephonically, as well as representatives of Skadden Arps, Banc of America Securities and Jolson Securities, the Impac board was briefed concerning the proposed transaction. Since significant terms of the proposed transaction including the exchange ratio were still being negotiated, no formal action was taken by the board at this time. Thereafter, the negotiations between AMRESCO and Impac intensified.

     On July 15, 1999, AMRESCO and Impac extended their exclusive dealing agreement through August 10, 1999.


     On July 19, 1999, AMRESCO signed an engagement letter with Deutsche Bank Securities for the provision of financial advisory services and rendering of a fairness opinion to the committee of independent trust managers in connection with the merger.


     On July 26, 1999, Impac signed an engagement letter with Banc of America Securities LLC for the provision of financial advisory services and rendering of a fairness opinion in connection with the merger. On August 3, 1999, Impac also signed an engagement letter with Jolson Securities to provide financial advisory services in connection with the merger.


     By August 4, 1999 both Impac and AMRESCO, advised by their legal and financial advisors, had negotiated a substantially final definitive merger agreement. The terms of this agreement included the exchange ratio of .66094 of an AMRESCO common share for each share of Impac common stock. The exchange ratio was determined as a result of arms's-length bargaining between the two companies, with the goal of having the exchange ratio reflect the relative contribution of each company to the combined enterprise. Management of both companies believed that the most appropriate way to measure relative contribution was the near-term liquidation value of each company, and that the most appropriate way to determine this value was on a "mark-to-market" basis. The "mark-to-market" valuation involved management of both companies estimating the companies' asset values based on their knowledge of current real estate and securities market conditions. Management then adjusted these valuations for obligations related to receivables, lease terminations, guaranties, lawsuits, employment agreements and expected dividend payments. In some cases, the "mark-to-market" valuation determined for purposes of establishing the exchange ratio was lower than the historical cost reflected on the company's balance sheet. Also, the "mark-to-market" valuation did not always give credit to an asset's potential long-term value. However, management believed that the negotiated "mark-to-market" valuation better approximated each company's current value on a comparable basis and therefore each company's relative contribution to the combined enterprise for purposes of determining the exchange ratio. Based on this valuation, the companies agreed that AMRESCO shareholders would own 60% and

Impac stockholders would own 40% of the combined company's shares. This translated into the 0.66094 exchange ratio.


     On August 4, 1999, the Impac board held a special meeting attended by all directors, except Messrs. Tomkinson and Filipps, who participated telephonically, and by representatives of each of Ballard Spahr Andrews & Ingersoll, LLP (Maryland counsel to Impac), Skadden Arps, Banc of America Securities and Jolson Securities. Banc of America Securities rendered its oral opinion to the Impac board (subsequently confirmed by delivery of a written opinion dated as of August 4, 1999) to the effect that, as of the date of the opinion, and based upon and subject to the various qualifications and assumptions described therein, that the consideration to be received by holders of Impac common stock (other than Fortress and its affiliates) pursuant to the merger agreement is fair from a financial point of view to such holders. Banc of America Securities also reviewed with the Impac Board the valuation methodologies employed by Banc of America Securities in formulating its fairness opinion. A copy of Banc of America Securities' written opinion is attached as Annex D, and the stockholders of Impac are urged to, and should, read this opinion in its entirety. Please also see the section of this document entitled "The Merger -- Opinion of Impac's financial advisor." Counsel to Impac reviewed the material terms of the draft merger agreement that had been previously distributed to the Impac board and discussed various aspects of the directors' duties under Maryland law in the context of the merger. Following further discussion, during which the Impac directors asked numerous questions that were responded to by representatives of management and by Impac's financial and legal advisors, the Impac board unanimously approved the merger and authorized the officers of Impac to finalize, execute and deliver the definitive merger agreement.

     On August 4, 1999, a meeting of the AMRESCO board was held to consider the transaction with Impac as negotiated and documented. Also at this meeting were representatives of each of Locke Liddell, Prudential Securities and Deutsche Bank Securities. Prudential Securities rendered its oral opinion (subsequently confirmed by delivery of a written opinion dated August 4, 1999) that as of August 4, 1999, the exchange ratio is fair to AMRESCO and the holders of AMRESCO common shares, other than affiliates of AMRESCO, from a financial point of view. In addition, Deutsche Bank Securities rendered its oral opinion (subsequently confirmed by delivery of a written opinion dated August 4, 1999) that the exchange ratio is fair, from a financial point of view, to AMRESCO and accordingly to its shareholders, other than affiliates of AMRESCO. Also, Prudential Securities and Deutsche Bank Securities each reviewed with the AMRESCO board the valuation methodologies it employed in formulating its respective fairness opinion. Counsel to AMRESCO reviewed the material terms of the draft merger agreement that had been previously distributed to the AMRESCO board and discussed various aspects of the trust manager's fiduciary duties under Texas law in the context of the merger. Following further discussion, during which the AMRESCO trust managers asked numerous questions that were responded to by representatives of management and by AMRESCO's financial and legal advisors, the AMRESCO board unanimously approved the merger and authorized the officers of AMRESCO to execute and deliver the definitive merger agreement.

     Impac and AMRESCO executed the merger agreement on August 5, 1999 and both companies issued press releases announcing the merger.

     On September 8, 1999, FIC Management, AMRESCO, INC., AMREIT Managers, L.P., AMREIT Holdings, Inc. and MLM Holdings, Inc. executed the contemplated purchase agreement. Under this agreement, FIC Management agreed that it or one of its designees would purchase specified assets, including AMRESCO's existing management agreement and 1,500,111 AMRESCO common shares.

AMRESCO'S REASONS FOR THE MERGER; RECOMMENDATIONS OF THE AMRESCO BOARD


     THE AMRESCO BOARD HAS DETERMINED THAT THE TERMS OF THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THAT AGREEMENT ARE ADVISABLE AND IN THE BEST INTERESTS OF THE AMRESCO SHAREHOLDERS. ACCORDINGLY, THE AMRESCO BOARD RECOMMENDS THAT THE AMRESCO SHAREHOLDERS VOTE FOR APPROVAL OF THE MERGER AND FOR APPROVAL OF THE AMENDMENT TO AMRESCO'S DECLARATION OF TRUST TO CHANGE ITS NAME TO "GARRISON CAPITAL TRUST." THIS AMENDMENT IS RECOMMENDED BECAUSE AFTER THE MERGER THE COMBINED COMPANY WILL NO LONGER BE MANAGED BY AN AFFILIATE OF AMRESCO, INC.

     In considering the recommendation of AMRESCO's board with respect to the merger, AMRESCO shareholders should be aware that some of AMRESCO's trust managers have interests in the merger that are different than, or in addition to, the interests of shareholders of AMRESCO generally. The AMRESCO board was aware of these interests and considered them, among other matters, in approving the merger agreement and the merger. See "-- Interests of AMRESCO's trust managers, executive officers and affiliates."

     In its deliberations with respect to the merger and the merger agreement, the AMRESCO board consulted with AMRESCO's management and the financial and legal advisors to AMRESCO. The factors considered by the AMRESCO board include those enumerated below. While all of these factors were considered by the AMRESCO board, the AMRESCO board did not make determinations with respect to each such factor. Rather, the AMRESCO board made its judgment with respect to the merger and the merger agreement based on the total mix of information available to it, and the judgments of individual trust managers may have been influenced to a greater or lesser degree by their individual views with respect to different factors.

     In making its decision to approve the merger and the merger agreement, AMRESCO's board considered a number of factors, including those listed below:


          (1) The merger should strengthen the combined company's balance sheet and provide the combined company with a large balance of cash and cash equivalents to use for future investments and operations. This was based on information provided by Impac's management and advisors that Impac was in the process of selling its non-core assets. The merger agreement provides that AMRESCO's obligation to complete the merger is subject to Impac's satisfaction of one of two tests:


             - either the average closing price of Impac shares for the 20 consecutive trading days ending on the fifth trading day prior to the closing date is equal to or greater than $7.40 per share; or


           - the aggregate of Impac's cash and cash equivalents as shown on a balance sheet dated as of the fifth trading day prior to the closing date is not less than $75 million. For this purpose, Impac's cash and cash equivalents will include the following:



               (a) $25 million attributable to the Impac CMB Trust 1998-C1 asset and the net value after deducting related debt from interest only securities and other subordinated commercial mortgage-backed securities on Impac's balance sheet;



               (b) $2.5 million attributable to a performing floating rate loan, the current outstanding balance of which is approximately $3.13 million; and



               (c) the cost of any future investments made by Impac that were approved in advance by AMRESCO.



          (2) The number of outstanding shares of the combined company will increase as a result of the merger, which should result in greater liquidity for holders of AMRESCO shares. Institutional investors generally prefer larger capitalization companies when making investment decisions due to greater liquidity. This greater liquidity should allow the purchase and sale of larger volumes of shares without disrupting the market for those shares. This, in turn, should increase the attractiveness of the combined company to potential investors, and ultimately may result in an improved ability to access favorably priced equity and debt capital.



          (3) The combined company will be managed by FIC Management Inc., Impac's current manager, which will retain many of AMRESCO's current officers. FIC Management or one of its affiliates will also hold approximately 15.7% of the combined company's outstanding shares. This share ownership should align the manager's interest with that of the combined company's other shareholders.



          (4) The combination of AMRESCO's loan origination and asset management experience, Impac's, liquidity and FIC Management's structured finance and capital markets expertise should enable the combined company to position itself as a market leader in the high-yield commercial real estate lending business.

          (5) The board reviewed and took into consideration the analyses of projected future results of operations of the combined company performed by Prudential Securities, the financial advisor to AMRESCO, and by Deutsche Bank Securities, the financial advisor to the committee of independent trust managers, in connection with their respective opinions, which analyses incorporated the terms of the new proposed management agreement between the combined company and FIC Management Inc. These analyses supported and helped provide the basis for the board's belief that combining the business of AMRESCO and Impac should result in a combined company with enhanced prospects for long-term growth and increased investment value.



          (6) The analyses performed by management, which were reviewed by Prudential Securities and Deutsche Bank Securities, show that the merger should be accretive to the combined company's operating performance in the first year following completion of the merger. These analyses were based on financial forecasts provided by management of earnings in 2000 and 2001. The board did note, however, that on a historical pro forma basis, the merger is dilutive to AMRESCO's earnings per share and book value per share.



          (7) The board examined the lending and investment markets in which AMRESCO operates. Given the economic conditions and the competition in these markets, it appeared that a larger and more diversified company would be better positioned to succeed by increasing its asset size and diversity. The larger company resulting from the merger should be more attractive to capital markets and equity investors and should minimize the effects of individual credit events.



          (8) A strong board and management team drawn from both AMRESCO, Fortress and Impac will manage the combined company. The continued involvement of three AMRESCO trust managers and management should minimize the disruption resulting from changing the manager and integrating the entities. These individuals have similar investment philosophies and complementary strengths, which should facilitate the accomplishment of the merger in an efficient and cooperative manner and enhance the ability of the combined company to succeed.



          (9) The AMRESCO board had knowledge of the business, operations, assets, properties, operating results and financial condition of AMRESCO and examined information concerning the financial position, results of operations, businesses, competitive position and prospects of a business combination with Impac. This indicated that the combination of the companies should result in the combined company having the financial capacity and resources necessary to develop further and expand its investments.



          (10) The board reviewed, together with its advisors, AMRESCO's strategic alternatives, including the prospects of positioning AMRESCO for the future by remaining a stand-alone entity or by effecting a strategic business combination with another company, and information concerning AMRESCO's prospects as a stand-alone entity. The board considered the value to shareholders from these alternatives, and the possibility that equally suited partners for mergers would be available in the future. It appeared that AMRESCO had limited possibilities to expand as a stand-alone entity given its limited resources. It also appeared that the merger with Impac was superior to any alternative and should result in greater value to shareholders than the other alternatives.



        (11) The board reviewed terms of the merger agreement and concluded that they were fair to AMRESCO. Specifically, the board considered:



        - the reciprocal representations and warranties of each party;



        - the covenants of the parties and the effect of those provisions to allow AMRESCO to limit the operations of Impac prior to the merger; and



        - the provisions that limit each party's ability to solicit offers for its company.



          (12) Combining AMRESCO and Impac should eliminate redundant positions and activities, including duplicate public company expenses, which are estimated by management to result in annual cost savings of $4 million. In addition, operating costs and general and administrative expenses will be spread out over a larger number of shares and thus should increase the combined company's profitability.

          (13) The merger is expected to be tax-free to AMRESCO and its shareholders.



          (14) The board reviewed and took into consideration the financial presentation and opinion of Prudential Securities to the effect that, subject to the conditions set forth in opinion, the exchange ratio is fair to AMRESCO and its shareholders from a financial point of view.



          (15) The board reviewed and took into consideration the determination of the committee of independent trust managers and the analyses underlying such determination, that the merger is advisable and in the best interests of the AMRESCO shareholders. The underlying analyses included the opinion of Deutsche Bank Securities to the effect that, as of the date of such opinion and subject to the conditions set forth in such opinion, the exchange ratio was fair, from a financial point of view, to AMRESCO and accordingly to its shareholders.


     The AMRESCO board also considered the matters described above under "Risk Factors" as well as a number of negative factors, including those discussed below, in its deliberations concerning the merger.


          (1) The exchange ratio in the merger was fixed in the merger agreement, which means that Impac stockholders will receive 0.66094 of an AMRESCO common share for each share of Impac common stock they own. The exchange ratio will not be adjusted for any change in the value of either company's shares. If the value of shares of AMRESCO shares increase at a greater rate than the value of Impac shares, AMRESCO would be required to issue shares in the merger that have a greater value than the value contemplated at the time the merger agreement was signed.



          (2) As a result of the merger, approximately 60% of the equity of the combined company will be owned by AMRESCO shareholders and the remaining 40% will be owned by former Impac stockholders. Accordingly, each AMRESCO shareholder will hold a smaller percentage ownership in a larger company.



          (3) The merger involves the integration of two companies that previously operated independently and the change of AMRESCO's manager. This could result in the loss of key employees, disruption in operating systems and other difficulties. In addition, substantial management time and effort will be required to complete the merger and integrate the operations of the two companies. Management estimates that the transaction expenses associated with the merger will be $5 million.



          (4) Impac has historically suffered from liquidity problems, which have resulted in Impac selling assets to meet margin calls on borrowings under its warehouse line and reverse repurchase facilities and delaying one quarterly dividend and not paying two other quarterly dividends. Also, Impac may incur significant contingent liabilities in connection with its loans, loan repurchase obligations and lease obligations, which, if incurred, would become contingent liabilities of the combined company.



          (5) The merger would be dilutive to AMRESCO's earnings per share and book value per share on a historical pro forma basis due to Impac's historical losses.



          (6) There are risks associated with the loss of autonomy of AMRESCO in light of the fact that the combined company's board would be comprised of eight members, three of whom would be former AMRESCO directors. There are also risks associated with ceding management control to Impac's current manager, as well as the fact that this entity and its affiliates would own a total of approximately 15.7% of the combined company's outstanding common shares.



          (7) The public announcement of the merger could adversely impact the parties' ability to retain employees and the trading price of AMRESCO and Impac shares.



          (8) The pro forma capitalization of the combined company will remain relatively modest at approximately $195 million and additional transactions may be necessary for the combined company to attract an institutional following.


     All of the material factors considered by AMRESCO's board are described above. In view of the wide variety of factors, both positive and negative, considered by the board, the board did not quantify or otherwise attempt to assign relative weights to the specific factors considered in making its determination. However, in the view of AMRESCO's board, the potentially negative factors considered by it did not outweigh the benefits and advantages of the merger.


     If the merger is not consummated for any reason, AMRESCO will return to executing its strategy of taking advantage of mid- to high-yield lending and investment opportunities in real estate related assets. To the extent opportunities are available, AMRESCO may consider other potential combinations with public or private entities or other alternative strategies such as liquidation that AMRESCO's board and management believe are in the best interests of AMRESCO's shareholders.


OPINIONS OF AMRESCO'S FINANCIAL ADVISORS

     Opinion of Prudential Securities

     On August 4, 1999, Prudential Securities delivered its oral opinion to the AMRESCO board of trust managers to the effect that, as of such date, the exchange ratio was fair, from a financial point of view, to AMRESCO and its shareholders. Prudential Securities made a presentation of the financial analysis underlying its oral opinion at a meeting of the AMRESCO board on August 4, 1999. This analysis, as presented to the AMRESCO board, is summarized below. Prudential Securities subsequently confirmed its opinion in writing on August 4, 1999.


     In requesting the opinion, the AMRESCO board did not give any special instructions to Prudential Securities or impose any limitation upon the scope of the investigation that Prudential Securities deemed necessary to enable it to deliver its opinion. A copy of Prudential Securities' opinion, which sets forth the assumptions made, matters considered and limits on the review undertaken, is attached to this document as Annex B and is incorporated in this document by reference. At a meeting held on August 4, 1999, the AMRESCO board of trust managers reviewed and took into consideration the opinion. The summary of the opinion set forth below is qualified in its entirety by reference to the full text of the opinion. AMRESCO shareholders are urged to read the opinion in its entirety.


     THE OPINION OF PRUDENTIAL SECURITIES IS DIRECTED ONLY TO THE FAIRNESS OF THE EXCHANGE RATIO TO AMRESCO AND ITS SHAREHOLDERS FROM A FINANCIAL POINT OF VIEW AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY SHAREHOLDER AS TO HOW THE SHAREHOLDER SHOULD VOTE AT THE AMRESCO SPECIAL MEETING OR AS TO ANY OTHER ACTION THE SHAREHOLDER SHOULD TAKE REGARDING THE MERGER.

     In conducting its analysis and arriving at the opinion dated August 4, 1999, Prudential Securities reviewed information and considered financial data and other factors as Prudential Securities deemed relevant under the circumstances, including, among others, the following:

     - a draft, dated August 3, 1999, of the merger agreement;

     - publicly available historical, financial and operating data for AMRESCO, including, but not limited to, AMRESCO's annual report to shareholders, annual report on Form 10-K for the fiscal year ended December 31, 1998 and quarterly reports on Form 10-Q for the fiscal quarters ended June 30, 1998, September 30, 1998 and March 31, 1999;

     - publicly available historical, financial and operating data concerning Impac, including, but not limited to, Impac's annual report to shareholders, annual report on Form 10-K for the fiscal year ended December 31, 1998 and quarterly reports on Form 10-Q for the fiscal quarters ended March 31, 1998, June 30, 1998, September 30, 1998 and March 31, 1999;

     - historical stock market prices and trading volumes for AMRESCO common shares and Impac common stock;

     - information relating to AMRESCO, including financial forecasts, prepared by AMRESCO's management;

     - information relating to the combined company, including financial forecasts, prepared by AMRESCO's management;

     - publicly available financial, operating and stock market data concerning a number of companies that are engaged in businesses Prudential Securities deemed comparable to AMRESCO or otherwise relevant to Prudential Securities' inquiry; and


     - other financial studies, analyses and investigations Prudential Securities deemed appropriate, which included a review of AMRESCO's financial and operating records and a review of conditions generally in the industries in which AMRESCO operates.


     Prudential Securities assumed, with AMRESCO's consent, that the draft of the merger agreement which Prudential Securities reviewed, as referred to above, would conform in all material respects to that document when in final form.

     Prudential Securities met with the senior management of AMRESCO and Impac to discuss the following:

     - the historical and current operating and financial condition of their respective businesses;

     - the prospects for their respective businesses;

     - their estimates of their respective businesses' future financial performance; and

     - other matters as Prudential Securities deemed relevant.

     While Prudential Securities reviewed some financial multiples of several companies involved in the origination, purchase, securitization and sale of commercial mortgage loans as well as other real estate investment strategies, Prudential Securities did not identify any companies that it deemed to be relevant for purposes of its analysis and opinion.

     In connection with its review and analysis and in arriving at its opinion, Prudential Securities relied upon the accuracy and completeness of the financial and other information provided to Prudential Securities by AMRESCO and Impac. Prudential Securities did not undertake any independent verification of this information or any independent valuation or appraisal of any of the assets or liabilities of AMRESCO or Impac. Prudential Securities also was not furnished with any similar valuation or appraisal. With respect to the financial forecasts provided to Prudential Securities by AMRESCO, Prudential Securities assumed that this information, and the assumptions and bases for this information, represented the best currently available estimates and judgments of AMRESCO's management as to the future financial performance of AMRESCO on a stand-alone basis and after giving effect to the merger. Prudential Securities' opinion was predicated on the merger qualifying as a tax-free reorganization within the meaning of Section 368(a) of the Internal Revenue Code. Further, this opinion was necessarily based on economic, financial and market conditions as they existed and can only be evaluated as of August 4, 1999.

     Prudential Securities' opinion does not address nor should it be construed to address the relative merits of the merger and alternative business strategies that may be available to AMRESCO. In addition, this opinion did not in any manner address the prices at which the AMRESCO common shares will trade following the consummation of the merger.


     In addition, Prudential Securities' opinion and the presentation to the AMRESCO board was one of the many factors taken into consideration by the AMRESCO board in making its determination to recommend approval of the merger agreement and the merger. Consequently, the analyses of Prudential Securities described below should not be viewed as determinative of the opinion of the AMRESCO board with respect to the exchange ratio in connection with the merger. The exchange ratio to be received by the holders of Impac common stock was determined through arm's length negotiations between AMRESCO and Impac and was approved by the AMRESCO board. The exchange ratio was not determined on the basis of any recommendation by Prudential Securities with respect to the consideration to be paid to Impac stockholders.


     In arriving at its opinion, Prudential Securities performed a variety of financial analyses, including those summarized in this document. The summary set forth below of the analyses presented to the AMRESCO board at the August 4, 1999 meeting does not purport to be a complete description of the analyses performed. The preparation of a fairness opinion is a complex process that involves various determinations as to the most appropriate and relevant methods of financial analyses and the application of these methods to the particular circumstance. Therefore, an opinion is not necessarily susceptible to partial analysis or summary description. Prudential Securities believes that its analysis must be considered as a whole and that selecting portions of the opinion or portions of the factors considered by it, without considering all analyses and factors, could create an incomplete view of the evaluation process underlying the opinion. Prudential Securities made numerous assumptions with respect to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of AMRESCO and Impac. Any estimates contained in Prudential Securities' analyses are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by such analyses. Additionally, estimates of the values of businesses and securities do not purport to be appraisals or necessarily reflect the prices at which businesses or securities may be sold. Accordingly, these analyses and estimates are inherently subject to substantial uncertainty. Subject to the foregoing, the following is a summary of the material financial analyses presented by Prudential Securities to the AMRESCO board in connection with its opinion dated August 4, 1999.


     Contribution analysis. Prudential Securities observed that AMRESCO shareholders would own 60.0% of the common shares of the combined company outstanding after the merger. Prudential Securities reviewed the relative contributions to the total pro forma equity book value of the combined company as of June 30, 1999, the pro forma equity market value of the combined company as of July 30, 1999 and combined net income for the quarter ended June 30, 1999. The analysis indicated that AMRESCO would contribute 53% of the pro forma total equity book value, 63% of the pro forma equity market value and 64% of the combined net income for the quarter ended June 30, 1999, as compared to the 60% of the combined company to be owned by AMRESCO shareholders after the merger. Prudential Securities believes that this analysis supported its opinion.



     Pro forma combination analysis. Prudential Securities also analyzed the pro forma effect of the merger on AMRESCO's book value per share as of September 30, 1999, on projected earnings per share for the fiscal years ending December 31, 2000 and 2001 calculated on a basis consistent with generally accepted accounting principles as well as on a tax basis and on AMRESCO's net present value based upon projections for the years ending December 31, 2000 and 2001 using a discount rate of 15% in both the stand-alone and merger cash flow projections. These projections were within the range of $1.71 to $1.75 and $1.76 to $1.96 earnings per share for the fiscal years ending December 31, 2000 and December 31, 2001, respectively, in the stand-alone case and $1.78 to $1.92 and $1.93 to $2.14 earnings per share for the fiscal years ending December 31, 2000 and December 31, 2001, respectively, after giving pro forma effect to the merger. These projections were based on financial information originally collected by AMRESCO management from time to time during the first half of 1999. The projections gave no effect to the impact of purchase accounting adjustments with respect to the merger. The projections were prepared solely for internal planning purposes to be used by AMRESCO in managing its business and not for any financial presentation. The preparation of the projections involved judgments with respect to AMRESCO's operations that, though considered reasonable at the time by AMRESCO management, may not be realized. Naturally, actual results will vary from the projections, and these variances could be material.



     The projections were predicated on a number of assumptions, many of which are beyond the control of AMRESCO management. In particular, the projections were based on the assumptions that the base management fee would be 1.5% of net equity and no equity capital would be raised during all relevant periods.



     AMRESCO does not intend to update or otherwise publicly revise the projections presented in this document to reflect circumstances existing or developments occurring after the preparation of the projections or to reflect the occurrence of unanticipated events. The projections are included in this document solely because they were provided to Prudential Securities. The inclusion of the projections is not a representation by any person that the results will be achieved. The projections were not prepared with a view toward public disclosure or complying with either the published guidelines of the Securities and Exchange Commission regarding projections or forecasts or the American Institute of Certified Public Accountants' Guide for Prospective Financial Statements. The projections were not prepared in accordance with generally accepted accounting principles and were not audited or reviewed by independent auditors nor did any independent auditors perform any other services with respect to the projections.

     Prudential Securities observed that the merger would be accretive to AMRESCO's book value by 2.4%, to net present value by 5.1% and to earnings per share in both 2000 and 2001 by a range of 1.9% to 11.9%. Prudential Securities believes that this analysis supported its opinion.



     Stock trading analysis. Prudential Securities also analyzed the history of the trading prices for AMRESCO common shares and Impac common stock. Prudential Securities observed that between May 15, 1998 and July 30, 1999, the implied exchange ratio was within a range of 1.25 and 0.40, as compared to the actual exchange ratio of 0.66094.


     AMRESCO selected Prudential Securities to provide a fairness opinion because it is a nationally recognized investment banking firm engaged in the valuation of businesses and their securities in connection with mergers and acquisitions and for other purposes and has substantial experience in transactions similar to the merger and because of Prudential Securities' familiarity with AMRESCO.

     Under an engagement letter with Prudential Securities, AMRESCO is obligated to pay Prudential Securities an advisory fee of $500,000 upon the delivery of the opinion and to pay an additional fee of approximately $1.4 million upon consummation of the merger. In addition, the engagement letter with Prudential Securities provides that AMRESCO will reimburse Prudential Securities for its reasonable out-of-pocket expenses and will indemnify Prudential Securities and some related persons against specified liabilities, including liabilities under securities laws, arising out of the merger or its engagement.

     Prudential Securities has provided various investment banking and other financial advisory services to AMRESCO from time to time in the past and has received customary fees for the rendering of these services. Recent services rendered by Prudential Securities to AMRESCO include acting as lead managing underwriter of the initial public offering of AMRESCO common shares.

     Prudential Securities Credit Corp., an affiliate of Prudential Securities, currently provides AMRESCO with a $300 million warehouse financing arrangement. Prudential Securities Credit Corp. is also a party to a repurchase agreement under which it provides AMRESCO with up to $100 million to finance the purchase of mortgage-backed securities.

     Prudential Securities and other investment banking firms also acted as underwriters in the public offering by AMRESCO, INC., an affiliate of AMRESCO, of 4,500,000 shares of its common stock.

     Since August 31, 1997, Prudential Securities has been paid net fees totalling $4,641,000 by AMRESCO mainly relating to AMRESCO's initial public offering, which excludes the amounts relating to the merger, and net fees totalling $18,667,000 by AMRESCO, INC. and other affiliates of AMRESCO.

     Prudential Securities holds warrants to purchase 250,002 AMRESCO common shares at $9.83 per share. Also, in the ordinary course of business, Prudential Securities may actively trade the AMRESCO common shares and shares of IMPAC common stock for its own account and for the accounts of customers, and accordingly, may at any time hold a long or short position in these securities.

     Opinion of Deutsche Bank Securities Inc.

     Deutsche Bank Securities Inc. has acted as financial advisor to the committee of independent trust managers of AMRESCO in connection with the proposed merger. At the August 4, 1999 meeting of the AMRESCO board at which all members of the committee of independent trust managers were present, Deutsche Bank Securities delivered its oral opinion, subsequently confirmed in writing as of the same date, to the effect that, as of the date of such opinion, based upon and subject to the assumptions made, matters considered and limits of the review undertaken by Deutsche Bank Securities, the exchange ratio was fair, from a financial point of view, to AMRESCO, and accordingly to its shareholders.

     THE FULL TEXT OF DEUTSCHE BANK SECURITIES' WRITTEN OPINION, DATED AUGUST 4, 1999, WHICH SETS FORTH, AMONG OTHER THINGS, THE ASSUMPTIONS MADE, MATTERS CONSIDERED AND LIMITS ON THE REVIEW UNDERTAKEN BY DEUTSCHE BANK SECURITIES IN CONNECTION WITH THE OPINION, IS ATTACHED AS ANNEX C TO THIS DOCUMENT AND IS INCORPORATED HEREIN BY REFERENCE. SHAREHOLDERS OF AMRESCO ARE URGED TO READ DEUTSCHE BANK SECURITIES'

OPINION IN ITS ENTIRETY. THE SUMMARY OF DEUTSCHE BANK SECURITIES'S OPINION SET FORTH IN THIS DOCUMENT IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF DEUTSCHE BANK SECURITIES' OPINION.

     In connection with Deutsche Bank Securities's role as financial advisor to the committee of independent trust managers of AMRESCO, and in arriving at its opinion, Deutsche Bank Securities has, among other things:


     - reviewed the annual reports to shareholders and annual reports on Form 10-K of AMRESCO and Impac;



     - reviewed interim reports to shareholders and quarterly reports on Form 10-Q of AMRESCO and Impac;


     - reviewed certain internal analyses and other information furnished to it by AMRESCO and Impac;

     - held discussions with the members of the senior managements of AMRESCO and Impac regarding the businesses and prospects of their respective companies and the joint prospects of a combined company;

     - reviewed the reported prices and trading activity for the common stock of both AMRESCO and Impac;

     - compared certain financial and stock market information for AMRESCO and Impac with similar information for selected companies whose securities are publicly traded;


     - reviewed the terms of the merger agreement, the purchase agreement and the amended and restated management agreement; and


     - performed such other studies and analyses and considered such other factors as it deemed appropriate.

     In preparing its opinion, Deutsche Bank Securities did not assume responsibility for the independent verification of, and did not independently verify, any information, whether publicly available or furnished to it, concerning AMRESCO or Impac, including, without limitation, any financial information, forecasts or projections, considered in connection with the rendering of its opinion. Accordingly, for purposes of its opinion, Deutsche Bank Securities assumed and relied upon the accuracy and completeness of all such information. Deutsche Bank Securities did not conduct a physical inspection of any of the properties or assets, and did not prepare or obtain any independent evaluation or appraisal of any of the assets or liabilities of AMRESCO or Impac. With respect to the financial forecasts and projections, including analyses and forecasts made available to Deutsche Bank Securities and used in its analysis, Deutsche Bank Securities has assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of AMRESCO and Impac, as the case may be, as to the matters covered thereby. In rendering its opinion, Deutsche Bank Securities expressed no view as to the reasonableness of such forecasts and projections, or the assumptions on which they are based. Deutsche Bank Securities's opinion was necessarily based upon economic, market and other conditions as in effect on, and the information made available to Deutsche Bank Securities as of, the date of its opinion.

     For purposes of rendering its opinion, Deutsche Bank Securities has assumed that, in all respects material to its analysis:

     - the representations and warranties of AMRESCO and Impac contained in the merger agreement are true and correct;

     - AMRESCO and Impac will each perform all of the covenants and agreements to be performed by it under the merger agreement;

     - all conditions to the obligations of each of AMRESCO and Impac to consummate the merger will be satisfied without any waiver thereof;

     - all material governmental, regulatory or other approvals and consents required in connection with the consummation of the transactions contemplated by the merger agreement will be obtained; and

     - in connection with obtaining any necessary governmental, regulatory or other approvals and consents, or any amendments, modifications or waivers to any agreements, instruments or orders to which either AMRESCO or Impac is a party or is subject or by which it is bound, no limitations, restrictions or conditions will be imposed or amendments, modifications or waivers made that would have a material adverse effect on AMRESCO or Impac or materially reduce the contemplated benefits of the merger to AMRESCO.

     In addition, Deutsche Bank Securities has been advised by AMRESCO, and accordingly has assumed for purposes of its opinion, that the merger will be tax-free to each of AMRESCO and Impac.

     Deutsche Bank Securities also has assumed for purposes of its opinion that the transactions to be effected in connection with the merger agreement and under the terms of the purchase agreement, which transactions include, without limitation, the following:


     - the purchase by FIC Management Inc. or a designated affiliate of approximately 1,500,000 AMRESCO common shares from AMREIT Holdings, Inc. and AMRESCO, INC.;



     - the assumption by FIC Management Inc. or a designated affiliate of the management agreement, dated as of May 12, 1998, between AMRESCO and AMREIT Managers L.P.; and



     - the acquisition by FIC Management Inc. or a designated affiliate of all of the options to purchase AMRESCO common shares of AMRESCO held by AMREIT Managers, L.P., are commercially reasonable.


     Deutsche Bank Securities was not requested to and did not express any opinion as to such transactions.

     In connection with Deutsche Bank Securities's role as financial advisor to the committee of independent trust managers of AMRESCO and in arriving at its opinion, Deutsche Bank Securities was not requested to or authorized to solicit or evaluate, and did not solicit or evaluate, any alternative transactions to the merger.


     Set forth below is a brief summary of the material financial analyses performed by Deutsche Bank Securities in connection with its opinion and reviewed at the August 4, 1999 meeting of the AMRESCO board, which was attended by the entire committee of independent trust managers. Each of these analyses supported the opinion of Deutsche Bank Securities that, as of the date of the opinion, the exchange ratio was fair, from a financial point of view, to AMRESCO and accordingly to its shareholders.


     Analysis of selected publicly traded companies. Deutsche Bank Securities compared certain financial information and commonly used valuation measurements for AMRESCO and Impac to corresponding information and measurements for a group of ten comparable publicly traded mortgage real estate investment trusts consisting of Anthracite Capital Inc., Dynex Capital Inc., Impac Mortgage Holdings, Imperial Credit Commercial Mortgage Investment Corporation, Ocwen Asset Investment Corp., Criimi Mae Inc., Wilshire Real Estate Investment Trust, Resource Asset Investment Trust, Starwood Financial Trust and PMC Commercial Trust.

     Such financial information and valuation measurements included, among other things:

     - ratios of common equity market value to book value;

     - common equity market valuation;

     - equity to assets ratios;

     - operating performance; and

     - ratios of common equity market prices per share to earnings per share.

     To calculate the trading multiples for AMRESCO, Impac and the comparable companies, Deutsche Bank Securities used publicly available information concerning historical and projected financial performance, including published historical financial information and earnings estimates reported by the Institutional Brokers Estimate System ("IBES"). IBES is a data service that monitors and publishes compilations of earnings estimates by selected research analysts regarding companies of interest to institutional investors.

     For each of the comparable companies, Deutsche Bank Securities calculated equity market values as multiples of latest twelve months (commonly referred to as "LTM") net income as of June 30, 1999, as multiples of estimates of net income for fiscal years 1999 and 2000, and as multiples of book value. This analysis indicated multiple medians for the comparable companies of 12.2x LTM net income, 7.1x 1999 estimated net income and 4.1x 2000 estimated net income, with multiple ranges, based on plus or minus 1.0x the applicable median multiple, of 11.2x to 13.2x LTM net income, 6.1x to 8.1x 1999 estimated net income, and 3.1x to 5.1x 2000 estimated net income. The analysis also indicated a multiple median for the comparable companies of .50x book value, with a multiple range, based on plus or minus 1.25x the book value multiple median, of
 .375x to .625x book value. Deutsche Bank Securities then calculated the implied equity values of each of AMRESCO on a stand alone basis and the combined company and the implied prices for the common shares of each of AMRESCO on a stand alone basis and of the combined company, in each case based on the multiple ranges for the comparable companies. The implied equity values and the implied prices for common shares for each of AMRESCO on a stand alone basis and for the combined company, in each case based on the multiple ranges for the comparable companies, are as follows:


                               AMRESCO (STAND ALONE)                      COMBINED COMPANY
                        ------------------------------------    ------------------------------------
                             IMPLIED             IMPLIED              IMPLIED             IMPLIED
MULTIPLE FACTOR            EQUITY VALUE        SHARE PRICE         EQUITY VALUE         SHARE PRICE
---------------         ------------------    --------------    -------------------    -------------
                                           (IN THOUSANDS, EXCEPT PER SHARE DATA)
LTM Net Income........  $92,281 - $108,773    $9.21 - $10.86                    N.A             N.A.
1999 Net Income.......  $93,032 - $123,390    $9.29 - $12.32    $101,716 - $134,908    $6.09 - $8.08
2000 Net Income.......   $53,494 - $88,480     $5.34 - $8.83     $91,286 - $150,990    $5.47 - $9.05
Book Value............   $48,512 - $80,853     $4.84 - $8.07      $81,921 - 136,535    $4.91 - $8.18

     None of the companies utilized as a comparison are identical to AMRESCO or Impac. Accordingly, Deutsche Bank Securities believes the analysis of the publicly traded comparable companies is not simply mathematical. Rather, it involves complex considerations and qualitative judgments concerning differences in financial and operating characteristics of the comparable companies and other factors that could affect the public trading value of the comparable companies.

     Contribution analysis. Deutsche Bank Securities analyzed the relative contributions of AMRESCO and Impac, as compared to AMRESCO's and Impac's relative ownership of approximately 55.6% and 44.4% respectively of the common shareholders' equity, and approximately 60% and 40% respectively of the outstanding shares, of the combined company, to the pro forma income statement and balance sheet of the combined company. This analysis showed that on a pro forma combined basis (excluding (i) the effect of any synergies that may be realized as a result of the merger and (ii) non-recurring expenses relating to the merger) based, unless otherwise provided in the table below, on the actual results for the six month period ended June 30, 1999, and as of June 30, 1999, AMRESCO and Impac would make the following contributions to the combined company:

                                                          AMRESCO    IMPAC
                                                          -------    -----
Pro forma assets........................................   65.7%     34.3%
Indebtedness............................................   95.6%      4.4%
IBES 1999 earnings......................................   76.0%     24.0%
Net income (based on the actual results for the
  three-month period ended June 30, 1999)...............   72.1%     27.9%
Market value (based on market values as of August 3,
  1999).................................................   61.7%     38.3%


     Discounted cash flow analysis. Deutsche Bank Securities performed a discounted cash flow analysis for both AMRESCO on a stand alone basis and for the combined company. Deutsche Bank Securities calculated the discounted cash flow values for each of AMRESCO on a stand alone basis and the combined company as the sum of the net present values of (1) the estimated future cash flow that AMRESCO on a stand alone basis or the combined company, as the case may be, will generate for the period described below, plus (2) the value of AMRESCO on a stand alone basis or the combined company, as the case may be, at the end of such period. The estimated future cash flows were based on the tax basis financial projections for AMRESCO for the years 1999 through 2001 prepared by AMRESCO's management. These financial projections showed that (i) on a stand-alone basis, the operating cash flow of AMRESCO was estimated to be $1.49 per share for 1999, $1.75 per share for 2000 and $1.96 per share for 2001 and (ii) the operating cash flow of the combined company was estimated to be $1.49 per share for 1999, $1.80 per share for 2000 and $1.95 per share for 2001. The terminal value of AMRESCO on a stand alone basis was calculated based on projected estimated cash flow to common equity for 2001 and a range of multiples of 7.0x and 10.0x. The terminal value of the combined company was calculated based on projected estimated cash flow to common equity for 2001 and a range of multiples of 7.0x and 10.0x. Deutsche Bank Securities used discount rates in each case ranging from 11.0% to 15.0%. Deutsche Bank Securities used such discount rates based on its judgment of the estimated weighted average cost of capital of comparable companies, and used such multiples based on its review of the trading characteristics of the common stock of comparable companies. This analysis indicated the following:


                                       IMPLIED                  IMPLIED
                                   PER SHARE PRICE           EQUITY VALUES
                                   ---------------    ---------------------------
AMRESCO..........................  $12.53 - $17.65    $125,474,000 - $176,742,000
Combined Company.................  $13.42 - $19.02    $224,719,000 - $318,687,000


     The financial projections prepared by AMRESCO's management and used in connection with the discounted cash flow analysis were based on financial information originally collected by AMRESCO's management from time to time during the first half of 1999. Such financial projections gave no effect to the impact of purchase accounting adjustments with respect to the merger and were prepared solely for internal planning purposes. The preparation of such financial projections involved judgments with respect to AMRESCO's operations that, though considered reasonable at the time by AMRESCO's management, may not be realized. AMRESCO cannot assure you that actual results will not vary materially from the AMRESCO financial projections.



     The AMRESCO financial projections were predicated on a number of assumptions, many of which are beyond the control of AMRESCO's management. In particular, the AMRESCO financial projections were based on the assumptions that the base management fee would be 1.5% of net equity and no equity capital would be raised during all relevant periods.



     AMRESCO does not intend to update or otherwise publicly revise the AMRESCO financial projections presented in this document to reflect circumstances existing or developments occurring after the preparation of such financial projections or to reflect the occurrence of unanticipated events. The AMRESCO financial projections are included in this document solely because they were provided to Deutsche Bank Securities. The inclusion of the AMRESCO financial projections is not a representation by any person that the results will be achieved. The AMRESCO financial projections were not prepared with a view toward public disclosure or complying with either the published guidelines of the Securities and Exchange Commission regarding projections or forecasts or the American Institute of Certified Public Accountants' Guide for Prospective Financial Statements. The AMRESCO financial projections were not prepared in accordance with generally accepted accounting principles and were not audited or reviewed by independent auditors nor did any independent auditors perform any other services with respect to such financial projections.


     Pro forma combined earnings analysis. Deutsche Bank Securities analyzed some pro forma effects of the merger. Based on such analysis, Deutsche Bank Securities computed the resulting dilution/accretion to the combined company's earnings per share estimate for the fiscal years ending December 31, 1999, December 31, 2000 and December 31, 2001 before taking into account any potential cost savings and other synergies identified by management that AMRESCO and Impac could achieve if the merger were consummated and before non-recurring costs relating to the merger. Deutsche Bank Securities noted that, before taking into account any potential cost savings and other synergies and before non-recurring costs, the merger would be approximately 3.3% dilutive, 2.4% accretive and 10.2% accretive to the combined company's earnings per share for the fiscal years ending December 31, 1999, December 31, 2000 and December 31, 2001, respectively.

     Other considerations. In connection with its opinion Deutsche Bank Securities also considered, among other things:

     - the historical and pro forma financial profile of AMRESCO;

     - the ownership profile of AMRESCO;

     - movements in the price of shares of common stock of AMRESCO and Impac relative to movements in the common stock of the comparable companies;

     - analysts' reports, including earning estimates, with respect to AMRESCO; and

     - the historical exchange ratio of the implied market capitalizations of AMRESCO and Impac.

     The foregoing summary describes all analyses and factors that Deutsche Bank Securities deemed material in its presentation at the August 4, 1999 meeting of the AMRESCO board at which all members of the committee of independent trust managers were present, but is not a comprehensive description of all analyses performed and factors considered by Deutsche Bank Securities in connection with preparing its opinion. The preparation of a fairness opinion is a complex process involving the application of subjective business judgment in determining the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, is not readily susceptible to summary description. Deutsche Bank Securities believes that its analyses must be considered as a whole and that considering any portion of such analyses and of the factors considered without considering all analyses and factors could create a misleading view of the process underlying the opinion. In arriving at its fairness determination, Deutsche Bank Securities did not assign specific weights to any particular analyses.

     In conducting its analyses and arriving at its opinions, Deutsche Bank Securities utilized a variety of generally accepted valuation methods. The analyses were prepared solely for the purpose of enabling Deutsche Bank Securities to provide its opinion to the committee of independent trust managers of AMRESCO as to the fairness to AMRESCO, and accordingly to its shareholders, of the exchange ratio and does not purport to be appraisals or necessarily reflect the prices at which businesses or securities actually may be sold, which are inherently subject to uncertainty. In connection with its analyses, Deutsche Bank Securities made, and was provided by AMRESCO's management with, numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond AMRESCO's or Impac's control. Analyses based on estimates or forecasts of future results are not necessarily indicative of actual past or future values or results, which may be significantly more or less favorable than suggested by such analyses. Because such analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of AMRESCO, Impac or their respective advisors, neither AMRESCO nor Deutsche Bank Securities nor any other person assumes responsibility if future results or actual values are materially different from these forecasts or assumptions.


     The terms of the merger were determined through negotiations between AMRESCO and Impac and were approved by the trust managers of AMRESCO. Although Deutsche Bank Securities provided advice to the committee of independent trust managers of AMRESCO during the course of these negotiations, and although the committee of independent trust managers of AMRESCO reviewed and took into consideration the fairness opinion of Deutsche Bank Securities and the analyses underlying such opinion based upon its view as to the reasonableness of such analyses, the decision to enter into the merger was solely that of the AMRESCO board. As described above, the opinion of Deutsche Bank Securities to the committee of independent trust managers of AMRESCO and the presentation of Deutsche Bank Securities at the August 4, 1999 meeting were only one of a number of factors taken into consideration by the trust managers of AMRESCO in making its determination to approve the merger. Deutsche Bank Securities' opinion was provided to the committee of independent trust managers of AMRESCO to assist it in connection with its consideration of the merger and does not constitute a recommendation to any holder of AMRESCO common shares as to how to vote with respect to the merger. Deutsche Bank Securities' made no recommendation with respect to any matter relating to the terms of the merger agreement, including the exchange ratio.

     The committee of independent trust managers selected Deutsche Bank Securities as financial advisor in connection with the merger based on Deutsche Bank Securities's qualifications, expertise, reputation and experience in mergers and acquisitions. AMRESCO has retained Deutsche Bank Securities pursuant to an engagement letter dated July 19, 1999. As compensation for Deutsche Bank Securities' services in connection with the merger, AMRESCO has paid Deutsche Bank Securities a cash fee of $350,000. Regardless of whether the merger is consummated, AMRESCO has agreed to reimburse Deutsche Bank Securities for reasonable fees and disbursements of Deutsche Bank Securities's counsel and all of Deutsche Bank Securities's reasonable travel and other out-of-pocket expenses incurred in connection with the merger or otherwise arising out of the retention of Deutsche Bank Securities under the engagement letter. AMRESCO has also agreed to indemnify Deutsche Bank Securities and certain related persons to the full extent lawful against certain liabilities, including certain liabilities under the federal securities laws arising out of its evaluation of the merger. Deutsche Bank Securities has in the past provided financial services to AMRESCO, INC. and some of its affiliates unrelated to the merger, including acting as a participant lender in connection with a $740 million credit facility of AMRESCO, INC. Also, some affiliates of AMRESCO, INC. have acted in the past as loan servicers for commercial real estate loans of Deutsche Bank Securities.


     Deutsche Bank Securities is an internationally recognized investment banking firm experienced in providing advice in connection with mergers and acquisitions and related transactions. Deutsche Bank Securities and its affiliates may actively trade securities of AMRESCO for their own account or the account of their customers and, accordingly, may from time to time hold a long or short position in such securities.

INTERESTS OF AMRESCO'S TRUST MANAGERS, EXECUTIVE OFFICERS AND AFFILIATES

     In considering the recommendation of AMRESCO's board of trust managers with respect to the merger, shareholders should be aware that some trust managers, executive officers and affiliates have interests in the merger that are different from or in addition to those of other shareholders. AMRESCO's board was aware of these interests and considered them, along with other matters, in approving the merger.

     Payments under the purchase agreement

     Under the purchase agreement, FIC Management or its designated affiliates agreed to purchase the assets from the sellers listed below.


SELLER                                                             ASSETS
------                                                             ------
AMREIT Managers, L.P........................    Management Agreement, dated as of May 12,
                                                  1998, between AMREIT Managers, L.P. and
                                                  AMRESCO
                                                Management Agreement, dated as of February
                                                  2, 1999, between AMREIT Managers, L.P.,
                                                  and OLY/ACT, L.P.
                                                Personal property, information and records
                                                  and permits required for the provision of
                                                  management services
                                                Options to purchase 1,000,011 common shares
                                                  of AMRESCO
AMREIT Holdings, Inc. ......................    1,500,011 common shares of AMRESCO
AMRESCO, INC. ..............................    100 common shares of AMRESCO
MLM Holdings, Inc. .........................    475 shares of voting common stock of AMREIT
                                                  II, Inc.


     AMREIT II, Inc. is a subsidiary of AMRESCO. All of the partnership interests of AMREIT Managers, L.P. are owned by affiliates of AMRESCO, INC. The general partner of AMREIT Managers, L.P. is AMREIT Managers G.P., Inc., which is a wholly-owned subsidiary of AMREIT Holdings, Inc. Michael L. McCoy, an officer of AMRESCO, is a shareholder and sole director of MLM Holdings, Inc. The following table summarizes the positions held by persons who hold officer and/or director positions in AMRESCO and AMRESCO, INC.


                               POSITION IN                   POSITION IN            EXPECTED POSITION IN
NAME                      AMRESCO CAPITAL TRUST             AMRESCO, INC.           THE COMBINED COMPANY
----                    --------------------------  -----------------------------  ----------------------
Robert L. Adair III...  Chairman of the Board of    Director, President and Chief  Trust Manager
                          Trust Managers and Chief    Operating Officer
                          Executive Officer
Robert H. Lutz, Jr....  Trust Manager               Chairman of Board and Chief    None
                                                      Executive Officer


     Benefits to employees

     Effective January 1, 2000, some employees of AMREIT Managers, L.P. will become employees of FIC Management. AMRESCO, INC. has agreed that, on the closing date, all of the restricted shares of AMRESCO, INC. held by these executive officers will vest and become fully exercisable. The following table lists the number of restricted shares held by these executive officers.


                                                                                                            NUMBER OF
                                                                                                            RESTRICTED
                                    POSITION IN             POSITION IN         EXPECTED POSITION IN        SHARES OF
NAME                           AMRESCO CAPITAL TRUST   AMREIT MANAGERS, L.P.    THE COMBINED COMPANY      AMRESCO, INC.
----                           ----------------------  ----------------------  ----------------------   ------------------
Jonathan S. Pettee...........  President and Chief     President and Chief     President                      35,352
                                 Operating Officer       Operating Officer
David M. Striph..............  Director of Production  Director of Production  Director of Production          6,532
Thomas R. Lewis II...........  Vice President and      Vice President and      Senior Vice President           1,576
                                 Controller              Controller              and Controller


     Trust managers and officers of the combined company

     At the effective time of the merger, Mr. Adair, John C. Deterding and Mark
D. Gibson will continue as trust managers of the combined company. Also at the effective time, Jonathan S. Pettee, the president of AMRESCO, will become the president of the combined company, and Thomas R. Lewis, the vice president and controller of AMRESCO, will become the senior vice president and controller of the combined company.

     Agreements with employees

     Under the purchase agreement for the purchase of AMRESCO's existing management agreement and other specified assets, FIC Management has agreed to enter into agreements with each of Messrs. Pettee, Lewis and Striph effective as of the time of the closing of the purchase transactions. These agreements will provide that if any of these individuals are terminated by FIC Management or any of its affiliates for any reason other than due to fraud, arrest for a felony or a material violation of FIC Management's policies or procedures, the terminated employee will receive the following:

     - with respect to Mr. Pettee, $250,000; and

     - with respect to Messrs. Lewis or Striph, a lump sum equal to his previous year's base salary.

IMPAC'S REASONS FOR THE MERGER; RECOMMENDATIONS OF THE IMPAC BOARD

     IMPAC'S BOARD OF DIRECTORS HAS DETERMINED THAT THE TERMS OF THE MERGER AGREEMENT ARE ADVISABLE AND FAIR TO, AND THAT THE MERGER IS IN THE BEST INTERESTS OF, IMPAC AND ITS STOCKHOLDERS AND RECOMMENDS THAT IMPAC STOCKHOLDERS VOTE FOR THE APPROVAL OF THE MERGER.

     In considering the recommendation of Impac's board with respect to the merger, Impac stockholders should be aware that Wesley Edens, Frank Filipps, Robert Kauffman, Christopher Mahowald and Joseph Tomkinson, five members of the Impac board, will become trust managers of AMRESCO following completion of the merger and Messrs. Edens and Kauffman are officers and principals of Fortress and its affiliates, including FIC Management, which will manage the combined company's operations after comple-tion of the merger. Therefore, such directors have interests in the merger that are different than, or in addition to, the interests of stockholders of Impac generally. The Impac board was aware of these interests and considered them, among other matters, in approving the merger agreement and the merger. See
"-- Interests of Impac directors, executive officers and affiliates."

     In its deliberations with respect to the merger and the merger agreement, the Impac board consulted with Impac's management and the financial and legal advisors to Impac. The factors considered by the Impac board include those enumerated below. While all of these factors were considered by the Impac board, the Impac board did not make determinations with respect to each such factor. Rather, the Impac board made its judgment with respect to the merger and the merger agreement based on the total mix of information available to it, and the judgments of individual directors may have been influenced to a greater or lesser degree by their individual views with respect to different factors.

     Positive factors considered by the Impac board

     The factors considered by the Impac board in evaluating the merger and the merger agreement included the following:

          (1) its knowledge of the business, operations, assets, properties, operating results and financial condition of Impac;


          (2) Impac's strategic alternatives, including the prospects of positioning Impac for the future and restoring and enhancing long-term stockholder value by remaining an independent company or by effecting a strategic business combination with another company; after consultation with its financial advisors, the board considered the value to shareholders from these alternatives and the possibility that equally suited partners for mergers would be available in the future; it appeared that Impac had limited possibilities to expand or operate effectively as a stand-alone entity given its limited resources; it also appeared that the merger with AMRESCO was superior to any alternative and should result in greater value to shareholders than the other alternatives;



          (3) information concerning Impac's prospects as an independent company; the board took into account Impac's history of liquidity problems and difficulty in obtaining financing as a stand-alone entity with a small capitalization and the need to change the business plan in light of the discontinuation of Impac's mortgage conduit operations;



          (4) information the board examined concerning the financial position, results of operations, businesses, competitive position and prospects of a business combination with AMRESCO, which indicated that the combination of the companies should result in the combined company having the financial capacity, resources and business plan to compete effectively in the commercial mortgage REIT sector;



          (5) the philosophies of the management of AMRESCO, and the similarity of those with that of Impac's management; management of both entities had articulated a going forward business plan to grow investments in first mortgages, commercial loans, mezzanine loans and commercial mortgage-backed securities using moderate leverage;



          (6) specifically, with respect to a business combination with AMRESCO:


             (A) the exchange ratio and recent trading prices for shares of Impac common stock and AMRESCO common shares;

             (B) the opportunity for the stockholders of Impac to receive a premium over the market price for their Impac common stock immediately prior to the announcement of the merger agreement; the exchange ratio implied a premium of approximately $0.73, or 12.5%, over the closing market price of $5.875 per share of Impac common stock on August 4, 1999 based on the closing market price of $10.00 for AMRESCO common shares on the same day;

             (C) the anticipated positive effects of the merger on Impac stockholders through their ownership of stock in a combined company that will likely have greater stability and strength due to its larger capitalization and increased access to capital and financial markets allowing it to compete more effectively in the commercial mortgage REIT sector, its expected cost savings, estimated by management of Impac and AMRESCO to be $4 million annually, and synergies expected to result from the consolidation of Impac's and AMRESCO's stand-alone operations, and its expected increased flexibility and leverage in financing and acquisition activities;



             (D) the terms of the merger agreement, which the board concluded were fair to Impac; specifically, the board considered:



               - the reciprocal representations and warranties of each party;



               - the covenants of the parties and the effect of those provisions to allow Impac to limit the operations of AMRESCO prior to the merger; and



               - the break-up fee and other provisions that limited each party's ability to solicit or otherwise pursue other offers for its company;


             (E) the expected tax treatment of the merger; and


             (F) the presentations made by Banc of America Securities and Jolson Securities to the Impac board during the negotiation process, which the board reviewed and took into consideration, and the opinion of Banc of America Securities rendered to the Impac board on August 4, 1999, that the board reviewed and took into consideration, that as of such date, and based on and subject to the various qualifications and assumptions described therein, the consideration to be received by holders of Impac common stock (other than Fortress and its affiliates) pursuant to the merger agreement was fair from a financial point of view to such holders.


     Negative factors considered by the Impac board

     Impac's board of directors also considered the following potentially negative factors in its deliberations concerning the merger:


          (1) the risk that the benefits sought in the merger would not be obtained; achieving the anticipated benefits would depend upon a successful integration of the companies' businesses and operations and a successful transition to FIC Management as the combined company's external manager;



          (2) the risk of a decline in the trading price for AMRESCO common shares and its effect on the value to be received by Impac's common stockholders; the fixed merger consideration would not be adjusted for any changes in the value of either company's shares; if the value of Impac's shares increased at a greater rate than the value of AMRESCO shares, Impac stockholders would receive shares in the merger with a lesser value than the value contemplated at the time the merger agreement was signed;



          (3) the risk that a decline in the trading price of AMRESCO common shares could result in the value of the consideration received by Impac stockholders being less than the value of Impac's assets; the merger represented a premium to Impac stockholders on a net asset value basis as of the time the merger agreement was signed; this might not be the case if the AMRESCO trading price declined prior to consummation of the merger;



          (4) The merger represented a discount to Impac stockholders on a historical book value basis as of the time the merger agreement was signed and, the board anticipated, at the consummation of the merger;



          (5) the effect of the public announcement of the merger on each of Impac's and AMRESCO's ability to retain employees and on the trading price of Impac's common stock and AMRESCO's common shares; announcement of the merger could trigger a decline in the trading price of either party's common stock and could induce key employees of AMRESCO's current manager to seek to terminate their employment rather than seeking to be employed by the new manager to perform services for the combined company;



          (6) the substantial management time and effort that will be required to complete the merger and integrate the operations of the two companies and the anticipated transaction expenses estimated by management of Impac and AMRESCO to be $5 million; the merger involved integrating the two companies businesses and operations, replacing AMRESCO's current manager with FIC Management as the manager for the combined company and retaining current key employees of the existing manager as employees of FIC Management;



          (7) the impact of the merger on Impac personnel; the board discounted the significance of this risk because Impac currently had only one employee and the employees of FIC Management and its affiliates were expected by the board to be supportive of the merger; and



          (8) the risk that necessary financing for the combined company's business plan would not be obtained; the board believed that the combined company's pro forma capitalization and cash position due to Impac's projected liquidity immediately prior to the merger (which was a condition to the merger agreement) improved the combined company's prospects to obtain necessary financing.


     In the judgment of the Impac board of directors, the potential benefits of the merger to Impac's stockholders clearly outweighed the risks inherent in the transaction.


OPINION OF IMPAC'S FINANCIAL ADVISOR


     At the August 4, 1999 meeting of the Impac board of directors, Banc of America Securities rendered its oral opinion, which was subsequently confirmed by a written opinion dated as of the same date, that as of such date, and based upon and subject to the various qualifications and assumptions described therein, the consideration to be received by the holders of Impac common stock (other than Fortress and its affiliates) pursuant to the merger agreement was fair from a financial point of view to such holders.

     The following is a summary of the report by Banc of America Securities in connection with the rendering of its oral opinion presented to the board of directors of Impac on August 4, 1999, subsequently confirmed by a written opinion addressed to the Impac board, dated as of August 4, 1999.

     THE FULL TEXT OF THE WRITTEN OPINION OF BANC OF AMERICA SECURITIES DATED AS OF AUGUST 4, 1999 WITH RESPECT TO THE CONSIDERATION TO BE RECEIVED BY THE HOLDERS OF IMPAC COMMON STOCK (OTHER THAN FORTRESS AND ITS AFFILIATES) PURSUANT TO THE MERGER AGREEMENT AND SETTING FORTH THE ASSUMPTIONS MADE, PROCEDURES FOLLOWED, MATTERS CONSIDERED AND LIMITATIONS ON THE REVIEW UNDERTAKEN IN CONNECTION WITH THE OPINION IS ATTACHED AS ANNEX D TO THIS DOCUMENT AND IS INCORPORATED HEREIN BY REFERENCE. HOLDERS OF IMPAC COMMON STOCK ARE URGED TO, AND SHOULD, READ SUCH OPINION IN ITS ENTIRETY.


     Banc of America Securities' written opinion is addressed to the Impac board and addresses only the fairness to the holders of Impac common stock (other than Fortress and its affiliates) on August 4, 1999 of the consideration to be received by such stockholders pursuant to the merger agreement and does not address in any way the proposal made by Apex Mortgage or any other event occurring subsequent to August 4, 1999. Such opinion does not constitute a recommendation to any stockholder of Impac as to how such holder should vote with respect to the merger nor does it constitute a recommendation to the Impac board as to whether it should approve the merger.


     In arriving at its opinion, Banc of America Securities, among other things:


          (1) reviewed certain publicly available financial statements and other business and financial information for Impac, including, but not limited to, Impac's annual report to shareholders, annual report on Form 10-K for the fiscal year ended December 31, 1998, as amended, quarterly report to shareholders on Form 10-Q for the quarter ended March 31, 1999, Schedule 13D filed as of May 14, 1999, Form 8-K dated as of May 5, 1999, Amendment to the Form 8-K dated as of October 7, 1998, and the Amendment to the Form 8-A12B dated as of October 7, 1998;

          (2) reviewed certain publicly available financial statements and other business and financial information for AMRESCO, including, but not limited to, AMRESCO's annual report to shareholders, annual report on Form 10-K405 for the fiscal year ended December 31, 1998, quarterly report to shareholders on Form 10-Q for the quarter ended March 31, 1999, the Definitive Proxy Statement filed April 9, 1999, Form 8-K dated February 25, 1999, and Form 8-A12G filed March 4, 1999;



          (3) reviewed the following internal financial statements and other financial and operating data concerning Impac and AMRESCO prepared by the managements of Impac and FIC Management and AMRESCO and AMREIT Managers, with respect to Impac, the Overview of Impac Commercial Holdings, Inc., as compiled by Fortress Investment Corp. (May 1999), and, with respect to AMRESCO, the AMRESCO Capital Trust Management Report (June 30, 1999, as well as subsequent monthly reports);



          (4) analyzed the following financial forecasts with senior executives of Impac and FIC Management prepared by the managements of Impac and FIC Management and AMRESCO and AMREIT Managers: with respect to Impac, the fourth quarter 1999 and fiscal year 2000 estimated income statements and balance sheets (as provided by Impac and FIC Management Corp.), and, with respect to AMRESCO, the fourth quarter 1999 and fiscal year 2000 estimated income statements and balance sheets (as provided by AMRESCO and AMREIT Managers);



          (5) analyzed net asset value calculations with senior executives of Impac and FIC Management prepared by the managements of Impac and FIC Management.



          (6) reviewed and discussed with senior executives of Impac, FIC Management, AMRESCO and AMREIT Managers, the strategic rationale for the merger and information relating to certain strategic, financial and operational benefits anticipated from the transactions contemplated by the merger agreement, including anticipated cost savings and operational synergies, prepared by the managements of Impac and FIC Management and AMRESCO and AMREIT Managers, respectively;



          (7) discussed the past and current operations, financial condition and prospects of Impac with senior executives of Impac and FIC Management and discussed the past and current operations, financial condition and prospects of AMRESCO with senior executives of AMRESCO and AMREIT Managers;



          (8) reviewed the pro forma impact of the merger on AMRESCO's earnings per share, cash flow, consolidated capitalization and financial ratios;



          (9) reviewed information prepared by members of senior managements of Impac, FIC Management, AMRESCO and AMREIT Managers relating to the relative contributions of Impac and AMRESCO to the combined company;



          (10) reviewed the reported prices and trading activity for the Impac common stock and AMRESCO's common shares;



          (11) compared the financial performance of Impac and AMRESCO and the prices and trading activity of Impac common stock and AMRESCO's common shares with those of certain other publicly traded companies comparable with Impac and AMRESCO, respectively, and with their securities;



          (12) reviewed the financial terms, to the extent publicly available, of certain acquisition transactions which it deemed relevant;



          (13) participated in discussions among representatives of Impac, FIC Management, AMRESCO and AMREIT Managers and their financial and legal advisors;



          (14) reviewed the draft of the merger agreement dated August 4, 1999, the definitive merger agreement dated as of August 4, 1999, the draft of the purchase agreement dated August 4, 1999 and certain related documents; and



          (15) performed such other analysis and considered such other factors as Banc of America Securities deemed necessary or appropriate for purposes of its opinion.

     In rendering its opinion, Banc of America Securities assumed and relied upon, without independent verification, the accuracy and completeness of the information supplied or otherwise made available to it for the purposes of its opinion. With respect to the financial forecasts (including but not limited to the availability and pricing of warehouse and repurchase agreements and levels and yields on loan originations) and net asset valuations, Banc of America Securities assumed that they had been reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the future financial performance of Impac and AMRESCO. In arriving at its opinion, Banc of America Securities relied upon, without independent verification, the assessments of the managements of Impac and FIC Management and AMRESCO and AMREIT Managers of the amount and timing of the potential synergies and cost savings that AMRESCO expects to realize from the merger and of the strategic, financial and operational benefits anticipated from the merger. Banc of America Securities did not make any independent valuation or appraisal of the assets or liabilities of Impac or AMRESCO, nor was it furnished with any such appraisals. Banc of America Securities was not involved in any negotiations related to the merger agreement or to the consideration to be paid to Impac shareholders and made no recommendation with respect to any matter related to the merger agreement, including the amount to be paid to Impac shareholders.



     Banc of America Securities' opinion is necessarily based on economic, market and other conditions (including prevailing interest rates) as in effect on, and the information made available to Banc of America Securities as of, the date of Banc of America Securities' opinion. Subsequent developments, including the proposal made by Apex Mortgage, may affect the conclusions contained in the written opinion dated as of August 4, 1999, and Banc of America Securities does not have any obligation to update, revise or reaffirm its opinion. Banc of America Securities expressed no opinion as to the prices at which AMRESCO's common shares will trade following consummation of the merger. In addition, Banc of America Securities expressed no opinion or recommendation as to how the stockholders of Impac or AMRESCO should vote at their respective stockholders' meetings held in connection with the merger.



     In accordance with customary investment banking practice, Banc of America Securities employed generally accepted valuation methods in reaching its opinion. The following summarizes certain of the material analyses performed by Banc of America Securities in connection with the rendering of its oral opinion of August 4, 1999, and its written opinion dated as of August 4, 1999. Some of the summaries below include information in tabular format. The tables alone are not a complete description of the financial analyses and should be read together with the text of each summary.


     Premium based on market value


     Banc of America Securities (a) compared Impac's August 3, 1999 stock price to the value of the consideration to be received by holders of Impac common stock, based upon the application of the exchange ratio of 0.66094 to AMRESCO's August 3, 1999 stock price, (b) compared Impac's latest 20 trading days stock price average to the value of the consideration to be received by holders of Impac common stock, based upon the application of the exchange ratio of 0.66094 to AMRESCO's latest 20 trading days stock price average and (c) compared Impac's 1999 average stock price to the value of the consideration to be received by holders of Impac common stock, based upon the application of the exchange ratio of 0.66094 to AMRESCO's 1999 average stock price. The results of such comparisons are summarized in the following table.


                                                    STOCK PRICE
                                                  ----------------       MERGER        PREMIUM/
                                                  IMPAC    AMRESCO    CONSIDERATION    DISCOUNT
                                                  -----    -------    -------------    --------
Price as of 8/3/99..............................  $6.00    $ 9.75         $6.44          7.4%
Last 20 trading days average....................  $6.28    $10.35         $6.84          8.9%
1999 average (1/1/99-8/3/99)....................  $5.89    $ 9.51         $6.28          6.6%

     Contribution analysis

     Banc of America Securities analyzed the net asset value, current equity market capitalization, GAAP earnings, and tax earnings that would be contributed to the combined company by Impac and AMRESCO, respectively.

                                                              IMPAC    AMRESCO
                                                              -----    -------
Net asset value.............................................   44%       56%
Equity market capitalization................................   38%       62%
4th quarter 1999 GAAP earnings..............................   25%       75%
Fiscal 2000 GAAP earnings...................................   26%       74%
4th quarter 1999 tax earnings...............................   14%       86%
Fiscal 2000 tax earnings....................................   26%       74%


     Banc of America Securities observed that an exchange ratio of 0.66094 implies a pro forma ownership of the combined company of: (1) 60% by holders of AMRESCO common stock and (2) 40% by holders of Impac common stock (assuming conversion of the Impac series B preferred stock).


     In performing the comparison of net asset value, Banc of America Securities relied upon a midpoint based upon a range of high and low net asset value estimates for Impac and AMRESCO prepared by the managements of Impac and FIC Management. In performing the comparison of equity market capitalization, Banc of America Securities assumed the conversion of the Impac series B preferred stock and made such comparisons calculating the equity market capitalization using the closing stock prices of Impac and AMRESCO common stock as of August 3, 1999. In performing the comparison of GAAP earnings and tax earnings, Banc of America Securities relied upon estimates provided by the managements of Impac and FIC Management and AMRESCO and AMREIT Managers with respect to Impac and AMRESCO, respectively.


     Accretion analysis

     Banc of America Securities compared the projected tax earnings per share ("EPS") and the dividend yield of Impac based upon the assumption that Impac did not enter into the merger and operated on a "stand alone" basis, to the projected tax EPS and dividend yield of the combined company. In order to compare the projected tax EPS of the combined company to Impac on a "stand alone" basis, the projected tax EPS of the combined company was multiplied by the exchange ratio of 0.66094. Banc of America Securities calculated the dividend yield for Impac on a "stand alone" basis by annualizing Impac's latest quarterly dividend and dividing it by Impac's August 3, 1999 stock price. The dividend yield for the combined company was estimated based on 95% of projected fourth quarter taxable EPS annualized, divided by AMRESCO's August 3, 1999 stock price.

                                         IMPAC       COMBINED       IMPAC PER
                                      STAND-ALONE    COMPANY     SHARE EQUIVALENT    ACCRETION
                                      -----------    --------    ----------------    ---------
4th quarter 1999 tax
  earnings/share....................     $0.09        $0.37           $0.24             162%
Fiscal 2000 tax earnings/share......     $0.70        $1.65           $1.09              56%
Dividend yield......................      8.3%        14.4%

     Banc of America Securities relied on financial information and estimates provided by the managements of Impac and FIC Management and AMRESCO and AMREIT Managers with respect to Impac and AMRESCO, respectively. In order to obtain projected tax EPS for the combined company, Banc of America Securities made certain assumptions, as provided by the managements of Impac and FIC Management and AMRESCO and AMREIT Managers, including $4 million of annual cost savings, $5 million of transaction expenses, the conversion of the Impac series B preferred stock and the implementation of the proposed management contract in the fourth quarter of 1999.

     Comparable company analysis

     Using publicly available information, Banc of America Securities reviewed and compared selected historical and projected financial, operating and stock market performance data of Impac to the corresponding data of certain publicly traded companies that Banc of America Securities deemed relevant to Impac. The selected comparable companies (the "Comparable Companies," each a "Comparable Company") consisted of five commercial mortgage real estate investment trusts with similar capital structures:

     - Imperial Credit Commercial Mortgage;

     - Anthracite Capital, Inc.;

     - Ocwen Asset Investment Corp.;

     - Clarion Commercial Holdings, Inc.; and

     - AMRESCO.


     Banc of America Securities deemed such companies comparable to Impac based upon, among other factors, that they were engaged in similar commercial real estate finance and investment activities as Impac. The companies selected were all commercial mortgage real estate investment trusts with capital structures and market capitalizations similar to Impac. In addition, these companies competed with Impac for public equity capital and were generally compared to each other by equity research analysts and investors.



     Banc of America Securities calculated the implied value of a share of Impac common stock by multiplying (a) the average tax earnings multiples for the Comparable Companies by (b) Impac tax EPS estimates. Banc of America Securities then compared the resulting implied values to the implied Impac value per share of common stock of $6.44 related to the merger (based on the proposed exchange ratio of 0.66094 for a share of AMRESCO common stock and the AMRESCO August 3, 1999 stock price of $9.75). Banc of America Securities noted that the implied share price of $6.44 related to the merger was in excess of the implied Impac values based on the Comparable Company average tax earnings multiples as set forth in the following chart.


                                           COMPARABLE COMPANY
                                              AVERAGE TAX           IMPAC         IMPLIED
                                           EARNINGS MULTIPLE     TAXABLE EPS    IMPAC VALUE
                                           ------------------    -----------    -----------
1999E....................................         6.5x              $0.40          $2.60
2000E....................................         5.7x              $0.70          $3.99

     For purposes of determining the Impac 1999 taxable EPS, Banc of America Securities excluded an estimated net $15.4 million loss related to affiliate debt charge-offs taken in the first quarter of 1999. The average price for the Comparable Companies was based on closing stock prices as of August 3, 1999 and earnings estimates for the Comparable Companies were provided by First Call. Taxable EPS estimates for Impac were provided by the managements of Impac and FIC Management.

     Banc of America Securities also calculated the implied value of a share of Impac common stock based on applying the average book to market value ratio for the Comparable Companies to Impac's book value per share as of June 30, 1999. The book to market value ratios were calculated by dividing the book value (based on Comparable Company book shareholders equity as of March 31, 1999 as presented in public financial reports) by current market value (defined as equity market capitalization as of August 3, 1999 plus outstanding debt as of March 31, 1999 as provided by public financial reports) for the Comparable Companies. The average book to market value ratio for the Comparable Companies was calculated as .70x. The implied value per common share of Impac was $7.92 based on a .70x ratio multiplied by a book value per share of $11.31. Impac book value per share was provided by the managements of Impac and FIC Management.


     No company utilized in the selected Comparable Company analysis is identical to Impac. An analysis of the results therefore requires complex considerations and judgments regarding the financial and operating characteristics of Impac and the Comparable Companies, as well as other facts that could affect their publicly- traded and/or transaction value. The numerical results are not in themselves meaningful in analyzing the Comparable Companies.

     Comparable transaction analysis

     Banc of America Securities considered certain recently announced acquisitions in the commercial mortgage industry which it deemed comparable to the merger. Banc of America Securities selected the following announced and pending transactions (the "Comparable Transactions"):

     - Harvard Private Capital Holdings' and Capricorn Investors' investment in WMF Group;

     - Imperial Credit Industries' proposed acquisition of Imperial Credit Commercial Mortgage Investments; and

     - Ocwen Financial Corporation's proposed acquisition of Ocwen Asset Investment Corporation.

     In considering the Comparable Transactions, Banc of America Securities compared the implied Impac value per common share (calculated by multiplying the Comparable Transactions average tax earnings multiple by the Impac estimated taxable EPS) to the implied Impac value per share of common stock of $6.44 related to the merger (based on the proposed exchange ratio of 0.66094 for a share of AMRESCO common stock and the AMRESCO August 3, 1999 stock price of $9.75). Harvard Private Capital Holdings' and Capricorn Investors' investment in WMF Group was excluded from the estimated 2000 average calculation due to the lack of a 2000 earnings estimate. Banc of America Securities noted that the implied share price of $6.44 related to the merger was in excess of the implied values based on the Comparable Transactions average tax earnings multiple as set forth in the following chart.

                                        COMPARABLE TRANSACTIONS
                                              AVERAGE TAX             IMPAC         IMPLIED
                                           EARNINGS MULTIPLE       TAXABLE EPS    IMPAC VALUE
                                        -----------------------    -----------    -----------
1999E.................................            7.3x                $0.40          $2.93
2000E.................................            6.7x                $0.70          $4.69


     For purposes of determining the Impac 1999 taxable EPS, Banc of America Securities excluded an estimated net $15.4 million loss related to affiliate debt charge-offs taken in the first quarter of 1999. Earnings estimates for Imperial Credit Commercial Mortgage Investments for 1999 and 2000 and 1999 for Ocwen Asset Investment Corporation were obtained from First Call. Earnings estimates for 2000 for Ocwen Asset Investment Corporation were assumed to be the 1999 earnings estimates as provided by First Call increased by the secular growth rate as provided by First Call.


     Banc of America Securities also calculated the implied value of a share of Impac common stock based on applying the average purchase price to book value ratio for the Comparable Transactions to Impac's book value per share as of June 30, 1999. The purchase price to book value ratios were calculated by dividing the purchase price by book value (based on the acquired company's book shareholders equity as of March 31, 1999 as presented in public financial reports). The average purchase to book value ratio for the Comparable Transactions was calculated as .73x. The implied value per common share of Impac was $8.29 based on a .73x ratio multiplied by a book value per share of $11.31. Impac book value per share was provided by the managements of Impac and FIC Management.

     No company utilized in the selected comparable transaction analysis is identical to either Impac or AMRESCO nor is any transaction identical to the contemplated transaction between Impac and AMRESCO. An analysis of the results therefore requires complex considerations and judgements regarding the financial and operating characteristics of Impac and AMRESCO and the companies involved in the comparable transactions, as well as other facts that could affect their publicly-traded and/or transaction value. The numerical results are not in themselves meaningful in analyzing the contemplated transaction as compared to comparable transactions.

     The summary set forth above does not purport to be a complete description of the analysis presented by Banc of America Securities. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Banc of America Securities believes that selecting any portion of its analyses or of the summary set forth above, without considering the analyses as a whole, would create an incomplete view of the processes underlying Banc of America Securities' opinion. In arriving at its opinion, Banc of America Securities considered the results of all such analyses. The analyses were prepared solely for purposes of Banc of America Securities providing its opinion to the Impac board of directors as to the fairness, from a financial point of view, of the consideration to be received by the holders of Impac common stock (other than Fortress and its affiliates) pursuant to the merger agreement and do not purport to be appraisals or necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon forecasts or future results are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by such analyses. Because such analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, none of Banc of America Securities, Impac, AMRESCO or any other person assumes responsibility if future results or actual values are materially different from those forecast. As described above, Banc of America Securities' opinion to the Impac board of directors was one of many factors taken into consideration by the Impac board of directors in making its determination to approve the merger agreement and the merger. The foregoing summary does not purport to be a complete description of the analysis performed by Banc of America Securities and is qualified by reference to the written opinion of Banc of America Securities set forth in Annex D hereto.

     Banc of America Securities, as part of its investment banking business, is routinely engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. The Impac board of directors selected Banc of America Securities as its financial advisor because it is a nationally recognized investment banking firm that has substantial experience in transactions similar to the merger and because of Banc of America Securities' familiarity with Impac.

     Banc of America Securities provides a full range of financial, advisory and security services and in the ordinary course of its normal trading, brokerage, investment banking, principal investing, investment management and financing activities may at any time hold long or short positions or other investments, and may trade or otherwise effect transactions, for its own account, those of its affiliates, or the accounts of its customers, in debt or equity securities or senior loans of Impac, AMRESCO, Fortress or their affiliates.


     Pursuant to a letter agreement dated July 26, 1999, the Impac board of directors engaged Banc of America Securities as its financial advisor and to render an opinion with respect to the fairness of the financial consideration to be received by holders of Impac common stock (other than Fortress and its affiliates). Pursuant to the terms of the Banc of America Securities engagement letter, Impac has agreed to pay Banc of America Securities a fee of $250,000 upon delivery of its fairness opinion and $500,000 upon consummation of the merger; provided that $125,000 of the fee paid for the fairness opinion, will be credited against the $500,000 transaction fee. Impac has agreed to reimburse Banc of America Securities for its reasonable out-of-pocket expenses, including attorney's fees, and to indemnify Banc of America Securities against liabilities it incurs, including liabilities under the federal securities laws. In November 1998, Banc of America Securities, formerly NationsBanc Montgomery Securities LLC, was engaged to represent Impac in its review of certain strategic and financial planning matters which resulted in the sale of Impac series B preferred stock and the management contract of Impac to Fortress. Impac agreed to pay a fee of $500,000 upon consummation of this transaction.



     Pursuant to a letter agreement dated August 3, 1999, the Impac board of directors also engaged Jolson Securities, a division of Mitchum, Jones & Templeton, Inc., as its financial advisor with regard to the merger. Pursuant to the terms of the Jolson Securities engagement letter, Impac has agreed to pay Jolson Securities a fee of $625,000 upon consummation of the merger. Impac has also agreed to reimburse Jolson Securities for its reasonable out-of-pocket expenses, including attorney's fees, and to indemnify Jolson Securities against liabilities it incurs, including liabilities under the federal securities laws. Jolson Securities has not been requested by Impac to render and is not rendering a fairness opinion with respect to the merger. Impac selected Jolson Securities as its financial advisor in significant part because one of its principals had performed financial advisory services for Impac while employed by NationsBanc Montgomery Securities and demonstrated an in-depth knowledge of Impac and the commercial mortgage REIT sector. Jolson Securities is a recently formed entity that has not performed prior financial advisory services for Impac.

RECENT EVENTS -- APEX MORTGAGE PROPOSAL TO ACQUIRE IMPAC



     On September 7, 1999, the Impac board of directors received a letter from Apex Mortgage Capital, Inc. regarding a proposed acquisition of Impac by Apex Mortgage. According to filings made by Apex Mortgage with the SEC, Apex Mortgage beneficially owns 7.5% of Impac's common stock and is a real estate investment trust that invests in United States agency and other single-family real estate adjustable and fixed rate mortgages. Apex Mortgage proposed that Impac and Apex Mortgage be merged, with Impac stockholders receiving 0.60328 of a share of Apex Mortgage common stock for each of their shares of Impac common stock. The Apex Mortgage proposal stated that it was conditioned upon the satisfactory completion of due diligence by Apex Mortgage.



     The Impac board met telephonically on September 10, 1999 to begin its review of the Apex Mortgage proposal. All directors participated in the meeting, which was also attended by representatives of Skadden, Arps and Ballard Spahr, Impac's legal advisors. The board discussed whether or not to establish a special committee of independent directors to evaluate the Apex Mortgage proposal. After discussion, during which the Impac directors asked numerous questions that were responded to by representatives of management and by Impac's legal advisors, the board decided not to establish a special committee to evaluate the Apex Mortgage proposal. The Impac board based this decision on the following reasons:



          (1) For an externally managed REIT such as Impac, the board believed that the board representatives of Impac's external manager were analogous to senior officers/board members of any public company. The board observed that such persons are not generally viewed as being subject to an inherent conflict of interest in evaluating proposals to acquire the company. The board noted that the existing management agreement with FIC Management contained a termination provision providing for fair compensation to the manager if the agreement were to be terminated as a result of a merger transaction. The board concluded that it was in the best interests of the stockholders to have the benefit of the expertise of the board representatives of Impac's manager in evaluating the unsolicited Apex Mortgage proposal.



          (2) Impac's independent directors, Messrs. Tomkinson, Mahowald and Filipps, constituted a majority of the entire five-member Impac board.



          (3) The board believed that Fortress' 16.7% equity investment in Impac and Fortress' agreement to convert its preferred stock to common stock in the AMRESCO merger aligned its interests with those of the other Impac stockholders.



          (4) The interests of FIC Management and its Fortress affiliates in the existing Impac management agreement and the proposed management agreement for the combined company after the merger with AMRESCO were fully disclosed in the joint proxy statement filed by AMRESCO and Impac and all such arrangements between Impac and its external manager had been approved in advance by Impac's independent directors. The proposed management agreement for the combined company contemplated management fees to FIC Management for services to be rendered at market rates no less favorable to Impac than management fee rates that could have been obtained from an unaffiliated third party.



          (5) Other than the management fees for future services referred to above, neither FIC Management nor any of its Fortress affiliates would be entitled to receive any compensation upon the consummation of a merger with AMRESCO.



The Impac board did reserve the right to establish a separate committee for the purpose of overseeing the termination of the management agreement with FIC Management if the board were to determine to proceed with the Apex Mortgage proposal.



     Also at the September 10, 1999 telephonic meeting, the Impac board authorized management to engage an independent financial advisor to assist the board in its review and analysis of the Apex Mortgage proposal. The Impac board was mindful of the restrictions imposed upon it under the merger agreement with AMRESCO with regard to alternative transaction proposals. Unless the board determined in its good faith judgement, after receiving the written advice of an independent financial advisor, that the Apex Mortgage proposal was a superior proposal -- more favorable to its stockholders, taking into account all relevant factors, than the merger with AMRESCO -- the Impac board was precluded from furnishing information to, or entering into discussions or negotiations with, Apex Mortgage. The board took notice of the fact that breach of this provision would subject Impac to liability to AMRESCO for breach of the merger agreement.



     Several members of the Impac board had questions about the Apex Mortgage proposal and Mr. Edens was designated to write a letter to Apex Mortgage requesting clarification of several points and additional information regarding the proposal.



     By letter dated September 10, 1999, Mr. Edens wrote to Philip Barach and Daniel Osborne, the chief executive officer and chief operating officer, respectively, of Apex Mortgage. Mr. Edens' letter requested the following information to enable the Impac board to analyze the Apex Mortgage proposal:



          (1) A description of the current business plan of Apex Mortgage.



          (2) A description of the proposed business plan for Impac if Apex Mortgage were to acquire control of Impac, including the use of and investment in derivative securities.



          (3) Monthly balance sheets for Apex Mortgage from inception through August 1999, showing total assets and shareholder equity, in a manner that would enable Impac to assess periodic effective leverage levels of Apex Mortgage.



          (4) A description of Apex Mortgage's borrowings, including the average terms, and whether such borrowings are secured or unsecured and committed or uncommitted.



          (5) A total return calculation for an Apex Mortgage shareholder, assuming the shareholder (a) purchased 100 shares of Apex Mortgage stock in the initial offering (that is, on December 4, 1997) at the initial offering price ($15 per share), (b) received all dividends paid through September 7, 1999, (c) reinvested those dividends at a 5% annual rate and (d) sold the stock on September 7, 1999 at the closing price for Apex Mortgage shares on September 7, 1999 (that is, $11.75 per share).



          (6) Apex Mortgage's proposed composition of the board of directors of the combined company if Apex Mortgage were to acquire control of Impac.



          (7) Apex Mortgage's proposal regarding the management of the combined company if Apex Mortgage were acquire control of Impac.



     In addition, Mr. Edens noted that (a) the merger agreement between AMRESCO and Impac provides for break-up fees and expenses of approximately $5.25 million and (b) if the Apex Mortgage proposal contemplates termination of the existing management agreement between Impac and FIC Management, a termination payment to FIC Management would be triggered. Mr. Edens further noted that the existing management agreement was acquired by FIC Management from the prior manager in May 1999 for $6 million and runs through 2002. Mr. Edens requested that Apex Mortgage's response address these issues.



     In conclusion, Mr. Edens said that the questions in his letter were preliminary and that Impac may have additional inquiries as it learns more about the Apex Mortgage proposal, and that upon receipt and review of all requested information, including any additional information that Impac may request, the Impac board would respond to the proposal in due course.



     Messrs. Barach and Osborne responded to Mr. Edens letter by letter dated September 17, 1999. In the September 17th letter, Apex Mortgage declined to directly answer Mr. Edens questions from his September 10th letter, in some case answering by providing publicly available information regarding Apex Mortgage, in other cases its answers did not provide additional or material information requested.



     On September 27, 1999, Impac engaged Bear Stearns as its financial advisor to review and analyze the Apex Mortgage proposal.



     On October 15, 1999, at the direction of the Impac board, representatives of Bear Stearns and Impac's legal counsel met with representatives of Apex Mortgage via telephone conference call, in which counsel for Apex also participated. The Impac board invited Messrs. Barach and Osborne to meet with Bear Stearns to give them an opportunity to make any clarifications they wished to make to the Apex Mortgage proposal; during the course of the telephone call, the Apex Mortgage representatives declined to provide any additional material information, clarifications or changes, with respect to their proposal or to make available any material non-public information regarding Apex Mortgage, including information relating to its assets, financing, hedging strategies and business plans, which would have assisted in reviewing and analyzing its proposal.



     On October 20, 1999, at a telephonic meeting of the Impac board with the participation of all directors and representatives of Skadden, Arps and Ballard Spahr, representatives of Bear Stearns made a presentation in which they advised the Impac board that while the nominal market price of the Apex Mortgage proposal at this time was higher than that of the merger proposal, because of a variety of factors, without the ability to evaluate certain material information that Apex Mortgage was not prepared to deliver, Bear Stearns was unable at this time to advise conclusively that the Apex Mortgage proposal was more favorable to Impac shareholders from a financial point of view. The Impac board reconvened by telephonic meeting on October 22, 1999 with the same representatives participating to further consider the Apex Mortgage proposal and ask any additional questions of Bear Stearns regarding its presentation.



     After discussion, during which the Impac directors asked numerous questions that were responded to by representatives of management and Impac's financial and legal advisor, the Impac board unanimously determined that they were unable to conclude that the Apex Mortgage proposal was a superior proposal for purposes of the merger agreement with AMRESCO and that Impac was therefore contractually bound to proceed with the merger with AMRESCO. The Impac board then unanimously reaffirmed its recommendation of the merger with AMRESCO to the Impac stockholders.



     In making its decision to reaffirm its recommendation that the Impac stockholders approve the merger with AMRESCO notwithstanding the Apex Mortgage proposal, Impac's board, in the exercise of its business judgement, focused its deliberations on long-term value and strategic benefits and their likelihood of realization by Impac and its stockholders. In considering the Apex Mortgage proposal, the board took into account:



          (1) the form as well as the amount of the consideration offered;



          (2) the business plan proposed by Apex Mortgage;



          (3) the pro forma net asset value of the combined companies;



          (4) the market price of the Apex Mortgage common stock and certain factors currently and prospectively affecting that market price;



          (5) the track record of the Apex Mortgage external manager;



          (6) the terms of the existing Apex Mortgage management agreement;



          (7) the size of the investment by Apex Mortgage's manager in the combined company;



          (8) the prospects for future growth in the value of Apex Mortgage's stock; and



          (9) the presentation from its independent financial advisor, Bear Stearns.



     Form of consideration



     The Impac board noted that the Apex Mortgage proposal did not propose to cash out the Impac stockholders. Rather, it offered Apex Mortgage stock as the consideration to be received by Impac's stockholders in the merger. Based on this, the board believed that it needed to inquire into the value of the merger consideration not just the amount of the consideration. This required analysis by the board of the current market price of Apex Mortgage's shares, but also factors affecting that value on both a current and prospective basis.

     Business plan



     One of the questions posed by the Impac board to Apex Mortgage in Mr. Edens' September 10, 1999 letter concerned Apex Mortgage's proposed business plan for the combined company. In response, Apex Mortgage indicated that the combined company would follow the current Apex Mortgage business plan. The Impac board made the following observations about the Apex Mortgage business plan:



          (1) High leverage-The Apex Mortgage business plan as disclosed in its public filings called primarily for purchasing highly rated single-family adjustable and fixed rate mortgage related assets and highly leveraging them-historically on average between 10-12 times.



          (2) Short term financing-The financing used to implement this business plan to date appeared to be of a very short term nature. Specifically, at June 30, 1999, Apex Mortgage had $736.7 million in financing with a stated average term of 1.8 months. Impac had had a history of liquidity problems on account of a similar financing strategy relying on short-term financing subject to margin calls, which Impac had subsequently abandoned.



          (3) Exposure to rising interest rates-The Impac board observed that the book value of Apex Mortgage was very sensitive to changes in interest rates. Apex Mortgage had estimated in its public disclosure that a 100 basis point rise in interest rates would result in a corresponding decline of approximately $2.20 per share in Apex Mortgage book value. The board noted that in the period since the most recent filing in June 1999 interest rates had risen substantially. Using the U.S. Treasury rate as a reference and applying this formula, the Impac board noted that the increase in interest rates since June 30, 1999 indicated a book value decline of approximately $1.00 per share since the close of the second quarter, in addition to the decline in net asset value of nearly 17% during the first six months of 1999.



     The Impac board also noted from public disclosures that the Apex Mortgage portfolio had experienced approximately a 200% average annual turnover since inception. Because REITs generally are required to pay a 100% tax on trading profits, the board was concerned, but unable to verify, whether Apex would be subject to this tax. The board also noted that, in apparent contradiction to Apex Mortgage's stated business plan of investing primarily in single-family adjustable and fixed rate mortgage related assets, approximately $21.5 million, or 29%, of Apex Mortgage's equity was invested in equity securities as of June 30, 1999.



     The Impac board concluded that Apex Mortgage's business plan differed substantially from Impac's business plan. The board believed that Apex Mortgage's plan had considerably greater financing and interest rate risk. The board expressed concern about recent examples such as Long Term Capital and Criimi Mae of the risks associated with a strategy of high leverage and short term financing, particularly during periods of financial market instability.



     Track record



     In Apex Mortgage's letters to the board, Apex Mortgage referred to its "superior track record" and "continuous profitability." After reviewing Apex Mortgage's historical record, the Impac board made several observations. First, based on the information supplied by Apex Mortgage, the total return on an investment in Apex Mortgage from the initial public offering in December, 1997 to the present was approximately 1.15%, which in the board's view was not a return profile associated with a "superior track record." Second, in June 1997, the Financial Accounting Standard's Board issued FASB 130, which requires companies like Apex Mortgage that invest primarily in liquid securities to report comprehensive income (which includes unrealized gains and losses on investments available for sale) as a more inclusive measure of performance than net income alone. Analyzing Apex Mortgage's performance, using this measure, the Impac board noted that although net reported income for the first six months of this year for Apex Mortgage was approximately $5,816,000, comprehensive income during the same period was a loss of approximately ($10,182,000).



     The Impac board noted that this comprehensive loss resulted in a reported decline of the stated book value of Apex Mortgage by approximately 17% during the first six months of 1999. In addition, the Impac board noted that if Apex Mortgage had been adversely affected by the recent rise in interest rates in the manner described in its public filings, Apex Mortgage's book value would have declined by approximately an additional 9%. The Impac board observed that Apex Mortgage's performance in 1999 reflected the risks of the Apex Mortgage business plan in an increasing interest rate environment.



     Transaction consideration



     The Impac board analyzed Apex Mortgage's proposal on the basis of three traditional valuation criteria: stock price, net asset value and earnings per share.



     Stock price:  The Apex Mortgage proposal contemplated the exchange of
0.60328 of a share of Apex Mortgage common stock for each share of Impac common stock, which reflected a current premium over the current market value of the shares intended to be received in the AMRESCO merger.



          - Volume -- Apex Mortgage's shares were very thinly traded -- the average daily trading volume of Apex Mortgage over the previous 90 days was approximately 8,100 shares, or approximately $100,000 per day. The Impac board believed that in this context stock price alone was not an accurate indicator of value and that the "premium" reflected in the current share price may well have been illusory, particularly under concerted selling pressure.



          - Upside price limitation -- Both Apex Mortgage and AMRESCO were mortgage REITs, albeit with considerably different business plans. Apex Mortgage was then valued at a price equal to its reported book value, while AMRESCO shares were valued at a price equal to approximately 70% of reported book value. As a result, in the view of the Impac board, Impac shareholders had relatively limited upside, but significant downside, with respect to an investment in Apex Mortgage stock. The board believed the opposite was true with respect to an investment by Impac shareholders in AMRESCO shares, which, if they were to have traded at a value closer to their book value, would have resulted in meaningful upside.



     Net Asset Value: NAV is widely considered to be a meaningful measure of value for mortgage REITs. The AMRESCO merger reflected a premium to Impac's shareholders as compared to Apex Mortgage's proposal on an NAV basis (using the most recently available public numbers and before taking into account any further diminution resulting from rising interest rates). In addition, the transaction as proposed by Apex Mortgage would trigger a number of transaction costs:



     - a merger agreement termination and expense payment;



     - a management agreement termination payment; and



     - new due diligence and transaction costs.



Apex Mortgage was asked to clarify whether an outside party would bear these incremental expenses, as was the case in the AMRESCO merger, where Fortress was bearing the $11.1 million cost associated with the acquisition of the mortgage management contract, and declined to do so. If Apex Mortgage intended that the shareholders of Impac and Apex Mortgage, and not the Apex Mortgage manager, bear these expenses, the Apex Mortgage proposal would result in a further diminution in shareholder book value.



     Earnings: The year 2000 pro forma dividend to Impac shareholders as a result of the proposed merger with AMRESCO was $1.09 per share based on earnings of $1.15 per share. Based on the information supplied by Apex Mortgage and publicly available equity research, the Impac board believed this pro forma dividend was likely to be significantly higher than with the Apex Mortgage proposal.



     Management contracts/alignment of interests



     Both the AMRESCO merger and the Apex Mortgage proposal provided for the combined companies to be externally managed. Accordingly, the Impac board analyzed the proposed Apex Mortgage management contract and the proposed AMRESCO management contract, and found that, while the AMRESCO contract provided for a higher base management fee, the Apex Mortgage contract provided for a higher incentive fee.

On balance, the Impac board determined that the AMRESCO contract offered better value to the Impac stockholders for the following reasons:



          - Cumulative returns -- The Apex Mortgage proposed contract called for quarterly incentive payments without regard to whether the company had generated an overall cumulative positive return from year to year. Indeed, although Apex Mortgage's cumulative total return to date was lower than the incentive fee hurdle rate of 10-year treasuries plus 100 basis points, Apex Mortgage's manager had received $1.64 million in incentive fees since inception. The AMRESCO proposed contract called for no incentive compensation unless the combined company generated positive returns above the hurdle rate on a cumulative basis.



          - Termination fee -- The Apex Mortgage proposed contract called for calculation of a termination fee as if the contract ran in perpetuity. The Impac board was not aware of a similar provision in a management contract of this type, and expressed concern about the cost to stockholders if the provision ever were invoked. The AMRESCO proposed contract called for a termination fee based on the twelve prior months of management fees plus whatever incentive fee would be due upon liquidation of all of the assets, which the Impac board believed was consistent with the market standard.



The Impac board also noted that in the AMRESCO merger, the external manager through a combination of existing ownership and additional cash investment would own approximately 16% of the combined company which the Impac board believed would significantly align the interests of the manager with those of shareholders. In the Apex Mortgage proposal, the manager would appear to be the beneficial owner, although it is not clear to what extent Apex Mortgage would be the economic owner, of shares of only approximately 3% of the combined equity.



     On balance, the Impac board carefully considered these and other matters in unanimously concluding that the Apex Mortgage proposal was not superior to the transaction contemplated by the AMRESCO merger agreement. The Impac board reaffirmed its intention to continue to pursue the AMRESCO transaction as described in this document, which the Impac board believed would result in the highest value to Impac stockholders.



     Pursuant to a letter agreement dated September 27, 1999, the Impac board of directors engaged Bear Stearns to review and analyze the Apex Mortgage proposal. Pursuant to the terms of the Bear Stearns engagement letter, Impac has agreed to pay Bear Stearns a fee of $250,000. Impac has also agreed to reimburse Bear Stearns against liabilities it may incur, including liabilities under the federal securities laws.


INTERESTS OF IMPAC DIRECTORS, EXECUTIVE OFFICERS AND AFFILIATES

     In considering the recommendation of Impac's board of directors with respect to the merger, stockholders should be aware that some directors, executive officers and affiliates have interests in the merger in addition to those of other stockholders. Impac's board was aware of these interests and considered them, along with other matters, in approving the merger.

     Amended and restated management agreement

     Upon completion of the merger, FIC Management and the combined company will enter into an amended and restated management agreement under which FIC Management will be entitled to receive fees for the performance of management services. See "The Amended and Restated Management Agreement."

     Directors and officers of the combined company


     The following table indicates the current positions of directors and executive officers of Impac who will become trust managers and executive officers of the combined company and the positions they will hold in the combined company at the effective time of the merger:



                                                                          POSITION IN THE
NAME                                          POSITION IN IMPAC           COMBINED COMPANY
----                                       -----------------------    ------------------------
Wesley Edens...........................    Chairman and Chief         Chairman and Chief
                                             Executive Officer          Executive Officer
Frank Filipps..........................    Director                   Trust Manager
Robert Kauffman........................    Director                   Trust Manager
Christopher Mahowald...................    Director                   Trust Manager
Joseph Tomkinson.......................    Director                   Trust manager
Gregory Hughes.........................    Chief Financial Officer    Executive Vice President
                                                                        and Chief Financial
                                                                        Officer
Randal Nardone.........................    Chief Operating Officer    Executive Vice President
                                             and Secretary              and Secretary



     Mr. Edens and Mr. Kauffman are directors and executive officers of Fortress and some of its affiliates, including FIC Management, and Mr. Nardone and Mr. Hughes are executive officers of Fortress and some of its affiliates, including FIC Management.



     Directors and senior officers of FIC Management will be required to devote only so much of their time to the combined company's affairs as is necessary or required for the performance of the duties of the manager under the management agreement and for the effective conduct and operation of the combined company's business.


     Conversion of director's stock options


     Under the terms of the merger agreement, all outstanding options to purchase shares of Impac common stock will be converted in the merger into options to purchase a comparable number of AMRESCO common shares. Joseph R. Tomkinson and Frank R. Filipps, each of whom is a director of Impac, hold options to acquire 6,666 shares of Impac common stock and 10,000 shares of Impac common stock, respectively. If these options are not exercised prior to the merger, they will be converted in the merger according to the 0.66094 exchange rate into options to acquire 4,405 and 6,609 common shares of the combined company, respectively, with appropriately adjusted exercise prices.


MANAGEMENT AND OPERATIONS OF THE COMBINED COMPANY AFTER THE MERGER

     After the effective time of the merger, the combined company's board of trust managers will consist of eight persons. Five of the trust managers, Wesley
R. Edens, Frank P. Filipps, Robert I. Kauffman, Christopher W. Mahowald and Joseph R. Tomkinson, are members of Impac's current board. Three of the trust managers, Robert L. Adair III, John C. Deterding and Mark D. Gibson, are members of AMRESCO's current board. At the effective time, the size of the combined company's board will increase from seven to eight members, the five Impac designees will be appointed to the combined company's board and current trust managers of AMRESCO other than Messrs. Adair, Deterding and Gibson will resign from the combined company's board.

     The combined company's board of trust managers is divided into three classes. Class I directors will serve until the third annual meeting following the effective time, class II directors will serve until the second annual meeting following the effective time and class III directors will serve until the first annual meeting following the effective time.

     The persons who will serve on the combined company's board are:


NAME                                   AGE        CURRENT POSITION WITH AMRESCO OR IMPAC         CLASS
----                                   ---        --------------------------------------         -----
Robert L. Adair III..................  55     Chairman of the Board and Chief Executive             I
                                              Officer of AMRESCO
John C. Deterding....................  66     Trust Manager of AMRESCO                             II
Wesley R. Edens......................  38     Chairman of the Board and Chief Executive             I
                                              Officer of Impac
Frank P. Filipps.....................  51     Director of Impac                                   III
Mark D. Gibson.......................  40     Trust Manager of AMRESCO                             II
Robert I. Kauffman...................  36     President and Director of Impac                       I
Christopher W. Mahowald..............  37     Director of Impac                                    II
Joseph R. Tomkinson..................  51     Director of Impac                                   III


     Mr. Adair is chairman of the board and chief executive officer of AMRESCO. Mr. Adair has served as chief executive officer of AMRESCO since November 1998 and has served as chairman of the board since its inception in 1998. Since 1994, Mr. Adair has also served as a director, president and chief operating officer of AMRESCO, INC. Mr. Adair has served AMRESCO, INC. and its predecessors in various capacities since 1987. Mr. Adair is also a director of Stratus Properties, Inc.

     Mr. Deterding has been a member of the AMRESCO board since May 1998. Mr. Deterding served as senior vice president and general manager of the commercial real estate division of General Electric Capital Corporation from 1975 to June 1993. In directing the real estate activities of General Electric Capital Corporation, Mr. Deterding was responsible for both domestic and international lending activities, portfolio purchases, joint ventures, asset management and real estate securitization. From November 1989 to June 1993, Mr. Deterding also served as chairman of the General Electric Real Estate Investment Company, a privately held REIT. From 1986 to 1993, Mr. Deterding also served as a director of GECC Financial Corporation. Since retiring from General Electric Capital Corporation in June 1993, Mr. Deterding has worked as a private real estate consultant. He also served as a director of Patriot American Hospitality Inc., a publicly-held REIT (or its predecessors), from September 1995 until the time of the merger of Patriot American and Wyndam International, Inc. in June 1999, and is a former member and trustee of the Urban Land Institute.


     Mr. Edens has been the chairman of the board and chief executive officer of Impac since May 1999 and has been the chief executive officer of Fortress Investment Group, LLC and Fortress Investment Corp., as well as the chairman of the board of Fortress Investment Group, since their formation. Mr. Edens will become the chairman and chief executive officer of the combined company at the effective time of the merger. Mr. Edens co-founded Fortress Investment Group, which manages Fortress Investment Corp.'s investment activity, with Robert Kauffman, Randal Nardone and Erik Nygaard. Prior to forming Fortress Investment Group. Mr. Edens was the head of the Global Principal Finance Group at Union Bank of Switzerland as well as managing director of Union Bank of Switzerland. Mr. Edens was a partner and managing director of BlackRock Financial Management, Inc. and the chief operating officer of BlackRock Asset Investors, a real estate investment fund with approximately $560 million in capital. In addition, Mr. Edens was formerly a partner and managing director of Lehman Brothers, where he was head of the Non-Agency Mortgage Trading Desk, and was primarily responsible for initially building Lehman's commercial and non-agency mortgage effort.


     Mr. Filipps has been a director of Impac since February 1997 and a director of Impac's predecessor since August 1995. Mr. Filipps was elected president of CMAC Investment Corp. and chairman, president and chief executive officer of Commonwealth Mortgage Assurance Company in January 1995. In May 1995, Mr. Filipps was elected a director of CMAC Investment Corp. and in January 1996, he was elected chief executive officer of CMAC Investment Corp. Mr. Filipps joined Commonwealth Mortgage in 1992 as senior vice president and chief financial officer, where he was responsible for the company's financial, investment and data processing operations, as well as the legal and human resources functions. In 1994, Mr. Filipps was promoted to executive vice president and chief operating officer for both CMAC Investment Corp. and

Commonwealth Mortgage, where his additional responsibilities included the company's sales, marketing, underwriting and risk management operations.

     Mr. Gibson has served as a member of the AMRESCO board since 1998. Until November 1998, Mr. Gibson also served as president and chief executive officer of both AMRESCO and AMREIT Managers, G.P., Inc., the general partner of AMREIT Managers, L.P. Mr. Gibson also serves as executive managing director of Holliday Fenoglio Fowler, L.P. and is a member of the executive committee of AMRESCO, INC. Mr. Gibson joined Holliday Fenoglio Fowler in 1984 and has served at Holliday Fenoglio Fowler in various capacities since that time. Prior to joining Holliday Fenoglio Fowler, Mr. Gibson was employed by Bank of the Southwest in various capacities from 1981 to 1984, including vice president of commercial lending.

     Mr. Kauffman has been the president and a director of Impac since May 1999, and has been the president of Fortress Investment Group and Fortress Investment Corp., and a member of the board of directors of Fortress Investment Corp., since June 1998. Mr. Kauffman co-founded Fortress Investment Group with Messrs. Edens, Nardone and Nygaard. Previously, Mr. Kauffman was the head of the acquisitions and risk management department of Global Principal Finance, as well as a managing director of Union Bank of Switzerland. Prior to joining Global Principal Finance in 1997, Mr. Kauffman was a principal of BlackRock Financial Management, and a managing director of BlackRock Asset Investors, where he was responsible for acquisitions and risk management. Prior to joining BlackRock Financial Management, Mr. Kauffman was the executive director of Lehman Brothers International.

     Mr. Mahowald has been a director of Impac since May 1999. Mr. Mahowald is the president of EFO Realty and vice president of EFO Holdings, Inc. During the six years prior to forming EFO Realty in January 1997, Mr. Mahowald was a partner in the Robert M. Bass Group where he was a founding principal of the Brazos Fund, a $250 million real estate private equity fund, and Colony Capital, a major buyer of distressed mortgages from the Resolution Trust Company. Prior to joining the Bass Group he was a principal for the Trammell Crow Company, where he developed and leased industrial real estate projects.

     Mr. Tomkinson has been chairman of the board and chief executive officer of Impac and its predecessor since their formations. Mr. Tomkinson has been the vice chairman of the board and chief executive officer of Impac Mortgage Holdings, Inc. and chairman of the board and chief executive officer of Impac Funding Corporation and Impac Warehouse Lending Group, Inc. since August 1995. In April 1998, he became chairman of the board of Impac Mortgage Holdings. Mr. Tomkinson served as president and chief operating officer of Imperial Credit Industries, Inc. from January 1992 to February 1996 and, from 1986 to January 1992, he was President of Imperial Bank Mortgage, a subsidiary of Imperial Bank, one of the companies that combined to become Imperial Credit Industries in 1992. Mr. Tomkinson has been a director of Imperial Credit Industries since December 1991. Mr. Tomkinson is also director of BNC Mortgage, Inc. Mr. Tomkinson has 22 years of combined experience in real estate, real estate financing and mortgage banking experience.

     After the effective time the following persons will serve as executive officers of the combined company:

NAME                                   POSITION WITH THE COMBINED COMPANY          CURRENT POSITION
----                                   ----------------------------------          ----------------
Wesley R. Edens......................  Chairman and Chief Executive          Chairman of the Board and
                                         Officer                               Chief Executive Officer of
                                                                               Impac
Jonathan S. Pettee...................  President                             President and Chief Operating
                                                                               Officer of AMRESCO
Gregory F. Hughes....................  Executive Vice President and Chief    Chief Financial Officer of
                                         Financial Officer                     Impac
Randal A. Nardone....................  Executive Vice President and          Chief Operating Officer of
                                         Secretary                             Impac
Thomas R. Lewis II...................  Senior Vice President and             Vice President and Controller
                                         Controller                            of AMRESCO

     Biographical information for Mr. Edens is set forth above.

     Mr. Pettee has served as president and chief operating officer of both AMRESCO and AMREIT Managers since November 1998. Prior to November 1998, Mr. Pettee served as executive vice president and chief operating officer of both AMRESCO and AMREIT Managers. From 1996 to March 1998, Mr. Pettee was responsible for mortgage product development, capital raising and management of a non-investment grade portfolio of commercial mortgage-backed securities for AMRESCO, INC. and its affiliates. Mr. Pettee has over 13 years of experience in corporate finance, fixed income and real estate. From 1995 to 1996, Mr. Pettee was managing director for BBC Investment Advisors, a joint venture between Back Bay Advisors and Copley Real Estate Advisors. At BBC, Mr. Pettee managed an investment grade CMBS portfolio. From 1992 to 1994, Mr. Pettee held positions as managing director at Copley Real Estate, where he was responsible for managing the external financing activities for Copley's institutional funds. From 1986 to 1992, Mr. Pettee was a senior associate at Morgan Stanley Realty, where he executed sale, financing and investment banking transactions.

     Mr. Hughes is the chief financial officer of Impac, Fortress Investment Group LLC and Fortress Investment Corp. Prior to joining Fortress in 1999, Mr. Hughes was the chief financial officer for Wellsford Real Properties, Inc., a real estate merchant banking firm which acquires, finances, develops and operates real properties and organizes and invests in private and public real estate companies. From 1993 to 1997, Mr. Hughes served as the chief financial officer for Wellsford Residential Property Trust, a $1 billion real estate investment trust which owned and operated 20,000 apartment units. During 1992, Mr. Hughes was a controller with Jones Lang Wootton Realty Advisors.

     Mr. Nardone has been the chief operating officer and secretary of Impac since May 5, 1999. Mr. Nardone has also served as the chief operating officer and secretary of Fortress Investment Group LLC and Fortress Investment Corp. since inception. Mr. Nardone was previously the head of the structured finance and contract finance departments of Global Principal Finance as well as a managing director of UBS Securities (SWAPS) Inc. from May 1997 to May 1998. Mr. Nardone was responsible for the structuring, negotiation and documentation of all transactions. Prior to joining UBS Securities in 1997, Mr. Nardone was a principal of BlackRock Financial Management, Inc. and managing director of BlackRock Asset Investors and BlackRock Capital Finance, L.P., where he also ran the structured finance and contract finance groups.

     Mr. Lewis has served as vice president and controller of both AMRESCO and AMREIT Managers since their formation in 1998. Mr. Lewis has been employed by AMRESCO, INC. since November 1995 and until April 1998 had responsibility for accounting, cash management and reporting for its 40 institutional advisory clients. Mr. Lewis has over 13 years of experience in real estate accounting and reporting. From 1993 to 1995, Mr. Lewis served in a similar capacity as vice president-finance for Acacia Realty Advisors, Inc. From 1989 to 1993, Mr. Lewis served as senior controller for Prentiss Properties Limited, Inc., an affiliate of Acacia, where he was responsible for the identification and resolution of technical accounting and reporting issues as well as the annual business planning and reporting for several closed-end commingled real estate investment partnerships. Mr. Lewis worked in the Dallas office of Price Waterhouse from 1985 to 1989, where he was responsible for the audit of a large real estate development company and the related audits of its second-tier partnerships and joint ventures.

MATERIAL FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER


     The following is a summary of the material federal income tax consequences of the merger to holders of Impac's common stock. This summary is based on the Internal Revenue Code of 1986, as amended, regulations promulgated by the U.S. Treasury Department, administrative rulings and pronouncements, and judicial decisions, all as of the date of this document and all of which are subject to change, possibly with retroactive effect. This summary assumes that Impac shareholders hold their Impac common stock as capital assets within the meaning of Section 1221 of the Internal Revenue Code, the taxable disposition of which would generate capital gain or capital loss. Generally, capital assets are property held for investment. This summary does not address all aspects of Federal taxation that may be relevant to particular holders of Impac common stock in light of their personal investment circumstances, or to holders of Impac's common stock that are subject to special treatment under the Internal Revenue Code. Specifically, financial institutions, tax-exempt organizations, insurance companies, broker-dealers, regulated investment companies, holders who

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


received Impac common stock through the exercise of employee stock options or otherwise as compensation, foreign corporations, persons who are not citizens or residents of the United States, and persons holding Impac common stock as part of a "straddle," "hedge" or other integrated investment may be subject to tax rules that differ significantly from those described below. This summary also does not discuss any foreign, state or local tax consequences of the merger. HOLDERS OF IMPAC COMMON STOCK ARE URGED TO CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE PARTICULAR TAX CONSEQUENCES TO THEM OF THE MERGER, INCLUDING THE APPLICATION AND EFFECT OF ANY STATE, LOCAL, FOREIGN INCOME AND OTHER TAX LAWS, AND OF CHANGES IN APPLICABLE TAX LAWS.



     As a condition to their respective obligations to complete the merger, AMRESCO will receive an opinion of Locke Liddell & Sapp LLP and Impac will receive an opinion of Skadden, Arps, Slate, Meagher & Flom LLP, dated as of the closing date, to the effect that, for federal income tax purposes, the merger will constitute a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code. We will not waive this condition to the merger unless we amend this document and resolicit your proxy.


     Share consideration received in the merger


     It is the opinion of Locke Liddell & Sapp LLP, and of Skadden, Arps, Slate, Meagher & Flom LLP, respectively, that the merger will constitute a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code. Accordingly, for federal income tax purposes:


          (1) no gain or loss will be recognized by holders of Impac common stock on the receipt of AMRESCO common shares in the merger;


          (2) the holding period of the AMRESCO common shares received by Impac stockholders in the merger will include the holding period of the Impac common stock surrendered in the merger; and


          (3) the aggregate tax basis of the AMRESCO common shares received by Impac stockholders in the merger will be the same as the aggregate tax basis of the Impac common stock surrendered in the merger, reduced by any amounts allocable to a fractional share interest for which cash is received.


     The opinions of Locke Liddell & Sapp LLP and of Skadden, Arps, Slate, Meagher & Flom LLP described above are based upon assumptions and conditioned upon representations as to factual matters and covenants made by AMRESCO and Impac, and these representations and covenants will be reconfirmed prior to the closing of the merger.


     Cash received for fractional shares

     Cash received by an Impac stockholder instead of a fractional common share of AMRESCO will be treated, for Federal income tax purposes, as if the fractional share was actually received and then redeemed for cash and, in general, gain or loss will be recognized, measured by the difference between the amount of cash received for the fractional share and the basis of the Impac common stock allocable to the fractional share for which the cash was received. This gain or loss will generally constitute capital gain or loss if the Impac common stock was held as a capital asset at the time of the merger.

     No ruling has been or will be obtained from the Internal Revenue Service in connection with the merger. Impac stockholders should be aware that an opinion of counsel is not binding on the Internal Revenue Service or the courts, and no assurance can be given that the Internal Revenue Service will not challenge the tax treatment of the merger.


     Impac stockholders will be required to attach a statement to their tax returns for the year of the merger, which must include the stockholder's tax basis in the stockholder's Impac common stock and a description of the AMRESCO common stock received.


     Maximum tax rates

     The maximum individual federal income tax rate, which applies to ordinary income and gains from the sale or exchange of capital assets held for one year or less, is 39.6%. The maximum individual federal income tax rate on gains from the sale of capital assets held for more than one year is generally 20%. The maximum corporate federal income tax rate, which applies to ordinary income and capital gains, is 35%.

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

ACCOUNTING TREATMENT

     The combined company will account for the merger under the purchase method of accounting. Accordingly, the combined company will record the assets and liabilities acquired from Impac at AMRESCO's cost, the consideration paid to Impac stockholders in the merger.

RESTRICTIONS ON SALES BY AFFILIATES

     The AMRESCO common shares to be issued in the merger will be registered under the Securities Act of 1933. Such securities will be freely transferable under the Securities Act of 1933, except for those issued to any person who may be deemed to be an affiliate of Impac, as such term is defined for purposes of Rule 145 under the Securities Act of 1933. Affiliates of Impac may not sell their AMRESCO common shares acquired in connection with the merger except pursuant to an effective registration statement under the Securities Act of 1933 covering such securities, paragraph (d) of Rule 145 or any other applicable exemption under the Securities Act of 1933. Impac has agreed to use its reasonable best efforts to procure written agreements from executive officers, directors and other affiliates containing appropriate representations and commitments intended to ensure compliance with Rule 145.

NO APPRAISAL RIGHTS

     AMRESCO shareholders do not have appraisal rights under Texas law. Impac stockholders do not have appraisal rights under Maryland law.

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

                              THE MERGER AGREEMENT

GENERAL

     The merger agreement provides for the merger of Impac with and into AMRESCO. In the merger, each share of Impac common stock will be converted into
0.66094 of an AMRESCO common share plus cash for any fraction of an AMRESCO common share. Unless earlier converted, the outstanding shares of Impac's series B preferred stock outstanding immediately prior to the effective time will be converted into 1,112,782 AMRESCO common shares. The merger is intended to qualify as a tax-free reorganization for federal income tax purposes. The discussion in this document of the merger agreement is qualified in its entirety by reference to the merger agreement, a copy of which is attached to this document as Annex A and which is incorporated in this document by reference.

EXPENSES


     All fees and expenses including financial advisory and other professional services fees incurred in connection with the merger agreement and the transactions contemplated by the merger agreement will be paid by the party incurring the expenses, except for those fees and expenses incurred in connection with filing, printing and mailing of this document, which will be shared equally by AMRESCO and Impac. The costs of solicitation of proxies from AMRESCO shareholders will be borne by AMRESCO. The costs of solicitation of proxies from Impac stockholders will be borne by Impac. AMRESCO and Impac will reimburse brokers, fiduciaries, custodians and other nominees for reasonable out-of-pocket expenses incurred in sending this document and other proxy materials to, and obtaining instructions relating to such material from, AMRESCO and Impac shareholders. AMRESCO shareholder proxies may be solicited by trust managers, officers or employees of AMRESCO or AMREIT Managers in person, by letter or by telephone or facsimile. AMRESCO has retained Corporate Investor Communications, Inc. to assist in the solicitation of proxies. The fee of Corporate Investor Communications, Inc. is not expected to exceed $10,000 plus reimbursement of reasonable out-of-pocket expenses. Impac stockholder proxies may be solicited by directors or officers of Impac in person, by letter or by telephone or facsimile. Impac has retained MacKenzie Partners, Inc. to assist in the solicitation of proxies. The fee of MacKenzie Partners, Inc. is not expected to exceed $15,000 plus reimbursement of reasonable out-of-pocket expenses.


EFFECTIVE TIME OF THE MERGER


     Subject to the satisfaction or waiver of the conditions to the obligations of AMRESCO and Impac to complete the merger, the merger will be completed as quickly as possible following the approval by the shareholders of AMRESCO and the stockholders of Impac of the merger at their respective special meetings. At the effective time, the declaration of trust and the bylaws of AMRESCO will be the declaration of trust and the bylaws of the surviving entity, respectively, except that, if approved by the separate vote of at least two-thirds of the outstanding AMRESCO common shares, the name of the entity specified in these documents will be "Garrison Capital Trust" and, if not so approved, the name of the entity specified in these documents will be "AMRESCO Capital Trust."


EXCHANGE OF IMPAC SHARES

     At or prior to the effective time of the merger, AMRESCO will deposit cash in an amount sufficient to pay cash in lieu of fractional AMRESCO common shares and certificates representing the AMRESCO common shares to be issued in exchange for outstanding shares of Impac stock with The Bank of New York or another exchange agent mutually acceptable to AMRESCO and Impac. The deposit of the cash and certificates will be for the benefit of the holders of shares of Impac stock, for exchange in accordance with the merger agreement.

     As soon as reasonably practicable after the effective time, the exchange agent will mail to each holder of record of shares of Impac stock a letter of transmittal. The letter of transmittal will specify that delivery will be effected and risk of loss and title to the certificates will pass only upon delivery of the Impac certificates to the exchange agent. The letter of transmittal will also contain instructions for surrendering Impac certificates in exchange for certificates representing common shares of the combined company. Upon surrender of an Impac certificate for cancellation to the exchange agent, together with the letter of transmittal, duly executed, and any other documents reasonably required by the combined company or the exchange agent, the holder of an Impac certificate formerly representing shares of Impac stock will be entitled to receive in exchange a certificate representing that number of common shares of the combined company into which the holder's Impac shares have been converted at the effective time, cash in lieu of fractional common shares and any unpaid distributions of the combined company with a record date after the effective time that the holder has the right to receive. The surrendered Impac certificate will be canceled.

     Impac stock that is not registered in the transfer records of Impac may be transferred and a certificate representing the appropriate number of common shares may be paid and issued to a transferee if the Impac certificate is presented to the exchange agent properly endorsed or accompanied by appropriate stock powers and otherwise in proper form for transfer and accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid. After the effective time of the merger, each Impac certificate will represent only the right to receive, upon surrender, the certificate representing common shares of the combined company, cash in lieu of fractional common shares of the combined company and any unpaid distributions of the combined company that such holder has the right to receive. The exchange agent will not be entitled to vote or exercise any rights of ownership with respect to common shares of the combined company it holds, except that it will receive and hold all dividends or other distributions paid or distributed with respect to the shares for the account of persons entitled to the dividends or distributions.

CONDITIONS TO THE MERGER


     Listed below are the conditions to AMRESCO's and Impac's obligations to complete the merger. Other than the condition requiring shareholder approval of the merger, either AMRESCO or Impac could elect to waive conditions and complete the merger. However, depending on the materiality of the event giving rise to the need for a waiver, we would determine whether or not to amend this document and resolicit your proxy.


     The obligations of AMRESCO and Impac to effect the merger and the other transactions contemplated by the merger agreement are subject to the satisfaction or waiver of each of the following conditions at or prior to the closing date of the merger:

          (1) the stockholders of Impac and the shareholders of AMRESCO have approved the merger and the merger agreement at their respective special meeting;

          (2) the New York Stock Exchange or the NASDAQ Stock Market has approved for listing the AMRESCO common shares to be issued in the merger, subject to official notice of issuance;

          (3) the registration statement of which this document is a part has become effective under the Securities Act of 1933 and is not the subject of any stop order or proceedings by the Securities and Exchange Commission seeking a stop order;

          (4) no order, injunction or other legal restraint or prohibition preventing the consummation of the merger or any of the other transactions contemplated by the merger agreement is in effect;

          (5) AMRESCO has received all state securities or "blue sky" permits and other authorizations necessary to issue the common shares of the combined company under the merger agreement;


          (6) the transactions contemplated by the purchase agreement, which are described on page 85, have been consummated prior to, or are being consummated simultaneously with, the merger;


          (7) all material actions by or in respect of or filings with any governmental entity required for the consummation of, the transactions contemplated, by the merger agreement have been obtained or made; and

          (8) the amended and restated management agreement between AMRESCO and FIC Management has become effective.

     The obligation of Impac to effect the merger and the other transactions contemplated by the merger agreement are subject to the satisfaction by AMRESCO or waiver by Impac of each of a number of conditions at or prior to the closing date of the merger, including the following:

          (1) the representations and warranties of AMRESCO set forth in the merger agreement are true and correct as of the closing date, which condition will be deemed satisfied unless any or all breaches of AMRESCO's representations and warranties in the merger agreement could reasonably be expected to have a material adverse effect on AMRESCO;

          (2) AMRESCO has performed in all material respects all obligations required to be performed by it under the merger agreement at or prior to the effective time;

          (3) since August 4, 1999, there has been no change that could reasonably be expected to have a material adverse effect on AMRESCO;

          (4) Impac has received an opinion of Locke Liddell & Sapp LLP, counsel to AMRESCO, dated as of the closing date of the merger, to the effect that AMRESCO has qualified as a REIT under the Internal Revenue Code, and that, after giving effect to the transactions contemplated by the merger agreement, AMRESCO's proposed method of operation will enable it to so qualify;

          (5) Impac has received an opinion dated as of the closing date of the merger from Skadden, Arps, Slate, Meagher & Flom LLP, counsel to Impac, to the effect that the merger will qualify as a tax-free reorganization under the provisions of Section 368(a) of the Internal Revenue Code; and

          (6) all material consents and waivers from third parties necessary in connection with the consummation of the transactions contemplated by the merger agreement have been obtained.

     The obligation of AMRESCO to effect the merger and the other transactions contemplated by the merger agreement are subject to the satisfaction by Impac or waiver by AMRESCO of each of a number of conditions at or prior to the closing date of the merger, including the following:

          (1) the representations and warranties of Impac set forth in the merger agreement are true and correct as of the closing date, which condition will be deemed satisfied unless any or all breaches of Impac's representations and warranties in the merger agreement could reasonably be expected to have a material adverse effect on Impac;

          (2) Impac has performed in all material respects all obligations required to be performed by it under the merger agreement at or prior to the effective time;

          (3) since August 4, 1999, there has been no change that could reasonably be expected to have a material adverse effect on Impac;

          (4) AMRESCO has received an opinion of Brown & Wood LLP, tax counsel to Impac, dated as of the closing date of the merger, to the effect that Impac has qualified as a REIT under the Internal Revenue Code;

          (5) AMRESCO has received an opinion dated as of the closing date of the merger from Locke Liddell & Sapp LLP, counsel to AMRESCO, to the effect that the merger will qualify as a tax-free reorganization under the provisions of Section 368(a) of the Internal Revenue Code;

          (6) all material consents and waivers from third parties necessary in connection with the consummation of the transactions contemplated by the merger agreement have been obtained;


          (7) either the average closing price of Impac common stock for the 20 consecutive trading days ending on the fifth trading day prior to the closing date of the merger is equal to or greater than $7.40 or the aggregate of Impac's cash and cash equivalents as shown on a consolidated balance sheet, dated as of the fifth trading day prior to the closing date of the merger, is not less than $75 million;

          (8) the aggregate of the cash and cash equivalents as shown on a consolidated balance sheet, dated as of the fifth trading day prior to the closing date of the merger, as of the effective time of the merger is equal to or greater than the amount shown on the consolidated balance sheet dated as of the fifth trading day prior to the closing date; and


          (9) the optional termination right described in the Impac CMB Trust 1998-C1 documents owned by Impac has been sold.


     For purposes of (7) and (8) above, Impac's cash and cash equivalents will include the following:



        (a) $25 million attributable to the Impac CMB Trust 1998-C1 asset and the net value after deducting related debt from interest only securities and other subordinate commercial mortgage-backed securities on Impac's balance sheet;



        (b) $2.5 million attributable to a performing floating rate loan, the current outstanding balance of which is approximately $3.13 million; and



        (c) the cost of any future investments made by Impac that were approved in advance by AMRESCO.



     Currently, Impac has sufficient cash equivalents to satisfy this requirement.


REPRESENTATIONS AND WARRANTIES

     The merger agreement contains various customary representations and warranties relating to, among other things:

          (1) the due organization, subsidiaries, power, authority and standing of AMRESCO and Impac and similar corporate matters;

          (2) the capital structure of AMRESCO and Impac;

          (3) the authorization of the merger agreement by each party, the absence of any violations caused by the merger, and the required consents and approvals in connection with the execution of the merger;

          (4) the availability and accuracy of the documents filed by AMRESCO and Impac with the Securities and Exchange Commission;

          (5) the accuracy of the information supplied by each party for inclusion in this document;

          (6) the accuracy of and compliance with generally accepted accounting principles of financial information supplied by each party;

          (7) the absence of changes or events relating to each party since information was most recently filed by each party with the Securities and Exchange Commission;

          (8) the absence of undisclosed material liabilities of each party;

          (9) the absence of any default by each party;

          (10) compliance with applicable laws by each party;

          (11) the absence of litigation relating to each party;

          (12) specified tax matters;

          (13) specified employee matters and pension and benefit plans of each party and their compliance with the laws and regulations governing these plans;

          (14) indebtedness relating to each party;

          (15) the absence of transactions with affiliates of each party;

          (16) compliance with environmental laws and other environmental matters by each party;

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

          (17) maintenance of insurance by each party;

          (18) ownership of real properties by each party;

          (19) mortgage backed securities and mortgage loans held by each party;

          (20) the vote required of each party's shareholders or stockholders necessary to approve the merger;

          (21) the absence of broker's fees by each party except for fees owed to Prudential Securities Incorporated and Deutsche Bank Securities, which represented AMRESCO, and Banc of America Securities LLC and Jolson Merchant Partners, LLC, which represented Impac;

          (22) the absence of a requirement for either party to register as an investment company under the Investment Company Act 1940;

          (23) the approval of amendments to each party's shareholder rights plan, as necessary, and the exemption of the merger from the application of state antitakeover laws; and

          (24) the existence and terms of the material contracts of each party.

COVENANTS

     AMRESCO and Impac have agreed that they will, prior to the effective time of the merger, carry on their respective business in the usual, regular and ordinary course in substantially the same manner as previously conducted and, to the extent consistent with this practice, use commercially reasonable efforts to preserve intact their respective current business organization, goodwill and ongoing business.

     In addition, except as expressly permitted or contemplated by the merger agreement, unless the other party has agreed in writing, AMRESCO and Impac have each agreed that they will not, and will not permit any of their respective subsidiaries to:

          (1) except for dividends paid in the ordinary course of business, consistent with past practice, declare, set aside or pay any dividends or distributions in respect of any capital shares;

          (2) split, combine, reclassify, acquire or issue any capital shares or partnership interests or any security convertible into capital shares or partnership interests;

          (3) except as specified in the merger agreement, issue, deliver, sell or grant any option or other right in respect of any capital shares or partnership interests;

          (4) except as specified in the merger agreement, amend its charter or organizational documents;

          (5) merge or consolidate;

          (6) except as specified in the merger agreement, enter into any transaction or series of related transactions involving capital, securities or other assets or indebtedness in excess of $100,000;

          (7) in general, make or rescind any tax election;

          (8) except as may be required by the Securities and Exchange Commission, applicable law or generally accepted accounting principles, materially change any of its accounting methods, principles or practices;

          (9) except as specified in the merger agreement, settle or compromise any action or proceeding;

          (10) except as specified in the merger agreement, adopt any new employee plan, grant new stock appreciation rights or amend any existing plan or rights;

          (11) except as specified in the merger agreement, pay, discharge, settle or satisfy any claims, liabilities or objections;

          (12) settle any shareholder derivative or class action claims arising out of or in connection with any of the transactions contemplated by the merger agreement; and

          (13) enter into any new agreements or arrangements with affiliates, executive officers, directors or trust managers.

     AMRESCO and Impac have each also agreed that:

          (1) subject to the requirements of confidentiality agreements with third parties, it will afford to the other party and its representatives reasonable access to all of its properties, books, contracts, commitments, personnel and records and, furnish promptly to the other a copy of each document filed or received pursuant to the requirements of federal or state securities laws in connection with the transactions contemplated by the merger agreement, and any other information as may be reasonably requested;

          (2) it will give prompt notice to the other party if any representation or warranty made by it contained in the merger agreement becomes, in general, untrue or incorrect or it fails to comply or materially satisfy any covenant, condition or agreement to be complied with or satisfied by it under the merger agreement;

          (3) it will not take any action that would in general result in any of its representations and warranties becoming untrue;

          (4) it will use its commercially reasonable efforts to cause to be delivered to the other party letters of its certified public accountants reasonably customary in scope and substance for letters delivered by independent public accountants in connection with transactions similar to those contemplated by the merger agreement;

          (5) it will duly call, give notice of, convene and hold a meeting of its shareholders or stockholders for the purpose of obtaining the approval required by the merger agreement; and

          (6) it will cooperate and use its commercially reasonable efforts to consummate the transactions contemplated by the merger agreement.

     AMRESCO and Impac further agreed to consult with each other before issuing, and provide each other the opportunity to review and comment upon, any press release or other public statement with respect to the transactions contemplated by the merger agreement and not to issue any such press release or make any such public statement prior to such consultation.

DISTRIBUTIONS

     AMRESCO and Impac have agreed to coordinate with each other the declaration and payment of dividends with respect to AMRESCO common shares and shares of Impac common stock after the date of the merger agreement, with the intention that:

          (1) Impac will pay whatever preclosing distributions that are necessary to satisfy the distribution requirements to which REITs are subject; and

          (2) holders of AMRESCO common shares and Impac common stock and Impac preferred stock will not receive two dividends, or fail to receive one dividend, for any single calendar quarter with respect to their Impac stock and Impac preferred stock, on the one hand, and any AMRESCO shares that any such holder receives in the merger, on the other hand.

NO SOLICITATION OF ACQUISITION PROPOSALS

     In the merger agreement, each of Impac and AMRESCO have agreed on their own behalf and on behalf of their subsidiaries that it will not initiate, solicit or encourage, directly or indirectly any bona fide proposal with respect to a merger, consolidation, share exchange, tender offer or similar transaction or any purchase or other acquisition involving that party or all or a significant portion of its assets or any equity interest in that party. Each party also agreed not to participate in or encourage any discussion or negotiations regarding, or furnish to any person any non-public information with respect to, or take any other action to facilitate any inquiries or the making of, any proposal that constitutes, or may reasonably be expected to lead to, any such acquisition proposal.

     However, the merger agreement does not prohibit the board of either AMRESCO or Impac from furnishing information to, or entering into discussions with, any person or entity that makes an unsolicited acquisition proposal to the extent that:

          (1) the board, based upon the advice of outside legal counsel, determines in good faith that the action is required for it to comply with its fiduciary obligations to its shareholders or stockholders, as the case may be, under applicable law;

          (2) prior to taking any action, the party receives from the person or entity making the acquisition proposal an executed confidentiality agreement; and

          (3) the board concludes in good faith, after receiving advice from its independent financial advisor, that the acquisition proposal is more favorable to its shareholders or stockholders, as the case may be, than the merger, taking into account all relevant factors.

     The party receiving an unsolicited acquisition proposal is required to provide immediate notice to the other party of the receipt of the proposal or any inquiry that could reasonably be expected to lead to any acquisition proposal and specified information relating to the proposal or inquiry.

     Nothing contained in the merger agreement prohibits either AMRESCO or Impac or their respective boards from:

          (1) taking and disclosing to their shareholders or stockholders, pursuant to Rules 14d-9 and 14e-2 under the Securities Exchange Act of 1934, a position with respect to a tender or exchange offer by a third party that is consistent with its obligations under the merger agreement; or

          (2) disclosing to their shareholders or stockholders as, in the good faith judgment of the applicable board, after receiving advice from outside counsel, is consistent with its obligations under the merger agreement and is required by applicable law.

However, neither AMRESCO nor Impac may, except as described above, withdraw, qualify or modify, in a manner adverse to the other party, the approval or recommendation of its board of the merger.

TERMINATION

     The merger agreement may be terminated at any time prior to the effective time of the merger, whether before or after approval by the shareholders of AMRESCO and stockholders of Impac, under the following circumstances:

          (1) by mutual written consent of the boards of AMRESCO and Impac;

          (2) by AMRESCO or Impac, if the merger is not consummated on or before December 31, 1999 and if the failure of the terminating party to fulfill any obligation under the merger agreement has not been the cause of, or resulted in, the failure of the merger to occur on or before December 31, 1999;

          (3) by AMRESCO or Impac, if any governmental entity has determined not to grant a consent that is a condition to the obligations of AMRESCO and Impac to consummate the merger and all appeals of that determination have been taken and have been unsuccessful;

          (4) by AMRESCO or Impac, if any court of competent jurisdiction has issued a judgment, order or decree (other than a temporary restraining order) restraining, enjoining or otherwise prohibiting the consummation of the merger, which has become final and nonappealable;

          (5) by AMRESCO or Impac, if the required approval of AMRESCO shareholders is not obtained;

          (6) by AMRESCO or Impac, if the required approval of Impac stockholders is not obtained;

          (7) by Impac, if:

             (a) there has been, in general, a material breach by AMRESCO of any representation, warranty, covenant, obligation or agreement set forth in the merger agreement, which breach has not been cured within ten business days following receipt by AMRESCO of notice of a breach, or if any representation or warranty of Impac has become untrue, in either case so that a specified closing condition would be incapable of being satisfied by December 31, 1999, as extended in accordance with the merger agreement,

             (b) there has been a change that could reasonably be expected to have a material adverse effect on AMRESCO,

             (c) the board of trust managers of AMRESCO has withdrawn or modified in a manner adverse to Impac its approval or recommendation of the merger or the merger agreement to permit AMRESCO to execute a definitive agreement providing an economically superior proposal, or

             (d) the board of directors of Impac has withdrawn or modified in a manner adverse to Impac its approval or recommendation of the merger or the merger agreement to permit Impac to execute a definitive agreement providing for an economically superior proposal; or

          (8) by AMRESCO, if:

             (a) there has been, in general, a material breach by Impac of any representation, warranty, covenant, obligation or agreement set forth in the merger agreement, which breach has not been cured within ten business days following receipt by Impac of notice of a breach, or if any representation or warranty of AMRESCO has become untrue, in either case so that specified closing conditions would be incapable of being satisfied by December 31, 1999, as extended in accordance with the merger agreement, including the condition that the average closing price of Impac common stock for the 20 consecutive trading days ending on the fifth trading day prior to the closing date of the merger is equal to or greater than $7.40 or the aggregate of Impac's cash and cash equivalents, including for such purposes $25 million attributable to specified Impac collateralized mortgage obligations, mortgage-backed securities and investments approved by AMRESCO, as shown on Impac's consolidated balance sheet, dated as of the fifth trading day prior to the closing date of the merger, is not less than $75 million,

             (b) there has been a change that could reasonably be expected to have a material adverse effect on Impac,

             (c) the board of directors of Impac has withdrawn or modified in a manner adverse to AMRESCO its approval or recommendation of the merger or the merger agreement to permit Impac to execute a definitive agreement providing an economically superior proposal, or

             (d) the board of trust managers of AMRESCO has withdrawn or modified in a manner adverse to Impac its approval or recommendation of the merger or the merger agreement to permit AMRESCO to execute a definitive agreement providing for an economically superior proposal.

     Impac will not have the right to terminate the merger agreement under the provisions described in paragraph (7), and AMRESCO will not have the right to terminate the merger agreement under the provisions disclosed in paragraph (8), if that party, at that time, is in material breach of any representation, warranty, covenant or agreement set forth in the merger agreement.

BREAK-UP FEES AND EXPENSES

     If the merger agreement is terminated under the provisions described in the preceding section in paragraphs (5), (7)(a), (7)(b), (7)(c) or (8)(d), and if AMRESCO is not entitled to terminate the merger agreement by reason of the provisions described in the preceding section in paragraphs (2), (3), (4), (6),
(8)(a), (8)(b) or (8)(c), then AMRESCO is required to pay to Impac a fee of $5 million and expenses of $250,000.

     If the merger agreement is terminated under the provisions described in the preceding section in paragraphs (6), (7)(d), (8)(a), (8)(b) or (8)(c), and if Impac is not entitled to terminate the merger agreement by reason of the provisions described in the preceding section in paragraphs (2), (3), (4), (5),

(7)(a), (7)(b) or (7)(c), then Impac is required to pay to AMRESCO a fee of $5 million and expenses of $250,000.

     The amount of the break-up fee and expenses may be limited by the provisions of the Internal Revenue Code regarding receipt by REITs of non-qualifying income.

INDEMNIFICATION

     The combined company agreed in the merger agreement to indemnify all officers and directors of Impac and its subsidiaries against all liabilities relating to the fact that the person is or was serving in that capacity before the effective time. This indemnification will be to the full extent Impac would have been permitted under applicable law and its charter documents to indemnify these officers and directors. The combined company also agreed to in general pay expenses in advance of the final disposition of any action to these officers and directors to the full extent permitted by law.

     The merger agreement also provides that for six years from the closing date the combined company will use its commercially reasonable efforts to provide directors' and officers' liability insurance coverage to those persons covered by Impac's directors' and officers' liability insurance policy for events occurring before the closing date. This coverage will be no less advantageous than Impac's current coverage. The combined company is not, however, required to expend, maintain or procure insurance coverage in any amount per year over 150% of the combined company's current annual premiums.

AMENDMENT AND WAIVER

     The merger agreement may be amended in writing by action of the boards of AMRESCO and Impac before or after the approval of the AMRESCO shareholders or Impac stockholders. However, after these approvals are obtained, the merger agreement may not be amended to alter the amount or change the form of consideration to be delivered to shareholders or alter the terms or conditions of the merger agreement if this change would adversely affect AMRESCO's shareholders or Impac's stockholders without the further approval of these persons. At any time prior to the effective time of the merger, AMRESCO or Impac may:

          (1) extend the time for the performance of any of the obligations of the other party;

          (2) waive any inaccuracies in the representations and warranties of the other party contained in the merger agreement or in any document delivered pursuant to the merger agreement; or

          (3) subject to the provisions regarding amendment of the merger agreement, waive compliance with any of the agreements or conditions of the other party contained in the merger agreement.

                             THE PURCHASE AGREEMENT


     Concurrently with the closing of the merger, FIC Management and its designated affiliate, Fortress Partners, will purchase, pursuant to a purchase agreement, dated September 8, 1999, among AMRESCO, INC., AMREIT Managers, AMREIT Holdings and MLM Holdings (all of which are affiliates of AMRESCO) and FIC Management, the following:


          (1) specified assets, including the existing management agreement with AMRESCO and the existing management agreement between AMREIT Managers and OLY/ACT L.P., options to purchase 1,000,011 common shares of AMRESCO and computer equipment and other personal property from AMREIT Managers, AMRESCO's current manager;


          (2) 1,500,011 common shares of AMRESCO, with registration rights, from AMREIT Holdings;



          (3) 475 shares of voting common stock of AMREIT II, Inc., a subsidiary of AMRESCO, from MLM Holdings; and


          (4) 100 common shares of AMRESCO, with registration rights, from AMRESCO, INC.

     The aggregate purchase price payable to the sellers under the purchase agreement is $25 million with the AMRESCO common shares being purchased at $8.9375 per share, the closing price of AMRESCO common shares on the date of execution of the purchase agreement, and with approximately $11.1 million being allocated to the AMRESCO management agreement. The closing of the transactions contemplated by the purchase agreement will result in the following:


          (1) FIC Management, the current manager of Impac, being substituted for the current manager of AMRESCO;

          (2) FIC Management or one of its affiliates acquiring the ownership position of AMRESCO, INC. and its affiliates in the common shares of AMRESCO; and


          (3) the purchase by FIC Management of the voting common shares interest in AMREIT II, AMRESCO's non-qualified REIT subsidiary, from MLM Holdings.


     Under the purchase agreement, FIC Management may assign some or all of its rights to one or more affiliates of FIC Management. Upon consummation of the merger, the combined company and FIC Management will enter into an amended and restated management agreement. In addition, effective January 1, 2000, some executive officers of AMREIT Managers will become employees of FIC Management and continue to perform services on behalf of the combined company in similar capacities. See "The Amended and Restated Management Agreement" and "Description of AMRESCO Securities -- Registration rights."

                 THE AMENDED AND RESTATED MANAGEMENT AGREEMENT

     In connection with and as a condition to the merger, the management agreement between AMRESCO and its current external manager will be assumed by FIC Management. At the effective time of the merger, FIC Management will become the manager for the combined company and AMRESCO's current management agreement will be amended and restated.

     The following summarizes the terms of the amended and restated management agreement. The discussion in this document of the terms of the amended and restated management agreement is qualified in its entirety by reference to the amended and restated management agreement, the form of which is filed as an exhibit to the registration statement of which this document is a part.

PAYMENTS TO THE MANAGER

     Management fee

     The manager will receive an annual management fee equal to 1.5% of the combined company's gross equity. The term "gross equity" for any period means:

          (1) the sum of the book equity capital of the combined company at the closing date of the merger, plus the proceeds net of expenses of any equity capital raised by the combined company from and after the closing date of the merger; less

          (2) any capital dividends or capital distributions made by the combined company to its shareholders.

     The management fee is intended to compensate the manager for providing management and advisory services to the combined company. The management fee will be calculated based on the weighted daily average of the gross equity for that month. The management fee will be payable monthly in arrears within 25 days after the end of each month.


     The manager will use a portion of the management fee to pay compensation to its officers and employees. Some of these officers and employees will also be officers or employees of the combined company. However, it is not currently contemplated that any officers or employees will receive cash compensation directly from the combined company, other than possibly dividend equivalent rights associated with stock options.

     Expenses and reimbursements

     The combined company will pay all operating expenses, except those specifically required to be paid by the manager under the management agreement. The operating expenses required to be paid by the manager are the compensation of the manager's officers and employees, rent for facilities occupied by the manager and all other "overhead" expenses of the manager. The expenses that will be paid by the combined company will include, but not necessarily be limited to, the following:

     - issuance and transaction costs incident to the acquisition, disposition and financing of investments;

     - legal, accounting, tax, auditing, administrative and other similar services rendered for the combined company by providers retained by the manager or, if provided by the manager's or its affiliates' employees, the amount of the cost that would have been payable had these services been provided by third parties in amounts no greater than those that would be payable to outside professionals or consultants engaged to perform these services under agreements negotiated on an arm's-length basis;

     - the compensation and expenses of the independent trust managers and the cost of liability insurance to indemnify the combined company's trust managers and officers;

     - the costs associated with the establishment and maintenance of any credit facilities and other indebtedness of the combined company, including commitment fees, legal fees, closing and other costs, or any other securities offerings of the combined company;

     - expenses connected with communication to the combined company's security holders and in complying with the reporting and other requirements of the Securities and Exchange Commission and other governmental entities and the exchanges on which the combined company's securities are listed;

     - costs incurred by employees and agents of the manager for travel in connection with the purchase, financing, sale or other disposition of an investment by the combined company;

     - costs associated with any computer software or hardware that is used solely for the combined company;

     - the compensation and expenses of the combined company's custodian and transfer agent; and

     - all other expenses actually incurred by the manager that are reasonably necessary for the performance by the manager of its duties under the management agreement.

     The manager will be reimbursed quarterly for expenses it incurs on behalf of the combined company within 60 days after the end of each quarter.

     Performance incentive fee

     The manager or an affiliate of the manager will be entitled to receive a quarterly performance incentive fee on a cumulative, but not compounding, basis in an amount equal to the product of the following:

          (1) 25% of the dollar amount by which funds from operations (as defined below) of the combined company, before the performance incentive fee, per common share (based on the weighted average number of common shares outstanding for the relevant period), plus gains and minus losses from debt restructuring and sales of property and other assets per common share (based on the weighted average number of common shares outstanding for the relevant period), exceed the product of:

             (a) the weighted average of the imputed price per common share of the combined company (as defined below) on the closing date of the merger and the prices per common share received in any subsequent offerings by the combined company, adjusted for any prior capital dividends or capital distributions, multiplied by

             (b) the sum of the ten-year U.S. treasury rate at the time of determination plus 250 basis points, divided by four to adjust for quarterly calculations,

          (2) multiplied by the weighted average number of common shares outstanding during such period.

     As used in this document, "imputed price per common share of the combined company" is equal to the book equity capital at the closing date of the merger divided by the number of combined company common shares issued and outstanding as of the closing date of the merger.

     Also as used in this document, "funds from operations," as defined by the National Association of Real Estate Investment Trusts, means:

          (1) net income computed in accordance with generally accepted accounting principles;

          (2) excluding gains or losses from debt restructuring and gains or losses from sales of property;

          (3) plus depreciation and amortization on real estate assets, and after adjustments for unconsolidated partnerships and joint ventures.

Funds from operations does not represent cash generated from operating activities in accordance with generally accepted accounting principles. Funds from operations should not be considered as an alternative to net income as an indication of the combined company's performance or to cash flows as a measure of liquidity or ability to make distributions.


COMPARISON OF PAYMENTS TO THE MANAGER



     The following table shows the payments made to AMREIT Managers, AMRESCO's current manager, under AMRESCO's current management agreement and what we estimate AMREIT Managers would have received if the amended and restated management agreement had been in effect at the beginning of the applicable period.



                                                FROM MAY 12, 1998            SIX MONTHS ENDED
                                             UNTIL DECEMBER 31, 1998           JUNE 30, 1999
                                             ------------------------    -------------------------
                                                          AMENDED AND                  AMENDED AND
                                              CURRENT      RESTATED       CURRENT       RESTATED
                                             AGREEMENT     AGREEMENT     AGREEMENT      AGREEMENT
                                             ---------    -----------    ----------    -----------
Base management fees.......................  $835,000     $1,372,000     $  958,000    $1,048,000
Incentive fee..............................         0              0              0             0
Expenses and reimbursements................   140,000        140,000        104,000       104,000
                                             --------     ----------     ----------    ----------
     Total.................................  $975,000     $1,512,000     $1,062,000    $1,152,000
                                             ========     ==========     ==========    ==========


     Manager options


     Under the purchase agreement, FIC Management will acquire options to purchase 700,008 common shares of the combined company at $15 per share and 300,003 common shares at $18.75 per share. The exercise prices of these options are subject to adjustment as necessary to preserve the value to the manager of the options in connection with the occurrence of specified events, including capital dividends and capital distributions made by the combined company. After the completion of the merger, the combined company will offer to the manager and existing option holders who continue to perform services on behalf of the combined company as employees of FIC Management the right to exchange their options for a reduced number of options with dividend equivalent rights, as determined by an independent consultant and approved by the combined company's board. The manager options will provide a means of performance-based compensation in order to provide an incentive for the manager to enhance the value of the combined company's common shares.


SUMMARY OF OTHER TERMS

     Term and termination

     The combined company will enter into the amended and restated management agreement with FIC Management concurrently with the closing of the merger for an initial three-year term. After the initial three-year term, the manager's performance will be reviewed annually and the management agreement will be automatically renewed each year for an additional one-year term unless a majority consisting of at least two-thirds of the independent trust managers of the combined company or a majority of holders of the outstanding common shares of the combined company agree that there has been unsatisfactory performance that is materially detrimental to the combined company. In addition, a majority of the independent trust managers of the combined company may terminate the management agreement after the expiration of the initial three-year term if they determine that the compensation to the manager is not fair. The manager may prevent this compensation-related termination by accepting a revised fee determined to be fair by the majority of independent trust managers. If the management agreement is terminated either because of unsatisfactory performance or the compensation to the manager is determined not to be fair described in this paragraph, the combined company will pay to the manager a termination fee equal to the sum of:


     - the management fee earned by manager during the twelve-month period preceding the termination; and

     - the performance incentive fee that would be payable to the manager under the management agreement if the management agreement were not terminated and all of the combined company's assets were sold for cash at their then current fair market value calculated as specified in the management agreement.

These provisions may deter the combined company from terminating the management agreement.

     In addition, the management agreement may be terminated by the combined company without payment of the termination fee upon 60 days notice if the manager becomes insolvent or incurably and materially violates the management agreement.

     Assignment by the manager

     The manager may subcontract or assign any or all of its responsibilities under the management agreement to any affiliate of the manager or to any affiliate of Fortress Investment Corp., the general partner of Fortress Partners, L.P. In this case, the manager will remain liable for its duties and obligations under the management agreement. The manager may also at any time assign its duties under the management agreement to any other person with the consent of the majority of the independent trust managers of the combined company.

     Manager's duties

     The management agreement requires the manager to manage the business affairs of the combined company in conformity with the policies and the investment guidelines that are approved and monitored by the board of trust managers of the combined company. The manager will be required to prepare regular reports for the board of the combined company.

     The manager's management of the combined company at all times will be under the direction of the combined company's board of trust managers. The manager will have only the functions and authority as the combined company's board may delegate to the manager. The manager will be responsible for the day-to-day operations of the combined company and will perform or cause to be performed those services and activities relating to the assets and operations of the combined company, including, without limitation, the following:

          (1) providing a complete program of investing and reinvesting the capital and assets of the combined company in pursuit of its investment objectives and in accordance with the investment guidelines and policies adopted by the board of trust managers from time to time;

          (2) serving as the combined company's consultant with respect to formulation of investment criteria and policies and preparation of the investment guidelines by the board of trust managers;

          (3) making available to the combined company its knowledge and experience with respect to mortgage loans, CMBS, real estate and other real estate-related assets;

          (4) representing and making recommendations to the combined company in connection with the origination of mortgage loans, the purchase of mortgage loans, CMBS, real estate and other real estate related assets, the financing of mortgage loans, CMBS, real estate and other real estate-related assets, and the sale and commitment to sell mortgage loans, CMBS, real estate and other real estate-related assets;

          (5) advising, negotiating and overseeing the securitization of the combined company's mortgage loans, negotiating terms with rating agencies and coordinating with investment bankers as to the structure and pricing of such securities as directed by the board of trust managers;

          (6) monitoring and providing to the board of trust managers price information and other data, obtained from certain nationally recognized brokers or dealers identified by the board of trust managers from time to time, and providing data and recommendations to the board of trust managers in connection with the identification of such brokers or dealers;

          (7) monitoring and providing to the board of trust managers price information and other data, obtained from nationally-recognized dealers who maintain markets in mortgage loans identified by the board of trust managers from time to time;

          (8) providing the executive and administrative personnel and office space and office and administrative services required in rendering services to the combined company as otherwise contemplated in the management agreement;

          (9) monitoring the operating performance of the combined company's investments and providing periodic reports to the board of trust managers, including comparative information with respect to operating performance and budgeted or projected operating results;

          (10) administering the day-to-day operations of the combined company and performing and supervising the performance of other administrative functions necessary for the management of the combined company and its assets as may be agreed upon by the manager and the board of trust managers, including the collection of revenues and the payment of the combined company's debts and obligations;

          (11) communicating on behalf of the combined company with the holders of any equity or debt securities of the combined company as required to satisfy the reporting and other requirements of any governmental bodies or agencies and to maintain effective relations with such holders;

          (12) counseling the combined company in connection with policy decisions made or to be made by the board of trust managers;

          (13) advising the combined company regarding its status as a REIT, consulting with legal counsel as appropriate regarding the application of the REIT provisions of the Internal Revenue Code to the proposed investments and operations of the combined company and monitoring compliance by the combined company with the REIT provisions of the Internal Revenue Code;

          (14) advising the combined company regarding the status of its exemption from the Investment Company Act of 1940, consulting with legal counsel as appropriate regarding the nature of its proposed investments and the impact of such proposed investments on the combined company's exemption from registration under this act and monitoring the combined company's continuing exemption from registration;

          (15) evaluating and recommending hedging strategies to the board of trust managers and, upon approval by the board of trust managers, engaging in hedging activities on behalf of the combined company, consistent with the combined company's status as a REIT and with the investment guidelines;

          (16) investing and re-investing any moneys and securities of the combined company and advising the combined company as to its capital structure and capital raising;

          (17) causing the combined company to retain qualified accountants and/or legal counsel to assist in developing appropriate accounting procedures, compliance procedures and testing systems with respect to financial reporting obligations and compliance with the REIT provisions of the Internal Revenue Code and to conduct quarterly compliance reviews;

          (18) causing the combined company to qualify to do business in all applicable jurisdictions;

          (19) assisting the combined company in complying with all federal, state and local regulatory requirements applicable to the combined company in respect of its business activities, including, without limitation, preparing or causing to be prepared all financial statements required under applicable regulations and contractual undertakings and all reports and documents, if any, required under the Securities Exchange Act of 1934;

          (20) taking all necessary actions to enable the combined company to make required federal, state and local tax filings and reports;

          (21) handling and resolving all claims, disputes or controversies in which the combined company may be involved or to which the combined company may be subject arising out of the combined company's day-to-day operations, subject to such limitation or parameters as may be imposed from time to time by the board of trust managers;

          (22) using commercially reasonable efforts to cause expenses incurred by or on behalf of the combined company to be reasonable or customary and within any budgeted parameters or investment guidelines set by the board of trust managers from time to time;

          (23) using commercially reasonable efforts to cause the combined company to comply with all applicable laws; and

          (24) performing other services as may be required from time to time for management or other activities relating to the assets of the combined company in furtherance of the manager's obligations under the management agreement, as the board of trust managers reasonably requests or the manager deems appropriate under the particular circumstances.

     The manager will perform portfolio management services on behalf of the combined company. These services include, but are not limited to, the following:

          (1) consulting with the combined company on the purchase and sale of, and other investment opportunities in connection with, the combined company's portfolio of assets;

          (2) collecting information and submitting reports pertaining to the combined company's assets, interest rates and general economic conditions;

          (3) periodically reviewing and evaluating the performance of the combined company's portfolio of assets;

          (4) acting as liaison between the combined company and banking, mortgage banking, investment banking and other parties with respect to the purchase, financing and disposition of assets; and

          (5) performing other customary functions related to portfolio management.

     The manager may enter into subcontracts with other parties, including its affiliates, to provide these services to the combined company. However, any contract entered into with an affiliate of the manager must contain terms and conditions (including price and any indemnification) at least as favorable as those which the combined company would obtain in an arms-length transaction with an independent third party.

     The manager will perform monitoring services on behalf of the combined company with respect to loan servicing activities provided by third parties, other than with respect to loans that are included within securitizations. These monitoring services will include, but not be limited to, the following activities:

          (1) serving as the combined company's consultant with respect to the servicing of loans;

          (2) collecting information and submitting reports pertaining to the mortgage loans and the moneys remitted to the manager or the combined company by servicers;

          (3) periodically reviewing and evaluating the performance of each servicer to determine its compliance with the terms and conditions of the servicing agreement and, if deemed appropriate, recommending to the combined company the termination of such servicing agreement;

          (4) acting as a liaison between servicers and the combined company and working with servicers to the extent necessary to improve their servicing performance;

          (5) reviewing and making recommendations as to fire losses, easement problems and condemnation, delinquency and foreclosure procedures with regard to mortgage loans;

          (6) reviewing servicers' delinquency, foreclosure and other reports on mortgage loans;

          (7) advising as to and supervising claims filed under any mortgage insurance policies; and

          (8) enforcing the obligation of any servicer to repurchase mortgage loans from the combined company.

     The manager will perform monitoring services on behalf of the combined company with respect to loan servicing activities provided by third parties and with respect to the combined company's portfolio of special servicing rights. Such monitoring services will include, but not be limited to, the following:

          (1) negotiating special servicing agreements;

          (2) acting as liaison between the special servicers of the mortgage loans and the combined company;

          (3) reviewing special servicers' reports regarding delinquency and foreclosures and other reports on mortgage loans;

          (4) supervising claims filed under any mortgage insurance policies;
     and

          (5) enforcing the obligation of any servicer or special servicer to repurchase mortgage loans.

     Pursuant to the management agreement, the manager has agreed, at all times during which it is serving as manager of the combined company, to maintain a tangible net worth of at least $250,000. In addition, the manager is obligated to maintain "errors and omissions" insurance coverage in an amount which is comparable to that customarily maintained by other managers or servicers of other assets similar to those held by the combined company.

     Limits of responsibility

     Under the management agreement, the manager will not assume any responsibility other than to render the services called for under the management agreement and will not be responsible for any action by the combined company's board of trust managers in following or declining to follow its advice or recommendations. The manager, or its affiliates, will not be liable to the combined company, the independent trust managers of the combined company, the combined company's shareholders or partners, any issuer of CMBS or any other party for acts or omissions under or in connection with the management agreement, except by reason of acts constituting bad faith, willful misconduct or gross negligence. The combined company has agreed to indemnify the manager, its affiliates and their respective stockholders, directors, partners, officers and employees with respect to all expenses, losses, damages, liabilities, demands, charges and claims arising from acts or omissions of the manager not constituting bad faith, willful misconduct, or gross negligence.

CONFLICTS OF INTEREST IN RELATIONSHIP WITH THE MANAGER

     The combined company, on the one hand, and the manager and its affiliates, on the other, will enter into a number of relationships other than those governed by the management agreement. Some of these may give rise to conflicts of interest. Moreover, two of the members of the board of trust managers of the combined company and all of its officers will also be employed by the manager.

     Under the management agreement, the conduct of the daily operations of the combined company by the manager and its affiliates is not required to be approved by the combined company's independent trust managers. However, the independent trust managers will periodically review the manager's performance. In conducting this review, the independent trust managers will rely primarily on information provided to them by the manager. Furthermore, transactions entered into by the manager may be difficult or impossible to unwind by the time they are reviewed by the independent trust managers.

     Nothing in the management agreement limits the manager or its affiliates from engaging in other businesses or from rendering services of any kind to any other person, including Fortress Investment Corp., its affiliates and competitors of the combined company. The manager may invest in or provide advisory service to others who invest in any type of real estate, including investments which meet the principal investment objectives of the combined company.


     The manager currently does not have any employees and relies upon the services of employees of its affiliates obtained through one or more submanagement agreements or arrangements. Such agreements or arrangements are permitted under the management agreement.

     The market in which the combined company purchases assets is characterized by rapid evolution of products and services. Thus, there may in the future be relationships between the combined company and the manager and its affiliates in addition to those described above.

                              THE SPECIAL MEETINGS

THE AMRESCO SPECIAL MEETING

     Purpose of the meeting


     At the AMRESCO special meeting, the holders of AMRESCO common shares will be asked to consider and vote upon approval of the merger agreement, approval of the amendment to AMRESCO's declaration of trust to change AMRESCO's name to "Garrison Capital Trust" and adjournment of the AMRESCO special meeting, if necessary to solicit additional proxies if there are not sufficient votes to approve either of the other proposals.


     Date, time and place; record date


     The AMRESCO special meeting is scheduled to be held at 9:00 a.m., central
standard time, on                , on the 17th Floor of the North Tower of the
Plaza of the Americas, 700 North Pearl Street, Dallas, Texas.



     The AMRESCO board has fixed the close of business on             , 1999 as
the record date for the determination of holders of AMRESCO common shares entitled to notice of and to vote at the AMRESCO special meeting. On October 22, 1999, there were 10,015,111 AMRESCO common shares outstanding, which were held by approximately 3,000 record holders. Each AMRESCO common share is entitled to one vote on all matters presented for shareholder action. As of October 22, 1999, AMRESCO's affiliates, trust managers and executive officers owned and had the right to vote an aggregate of 1,666,161 AMRESCO common shares or approximately 16.6% of the outstanding AMRESCO common shares entitled to vote at the special meeting.



     Quorum; voting rights; votes required for approval



     The presence, either in person or by proxy, of the holders of a majority of the outstanding AMRESCO common shares is necessary to constitute a quorum at the AMRESCO special meeting. Assuming the existence of a quorum, the affirmative vote of the holders of at least a majority of the outstanding AMRESCO common shares entitled to vote at the AMRESCO special meeting is required to approve the merger agreement. The affirmative vote of the holders of at least two-thirds of the outstanding AMRESCO common shares entitled to vote at the AMRESCO special meeting is required to approve the name change amendment. The affirmative vote of the holders of at least a majority of the AMRESCO common shares present in person or represented by a properly executed proxy at the AMRESCO special meeting is required to approve an adjournment of the meeting if necessary to permit further solicitation of proxies if there are not sufficient votes at the originally scheduled time of the special meeting to approve either of the proposals. If the merger agreement is not approved at the AMRESCO and Impac special meetings, AMRESCO's declaration of trust will not be amended, regardless of whether or not the amendment is approved at the AMRESCO special meeting. Accordingly, voting against the merger will have the effect of voting against the name change amendment. Holders of record of AMRESCO common shares on the record date are entitled to one vote per AMRESCO common share at the AMRESCO special meeting.


     AMRESCO, INC. and its affiliates, which own a total of approximately 15% of the outstanding AMRESCO common shares, have indicated their intention to vote in favor of the merger and the amendment to AMRESCO's declaration of trust.


     If an AMRESCO shareholder attends the AMRESCO special meeting, he or she may vote by ballot. However, since many shareholders may be unable to attend the AMRESCO special meeting, the AMRESCO board is soliciting proxies so that each holder of AMRESCO common shares on the record date for the meeting has the opportunity to vote on the proposals to be considered at the AMRESCO special meeting. When a proxy card is returned properly signed and dated, the AMRESCO common shares represented thereby will be voted in accordance with the instructions on the proxy card. If a shareholder does not return a signed proxy card, the shareholder's AMRESCO common shares will not be voted and thus will have the effect of a vote "against" the merger and name change amendment proposals. Similarly, a broker non-vote or an abstention will have the effect of a vote "against" the merger and name change amendment proposals. Shareholders are urged to mark the box on the proxy card to indicate how their AMRESCO common shares are to be voted. If a shareholder returns a signed proxy card, but does not indicate how its AMRESCO common shares are to be voted, the AMRESCO common shares represented by the proxy card will be voted "FOR" the proposals. The proxy card also confers discretionary authority on the individuals appointed by the AMRESCO board and named on the proxy card to vote the AMRESCO common shares represented thereby on any other matter that is properly presented for action at the AMRESCO special meeting. This discretionary authority will not be used to vote for adjournment of the AMRESCO special meeting to permit further solicitation of proxies if the shareholder votes against any proposal.

     Any AMRESCO shareholder who executes and returns a proxy card may revoke that such proxy at any time before it is voted by:


          (1) notifying in writing the Secretary of AMRESCO prior to the vote at the AMRESCO special meeting at AMRESCO Capital Trust, 700 North Pearl Street, Suite 2400, Dallas, Texas 75201, Attention: Secretary or via facsimile at (214) 953-7828;


          (2) granting a subsequent proxy; or

          (3) appearing in person and voting at the AMRESCO special meeting. Attendance at the AMRESCO special meeting will not in and of itself constitute revocation of a proxy.

     Other matters


     AMRESCO is not aware of any business or matter other than those indicated above which may be properly presented at the AMRESCO special meeting. If, however, any other matter properly comes before the AMRESCO special meeting, the proxy holders will vote thereon in their discretion.


THE IMPAC SPECIAL MEETING

     Purpose of the meeting

     At the Impac special meeting, the holders of Impac common and preferred stock will be asked to consider and vote upon approval of the proposed merger and adjournment of the Impac special meeting, if necessary, to solicit additional proxies if there are not sufficient votes to approve the merger proposal.

     Date, time and place; record date


     The Impac special meeting is scheduled to be held at at 10:00 a.m., eastern
standard time, on [     ], 1999 at the offices of Fortress Investment Group LLC
located at 1301 Avenue of the Americas, 42nd floor, New York, New York.



     The Impac board has fixed the close of business on [     ], 1999 as the
record date for the determination of holders of Impac stock entitled to notice of and to vote at the Impac special meeting. On October 22, 1999, there were 8,418,200 shares of Impac common stock outstanding, which were held by approximately 95 record holders, and 479,999 shares of Impac series B preferred stock outstanding, which were held of record by Fortress Partners, L.P. Each share of Impac common stock is entitled to one vote on all matters presented for stockholder action. Each share of series B preferred stock is entitled to (a) one vote per share when the series B preferred stock votes as a separate class and (b) the number of votes equal to the number of shares of common stock into which the share is convertible as of the record date when the series B preferred stock votes together on a matter with the common stock. As of October 22, 1999, Impac's directors, executive officers and affiliates beneficially owned an aggregate of 1,830,251 shares of Impac common stock or approximately 21.7% of the outstanding shares of Impac common stock and Fortress Partners, L.P. beneficially owned an aggregate of 479,999 shares of Impac preferred stock or all of the outstanding shares of Impac preferred stock.

     Quorum; voting rights; votes required for approval


     The presence, either in person or by proxy, of stockholders entitled to cast a majority of all the votes entitled to be cast at the special meeting constitutes a quorum at the Impac special meeting. Assuming the existence of a quorum, (a) the affirmative vote of the holders of at least a majority of the votes entitled to be cast by the holders of shares of Impac common stock and series B preferred stock outstanding on the record date, with each share of Impac's series B convertible preferred stock entitled to the number of votes equal to the number of shares of Impac's common stock into which it is convertible as of the record date, and (b) the affirmative vote of the holders of at least two-thirds of the shares of series B preferred stock outstanding on the record date, voting separately as a class, are required to approve the merger. The affirmative vote of the holders of at least a majority of the shares of common stock voted on the matter is required to approve the adjournment of the meeting if necessary to permit further solicitation of proxies if there are not sufficient votes at the originally scheduled time of the special meeting to approve the merger. Holders of record of shares of Impac common stock on the record date are entitled to one vote per share of Impac common stock at the Impac special meeting. The holder of shares of Impac series B preferred stock on the record date is entitled to the number of votes equal to the number of shares of Impac common stock into which the Impac series B preferred stock are convertible as of the record date.



     Fortress Partners, L.P., the sole holder of all of the outstanding shares of Impac series B preferred stock, which are convertible into approximately 16.7% of the outstanding shares of Impac common stock entitled to vote on the merger, has indicated its intention to vote in favor of the merger.


     If an Impac stockholder attends the Impac special meeting, he or she may vote by ballot. However, since many stockholders may be unable to attend the Impac special meeting, the Impac board is soliciting proxies so that each holder of Impac common stock on the Impac record date has the opportunity to vote on the merger and any other proposals to be considered at the Impac special meeting. When a proxy card is returned properly signed and dated, the Impac common stock represented thereby will be voted in accordance with the instructions on the proxy card. If an Impac stockholder does not return a signed proxy card, his or her Impac common stock will not be voted and thus will have the effect of a vote "against" the merger and the merger agreement. Similarly, a broker non-vote or an abstention will have the effect of a vote "against" the merger and the merger agreement. Impac stockholders are urged to mark the box on the proxy card to indicate how their shares of Impac common stock or preferred stock are to be voted. If an Impac stockholder returns a signed proxy card, but does not indicate how his or her Impac stock is to be voted, the Impac stock represented by the proxy card will be voted "FOR" the merger and the merger agreement. The proxy card also confers discretionary authority on the individuals appointed by the Impac board and named on the proxy card to vote the Impac common stock represented thereby on any other matter that is properly presented for action at the Impac special meeting. Such discretionary authority will not be used to vote for adjournment of the Impac special meeting to permit further solicitation of proxies if the stockholder votes against the approval of the merger.

     Any Impac stockholder who executes and returns a proxy card may revoke such proxy at any time before it is voted by:


          (1) notifying in writing the Secretary of Impac prior to the vote at the Impac special meeting at Impac Commercial Holdings, Inc., c/o Fortress Investment Group LLC, 1301 Avenue of the Americas, 42nd Floor, New York, New York, Attention: secretary or via facsimile at (212) 929-0308;


          (2) granting a subsequent proxy; or

          (3) appearing in person and voting at the Impac special meeting. Attendance at the Impac special meeting will not in and of itself constitute revocation of a proxy.

     Other matters

     Impac is not aware of any business or matter other than the proposal to approve the merger which may be properly presented at the Impac special meeting. If, however, any other matter properly comes before the Impac special meeting, the proxy holders will vote thereon in their discretion.

               UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

     The following unaudited pro forma combined financial statements give effect to the merger under the purchase method of accounting in accordance with Accounting Principles Board Opinion No. 16, "Business Combinations." In the opinion of management of AMRESCO and Impac, all significant adjustments necessary to reflect the effects of the merger have been made. The merger adjustments are based on preliminary estimates and currently available information. These adjustments could change as additional information becomes available, as estimates are refined or as additional events occur.


     The unaudited pro forma combined balance sheet gives effect to the merger as if it had occurred on June 30, 1999, the last day of AMRESCO's most recently completed fiscal quarter. The unaudited pro forma combined statements of operations give effect to the merger as if it had occurred on February 2, 1998. During 1998 and early 1999, Impac operated a significant conduit business that experienced substantial losses as a result of the deterioration in the securitization markets. The combined company's business plan does not contemplate the operation of a conduit business. The combined company expects instead to originate and hold short-term mortgage loans and to invest in collateralized mortgage-backed securities.



     The unaudited pro forma combined financial statements are presented for comparative purposes only. The unaudited pro forma combined balance sheet is not necessarily indicative of what the actual combined financial position of AMRESCO and Impac would have been at June 30, 1999, nor does it purport to represent the future combined financial position of AMRESCO and Impac. Similarly, the unaudited pro forma combined statements of operations are not necessarily indicative of what the actual combined results of AMRESCO and Impac would have been for each of the periods presented as if the merger had occurred on February 2, 1998, nor do they purport to be indicative of the results of operations in future periods. The unaudited pro forma combined financial statements should be read in conjunction with, and are qualified in their entirety by, the respective historical financial statements and related notes of AMRESCO and Impac included elsewhere in this document.

                   UNAUDITED PRO FORMA COMBINED BALANCE SHEET
                                 JUNE 30, 1999
                                 (IN THOUSANDS)

                                                   HISTORICAL                 PRO FORMA
                                              --------------------    -------------------------
                                                                        MERGER         COMBINED
                                              AMRESCO     IMPAC(A)    ADJUSTMENTS      COMPANY
                                              --------    --------    -----------      --------
ASSETS
  Mortgage loans, net.......................  $114,506    $ 37,748     $ (35,934)(B)   $116,320
  Acquisition, development and construction
     loan arrangements accounted for as real
     estate or investments in joint
     ventures...............................   34,987           --            --         34,987
  CMO collateral............................       --      317,347      (317,347)(B)         --
                                              --------    --------     ---------       --------
                                              149,493      355,095      (353,281)       151,307
  Allowance for loan losses.................   (2,048)      (1,427)        1,427(B)      (2,048)
                                              --------    --------     ---------       --------
  Total loan investments, net of allowance
     for losses.............................  147,445      353,668      (351,854)       149,259
  Investment securities.....................   26,099       25,314        40,210(B)      50,476
                                                                         (41,147)(C)
  Real estate, net..........................   40,223       12,696       (11,354)(B)     40,723
                                                                            (842)(C)
  Investments in unconsolidated partnerships
     and subsidiary.........................   11,696           --            --         11,696
  Receivables and other assets..............    5,431        4,481        (1,906)(B)      6,647
                                                                          (1,359)(C)
  Cash and cash equivalents.................    3,770       21,814        28,460(B)      49,014
                                                                          (5,030)(D)
                                              --------    --------     ---------       --------
          TOTAL ASSETS......................  $234,664    $417,973     $(344,822)      $307,815
                                              ========    ========     =========       ========
LIABILITIES AND SHAREHOLDERS' EQUITY
LIABILITIES:
  Accounts payable and other liabilities....  $ 8,071     $  7,139     $  (5,110)(B)   $ 10,950
                                                                             850(E)
  Repurchase agreements.....................   10,393        4,505            --         14,898
  Line of credit............................   59,338       13,500       (13,500)(B)     59,338
  Non-recourse debt on real estate..........   26,998           --            --         26,998
  CMO borrowings............................       --      277,834      (277,834)(B)         --
                                              --------    --------     ---------       --------
          TOTAL LIABILITIES.................  104,800      302,978      (295,594)       112,184
                                              --------    --------     ---------       --------
  Minority interests........................      500           --            --            500
                                              --------    --------     ---------       --------
SHAREHOLDERS' EQUITY:
  Convertible participating preferred
     stock..................................       --            5            (5)(F)         --
  Common stock..............................      100           84           (17)(G)        167
  Additional paid-in-capital................  140,998      137,521       (71,821)(G)    206,698
  Unearned stock compensation...............     (435)          --            --           (435)
  Accumulated other comprehensive income
     (loss).................................   (9,296)         682          (682)(G)     (9,296)
  Accumulated deficit.......................   (2,003)     (23,297)       23,297(G)      (2,003)
                                              --------    --------     ---------       --------
          TOTAL SHAREHOLDERS' EQUITY........  129,364      114,995       (49,228)       195,131
                                              --------    --------     ---------       --------
          TOTAL LIABILITIES AND
            SHAREHOLDERS' EQUITY............  $234,664    $417,973     $(344,822)      $307,815
                                              ========    ========     =========       ========

              NOTES TO UNAUDITED PRO FORMA COMBINED BALANCE SHEET
                                 JUNE 30, 1999
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

(A) Reclassifications have been made to Impac's historical balance sheet to conform to AMRESCO's balance sheet presentation.

(B) The merger agreement requires that Impac dispose of some of its assets and that either a minimum cash balance is obtained by Impac or Impac's common stock trades at or above a specified average price prior to the completion of the merger. The following adjustments are made (at book value) to reflect the disposition of assets that have occurred subsequent to June 30, 1999, the expected disposition of assets designated for sale prior to the completion of the merger, and the reduction of liabilities and the receipt of investment securities and cash in connection with these dispositions:


                                                            SALES
                                              COMPLETED    NOT YET
                                                SALES     COMPLETED     TOTAL
                                              ---------   ---------   ---------
Mortgage loans..............................  $(32,388)   $  (3,546)  $ (35,934)
CMO collateral..............................        --     (317,347)   (317,347)
Allowance for loan losses...................        --        1,427       1,427
Investment securities.......................        --       40,210      40,210
Real estate.................................   (11,354)          --     (11,354)
Receivables and other assets................      (296)      (1,610)     (1,906)
Cash and cash equivalents...................    25,428        3,032      28,460
Accounts payable and other liabilities......     5,110           --       5,110
Line of credit..............................    13,500           --      13,500
CMO borrowings..............................        --      277,834     277,834
                                              --------    ---------   ---------
                                              $     --    $      --   $      --
                                              ========    =========   =========



      In July, September and October 1999, Impac completed several asset sales. These sales generated an aggregate gain of $296. Prior to the completion of the merger, it is anticipated that Impac will consummate an additional loan sale. Immediately prior to the merger, and as a condition precedent to closing, Impac will sell its existing call option associated with its CMO collateral. The relinquishment of the call feature will result in Impac recognizing a sale of the CMO collateral. The investment securities received in connection with this sale will be recorded at their estimated fair value. The adjustment to estimated fair value is recorded as a merger adjustment.



(C) Represents adjustments to reduce assets acquired to their estimated fair values in accordance with the purchase method of accounting, based upon the assumed purchase price of $78,181 based on a market value of $10.00 per AMRESCO common share, as follows:



Issuance of 6,677 AMRESCO common shares (based on a 0.66094
  exchange ratio) in exchange for all of the 10,102
  outstanding shares of Impac common stock (taking into
  account the conversion described in Note (G)).............  $66,767
Assumption of Impac liabilities:
  Accounts payable and other liabilities....................    2,879
  Repurchase agreements.....................................    4,505
Merger costs (see Note (D)).................................    4,030
                                                              -------
                                                              $78,181
                                                              =======

     The purchase price was allocated as follows:



Mortgage loans..............................................  $ 1,814
Investment securities.......................................   24,377
Real estate.................................................      500
Receivables and other assets................................    1,216
Cash and cash equivalents...................................   50,274
                                                              -------
                                                              $78,181
                                                              =======



(D) To record estimated merger costs and registration costs of $4,030 and $1,000, respectively, as a decrease in cash and cash equivalents. Estimated merger costs and registration costs include the following:



                                            MERGER COSTS    REGISTRATION COSTS    TOTAL COSTS
                                            ------------    ------------------    -----------
Advisory fees.............................     $3,500             $   --            $3,500
Accounting and legal fees.................        530                700             1,230
Printing..................................         --                250               250
Other.....................................         --                 50                50
                                               ------             ------            ------
                                               $4,030             $1,000            $5,030
                                               ======             ======            ======


(E) To accrue estimated lease termination costs and severance costs of $750 and $100, respectively.

(F) To record the conversion of Impac series B preferred stock into Impac common stock in the merger.

(G) To adjust AMRESCO's shareholders' equity and Impac's stockholders' equity to reflect the issuance of 6,677 (at an exchange ratio of 0.66094) AMRESCO common shares at the August 4, 1999 closing price of AMRESCO common shares of $10.00 per share, in exchange for all of the 10,102 outstanding shares of Impac common stock (taking into account the conversion of Impac's series B preferred stock into Impac common stock as described in Note (F) above) and to record the estimated registration costs in connection with the merger of $1,000, as follows:

                                                                       ACCUMULATED
                                                        ADDITIONAL        OTHER
                                              COMMON     PAID-IN      COMPREHENSIVE    ACCUMULATED
                                              STOCK      CAPITAL      INCOME (LOSS)      DEFICIT
                                              ------    ----------    -------------    -----------
     Issuance of AMRESCO shares.............   $ 67     $  66,700         $  --          $    --
     Registration costs incurred in
       connection with the merger...........     --        (1,000)           --               --
     Impac's historical stockholders'
       equity...............................    (84)     (137,521)         (682)          23,297
                                               ----     ---------         -----          -------
       Pro forma adjustments................   $(17)    $ (71,821)        $(682)         $23,297
                                               ====     =========         =====          =======

              UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS
FOR THE PERIOD FROM FEBRUARY 2, 1998 (DATE OF INITIAL CAPITALIZATION OF AMRESCO
                    CAPITAL TRUST) THROUGH DECEMBER 31, 1998
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                             PRO FORMA
                                                     HISTORICAL       -----------------------
                                                 ------------------     MERGER       COMBINED
                                                 AMRESCO   IMPAC(A)   ADJUSTMENTS    COMPANY
                                                 -------   --------   -----------    --------
REVENUES:
  Interest income on mortgage loans............  $4,278    $ 19,042                  $23,320
  Income from commercial mortgage-backed
     securities................................   1,563       3,980                    5,543
  Operating income from real estate............     392       1,044                    1,436
  Equity in earnings (losses) of unconsolidated
     subsidiary, partnerships and other real
     estate ventures...........................     588      (9,864)    $4,072(B)     (5,204)
  Interest income from short-term
     investments...............................   1,924         396                    2,320
  Other interest income........................      --       1,524                    1,524
                                                 ------    --------     ------       -------
          TOTAL REVENUES.......................   8,745      16,122      4,072        28,939
                                                 ------    --------     ------       -------
EXPENSES:
  Interest expense.............................     567      20,692                   21,259
  Management fees..............................   1,187         691        622(B)      2,500
  General and administrative...................   1,294       1,450       (485)(B)     2,259
  Depreciation.................................     100         402                      502
  Participating interest in mortgage loans.....     277          --                      277
  Provision for loan losses....................   1,368       1,546                    2,914
                                                 ------    --------     ------       -------
          TOTAL EXPENSES.......................   4,793      24,781        137        29,711
                                                 ------    --------     ------       -------
INCOME (LOSS) BEFORE LOSSES AND MINORITY
  INTERESTS....................................   3,952      (8,659)     3,935          (772)
  Loss on sale of loans........................      --        (906)                    (906)
  Unrealized loss on residual interest in
     securitization, held for trading..........      --      (1,690)                  (1,690)
                                                 ------    --------     ------       -------
INCOME (LOSS) BEFORE MINORITY INTERESTS........   3,952     (11,255)     3,935        (3,368)
  Minority interests...........................      --        (322)                    (322)
                                                 ------    --------     ------       -------
NET INCOME (LOSS)..............................  $3,952    $(11,577)    $3,935       $(3,690)
                                                 ======    ========     ======       =======
EARNINGS PER COMMON SHARE:
  Basic........................................  $ 0.56    $  (1.31)                 $ (0.27)
                                                 ======    ========                  =======
  Diluted......................................  $ 0.56    $  (1.31)                 $ (0.27)
                                                 ======    ========                  =======
WEIGHTED AVERAGE NUMBER OF COMMON SHARES
  OUTSTANDING:
  Basic........................................   7,027       8,841                   13,704(D)
                                                 ======    ========                  =======
  Diluted......................................   7,031       8,841                   13,708(D)
                                                 ======    ========                  =======

              UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS
                     FOR THE SIX MONTHS ENDED JUNE 30, 1999
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                              PRO FORMA
                                                    HISTORICAL         ------------------------
                                                -------------------      MERGER       COMBINED
                                                AMRESCO    IMPAC(A)    ADJUSTMENTS     COMPANY
                                                -------    --------    -----------    ---------
REVENUES:
  Interest income on mortgage loans...........  $6,935     $14,709                     $21,644
  Income from commercial mortgage-backed
     securities...............................   1,848       1,892                       3,740
  Operating income from real estate...........   1,177         510                       1,687
  Equity in earnings (losses) of
     unconsolidated subsidiary, partnerships
     and other real estate ventures...........     134        (788)      $   214(B)       (440)
  Interest income from short-term
     investments..............................     122         296                         418
  Other interest income.......................      --         113                         113
  Other income................................      --          82                          82
                                                ------     -------       -------       -------
          TOTAL REVENUES......................  10,216      16,814           214        27,244
                                                ------     -------       -------       -------
EXPENSES:
  Interest expense............................   1,658      11,985                      13,643
  Management fees.............................   1,003          --           505(B)      1,508
  Personnel costs.............................      --       1,320        (1,320)(B)        --
  General and administrative..................     782       2,188        (1,017)(B)     1,953
  Depreciation................................     297         430          (155)(B)       572
  Participating interest in mortgage loans....     829          --                         829
  Provision for loan losses...................   1,180          --                       1,180
                                                ------     -------       -------       -------
          TOTAL EXPENSES......................   5,749      15,923        (1,987)       19,685
                                                ------     -------       -------       -------
INCOME BEFORE GAINS (LOSSES)..................   4,467         891         2,201         7,559
  Gain associated with repayment of ADC loan
     arrangement..............................     584          --                         584
  Gain on sale of loans.......................      --         247                         247
  Unrealized loss on residual interest in
     securitization, held for trading.........      --        (500)                       (500)
                                                ------     -------       -------       -------
NET INCOME....................................   5,051         638         2,201         7,890
  Preferred stock dividends...................      --         159          (159)(C)        --
                                                ------     -------       -------       -------
NET INCOME AVAILABLE TO COMMON SHAREHOLDERS...  $5,051     $   479       $ 2,360       $ 7,890
                                                ======     =======       =======       =======
EARNINGS PER COMMON SHARE:
  Basic.......................................  $ 0.50     $  0.06                     $  0.47
                                                ======     =======                     =======
  Diluted.....................................  $ 0.50     $  0.06                     $  0.47
                                                ======     =======                     =======
WEIGHTED AVERAGE NUMBER OF COMMON SHARES
  OUTSTANDING:
  Basic.......................................  10,000       8,503                      16,677(D)
                                                ======     =======                     =======
  Diluted.....................................  10,009       8,503                      16,686(D)
                                                ======     =======                     =======

                     NOTES TO UNAUDITED PRO FORMA COMBINED
                            STATEMENTS OF OPERATIONS
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

(A) Reclassifications have been made to Impac's historical statements of operations to conform to AMRESCO's presentation of its operating performance.


(B) Represents the elimination of Impac's personnel, occupancy, equipment and other overhead expenses which would not have been borne by the combined company had the new management agreement been in place at February 2, 1998. Under the terms of the new management agreement, these costs would have been borne by the manager. Some cost reimbursements to Impac's manager have also been eliminated as these costs would not have been reimbursable by the combined company under the terms of the new management agreement. The management fee has been adjusted to reflect what it would have been had the terms of the new management agreement been effective throughout the periods presented. The new management agreement provides for a management fee based on the equity of the combined company. See "The Amended and Restated Management Agreement."


(C) To eliminate historical preferred stock dividends resulting from the conversion of Impac series B preferred stock into Impac common stock in the merger.

(D) The pro forma basic and diluted weighted average shares outstanding are the historical weighted average number of AMRESCO common shares outstanding adjusted for the issuance of 6,677 AMRESCO common shares on February 2, 1998.

(E) Although not presented as pro forma adjustments because they do not meet the criteria for such presentation, management anticipates that the merger will result in the elimination of duplicative general and administrative costs of at least $750,000 in the first full year of operations.

                        COMPARISON OF SHAREHOLDER RIGHTS

     At the effective time of the merger, Impac stockholders will become shareholders of the combined company. Accordingly, after the merger, the rights of Impac stockholders will cease to be governed by Maryland law applicable to corporations and Impac's charter and bylaws and will be governed by the Texas Real Estate Investment Trust Act and the combined company's declaration of trust and bylaws. The following summarizes some of the differences between the current rights of Impac stockholders and those of shareholders of the combined company following the merger.

     The Texas REIT Act was amended effective September 1, 1995 to conform substantially to modern corporation statutes based upon the Model Business Corporation Act. Accordingly, a Texas REIT, and the rights, duties and obligations of its shareholders, will be very similar to a corporation, and the rights, duties and obligations of its shareholders, organized and existing under Texas law. If the Texas REIT Act does not specifically address a situation, the question is governed by the Texas Business Corporation Act and related case law.

     The following summary is not complete, and is qualified by reference to AMRESCO's declaration of trust and bylaws and Impac's charter and bylaws and applicable law. Copies of AMRESCO's declaration of trust and bylaws and Impac's charter and bylaws are incorporated by reference in this proxy statement and will be sent to shareholders upon request. See "Where You Can Find More Information."

                MARYLAND CORPORATION                                             TEXAS REIT
                                               REIT Qualification

Maryland law has no corresponding provision.                The Texas REIT Act provides that if any provision of
                                                            the Texas REIT Act is contrary to or inconsistent
                                                            with the Internal Revenue Code, the Internal Revenue
                                                            Code will prevail over the provisions of the Texas
                                                            REIT Act.
                                            Liability of Shareholders

In most cases, a stockholder is not obligated or            Like Maryland law, the Texas REIT Act generally
liable to a Maryland corporation or its creditors           limits a shareholder's obligation to a Texas REIT or
except for any unpaid subscription price or other           its creditors to full payment of the consideration
agreed consideration for the stock or unless                for the shares unless it is demonstrated that the
liability is imposed under another provision of the         shareholder caused the Texas REIT to be used for the
Corporations and Associations Article of the                purpose of perpetrating and the Texas REIT did
Annotated Code of Maryland. Common law theories of          perpetrate an actual fraud primarily for the
"piercing the corporate veil" may be used to impose         shareholder's direct personal benefit. Both the Texas
liability on stockholders in some instances.                REIT Act and AMRESCO's bylaws provide that no
                                                            shareholder will be personally liable for any debt,
                                                            act, omission or obligation incurred by AMRESCO or
                                                            its trust managers. Conducting business in other
                                                            states, however, may give rise to shareholder
                                                            liability in those states that may not recognize the
                                                            status of a Texas REIT or the limited liability
                                                            afforded shareholders under the Texas REIT Act. For
                                                            this reason, AMRESCO may hold assets or conduct
                                                            business in states other than Texas through wholly
                                                            owned subsidiaries if AMRESCO determines that there
                                                            could exist in that state a significant risk of
                                                            shareholder liability if the assets were owned or the
                                                            business conducted directly by AMRESCO. AMRESCO is
                                                            not aware of any state that has attempted to impose
                                                            liability on shareholders of a Texas REIT.

                MARYLAND CORPORATION                                             TEXAS REIT
                                                            In addition, AMRESCO's bylaws provide that AMRESCO
                                                            will indemnify each shareholder against any claims or
                                                            liabilities to which the shareholder may become
                                                            subject by reason of being or having been a
                                                            shareholder. AMRESCO's bylaws also provide that
                                                            AMRESCO will reimburse shareholders for all legal and
                                                            other expenses they reasonably incur in connection
                                                            with these claims or liabilities. Also, AMRESCO may,
                                                            if it deems necessary, include a provision in its
                                                            contracts that provides that shareholders assume no
                                                            personal liability for obligations entered into on
                                                            behalf of AMRESCO. However, shareholders may, in some
                                                            jurisdictions, be personally liable for tort claims,
                                                            contractual claims where liability is not negated by
                                                            the terms of the contract, claims for taxes and some
                                                            statutory liability to the extent that AMRESCO does
                                                            not pay these claims. AMRESCO carries public
                                                            liability insurance that it believes is adequate for
                                                            tort claims. Therefore, any risk of personal
                                                            liability to shareholders is limited to situations in
                                                            which AMRESCO's unencumbered assets plus its
                                                            insurance coverage is insufficient to satisfy the
                                                            claims against AMRESCO and its shareholders.

                                                Inspection Rights

Under Maryland law, one or more stockholders who            Under the Texas REIT Act, persons who have been
together are and for at least six months have been          shareholders of record for more than six months
stockholders of record of at least 5% of the                immediately preceding their demand, or hold at least
outstanding stock of any class may inspect and copy         5% of all the outstanding shares of a Texas REIT,
the corporation's books of account and stock ledger,        upon written demand stating their purpose, have the
request a statement of the corporation's affairs            right to examine, for any proper purpose, the trust's
(setting forth in reasonable detail the corporation's       books and records of account, minutes and record of
assets and liabilities as of a reasonably current           shareholders, and are entitled to make extracts from
date) and request a stockholder list. Any stockholder       these records.
may inspect and copy the bylaws, minutes of
proceedings of the stockholders, annual statements of
affairs and any voting trust agreements on file of a
Maryland corporation and may request a statement
showing all stock and securities issued by the
corporation during a specified period of not more
than 12 months before the date of the request.

                                        Special Meetings of Shareholders

Impac's bylaws provide that the president, chief            AMRESCO's bylaws provide that the trust managers, any
executive officer or board of directors may call            officer or the holders of at least 10% of all of the
special meetings of stockholders. Special meetings          shares entitled to vote at a special meeting may call
will also be called upon the written request of the         a special meeting of shareholders.
holders of not less than a majority of the votes
entitled to be cast at that meeting.

                MARYLAND CORPORATION                                             TEXAS REIT
                                       Boards of Directors/Trust Managers

Impac's bylaws provide that the number of directors         AMRESCO's bylaws provide that the number of trust
cannot be less than the minimum number required by          managers cannot be less than two nor more than nine.
Maryland law nor more than 15. There are currently          There are currently seven trust managers. Under
seven directors. Under Maryland law and Impac's             AMRESCO's declaration of trust, trust managers are
bylaws, directors are elected by a plurality of all         elected by the affirmative vote of the holders of a
votes cast at a meeting, which means that those             majority of the shares outstanding and entitled to
nominees receiving the greatest number of votes are         vote for the election of trust managers. AMRESCO's
elected as directors, whether or not any nominee for        bylaws also provide that at least a majority of the
director receives a majority of the votes entitled to       trust managers cannot:
be cast on the matter and present in person or              - be an officer or employee of AMRESCO or any of its
represented by proxy. Impac's bylaws also provide             affiliates;
that a majority of the members of Impac's board must        - be an affiliate of any advisor or manager to
not be affiliates (as defined in the bylaws) of an            AMRESCO under an advisory or management agreement;
individual or corporate management company to whom            and
the board has delegated management duties. The              - have performed more than a "de minimis' amount of
unaffiliated directors must also be independent from          services for the advisor or manager of AMRESCO
Impac, except for being directors, and from Impac             other than as a trust manager or as a director of
Mortgage Holdings, Inc. and its affiliates.                   any entity controlled by AMRESCO.

                                       Removal of Directors/Trust Managers

Impac's directors may be removed, with or without           AMRESCO's trust managers may be removed at any time,
cause, by the vote of holders of at least two-thirds        only for cause, by the vote of holders of at least
of the votes entitled to be cast in the election of         two-thirds of the shares then outstanding and
directors.                                                  entitled to vote generally in the election of trust
                                                            managers.

                                                 Staggered Board

Impac's board of directors is not divided into              Under AMRESCO's declaration of trust, the board of
classes. All of Impac's directors are, therefore,           trust managers is divided into three classes, each
elected each year.                                          class consisting of as nearly as possible one-third
                                                            of the trust managers. The term of office of one
                                                            class of trust managers expires each year. Trust
                                                            managers of the class elected at an annual meeting
                                                            hold office for a three-year term. The staggered
                                                            board provision may make the removal of incumbent
                                                            trust managers more difficult and time-consuming,
                                                            which could discourage a third party from making a
                                                            tender offer or otherwise attempting to obtain
                                                            control of AMRESCO, even though such an attempt might
                                                            be beneficial to AMRESCO and its shareholders. At
                                                            least two annual meetings, instead of one, will
                                                            generally be required to effect a change in the
                                                            majority of the board. Thus, the staggered board
                                                            provision could increase the likelihood that
                                                            incumbent trust mangers will retain their positions.

                MARYLAND CORPORATION                                             TEXAS REIT
                      Advance Notice of Director/Trust Manager Nominations and New Business

Impac's bylaws provide that for nominations or other        AMRESCO's bylaws contain similar advance notice
business to be properly brought before an annual            provisions, which may delay, defer or prevent a
meeting by a stockholder, the stockholder must have         change in control of AMRESCO or other transaction
given timely notice in writing to Impac's secretary         that might involve a premium price for holders of
and the other business must otherwise be a proper           AMRESCO shares or otherwise be in their best
matter for action by stockholders. To be timely, the        interests.
notice must generally be delivered not later than the
60th day and not earlier than the 90th day prior to
the first anniversary of the preceding year's annual
meeting. If Impac calls a special meeting for the
purpose of electing directors, a stockholder entitled
to call a special meeting may nominate directors if
the stockholder's notice is delivered not later than
the 60th day and not earlier than the 90th day prior
to the special meeting or the tenth day following the
day on which the public announcement is first made of
the date of the special meeting and of the nominees
proposed by the board to be elected at the meeting.

                                         Share Redemption and Retirement

Under Maryland law, a corporation may purchase or           Under the Texas REIT Act, a Texas REIT may purchase
acquire its own shares, unless:                             or acquire its own shares, unless:
- the corporation would not be able to pay its debts        - after giving effect to the acquisition, the Texas
  as they become due in the usual course of business;         REIT would be insolvent; or
  or
                                                            - the amount paid exceeds the surplus of the Texas
- the corporation's total assets would be less than           REIT.
  the sum of the corporation's total liabilities
  plus, unless its charter permits otherwise, the           The term "surplus," for a Texas REIT, is the excess
  amount that would be needed, if the corporation           of the net assets over stated capital.
  were to be dissolved at the time of the purchase or
  acquisition, to satisfy the preferential rights           AMRESCO's declaration of trust provides that AMRESCO
  upon dissolution of stockholders whose preferential       may purchase its own shares, unless following a
  rights on dissolution are superior to those whose         repurchase AMRESCO would not be able to pay its debts
  shares are purchased or acquired. Impac's charter         as they become due in the ordinary course of its
  provides that the amount needed to satisfy the            business.
  preferential rights of the series B preferred
  stockholders does not need to be included with the
  corporation's total liabilities for this purpose.

                MARYLAND CORPORATION                                             TEXAS REIT
                                                    Dividends

Maryland law permits the payment of dividends unless:       Under the Texas REIT Act, a Texas REIT may make a
- the corporation would not be able to pay its debts        distribution, unless:
  as they become due in the usual course of business;       - after giving effect to the distribution, the Texas
  or                                                          REIT would be insolvent; or
- the corporation's total assets would be less than         - the distribution exceeds the surplus of the Texas
  the sum of the corporation's total liabilities              REIT.
  plus, unless its charter permits otherwise, the           The term "surplus," for a Texas REIT, is the excess
  amount that would be needed, if the corporation           of net assets over stated capital.
  were to be dissolved at the time of payment of such
  dividends, to satisfy the preferential rights on
  dissolution of stockholders whose preferential
  rights on dissolution are superior to those
  receiving the dividends. Impac's charter provides
  that the amount needed to satisfy the preferential
  rights of the series B preferred stockholders does
  not need to be included with the corporation's
  total liabilities for this purpose.

                           Limitations on Director/Trust Manager and Officer Liability

Impac's charter limits the liability of directors and       AMRESCO's declaration of trust provides that trust
officers to Impac or its stockholders for money             managers or officers will not be liable to AMRESCO
damages to the maximum extent permitted under               for losses arising from the performance of their
Maryland law.                                               duties, except for their own willful misfeasance,
                                                            willful malfeasance or gross negligence.

                MARYLAND CORPORATION                                             TEXAS REIT
                                                 Indemnification

Impac's bylaws provide for the indemnification of           AMRESCO's declaration of trust provides for the
present and former directors and officers and persons       indemnification of present and former trust managers
who, while a director of Impac and at Impac's               and officers and persons who, while serving as a
request, serve or served as a director, officer,            trust manager or officer, served at AMRESCO's request
partner or trustee of another entity to the maximum         as a functionary of another entity to the fullest
extent permitted by Maryland law.                           extent permitted by Texas law.

Maryland law provides that a corporation may                The Texas REIT Act provides that a Texas REIT may
indemnify any director made a party to any proceeding       indemnify persons who are named defendants or
by reason of service in that capacity unless it is          respondents in a proceeding because the persons are
established that:                                           or were trust managers only if it is determined in
- the act or omission of the director was material to       accordance with the Texas REIT Act that the persons
  the matter giving rise to the proceeding and was          satisfied the following three conditions, to the
  committed in bad faith or was the result of active        extent applicable. First, the persons must have
  and deliberate dishonesty;                                conducted themselves in good faith. Second, the
- the director actually received an improper personal       persons must have reasonably believed, in the case of
  benefit in money, property or services; or                conduct in their official capacity as trust mangers,
- in the case of a criminal proceeding, the director        that their conduct was in the REIT's best interests.
  had reasonable cause to believe that the act or           In all other cases, the persons must have reasonably
  omission was unlawful.                                    believed that their conduct was at least not opposed
Maryland law provides that the indemnification and          to the REIT's best interests. Third, in the case of
advancement of expenses provided or authorized by           any criminal proceeding, the persons must have had no
Maryland law is not exclusive of a director's rights        reasonable cause to believe that their conduct was
under the charter, the bylaws, a resolution of              unlawful.
stockholders or directors or an agreement or
otherwise. Maryland law also provides that the              The Texas REIT Act also provides that a provision
termination of any proceeding by judgment, order or         contained in the declaration of trust, bylaws or an
settlement does not create a presumption that the           agreement that makes mandatory the indemnification
director did not meet the requisite standard of             permitted by the Texas REIT Act, or the payment or
conduct to be indemnified, and the termination of any       reimbursement of expenses permitted by the Texas REIT
proceeding by conviction or plea of nolo contendere,        Act, will be deemed to constitute authorization of
or its equivalent, or an entry of an order of               indemnification in the manner required by the Texas
probation prior to judgment, creates a rebuttable           REIT Act even though that provision may not have been
presumption that the director did not meet the              adopted or authorized in the same manner as the
requisite standard of conduct to be indemnified. In         determination that indemnification is permissible.
proceedings by or in the right of the corporation,          AMRESCO's declaration of trust and bylaws contain
indemnification is not permitted in respect of any          this mandatory provision.
proceeding in which the director or officer is              The Texas REIT Act further provides that the
adjudged liable to the corporation.                         termination of a proceeding by judgment, order,
                                                            settlement or conviction, or a plea of nolo
                                                            contendere or its equivalent, is not itself
                                                            determinative that the person did not meet the
                                                            requirements for indemnification set forth in the
                                                            Texas REIT Act.

                MARYLAND CORPORATION                                             TEXAS REIT
                                              Amendment of Charter

Maryland law requires that any amendment to the             The Texas REIT Act and AMRESCO's declaration of trust
charter be approved by the board of directors and the       require that any amendment to the declaration of
holders of two-thirds of the shares entitled to vote        trust be approved by the board of trust managers and
on the matter, unless the corporation's charter             the holders of two-thirds of the shares entitled to
provides for a different vote requirement. Impac's          vote on the matter. However, amendment to the
charter requires charter amendments to be approved by       provisions relating to approval of business
the board of directors and the holders of only a            combinations, the 9.8% share ownership limitation and
majority of the shares entitled to vote on the              amendment of the declaration of trust require
matter.                                                     approval by the holders of 80% of the outstanding
                                                            shares.

                                               Amendment of Bylaws

Impac's bylaws provide that its board of directors          AMRESCO's declaration of trust provides that the
has the exclusive power to adopt, alter or repeal any       board, without any action by shareholders, may adopt,
provision of the bylaws or to make new bylaws.              amend or repeal bylaws. AMRESCO's bylaws provide that
                                                            the bylaws may be amended by:
                                                            - with respect to all bylaw provisions, the
                                                              affirmative vote of a majority of trust managers;
                                                            - with respect to the provisions relating to
                                                              shareholder meetings, trust managers and amendment
                                                              of the bylaws, the affirmative vote of the holders
                                                              of two-thirds of the shares entitled to vote on the
                                                              matter; or
                                                            - with respect to all other bylaws, the affirmative
                                                              vote of the holders of a majority of the
                                                              outstanding shares entitled to vote on the matter.

                MARYLAND CORPORATION                                             TEXAS REIT
                                              Business Combinations

Maryland law establishes special requirements with          The Texas REIT Act has no comparable provision,
respect to business combinations between a Maryland         although AMRESCO's declaration of trust establishes
corporation and any interested stockholder, which is        special requirements with respect to business
defined as a stockholder who beneficially owns,             combinations between AMRESCO and any related person,
directly or indirectly, 10% or more of the voting           which is defined to include any person and the
power of the corporation's shares or an affiliate or        affiliates and associates of that person that
associate of the corporation who was the beneficial         together own more than 50% of AMRESCO's shares. In
owner, directly or indirectly, of 10% or more of the        general, a business combination between AMRESCO and a
then outstanding voting power at any time within the        related person must be approved by the affirmative
two-year period prior to the date in question. These        vote of the holders of not less than 80% of the
requirements apply to various types of business             outstanding shares, including the affirmative vote of
combinations, including mergers, consolidations,            the holders of not less than 50% of the shares not
share exchanges, or, in specified circumstances,            owned by the related person. The 50% voting
asset transfers or issuances or reclassifications of        requirement will not apply if the business
equity securities. In general, an interested                combination is approved by the affirmative vote of
stockholder or any of its affiliates may not engage         the holders of not less than 90% of the outstanding
in a business combination with the corporation for a        shares. In addition, neither 50% nor the 80% voting
period of five years following the most recent date         requirement will apply if:
it became an interested stockholder.                        - 80% of the trust managers have approved in advance
After this five-year period, the business combination         the acquisition of shares that caused the related
must be approved by:                                          person to become a related person;
- the board of directors;                                   - 80% of the trust managers have approved the
- the affirmative vote of at least (a) 80% of the             business combination prior to the date on which the
  votes entitled to be cast by outstanding voting             related person involved in the business combination
  shares of the corporation, voting together as a             became a related person;
  single group and (b) two-thirds of the votes              - the business combination is solely between AMRESCO
  entitled to be cast by holders of voting shares             and a corporation of which AMRESCO owns all the
  other than voting shares held by the interested             voting shares;
  stockholder with whom the business combination is         - the business combination is proposed to be
  to be effected, or by an affiliate or associate of          consummated within one year of the closing of a
  such interested stockholder; and                            fair tender offer, which is defined as a tender
- unless, among other conditions, the corporation's           offer in which all of shareholders other than the
  common stockholders receive a minimum price (as             related person receive cash or the fair market
  defined in the Maryland code) for their shares and          value of any security at least equal to the fair
  the consideration is received in cash or in the             price paid by a related person or persons making a
  same form as previously paid by the interested              tender offer;
  stockholder for its shares.                               - the rights described below have become exercisable;
  These provisions of Maryland law do not apply,              or
  however, to business combinations that are approved       - specified conditions designed to ensure that
  or exempted by the board of directors before the            shareholders receive at least the fair market value
  time that the interested stockholder becomes an             for their shares have been met.
  interested stockholder.

                MARYLAND CORPORATION                                             TEXAS REIT

                                                            If a person has become a related person and within
                                                            one year after the date of the transaction in which
                                                            the related person became a related person:
                                                            - a business combination meeting all of the
                                                              conditions designed to ensure that shareholders
                                                              receive at least the fair market value for their
                                                              shares has not been consummated;
                                                            - a fair tender offer has not been consummated; and
                                                            - AMRESCO has not been dissolved and liquidated,
                                                            then, the beneficial owner of each share, other than
                                                            the related person, will have the right to sell to
                                                            AMRESCO one share upon the exercise of a right. The
                                                            rights may be exercised during the 90-day period
                                                            starting on the one-year anniversary of the date the
                                                            person became a related person. At 5:00 p.m., Dallas,
                                                            Texas time, at the end of the 90-day period, the
                                                            rights not exercised will become void. The purchase
                                                            price for a share upon exercise of a right will be
                                                            equal to the fair price paid by the related person.

                                                            These provisions are designed to prevent a purchaser
                                                            from using two-tier pricing and similar tactics in an
                                                            attempted takeover, and may make it more difficult to
                                                            acquire and exercise control of AMRESCO. These
                                                            provisions may also provide the trust managers with
                                                            the enhanced ability to block a proposed acquisition
                                                            and to retain their positions, even if their
                                                            continued service would not be in the best interests
                                                            of AMRESCO.

                MARYLAND CORPORATION                                             TEXAS REIT
                                           Control Share Acquisitions

Maryland law provides that control shares of a              The Texas REIT Act has no comparable provision.
Maryland corporation acquired in a control share
acquisition have no voting rights, except to the
extent approved by a vote of two-thirds of the votes
entitled to be cast by stockholders, excluding shares
owned by the acquiror and officers and directors who
are employees of the corporation. Control shares are
voting shares that, if aggregated with all other
shares previously acquired by the acquiror or in
respect of which the acquiror is able to exercise or
direct the exercise of voting power (except by virtue
of a revocable proxy), would entitle the acquiror to
exercise voting power in the election of directors
within one of the following ranges of voting power:
- 20% or more but less than one-third;
- one-third or more but less than a majority; or
- a majority or more of all voting power.

Control shares do not include shares that the acquiring person is entitled to vote on the basis of prior stockholder approval. A control share acquisition means the acquisition of control shares subject to specified exemptions.
A person who has made or proposed to make a control share acquisition, upon satisfaction of specified conditions (including an undertaking to pay expenses), may compel the board of directors to call a special meeting of stockholders to be held within 50 days of demand to consider the voting rights of the shares. If no request for a meeting is made, the corporation may itself present the question at any stockholders' meeting.

                MARYLAND CORPORATION                                             TEXAS REIT
If voting rights are not approved at a stockholders'
meeting or if the acquiring person does not deliver
an acquiring person statement as required by statute,
then, subject to specified conditions and
limitations, the corporation may redeem any or all of
the control shares, except those for which voting
rights have previously been approved, for fair value
determined, without regard to the absence of voting
rights, as of the date of the last control share
acquisition or of any special meeting of stockholders
at which the voting rights of the control shares are
considered and not approved. If voting rights for
control shares are approved at a stockholders'
meeting and the acquiror becomes entitled to vote a
majority of the shares entitled to vote, all other
stockholders may exercise appraisal rights. The fair
value of the shares for purposes of the appraisal
rights may not be less than the highest price per
share in the control share acquisition.
The control share acquisition statute does not apply
to shares acquired in a merger, consolidation or
share exchange if the corporation is a party to the
transaction, or if the acquisition is approved or
exempted by the charter or bylaws of the corporation
prior to a control share acquisition.
The bylaws of Impac contain a provision exempting any
and all acquisitions of shares of Impac stock from
the control share acquisition statute. Although there
can be no assurance that this bylaw provision will
not be amended or repealed in the future, while it is
in effect there is no difference in the rights of
Impac stockholders and AMRESCO shareholders resulting
from the control share acquisition statute.

                       DESCRIPTION OF AMRESCO SECURITIES

COMMON SHARES


     AMRESCO's declaration of trust provides that AMRESCO may issue up to 250,000,000 shares of beneficial interest, consisting of 200,000,000 common shares and 50,000,000 preferred shares. As of October 22, 1999, 10,015,111 common shares were issued and outstanding and no preferred shares were issued or outstanding. The following description sets forth general terms and provisions of AMRESCO's common shares.


     Voting rights

     Each outstanding common share entitles the holder to one vote on all matters submitted to a vote of shareholders, including the election of trust managers. There is no cumulative voting in the election of trust managers, which means that the holders of a majority of the outstanding common shares can elect all of the trust managers then standing for election.


     AMRESCO's declaration of trust provides that a vote of the holders of at least a majority of the shares entitled to vote on a matter is required for shareholders to take action, except as follows:



     - removal of a trust manager requires the affirmative vote of the holders of at least two-thirds of AMRESCO's outstanding shares;



     - in general, approval of a business combination between AMRESCO and a related person requires the affirmative vote of the holders of at least 80% of AMRESCO's outstanding shares, including the affirmative vote of the holders of at least 50% of the shares not owned by the related person;



     - amendment of the declaration of trust requires the affirmative vote of the holders of at least two-thirds of AMRESCO's outstanding shares, except that amendments of the provisions of the declaration of trust relating to approval of business combinations, share ownership limits and amendment of the declaration of trust require the affirmative vote of at least 80% of AMRESCO's outstanding shares; and



     - liquidation or dissolution of AMRESCO requires the affirmative vote of the holders of at least two-thirds of AMRESCO's outstanding shares.


     Dividends

     Holders of common shares are entitled to receive ratably dividends, in cash, property or shares, as may be declared by AMRESCO's board of trust managers. AMRESCO may not declare or pay a dividend when AMRESCO is unable to pay its debts as they become due in the usual course, when the payment of a dividend would result in AMRESCO becoming unable to pay its debts as they become due, when the payment of a dividend would cause AMRESCO to be insolvent or when the distribution exceeds the surplus of AMRESCO.

     Liquidation rights

     If AMRESCO liquidates, dissolves or winds-up its affairs, holders of common shares will be entitled to share ratably in AMRESCO's assets remaining after provision for liabilities to creditors and payment of liquidation preferences to holders of preferred shares, if any.

     Other terms

     Holders of common shares have no redemption, preference, conversion, exchange or preemptive rights to subscribe to any of AMRESCO's securities. All outstanding common shares are fully paid and nonassessable.

     Transfer agent

     The transfer agent and registrar for AMRESCO's common shares is The Bank of New York, 101 Barclay Street, New York, New York 10286.

PREFERRED SHARES

     AMRESCO's declaration of trust provides that the board of trust managers may issue preferred shares in one or more series, without the approval of the holders of common shares. Prior to the issuance of shares in a series, the board will establish the applicable rights of the shares to be included in that series, including:

     - the number of shares constituting the series;

     - the dividend rate on the shares of the series, whether these dividends are cumulative and the relation of these dividends to the dividends payable on any other class of shares;

     - whether the shares of the series are redeemable and the terms of any redemption;

     - whether the shares will be convertible into common shares and the terms of any conversion;

     - the amount per share payable on the series or other rights of holders of these preferred shares on liquidation or dissolution of AMRESCO; and

     - the voting rights, if any, of shares of the series.

     Because the trust managers have the power to establish the preferences and rights of each class or series of preferred shares, holders in any series or class of preferred shares may be afforded dividend rights, preferences, powers and voting and other rights senior to the rights of holders of common shares. Issuance of a series of preferred shares also could, depending on the terms of the series, either impede or facilitate the completion of a merger, tender offer or other takeover attempt. Although the board is required to make a determination as to the best interest of AMRESCO's shareholders when issuing preferred shares, the board could act in a manner that would discourage an acquisition attempt or other transaction that some, or a majority, of the shareholders might believe to be in the best interest of AMRESCO or in which shareholders might receive a premium for their shares over the then-prevailing market price. The authorized preferred shares are available for issuance without further action by common shareholders, other than any action required by applicable law or the rules of any stock exchange on which the common shares may then be listed.

REGISTRATION RIGHTS


     Under the purchase agreement, FIC Management agreed that it or its designee will purchase, among other assets, 1,500,111 common shares of AMRESCO, and will receive registration rights relating to these shares. FIC Management has designated Fortress Partners as the purchaser of these AMRESCO common shares. Accordingly, the combined company will be obligated, upon the demand of Fortress Partners, to file and use its best efforts to have declared effective a registration statement covering the resale of these shares. The combined company is also obligated to keep this registration statement effective until the time as sales may be made in reliance on Rule 144(k) under the Securities Act of 1933.


RESTRICTIONS ON SIZE OF HOLDINGS


     For AMRESCO to qualify as a REIT under the Internal Revenue Code, not more than 50% in value of its outstanding shares may be owned by five or fewer individuals during the last half of a taxable year. In addition, shares must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months, or during a proportionate part of a shorter taxable year. Because AMRESCO's board of trust managers believes it is essential for AMRESCO to continue to qualify as a REIT, AMRESCO's declaration of trust provides that in general no holder may own more than 9.8% of AMRESCO's total outstanding shares. The board may waive this ownership limit, and has done so with respect to FMR Corp., AMRESCO, INC. and its affiliates and FIC Management and its affiliates. AMRESCO and Impac anticipate that after consummation of the merger and the closing of the purchase agreement transactions, AMRESCO, INC. will no longer have the benefit of this waiver. The ownership limit may preclude acquisition of control of AMRESCO unless the board determines that maintenance of REIT status is no longer in the best interest of AMRESCO.


     If any transfer of shares occurs that would result in any person owing more than 9.8% of AMRESCO's total outstanding shares, then shares in excess of this ownership limit will deemed to have been automatically transferred to a charitable trust for the benefit of a charitable beneficiary. The trustee of the charitable trust will have all voting rights and rights to dividends or other distributions with respect to shares held in the charitable trust.

     Within 20 days of receiving notice from AMRESCO that shares have been transferred to the charitable trust, the trustee of the charitable trust will sell the shares held in the charitable trust to a person, designated by the trustee, whose ownership of the shares will not violate the ownership limit. The prohibited owner will receive the lesser of:

     - the price paid by the prohibited owner for the shares or, if the prohibited owner did not give value for these shares, the market price of the shares on the day of the event causing the shares to be held in the charitable trust; and

     - the net price received by the trustee from the sale of the shares held in the charitable trust.

Any proceeds above the amount payable to the prohibited owner will be immediately paid to the charitable beneficiary. If, prior to the discovery by AMRESCO that shares have been transferred to the trustee, the shares are sold by a prohibited owner, then these shares will be deemed to have been sold on behalf of the charitable trust. If the prohibited owner received an amount for these shares above the amount that the prohibited owner was entitled to receive, the excess will be paid to the trustee upon demand.

     Until the trustee has sold the shares held in the charitable trust, AMRESCO has the right to purchase shares transferred to the trustee. Upon a purchase by AMRESCO, the trustee will distribute all of the net sales proceeds to the prohibited owner. The price that AMRESCO may purchase the shares is equal to the lesser of:

     - the price per share in the transaction that resulted in a transfer to the charitable trust or, in the case of a gift, the market price at the time of the gift; and

     - the market price on the date AMRESCO purchases the shares.

All certificates representing shares will bear a legend referring to the restrictions described above. Any person who acquires or attempts or intends to acquire shares that will or may violate the ownership limit or any person who would have owned shares that were transferred to the charitable trust must immediately give written notice to AMRESCO.

PREFERRED SHARE PURCHASE RIGHTS


     On February 25, 1999, AMRESCO's board of trust managers declared a dividend of one preferred share purchase right for each common share outstanding, payable to holders of common shares of record at the close of business on March 11, 1999. The holders of additional common shares issued after this date and before the redemption or expiration of the purchase rights are also entitled to receive one preferred share purchase right for each additional common share. Each preferred share purchase right entitles the holder to purchase from AMRESCO one one-hundredth of a series A junior participating preferred share at a price of $37.50 per one-hundredth of a series A junior participating preferred share, subject to adjustment. Preferred share purchase rights are exercisable when a person or group of persons, other than affiliates of AMRESCO, INC. or FIC Management Inc., acquires 15% or more of the outstanding common shares without board of trust manager approval or upon a tender offer or exchange offer the consummation of which would result in a person acquiring 15% or more of the outstanding common shares. Under specific circumstances, each preferred share purchase right entitles the holder to purchase, at the preferred share purchase right's then current exercise price, a number of AMRESCO common shares having a market value of twice the preferred share purchase right's exercise price. The acquisition of AMRESCO in a merger or other business combination or the sale of

50% or more of AMRESCO's assets after a person becomes a 15% shareholder would entitle each holder to purchase, at the preferred share purchase right's then current exercise price, a number of the acquiring company's common shares having a market value equal to twice the preferred share purchase rights exercise price. The preferred share purchase rights held by 15% shareholders, other than affiliates of AMRESCO, INC. or FIC Management Inc., would not be exercisable. The preferred share purchase rights will expire on March 1, 2009, and are subject to redemption in whole, but not in part, at a price of $.001 per preferred share purchase right payable in cash, shares of AMRESCO or any other form of consideration specified by AMRESCO's board. Each common share issued by AMRESCO in the merger will have a preferred share purchase right attached to it.

                             SECURITY OWNERSHIP OF
                PRINCIPAL SHAREHOLDERS AND MANAGEMENT OF AMRESCO


     The following table sets forth, as of October 22, 1999, the pro forma beneficial ownership of AMRESCO common shares as of that date and as of the effective time, after giving effect to the merger, for the following:


          (1) each person who will be a beneficial owner of more than 5% of the AMRESCO common shares;

          (2) each trust manager and executive officer of AMRESCO; and

          (3) all trust managers and executive officers of AMRESCO as a group.

     Unless otherwise indicated in the footnotes, all of the AMRESCO shares will be owned directly, and the indicated person or entity will have sole voting and dispositive power. The number and percent of AMRESCO common shares that will be beneficially owned by a person assume that all options held by that person which are exercisable within 60 days will be exercised, but that no options held by other persons have been exercised.

     Unless otherwise noted, the mailing address for each person identified below is c/o AMRESCO Capital Trust, 700 North Pearl Street, Suite 2400, Dallas, Texas 75201.


                                                        COMMON SHARES           COMMON SHARES
                                                         OWNED AS OF           OWNED AS OF THE
                                                      SEPTEMBER 1, 1999         EFFECTIVE TIME
                                                     --------------------    --------------------
NAME OF BENEFICIAL OWNER                              SHARES      PERCENT     SHARES      PERCENT
------------------------                             ---------    -------    ---------    -------
AMRESCO, INC.(1)...................................  1,750,114     17.1%             0(13)     0
FMR Corp.(2).......................................  1,300,000     13.0%     1,300,000      7.8%
Wellington Management Company, LLP(3)..............    582,500      5.8%       582,500      3.5%
John C. Deterding(4)...............................      8,750        *          8,750        *
Bruce W. Duncan(4).................................     22,450        *         22,450        *
Christopher B. Leinberger(4).......................     14,000        *         14,000        *
James C. Leslie(4).................................     14,000        *         14,000        *
Robert H. Lutz, Jr.(5).............................     21,250        *         21,250        *
Mark D. Gibson(6)..................................     39,350        *         39,350        *
Robert L. Adair III(7).............................     91,250        *         91,250        *
Jonathan S. Pettee(8)..............................     14,500        *         14,500        *
Michael L. McCoy(9)................................      6,750        *          6,750        *
John M. Jumonville(10).............................      3,500        *          3,500        *
Thomas R. Lewis II(11).............................      2,500        *          2,500        *
David M. Striph(11)................................      1,750        *          1,750        *
All trust managers and executive officers as a
  group (12 persons)(12)...........................    239,800      2.8%       239,800      1.4%


---------------
  *  Less than 1%

 (1) Includes options which are exercisable by AMREIT Managers, L.P. to purchase 250,003 AMRESCO common shares. AMREIT Holdings, Inc., a wholly-owned subsidiary of AMRESCO, INC., owns 1,500,011 shares. AMRESCO, INC. owns 100 shares. The partnership interests of AMREIT Managers, L.P. are owned by AMREIT Holdings and a wholly-owned subsidiary of AMREIT Holdings. AMREIT Holdings' address is 330 E. Warm Springs Road, Las Vegas, Nevada 89119.


 (2) FMR Corp. is the parent holding company of an investment management company registered under Section 203 of the Investment Advisers Act of 1940 that provides investment advisory and management services to its clients. According to a Schedule 13G filed by FMR Corp. with the Securities and Exchange Commission on February 8, 1999, FMR Corp. may be deemed to have sole voting power with respect to 267,000 shares, shared voting power with respect to zero shares and sole dispositive power with respect to 1,300,000 shares. FMR Corp.'s address is 82 Devonshire Street, Boston, Massachusetts 02109.


 (3) This information is based solely on Schedule 13G filed by Wellington Management Company, LLP with the Securities and Exchange Commission on February 8, 1999 reporting its holdings as of December 31, 1998. Wellington Management Company, LLP reported that, through its subsidiaries, it had sole voting power with respect to zero shares and sole dispositive power with respect to zero shares. Wellington Management Company, LLP is the parent holding company of an investment management company that holds investment power and, in some cases, voting power over the securities reported in its Schedule 13G. The investment management company, which is registered under Section 203 of the Investment Advisers Act of 1940, and a subsidiary, which is a "bank" as defined in Section 3(a)(6) of the Securities Exchange Act of 1934, provide investment advisory and management services for their respective clients. Wellington Management Company, LLP disclaims investment power or voting power over any of the securities referenced above; however, it may be deemed to "beneficially own" such securities by virtue of Rule 13d-3 under the Securities Exchange Act of 1934. Wellington Management Company, LLP's address is 75 State Street, Boston, Massachusetts 02109.

 (4) Includes options to purchase 5,000 AMRESCO common shares.

 (5) Includes options to purchase 11,250 AMRESCO common shares. Excludes 5,000 AMRESCO common shares which are owned by Mr. Lutz' spouse as to which Mr. Lutz disclaims beneficial ownership.

 (6) Includes options to purchase 15,000 AMRESCO common shares.

 (7) Includes options to purchase 11,250 AMRESCO common shares.

 (8) Includes options to purchase 7,500 AMRESCO common shares.

 (9) Includes options to purchase 3,750 AMRESCO common shares.

(10) Includes options to purchase 2,000 AMRESCO common shares.

(11) Includes options to purchase 1,500 AMRESCO common shares.

(12) Includes options to purchase 73,750 AMRESCO common shares.

(13) Assumes the sale of all AMRESCO common shares beneficially owned by AMRESCO, INC. to FIC Management under the purchase agreement.

                  SECURITY OWNERSHIP OF PRINCIPAL STOCKHOLDERS
                            AND MANAGEMENT OF IMPAC


     The following table sets forth the beneficial ownership, reported to Impac as of October 22, 1999, of Impac common stock, including shares as to which a right to acquire ownership exists, of: (1) each person known by Impac to be the record or beneficial owner of 5% or more of the outstanding Impac common stock,
(2) each director of Impac; (3) each executive officer of Impac; and (4) all directors and executive officers of Impac as a group. In addition, with respect to (1) each beneficial owner of 5% or more of the outstanding Impac common stock, (2) each director of Impac and (3) all directors and executive officers of Impac as a group, the following table also shows the percentage of the outstanding AMRESCO common shares which such person's or group's holdings will represent after the merger. Unless otherwise indicated in the footnotes to the table, the beneficial owners named have, to the knowledge of Impac, sole voting and investment power with respect to the shares beneficially owned, subject to community property laws where applicable.



                                                  AMOUNT AND       PERCENTAGE OF       PERCENTAGE OF
                                                    NATURE          IMPAC COMMON      COMBINED COMPANY
                                                 OF BENEFICIAL      STOCK AS OF        COMMON SHARES
NAME                                               OWNERSHIP      OCTOBER 22, 1999      AFTER MERGER
----                                             -------------    ----------------    ----------------
Fortress Partners, L.P.........................    1,683,635(1)         16.7%               17.0%
James and Nancy Grosfeld.......................      824,500(2)          9.8%                3.0%
Apex Mortgage Capital, Inc. ...................      627,300(3)          7.5%                2.5%
Wesley R. Edens................................            0(4)            0                   0(9)
Robert I. Kauffman.............................            0(4)            0                   0(9)
Gregory F. Hughes..............................            0(3)            0                   0(9)
Randal A. Nardone..............................            0(4)            0                   0(9)
Erik P. Nygaard................................            0(4)            0                   0(9)
Christopher Mahowald...........................            0               0                   0
Joseph R. Tomkinson............................      124,616(5)          1.5%                  *
Frank P. Filipps...............................       22,000(6)            *                   *
All directors and executive officers as a group
  (8 persons)..................................      146,616(7)          1.7%                  *


---------------
 *  Less than 1%.

(1) Represents shares of Impac common stock issuable upon conversion of the 479,999 shares of Impac series B preferred stock held by Fortress Partners, L.P. The sole general partner of Fortress Partners, L.P. is Fortress Investment Corp. The address of Fortress is 1301 Avenue of the Americas, 42nd Floor, New York, New York 10019.



(2) Based on an amendment to Schedule 13G filed by James and Nancy Grosfeld on November 1, 1999. The Grosfeld's address is 20500 Civic Center Drive, Suite 3000, Southfield, Michigan 48076. The Grosfelds share voting and dispositive power as to the shares reported. In the Schedule 13G filed by the Grosfelds on September 16, 1999, the Grosfelds reported beneficial ownership of 10.7% of Impac's common stock. Based upon information provided by the Grosfelds to representatives of Impac, Impac believed that the Grosfelds inadvertently exceeded the 9.8% excess share limitation of its charter and the 9.9% limitation under its rights plan by the purchase reported on the Schedule 13G and waived violation of such limitations, provided that the Grosfelds promptly reduced their ownership level to 9.8% or less of Impac's common stock. The amendment to Schedule 13G filed on November 1, 1999 reflects that the Grosfelds have reduced their ownership level in accordance with the waiver.



(3) Based on an amendment to Schedule 13D filed by Apex Mortgage Capital, Inc., The TCW Group, Inc., and Robert A. Day on October 18, 1999. The address of Apex Mortgage, TCW Group and Mr. Day is 865 South Figueroa Street, Suite 1800, Los Angeles, California 90017. The 627,300 shares listed as owned by Apex Mortgage include 249,000 shares owned directly by Apex Mortgage, 366,300 shares owned indirectly by TCW Group through its wholly owned subsidiary, TCW Asset Management Company, and 12,000 shares owned by Daniel
    K. Osborne, the Executive Vice President, Chief

    Operating Officer and Chief Financial Officer of Apex Mortgage. Apex Mortgage and TCW Group claim shared voting and dispositive power and Mr. Day claims sole voting and dispositive power with respect to the shares listed as owned by Apex Mortgage. Although Apex Mortgage and TCW Group acknowledge that they may be deemed to be a "group" for purposes of Rule 13d-5 under the Exchange Act, each of Apex Mortgage, TCW Asset Management and Mr. Osborne disclaim membership in any such group as well as beneficial ownership of shares held by any other affiliated entity or person. In its Schedule 13D filing, Apex Mortgage has indicated that it has acquired the shares listed as owned by it in furtherance of its intention to acquire control of Impac. For a discussion of the transaction proposed by Apex Mortgage, see "The Merger -- Impac's reasons for the merger; Recommendations of the Impac board."


(4) As a result of their positions as directors and executive officers of Fortress Investment Corp., the sole general partner of Fortress Partners, L.P., Messrs. Edens, Kauffman, Hughes, Nardone and Nygaard may be deemed to be the beneficial owners of the 479,999 shares of Impac series B preferred stock held by Fortress Partners, L.P. Messrs. Edens, Kauffman, Hughes, Nardone and Nygaard disclaim beneficial ownership of such shares.


(5) Includes options to purchase 6,666 shares of Impac common stock which are currently exercisable and 7,500 shares held in a trust of which Mr. Tomkinson is trustee.

(6) Includes options to purchase 10,000 shares of Impac common stock which are currently exercisable.

(7) Includes options to purchase a total of 16,666 shares of Impac common stock which are currently exercisable.


(8) Assumes the purchase of 1,500,111 AMRESCO common shares and vested options to acquire an additional 250,003 AMRESCO common shares by Fortress Partners, an affiliate of FIC Management Inc., under the purchase agreement. For further information regarding the terms of the purchase agreement, see "The Purchase Agreement."



(9) As a result of their positions as directors and executive officers of Fortress Investment Corp., the sole general partner of Fortress Partners, Messrs. Edens, Kauffman, Hughes, Nardone and Nygaard may be deemed to be the beneficial owners of the 2,862,896 combined company common shares that will be held by Fortress Partners, L.P. Messrs. Edens, Kauffman, Hughes, Nardone and Nygaard disclaim beneficial ownership of such shares. See notes 3 and 7 above.

                          EXISTING BUSINESS OF AMRESCO

OVERVIEW

     AMRESCO was organized on January 6, 1998 as a real estate investment trust under the laws of the State of Texas. AMRESCO was formed to take advantage of mid- to high-yield lending and investment opportunities in real estate-related assets, including the following:

     - various types of commercial mortgage loans, including participating loans, mezzanine loans, acquisition loans, construction loans, rehabilitation loans and bridge loans;

     - commercial mortgage-backed securities, commonly referred to as CMBS;

     - commercial real estate; and

     - equity investments in joint ventures and/or partnerships.


     AMRESCO believes it has operated and it intends to continue to operate in a manner so as to continue to qualify as a REIT under the Internal Revenue Code. AMRESCO has received an opinion from Locke, Liddell & Sapp LLP, its legal counsel, to the effect that AMRESCO qualified as a REIT under the Internal Revenue Code for its taxable year ended December 31, 1998. As a result of AMRESCO's status as a REIT, AMRESCO will generally not be subject to federal income tax on that portion of its ordinary income or capital gain that is currently distributed to its shareholders if it complies with a number of requirements, which include:


     - distributing to shareholders at least 95% of its annual REIT taxable income; and

     - satisfying a number of other organizational and operational requirements, including those relating to the ownership of its outstanding common shares, the nature of its assets and the sources of its income.

     Under AMRESCO's current management agreement and subject to the direction and oversight of the board of trust managers, AMRESCO's day-to-day operations, which commenced on May 12, 1998, and investment activities are currently managed by AMREIT Managers, L.P., an affiliate of AMRESCO, INC. For its services, the manager is entitled to receive the following:

     - a base management fee equal to 1% per year of AMRESCO's average invested non-investment grade assets and 0.5% per year of AMRESCO's average invested investment grade assets;


     - incentive compensation in an amount equal to 25% of the dollar amount by which all of AMRESCO's funds from operations (as defined by the National Association of Real Estate Investment Trusts) plus gains and minus losses from debt restructurings and sales of property, as adjusted, exceeds the ten year U.S. treasury rate plus 3.5%; and


     - reimbursement for the manager's costs of providing specified due diligence and professional services to AMRESCO.


     The following table summarizes the amounts charged to AMRESCO by AMREIT Managers since May 12, 1998, the date of AMRESCO's inception of operations, under the management agreement:



                                               FROM MAY 12, 1998 THROUGH    SIX MONTHS ENDED
                                                   DECEMBER 31, 1998         JUNE 30, 1999
                                               -------------------------    ----------------
Base management fees.........................          $835,000                $  958,000
Incentive compensation.......................                --                        --
Reimbursable expenses........................           140,000                   104,000
                                                       --------                ----------
     Total...................................          $975,000                $1,062,000
                                                       ========                ==========

EMPLOYEES


     AMRESCO has no employees nor does it maintain a separate office. Instead, AMRESCO relies on the facilities and resources of AMREIT Managers and its executive officers, each of whom is employed by AMRESCO, INC. AMRESCO is not a party to any collective bargaining agreements. AMRESCO, INC. is a publicly-traded, diversified financial services company specializing in real estate lending, asset management services and commercial finance. AMRESCO, INC. is headquartered in Dallas, Texas and has offices throughout the United States, as well as internationally in Canada, the United Kingdom, Mexico and Japan. AMRESCO, INC., which began operating in 1987, employed approximately 3,800 people as of June 30, 1999.


BUSINESS STRATEGY

     AMRESCO's principal business objective has been to maximize shareholder value by producing cash flow for distribution to shareholders through investment in mid- to high-yield real estate related assets which earn an attractive spread over AMRESCO's cost of funds. AMRESCO intends to achieve this objective by making opportunistic investments while maintaining a conservative leverage position. AMRESCO's strategy is described below.

     - Invest in senior mortgage loans, mezzanine loans, CMBS, commercial real estate, either directly or through investment in joint ventures and/or partnerships, and in other opportunistic investments. These investments may include foreign real estate and loans to borrowers in foreign countries or secured by foreign real estate, principally in the markets in which AMRESCO, INC. and its affiliates conduct business, and distressed loans and/or real estate. AMRESCO invests opportunistically, pursuing those investments which it believes will generate the highest risk-adjusted returns on capital invested, after considering all relevant factors determined by AMRESCO and its manager to be material. These include the limitations imposed by the Internal Revenue Code as a result of AMRESCO's historical status as a REIT.

     - Take advantage of expertise existing within, and investment and co-investment opportunities arising from the business and operations of, AMRESCO, INC. and its affiliates. Since its inception, AMRESCO has acquired 10 loans from these companies at an aggregate purchase price of $39.7 million.

     - Utilize the expertise and resources of Holliday Fenoglio Fowler to monitor trends and demands in the mortgage loan and real estate markets. AMRESCO adjusts its mortgage loan products in response to these trends and demands in order to increase its ability to successfully compete for investments.

     - Through its manager, capitalize upon the market research capabilities of AMRESCO, INC. and its affiliates to analyze AMRESCO's investment opportunities and the economic conditions in AMRESCO's proposed geographic markets. This assists AMRESCO in selecting investments that satisfy its investment criteria and targeted returns.

     - Through its manager, utilize the expertise of AMRESCO, INC. and its affiliates in the underwriting, origination and closing of mortgage loans and in the acquisition, management and servicing of mortgage loans, mortgage loan portfolios and CMBS.

     - Borrow against or leverage its investments through its existing credit facilities and any new sources of debt financing which AMRESCO may be able to secure in order to increase the size of its portfolio and increase potential returns to its shareholders. This is done only to the extent consistent with AMRESCO's leverage policies. Currently, AMRESCO intends to maintain a debt to equity ratio of no more than 2.5 to 1, excluding non-recourse debt on real estate. At June 30, 1999, AMRESCO's debt to equity ratio, excluding non-recourse debt on real estate, was
       0.54 to 1. Including non-recourse debt on real estate, AMRESCO's debt to equity ratio was 0.75 to 1 at June 30, 1999.


     - Financing using repurchase agreements, which often involves having financing with a term shorter than the underlying assets being financed. In addition, repurchase agreements require margin calls if there is a diminution of asset value due to spread widening or interest rate changes. Both of these risks result in a need for liquidity to either pay down or pay off repurchase agreement financing. AMRESCO would be required to increase its leverage from its structured finance line of credit with Prudential Securities in the event that repurchase agreement financing could not be obtained at maturity. AMRESCO currently has the approved capacity under its line of credit should these events occur.


     - Implement various hedging strategies, including, but not limited to, interest rate swaps and interest rate collars, caps or floors to the extent permitted by the REIT provisions of the Internal Revenue Code. These strategies help to minimize the effects of interest rate fluctuations on AMRESCO's investments and its borrowings. Hedging strategies are implemented if, given the cost of these hedges and AMRESCO's desire not to jeopardize its status as a REIT, the manager determines that these strategies are in the best interest of AMRESCO's shareholders.

     - Manage the credit risk of AMRESCO's assets by:

          (a) extensively underwriting investments utilizing the processes developed and utilized by AMRESCO, INC. and its affiliates;

          (b) selectively choosing investments for origination or acquisition in compliance with AMRESCO's investment policies;

          (c) actively monitoring through the servicing and asset management capabilities of AMRESCO, INC. and its affiliates the credit quality of AMRESCO's assets; and

          (d) maintaining appropriate capital levels and allowances for credit losses.

INVESTMENT ACTIVITIES

     General

     The manager is authorized by the terms of the management agreement to make the day-to-day investment decisions of AMRESCO based on guidelines in effect and approved by AMRESCO's board of trust managers. The trust managers review all of AMRESCO's transactions on a quarterly basis to determine compliance with the guidelines. Due to the typically higher risk nature of its investments, the manager selectively and extensively underwrites AMRESCO's targeted investments utilizing the expertise, processes and procedures developed by AMRESCO, INC. and its affiliates.

     AMRESCO operates exclusively as an investor in real estate related assets. Its asset allocation decisions and investment strategies are influenced by changing market factors and conditions. AMRESCO has no policy that requires that any specific percentage of its assets be invested in any particular type or form of real estate investment. Also, except for CMBS, AMRESCO does not limit any particular type or form of real estate investment to a specific percentage. CMBS investments, by policy, cannot exceed 40% of AMRESCO's total consolidated assets. From time to time, the percentage of AMRESCO's investments that will be invested in a particular category of real estate assets will vary. Future investment opportunities that may be available to AMRESCO will depend upon many factors, including regional, national and international economic conditions and other factors.

     To date, AMRESCO's investment activities have been focused in three primary areas: loan investments, CMBS and equity investments in real estate. Each of these investment categories is more fully described below.

     AMRESCO does not have, nor does it rely upon, any major customers. Consistent with its investments to date, AMRESCO currently expects that a substantial portion of its new investments will be made in the form of senior mortgage loans. To date, AMRESCO has made no investments outside of the United States nor has it made any investments in distressed loans and/or real estate, although it may do so in the future.

     Loan investments

     AMRESCO specializes in providing mid- to high-yield senior and mezzanine financing to real estate owners and developers on a participating and non-participating basis. Mezzanine loans, the repayment of which is subordinated to senior mortgage loans, are secured by a second lien mortgage and/or a pledge of the ownership interests of the borrower. Mezzanine loans generally afford a relatively higher yield and entail greater risks than senior mortgage loans.

     Senior mortgage loans comprised 85% and mezzanine loans comprised 15% of AMRESCO's loan investment portfolio at June 30, 1999, based on committed amount. AMRESCO's existing mortgage loan commitments range in size from $0.5 million to $45 million. AMRESCO's manager, on behalf of AMRESCO, is currently targeting loans ranging in size from $5 million to $20 million.


     AMRESCO's loan investments are summarized as follows (dollars in thousands):


                                                                                                               AMOUNT
                                                                                                             OUTSTANDING
                                                                                                                 AT        INTEREST
DATE OF INITIAL                                                PROPERTY          COLLATERAL     COMMITMENT    JUNE 30,       PAY
INVESTMENT       SCHEDULED MATURITY        LOCATION              TYPE             POSITION        AMOUNT       1999(c)       RATE
---------------  ------------------  --------------------  -----------------  ----------------  ----------   -----------   --------
May 12, 1998     March 31, 2001      Richardson, TX        Office             Second Lien        $ 14,700     $ 13,032      10.0%
June 1, 1998     June 1, 2001        Houston, TX           Office             First Lien           11,800       10,353      12.0%
June 12, 1998    June 30, 2000       Pearland, TX          Apartment          First Lien           12,827       10,987(b)   10.0%
June 17, 1998    June 30, 2000       San Diego, CA         R&D/Bio-Tech       First Lien            5,560        4,570(b)   10.0%
June 19, 1998    June 18, 2000       Houston, TX           Office             First Lien           24,000       14,016(b)   12.0%
June 22, 1998    June 19, 2000       Wayland, MA           Office             First Lien           45,000       36,951      10.5%
July 1, 1998     July 1, 2001        Dallas, TX            Office             Ptrshp Interests     10,068        7,017(a)   10.0%
July 2, 1998     June 30, 2000       Washington, D.C.      Office             First Lien            7,000        5,882      10.5%
July 10, 1998    July 31, 2000       Pasadena, TX          Apartment          First Lien            3,350        2,900      10.0%
Sept. 1, 1998    Feb. 28, 2001       Los Angeles, CA       Mixed Use          First Lien           18,419       17,418      10.0%
Sept. 30, 1998   Various             San Antonio, TX/      Residential Lots   First Lien            8,400        2,536      10.0%
                                      Sunnyvale, TX
Sept. 30, 1998   October 7, 1999     Ft. Worth, TX         Apartment          Ptrshp Interests      2,650        2,649      10.5%
Sept. 30, 1998   Dec. 31, 1999       Dallas, TX            Medical Office     First Lien            3,015        2,596      10.0%
Sept. 30, 1998   Sept. 22, 1999      Norwood, MA           Industrial/Office  First Lien            8,765        8,195      10.0%
October 1, 1998  Dec. 31, 1999       Richardson, TX        Office             First Lien              567          300       9.3%
May 18, 1999     May 19, 2001        Irvine, CA            Office             First Lien           15,260       12,883      10.0%
                                                                                                 --------     --------
                                                                                                  191,381      152,285
AMRESCO Commercial Finance's Economic Interest                                                     (5,698)       (4,708)
                                                                                                 --------     --------
                                                                                                 $185,683(d)  $147,577(d)
                                                                                                 ========     ========


                 INTEREST
DATE OF INITIAL  ACCRUAL
INVESTMENT         RATE
---------------  --------
May 12, 1998      12.0%
June 1, 1998      12.0%
June 12, 1998     11.5%
June 17, 1998     13.5%
June 19, 1998     12.0%
June 22, 1998     10.5%
July 1, 1998      15.0%
July 2, 1998      10.5%
July 10, 1998     14.0%
Sept. 1, 1998     12.0%
Sept. 30, 1998    14.0%
Sept. 30, 1998    16.0%
Sept. 30, 1998    13.0%
Sept. 30, 1998    12.5%
October 1, 1998   15.0%
May 18, 1999      12.0%
AMRESCO Commerc


---------------

(a) Accounted for as investment in joint venture for financial reporting purposes.


(b) Accounted for as real estate for financial reporting purposes.


(c) For all loan investments, payments of interest only are due monthly at the interest pay rate. All principal and all remaining accrued and unpaid interest are due at the scheduled maturities of the loans.


(d) Amounts exclude the loan which was reclassified to investment in unconsolidated subsidiary during the three months ended March 31, 1999.



     AMRESCO provides financing through real estate loan arrangements that, because of their nature, qualify either as real estate or joint venture investments for financial reporting purposes (see notes (a) and (b) accompanying the table above). As of June 30, 1999, loan investments representing approximately $52,455,000 in total commitments were accounted for as either real estate or joint venture interests. Approximately $36,590,000 had been advanced to borrowers under the related agreements. For a discussion of these loan arrangements, see AMRESCO's 1998 consolidated financial statements and the notes thereto included elsewhere in this document.

     At June 30, 1999, AMRESCO's commercial mortgage loan commitments were geographically dispersed as follows:



LOCATION                                       PERCENT
--------                                       -------
Texas........................................    48%
Massachusetts................................    27%
California...................................    21%
Washington, D.C. ............................     4%



The underlying collateral for these loans at June 30, 1999 was comprised of the following property types:



PROPERTY TYPE                                  PERCENT
-------------                                  -------
Office.......................................    69%
Multifamily..................................    10%
Mixed Use....................................    10%
Residential..................................     4%
Industrial...................................     3%
R&D/Bio-Tech.................................     3%
Medical Office...............................     1%



AMRESCO's loan portfolio was comprised of the following loan types as of June 30, 1999:



LOAN TYPE                                      PERCENT
---------                                      -------
Acquisition..................................    34%
Acquisition/Rehabilitation...................    30%
Construction.................................    29%
Single-Family Lot Development................     5%
Bridge.......................................     2%



     Until the loan investment portfolio becomes larger, geographic and product type concentrations are expected. AMRESCO expects to see more diversification both geographically and by product type as the loan portfolio grows. Geographic and product type concentrations present additional risks, particularly if there is a deterioration in the general condition of the real estate market or in the sub-market in which the loan collateral is located, or if demand for a particular product type does not meet expectations due to adverse market conditions that are different from those projected by AMRESCO. In an effort to reduce concentration risks, AMRESCO is targeting transactions which will more broadly diversify its loan investment portfolio.


     AMRESCO believes that its relationship with AMRESCO, INC. and its affiliates and, in particular, Holliday Fenoglio Fowler, one of the largest commercial mortgage bankers in the United States in 1998 based on origination volume, provides AMRESCO with a competitive advantage in sourcing loan and equity investment opportunities. During 1998, Holliday Fenoglio Fowler sourced 45% of AMRESCO's loan and equity real estate commitments based on commitment amount. In addition to the product sourcing capabilities of Holliday Fenoglio Fowler, AMRESCO's manager relies upon its numerous business relationships, referral business and repeat customers in generating investment opportunities for consideration by AMRESCO.

     Loan structures vary as they are usually customized to fit the characteristics and purpose of the loans. Generally, AMRESCO's loans have terms ranging from one to three years. Many of AMRESCO's loans, particularly construction and rehabilitation loans, provide for initial investments followed by subsequent advances as costs are incurred by the borrower. Typically, loans provide for a fixed pay rate and fixed accrual rate of interest and, in some cases, may also provide for profit participation above the contractual accrual rate. The incremental interest earned at the accrual rate is often times not payable by the borrower until maturity of the loan. At June 30, 1999, AMRESCO had 16 loan investments which accrue interest at accrual rates ranging from 10.5% to 16% per year. Three of the 16 loan investments provide AMRESCO with the opportunity for profit participation in excess of the contractual accrual rates.

     AMRESCO is obligated to fund its loan commitments to the extent that the borrowers are not in violation of any of the conditions established in the loan agreements. Commitments generally have fixed expiration dates or other termination clauses and may require the payment of a fee if amounts are repaid to AMRESCO during the specified prepayment lock-out periods. A portion of the commitments could expire without being drawn upon. Therefore, the total commitment amounts do not necessarily represent future cash requirements. Until the investment portfolio becomes larger, geographic and product type concentrations are expected. As AMRESCO's loan portfolio grows, AMRESCO's manager intends to seek further geographic and product type diversification.

     AMRESCO typically originates its loan investments. It may, however, also purchase mortgage loans from other parties, including AMRESCO, INC. or its affiliates. To the extent AMRESCO acquires mortgage loans from these related parties, the acquisitions are made in strict conformance with AMRESCO's policies regarding transactions with related parties. During the period from May 12, 1998, the date of inception of AMRESCO's operations, through June 30, 1999, AMRESCO acquired 10 loans from these related parties for a total purchase price of $39.7 million. Currently, any proposed acquisition or sale of assets involving AMRESCO, INC. or its affiliates requires the prior approval of a majority of the independent trust managers of the investment committee of the board of trust managers.

     The underwriting process for loans takes into account special risks associated with mid- to high-yield lending. These risks include the following:

     - an in-depth assessment of the character, experience (including operating history) and financial capacity of the borrower or the borrowers' principal(s);

     - a detailed analysis of the property or project being financed; and

     - an analysis of the market in which the borrower operates, including competition, market share data, comparable properties, absorption rates and market rental rates as well as general information such as population, employment trends, median income and demographic data.

     Prior to closing, AMRESCO's manager will either obtain a Phase I environmental assessment or review a recently obtained Phase I environmental assessment and at least one of the manager's representatives will perform a site inspection. Sources of information which may be examined if available during the due diligence process include the following:

     - current and historical operating statements;

     - existing or new appraisals;

     - sales comparables;

     - industry statistics and reports regarding operating expenses;

     - existing leases and market rates for comparable leases; and

     - deferred maintenance observed during site inspections and described in structural and engineering reports.

Using all of the information obtained during the due diligence process, AMRESCO's manager then develops projections of net operating income and cash flows to determine current and expected exit values, as well as appropriate lending limits and pricing given the risks inherent in each transaction.

     Commercial mortgage-backed securities

     AMRESCO acquires primarily non-investment grade classes of CMBS from various sources. In most commercial mortgage securitizations, a series of CMBS is issued in multiple classes in order to obtain investment-grade credit ratings for the senior classes (i.e., those with credit ratings of "BBB," "A," "AA" or "AAA") in order to increase their marketability. The non-investment grade, or subordinated classes, typically include classes with ratings below investment grade "BBB." These subordinated classes also typically include an unrated higher-yield, credit-support class, which generally is required to absorb the first losses on the underlying mortgage loans. Each class of CMBS may be issued with a specific fixed rate or variable coupon rate and has a stated maturity or final scheduled distribution date. As the subordinated classes provide credit protection to the senior classes by absorbing losses from underlying mortgage loan defaults or foreclosures, they carry more credit risk than the senior classes. Subordinated classes are generally issued at a discount to their outstanding face value and therefore generally afford a higher yield than the senior classes.


     Investments in CMBS comprised approximately 16.7% of AMRESCO's investment portfolio at December 31, 1998. During 1998, AMRESCO's investments in CMBS comprised an average of approximately 8.4% of AMRESCO's investment portfolio.


     AMRESCO's investments in CMBS are classified as available for sale and are carried at estimated fair value as determined by quoted market rates when available or by discounting estimated cash flows at current market rates. Any unrealized gains or losses are excluded from earnings and reported as a component of accumulated other comprehensive income or loss in shareholders' equity.

     To date, AMRESCO has not directly acquired any unrated CMBS although it may do so in the future. In early 1999, AMRESCO, through a minority-owned partnership, acquired a 5% interest in unrated CMBS, which were purchased by the partnership for $830,000. Although AMRESCO is not prohibited from investing in residential mortgage-backed securities, it has no present intention to do so. AMRESCO may also invest in other mortgage derivative products, such as interest only and principal only securities. Although AMRESCO does not currently intend to acquire any of these securities directly, AMRESCO, through a minority-owned partnership, acquired a 5% interest in interest only securities in early 1999. The interest only securities were acquired by the partnership at a total cost of $625,000.


     AMRESCO's direct CMBS investments as of June 30, 1999 are summarized as follows (dollars in thousands):



                                                                        PERCENTAGE OF
                                          AGGREGATE       AGGREGATE      TOTAL BASED
SECURITY RATING                         AMORTIZED COST    FAIR VALUE    ON FAIR VALUE
---------------                         --------------    ----------    --------------
BB-...................................     $ 4,248         $ 3,429             13%
B.....................................      19,590          15,736             60%
B-....................................      11,328           6,934             27%
                                           -------         -------           ----
                                           $35,166         $26,099            100%
                                           =======         =======           ====



     In February 1999, AMRESCO contributed $0.7 million to a newly formed investment partnership with Olympus Real Estate Corporation. The partnership, which is 5% owned by AMRESCO, acquired several classes of subordinated CMBS at an aggregate purchase price of $12.7 million. Currently, AMRESCO does not expect to make any additional investments in the partnership.



     The following lists AMRESCO's issuances of CMBS and their anticipated maturity date.



                                                                         EXPECTED
CLASS  SECURITY NAME                                                   MATURITY DATE
-----  -------------                                                   -------------
G      Merrill Lynch Mortgage Investors, Inc. Series 1998-C2              March 2013
H      Merrill Lynch Mortgage Investors, Inc. Series 1998-C2              March 2013
J      Merrill Lynch Mortgage Investors, Inc. Series 1998-C2              March 2014
G2     Morgan Stanley Capital I Series 1997 RR                         November 2022
B-2A   Nomura Depositor Trust Series 1998-STIA                         February 2003
B-3A   Nomura Depositor Trust Series 1998-STIA                         February 2003

     There are numerous characteristics to consider when evaluating CMBS for purchase. Therefore, each CMBS is analyzed individually, taking into consideration both objective data as well as subjective analysis. AMRESCO's manager's due diligence may include an analysis of the following:

     - the underlying collateral pool;

     - the prepayment and default history of the mortgage loans previously originated by the originator;

     - cash flow analyses under various prepayment and interest rate scenarios (including sensitivity analyses); and

     - an analysis of various default scenarios.

     Which of these characteristics, if any, are important and how important each characteristic may be to the evaluation of a particular CMBS depends on the individual circumstances. AMRESCO's manager uses sampling and other analytical techniques to determine on a loan-by-loan basis which mortgage loans will undergo a full-scope review and which mortgage loans will undergo a more streamlined review process. Although the choice is a subjective one, considerations that influence the choice for scope of review often include mortgage loan size, debt service coverage ratio, loan-to-value ratio, mortgage loan maturity, lease rollover, property type and geographic location. A full-scope review may include, among other factors, the following:

     - a site inspection;

     - tenant-by-tenant rent roll analysis;

     - review of historical income and expenses for each property, securing the mortgage loan;

     - a review of major leases for each property, if available;

     - recent appraisals, if available;

     - engineering and environmental reports, if available; and

     - the price paid for similar CMBS by unrelated third parties in arm's length purchases and sales, if available, or a review of broker price opinions if the price paid by a bona fide third party for similar CMBS is not available and price opinions are available.

     For those mortgage loans that are selected for the more streamlined review process, the manager's evaluation may include the following:

     - a review of the property operating statements;

     - summary loan level data;

     - third party reports; and

     - a review of prices paid for similar CMBS by bona fide third parties or broker price opinions, each as available.

     If the manager's review of this information does not reveal any unusual or unexpected characteristics or factors, no further due diligence will be performed.

     Equity investments in real estate

     AMRESCO has made and intends to continue to make equity investments in real estate. These investments may be made directly by AMRESCO or through partnerships and/or joint ventures. AMRESCO expects to acquire real estate or interests in real estate on a leveraged basis that will provide sufficient cash flow to provide a return on its investment after debt service within AMRESCO's target parameters. The tax depreciation associated with these investments is used to offset the non-cash accrual of interest on some loan investments and original issue discount generally associated with CMBS.

     In March 1999, AMRESCO acquired a 49% limited partnership interest in a partnership that owns a 116,000 square foot office building in Richardson, Texas. In connection with this acquisition, AMRESCO contributed $1.4 million to this partnership. The property is encumbered by a first lien mortgage with a current principal balance of approximately $13.8 million. The mortgage loan bears interest at 6.75% per year and requires interest and principal payments based upon a 25-year amortization schedule. The loan matures on March 15, 2019, at which time $4.9 million is due. On the tenth anniversary of the loan, the lender has the option, upon 60 days prior written notice, to adjust the interest rate to the then current market rate. The loan can be prepaid in whole or in part during years 1-5 and years 11-15 upon payment of a penalty equal to 10% of the amount prepaid. The loan can be prepaid during years 6 and 16 upon payment of a penalty equal to 3% of the amount prepaid. Thereafter, the prepayment penalty decreases by 1% per year. In years 9 and 19 the loan can be prepaid without penalty. Safeco Insurance Company of America currently occupies approximately 74,000 square feet of space in the building under a 10-year lease. In 2002 and 2004, Safeco is obligated under the terms of the lease to take additional space totaling approximately 16,000 square feet. The lease provides for two 5-year renewal options at market rates.



     AMRESCO has entered into a master partnership that, through individual subsidiary partnerships, has acquired interests in five newly constructed, grocery-anchored shopping centers in the Dallas/Fort Worth, Texas area. AMRESCO holds a 99.5% interest in the master partnership. As of June 30, 1999, the master partnership had acquired interests in the first four of these centers. In August 1999, the fifth center was acquired. The master partnership directly or indirectly owns 100% of the equity investment in each of these centers. Information about these centers is summarized below.



                                                                       PERCENT LEASED
                                                       APPROXIMATE         AS OF
ACQUISITION DATE        LOCATION        SQUARE FEET   PURCHASE PRICE   JUNE 30, 1999
----------------   -------------------  -----------   --------------   --------------
October 1998       Arlington, Texas       85,730      $10.3 million         100%
April 1999         Flower Mound, Texas    86,516       10.4 million          97%
April 1999         Grapevine, Texas       85,611       12.4 million          98%
April 1999         Fort Worth, Texas      61,440        7.4 million          94%
August 1999        Richardson, Texas      87,540       10.7 million         n/a



     In connection with the acquisition of the Arlington center, the subsidiary partnership obtained a $7.5 million non-recourse loan from an unaffiliated third party. Immediately prior to the closing, AMRESCO contributed $3.4 million of capital to the master partnership which, in turn, was then contributed to the subsidiary partnership. The proceeds from this contribution were used, in part, to fund the balance of the purchase price and to pay partnership formation expenses and costs associated with the non-recourse financing.



     In connection with the acquisitions of the Flower Mound, Grapevine and Fort Worth centers, the three subsidiary partnerships which hold title to these assets obtained non-recourse financing totaling $19.5 million from an unaffiliated third party. Immediately prior to the closing, AMRESCO contributed $11.4 million of capital to the master partnership. The master partnership, in turn, contributed these funds to the subsidiary partnerships. The proceeds from this contribution were used to fund the balance of the purchase price, to pay costs associated with the financing and to provide initial working capital to the subsidiary partnerships.



     In connection with the Richardson center, the subsidiary partnership obtained a $7.6 million non-recourse loan from an unaffiliated third party. Immediately prior to the closing, AMRESCO contributed $3.4 million of capital to the master partnership which, in turn, was then contributed to the subsidiary partnership. The proceeds from this contribution were used, in part, to fund the balance of the purchase price, to pay costs associated with the financing and to provide initial working capital to the subsidiary partnership.



     The loans on all five of these properties bear interest at 6.83% per year. The interest rate was increased on the first four loans in connection with the placement of the fifth loan. The loans require interest only payments through January 1, 2002. After this time, interest and principal payments are due based upon a 25-year amortization schedule. The loans prohibit any prepayment of the outstanding principal prior to January 1, 2006. After this time, the loans may be prepaid at any time, in whole or in part, upon payment of a yield maintenance premium of at least 1% of the then outstanding principal balance. The loans mature on January 1, 2014. The current principal balance and the balance due at maturity on each loan is as follows:



                                                                           BALANCE DUE ON
LOCATION                                            CURRENT BALANCE           MATURITY
--------                                            ---------------    -----------------------
                                                                  (IN THOUSANDS)
Arlington, Texas..................................      $ 7,500                $ 5,387
Flower Mound, Texas...............................        6,882                  4,944
Grapevine, Texas..................................        7,783                  5,590
Fort Worth, Texas.................................        4,833                  3,471
Richardson, Texas.................................        7,602                  5,461
                                                        -------                -------
                                                        $34,600                $24,853
                                                        =======                =======



     Each subsidiary partnership has entered into lease agreements with various lessees covering the center it owns. The principal tenant of each property is Randall's Food & Drug. Each lease is a net-net-net lease with the lessee obligated to pay the rent shown below plus its pro rata share, based on the square feet it occupies divided by the total square feet of the center, net of taxes, insurance premiums and the costs of repair and maintenance of the center. Each of the Randall's Food & Drug leases has a 25-year term, with an option to extend the lease for four additional five-year terms. Rental payments are due monthly. Each of the Randall's Food & Drug leases provides for a rent increase on the tenth anniversary of the lease. Approximate minimum annual rental amounts due from Randall's Food & Drug for each property are as follows:



                                                              APPROXIMATE
LOCATION                                               TOTAL MINIMUM ANNUAL RENT
--------                                               -------------------------
Arlington, Texas.....................................          $616,000
Flower Mound, Texas..................................           621,000
Grapevine, Texas.....................................           680,000
Fort Worth, Texas....................................           565,000
Richardson, Texas....................................           614,000



     In addition to these amounts, Randall's Food & Drug is obligated under the terms of each lease to make an annual payment equal to 1% of its gross sales over specified minimum amounts.



     AMRESCO expects to construct an additional 62,000 square feet of side-store space. This development, which is expected to occur at the four centers acquired in April and August 1999, is subject to approval by AMRESCO and the receipt of commitments for at least 50% of the to-be-built space. It is currently anticipated that the development costs will total $4.8 million. Upon completion of construction, the existing first lien lender has committed to provide financing similar to that currently in place. The construction costs are expected to be financed with an additional $1 million equity contribution from AMRESCO and $3.8 million of third party financing proceeds.



     AMRESCO competes for tenants in these centers primarily on the basis of customer traffic generated by its retail anchor tenants. Smaller tenants are generally attracted to retail centers on the basis of desirable locations, competitive lease terms and high occupancy rates. If any anchor tenant closes or relocates, there could be a material adverse effect on the operation of the affected center.



     AMRESCO competes with a wide variety of corporate and individual real estate developers and other REITs that have investment objectives similar to AMRESCO's. These entities may have greater revenues, larger staffs and longer operating histories than AMRESCO.


     AMRESCO does not operate the real estate owned by the subsidiary partnerships, but rather it relies upon a qualified and experienced real estate operator unaffiliated with AMRESCO. Future investments will be similarly managed by experienced third party operators.

     In considering potential equity investments in real estate, AMRESCO's manager performs due diligence substantially similar to that described above in connection with the acquisition or origination of loan investments.

COMPETITION

     AMRESCO competes in the acquisition and origination of investments with a significant number of other REITs, investment banking firms, savings and loan associations, banks, mortgage bankers, insurance companies, mutual funds, credit companies and other entities. Some of these entities have greater financial resources than AMRESCO. In addition, there are several REITs similar to AMRESCO, and others may be organized in the future. The effect of the existence of additional investors may be to increase competition for the available supply of targeted investments. The availability of targeted investments is dependent upon, among other things, the size of and level of activity in the commercial real estate lending market. These depend on various factors, including the level of interest rates, regional and national economic conditions and inflation and deflation in commercial real estate values. To the extent AMRESCO is unable to acquire and maintain a sufficient volume of investments, AMRESCO's income and AMRESCO's ability to make distributions to its shareholders will be adversely affected.

     In addition, AMRESCO, to the extent it owns commercial real estate directly or through investments in joint ventures and/or partnerships, and the owners of real properties securing AMRESCO's mortgage loans compete with numerous other owners and operators of similar properties. These include commercial developers, real estate companies and REITs. Many of these entities may have greater financial and other resources and more operating experience than AMRESCO or the owners of real properties securing AMRESCO's mortgage loans, as applicable. AMRESCO expects that many of the real properties which may be owned by it and those owned and operated by borrowers under its mortgage loans will be located in markets or submarkets in which significant construction or rehabilitation of properties may occur. This could result in overbuilding in these markets or submarkets. Any overbuilding could adversely impact the ability of AMRESCO to lease its properties and the ability of the borrowers under AMRESCO's mortgage loans to lease their respective properties and repay their mortgage loans. This could, in turn, adversely impact AMRESCO's income and its ability to make distributions to its shareholders.


     There are an estimated 25 to 40 significant competitive structured finance lenders competing against AMRESCO. AMRESCO ranks on the lower end on volume and on the upper end on return on assets in this group of lenders. AMRESCO is competitive as a finance company due to its ability and willingness to customize financing structures. AMRESCO may be less competitive at times due to its relatively small capitalization and lack of low cost capital.


ENVIRONMENTAL MATTERS

     Under existing and future environmental legislation, a current or previous owner or operator of real estate may be liable for the remediation of hazardous or toxic substances on, under or in the real estate. Accordingly, the value and operating costs of real estate acquired by AMRESCO may be affected by the obligation to pay for the cost of complying with this legislation. As a part of the manager's due diligence activities, Phase I environmental assessments are obtained on all real estate to be acquired by AMRESCO and on the real estate collateralizing its loan investments. The purpose of Phase I environmental assessments is to identify potential environmental contamination that is made apparent from the following:

     - historical reviews of the real estate;

     - reviews of public records;

     - preliminary, non-invasive investigations of the sites and surrounding real estate; and

     - screening of relevant records for the presence of hazardous substances, toxic substances and underground storage tanks.

     AMRESCO cannot assure you that these assessments will reveal all existing or potential environmental risks and liabilities. AMRESCO can also not assure you that there will be no unknown or material environmental obligations or liabilities.

     Based on these assessments, AMRESCO believes that its real estate investments and the real estate underlying its loan investments are in compliance, in all material respects, with all federal, state and local ordinances and regulations regarding hazardous or toxic substances and other environmental matters, the violation of which could have a material adverse effect on AMRESCO or the borrowers, as applicable. AMRESCO has not been notified by any governmental authority of any material noncompliance, liability or claim relating to hazardous or toxic substances or other environmental matters in connection with any of its owned properties. AMRESCO is not aware of any noncompliance with respect to the real estate collateralizing its loan investments.

INDUSTRY TRENDS

     Although it began on a positive note, 1998 was an extremely difficult year for REITs in general and mortgage REITs in particular. Even though real estate fundamentals generally remain strong in most markets, the poor price performance of REIT stocks appears to have begun early in the year with the departure of many growth and momentum investors from this market sector. Downward pressure on REIT stock prices adversely affected the ability of REITs to access the capital markets for new equity. REITs are limited in their ability to grow through retained earnings because they are required to distribute at least 95% of their REIT taxable income annually. In order to continue to grow its asset base, a REIT must raise new capital either in the form of equity or debt. Mortgage REIT stock prices were further jolted in August 1998 by Russia's default on its debt payments and in October 1998 by the Chapter 11 bankruptcy filing of CRIIMI MAE Inc., a mortgage REIT principally focused on subordinated CMBS.

     In addition to limitations on access to additional equity, the Office of the Comptroller of Currency warned federally regulated lenders about its concern over the amount of debt, particularly unsecured debt, being extended to REITs. This appears to have caused banks to reduce their level of lending to the REIT industry and other lenders followed suit. The ability to raise new capital through the issuance of public debt or preferred stock has also been limited due to many of the factors affecting new equity issues. It was further impacted by a flight on the part of bond investors to U.S. treasury bonds, which was triggered by Russia's debt default. The result was a large increase in the premium over U.S. treasury bonds required by investors on other types of bonds through all ratings classifications. This bond spread widening not only increased the cost of borrowing, but had a severe negative impact on commercial mortgage REITs that were holding large portfolios of commercial mortgage-backed securities because the value of those securities declined significantly and in some cases precipitated large margin calls.

     AMRESCO expects that the capital markets for additional equity will re-open at some point in the future, but that the current conditions will prevail for an indeterminate time. In the interim, AMRESCO's growth will be limited by the availability under its credit facilities and to the borrowing restrictions imposed by its lenders.

PROPERTIES

     AMRESCO does not maintain a separate office. It relies exclusively on the facilities of its manager, AMREIT Managers, L.P., an affiliate of AMRESCO, INC. The executive offices of AMRESCO, AMREIT Managers and AMRESCO, INC. are located at 700 North Pearl Street, Suite 2400, Dallas, Texas 75201.

     AMRESCO, through a majority-owned partnership, holds an interest in five shopping centers in the Dallas/Fort Worth, Texas area. These properties are described above under "Investment activities -- Equity investments in real estate."

     AMRESCO's unconsolidated taxable subsidiary indirectly holds interests in a partnership which owns a 909,000 square foot mixed-use property in Columbus, Ohio. The partnership interests were acquired through foreclosure on February 25, 1999. The property is held subject to a $17 million first lien mortgage provided by an unaffiliated third party and a $6.8 million second lien mortgage provided by one of AMRESCO's wholly-owned subsidiaries. As of June 30, 1999, the property was 79% leased.

     Effective March 2, 1999, AMRESCO acquired a 49% limited partner interest in a partnership which owns a 116,000 square foot office building in Richardson, Texas. The property is encumbered by a first lien mortgage with an outstanding balance of $13.8 million as of June 30, 1999. As of June 30, 1999, the property was 99% leased.

LEGAL PROCEEDINGS

     AMRESCO is not a party to any material pending legal proceedings.


EXECUTIVE COMPENSATION



     AMRESCO does not pay a salary or bonus to its executive officers. AMRESCO also does not provide any other compensation or incentive programs to its executive officers, other than grants of share options under the AMRESCO Capital Trust 1998 Share Option and Award Plan and the dividend equivalent payments described below.



     On February 25, 1999, AMRESCO's board of trust managers approved the payment of dividend equivalents on all share options held by persons still employed by AMREIT Managers or AMRESCO or otherwise involved in AMRESCO's business other than AMREIT Managers that are vested at the time of any dividend payment. These dividend equivalent payments will be equal to the dividends paid on AMRESCO common shares and therefore will not be preferential.



     AMREIT Managers, L.P., at its expense, provides all personnel necessary to conduct AMRESCO's regular business. AMREIT Managers receives various fees and cost reimbursements for advisory and other services provided to AMRESCO under the terms of the management agreement between AMRESCO and AMREIT Managers. AMREIT Managers pays salaries, bonuses and other compensation to AMRESCO's executive officers, except for compensation associated with share option awards and related dividend equivalent payments.



     The following table sets forth the share options awarded during the period from May 12, 1998, the date of inception of operations, through December 31, 1998, to each named executive officer of AMRESCO who will serve as a trust manager or an executive officer of the combined company. Since the only form of compensation granted by AMRESCO to its executive officers in 1998 was grants of share options, the named executive officers were determined based upon the number of share options granted. AMRESCO did not grant any stock or share appreciation rights during 1998.



                       OPTION GRANTS IN LAST FISCAL YEAR



                                                  INDIVIDUAL GRANTS                          POTENTIAL REALIZABLE
                             ------------------------------------------------------------   VALUE AT ASSUMED ANNUAL
                               NUMBER OF     PERCENT OF TOTAL                                RATES OF STOCK PRICE
                              SECURITIES       Options/SARs                                    APPRECIATION FOR
                              UNDERLYING        GRANTED TO      EXERCISE OR                     OPTION TERM(4)
                             OPTIONS/SARS      EMPLOYEES IN      BASE PRICE    EXPIRATION   -----------------------
NAME AND PRINCIPAL POSITION  GRANTED(#)(1)    FISCAL YEAR(2)    ($/SHARE)(3)      DATE        5%($)       10%($)
---------------------------  -------------   ----------------   ------------   ----------   ---------   -----------
Mark D. Gibson, Trust
  Manager(5).............       60,000             4.0%            15.00        05/12/08    $566,005    $1,434,368
Robert L. Adair III,
  Chairman of the Board of
  Trust Managers and Chief
  Executive Officer......       45,000             3.0%            15.00        05/12/08     424,504     1,075,776


---------------

(1) The options become exercisable in four equal installments on May 12, 1999, May 12, 2000, May 12, 2001 and May 12, 2002.

(2) Percentages are based upon the total options granted to officers, trust managers, AMREIT Managers and employees of other affiliates of AMRESCO, Inc.



(3) Equal to the initial public offering price of $15.00 per share.



(4) The potential realizable value portion of the table illustrates the value that might be realized upon exercise of the options immediately prior to the expiration of their terms. This assumes that the market price of the common shares appreciates in value from the date of grant at the specified rates compounded annually. These rates are set by the Securities and Exchange Commission and therefore are not intended to forecast future appreciation, if any, in the price of the common shares.



(5) Mr. Gibson served as president and chief executive officer of AMRESCO from its inception to November 3, 1998.



     The following table sets forth the number of shares covered by options held as of the end of AMRESCO's 1998 fiscal year. No named executive officer exercised share options or share appreciation rights during 1998. Also, no named executive officer held unexercised in-the-money options or share appreciation rights at December 31, 1998.



AGGREGATE OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION VALUES



                                                                  NUMBER OF SECURITIES
                                                                 UNDERLYING UNEXERCISED
                                                                       OPTIONS AT
                                                                   DECEMBER 31, 1998
                                                              ----------------------------
NAME                                                          EXERCISABLE    UNEXERCISABLE
----                                                          -----------    -------------
Mark D. Gibson..............................................      --            60,000
Robert L. Adair III.........................................      --            45,000
Jonathan S. Pettee..........................................      --            30,000



COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION



     During 1998, AMRESCO's compensation committee of the board consisted of Christopher B. Leinberger, John C. Deterding and James C Leslie, none of whom was, prior to or during 1998, an officer or employee of AMRESCO or of any of its subsidiaries or affiliates. No executive officer of AMRESCO serves as an officer, director or member of any entity, an executive officer of which is a member of the compensation committee.



COMPENSATION OF TRUST MANAGERS



     On May 11, 1999, AMRESCO granted 2,250 restricted common shares to each of the four independent trust managers as compensation for their services and participation at board meetings. Also, each independent trust manager receives $1,000 for each special board meeting attended.



CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS



     The manager



     Under the terms of a management agreement dated as of May 12, 1998 and subject to the direction and oversight of AMRESCO's board of trust managers, AMRESCO's day-to-day operations are managed by AMREIT Managers, L.P., an affiliate of AMRESCO, INC. For its services, AMREIT Managers is entitled to receive the following:



     - a base management fee equal to 1% per year of AMRESCO's average invested non-investment grade assets and 0.5% per year of AMRESCO's average invested investment grade assets, payable quarterly in arrears;



     - incentive compensation in an amount equal to 25% of the dollar amount by which all of AMRESCO's adjusted funds from operations (as defined by the National Association of Real Estate Investment

       Trusts) plus gains and minus losses from debt restructuring and sales of property exceeds the 10-year U.S. treasury rate plus 3.5%, payable quarterly in arrears; and



     - reimbursement for the manager's costs of providing specified due diligence and professional services to AMRESCO.



     The following table summarizes the amounts charged to AMRESCO by AMREIT Managers since May 12, 1998, the date of AMRESCO's inception of operations:



                                               FROM MAY 12, 1998 THROUGH    SIX MONTHS ENDED
                                                   DECEMBER 31, 1998         JUNE 30, 1999
                                               -------------------------    ----------------
Base management fees.........................          $835,000                $  958,000
Incentive compensation.......................                --                        --
Reimbursable expenses........................           140,000                   104,000
                                                       --------                ----------
          Total..............................          $975,000                $1,062,000
                                                       ========                ==========



     AMREIT Managers uses the proceeds from its base management fee and incentive fees in part to pay salaries and bonuses to the officers of its general partner and its other employees. Some of these employees are also officers of AMRESCO. They receive no compensation directly from AMRESCO other than grants of share options and the related dividend equivalent payments.



     AMREIT Managers has options to purchase 1,000,011 common shares of AMRESCO, 70% of which are exercisable at $15.00 per share and the remaining 30% of which are exercisable at $18.75 per share. The options vest ratably over a four-year period commencing on the first anniversary of the date of grant.



     The initial term of the management agreement expires on May 12, 2000. During its initial two-year term, the management agreement is not terminable by AMREIT Managers or AMRESCO, except as a result of a breach by AMREIT Managers of its obligations thereunder or other specified events constituting "cause." The management agreement may be renewed at the end of the initial term (and each successive term) for a period of one year, upon review and approval by a majority of AMRESCO's independent trust managers. If the independent trust managers do not vote to terminate or renew the management agreement at least 90 days prior to the end of the then current period, the management agreement will automatically renew for a one-year period. The manager has the right, at any time after the initial term, to terminate the management agreement upon 180 days prior written notice to AMRESCO. AMRESCO has the right, at any time after the initial term, to terminate the management agreement upon 90 days prior written notice to the manager. Any termination by AMRESCO without cause will obligate AMRESCO to pay the manager a termination fee equal to the sum of the base management fee plus any incentive compensation earned by the manager during the four calendar quarters immediately preceding the termination. At the closing of the merger, the management agreement will be purchased by FIC Management under the purchase agreement.



     Right of first refusal/correspondent agreement



     AMRESCO and AMRESCO, INC. have entered into a right of first refusal agreement under which AMRESCO, INC. agreed, subject to limited exceptions, not to and not to permit any of its affiliates to invest in the following:



     - the first $100 million of mortgage loans that meet AMRESCO's investment criteria and objectives that are identified by or to AMRESCO, INC. or any of its affiliates during any calendar quarter; and



     - all mortgage-backed securities, other than mortgage-backed securities issued in securitizations sponsored in whole or in part by AMRESCO, INC. or any of its affiliates.



     This right of first refusal will terminate concurrently with the sale by AMRESCO, INC. to FIC Management of the management agreement.



     Additionally, AMRESCO has entered into a correspondent agreement with Holliday Fenoglio Fowler, L.P., an affiliate of AMRESCO INC. Under this agreement, Holliday Fenoglio Fowler presents to

AMRESCO investment opportunities that meet AMRESCO's investment criteria and objectives. AMRESCO is not obligated to pay any fees or commissions, or reimbursement of expenses, to Holliday Fenoglio Fowler in connection with any investment opportunity presented to AMRESCO under this agreement. This agreement is non-exclusive. Either AMRESCO or Holliday Fenoglio Fowler may enter into similar agreements with other parties, including those that are competitors of the other.



TRANSACTIONS WITH AFFILIATES OF AMRESCO, INC.



     AMREIT Holdings, Inc., a wholly-owned subsidiary of AMRESCO, INC., currently owns 1,500,011 AMRESCO common shares, or approximately 15% of the outstanding shares. AMREIT Holdings, Inc. acquired 1,000,011 shares at $15.00 per share in a private placement and acquired the remaining 500,000 shares through AMRESCO's initial public offering. AMRESCO, INC. owns 100 common shares. It acquired these shares on February 2, 1998 in connection with the initial capitalization of AMRESCO. These shares will be sold to an affiliate of FIC Management at the time of closing of the purchase agreement.



     At the commencement of its operations on May 12, 1998, AMRESCO acquired two loans from AMRESCO Funding Corporation, a wholly-owned subsidiary of AMRESCO, INC. These loans had been originated by AMRESCO Funding on February 20, 1998 and March 30, 1998. The purchase price was $5.4 million and equated to the following:



     - the outstanding principal of the loans as of the date of purchase, plus



     - accrued and unpaid interest to the date of purchase, less



     - the unamortized portion of the related loan commitment fees.



     On September 30, 1998, AMRESCO acquired eight loans from AMRESCO Commercial Finance, Inc., a wholly-owned subsidiary of AMRESCO, INC., for an aggregate cash purchase price of $34.3 million. The eight loans were acquired at a price that equated to the outstanding principal balance of the loans as of the date of purchase, plus accrued and unpaid interest to the date of purchase. Immediately following the purchase, AMRESCO sold to AMRESCO Commercial Finance a contractual right to collect from AMRESCO an amount equal to the economic equivalent of all amounts collected from five of the loans in excess of the following:



     - $17.9 million; and



     - a return on this amount, or so much of it as is outstanding from time to time, equal to 12% per year.



     The aggregate cash sales price for these contractual rights was $5 million. This had the effect of reducing AMRESCO's credit exposure with respect to the five loans. As additional consideration, AMRESCO Commercial Finance agreed to immediately reimburse AMRESCO for any additional advances which are required to be made under the five loan agreements. At December 31, 1998, AMRESCO Commercial Finance's contingent obligation for these additional advances approximated $1.7 million. At June 30, 1999, AMRESCO Commercial Finance's contingent obligation for these additional advances approximated $1 million. The proceeds received from AMRESCO Commercial Finance are accounted for as a financing by AMRESCO. As of December 31, 1998, and subject to the terms of the agreement conveying the economic equivalent, amounts due to AMRESCO Commercial Finance totaled $5.8 million. At June 30, 1999, amounts due to AMRESCO Commercial Finance totaled $5.4 million.



     The transactions were underwritten in strict conformance with the then-existing policies approved by the independent trust managers regarding transactions with affiliates of AMRESCO, INC. These transactions were the result of negotiations between AMRESCO's chief investment officer and representatives of AMRESCO Commercial Finance. The transactions were reviewed and approved by the independent trust managers at the next succeeding meeting of the board. In deciding whether to recommend an acquisition of any assets, including acquisitions of mortgage loans from any affiliate of AMRESCO, INC., the manager will evaluate the information as it deems appropriate to determine whether the acquisition is consistent with AMRESCO's investment guidelines. The manager may consider the following factors:



     - whether the price is fair and the investment is otherwise suitable and in the best interests of AMRESCO;



     - whether the acquisition of that asset will enhance AMRESCO's ability to achieve or exceed its risk adjusted target rate of return, if any, established for the relevant time period;



     - whether the asset is otherwise well-suited for AMRESCO; and



     - whether AMRESCO is financially able to take advantage of the investment opportunity presented.



     On January 14, 1999, and in accordance with the terms of its contract with AMRESCO, AMRESCO Commercial Finance purchased one of the loans that it had previously sold to AMRESCO that was more than thirty days past due. The proceeds, totaling $4.6 million, were applied as a reduction of the amount upon which AMRESCO earns a 12% return, as described above. The sales price equated to AMRESCO's net investment in the loan at the sale date under the terms of the originally negotiated agreement. On November 1, 1999, in accordance with the terms of its contract with AMRESCO, AMRESCO Commercial Finance acquired the remaining loans for a total of $8.8 million. The sales price equated to AMRESCO's remaining net investment in the loans pursuant to the terms of the originally negotiated agreement.



     Holliday Fenoglio Fowler, through the correspondent agreement described above, presents to AMRESCO on a non-exclusive basis investment opportunities meeting specified criteria. Mark D. Gibson, who is a member of AMRESCO's board and who, until November 3, 1998, was president and chief executive officer of AMRESCO, is also an executive managing director of Holliday Fenoglio Fowler. Mr. Gibson also serves on the executive committee of AMRESCO, INC. During 1998, Holliday Fenoglio Fowler represented various entities, primarily borrowers, in the closing of seven transactions with AMRESCO. In each case, the borrower in the specific transaction paid a fee to Holliday Fenoglio Fowler for its services in accordance with the terms of a separate agreement with Holliday Fenoglio Fowler. AMRESCO had no obligation, agreement or understanding with Holliday Fenoglio Fowler to pay it any fee or other compensation in connection with any transaction involving AMRESCO. However, in some cases, some or all of the fee may have been paid out of the loan proceeds advanced to the borrower by AMRESCO. The aggregate amount of fees paid to Holliday Fenoglio Fowler in connection with transactions closed by AMRESCO in 1998 was $560,714. Out of these total fees, Mr. Gibson received $5,000 in 1998 in connection with the closing of one transaction. Mr. Gibson has not received any similar fees in 1999.

                AMRESCO MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

OVERVIEW


     AMRESCO was initially capitalized through the sale of 100 common shares to AMRESCO, INC. on February 2, 1998. AMRESCO commenced operations on May 12, 1998. This was concurrent with the completion of AMRESCO's initial public offering of 9,000,000 common shares and private placement of 1,000,011 common shares with AMREIT Holdings, Inc., a wholly-owned subsidiary of AMRESCO, INC. To date, AMRESCO's investment activities have been focused in three primary areas: loan investments, CMBS and equity investments in real estate. AMRESCO expects that its mid- to high-yield loan investments and, to a lesser extent, equity investments in real estate, will continue to comprise a substantial portion of its investment portfolio. Similarly, AMRESCO expects to continue to have 15% to 20% of its invested capital, comprising equity and proceeds from its two credit facilities, allocated to CMBS.


     AMRESCO's investment activities increased during the second quarter of 1999 following the completion in early May of modifications to AMRESCO's line of credit facility. During the quarter, AMRESCO closed one new loan investment consisting of a $15.3 million commitment, of which $12.9 million was funded initially. AMRESCO also approved two additional loan commitments. One of the two approved loans closed in late July. Currently, AMRESCO does not expect the other loan to close. Additionally, AMRESCO advanced $17.4 million under structured loan commitments it had closed on or prior to December 31, 1998. Loan repayments during the three months ended June 30, 1999 totaled $6.8 million. During the six months ended June 30, 1999, advances under structured loan investments totaled $48.1 million, while repayments totaled $19.4 million. Finally, AMRESCO's aggregate capital contributions to partnerships which hold title to real estate increased from $4.8 million at March 31, 1999 to $16.2 million at June 30, 1999. This was as a result of AMRESCO's acquisition through a majority-owned partnership of interests in three newly constructed, grocery-anchored shopping centers in the Dallas/Fort Worth, Texas area. No commercial mortgage-backed securities were acquired during the quarter ended June 30, 1999.

     AMRESCO may experience high volatility in financial statement net income and tax basis income from quarter to quarter and year to year. This volatility is primarily as a result of fluctuations in interest rates, borrowing costs, reinvestment opportunities, prepayment rates and favorable and unfavorable credit related events such as profit participations or credit losses. Additionally, AMRESCO's accounting for some real estate loan arrangements as either real estate or joint venture investments may contribute to volatility in financial statement net income. Because changes in interest rates may significantly affect AMRESCO's activities, AMRESCO's operating results will depend, in large part, upon the ability of AMRESCO to manage its interest rate, prepayment and credit risks, while maintaining its status as a REIT.

     The following discussion of results of operations and liquidity and capital resources should be read in conjunction with AMRESCO's consolidated financial statements and the notes thereto included elsewhere in this document.

RESULTS OF OPERATIONS

     Three and six months ended June 30, 1999


     Under generally accepted accounting principles, net income for the three and six months ended June 30, 1999 was $2,707,000 and $5,051,000, respectively, or $0.27 and $0.50 per common share, respectively. AMRESCO's primary sources of revenue for the three and six months ended June 30, 1999, totaling $5,743,000 and $10,216,000, respectively, are set forth below. These categories do not represent all revenues.


     - $3,996,000 and $7,160,000, respectively, from loan investments. As some of AMRESCO's loan investments are accounted for as either real estate or joint venture investments for financial reporting purposes, these revenues are included in the consolidated statement of income for the three and six months ended June 30, 1999 as follows: interest income on mortgage loans - $3,878,000 and $6,935,000, respectively; and operating income from real estate - $118,000 and $225,000, respectively.

       The loan investments earn interest at accrual rates ranging from 10.5% to 16% per annum as of June 30, 1999.

     - $934,000 and $1,848,000, respectively, from investments in CMBS.

     - $713,000 and $952,000, respectively, of operating income from real estate owned by AMRESCO (through a majority-owned partnership).

     Additionally, AMRESCO realized a gain of $584,000 during the three months ended March 31, 1999 in connection with the repayment of an ADC loan arrangement. The gain was comprised principally of interest income earned at the accrual rate over the life of the loan investment. No gains were realized during the three months ended June 30, 1999.


     AMRESCO incurred expenses of $3,036,000 and $5,749,000, respectively, during the three and six months ended June 30, 1999. The primary expenses are set forth below. These categories do not represent all expenses.



     - $415,000 and $1,003,000, respectively, of management fees, including $511,000 and $958,000, respectively, of base management fees payable to the manager pursuant to the management agreement and $(96,000) and $45,000, respectively, of expense associated with compensatory options granted to the manager. Costs associated with the compensatory options decreased during the three months ended June 30, 1999 primarily as a result of a decrease in the expected volatility of AMRESCO's stock. No incentive fees were incurred during either period.



     - $259,000 and $782,000, respectively, of general and administrative costs, including $0 and $200,000, respectively, of resolution costs associated with a non-performing loan, $103,000 and $199,000, respectively, for professional services, $58,000 and $117,000, respectively, for directors' and officers' insurance, $70,000 and $104,000, respectively, of reimbursable costs pursuant to the management agreement, $(47,000) and $(20,000), respectively, related to compensatory options granted to some employees of AMRESCO, INC. and $23,000 and $45,000, respectively, related to restricted stock awards to AMRESCO's independent trust managers. Costs associated with the compensatory options decreased during the three months ended June 30, 1999 primarily as a result of a decrease in the expected volatility of AMRESCO's stock.


     - $1,069,000 and $1,658,000, respectively, of interest expense (net of capitalized interest totaling $235,000 and $386,000, respectively) associated with AMRESCO's credit facilities and four non-recourse loans secured by real estate.

     - $438,000 and $1,180,000, respectively, of provision for loan losses. During the three months ended March 31, 1999, AMRESCO charged-off $500,000 against an existing allowance for losses related to the non-performing loan referred to above. This loan is discussed further in this section of Management's Discussion and Analysis of Financial Condition and Results of Operations under the sub-heading "Loan investments."

     Year ended December 31, 1998


     AMRESCO commenced operations on May 12, 1998. Under generally accepted accounting principles, net income for the period from May 12, 1998 through December 31, 1998 was $3,952,000, or $0.39 per common share. AMRESCO had no income or expenses during the period from February 2, 1998, the date of initial capitalization, through May 11, 1998. AMRESCO's primary sources of revenue for the period from May 12, 1998 through December 31, 1998, totaling $8,745,000, are set forth below. These categories do not represent all revenues.


     - $4,834,000 from loan investments. Some of AMRESCO's loan investments are accounted for as either real estate or joint venture investments for financial reporting purposes. Therefore, these revenues are included in the consolidated statement of income as follows:

        (a) interest income on mortgage loans -- $4,278,000;

        (b) operating income from real estate -- $211,000; and

        (c) equity in earnings of other real estate ventures -- $345,000. The loan investments earned interest at accrual rates ranging from 10.5% to 16% per year as of December 31, 1998.

     - $1,924,000 of other interest income generated primarily from the temporary investment of proceeds from AMRESCO's initial public offering and the private placement of shares that occurred at that time.

     - $1,563,000 from investments in commercial mortgage-backed securities.

     - $181,000 of operating income from real estate owned by AMRESCO through a majority-owned partnership.

     Revenue increased during the period from May 12, 1998 through December 31, 1998 as funds from the initial public offering and the private placement were invested in real estate related assets and AMRESCO began to utilize its financing facilities.


     AMRESCO incurred expenses of $4,793,000 for the period from May 12, 1998 through December 31, 1998. The primary expenses are set forth below. These categories do not represent all expenses.


     - $1,187,000 of management fees, including $835,000 of base management fees payable to the manager under the management agreement and $352,000 of expense associated with compensatory options granted to the manager. No incentive fees were incurred during the period.

     - $1,294,000 of general and administrative costs, including the following:

        (a) $330,000 of due diligence costs associated with an abandoned transaction;

        (b) $396,000 for professional services;

        (c) $162,000 for directors' and officers' insurance;

        (d) $140,000 of reimbursable costs under the management agreement;

        (e) $68,000 related to compensatory options granted to some employees of AMRESCO, INC.;

        (f) $56,000 related to restricted stock awards to AMRESCO's independent trust managers; and

        (g) $142,000 related to other miscellaneous expenses.

     - $567,000 of interest expense, net of capitalized interest totaling $57,000, associated with AMRESCO's credit facilities and a non-recourse loan secured by real estate. Substantially all of this interest expense was incurred during the fourth quarter of 1998 as AMRESCO began to leverage its investments on September 30, 1998.

     - $1,368,000 of provision for loan losses. AMRESCO did not incur any realized loan losses during the period. One loan, representing 5% of AMRESCO's outstanding loan portfolio, was over 30 days past due as of December 31, 1998. This loan is discussed further in this section of Management's Discussion and Analysis of Financial Condition and Results of Operations of AMRESCO under the sub-heading "Loan investments."

     Distributions

     AMRESCO's policy is to distribute at least 95% of its REIT taxable income to shareholders each year. To that end, dividends are paid quarterly. Tax basis income differs from income reported for financial reporting purposes. This is due primarily to differences in methods of accounting for acquisition, development and construction loan arrangements and stock-based compensation awards and the nondeductibility, for tax purposes, of AMRESCO's loan loss reserve. As a result of these accounting differences, net income under generally accepted accounting principles is not necessarily an indicator of distributions to be made by AMRESCO.

     To date, the following dividends have been declared (dollars in thousands, except per share amounts):


                                                                                              DIVIDEND
                                                                                                PER
                                                                                   DIVIDEND    COMMON
                       DECLARATION DATE       RECORD DATE        PAYMENT DATE        PAID      SHARE
                       -----------------   -----------------   -----------------   --------   --------
1998
Second Quarter
  (commencing
  May 12)............  July 23, 1998       July 31, 1998       August 17, 1998     $ 1,001     $0.10
Third Quarter........  October 22, 1998    October 31, 1998    November 16, 1998     2,401      0.24
Fourth Quarter.......  December 15, 1998   December 31, 1998   January 27, 1999      4,002      0.40
                                                                                   -------     -----
                                                                                   $ 7,404     $0.74
                                                                                   =======     =====
1999
First Quarter........  April 22, 1999      April 30, 1999      May 17, 1999        $ 3,602     $0.36
Second Quarter.......  July 22, 1999       July 31, 1999       August 16, 1999       3,906      0.39
Third Quarter........  October 21, 1999    October 31, 1999    November 15, 1999     4,006      0.40
                                                                                   -------     -----
                                                                                   $11,514     $1.15
                                                                                   =======     =====



     For federal income tax purposes, all 1998 dividends were reported as ordinary income to AMRESCO's shareholders. Dividends declared to date in 1999 should be treated as ordinary income to AMRESCO's shareholders. Although the dates may change, AMRESCO has announced its fourth quarter 1999 dividend payment schedule as follows:



                              EXPECTED             EXPECTED             EXPECTED
                          DECLARATION DATE        RECORD DATE         PAYABLE DATE
                          -----------------    -----------------    -----------------
Fourth Quarter..........  December 15, 1999    December 31, 1999    January 27, 2000


     Bases of comparison of periods

     At June 30, 1998, AMRESCO had invested $52.0 million of the $139.7 million of net proceeds received from the issuance of its common shares in structured finance arrangements and commercial mortgage-backed securities. The remaining net proceeds were fully invested during the third quarter of 1998. As of June 30, 1998, AMRESCO had advanced $36.7 million under seven commercial mortgage loan commitments. During its initial 50-day period of operations, AMRESCO, either directly or through its unconsolidated taxable subsidiary, acquired three commercial mortgage-backed securities at a total purchase price of $15.3 million. The following comparisons reflect the fact that during the entire three and six months ended June 30, 1999, AMRESCO's net proceeds from the issuance of its common shares were fully invested and it and its consolidated partnerships had outstanding borrowings under several credit facilities. By contrast, during the three months ended June 30, 1998 and the period from February 2, 1998, the date that AMRESCO was initially capitalized, through June 30, 1998, AMRESCO had operations for only 50 days (from May 12, 1998 through June 30, 1998). During this 50-day period, AMRESCO had not fully invested its net proceeds from the issuance of its common shares nor had it begun to borrow under its credit facilities.

     Three months ended June 30, 1999 compared to three months ended June 30,
1998

     AMRESCO's revenues increased 355%, from $1,261,000 to $5,743,000, due primarily to increases in interest income derived from mortgage loan investments, income from commercial mortgage-backed securities and operating income from real estate. As of June 30, 1998, AMRESCO had not made any equity investments in real estate. The higher revenues were attributable to new loan originations and acquisitions, acquisitions of CMBS and real estate, and additional fundings under commitments which were closed during AMRESCO's initial 50-day period of operations. During the three months ended June 30, 1999, the average book value of AMRESCO's assets, excluding cash and cash equivalents, approximated $205 million. Excluding cash and cash equivalents, AMRESCO had no assets on May 11, 1998. By June 30, 1998,

AMRESCO had accumulated assets with a book value of approximately $52.0 million, excluding cash and cash equivalents of $90.2 million. Interest income on short-term investments declined from the comparable period in 1998 as the uninvested portion of the net proceeds received from the issuance of AMRESCO's common shares were temporarily invested during this period in short-term investments.


     AMRESCO's expenses increased 502%, from $504,000 to $3,036,000, due primarily to the fact that AMRESCO incurred borrowing costs, including participating interest in mortgage loans, of $1,713,000 (net of amounts capitalized of $235,000) during the three months ended June 30, 1999. During the comparable period in 1998, no such costs were incurred. Additionally, base management fees increased by $388,000, from $123,000 to $511,000, as a result of AMRESCO's larger asset base upon which the fee is calculated. AMRESCO's loan loss provision increased by $328,000, from $110,000 to $438,000 as a result of significantly higher loan balances. Finally, depreciation expense increased as a result of several real estate acquisitions which were closed in October 1998 and April 1999.


     For the reasons cited above, income before gains and net income increased 258%, from $757,000 to $2,707,000.

    Six months ended June 30, 1999 compared to period from February 2, 1998 (date of initial capitalization) through June 30, 1998


     For the reasons described above, AMRESCO's revenues increased by $8,955,000 or 710%, from $1,261,000 to $10,216,000, and its expenses increased by $5,245,000 or 1,040%, from $504,000 to $5,749,000.



     The changes in the component revenues and expenses were as follows (dollars in thousands):



                                                              INCREASE/
                                                              (DECREASE)
                                                              ----------
Interest income on mortgage loans...........................    $6,795
Income from commercial mortgage-backed securities...........     1,811
Operating income from real estate...........................     1,160
Equity in earnings of unconsolidated subsidiary,
  partnerships and other real estate ventures...............       (26)
Interest income from short-term investments.................      (785)
                                                                ------
     Total revenues.........................................    $8,955
                                                                ======
Interest expense............................................    $1,658
Management fees.............................................       810
General and administrative..................................       584
Depreciation................................................       294
Participating interest in mortgage loans....................       829
Provision for loan losses...................................     1,070
                                                                ------
     Total expenses.........................................    $5,245
                                                                ======


     Income before gains increased 490%, from $757,000 to $4,467,000, and net income increased 567%, from $757,000 to $5,051,000. In addition to the factors cited above, net income increased partially as a result of a gain realized in connection with the repayment of an ADC loan arrangement.

     Loan investments

     During the three months ended June 30, 1999, AMRESCO originated one new loan, a $15.3 million first lien commitment. The initial advance under this loan totaled approximately $12.9 million. Additionally, during this period two of AMRESCO's loans, totaling $5.1 million in then outstanding balances, were fully repaid.

     During the six months ended June 30, 1999, four of AMRESCO's loans were fully repaid, one loan origination was closed and one loan was sold to AMRESCO Commercial Finance, Inc., an affiliate of

AMRESCO, INC. Additionally, one loan was reclassified, net of a $500,000 charge-off, to investment in unconsolidated subsidiary following the subsidiary's acquisition through foreclosure on February 25, 1999 of the partnership interests of one of AMRESCO's borrowers. In connection with the loan sale, amounts due to AMRESCO Commercial Finance were reduced by $2.0 million. As of June 30, 1999, amounts due to AMRESCO Commercial Finance totaled $5.4 million. The proceeds from the four loan repayments and the loan sale totaled $22.3 million, including accrued interest, a profit participation and a prepayment fee aggregating $1.0 million. Principal collections on some of AMRESCO's other loan investments totaled $1.7 million during the three months ended June 30, 1999. These collections totaled $2.7 million during the six months ended June 30, 1999.

     During the three months ended June 30, 1999, AMRESCO advanced $17.4 million under loan commitments it had closed on or prior to December 31, 1998. During the six months ended June 30, 1999, AMRESCO advanced $35.2 million under these loan commitments.

     Excluding the loan classified as an investment in unconsolidated subsidiary, AMRESCO had 16 loans representing $191.4 million in aggregate commitments as of June 30, 1999. As of June 30, 1999, $152.3 million had been advanced under these facilities. A portion of the commitments may expire without being drawn upon. Therefore, the total commitment amounts do not necessarily represent future cash requirements. After giving effect to AMRESCO Commercial Finance's economic interest, commitments totaled approximately $185.7 million and amounts outstanding totaled approximately $147.6 million at June 30, 1999. At June 30, 1999, AMRESCO Commercial Finance's contingent obligation for additional advances which may be required to be made under some of AMRESCO's loans approximated $990,000. Based upon the amounts outstanding under these facilities and after giving effect to the contractual right sold to AMRESCO Commercial Finance, AMRESCO's portfolio of commercial mortgage loans had a weighted average interest pay rate of 10.6% and a weighted average interest accrual rate of 11.8% as of June 30, 1999. Five of the 16 loans provide for profit participation above the contractual accrual rate. Two of these five facilities are included in the pool of loans in which AMRESCO Commercial Finance has a contractual right to collect excess proceeds.


     A mezzanine (second lien) loan with an outstanding balance of $6,839,000 and a recorded investment of $6,659,000 was over 30 days past due as of December 31, 1998. The allowance for loan losses related to this investment totaled $500,000 at December 31, 1998. On February 25, 1999, an unconsolidated taxable subsidiary of AMRESCO assumed control of the borrower, which is a partnership, through foreclosure of the partnership interests. In addition to the second lien mortgage, the property is encumbered by a $17 million first lien mortgage provided by an unaffiliated third party. The first lien mortgage, which matures on March 1, 2001, requires interest only payments throughout its term. To date, all interest payments have been made in accordance with the terms of the first lien mortgage. However, on March 11, 1999, the first lien lender notified AMRESCO that it considered the first lien loan to be in default because of defaults under the mezzanine loan. The first lien lender has not given AMRESCO any notice of an intention to accelerate the balance of the first lien loan. During the first quarter of 1999, AMRESCO charged-off $500,000 against the allowance for losses related to this investment which amount represented management's estimate at that time of the amount of the expected loss which could result upon a disposition of the collateral. If AMRESCO incurs an actual loss on this investment, tax basis income would be reduced at the time the loss is realized. On September 21, 1999, the AMRESCO subsidiary entered into a non-binding letter agreement with a prospective investor who intends to make a substantial equity commitment to the project. Under the terms of the agreement, AMRESCO would continue to have an interest in the project as an equity owner. If the proposed transaction is consummated, AMRESCO currently believes that it will fully recover its original investment.


     Commercial mortgage-backed securities

     As of June 30, 1999, AMRESCO held five commercial mortgage-backed securities or CMBS, which were acquired at an aggregate purchase price of $34.5 million. All of these securities were acquired on or before September 1, 1998. Due to an increase in comparable-term U.S. treasury rates and increasing spreads in the CMBS market during the three and six months ended June 30, 1999, the value of AMRESCO's CMBS holdings declined by $1,915,000 and $2,822,000, respectively. Accordingly, AMRESCO recorded an unrealized loss of $1,915,000 and $2,822,000, respectively, on its CMBS portfolio during the three and six months ended June 30, 1999. Additionally, during the three and six months ended June 30, 1999, AMRESCO recorded an unrealized loss of $3,000 and an unrealized gain of $1,000, respectively, net of tax effects, related to one commercial mortgage-backed security owned by its unconsolidated taxable subsidiary. The security held by this subsidiary has an investment rating of "B-."

     As these securities are classified as available for sale, the aggregate unrealized loss was reported as a component of accumulated other comprehensive income (loss) in shareholders' equity for financial reporting purposes. The cumulative unrealized losses of $9.3 million have had no impact on AMRESCO's taxable income or cash flow. Management intends to retain these investments for the foreseeable future. Excluding the potential tax effects associated with the security held by AMRESCO's unconsolidated taxable subsidiary, the weighted average unleveraged yield over the expected life of these investments is expected to approximate 11.4%.


     AMRESCO's estimated returns on its CMBS investments are based upon a number of assumptions, which are subject to a number of business and economic risks and uncertainties. These include the timing and magnitude of prepayments and credit losses on the underlying mortgage loans that may result from general and/or localized real estate market factors. These risks and uncertainties are in many ways similar to those affecting AMRESCO's commercial mortgage loans. These risks and uncertainties may cause the actual yields to differ materially from expected yields.



     Equity investments in real estate



     On March 2, 1999, AMRESCO acquired a 49% limited partner interest in a partnership that owns a 116,000 square foot office building in Richardson, Texas. The property is encumbered by a first lien mortgage with an outstanding balance of $13.8 million at June 30, 1999. AMRESCO contributed $1.4 million of capital to the partnership. On April 30, 1999, AMRESCO, through a majority-owned partnership, acquired interests in three newly constructed, grocery-anchored shopping centers in the Dallas/Fort Worth, Texas area. These properties, which were acquired by three subsidiary partnerships at an aggregate purchase price of $30.2 million, include an 86,516 square foot facility in Flower Mound, Texas, a 61,440 square foot facility in Fort Worth, Texas and an 85,611 square foot facility in Grapevine, Texas. In connection with these acquisitions, the three title-holding partnerships obtained non-recourse financing totaling $19.5 million from an unaffiliated third party. Immediately prior to the closing, AMRESCO contributed $11.4 million of capital to the partnership. The proceeds from this contribution were used to fund the balance of the purchase price, to pay costs associated with the financing and to provide initial working capital to the title-holding partnerships. On August 25, 1999, AMRESCO, through the majority-owned partnership, acquired an interest in a newly constructed, 87,540 square foot grocery-anchored shopping center in Richardson, Texas (a suburb of Dallas, Texas). The property was acquired at a purchase price of $10.7 million. In connection with this acquisition, the title-holding partnership obtained non-recourse financing of $7.6 million from an unaffiliated third party. Immediately prior to the closing, AMRESCO contributed $3.4 million of capital to the partnership which was used to fund the balance of the purchase price, to pay costs associated with the financing and to provide initial working capital to the title-holding partnership. With these transactions, AMRESCO has now contributed a total of $19.6 million of capital to partnerships that hold title to real estate. The five non-recourse loans bear interest at 6.83% per year. The interest rate was increased on the first four loans in connection with the placement of the fifth loan. The loans require interest only payments through January 1, 2002; thereafter, interest and principal payments are due based upon 25-year amortization schedules. The loans prohibit any prepayment of the outstanding principal prior to January 1, 2006. After this time, the loans may be prepaid at any time, in whole or in part, upon payment of a yield maintenance premium of at least 1% of the then outstanding principal balance. The loans mature on January 1, 2014.


     Ultimately, AMRESCO expects to construct an additional 62,000 square feet of side-store space. This development is expected to occur at the four recently acquired properties. AMRESCO currently anticipates that the development costs will be financed with an additional $1 million equity contribution from AMRESCO and $3.8 million of third party financing proceeds.

LIQUIDITY AND CAPITAL RESOURCES

     AMRESCO's ability to execute its business strategy, particularly the growth of its investment and loan portfolio, depends to a significant degree on its ability to obtain additional capital. AMRESCO's principal demands for liquidity are cash for operations, including funds for its lending activities and other investments, interest expense associated with its indebtedness, debt repayments and distributions to its shareholders. In the near term, AMRESCO's principal sources of liquidity are the funds available to it under its financing facilities described below.

     Effective as of July 1, 1998, AMRESCO and some of its subsidiaries entered into a $400 million credit facility with Prudential Securities Credit Corporation. Subject to Prudential's approval on an asset by asset basis, borrowings under the facility can be used to finance AMRESCO's structured loan and equity real estate investments. As a result of the dislocation in the capital markets in mid to late 1998, Prudential became more restrictive in the application of its approval rights with respect to financing for new investments sought by AMRESCO. Accordingly, very few new investments were consummated during the fourth quarter of 1998 and the first quarter of 1999. Prior to the modifications discussed below, borrowings under the line of credit bore interest at rates ranging from LIBOR plus 1% per year to LIBOR plus 2% per year. At December 31, 1998, $39,338,000 had been borrowed under the line of credit.

     To reduce the impact that rising interest rates would have on this floating rate indebtedness, AMRESCO entered into an interest rate cap agreement which became effective on January 1, 1999. This agreement had a notional amount of $33,600,000. This agreement was scheduled to expire on July 1, 2000 but has been terminated. The agreement entitled AMRESCO to receive from a counterparty the amounts, if any, by which one month LIBOR exceeded 6.0%. Prior to its termination, no payments were due from the counterparty as one month LIBOR had not exceeded 6.0%. On July 2, 1999, the agreement was terminated and replaced with an interest rate cap agreement which became effective on August 1, 1999. The new agreement, which was entered into to more closely match the then outstanding borrowings, has a notional amount of $59,000,000. Until its expiration on November 1, 2000, the agreement entitles AMRESCO to receive from a counterparty the amounts, if any, by which one month LIBOR exceeds 6.25%. There are no margin requirements associated with interest rate caps and therefore there is no liquidity risk associated with this particular hedging instrument.

     Effective as of May 4, 1999, AMRESCO and some of its subsidiaries entered into an amended and restated interim warehouse and security agreement with Prudential, which amended AMRESCO's existing line of credit. The amended line of credit includes the following modifications:

     - a reduction in the size of the committed facility from $400 million to $300 million;

     - the elimination of the requirement that assets financed with proceeds from the facility must be securitizable;

     - a reduction in the amount of capital AMRESCO must fund with respect to construction and rehabilitation loans before Prudential is required to begin advancing funds;

     - an extension of the maturity date from July 1, 2000 to November 3, 2000; and


     - the modification to, and addition of, sublimits on specified categories of loans and assets, including:



        - a new $40 million sublimit on mezzanine loans and equity investments; and



        - a reduction in the sublimit on construction loans from $150 million to $115 million, with the addition of a new $50 million sublimit within this category for construction loans that are less than 70% pre-leased at the time the initial advance is to be made under the line of credit with respect to a construction loan fitting this category.


     Under the amended line of credit, borrowings bear interest at LIBOR plus 1.25% per year to the extent borrowings do not exceed AMRESCO's tangible net worth, as defined in the amended line of credit. Borrowings in excess of AMRESCO's tangible net worth bear interest at LIBOR plus 3%. Borrowings are secured by a first lien security interest in all assets funded with proceeds from the amended line of credit. At

June 30, 1999, $59,338,000 had been borrowed under the amended line of credit. The weighted average interest rate at June 30, 1999 was 6.19%.

     Effective as of July 1, 1998, AMRESCO and some of its subsidiaries entered into a $100 million master repurchase agreement with Prudential Securities Credit Corporation. Subsequently, Prudential was replaced by Prudential-Bache International, Ltd., an affiliate of Prudential, as lender. Borrowings under the repurchase agreement can be used to finance a portion of AMRESCO's portfolio of mortgage-backed securities. The repurchase agreement provides that AMRESCO may borrow a varying percentage of the market value of the purchased mortgage-backed securities, depending on the credit quality of these securities. Borrowings under the repurchase agreement bear interest at rates ranging from LIBOR plus 0.20% per year to LIBOR plus 1.5% per year depending upon the advance rate and the credit quality of the securities being financed. Borrowings under the facility are secured by an assignment to Prudential-Bache of all mortgage-backed securities funded with proceeds from the repurchase agreement. The repurchase agreement matures on June 30, 2000. At June 30, 1999, $10,393,000 was outstanding under the repurchase agreement. At December 31, 1998, there were no outstanding borrowings under this facility. The weighted average interest rate at June 30, 1999 was 6.36%.

     Under the terms of the amended line of credit and the repurchase agreement, Prudential Securities Credit Corporation and Prudential-Bache, respectively, retain the right to mark the underlying collateral to market value. A reduction in the value of its pledged assets may require AMRESCO to provide additional collateral or fund margin calls. From time to time, AMRESCO may be required to provide additional collateral or fund margin calls.

     AMRESCO believes that the funds available under its two credit facilities will be sufficient to meet AMRESCO's liquidity and capital requirements through the maturity date of the amended line of credit. AMRESCO believes that the amended line of credit will provide it with more flexibility. AMRESCO also believes that this, in turn, will allow it to utilize favorable financing terms in connection with the origination of investments and enable it to resume the growth of its assets, albeit at a slower rate than was achieved in the second and third quarters of 1998. AMRESCO, however, remains subject to capital constraints. In particular, AMRESCO's ability to raise additional capital through the public equity and debt markets continues to be severely limited. AMRESCO is continuing its efforts to obtain additional secured loan facilities that would better match the duration of its assets. Additionally, these efforts are designed to provide alternatives to the amended line of credit and, ultimately, to replace it. However, there can be no assurances that AMRESCO will be able to obtain renewal or additional financing on acceptable terms.

     Management currently believes that the dislocation in the capital markets will not extend long-term. However, its duration is impossible to predict at this time. In the near term, AMRESCO believes it will be constrained from accessing the public equity markets. In addition, new issues of long-term public unsecured debt will be difficult to obtain and, in any event, will likely not be available to AMRESCO at a reasonable cost. Additional secured debt beyond AMRESCO's amended line of credit will also be difficult to obtain and may not be offered at a reasonable cost. Aside from limiting AMRESCO's access to additional capital in the near term to fund growth, AMRESCO has been relatively insulated from the effects of the dislocation in the capital markets. While the market value of AMRESCO's CMBS holdings has declined, AMRESCO invested in these bonds for the long term yields that they are expected to produce. Management believes that the current market dislocation presents significant investment opportunities for selective acquisitions of CMBS and that the fundamental value of the real estate mortgages underlying these bonds has been largely unaffected to date, although general economic conditions could adversely impact real estate values in the future.

REIT STATUS

     Management believes that AMRESCO is operated in a manner that will enable it to continue to qualify as a REIT for federal income tax purposes. As a REIT, AMRESCO will not pay income taxes at the trust level on any taxable income which is distributed to its shareholders, although AMREIT II, Inc., and any other "non-qualified REIT subsidiaries," may be subject to tax at the corporate level. Qualification for treatment as

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a REIT requires AMRESCO to meet specified criteria, including specified requirements regarding the nature of its ownership, assets, income and distributions of taxable income. AMRESCO may, however, be subject to tax at normal corporate rates on any ordinary income or capital gains not distributed. See "Federal Income Tax Considerations" below.

YEAR 2000 ISSUE

     General

     Many of the world's computers, software programs and other equipment using microprocessors or embedded chips currently have date fields that use two digits rather than four digits to define the applicable year. These computers, programs and chips may be unable to properly interpret dates beyond the year 1999. For example, computer software that has date sensitive programming using a two-digit format may recognize a date using "00" as the year 1900 rather than the year 2000. This inability to properly process dates is commonly referred to as the "Year 2000 issue," the "Year 2000 problem" or the "Millennium Bug." These errors could potentially result in a system failure or miscalculation causing disruptions of operations, including, among other things, a temporary inability to process transactions or engage in similar normal business activities. This, in turn, could lead to disruptions in AMRESCO's operations or performance.

     All of AMRESCO's information technology infrastructure is provided by its manager. The manager's systems are supplied by AMRESCO, INC. AMRESCO's assessments of the cost and timeliness of completion of Year 2000 modifications set forth below are based on representations made to AMRESCO and the best estimates of the individuals within or engaged by AMRESCO, INC. charged with handling the Year 2000 issue. These estimates were derived using numerous assumptions relating to future events, including, without limitation, the continued availability of internal and external resources and third party readiness plans. Furthermore, as the AMRESCO, INC. Year 2000 initiative, which is described below, progresses, AMRESCO, INC., AMREIT Managers and AMRESCO continue to revise estimates of the likely problems and costs associated with the Year 2000 issue and to adapt contingency plans. However, there can be no assurance that any estimate or assumption will prove to be accurate.

     The AMRESCO, INC. Year 2000 initiative

     AMRESCO, INC. is conducting a comprehensive Year 2000 initiative with respect to its internal business-critical systems, including those upon which AMRESCO depends. This initiative encompasses information technology systems and applications, as well as non-information technology systems and equipment with embedded technology, such as fax machines and telephone systems, which may be impacted by the Year 2000 issue. Business-critical systems encompass internal accounting systems, including general ledger, accounts payable and financial reporting applications; cash management systems; loan servicing systems; and decision support systems; as well as the underlying technology required to support the software. The initiative includes assessing, remediating or replacing, testing and upgrading the business-critical information technology systems of AMRESCO, INC. with the assistance of a consulting firm that specializes in Year 2000 readiness. Based upon a review of the completed and planned stages of the initiative, and the testing done to date, AMRESCO, INC. does not anticipate any material difficulties in achieving Year 2000 readiness with respect to its internal business-critical systems used in connection with the operations of AMREIT Managers or AMRESCO. AMRESCO has received a written representation from AMRESCO, INC. that Year 2000 readiness was achieved by December 1998 with respect to all its internal business-critical systems used in connection with the operations of AMREIT Managers or AMRESCO.

     In addition to the internal information technology systems and non-information technology systems of AMRESCO, INC., AMRESCO may be at risk from Year 2000 failures caused by or occurring to third parties. These third parties can be classified into two groups. The first group includes borrowers, significant business partners, lenders, vendors and other service providers with whom AMRESCO, its manager or AMRESCO, INC. has a direct contractual relationship. The second group, while encompassing some of the members of the first group, is comprised of third parties providing services or functions to large segments of society, both domestically and internationally, such as airlines, utilities and national stock exchanges.

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     As is the case with most other companies, the actions AMRESCO, its manager and AMRESCO, INC. can take to avoid any adverse effects from the failure of companies, particularly those in the second group, to become Year 2000 ready is extremely limited. However, AMRESCO, INC. is in the process of communicating with those companies that have significant business relationships with AMRESCO, INC., AMREIT Managers or AMRESCO, particularly those in the first group, to determine their Year 2000 readiness status and the extent to which AMRESCO, INC., AMREIT Managers or AMRESCO could be affected by any of their Year 2000 readiness issues. In connection with this process, AMRESCO, INC. has sought to obtain written representations and other independent confirmations of Year 2000 readiness from the third parties with whom AMRESCO, INC., AMREIT Managers or AMRESCO has material contracts regarding the internal business-critical operations of AMRESCO. AMRESCO, INC. and AMRESCO have received written responses certifying Year 2000 readiness and/or conducted testing from all but three of the vendors and other third parties providing goods and services supporting the internal business-critical functions identified in the initiative of AMRESCO, AMREIT Managers and AMRESCO, INC. With respect to the three vendors who have not responded, alternative vendors or a contingency plan has been developed to address a business interruption arising from the Year 2000 issue. To date, eight of the sixteen borrowers have represented in writing that they are Year 2000 ready. Based on responses received and testing to date, it is not currently anticipated that AMRESCO, INC., AMREIT Managers or AMRESCO will be materially affected by any third party Year 2000 readiness issues in connection with the operations of AMRESCO or its manager.


     For all business-critical systems interfaces used in connection with the operations of AMREIT Managers and AMRESCO, AMRESCO, INC. has advised AMRESCO that readiness was achieved by December 31, 1998. Replacement providers believed to be compliant have been identified for significant third party providers that did not complete their Year 2000 initiatives.

     There can be no assurance that the systems of AMRESCO, INC. or those of third parties will not experience adverse effects after December 31, 1999. Furthermore, there can be no assurance that a failure to convert by another company, or a conversion that is not compatible with the systems of AMRESCO, INC. or those of other companies on which the systems of AMRESCO, INC. rely, would not have a material adverse effect on AMRESCO.

     Under the terms of AMRESCO's management agreement, all of the costs associated with addressing AMRESCO's Year 2000 issue are to be borne by the manager. Therefore, AMRESCO does not anticipate that it will incur material expenditures in connection with any modifications necessary to achieve Year 2000 readiness.

     Potential risks

     In addition to the internal systems of AMRESCO, INC. and the systems and embedded technology of third parties with whom AMRESCO, INC., AMREIT Managers and AMRESCO do business, there is a general uncertainty regarding the overall success of global remediation efforts relating to the Year 2000 issue. This includes those efforts of providers of services to large segments of society, as described above in the second group. Due to the interrelationships on a global scale that may be impacted by the Year 2000 issue, there could be short-term disruptions in the capital or real estate markets or longer-term disruptions that would affect the overall economy.

     Due to the general uncertainty with respect to how this issue will affect businesses and governments, it is not possible to list all potential problems or risks associated with the Year 2000 issue. However, some examples of problems or risks to AMRESCO that could result from the failure by third parties to adequately deal with the Year 2000 issue include:

     - in the case of lenders, the potential for liquidity stress due to disruptions in funding flows;

     - in the case of exchanges and clearing agents, the potential for funding disruptions and settlement failures;

     - in the case of counterparties, accounting and financial difficulties to those parties that may expose AMRESCO to increased credit risk; and
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     - in the case of vendors or providers, service failures or interruptions, such as failures of power, telecommunications and the embedded technology in building systems such as HVAC, sprinkler and fire suppression, elevators, alarm monitoring and security, and building and parking garage access.

     With respect to AMRESCO's loan portfolios, risks due to the potential failure of third parties to be ready to deal with the Year 2000 issue include:

     - potential borrower defaults resulting from increased expenses or legal claims related to failures of embedded technology in building systems, such as HVAC, sprinkler and fire suppression, elevators, alarm monitoring and security, and building and parking garage access;

     - potential reductions in collateral value due to failure of one or more of the building systems;

     - interruptions in cash flow due to borrowers being unable to obtain timely lease payments from tenants or incomplete or inaccurate accounting of rents;

     - potential borrower defaults resulting from computer failures of retail systems of major tenants in retail commercial real estate properties such as shopping malls and strip shopping centers;

     - construction delays resulting from contractors' failure to be Year 2000 ready and increased costs of construction associated with upgrading building systems to be Year 2000 compliant; and

     - delays in reaching projected occupancy levels due to construction delays, interruptions in service or other market factors.

     These risks are also applicable to AMRESCO's portfolio of CMBS as these securities are dependent upon the pool of mortgage loans underlying them. If the investors in these types of securities demand higher returns in recognition of these potential risks, the market value of any CMBS portfolio of AMRESCO also could be adversely affected.

     Additionally, AMRESCO has made equity investments in a partnership that owns interests in five grocery-anchored shopping centers and in a partnership which owns a suburban office building. These operations will be subject to many of the risks set forth above. Although AMRESCO intends to monitor Year 2000 readiness, there can be no guarantee that all building systems will be Year 2000 compliant.

     AMRESCO believes that the risks most likely to affect AMRESCO adversely relate to the failure of third parties, including its borrowers and sources of capital, to achieve Year 2000 readiness. If its borrowers' systems fail, the result could be a delay in making payments to AMRESCO or the complete business failure of these borrowers. The failure, although believed to be unlikely, of AMRESCO's sources of capital to achieve Year 2000 readiness could result in AMRESCO being unable to obtain the funds necessary to continue its normal business operations.


     Reasonably likely worst case scenario/business continuity/disaster recovery plan



     The failure to correct a material Year 2000 problem could result in systems failures leading to a disruption in or failure of some normal business activities or operations. The most reasonably likely worst case scenario would involve a failure of AMRESCO's accounting and management systems. In this case, AMRESCO would temporarily convert its systems to a manual system.



     AMRESCO, INC. currently has a business continuity/disaster recovery plan that includes business resumption processes that do not rely on computer systems and the maintenance of hard copy files, where appropriate. The business continuity/disaster recovery plan is monitored and updated as potential Year 2000 readiness issues of AMRESCO, INC. and third parties are specifically identified. Due to the inability to predict all of the potential problems that may arise in connection with the Year 2000 issue, there can be no assurance that all contingencies will be adequately addressed by this contingency plan.


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                    QUANTITATIVE AND QUALITATIVE DISCLOSURE
                           OF AMRESCO'S MARKET RISKS

     AMRESCO is a party to various financial instruments which are subject to market risk. These instruments include mortgage loan investments, investments in commercial mortgage-backed securities and some of AMRESCO's borrowing facilities. AMRESCO is also a party to an interest rate cap agreement which it entered into in order to mitigate the market risk exposure associated with its credit facilities. AMRESCO's financial instruments involve, to varying degrees, elements of interest rate risk. Additionally, AMRESCO's investment portfolio, which is comprised of both financial instruments (mortgage loans and CMBS) and equity investments in real estate, is subject to real estate market risk. AMRESCO is a party to other financial instruments, including trade receivables and payables and amounts due to affiliates, which, due to their short-term nature, are not subject to market risk. Accordingly, no discussion of these instruments is provided in this document.

     All of AMRESCO's financial instruments, including its derivative financial instruments, are entered into for purposes other than trading. AMRESCO has not entered into, nor does it intend to enter into, any financial instruments for trading or speculative purposes. As AMRESCO has no investments outside of the United States, it is not currently subject to foreign currency exchange rate risk.

     AMRESCO generally intends to hold its investments over relatively long periods of time. AMRESCO therefore does not attempt to hedge its exposure to changes in the fair value of those investments through the use of derivative instruments. Instead, these exposures are managed by AMRESCO through its diversification efforts and strict underwriting of its investments. Furthermore, as a real estate investment trust, AMRESCO is subject to specified limitations imposed by the Internal Revenue Code as it relates to the use of derivative instruments, particularly with regard to hedging fair value exposures. AMRESCO generally intends to hold its mortgage loan investments to maturity. These loans typically have terms ranging from one to three years. AMRESCO's investments in CMBS are acquired for the yield that they offer, rather than with an intent to sell. It is expected that CMBS investments, when made, will generally be held for periods ranging from three years to maturity. Some of these investments, however, may be held for shorter periods of time depending upon a number of factors.

     In the following discussion of market risk exposures, AMRESCO has employed sensitivity analyses, where practicable to do so, in quantifying the potential loss in future earnings, fair values or cash flows resulting from one or more selected hypothetical changes in relevant market rates.

MORTGAGE LOANS

     AMRESCO provides mid- to high-yield senior and mezzanine financing to real estate owners and developers. Mezzanine loans, the repayment of which is subordinated to senior mortgage loans, are secured by a second lien mortgage and/or a pledge of the ownership interests of the borrower. Typically, AMRESCO's loans provide for a fixed pay rate and fixed accrual rate of interest and, in some cases, may also provide for profit participation above the contractual accrual rate. The incremental interest earned at the accrual rate is often times not payable by the borrower until maturity of the loan. Generally, AMRESCO's loans provide for higher loan-to-value ratios than most conventional loans.

     The fair values of AMRESCO's mortgage loans are less sensitive (than are the values of more conventional loans) to changes in interest rates. This is because of their comparatively shorter duration and higher yield, equity-like characteristics. For example, AMRESCO does not believe that a 10% increase or decrease in general interest rates from those prevailing at June 30, 1999 would have a significant impact on the fair value of its predominately fixed rate mortgage loan portfolio. However, a general real estate market decline could have a material adverse impact on AMRESCO. If rental rates were to decline and/or vacant space was not able to be leased as a result of declining demand, cash flows from the properties securing AMRESCO's loans might be inadequate to service the loans. If shortfalls occur, borrowers may or may not be willing to supplement property cash flows to pay AMRESCO all amounts due under the terms of its mortgage loans. If real estate values were to decline, borrowers may find it difficult, if not impossible, to repay some or all of the principal and accrued interest in connection with a sale or refinancing of the underlying properties.
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With the exception of some limited guarantees, most of AMRESCO's loans are without recourse. Therefore, borrowers may have little or no incentive to retain ownership of their properties if real estate values decline sharply. A number of factors could lead to a real estate market decline, including, but not limited to, a slowdown in the growth of the economy, increasing commercial mortgage interest rates and supply and demand factors. If a decline occurs, some real estate markets may be adversely impacted more than others. Despite generally high loan-to-value ratios, AMRESCO's borrowers have varying amounts of equity at risk. This equity, which is subordinate to AMRESCO's investment, serves to protect AMRESCO in a declining real estate market. As a result of these factors and the unique characteristics of AMRESCO's mortgage loan investments, it is not possible for AMRESCO to quantify the potential loss in earnings or cash flows that might result from a real estate market decline.

     AMRESCO attempts to mitigate these risk exposures by carefully underwriting its investments and by diversifying its mortgage loan portfolio. The underwriting process for loans includes, among other things, an in-depth assessment of the character, experience (including operating history) and financial capacity of the borrower. If the real estate market declines, the borrower's motivations and financial capacity could, to some extent, limit the potential loss to AMRESCO. While AMRESCO attempts to mitigate these risk exposures, there can be no assurance that these efforts will be successful.

COMMERCIAL MORTGAGE-BACKED SECURITIES

     The fair values of AMRESCO's investments in non-investment grade CMBS are subject to both interest rate risk and spread risk. The non-investment grade, or subordinated classes, of CMBS typically include classes with credit ratings below investment grade "BBB." As the subordinated classes provide credit protection to the senior classes by absorbing losses from underlying mortgage loan defaults or foreclosures, they also carry more credit risk than the senior classes. Among other factors, the fair value of AMRESCO's interests in CMBS is dependent upon, and is sensitive to changes in, comparable-term U.S. treasury rates and the spreads over U.S. treasury rates in effect from time to time. Spreads over comparable-term U.S. treasury rates, which are based upon supply and demand factors, typically vary across different classes of CMBS and are generally greater for each successively lower rated class of CMBS. Spreads are influenced by a number of factors including, but not limited to, investor expectations with respect to future economic conditions, interest rates and real estate market factors. All or any of these factors can impact the ability of borrowers to perform under the terms of the mortgage loans underlying CMBS. As a result, even in an environment characterized by relatively constant U.S. treasury rates and low commercial mortgage default rates, the value of AMRESCO's CMBS holdings can be adversely impacted simply by increasing spreads. This situation occurred during the latter half of 1998 and was the primary reason for the decline in the value of AMRESCO's CMBS holdings. Notwithstanding this decline in value, the cash flows from AMRESCO's CMBS were unaffected by this spread widening.

     As of June 30, 1999, AMRESCO held five commercial mortgage-backed securities with credit ratings ranging from "BB-" to B-." The weighted average duration of these bonds approximated 6.1 years as of that date. The estimated fair value of AMRESCO's CMBS holdings was $26.1 million at June 30, 1999. All other things being equal, a 100 basis point increase or decrease in comparable-term U.S. treasury rates from those in effect as of June 30, 1999 would be expected to cause the value of AMRESCO's CMBS to decline or increase, respectively, by approximately $1.6 million. Similarly, if comparable-term U.S. treasury rates remained constant but spreads over U.S. treasury rates increased by 100 basis points from those quoted as of June 30, 1999 for each of the classes of CMBS owned by AMRESCO, the fair value of its securities portfolio would also be expected to decline by approximately $1.6 million. Conversely, a 100 basis point decline in spreads across all classes of CMBS (all other things being equal) would be expected to increase the value of the portfolio by a like amount.

     As these securities are classified as available for sale, unrealized gains and losses are excluded from earnings and reported as a component of accumulated other comprehensive income or loss in shareholders' equity. In the absence of a sale or a decline in fair value that is deemed to be other than temporary, AMRESCO's earnings would not be impacted by the changes in fair value described above.

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     Although impossible to quantify, declines in rental rates and/or real estate values could adversely impact the ability of borrowers to fully repay or otherwise satisfy their loan obligations. This could, in turn, lead to losses which would be absorbed initially by the holders of subordinated classes of CMBS (in many cases, an unrated higher-yield, credit support class absorbs the first losses). AMRESCO attempts to mitigate its exposure to these types of risks by investing in various classes of subordinated CMBS which are backed by mortgage loans secured by a mix of commercial real estate assets that are diversified both by property type and location. Additionally, AMRESCO performs extensive due diligence in its underwriting process in order to identify loans which may be more likely to default. AMRESCO then attempts to quantify the risks and projected losses from the pool of mortgage loans, which is then factored into the price that AMRESCO is willing to pay for the securities. However, there can be no assurances that these strategies will enable AMRESCO to avoid adverse consequences in the future even if these bonds are held to maturity.

BORROWING FACILITIES

     AMRESCO is a party to two credit facilities, each of which bears interest at floating rates. Specifically, both facilities bear interest at varying spreads over one-month LIBOR. One of the facilities can be used to finance AMRESCO's structured loan and equity real estate investments. As of June 30, 1999, amounts outstanding under this facility totaled $59.3 million. The other facility can be used to finance AMRESCO's CMBS. At June 30, 1999, $10.4 million was outstanding under this facility. To reduce the impact of changes in interest rates on these floating rate debt facilities, AMRESCO may purchase interest rate swap and/or cap agreements. These agreements effectively convert AMRESCO's variable-rate debt to fixed-rate debt and therefore reduce AMRESCO's risk of incurring higher interest costs due to rising interest rates.

     If the one-month LIBOR on June 30, 1999 increased by 100 basis points on that date (from 5.24% to 6.24%) and then remained constant at the higher rate throughout the balance of 1999, AMRESCO's interest costs on its outstanding borrowings ($69.7 million), in the absence of the interest rate cap agreement described below, would increase by approximately $348,500 for the six months ending December 31, 1999. In order to reduce the impact that rising interest rates would have on this floating rate indebtedness, AMRESCO entered into an interest rate cap agreement effective August 1, 1999. The cap agreement has a notional amount of $59 million. Until its expiration on November 1, 2000, the agreement entitles AMRESCO to receive from the counterparty the amounts, if any, by which one-month LIBOR exceeds 6.25%. If the one-month LIBOR increased as described above, AMRESCO would not receive any payments from the counterparty under the terms of the cap agreement. Any further increase in one-month LIBOR would effect only that portion of AMRESCO's indebtedness in excess of the cap agreement's notional amount. There are no margin requirements associated with interest rate caps and therefore there is no liquidity risk to AMRESCO associated with holding this particular hedging instrument.

     Conversely, a sustained 100 basis point reduction in the one-month LIBOR if it occurred on June 30, 1999 would increase earnings and cash flows for the six months ending December 31, 1999 by approximately $348,500. Under this scenario, no payments would be received from the counterparty under the cap agreement.

     AMRESCO, through a majority-owned partnership, is indebted under the terms of four non-recourse loans totaling $27 million at June 30, 1999. As the loans bear interest at a fixed rate, AMRESCO's future earnings and cash flows would not be reduced in the event of rising interest rates.

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                               BUSINESS OF IMPAC


     Impac was incorporated in Maryland in February 1997 under the name Imperial Credit Commercial Holdings, Inc. and changed its name to IMH Commercial Holdings, Inc. in June 1997. Subsequently, by a vote of Impac's stockholders on January 28, 1998, Impac changed its name from IMH Commercial Holdings, Inc. to Impac Commercial Holdings, Inc. Impac's subsidiaries include Impac Commercial Assets Corporation, IMH/ICH Dove Street, LLC and Impac Commercial Capital Corporation. Impac owns a 100% interest in Impac Commercial Assets Corporation, which is an entity used to record the Impac 1998-C1 CMO trust. In addition, Impac owns an 50% interest in IMH/ICH Dove Street, LLC with Impac Mortgage Holdings, Inc. IMH/ICH Dove Street, LLC was created to hold real property investments. Impac also owns a 100% interest in Impac Commercial Capital Corporation, the entity through which Impac conducted its mortgage conduit operations.


GENERAL


     Impac is a specialty commercial property finance company, which has elected to be treated as a real estate investment trust or REIT for federal income tax purposes. This generally allows Impac to pass through income to its stockholders without payment of federal income tax at the corporate level provided that Impac distributes at least 95% of its taxable income to its stockholders. Impac was formed to seek and capitalize on opportunities in the commercial mortgage market, including the origination, purchase, securitization and sale of commercial mortgages and investment in commercial mortgages and commercial mortgage-backed securities.


     Impac's commercial mortgage assets included mortgage loans on:

     - condominium-conversions,

     - commercial properties, such as industrial and warehouse space, office buildings, retail space and shopping malls,

     - hotels and motels, and

     - nursing homes, hospitals, multifamily, congregate care facilities and senior living centers.

Prior to August 1999, Impac's operations were divided into two segments: long-term investment operations and conduit operations. Impac's long-term investment operations, which are conducted by Impac, invest primarily in commercial mortgages and mortgage-backed securities on commercial properties. Impac's conduit operations, which were conducted by Impac's subsidiary, Impac Commercial Capital Corporation, originated, purchased, securitized and sold commercial mortgages.


     New Impac management, which took over Impac's day-to-day operations in May 1999, has formulated a new business plan which management believes will result in a more profitable investment of stockholder equity. Under the new business plan, Impac has terminated certain employees as of August 1999 and is in the process of repositioning the assets in its portfolio by selling certain assets to invest in higher yielding assets. Management believed that the divestment of these assets was desirable because of their poor strategic fit with Impac's revised business plan and Impac's general need for enhanced liquidity at that time. The assets for sale consisted of the real property and improvements held by Impac's IMH/ICH Dove Street subsidiary, all of Impac's mortgage loans held-for-sale and all of Impac's mortgage loans held-for-investment, other than the condominium loans in its portfolio. On July 15, 1999, Impac sold a block of 22 mortgage loans held-for-sale, and on October 22, 1999, Impac sold the IMH/ICH Dove Street real property and improvements. The remaining assets, consisting of mortgage loans held-for-investment, were sold on various dates in September and October of 1999. Of the assets which Impac initially planned to liquidate, only one mortgage loan held-for-investment remains unsold.


THE MANAGER

     On May 5, 1999, Impac entered into a stock purchase agreement with Fortress Partners L.P. Under the terms of the stock purchase agreement, Impac issued to Fortress 479,999 shares of a newly created series of
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Impac preferred stock for an aggregate purchase price of approximately $12.0 million. The Impac preferred stock, which has been designated "Series B Cumulative Convertible Preferred Stock," has a coupon of 8.5%, paid quarterly in arrears. The Impac series B preferred stock is initially convertible into 1,683,635 shares of Impac common stock, subject to adjustment under some circumstances. In connection with the completion of the series B preferred stock issuance, Impac and Fortress entered into a registration rights agreement. Under the terms of the registration rights agreement, Fortress has the right to require Impac to register under federal and applicable state securities laws the Impac common stock issuable upon conversion of the Impac series B preferred stock.


     In addition, on May 5, 1999, FIC Management Inc., an affiliate of Fortress, entered into a definitive agreement with RAI Advisors, LLC, the then manager of Impac. Under the terms of this agreement, RAI Advisors assigned to FIC Management all of RAI Advisors' rights and interests in the existing management agreement between RAI and Impac in exchange for cash consideration in the aggregate amount of $6.0 million. Following the assignment, FIC Management became the exclusive manager of Impac. FIC Management is currently responsible for:


     - asset-liability management -- primarily the analysis and oversight of the purchasing, financing and disposition of Impac's assets,

     - capital management -- primarily the oversight of Impac's capital raising, and

     - investor relations activities and operations management -- primarily the oversight of Impac's operating subsidiaries.

     In connection with the series B preferred stock purchase and the management agreement assignment described above, the submanagement agreement among RAI Advisors, Impac Mortgage Holdings, Inc., a former affiliate of Impac, and Impac Funding Corp., a former affiliate of Impac which conducted Impac Mortgage's conduit operations, was terminated and a new submanagement agreement was entered into among FIC Management, Impac Mortgage and Impac Funding. The right of first refusal agreement among RAI Advisors, Impac, Impac Commercial Capital, Impac Mortgage and Impac Funding was also terminated. In addition, James Walsh, Timothy Busch, Stephan Peers and Thomas Poletti resigned as directors of Impac and Wesley Edens, Robert Kauffman and Christopher Mahowald, all of whom are designees of Fortress, were appointed to the Impac board of directors. Joseph Tomkinson and Frank Filipps, who served on the Impac board prior to the Fortress investment in Impac, remain as Impac directors. Effective May 5, 1999, the executive officers of Impac then serving resigned as a group. Following these resignations,

     - Mr. Edens was appointed as Impac's new chairman of the board and chief executive officer,

     - Mr. Kauffman was appointed as Impac's new president,

     - Randal Nardone was appointed as Impac's new chief operating officer and secretary, and

     - Erik Nygaard was appointed as Impac's new chief information officer and treasurer.

As a result of the various transactions with Fortress described above,

     - Fortress now holds a significant equity interest in Impac, with shares of Impac preferred stock which, upon conversion, would represent approximately 16.7% of the issued and outstanding Impac common stock following such conversion;

     - the principal executive officers of Impac and a majority of the members of the Impac board, are designees of Fortress; and

     - an affiliate of Fortress, FIC Management, now controls the external management of Impac's operations, as well as its submanagement functions.

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EXISTING IMPAC MANAGEMENT AGREEMENT

     Impac is party to an amended and restated management agreement dated as of May 6, 1999 with FIC Management as the external manager. The following summarizes some of the material terms of the Impac management agreement. The discussion in this document of the terms of the Impac management agreement is qualified in its entirety by reference to the Impac management agreement. This agreement will be superseded upon the completion of the merger by the amended and restated management agreement to be entered into by the combined company and FIC Management. See "The Amended and Restated Management Agreement."

     Term and termination fees


     The management agreement has a term expiring on December 31, 2002 and may be extended with the consent of the manager and by the affirmative vote of a majority of Impac's independent directors, who are not affiliated with Impac or the manager, or by a vote of the holders of a majority of the outstanding shares of Impac's common stock. The agreement may be terminated for cause on thirty days notice. The agreement may be terminated without cause on sixty days notice by a majority vote of the independent Impac directors, who are not affiliated with Impac or the manager, or by a majority vote of the holders of the outstanding shares of Impac's common stock. If the agreement is terminated without cause or not renewed, the manager is entitled to payment of all accrued management fees and reimbursable expenses up to the date of termination plus a termination fee or non-renewal fee, as the case may be, determined by a nationally-recognized appraisal firm mutually selected by Impac and the manager.


     Management fee


     The manager is entitled to receive for each fiscal quarter, an amount equal to 25% of Impac's net income, before deduction of this management fee, in excess of the amount that would produce an annualized return on equity equal to the daily average Ten Year U.S. Treasury Rate plus 2%. The management fee is calculated quarterly in arrears before any income distributions are made to stockholders for the corresponding period.


     Expenses


     Pursuant to the management agreement, Impac pays all operating expenses incurred by the manager under the management agreement. The operating expenses generally required to be incurred by the manager and reimbursed by Impac include out-of-pocket costs, equipment and other personnel required for Impac's operations, including amounts payable by the manager pursuant to submanagement agreements with outside third parties, which may include affiliates of the manager, to provide services to Impac. Impac reimburses the manager for all reimbursable expenses, plus a service charge of 15% on all reimbursable expenses incurred directly by the manager. No such 15% service charge is paid to third party service providers.


LONG-TERM INVESTMENT OPERATIONS

     Impac's long-term investment operations invest in mortgage loans to be held as long-term investments and mortgage-backed securities. Income is earned principally from net interest income earned on mortgage loans and mortgage-backed securities held in the long-term investment portfolio and on short-term warehouse loans or finance receivables. The purchase of mortgage loans and mortgage-backed securities is financed with capital, long-term financing through collateralized mortgage obligations and borrowings under warehouse line agreements and reverse repurchase agreements. To date, Impac's long-term investment operations have invested primarily in commercial mortgages and commercial mortgage-backed securities. Impac Commercial Capital supports the investment objectives of Impac by selling commercial mortgages and commercial mortgage-backed securities to Impac at costs that are comparable to those available through investment bankers and other third parties.

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     Commercial mortgages held in the portfolio

     Until August 1999, Impac originated commercial mortgages through its conduit operations, which are conducted by Impac Commercial Capital. All commercial mortgages originated by Impac Commercial Capital were offered to Impac at costs that were comparable to those available through investment bankers and other third parties. Impac invested a portion of its assets in these commercial mortgages, which were held in Impac's long-term investment portfolio. Initially, the commercial mortgages were held in Impac's long-term investment portfolio as commercial mortgages held-for-investment and were financed through short-term warehouse line agreements and capital. The commercial mortgages held-for-investment were used as collateral for the issuance of collateralized mortgage obligations which provided Impac with long-term financing to fund its commercial mortgages. At the time collateralized mortgage obligations were issued, the commercial mortgages were reflected on Impac's balance sheet as collateralized mortgage obligation collateral with a corresponding liability referred to as collateralized mortgage obligation borrowings. Although to date Impac has acquired all commercial mortgages held in its long-term investment portfolio from Impac Commercial Capital, Impac can, and in the future expects to, purchase mortgage loans from third party investors for long-term investment and for resale. Impac management expects that the mortgage loans purchased from third-party investors will be utilized in the same manner as mortgage loans purchased from Impac Commercial Capital prior to the discontinuation of its operations.

     Finance receivables

     Impac provided short-term warehouse loans to Impac Commercial Capital to fund the origination and acquisition of commercial mortgages during the time between the closing of the commercial mortgages and their sale to or other settlement with pre-approved investors or Impac. Impac Commercial Capital's outstanding balances on warehouse lines appeared on Impac's balance sheet as finance receivables and were structured to qualify under REIT asset tests and to generate income qualifying under the 75% gross income test. As of July 1999, the $900.0 million warehouse line formerly made available to Impac Commercial Capital was discontinued.

     Investments in mortgage-backed securities

     Impac also may acquire commercial mortgage-backed securities and mortgage-backed securities generated through its own securitization efforts as well as commercial mortgage-backed securities and mortgage-backed securities generated by third parties. In connection with the issuance of commercial mortgage-backed securities by Impac in the form of real estate mortgage investment conduits, commonly known as REMICs, Impac may retain the senior or subordinated securities as regular interests of a REMIC on a short-term or long-term basis. Any retained commercial mortgage-backed securities may include "principal only," "interest only" or residual interest securities or other interest rate or prepayment sensitive securities or investments. Any retained securities or investments may subject Impac to credit, interest rate and/or prepayment risks.

     Mortgage-backed securities are securities that represent an interest in, or are secured by, mortgage loans. Mortgage-backed securities may pay fixed or floating rates of interest and generally have been structured as mortgage pass-through securities, although other structures are possible. With a typical mortgage pass-through security, payment of principal and interest on the underlying mortgages, following deduction of servicing expenses, is passed through directly to the holders of the securities. Mortgage pass-through securities represent an obligation of the issuer, secured by a pool of mortgage loans pledged as collateral for payments of principal and interest on the debt instrument. The issuer's obligation to pay principal and interest under a mortgage pass-through security is limited to the pledged collateral.

     Mortgage-backed securities generally are structured with some form of credit enhancement to protect against potential losses on the underlying mortgage loans. Credit support increases the likelihood of timely and full payment of principal and interest to the more senior class of mortgage-backed securities. Because of the particular risks that accompany mortgage-backed securities, the amount of such credit support may be substantial. Credit supports used in the mortgage-backed securities market have included issuer guarantees, reserve funds, subordinated securities (which bear the risks of default before the more senior classes of

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securities of the same issuer), cross-collateralization and over-collateralization. In addition to credit support, mortgage-backed securities may be structured with liquidity protections intended to provide assurance of timely payment of principal and interest. Such protections may include surety bonds, letters of credit and payment advance agreements.


     The commercial mortgage-backed securities market is newer than the residential mortgage-backed securities market and in terms of total outstanding principal amount of issues is relatively small compared to the total size of the market for residential mortgage-backed securities. Commercial mortgage-backed securities have been issued in public and private transactions by a variety of agency and private-label issuers. Commercial mortgage-backed securities have been issued using a variety of structures, some of which were developed in the residential mortgage market, including multi-class structures featuring senior and subordinated classes. Compared to the residential mortgage-backed securities, commercial mortgage backed securities are distinguished by a wider variety of features and characteristics, including guarantees, reserve funds, subordinated securities, cross-collateralization and over-collateralization.


     Financing

     Impac's long-term investment operations principally have been financed through the issuance of collateralized mortgage obligations, short-term borrowings under warehouse line agreements and reverse repurchase agreements, and proceeds from the sale of Impac capital stock. By the end of the first quarter of 1999, however, Impac was notified by the two investment banks that had previously provided Impac with up to $600.0 million of financing, including $200.0 million which was uncommitted, that these warehouse line agreements would not be renewed upon their expiration dates in February 1999 and May 1999.

     Collateralized mortgage obligations

     As Impac's long-term investment operations accumulate commercial mortgages in the long-term investment portfolio, Impac issues collateralized mortgage obligations secured by such loans as a method of financing its long-term investment operations. The decision to issue collateralized mortgage obligations is based on Impac's current and future investment needs, market conditions and other factors. For accounting and tax purposes, in situations where the collateralized mortgage obligations qualifies as a financing arrangement under Statement of Financial Accounting Standard No. 125, the commercial mortgages financed through the issuance of collateralized mortgage obligations are treated as assets of Impac and the collateralized mortgage obligations are treated as debt of Impac. Each issuance of collateralized mortgage obligations is expected to be fully payable from the principal and interest payments on the underlying commercial mortgages collateralizing such debt, any cash or other collateral required to be pledged as a condition to receiving the desired rating on the debt and any investment income on such collateral. Impac's long-term investment operations earn the net interest spread between the interest income on the commercial mortgages and the interest and other expenses associated with the collateralized mortgage obligation financing. The net interest spread may be directly impacted by the levels of prepayment of the underlying commercial mortgages and to the extent collateralized mortgage obligation classes have variable rates of interest, may be affected by changes in short-term interest rates. Impac believes that under prevailing market conditions an issuance of collateralized mortgage obligations receiving other than an investment grade rating would require payment of an excessive yield to attract investors which would reduce net interest spread earned as a result of such collateralized mortgage obligation issuance. The collateralized mortgage obligations are guaranteed for the holders by a mortgage loan insurer, giving the collateralized mortgage obligations the highest rating established by a nationally recognized rating agency.

     Warehouse line agreements

     Prior to May 1999, Impac had two warehouse facilities at interest rates that management believed were consistent with Impac's financing objectives. A warehouse line agreement acts as a financing under which Impac pledges a portion of its commercial mortgages as collateral to secure a short-term loan. Generally, the lender makes a loan in an amount equal to 75% to 92% of the fair market value of the pledged collateral. By the end of the first quarter of 1999, however, Impac was notified by the two investment banks that had
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previously provided Impac with up to $600.0 million of financing, including
$200.0 million which was uncommitted, that these warehouse line agreements would not be renewed upon their expiration dates in February 1999 and May 1999. Without any new warehouse line agreements, Impac has no credit facility to fund its mortgage loans. All originations since the expiration of the existing warehouse line agreements have been, and future originations will be, brokered or 100% funded by another lender until such time as Impac is successful in obtaining another credit facility. In May 1999, Impac entered into a $13.5 million term loan agreement to refinance the remaining balance on the expired warehouse lines. As of June 30, 1999, the amount outstanding under the term loan was $13.5 million.


     Reverse repurchase agreements

     Impac also obtains reverse repurchase agreements from third-party lenders, at interest rates that management believes are consistent with its financing objectives. Reverse repurchase agreements take the form of a sale of securities to the lender at a discounted price in return for the lender's agreement to resell the same securities to the borrower at a future date -- the maturity of the borrowing -- at an agreed price. A reverse repurchase agreement, although structured as a sale and repurchase obligation, acts as a financing vehicle under which Impac pledges a portion of its mortgage loans and/or mortgage-backed securities as collateral to secure a short-term loan. Generally, the other party to the agreement makes the loan in an amount equal to a percentage of the market value of the pledged collateral. At the maturity of the reverse repurchase agreement, Impac is required to repay the loan in exchange for the return of its collateral. Under a reverse repurchase agreement, Impac retains the instruments of beneficial ownership, including the right to distributions on the collateral and the right to vote on matters as to which certificate holders vote. Upon a payment default under such agreements, the lending party may liquidate the collateral. The borrowing agreements may require Impac to pledge cash, additional mortgage loans or mortgage-backed securities in the event the market value of the existing collateral declines. Impac also may be required to sell assets to reduce its borrowings to the extent that cash reserves are insufficient to cover such deficiencies in collateral.

     To reduce its exposure to the potential credit risk of reverse repurchase agreement lenders, Impac enters into such agreements with different parties and follows its own credit exposure procedures. Impac monitors the financial condition of its reverse repurchase agreement lenders on a regular basis, including the percentage of mortgage loans that are the subject of reverse repurchase agreements with any single lender.

     Other commercial mortgage-backed securities

     As an additional alternative for the financing of its long-term investment operations, Impac may issue other commercial mortgage-backed securities, if, in the determination of Impac, the issuance of such other securities is advantageous. In particular, mortgage pass-through certificates representing an undivided interest in a pool of commercial mortgages formed by Impac may prove to be an attractive vehicle for raising funds. The holders of commercial mortgage-backed securities receive their pro rata share of the principal payments made on a pool of commercial mortgages and interest at a pass-through interest rate that is fixed at the time of offering. Impac may retain up to a 100% undivided interest in a significant number of the pools of commercial mortgages underlying such pass-through certificates. The retained interest, if any, may also be subordinated so that, in the event of a loss, payments to certificate holders will be made before Impac receives its payments. Unlike the issuance of collateralized mortgage obligations, the issuance of commercial mortgage-backed securities will not result in an obligation of Impac to the holders of the commercial mortgage-backed securities in the event of a borrower default resulting in a short-fall in principal or interest payments on the commercial mortgage-backed securities. However, as in the case of collateralized mortgage obligations, Impac may be required to obtain various forms of credit enhancements in order to obtain an investment grade rating for issues of mortgage pass-through certificates by a nationally recognized rating agency.

     Investment policies

     The executive officers of FIC Management are empowered to make day-to-day investment decisions, including the issuance of commitments on behalf of Impac to purchase mortgage loans and mortgage-backed securities meeting the investment criteria set from time to time by Impac's board of directors. Other than
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statutory limitations imposed in order to allow Impac to be classified as a
REIT, there is no current limitation set by the Impac board of directors on the percentage of assets which Impac may invest in any one type of investment or the percentage of mortgage-backed securities of any one issue which Impac may acquire. It is Impac's policy to acquire assets primarily for income and to finance its operations by warehouse line and reverse repurchase agreements, issuance of collateralized mortgage obligations and commercial mortgage-backed securities, and proceeds from the issuance of capital stock.

CONDUIT OPERATIONS

     Impac Commercial Capital operated Impac's mortgage conduit operations from January 1997 until the termination of certain employees in August 1999. The conduit operations originated and purchased and subsequently securitized and sold commercial mortgages primarily secured by first liens on commercial properties that were originated or purchased in accordance with Impac Commercial Capital's underwriting guidelines. As the conduit operations of Impac, Impac Commercial Capital acted as a flow originator and bulk purchaser of commercial mortgages. All commercial mortgages originated or purchased by Impac Commercial Capital were made available for sale to Impac at the same price at which the loans were originated or purchased by Impac Commercial or fair market value at the date of sale and subsequent transfer to Impac. Since Impac Commercial Capital's inception, Impac Commercial Capital has originated all of the commercial mortgages acquired by Impac.

     Impac issued commercial mortgage-backed securities or collateralized mortgage obligations backed by the commercial mortgages originated by or purchased through its conduit operations or long-term investment operations. When commercial mortgage-backed securities or collateralized mortgage obligations are issued, a trust is created, and commercial mortgages are deposited into the trust for the benefit of the holders of the securities. When the trust is created, the loan servicing functions for the commercial mortgages deposited into the trust are commonly divided into two areas of responsibility: master servicing and special servicing. The trustee and the depositor of the commercial mortgages enter into an agreement, typically called a pooling and servicing agreement, with one or more parties who will assume the responsibilities for master servicing and special servicing. Master servicing generally includes all of the servicing activities associated with non-defaulted commercial mortgages, such as collecting and remitting loan payments, making required advances, accounting for principal and interest, holding escrow impound or reserve funds for payment of taxes and insurance, making inspections or improvements of the mortgaged property, and remitting funds and reporting to the trustee. Special servicing generally includes managing all loan default matters and other more complicated issues associated with the servicing of the loans, such as contacting delinquent borrowers and supervising foreclosures and property dispositions in the event of borrower defaults which are not remedied. Special servicing also includes overseeing condemnation issues, insurance claims for casualty losses on collateral property and other matters of this nature. Impac Commercial Capital contracted with qualified commercial mortgage master servicers to assume the master servicing and special servicing roles. In the future, Impac may act as special servicer. Impac believes that acting as special servicer will allow it to monitor and manage those matters of significant risk associated with the commercial mortgages in its portfolio. In this manner, Impac believes it will be best positioned to protect any beneficial interest it may retain in the trusts it creates. However, Impac reserves the right to act as either the master servicer, the special servicer, both or neither in the future.

     When Impac Commercial Capital purchased commercial mortgages that included the associated commercial mortgage servicing rights commonly known as CMSRs or originated commercial mortgages, the allocated cost of the servicing rights upon securitizing such loans would be reflected on the financial statements of Impac Commercial Capital as CMSRs. CMSRs are amortized in proportion to, and over the period of, expected future net servicing income. Statement of Financial Accounting Standard No. 125 requires that a portion of the cost of originating or purchasing a mortgage loan be allocated to the mortgage loan servicing rights based on the fair value of the origination costs relative to the fair value of the components of the loan at the time the loan is sold. To determine the fair value of the servicing rights created, Impac Commercial Capital used a valuation model that calculated the present value of future net servicing revenues to determine the fair value of the servicing rights. In using this valuation method, Impac Commercial Capital

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would incorporate assumptions that it believed market participants would use in estimating future net servicing income. These assumptions included estimates of the cost of servicing or sub-servicing, an inflation rate, ancillary income per commercial mortgage, a prepayment rate, loss severity, a default rate and a discount rate commensurate with the risks involved. During periods of declining interest rates, prepayments on mortgage loans increase as borrowers look to refinance at lower rates, resulting in a decrease in the value of the mortgage loan servicing portfolio. Mortgage loans with higher interest rates are more likely to result in prepayments.

RECENT OPERATIONS DEVELOPMENTS

     Overview

     Impac's business operations primarily are funded from monthly interest and principal payments from its commercial mortgage and commercial mortgage-backed securities portfolios, warehouse line and reverse repurchase agreements secured by commercial mortgages and commercial mortgage-backed securities, collateralized mortgage obligation financing, proceeds from the sale of commercial mortgages and proceeds from the issuance of Impac common stock. The acquisition of commercial mortgages and commercial mortgage-backed securities by Impac's long-term investment operations primarily are funded from monthly principal and interest payments, warehouse line and reverse repurchase agreements, collateralized mortgage obligations financing and proceeds from the sale of Impac common stock. The acquisition of commercial mortgages by Impac's conduit operations were funded from reverse repurchase agreements and the sale of commercial mortgages. Impac's ability to meet its long-term liquidity requirements is subject to the renewal of its credit and repurchase facilities and/or obtaining other sources of financing, including additional debt or equity from time to time. Any decision by Impac's lenders and/or investors to make additional funds available to Impac in the future will depend upon a number of factors, such as Impac's compliance with the terms of its existing credit arrangements, Impac's financial performance, industry and market trends in Impac's various businesses, the general availability of and rates applicable to financing and investments, such lenders' and/or investors' own resources and policies concerning loans and investments, and the relative attractiveness of alternative investment or lending opportunities.

     New Impac management, which took over Impac's day-to-day operations in May 1999, has been formulating a new business plan which management believes will result in a more profitable investment of stockholder equity. Under the new business plan, Impac has terminated certain employees as of August 1999 and is in the process of repositioning the assets in its portfolio by selling certain assets to invest in higher yielding assets.

     Long-term investment operations

     During 1999, Impac's warehouse lenders did not renew their warehouse facilities with Impac upon expiration in February and May of 1999. Without any new warehouse line agreements, Impac has no credit facility to fund its mortgage loans. All originations since the expiration of Impac's existing warehouse line agreements have been, and any future originations will be, brokered or table funded with another lender until such time as Impac is successful in obtaining another credit facility. In May 1999, Impac entered into a $13.5 million term loan agreement to refinance the remaining balance on the expired warehouse line, which has since been repaid in full. Impac also has entered into reverse repurchase agreements whereby Impac pledges specific commercial mortgage-backed securities as collateral to secure short-term loans. The interest rates on the borrowings are based on the one-month LIBOR plus a margin depending on the type of collateral.


     Impac's long-term investment operations use collateralized mortgage obligation borrowings to finance commercial mortgages as a means of eliminating some of the risks associated with warehouse line and reverse repurchase agreements -- such as the potential need for deposits of additional collateral -- that are not present with collateralized mortgage obligations borrowings. Terms of the collateralized mortgage obligation borrowings require that an independent third party custodian hold the mortgages. The maturity of each class of collateralized mortgage obligation borrowing is affected directly by the rate of principal prepayments on the related collateral. Equity in the collateralized mortgage obligations is established at the time the collateralized


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mortgage obligations are issued at levels sufficient to achieve desired credit ratings on the securities from rating agencies. The amount of equity invested in collateralized mortgage obligations by Impac's long-term investment operations is also determined by Impac based upon the anticipated return on equity as compared to the estimated proceeds from additional debt issuance. Total credit loss exposure is limited to the equity invested in the collateralized mortgage obligations at any point in time.

     Conduit operations

     On March 31, 1999, Impac repurchased all of the outstanding common shares of Impac Commercial Capital making it a wholly owned subsidiary of Impac. As a result of this transaction, the Impac Commercial Capital warehouse line with Impac, which provided up to an aggregate of $900.0 million to finance Impac Commercial Capital's originations, was eliminated through the consolidation of the financial statements of Impac Commercial Capital with those of Impac.

REGULATION

     The rules and regulations applicable to the conduit operations, among other things, prohibit discrimination and establish underwriting guidelines that include provisions for inspections and appraisals, require credit reports on prospective borrowers and fix maximum loan amounts. Additionally, there are various state and local laws and regulations that affect conduit operations. Impac Commercial Capital is licensed in those states requiring such a license. Mortgage operations also may be subject to applicable state usury statutes. Impac believes it is presently in material compliance with all material rules and regulations to which it is subject.

COMPETITION

     In originating commercial mortgages and issuing commercial mortgage-backed securities, Impac competes with established mortgage conduit programs, investment banking firms, savings and loan associations, banks, thrift and loan associations, finance companies, mortgage bankers, insurance companies, other lenders and other entities purchasing mortgage assets. Commercial mortgage-backed securities issued by Impac's conduit operations and collateralized mortgage obligations issued by Impac's long-term investment operations face competition from other investment opportunities available to prospective investors. Prior to discontinuing such operations, Impac faced competition in its conduit operations from other financial institutions, including but not limited to banks and investment banks. Many of the institutions with which Impac competes have significantly greater financial resources than Impac.

     Other multifamily residences, self-storage facilities, retail shopping facilities, office buildings and combination warehouse/industrial facilities located in the areas of the mortgaged properties securing Impac's commercial mortgages compete with the corresponding types of properties in Impac's mortgage portfolio to attract residents, retail correspondents, tenants and customers. The leasing of real estate is highly competitive. The principal means of competition are price, location and the nature and condition of the facility to be leased. A borrower under a commercial mortgage competes with all lessors and developers of comparable types of real estate in the area in which the mortgaged property is located. Such lessors or developers could have lower rentals, lower operating costs, more favorable locations or better facilities. While a borrower under a commercial mortgage may renovate, refurbish or expand the mortgaged property to maintain it and remain competitive, such renovation, refurbishment or expansion may itself entail significant risk. Increased competition could adversely affect income from the market value of the mortgaged properties. In addition, the business conducted at each mortgaged property may face competition from other industries and industry segments.

     In acquiring residential loans and residential mortgage-backed securities, Impac will compete with other REITs, investment banking firms, savings and loan associations, banks, mortgage bankers, insurance companies, mutual funds, and other entities purchasing mortgage assets, most of which have greater financial resources than Impac. The existence of these competitors may increase competition for the available supply of residential mortgage assets suitable for purchase by Impac. Increased competition for the acquisition of

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eligible residential mortgage assets or a diminution in the supply could result in higher prices and, thus, lower yields on Impac's residential mortgage assets.


     There are an estimated 25 to 40 significant competitive structured finance lenders competing with Impac. Impac expects to be competitive as a finance company due to its ability and willingness to customize financing structures. Impac suffers at times due to its relatively small capitalization and lack of low-cost capital.


EMPLOYEES

     Impac currently has only one employee, with the balance of its operations being performed by employees of FIC Management. Impac is not a party to any collective bargaining agreement.

PROPERTIES


     Impac owned a commercial office building located in Newport Beach, California. The commercial office building has approximately 74,000 square feet of rentable office space. Impac currently leases office space in the building to Impac Funding. The commercial office building was sold on October 22, 1999.


     As of August 1999, Impac Commercial Capital has a lease obligation for approximately 3,600 square feet in Sherman Oaks, California under a premises operating lease that is scheduled to expire in May 2001.

LEGAL PROCEEDINGS


     On July 28, 1998, Bresta Futura V B.V. filed suit against Impac for breach of lease. Bresta Futura is seeking rent and damages against Impac in excess of $1 million, contending that Impac breached a 60-month term lease agreement to rent commercial office space. Impac answered the complaint on September 14, 1999, generally denying the allegations of the complaint and asserting specific affirmative defenses. Discovery has recently commenced, and there is no scheduled trial date. Impac intends to vigorously defend this litigation.



EXECUTIVE COMPENSATION



     General



     As an externally managed real estate investment trust, Impac does not directly provide cash compensation to its executive officers for their services. Rather, all such compensation is paid by Impac's external manager. In May 1999, in exchange for cash consideration in the aggregate amount of $6.0 million, FIC Management, an affiliate of Fortress, acquired all of the rights and interests of RAI Advisors, LLC, Impac's former external manager, under the existing management agreement between Impac and RAI Advisors. Accordingly, since May 1999 all cash consideration payable to Impac's executive officers has been paid by FIC Management and, prior to May 1999, all such compensation was paid by RAI Advisors. For further information regarding the assumption by FIC Management of RAI Advisors' management contract with Impac, see "-- The manager" and "-- Certain relationships and related transactions."



     In connection with FIC Management's assumption of the management agreement between Impac and RAI Advisors and the related acquisition by FIC Management of approximately $12.0 million of Impac series B preferred stock, each of Impac's executive officers resigned and a new management team consisting of Fortress designees was appointed as follows:



Wesley R. Edens         Chairman of the Board and Chief Executive Officer
Robert I. Kauffman      President
Randal A. Nardone       Chief Operating Officer and Secretary
Erik P. Nygaard         Chief Information Officer and Treasurer



     Messrs. Edens, Kauffman, Nardone and Nygaard are employed by Fortress Investment Group and do not currently receive salaries from Impac or FIC Management. Fortress Investment Group is compensated by FIC Management pursuant to Impac's existing management agreement with FIC Management for services performed by employees of Fortress Investment Group who perform services for FIC Management on behalf of Impac.



     FIC Management, at its expense, provides all personnel necessary to conduct Impac's business operations. In return, FIC Management receives various fees and cost reimbursements for advisory and other services provided to Impac under the terms of the existing management agreement. With the exception of stock-based compensation awarded under Impac's 1997 Stock Options and Awards Plan, FIC Management pays all salaries, bonuses and other compensation to Impac's executive officers.



     Directors and senior officers of FIC Management are required to devote only so much of their time to Impac's affairs as is necessary or required for the effective conduct and operation of Impac's business. Under the existing management agreement, FIC Management assumes principal responsibility for managing the affairs of Impac. Accordingly, the officers of FIC Management, in their capacities as such, do not devote substantial portions of their time to the affairs of Impac and do not receive compensation from Impac. However, in their capacities as officers or employees of FIC Management or its affiliates, these individuals devote such portion of their time to the affairs of FIC Management as is required for the performance of its duties under the existing management agreement. For more information regarding the terms of the existing management agreement, see "-- Existing Impac management agreement."



     Joseph R. Tomkinson, who is currently a director of Impac and was, until May 1999, an executive officer of Impac, is also an executive officer, director and principal stockholder of two former affiliates of Impac, Impac Mortgage and Impac Funding. In August 1997, Mr. Tomkinson modified his existing employment agreement with Impac Funding to also become an executive officer of RAI Advisors, the former manager of Impac. Under its management agreement with Impac, RAI Advisors agreed to cause each of its officers, including Mr. Tomkinson, to devote as much of his or her time to the operations of Impac as was reasonably necessary. Under the terms of the submanagement agreement among Impac Mortgage, Impac Funding and RAI Advisors, salary, other annual compensation and all other compensation paid by Impac Funding were allocated to Impac at a rate of one-third and to Impac Mortgage at a rate of two-thirds for services performed by RAI Advisors' executive officers. Impac then reimbursed RAI Advisors, which reimbursed Impac Funding, on a dollar-for-dollar basis for the actual cost of providing the services of these officers to Impac, based upon the allocable amount of compensation payable to them by Impac Funding plus a 15% service charge. See "-- Certain relationships and related transactions."



     Summary Compensation Table



     The following table sets forth the amount of compensation allocated to Impac for services performed by Mr. Tomkinson for the period from January 15, 1997 (commencement of operations) through December 31, 1997, and the year ended December 31, 1998.



                                                                                    LONG-TERM
                                                ANNUAL COMPENSATION               COMPENSATION
                                     ------------------------------------------   -------------
                                                                                     AWARDS
                                                                  OTHER ANNUAL     SECURITIES       ALL OTHER
                                                                  COMPENSATION     UNDERLYING     COMPENSATION
NAME AND PRINCIPAL POSITION   YEAR   SALARY($)(1)   BONUS($)(2)      ($)(3)       OPTIONS(#)(4)      ($)(5)
---------------------------   ----   ------------   -----------   -------------   -------------   -------------
Joseph R. Tomkinson.........  1998     101,193        13,000           6,260         10,000            480
  Chairman of the Board and
  CEO of Impac and Impac
  Commercial(6).............  1997     100,000         5,300         252,992         10,000            480


---------------

(1) Pursuant to his employment agreement with Impac Funding, Mr. Tomkinson's total base salary for 1997 and 1998 was $300,000 and $303,578, respectively.



(2) Pursuant to Dividend Equivalent Rights or DERs granted to Mr. Tomkinson during fiscal years 1997 and 1998, Mr. Tomkinson is entitled to be paid a quarterly bonus equal to the aggregate dividend declared and paid by Impac on each share of its common stock, multiplied by the number of shares of Impac common stock subject to unexercised employee stock options held by Mr. Tomkinson. Mr. Tomkinson received DERs covering an aggregate of 20,000 shares subject to options during 1997 and 1998.



(3) Consists of (a) a car allowance paid by Impac and (b) contributions paid by Impac under Impac's 401(k) plan. With respect to 1997, such amounts also include the dollar value of the difference between the price paid by Mr. Tomkinson for 76,800 shares of Impac common stock in February 1997 and the fair market value of such stock ($3.20) on the date of purchase.



(4) Consists of options granted under Impac's 1997 Stock Option and Awards Plan.



(5) Consists of payments on group term-life insurance.



(6) Mr. Tomkinson resigned as an officer of Impac effective May 5, 1999.



     Option Grants, Exercises and Year-End Values



     The following table sets forth stock options granted to Mr. Tomkinson under Impac's 1997 Stock Option and Awards Plan as of December 31, 1998.



             OPTIONS GRANTED IN FISCAL YEAR ENDED DECEMBER 31, 1998



                                                                                                   POTENTIAL REALIZABLE
                                                                                                     VALUE AT ASSUMED
                                                                                                   ANNUAL RATES OF STOCK
                                                                                                  PRICE APPRECIATION FOR
                                               INDIVIDUAL GRANTS                                      OPTION TERM(4)
                                 ----------------------------------------------                   -----------------------
                                 NUMBER OF SHARES    PERCENTAGE OF
                                    UNDERLYING          OPTIONS       EXERCISE
                                     OPTIONS          GRANTED TO        PRICE      EXPIRATION
NAME                                GRANTED(#)      EMPLOYEE(%)(2)    (S/SH)(3)       DATE          5%($)        10%($)
----                             ----------------   ---------------   ---------   -------------   ----------   ----------
Joseph R. Tomkinson............       10,000(1)           4.3%          $6.00     November 2003    $16,577      $36,631


---------------

(1) Each of these stock options vests and becomes exercisable during November 1999.



(2) During 1998, an aggregate of 233,510 options were granted to employees (not including non-employee directors).



(3) The exercise price of these options is equal to the fair market value of a share of Impac common stock on the date of grant, as determined by the administrator of the Impac 1997 Stock Option and Awards Plan.



(4) Amounts reflect assumed rates of appreciation set forth in the executive compensation disclosure rules of the SEC. The actual value, if any, Mr. Tomkinson may realize will depend on the excess of the stock price over the exercise price on the date the option is exercised. Amounts reflected in the table above do not represent Impac's estimate or projection with respect to any future appreciation in the price of Impac common stock.



     On November 24, 1998, Impac also granted to Frank Filipps, a current director of Impac, options to purchase 10,000 shares of Impac common stock at a per share exercise price of $6.00, vesting on the first anniversary of the date of grant.



  Aggregated Option Exercises in 1998 and Year-End Option Values



                                                              NUMBER OF SECURITIES
                                                                   UNDERLYING              VALUE OF UNEXERCISED
                               SHARES                         UNEXERCISED OPTIONS          IN-THE-MONEY OPTIONS
                            ACQUIRED ON       VALUE          AT FISCAL YEAR-END (#)      AT FISCAL YEAR-END ($)(1)
NAME                        EXERCISE (#)   REALIZED ($)    EXERCISABLE/UNEXERCISABLE     EXERCISABLE/UNEXERCISABLE
----                        ------------   ------------   ----------------------------   -------------------------
Joseph R. Tomkinson.......      --             --            3,333          16,667                  --


---------------

(1) Based on a per share price of $5.375, the closing price of a share of Impac common stock as quoted on the American Stock Exchange on December 31, 1998. As of December 31, 1998, none of these options was in-the-money.

     Employment Agreements



     Impac currently has no employment agreements with its executive officers.



COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION



     Impac's compensation committee during the fiscal year ended December 31, 1998 consisted of Mr. Peers, who became a member in July 1998, and Messrs. Busch and Poletti. Until July 1998, Mr. Tomkinson was also a member of the compensation committee. Other than Mr. Tomkinson, the then chief executive officer of Impac, no member of the compensation committee was, during the 1998 fiscal year, an officer or employee of Impac. See "-- Certain relationships and related transactions" for a description of transactions involving Mr. Tomkinson.



     In connection with their resignations from the Impac board of directors in May 1999, Messrs. Peers, Poletti and Busch resigned their positions as members of Impac's compensation committee. In May 1999, Wesley R. Edens, Impac's current chairman of the board and chief executive officer, Christopher Mahowald and Joseph R. Tomkinson were elected as members of Impac's compensation committee.



CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS



     Transactions with Fortress



     Messrs. Edens and Kauffman each serve as directors of Fortress Investment Corp., the sole general partner of Fortress Partners, and, together with Messrs. Nardone and Nygaard, collectively own all of the beneficial interests of Fortress Principal Investment Holdings LLC, which owns 12.8% of the common stock of Fortress Investment Corp. Fortress Partners, L.P. owns 100% of the non-voting preferred stock of FIC Management representing 95% of the economic interest. Fortress Principal Investment Holdings LLC, is a Class A Member of Fortress Principal Investment Group LLC which owns 100% of the common stock of FIC Management representing 5% of the economic interest.



     On May 5, 1999, Impac entered into a stock purchase agreement with Fortress Partners L.P. Under the terms of the stock purchase agreement, Impac issued to Fortress Partners 479,999 shares of Impac series B preferred stock for an aggregate purchase price of approximately $12.0 million. The series B preferred stock has a coupon of 8.5%, paid quarterly in arrears, and is initially convertible into 1,683,635 shares of Impac common stock, subject to adjustment under some circumstances. Pursuant to a registration rights agreement between Impac and Fortress, Fortress has the right to require Impac to register under federal and applicable state securities laws the Impac common stock issuable upon conversion of the Impac series B preferred stock.



     On May 5, 1999, FIC Management Inc., an affiliate of Fortress, entered into an agreement with RAI Advisors, the then manager of Impac, pursuant to which RAI Advisors assigned to FIC Management all of RAI Advisors' rights and interests in the existing management agreement between RAI Advisors and Impac in exchange for cash consideration in the aggregate amount of $6.0 million. Following the assignment, FIC Management became the external manager of Impac.



     In connection with the transactions described above, the submanagement agreement among RAI Advisors, Impac Mortgage Holdings, Inc., a former affiliate of Impac, and Impac Funding Corp., a former affiliate of Impac which conducted Impac Mortgage's conduit operations, was terminated and a new submanagement agreement was entered into among FIC Management, Impac Mortgage and Impac Funding. The right of first refusal agreement among RAI Advisors, Impac, Impac Commercial Capital, Impac Mortgage and Impac Funding was also terminated. In addition, James Walsh, Timothy Busch, Stephan Peers and Thomas Poletti resigned as directors of Impac and Wesley Edens, Robert Kauffman and Christopher Mahowald, all of whom are designees of Fortress, were appointed to the Impac board of directors. Joseph Tomkinson and Frank Filipps, who served on the Impac board prior to the Fortress investment, remain as Impac directors. Effective May 5, 1999, the executive officers of Impac then serving resigned as a group. Following these resignations,



          - Mr. Edens was appointed as Impac's new chairman of the board and chief executive officer,

          - Mr. Kauffman was appointed as Impac's new president,



          - Randal Nardone was appointed as Impac's new chief operating officer and secretary, and



          - Erik Nygaard was appointed as Impac's new chief information officer and treasurer.



As a result of the various transactions with Fortress described above,



          - Fortress now holds a significant equity interest in Impac, with shares of Impac preferred stock which, upon conversion, would represent approximately 16.7% of the issued and outstanding Impac common stock following such conversion;



          - the principal executive officers of Impac and a majority of the members of the Impac board, are designees of Fortress; and



          - FIC Management, an affiliate of Fortress, now controls the external management of Impac's operations, as well as its submanagement functions.



     Transactions with FIC Management



     Messrs. Edens and Kauffman each serve as a director of Fortress Investment Corp., the sole general partner of Fortress Partners and, together with Messrs. Nardone and Nygaard, collectively own all of the beneficial interests of Fortress Principal Investment Holdings LLC which owns 12.8% of the common stock of Fortress Investment Corp. Fortress Partners, L.P. owns 95% of the non-voting preferred stock of FIC Management. Fortress Principal Investment Holdings LLC is a Class A Member of Fortress Principal Investment Group LLC which owns 5% of the common stock of FIC Management.



     In May 1999, FIC Management entered into an amended and restated management agreement with Impac pursuant to which FIC Management replaced RAI Advisors as the manager of Impac. FIC Management is currently responsible for:



          - asset-liability management -- primarily the analysis and oversight of the purchasing, financing and disposition of Impac's assets,



          - capital management -- primarily the oversight of Impac's capital raising, and



          - investor relations activities and operations management -- primarily the oversight of Impac's operating subsidiaries.



In consideration for its services as manager, FIC Management is entitled to receive, for each fiscal quarter, an amount equal to 25% of Impac's net income, before deduction of this management fee, in excess of the amount that would produce an annualized return on equity equal to the daily average Ten Year U.S. Treasury Rate plus 2%. The 25% Payment to FIC Management is calculated quarterly in arrears before any income distributions were made to stockholders for the corresponding period.



     In connection with the assumption by FIC Management of RAI Advisors' responsibilities as manager of Impac, the submanagement agreement among RAI Advisors and Impac's former affiliates, Impac Mortgage and Impac Funding, was terminated and a new submanagement agreement was entered into among FIC Management, Impac Mortgage and Impac Funding. Under the terms of the new submanagement agreement, Impac Funding provides administrative services to Impac as needed, including facilities and costs associated therewith, technology, human resources, management information systems, general ledger accounts, check processing and accounts payable as FIC Management deems necessary. Impac Funding is paid an annual sum of $250,000 for the services rendered. FIC Management may enter into additional contracts with other parties approved by Impac board's of directors, including Impac Mortgage or its affiliates, to provide services to Impac on behalf of FIC Management.



     Stock option and awards plan



     Impac has adopted the Impac 1997 Stock Option and Awards Plan and the directors, officers and employees of Fortress Investment Corp., Fortress Investment Group and FIC Management will be granted options or rights under the Stock Option and Awards Plan and may in the future be granted additional options or rights under the Stock Option and Awards Plan.



     Transactions with RAI Advisors



     Prior to FIC Management becoming the external manager of Impac in May 1999, Impac was managed by RAI Advisors. RAI Advisors is owned equally by each of Joseph R. Tomkinson, a current director of Impac who is expected to serve as a trust manager of the combined company following the completion of the merger, and William S. Ashmore and Richard J. Johnson, each of whom is a former officer of Impac. In May 1999, in exchange for cash consideration in the aggregate amount of $6.0 million, FIC Management acquired all of the rights and interests of RAI Advisors under the existing management agreement between Impac and RAI Advisors. Of the $6.0 million purchase price, $3.0 million was subject to an appraisal and escrow process. Under this process, independent consultants were engaged to appraise the fair market value of the agreement. If the independent consultants determined that the fair market value of the agreement was less than $6.0 million, then the $3.0 million of escrowed funds would be disbursed to Impac. If, however, this value was $6.0 million or more, then the $3.0 million of escrowed funds would be disbursed to Impac's former manager. At the closing in May 1999, Fortress paid the existing managers $3.0 million, and placed $3 million in escrow. Two subsequent appraisals valued the fair market value of the termination of the agreement at over $6 million, and the escrow fund, net of appraisal expenses, was disbursed to the former manager. In addition, the submanagement agreement among RAI Advisors and Impac's former affiliates, Impac Mortgage and Impac Funding, was terminated and a new submanagement agreement was entered into among FIC Management, Impac Mortgage and Impac Funding.



     Prior to the termination of its management agreement with Impac, RAI Advisors was entitled to receive, for each fiscal quarter, an amount equal to 25% of Impac's net income, before deduction of this management fee, in excess of the amount that would produce an annualized return on equity equal to the daily average Ten Year U.S. Treasury Rate plus 2%. The 25% Payment to RAI Advisors was calculated quarterly in arrears before any income distributions were made to stockholders for the corresponding period. For the year ended December 31, 1998, Impac paid $745,000 to RAI Advisors in connection with the 25% Payment.



     Transactions with Impac Mortgage and Impac Funding



     Prior to FIC Management becoming the external manager of Impac in May 1999, Impac was party to a number of other agreements with its then affiliates, Impac Mortgage and Impac Funding. Joseph R. Tomkinson, a current director of Impac who is expected to serve as a trust manager of the combined company following the completion of the merger, is vice chairman of the board and chief executive officer of Impac Mortgage and chairman of the board and chief executive officer of Impac Funding. Impac Mortgage owns all of the outstanding shares of non-voting preferred stock of Impac Funding, representing 99% of the economic interest in Impac Funding, and Mr. Tomkinson, together with William S. Ashmore and Richard J. Johnson, each of whom is a former officer of Impac, owns all of the outstanding shares of common stock of Impac Funding, representing 1% of the economic interest in Impac Funding. Mr. Tomkinson is also a one-third owner of RAI Advisors and, prior to March 31, 1999, was an owner of 25% of the common stock of Impac Commercial.



     Right of first refusal agreement



     In August 1997, RAI Advisors, Impac, Impac Commercial Capital, Impac Mortgage and Impac Funding entered into a ten-year right of first refusal agreement. Pursuant to this agreement, RAI Advisors agreed, among other things, that any mortgage loan or mortgage-backed security investment opportunity which was offered to it on behalf of either Impac, Impac Mortgage or any affiliated REIT would first be offered to the entity whose primary business was most closely aligned with the investment opportunity. In addition, both Impac Mortgage and Impac Funding, on the one hand, and Impac and Impac Commercial Capital, on the other, agreed that any investment opportunity offered to either of them which fell outside the scope of its initial primary business should be offered to the principal party. In May 1999, in connection with the purchase by Fortress of approximately $12.0 million of series B preferred stock from Impac, Impac, Impac Commer-cial, Impac Mortgage and RAI Advisors entered into a Termination of Right of First Refusal Agreement, thereby terminating the Right of First Refusal Agreement.



     Revolving credit agreement



     In August 1997, Impac entered into a revolving credit arrangement with Impac Mortgage whereby Impac agreed to advance to Impac Mortgage up to a maximum amount of $15.0 million. Advances under the revolving credit arrangement were at an interest rate and maturity to be determined at the time of each advance -- typically, prime plus 1% -- with interest and principal paid monthly. During 1998, the largest aggregate amount outstanding under the credit arrangement was $13.2 million at an interest rate of 9.5%. As of December 31, 1998, there were no amounts outstanding under the credit arrangement. The credit arrangement was terminated in January 1999.



     Warehouse line agreement



     Prior to April 1999, Impac Commercial Capital had an uncommitted warehouse line agreement with Impac Mortgage to provide financing as needed. The margins on the warehouse line agreement were at 8% of the fair market value of the collateral provided. The interest rates on the borrowings were at Bank of America's prime rate (7.75% at March 31, 1999). The largest aggregate amount outstanding during 1998 was $25.3 million. As of March 31, 1999, outstanding amounts on the warehouse line agreement were $4.1 million. The warehouse line agreement was terminated in April 1999.



     Purchase of commercial office building



     On October 27, 1998, Impac purchased from Impac Mortgage its remaining 50% ownership interest in a commercial office building located on Dove Street in Newport Beach, California for $6.0 million. After the purchase of the 50% ownership interest from Impac Mortgage, Impac has a 100% ownership interest in the Dove Street property. This building was sold on October 22, 1999.



     Dove Street lease agreement



     In June 1998, Impac Mortgage and Impac Funding entered into a premises operating lease with IMH/ ICH Dove Street, LLC to rent approximately 74,000 square feet of office space located at the Dove Street property. The lease was transferred to Impac when Impac Mortgage sold to Impac its interest in the Dove Street property. The lease agreement is for a term of 10 years expiring in May 2008 with monthly lease payments of approximately $145,000 per month. For the year ended December 31, 1998, Impac Mortgage and Impac Funding paid an aggregate of approximately $888,000 under the lease. In May 1999, in connection with the purchase by Fortress of approximately $12.0 million of series B preferred stock from Impac, Impac, Impac Mortgage and Impac Funding entered into a First Amendment to Standard Office Lease -- Gross, whereby Impac agreed to effect improvements of the Dove Street property, and also granted Impac Mortgage a right of first offer to rent additional space in the event Impac constructs additional office space adjacent to the Dove Street property.



     Repurchase of capital stock



     On October 21, 1998, Impac repurchased from Impac Mortgage 937,084 shares of Impac common stock and 456,916 shares of class A common stock at a per share price of $4.375, based upon the closing price of the common stock on the American Stock Exchange on October 19, 1998, for a total repurchase of $6.1 million. The repurchase represented 100% of Impac Mortgage's ownership of Impac common stock.



     Relationships with affiliates



     With a view toward protecting the interests of Impac's stockholders, the bylaws of Impac provide that a majority of the Impac board of directors -- and at least a majority of each committee of the board of directors -- must not be affiliates of FIC Management, and that the investment policies of Impac must be reviewed annually by Impac's unaffiliated directors. These policies and any restrictions thereon may be established from time to time by the board of directors, including a majority of Impac's unaffiliated directors. In addition, any transaction between Impac and any affiliated person requires the affirmative vote of a majority of the unaffiliated directors. Moreover, approval, renewal or termination of the existing management agreement with FIC Management requires the affirmative vote of a majority of Impac's unaffiliated directors. The existing management agreement may be terminated by Impac upon 60 days' notice. Any such termination or failure to extend by Impac without cause will, however, result in the payment of a termination or non-renewal fee to the manager determined by an independent appraisal.



     Joseph R. Tomkinson, a current director of Impac who is expected to serve as a trust manager of the combined company following the completion of the merger, is vice chairman of the board and chief executive officer of Impac Mortgage and chairman of the board and chief executive officer of Impac Funding. Impac Mortgage owns all of the outstanding shares of non-voting preferred stock of Impac Funding, representing 99% of the economic interest in Impac Funding, and Mr. Tomkinson, together with William S. Ashmore and Richard J. Johnson, each of whom is a former officer of Impac, owns all of the outstanding shares of common stock of Impac Funding, representing 1% of the economic interest in Impac Funding. Mr. Tomkinson is also a one-third owner of RAI Advisors and, prior to March 31, 1999, was an owner of 25% of the common stock of Impac Commercial.



     Credit arrangements



     Prior to the winding down of Impac Commercial Capital's operations in August 1999, Impac Commercial Capital was a party to warehouse line agreements with Impac pursuant to which Impac provided up to an aggregate of $900.0 million to finance Impac Commercial's operations as needed. The terms of the warehouse line agreements required that the commercial mortgages be held by an independent third party custodian, which gave Impac the ability to borrow against the collateral as a percentage of the fair market value of the commercial mortgages. The borrowing rates on the warehouse line agreements were at Bank of America's prime rate (7.75% at March 31, 1999). The margins on the warehouse line agreements were up to 90% of the fair market value of the collateral provided. During 1998, the highest aggregate amount outstanding under the credit arrangements was $285.3 million. As of March 31, 1999, amounts outstanding on Impac Commercial Capital's warehouse line with Impac were $45.9 million. The warehouse line agreements between Impac and Impac Commercial Capital were terminated in connection with the winding down of Impac Commercial Capital's operations in August 1999.



     On December 31, 1997, IMH/ICH Dove Street, LLC, in which Impac owns a 50% interest, financed its acquisition of a commercial office building located in Newport Beach, California with a loan for $5.2 million from Impac Commercial Capital, of which $2.6 million represented Impac's portion. During 1998, the highest amount outstanding under the loan was $5.2 million. The terms of the loan provided for a 25-year amortization period due in 10 years at an adjustable rate of 9.0% with monthly principal and interest payments of $44,000, of which Impac paid $22,049. Impac Commercial Capital received loan fees of $71,000 upon origination of the loan in 1997. The loan was paid in full in the fourth quarter of 1998 with proceeds from the sale of commercial mortgages.



     On November 9, 1998, Impac Funding borrowed $5.0 million from Impac on a demand note secured by mortgage servicing rights of $1.1 billion at an interest rate of 10%. This rate was adjusted to 15% on December 15, 1998. The largest amount outstanding under the note during 1998 was $5.0 million. On December 22, 1998, this note was paid in full.



     During the normal course of business, Impac may advance to or borrow funds on a short-term basis from affiliated companies. Advances to affiliates are reflected on Impac's balance sheet as "Due From Affiliates" while borrowings are reflected as "Due To Affiliates." These short-term advances and borrowings bear interest at a fixed rate of 8.00% per annum. As of December 31, 1998, due from affiliates was $22.1 million and due to affiliates was $11.2 million. As of October 29, 1999, no amounts were due from affiliates or due to affiliates.



     Prior to the winding down of its operations in August 1999, during the normal course of its business, Impac Commercial Capital advanced to or borrowed funds on a short-term basis from affiliated companies. Advances to affiliates were reflected on Impac Commercial Capital's balance sheet as "Due From Affiliates" while borrowings were reflected as "Due To Affiliates." These short-term advances and borrowings bore interest at a fixed rate of 8% per annum. As of December 31, 1998 advances, due from affiliates was $5.7 million and borrowings due to affiliates was $21.1 million. As of October 29, 1999, no amounts were due from affiliates or due to affiliates.



     Repurchase of Impac Commercial Capital common stock



     On March 31, 1999, Impac repurchased all of the outstanding common shares of Impac Commercial Capital, representing a 5% economic interest in Impac Commercial Capital in exchange for cash consideration in the aggregate amount of $4. Mr. Tomkinson, as the indirect owner of 25% of the common shares of Impac Commercial Capital, received net proceeds of $1.



     Cash and cash equivalents



     As of December 31, 1998, Impac had $60,000 of cash and cash equivalents on deposit with Southern Pacific Bank (SPB), a subsidiary of Imperial Credit Industries, Inc. of which Mr. Tomkinson is a director.



     Purchase of commercial mortgages



     During 1998, Impac purchased $525.2 million of commercial mortgages from Impac Commercial at net discounts of $3.1 million.



     Sale of commercial mortgages



     During the year ended December 31, 1998, Impac sold $43.2 million of commercial mortgages to Impac Commercial Capital at no gain or loss.

                 IMPAC MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

GENERAL

     Impac was incorporated in the state of Maryland on February 3, 1997 to seek and capitalize on opportunities in the commercial mortgage market. Impac is a specialty commercial property finance company that elects to be taxed at the corporate level as a REIT for federal income tax purposes, which generally allows Impac to pass through income to stockholders without payment of federal income tax at the corporate level.

SIGNIFICANT TRANSACTIONS

     On August 4, 1999, Impac entered into the merger agreement with AMRESCO. Under the terms of the merger agreement, subject to the satisfaction or waiver of a number of conditions, upon completion of the merger, Impac will be merged into AMRESCO, with AMRESCO continuing as the surviving corporation. In the merger, Impac stockholders will receive 0.66094 of an AMRESCO common share for each share of Impac common stock they own when the merger is completed. In addition, under the merger agreement, all of the shares of Impac series B convertible preferred stock held by Fortress Partners, L.P. will be converted into:

     - 1,683,635 shares of Impac common stock, if converted prior to the completion of the merger, or

     - 1,112,782 AMRESCO common shares, if converted in the merger.

The merger will be accounted for under the purchase method of accounting. After the merger, AMRESCO will have approximately 16.7 million common shares outstanding. The parties anticipate that the merger will be completed in the fourth quarter of 1999. The transactions contemplated by the merger agreement are subject to customary conditions including approval by the shareholders of AMRESCO and the stockholders of Impac.


     New Impac management, which took over Impac's day-to-day operations in May 1999, has formulated a new business plan which management believes will result in a more profitable investment of stockholder equity. Under the new business plan, Impac has terminated certain employees as of August 1999 and has repositioned the assets in its portfolio by selling certain assets to invest in higher yielding assets. Impac currently intends to procure the services formerly provided by Impac Commercial Capital from third parties and from AMRESCO following the merger.


     On May 5, 1999, Impac entered into a number of agreements with Fortress Partners, L.P. Under these agreements:

     - Fortress acquired 479,999 shares of Impac series B preferred stock for an aggregate purchase price of approximately $12.0 million,

     - FIC Management, an affiliate of Fortress, assumed the management contract between Impac and its former manager, RAI Advisors,

     - FIC Management entered into a new submanagement contract with Impac Mortgage and Impac Funding, former affiliates of Impac, and

     - Fortress designees were appointed to positions as executive officers and directors of Impac.

As a result of the various transactions with Fortress described above,

     - Fortress now holds a significant equity interest in Impac, with shares of Impac preferred stock which, upon conversion, would represent approximately 16.7% of the issued and outstanding Impac common stock following such conversion;

     - the principal executive officers of Impac and a majority of the members of the Impac board, are designees of Fortress; and

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

     - an affiliate of Fortress, FIC Management, now controls the external management of Impac's REIT operations, as well as its submanagement functions.

     For a more detailed description of the transactions between Impac and Fortress, see "Business of Impac -- The manager."

     By the end of the first quarter of 1999, Impac was notified by the two investment banks that had previously provided Impac with up to $600.0 million of financing, of which $200.0 million was uncommitted, that these warehouse line agreements would not be renewed upon their expiration dates in February 1999 and May 1999.

     On March 31, 1999, the Impac board of directors unanimously approved the purchase of all the outstanding common shares of Impac Commercial Capital, which represented 5% of the economic interest of Impac Commercial Capital. Subsequent to the purchase date, Impac Commercial Capital became a wholly owned subsidiary of Impac and Impac Commercial Capital has been included in Impac's federal income tax returns and consolidated financial statements.

     On October 21, 1998, Impac repurchased from Impac Mortgage 937,084 shares of Impac common stock and 456,916 shares of Impac class A common stock at a per share price of $4.375, based upon the closing sales price of the Impac common stock on the American Stock Exchange on October 19, 1998, for a total repurchase of $6.1 million.

     On September 25, 1998, Impac's board of directors authorized Impac to repurchase up to $5.0 million of Impac's common stock, in open market purchases from time to time at the discretion of Impac's management; the timing and extent of the repurchases will depend on market conditions. Impac intends to effect such repurchases, if any, in compliance with the Rule 10b-18 under the Securities Exchange Act of 1934. During the six months ended June 30, 1999, Impac repurchased, in the open market, 206,800 shares of Impac common stock at a weighed average price of $5.18 per share, or an aggregate purchase price of $1.1 million. All acquired shares were canceled.

     On October 27, 1998, Impac purchased from Impac Mortgage its remaining 50% ownership interest in a commercial office building in Newport Beach, California for $6.0 million. After the purchase of the 50% ownership interest from Impac Mortgage, Impac has a 100% ownership interest in the commercial office building.

BUSINESS OPERATIONS

     Long-term investment operations

     During the six months ended June 30, 1999, the long-term investment operations conducted by Impac did not acquire any commercial mortgages from Impac Commercial Capital as compared to $325.6 million of commercial mortgages acquired from Impac Commercial Capital during the six months ended June 30, 1998. As of June 30, 1999, the long-term investment operations portfolio of mortgage loans consisted of $317.3 million of mortgage loans held as collateral for collateralized mortgage obligations, $29.8 million of commercial mortgages held-for-sale and $8.0 million of commercial mortgages held-for-investment, of which approximately 89% were fixed rate mortgages and 11% were adjustable rate mortgages. The weighted average coupon of the long-term investment operations portfolio of commercial mortgages was 8.06% at June 30, 1999. In addition, the long-term investment operations had investment securities available-for-sale of $16.5 million and residual interest in securitizations of $8.8 million at June 30, 1999.

     During the year ended December 31, 1998, the long-term investment operations acquired $522.1 million of commercial mortgages as compared to $41.2 million of commercial mortgages acquired during the period from January 15, 1997, the date of commencement of Impac's operations, through December 31, 1997. Commercial mortgages purchased from Impac Commercial Capital during 1998 consisted of $499.1 million of fixed rate mortgages and $23.0 million of adjustable rate mortgages secured by first liens on commercial property. During 1998, commercial mortgages purchased from Impac Commercial Capital's three operating divisions, which are described below, consisted of $325.3 million of Conduit Express loans, $184.1 million of

Commercial Express loans and $12.7 million of CondoSelect loans. As of December 31, 1998, the long-term investment operations' portfolio of commercial mortgages consisted of $24.6 million of commercial mortgages held-for-investment and $326.6 million of mortgage loans held as collateral for collateralized mortgage obligations, of which approximately 85% were fixed rate mortgages and 15% were adjustable rate mortgages. The weighted average coupon of the long-term investment operations' portfolio of commercial mortgages was 8.13% at December 31, 1998. During 1998, the long-term investment operations sold $172.3 million of commercial mortgages to third party investors and $43.2 million of commercial mortgages to Impac Commercial Capital as compared to none during the commencement period in 1997. In addition, the long-term investment operations had outstanding finance receivables of $41.0 million, investment securities available-for sale of $17.2 million and residual interest in securitization held-for-trading of $8.8 million at December 31, 1998.

     Conduit operations

     Until August 1999, Impac's conduit operations, which were conducted by Impac Commercial Capital, supported the long-term investment operations of Impac by supplying Impac with commercial mortgages for its long-term investment portfolio. Acting as the mortgage conduit for Impac, Impac Commercial Capital operated three divisions: the ConduitExpress Division, the CommercialExpress Division and the CondoSelect Division. The ConduitExpress Division originated no loans during the first six months of 1999 as compared to $181.9 million during 1998. The CommercialExpress Division originated $5.6 million in loans during the first six months of 1999 as compared to $106.3 million during 1998. The CondoSelect Division originated no loans during the first six months ended June 30, 1999 as compared to $12.7 million during the first six months of 1998. The decrease in originations in the ConduitExpress and CommercialExpress Divisions was primarily the result of the global liquidity crisis that occurred during the latter part of 1998 and Impac Commercial Capital's lack of a viable profitable exit strategy for its commercial mortgage loans. Without sufficient liquidity to accumulate enough commercial mortgage loans to effectuate a securitization, Impac Commercial Capital was forced to sell all its commercial mortgage loan originations on a whole loan service released basis. The sale of commercial mortgage loans on a whole loan basis is an inefficient method of selling loans in light of the liquidity crisis and without consistent industry underwriting guidelines. In order to sell loans on a more profitable basis, Impac Commercial Capital was forced to increase pricing spreads over a decreasing US 10-year Treasury rate. The result was a decrease in overall production throughout the fourth quarter of 1998 and during the first six months of 1999. In addition, Impac Commercial Capital was notified by its warehouse lenders that its warehouse lines would not be renewed upon expiration. In March of 1999, due to the decrease in loan production, Impac Commercial Capital reduced its operations to a core group of key officers and employees. As of June 30, 1999, Impac Commercial Capital employed 15 as compared to 80 as of June 30, 1998. Impac Commercial Capital's servicing portfolio decreased by 91% to $40.3 million as of June 30, 1999 as compared to $452.8 million as of June 30, 1998. As of June 30, 1999, there was one delinquent commercial mortgage for $136,000 that was 60 days past due in Impac Commercial Capital's servicing portfolio.

     Impac Commercial Capital originated $425.1 million of commercial mortgages during 1998 as compared to $233.5 million of commercial mortgages originated during the commencement period. The Conduit Express Division originated $239.7 million of ConduitExpress loans during the year ended December 31, 1998 as compared to $159.2 million during the commencement period. The CommercialExpress Division originated $172.7 million of CommercialExpress loans during 1998 as compared to $50.7 million during the commencement period. The CondoSelect Division originated $12.7 million of CondoSelect loans during 1998 as compared to $23.6 million during the commencement period. During the year ended December 31, 1998 and the commencement period, Impac Commercial Capital sold $525.2 million and $23.7 million, respectively, of commercial mortgages to Impac and none and $73.4 million, respectively, to third parties. Impac Commercial Capital's servicing portfolio increased 124% to $379.0 million as of December 31, 1998 as compared to $169.2 million as of December 31, 1997. The loan delinquency rate of commercial mortgages in Impac Commercial Capital's servicing portfolio was 1.13% at December 31, 1998 as compared to none at December 31, 1997.

     In August 1999, all but one of the remaining employees of Impac Commercial Capital were terminated.

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

RESULTS OF OPERATIONS OF IMPAC

     Six months ended June 30, 1999 as compared to six months ended June 30,
1998

     Net earnings. Impac recorded net earnings available to common stockholders of $479,000, or $0.06 basic and diluted earnings per common share, for the six months ended June 30, 1999 as compared to net earnings of $4.8 million, or $0.60 basic and diluted earnings per common share, for the six months ended June 30, 1998. The decrease in net earnings for the six months ended June 30, 1999 was primarily the result of decrease in net interest income and an increase in non-interest expense.

     Net interest income. Net interest income decreased 25% to $5.0 million during the six months ended June 30, 1999 as compared to $6.7 million during the six months ended June 30, 1998. The decrease in net interest income was primarily the result of higher borrowing costs associated with the issuance of Impac's first commercial mortgage backed collateralized mortgage obligations. While the collateralized mortgage obligation borrowing costs were higher than traditional warehouse borrowings, they are deemed to be permanent financing for the investment in these loans. The net interest spread on commercial mortgage assets decreased to 0.92% during the six months ended June 30, 1999 as compared to 2.48% for the six months ended June 30, 1998. The decrease in net interest spread on commercial mortgage assets was primarily due to a decrease in collateralized mortgage obligations collateral yields as compared to finance receivables and increased borrowing costs associated with the issuance of fixed-rate collateralized mortgage obligations borrowings as compared to variable-rate short-term warehouse borrowings.

     The following table summarizes average balance, interest and weighted-average yield on commercial mortgage assets and borrowings for the six months ended June 30, 1999 and 1998 and includes interest income on commercial mortgage assets and interest expense related to borrowings on commercial mortgage assets only (dollars in thousands):

                                      FOR THE SIX MONTHS                  FOR THE SIX MONTHS
                                     ENDED JUNE 30, 1999                 ENDED JUNE 30, 1998
                               --------------------------------    --------------------------------
                                                       WEIGHTED                            WEIGHTED
                               AVERAGE                   AVG       AVERAGE                   AVG
                               BALANCE     INTEREST     YIELD      BALANCE     INTEREST    BALANCE
                               --------    --------    --------    --------    --------    --------
COMMERCIAL MORTGAGE ASSETS:
Investment and residual
  securities.................  $ 25,480    $ 1,892        14.85%   $ 29,083    $ 2,171        14.93%
Loan receivables:
  commercial mortgages held-
     for-investment..........    13,950        617         8.85     112,608      4,763         8.46
  commercial mortgages held-
     for-sale................    39,623      1,565         7.90          --         --           --
  Collateralized mortgage
     obligations
     collateral..............   323,042     12,527         7.76       4,251        227        10.68
  Finance receivables........        --         --           --     134,849      5,688         8.44
                               --------    -------                 --------    -------
          Total loan
            receivables......   376,615     14,709         7.81     251,708     10,678         8.48
                               --------    -------                 --------    -------
          Total commercial
            mortgage
            assets...........  $402,095    $16,601         8.26%   $280,791    $12,849         9.15
                               --------    -------                 --------    -------
BORROWINGS:
Warehouse line agreements....  $ 32,591    $ 1,015         6.23%   $202,229    $ 6,775         6.70%
Collateralized mortgage
  obligations borrowings.....   281,687     10,540         7.48       4,154        135         6.50
Reverse repurchase
  agreements.................     4,663        144         6.18       8,490        260         6.13
                               --------    -------                 --------    -------
          Total borrowings...  $318,941    $11,699         7.34    $214,874    $ 7,170         6.67
                               --------    -------                 --------    -------
  Net interest spread........                              0.92%                               2.48%
  Net interest margin........                              2.44%                               4.05%

     Interest income on commercial mortgage assets. Interest income on commercial mortgages held-for-investment decreased to $617,000 during the six months ended June 30, 1999 as compared to $4.8 million during the six months ended June 30, 1998 as average commercial mortgages held-for-investment decreased to $14.0 million as compared to $112.6 million, respectively. The decrease in average commercial mortgages held-for-investment was the result of Impac's long-term investment operations issuing its first collateralized mortgage obligation securitization of commercial mortgage loans in August 1998. The weighted-average yield on commercial mortgages held-for-investment increased to 8.85% during the six months ended June 30, 1999 as compared to 8.46% during the same period of 1998. The increase in the weighted-average yield during the six months ended June 30, 1999 was due to the acquisition of higher yielding ConduitExpress loans.

     Interest income on finance receivables was eliminated during the six months ended June 30, 1999 as a result of the consolidation of Impac Commercial Capital's financial statements with those of Impac and the elimination of the warehouse agreement between Impac Commercial Capital and Impac in the consolidated financial statements. For the six months ended June 30, 1999, Impac Commercial Capital's mortgage loans held-for-sale appear as a single line item on the consolidated financial statements of Impac. In previous periods' presentation, mortgage loans held-for-sale appear as finance receivables on Impac's balance sheet. For comparative purposes, the average loans held-for-sale decreased to $39.6 million during the six months ended June 30, 1999 as compared to $134.8 million of finance receivables during the six months ended June 30, 1998. The decrease in outstanding balances was attributable to the decrease in commercial mortgage originations during the six months ended June 30, 1999 as compared to the same period in 1998.

     Interest income on collateralized mortgage obligation collateral increased to $12.5 million during the six months ended June 30, 1999 as compared to $227,000 during the six months ended June 30, 1998 as average collateralized mortgage obligation collateral increased to $323.0 million as compared to $4.3 million, respectively. Average collateralized mortgage obligation collateral increased as the long-term investment operations issued collateralized mortgage obligation totaling $291.0 million, which were collateralized by $320.9 million in commercial mortgages, between June 30, 1998 and June 30, 1999. The weighted-average yield on collateralized mortgage obligation collateral was 7.76% during the six months ended June 30, 1999 as compared to 10.68% during the same period in 1998.

     Interest income on investment securities available-for-sale decreased to $1.9 million during the six months ended June 30, 1999 as compared to $2.2 million during the six months ended June 30, 1998 as average investment securities available-for-sale, exclusive of securities valuation allowance, decreased to $25.5 million as compared to $29.1 million, respectively. The weighted-average yield on investment securities available-for-sale decreased to 14.85% during the six months ended June 30, 1999 as compared to 14.93% during the six months ended June 30, 1998.

     Interest expense on borrowings. Interest expense on warehouse lines used to fund finance receivables or mortgage loans held-for-sale decreased to $1.0 million during the six months ended June 30, 1999 as compared to $6.8 million during the six months ended June 30, 1998. The average balance of warehouse lines decreased to $32.6 million during the six months ended June 30, 1999 as compared to $202.2 million during the six months ended June 30, 1998. The decrease in warehouse line borrowings was a direct result of the decreased originations at Impac Commercial Capital. The weighted-average yield of warehouse lines decreased to 6.23% during the six months ended June 30, 1999 as compared to 6.70% during the six months ended June 30, 1998.

     Interest expense on collateralized mortgage obligation borrowings increased to $10.5 million during the six months ended June 30, 1999 as compared to $135,000 during the six months ended June 30, 1998 as average borrowings on collateralized mortgage obligation collateral increased to $281.7 million as compared to $4.2 million, respectively. Average collateralized mortgage obligation borrowings increased as the long-term investment operations issued collateralized mortgage obligation totaling $291.0 million during the period between June 30, 1998 and June 30, 1999. The weighted-average yield of collateralized mortgage obligation borrowings was 7.48% during the six months ended June 30, 1999 as compared to 6.50% during the same period in 1998.

     Impac also uses commercial mortgage-backed securities as collateral to borrow under reverse repurchase agreements to fund the purchase of commercial mortgage-backed securities and to act as an additional source of liquidity for Impac's operations. Interest expense on these reverse repurchase agreements decreased to $144,000 during the six months ended June 30, 1999 as compared to $260,000 during the six months ended June 30, 1998. The average balance on these reverse repurchase agreements decreased to $4.7 million during the six months ended June 30, 1999 as compared to $8.5 million during the six months ended June 30, 1998. The weighted-average yield of these reverse repurchase agreements was 6.18% during the six months ended June 30, 1999 as compared to 6.13% during the six months ended June 30, 1998.

     Total non-interest expense increased to $4.6 million for the six months ended June 30, 1999 as compared to $1.3 million for the same period in the previous year. Non-interest expense increased primarily as a result of the consolidation of Impac Commercial Capital's operating expenses with those of Impac for the three months ended June 30, 1999 as compared to the same period in 1998 when Impac Commercial Capital's operations were accounted for under the equity method and appear in the equity in net loss of Impac Commercial Capital.

     Management advisory fees decreased to none during the six months ended June 30, 1999 as compared to $379,000 for the same period of 1998. Management advisory fees are paid only when Impac has excess taxable income over a certain benchmark, which was not achieved during the six months ended June 30, 1999.

     Credit exposures

     Impac did not record a provision for loan loss during the six months ended June 30, 1999 as compared to $118,000 recorded during the six months ended June 30, 1998. In addition, Impac recorded a provision for repurchases of $47,000 during the six months ended June 30, 1999 as compared to none during the same period in 1998.

     Year ended December 31, 1998 as compared to the period from January 15, 1997 (commencement of operations) through December 31, 1997

     Net earnings. Impac recorded a net loss of $(11.0) million, or $(1.26) basic and diluted loss per common share, during the year ended December 31, 1998 as compared to net earnings of $2.8 million, or $0.61 basic and diluted earnings per common share, for the commencement period. Impac's net loss for 1998 was primarily the result of an increase of $18.0 million in loss on sale of commercial mortgages held-for-sale by Impac Commercial Capital, a non-cash charge of $1.7 million on the write-down of the residual interest in securitization held-for-trading and an increase of $982,000 in provision for loan losses. These increases to 1998 net loss were partially offset by an increase of 180% in net interest income to $14.3 million during 1998 as compared to $5.1 million during the commencement period.

     The loss on sale of commercial mortgages held-for-sale by Impac's conduit operations during 1998 was $14.3 million as compared to a gain on sale of commercial mortgages held-for-sale of $3.7 million during the commencement period. The loss on sale of commercial mortgages held-for-sale resulted in a deficit in equity in net loss of Impac Commercial Capital of $(19.2) million for 1998 as compared to equity in net earnings of Impac Commercial Capital of $1.7 million during the commencement period. The loss on sale of commercial mortgages held-for-sale was the result of the sale of commercial mortgages during the fourth quarter of 1998 in order to generate liquidity and help to protect Impac against any future margin calls on borrowings under warehouse line and reverse repurchase facilities. Impac's lenders required margin calls on Impac's warehouse line and reverse repurchase facilities due to turmoil in the commercial mortgage market-backed securitization during the third and fourth quarters of 1998. Therefore, in order to meet those margin calls and provide Impac additional liquidity, Impac completed the sale of $172.3 million of commercial mortgages during the fourth quarter of 1998, which increased Impac's liquidity by $25.6 million, at the time of sale, after paying down borrowings on warehouse lines and reverse repurchase facilities. With net proceeds from the sale of commercial mortgages, Impac was able to use these funds to pay its third quarter dividend, which had been suspended, repurchase shares of its capital stock at a price significantly below book value, purchase the remaining 50% ownership interest in its commercial office building from Impac Mortgage and have additional liquidity for general working capital needs.

     Net interest income. Net interest income increased 180% to $14.3 million during 1998 as compared to $5.1 million during the commencement period. Interest income is primarily interest on commercial mortgage assets and includes interest income on cash and cash equivalents and amounts due from affiliates. Interest expense is primarily borrowings on commercial mortgage assets and includes interest expense on due to affiliates. commercial mortgage assets include investment securities available-for-sale, residual interest in securitization held-for-trading, commercial mortgages held-for-investment, Collateralized mortgage obligations collateral and finance receivables. The increase in net interest income during 1998 as compared to the commencement period was primarily the result of higher average commercial mortgage assets, which increased to $385.3 million during 1998 as compared to $63.0 million during the commencement period. The net interest spread on commercial mortgage assets decreased to 1.77% during 1998 as compared to 3.15% during the commencement period. The decrease in net interest spread on commercial mortgage assets during 1998 as compared to the commencement period was primarily due to an increase in lower yielding finance receivables outstanding with Impac Commercial Capital and a decrease in the ten-year treasury yield, which Impac uses as an index to determine initial interest rates on its commercial mortgages.

     The following table summarizes average balance, interest and weighted-average yield on commercial mortgage assets and borrowings for the year ended December 31, 1998 and the commencement period and includes interest income on commercial mortgage assets and interest expense related to borrowings on commercial mortgage assets only (dollars in thousands):

                                            FOR THE YEAR ENDED
                                            DECEMBER 31, 1998                       FOR THE COMMENCEMENT PERIOD
                                ------------------------------------------   -----------------------------------------
                                                      WEIGHTED                                    WEIGHTED
                                AVERAGE                 AVG        % OF      AVERAGE                AVG        % OF
                                BALANCE    INTEREST    YIELD     PORTFOLIO   BALANCE   INTEREST    YIELD     PORTFOLIO
                                --------   --------   --------   ---------   -------   --------   --------   ---------
COMMERCIAL MORTGAGE ASSETS:
  Investment and residual
    securities................  $ 28,349   $ 4,357     15.37%       7.36%    $12,786    $2,234     17.47%      20.29%
Loan receivables:
  Commercial mortgages
    held-for-investment.......   127,015    10,452      8.23       32.97      22,030     2,066      9.38       34.97
  Collateralized mortgage
    obligations collateral....   122,122     9,061      7.42       31.70         233        48     20.60        0.37
Finance receivables...........   107,777     9,063      8.41       27.97      27,956     2,372      8.48       44.37
                                --------   -------     -----      ------     -------    ------     -----      ------
         Total loan
           receivables........   356,914    28,576      8.01       92.64      50,219     4,486      8.93       79.71
         Total commercial
           mortgage assets....  $385,263   $32,933      8.55%     100.00%    $63,005    $6,720     10.67%     100.00%
                                ========   =======     =====      ======     =======    ======     =====      ======
BORROWINGS:
Warehouse line agreements.....  $193,370   $12,947      6.70%      63.44%    $25,463    $1,847      7.25%      85.06%
CMO borrowings................   103,180     7,203      6.98       33.85         228        15      6.58        0.76
Reverse repurchase
  agreements..................     8,270       514      6.22        2.71       1,938       115      5.93        6.47
Borrowings on residual
  interest in
  securitization..............        --        --        --          --       2,307       275     11.92        7.71
         Total borrowings.....  $304,820   $20,664      6.78%     100.00%    $29,936    $2,252      7.52%     100.00%
                                ========   =======     =====      ======     =======    ======     =====      ======
         Net interest
           spread.............                          1.77%                                       3.15%
         Net interest
           margin.............                          3.18%                                       7.09%

     Interest income on commercial mortgage assets. Interest income on commercial mortgages held-for-investment increased to $10.5 million during 1998 as compared to $2.1 million during the commencement period as average commercial mortgages held-for-investment increased to $127.0 million as compared to $22.0 million, respectively. The increase in average commercial mortgages held-for-investment was the result of the long-term investment operations acquiring $522.1 million of commercial mortgages during 1998 as compared to $41.2 million during the commencement period. The weighted-average yield on commercial mortgages held-for-investment decreased to 8.23% during 1998 as compared to 9.38% during the commencement period. The decrease in the weighted-average yield during 1998 was due to the acquisition of lower yielding ConduitExpress loans as compared to the commencement period and the decrease in the ten-year treasury yield, which Impac uses as an index to determine initial interest rates on its commercial mortgages.

     Interest income on finance receivables increased to $9.1 million during 1998 as compared to $2.4 million during the commencement period as average finance receivables increased to $107.8 million as compared to $28.0 million, respectively. The increase was primarily the result of an increase in Impac Commercial Capital's loan originations, which are financed by the long-term investment operations until Impac Commercial Capital sells the loans to third party investors or to Impac. Impac Commercial Capital originated $425.1 million of commercial mortgages during 1998 as compared to $233.5 million of commercial mortgages originated during the commencement period. The weighted-average yield on finance receivables decreased to 8.41% during 1998 as compared to 8.48% during the commencement period as the prime rate decreased during 1998. The prime rate is used as the index to determine the interest rate on finance receivables.

     Interest income on collateralized mortgage obligation collateral increased to $9.1 million during 1998 as compared to $48,000 during the commencement period as average collateralized mortgage obligation collateral increased to $122.1 million as compared to $233,000, respectively. Average collateralized mortgage obligation collateral increased as the long-term investment operations issued collateralized mortgage obligation totaling $301.8 million, which were collateralized by $325.0 million in commercial mortgages, in August 1998. The weighted-average yield on collateralized mortgage obligation collateral was 7.42% during 1998.

     Interest income on investment securities available-for-sale increased to $4.4 million during 1998 as compared to $2.2 during the commencement period as average investment securities available-for-sale, net of securities valuation allowance, increased to $28.3 million as compared to $12.8 million, respectively. The weighted-average yield on investment securities available-for-sale decreased to 15.37% during 1998 as compared to 17.47% during the commencement period.

     Interest expense on borrowings. Interest expense on warehouse line agreements used to fund finance receivables to Impac Commercial Capital and commercial mortgages held-for-investment increased to $12.9 million during 1998 as compared to $1.8 million during the commencement period as the average balance of warehouse line agreements increased to $193.4 million and $25.5 million, respectively. The increase was a result of an increase in finance receivables made to Impac Commercial Capital to fund the acquisition of commercial mortgages and to also fund the long-term investment operations commercial mortgages held-for-investment, which were acquired from Impac Commercial Capital. The weighted-average yield of warehouse line agreements decreased to 6.70% during 1998 as compared to 7.25% during the commencement period.

     Interest expense on collateralized mortgage obligation borrowings increased to $7.2 million during 1998 as compared to $15,000 during the commencement period as average borrowings on collateralized mortgage obligation collateral increased to $103.2 million as compared to $228,000, respectively. Average collateralized mortgage obligation borrowings increased as Impac's long-term investment operations issued collateralized mortgage obligations totaling $301.8 million during 1998. The weighted-average yield of collateralized mortgage obligation borrowings was 6.98% during 1998.

     Interest expense on borrowings on residual interest in securitization, held-for-trading decreased to none during 1998 as compared to $275,000 during the commencement period as the borrowings against the residual interest were repaid with proceeds received from Impac's initial public offering on August 5, 1997. The weighted-average yield of borrowings on residual interest in securitization, held-for-trading was 11.92% during the commencement period.

     Impac also uses commercial mortgage-backed securities as collateral to borrow under reverse repurchase agreements to fund the purchase of commercial mortgage-backed securities and to act as an additional source of liquidity for Impac's operations. Interest expense on these reverse repurchase agreements increased to $514,000 during 1998 as compared to $115,000 during the commencement period as the average balance on these reverse repurchase agreements increased to $8.3 million as compared to $1.9 million, respectively. The

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weighted-average yield of these reverse repurchase agreements was 6.22% during
1998 as compared to 5.93% during the commencement period.

     Equity in net earnings (loss) of Impac Commercial Capital
Corporation. Equity in net loss of Impac Commercial Capital for 1998 was $(19.2) million as compared to equity in net earnings of Impac Commercial Capital of $1.7 million for the commencement period. The decrease in equity in net earnings (loss) of Impac Commercial Capital for 1998 was primarily the result of the aforementioned $14.3 million loss on sale of commercial mortgages during 1998 as compared to a gain on sale of commercial mortgages of $3.7 million during the commencement period. For more information on the results of operations of Impac Commercial Capital refer to "-- Results of Operations of Impac Commercial Capital Corporation." For periods prior to March 31, 1999, Impac recorded 95% of the earnings or losses from Impac Commercial Capital as Impac owned 100% of Impac Commercial Capital's preferred stock of Impac Commercial Capital, which represented 95% of the economic interest in, Impac Commercial Capital. On March 31, 1999, Impac acquired all of the outstanding shares of Impac Commercial Capital common stock and Impac Commercial Capital became a wholly owned subsidiary of Impac.

     Expenses

     General and administrative and other expense. General and administrative and other expense increased to $1.2 million during 1998 as compared to $156,000 during the commencement period. The increase in general and administrative expense was primarily related to operational expenses Impac incurred subsequent to August of 1997 as a result of becoming a public company. Additionally, property expense on a commercial office building which Impac owns, increased to $779,000 during 1998 as compared to $109,000 during the commencement period.

     Advisory fees. Advisory fees are computed quarterly on tax basis earnings, which are calculated by adjusting Impac's book basis earnings by various differences between book basis earnings and tax basis earnings. Differences between book basis earnings and tax basis earnings are estimates that are derived from management's best knowledge. Although Impac recorded a net loss during 1998, Impac recorded advisory fees based on tax basis earnings, which were approximately $11.7 million. Therefore, Impac recorded an expense of $745,000 during 1998 as compared to none during the commencement period.

     Credit exposures. Impac recorded provision for loan losses of $1.5 million during 1998 as compared to $564,000 during the commencement period. Correspondingly, the allowance for loan losses increased to $2.1 million at December 31, 1998 as compared to $564,000 at December 31, 1997. At December 31, 1998 and 1997, Impac's allowance for loan losses expressed as a percentage of commercial mortgages held-for-investment, collateralized mortgage obligation collateral and finance receivables (collectively "Gross Loan Receivables") was 0.54% and 0.35%, respectively. The allowance for loan losses is determined primarily on management's judgment of net loss potential including specific allowances for any known impaired loans, changes in the nature and volume of the portfolio, value of the collateral and current economic conditions that may affect the borrowers' ability to pay.

     Delinquencies. The following table sets forth delinquency statistics for Impac's long-term investment operations' portfolio of commercial mortgages held-for-investment and collateralized mortgage obligation collateral for the periods shown:

                                                        AT DECEMBER 31, 1998     AT DECEMBER 31, 1997
                                                        ---------------------    ---------------------
                                                        NUMBER        % OF       NUMBER        % OF
                                                          OF       SERVICING       OF       SERVICING
                                                         LOANS     PORTFOLIO      LOANS     PORTFOLIO
                                                        -------    ----------    -------    ----------
Loans delinquent for:
  90 days.............................................       5        1.21           --         0.0
                                                         -----        ----        -----        ----
  Total delinquencies, foreclosures and
     bankruptcies.....................................       5        1.21%          --         0.0%
                                                         =====        ====        =====        ====

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RESULTS OF OPERATIONS OF IMPAC COMMERCIAL CAPITAL CORPORATION

    Year ended December 31, 1998 as compared to the period from January 15, 1997 (commencement of operations) through December 31, 1997

     Net earnings. Impac Commercial Capital recorded a net loss of $(20.2) million during the year ended December 31, 1998 as compared to net earnings of $1.4 million for the commencement period. Impac's net loss for 1998 was primarily the result of an increase of $18.0 million in loss on sale of commercial mortgages held-for-sale, an increase of $1.0 million in net interest loss and an increase of $4.3 million in other operating expense.

     Net interest income (expense). Impac Commercial Capital's net interest expense increased by $1.0 million to $(1.0) million during 1998 as compared to $57,000 during the commencement period as the deterioration of the commercial mortgage-backed securitization market forced Impac Commercial Capital to hold commercial mortgages in its portfolio during 1998. Commercial mortgages held-for-sale earned lower yields than interest rates paid on borrowings used to finance the commercial mortgages. The average yield earned on commercial mortgages held-for-sale was 7.88% during 1998 as compared to financing costs of 8.40%. During the fourth quarter of 1998, Impac began concentrating its efforts on the origination of higher yielding CommercialExpress loans and de-emphasizing the origination of lower yielding ConduitExpress loans.

     Non-interest income. The loss on sale of commercial mortgages held-for-sale during 1998 was $14.3 million as compared to a gain on sale of commercial mortgages held-for-sale of $3.7 million during the commencement period. The loss on sale of commercial mortgages held-for-sale was the result of the sale of commercial mortgages during the fourth quarter of 1998 in order to generate liquidity and help to protect Impac against any future margin calls on borrowings under warehouse line and reverse repurchase facilities. Impac's lenders required margin calls on Impac's warehouse line and reverse repurchase facilities due to turmoil in the commercial mortgage-backed securitization market during the third and fourth quarters of 1998. In order to meet those margin calls and provide Impac additional liquidity, Impac Commercial Capital completed the sale of $172.3 million of commercial mortgages during the fourth quarter of 1998.

     Non-Interest Expense. Other operating expense increased to $5.4 million during 1998 as compared to $1.0 million during the commencement period as Impac Commercial Capital's loan originations increased to $425.1 million as compared to $233.5 million, respectively. Personnel expense increased to $2.5 million during 1998 as compared to $38,000 during the commencement period as Impac Commercial Capital's staffing increased to 89 employees at September 30, 1998 as compared to 50 employees at December 31, 1997 and 27 employees at September 30, 1997. During the fourth quarter of 1998, Impac Commercial Capital reduced its staff levels by 35% due to the decrease in loan originations during the second half of 1998 as compared to the first half of 1998. In addition, occupancy expense increased to $1.0 million during 1998 as compared to $160,000 during the commencement period and general and administrative and other expense increased to $1.1 million as compared to $288,000, respectively, due to the increase in Impac Commercial Capital's staffing levels and the expansion of its loan origination operations.

LIQUIDITY AND CAPITAL RESOURCES

     Overview

     Impac's business operations are primarily funded from monthly interest and principal payments from its commercial mortgage and commercial mortgage-backed securities portfolios, warehouse line and reverse repurchase agreements secured by commercial mortgages and commercial mortgage-backed securities, collateralized mortgage obligations financing, proceeds from the sale of commercial mortgages, and proceeds from the issuance of Impac common stock. The acquisition of commercial mortgages and commercial mortgage-backed securities by Impac's long-term investment operations are primarily funded from monthly principal and interest payments, warehouse and reverse repurchase agreements, collateralized mortgage obligation financing, and proceeds from the sale of Impac common stock. Prior to the discontinuation of its operations in August 1999, the acquisition of commercial mortgages by Impac's conduit operations was funded from reverse repurchase agreements and the sale of commercial mortgages. Impac's ability to meet its
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

long-term liquidity requirements is subject to the renewal of its credit and repurchase facilities and/or obtaining other sources of financing, including additional debt or equity from time to time. Any decision by Impac's lenders and/or investors to make additional funds available to Impac in the future will depend upon a number of factors, such as Impac's compliance with the terms of its existing credit arrangements, Impac's financial performance, industry and market trends in Impac's various businesses, the general availability of and rates applicable to financing and investments, such lenders' and/or investors' own resources and policies concerning loans and investments, and the relative attractiveness of alternative investment or lending opportunities.


     As of November 2, 1999, Impac had approximately $50 million in cash and cash equivalents. In the event the merger is not consummated, management believes this amount will be adequate to meet Impac's liquidity needs through the end of fiscal year 2000. Additional financing or capital will be required, however, to meet Impac's liquidity requirements for periods after January 1, 2001.


     Long-term investment operations

     During 1999, Impac's warehouse lenders did not renew their warehouse facilities with Impac upon their expiration in February and May of 1999. Without any new warehouse line agreements, Impac has no credit facility to fund its mortgage loans. All loan originations since the expiration of these warehouse facilities have been, and any future originations will be, brokered or table funded with another lender until such time as Impac is successful in obtaining another credit facility. In May 1999, Impac entered into a $13.5 million term loan agreement to refinance the remaining balance on the expired warehouse line. As of June 30, 1999, the amount outstanding under this agreement was $13.5 million, which has since been repaid in full. Impac has also entered into reverse repurchase agreements whereby Impac pledges specific commercial mortgage-backed securities as collateral to secure short-term loans. The interest rates on the borrowings are based on the one-month LIBOR plus a margin depending on the type of collateral. As of June 30, 1999, amounts outstanding on the reverse repurchase agreements were $4.5 million.

     Impac's long-term investment operations uses collateralized mortgage obligation borrowings to finance commercial mortgages as a means of eliminating certain risks associated with warehouse line and reverse repurchase agreements such as the potential need for deposits of additional collateral that are not present with collateralized mortgage obligation borrowings. Terms of the Collateralized mortgage obligation borrowings require that an independent third party custodian hold the mortgages. The maturity of each class is directly affected by the rate of principal prepayments on the related collateral. Equity in the collateralized mortgage obligations is established at the time the collateralized mortgage obligations are issued at levels sufficient to achieve desired credit ratings on the securities from rating agencies. The amount of equity invested in collateralized mortgage obligations by the long-term investment operations is also determined by Impac based upon the anticipated return on equity as compared to the estimated proceeds from additional debt issuance. Total credit loss exposure is limited to the equity invested in the collateralized mortgage obligations at any point in time. At June 30, 1999, the long-term investment operations had $277.8 million of collateralized mortgage obligation borrowings used to finance $317.3 million of collateralized mortgage obligation collateral.

     Conduit operations

     On March 31, 1999, Impac repurchased all of the outstanding common shares of Impac Commercial Capital making it a wholly-owned subsidiary of Impac. As a result of this transaction, the Impac Commercial Capital warehouse line with Impac which provided up to an aggregate of $900.0 million to finance Impac Commercial Capital's originations, was eliminated through the consolidation of the financial statements of Impac and Impac Commercial Capital. See Note 1 to the Consolidated Financial Statements of Impac.

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CASH FLOWS

     Operating activities

     During the six months ended June 30, 1999, net cash provided by operating activities was $25.2 million. Net cash operating activities was primarily the result of the sale of mortgage loans held-for-sale and the decrease of due from affiliates balances.

     Investing activities

     During the six months ended June 30, 1999, net cash provided by investing activities was $15.6 million. Net cash provided by investing activities was primarily the result of the sale of mortgage loans held-for-investment and paydowns on the mortgage loans held-for-investment partially offset by construction costs of Dove Street building.

     Financing activities

     During the six months ended June 30, 1999, net cash used in financing activities was $33.1 million. Net cash used in financing activities was primarily the result of a decrease in warehouse line borrowings and paydown on collateralized mortgage obligation borrowings offset by the issuance of Impac preferred stock.

INFLATION

     The consolidated financial statements of Impac and related notes included elsewhere in this document have been prepared in accordance with GAAP, which requires the measurement of financial position and operating results in terms of historical dollars without considering the changes in the relative purchasing power of money over time due to inflation. The impact of inflation is reflected in the increased costs of Impac's operations. Unlike industrial companies, nearly all of the assets and liabilities of Impac's operations are monetary in nature. As a result, interest rates have a greater impact on the performance of Impac's operations than the effects of general levels of inflation. Inflation affects Impac's operations primarily through its effect on interest rates, since interest rates normally increase during periods of high inflation and decrease during periods of low inflation. During periods of increasing interest rates, demand for mortgage loans and a borrowers' ability to qualify for mortgage financing in a purchase transaction may be adversely affected. During periods of decreasing interest rates, borrowers may prepay their mortgages, which in turn may adversely affect Impac's yield and consequently the value of its portfolio of mortgage assets.

YEAR 2000 COMPLIANCE

     Project status

     Impac's Year 2000 project was approximately 90% complete as of July 31, 1999. Impac Funding, as the submanager for Impac, has contracted with an outside vendor to provide coordination, support, testing and implementation in regards to Year 2000 compliance of hardware and software systems, both on an information technology, commonly referred to as IT, and non-IT level.

     Impac Funding has taken over management of the project from Impac's outside vendors during the second quarter of 1999. Impac's primary IT systems include loan servicing, loan tracking, master servicing and accounting and reporting. Impac has obtained information and the published plan in regards of Year 2000 compliance from the loan servicing systems' outside vendor. Impac's IT department will continue to monitor this vendor's progress on Year 2000 compliance. The loan tracking system is currently in compliance with Year 2000. The master servicing system was tested and Impac believes that this system is Year 2000 compliant. The accounting and reporting system is currently Year 2000 compliant. Impac's non-IT systems include its file servers, network systems, workstations and communication systems, which are Year 2000 compliant. As of June 30, 1999, the upgrade of Impac's communication systems, had been completed. Testing on all other in-house hardware has been completed as of June 30, 1999.


     With respect to Impac's significant vendors and third parties, Impac has contacted each of its significant third party vendors and has received a written certificate of completion of all their year 2000 projects.

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     The Year 2000 project is divided into two primary phases as follows:

          (1) define scope of project and identify all IT and non-IT systems, and

          (2) test existing systems and implement new systems, if required.

The outside contractor on the Year 2000 project submits monthly status reports to Impac Funding and communicates with Impac Funding on a daily basis. The progress of Impac's Year 2000 project is monitored by Impac Funding through monthly status reports and reviews.

     Phase I -- define scope of project. This phase primarily included the inventorying of Year 2000 items, contacting outside vendors, including reviewing contractual terms and conditions, reviewing internal software for compliance and determining costs to complete the project. As of the end of October 1998, Phase I of the project had been completed. Phase I of the project also included the testing and implementation or upgrade of non-IT systems.

     Phase II -- testing of systems. This phase of the Year 2000 project can be divided into four separate processes as follows:

          (1) Compliance Questionnaires,

          (2) Hardware Certification Information,

          (3) Software/Data Testing, and

          (4) Hardware Testing.

     Compliance questionnaires and hardware certification information. As of July 31, 1999, these portions of Phase II were complete.

     Software/data testing. The remaining tasks within this process included analyzing a list of software being used, testing all software programs, testing all data from incoming sources, and testing all outgoing data processes and reporting. As of July 31, 1999, this portion of Phase II was completed.

     Hardware testing. Impac has completed all testing and is compliant with all internal Year 2000 hardware issues.

     Costs

     The total cost associated with required modifications or installations to become Year 2000 compliant is not expected to be material to Impac's financial condition. The estimated cost of the project is expected to be approximately $108,000. The total estimate of the project includes the cost to upgrade Impac's communications system, which was $30,000. As of July 31, 1999, Impac had paid $59,000 to the outside vendor for completed work on the project. The majority of Impac's estimated cost for the Year 2000 compliance has been or will be spent on software upgrades and writing new program code on existing proprietary software. Since most of Impac's hardware has been purchased within the last two years, the cost of replacing hardware will be minimal.

     Risks

     Impac does not anticipate any material disruption of its operations as a result of any failure by Impac to be compliant. However, Impac cannot be sure that there will not be a delay in, or increased costs associated with, the need to address the Year 2000 issue. Impac also relies, directly and indirectly, on other businesses such as third party service providers, creditors and financial organizations and governmental entities. Even if Impac's computer systems are not materially adversely affected by the Year 2000 issue, Impac's business and operations could be materially adversely affected by disruptions in the operations of the enterprises with which Impac interacts.


     Impac's reasonably likely worst case scenario would include a disruption in the ability to capture certain accounting data needed to record accounting transactions and ultimately cause the disruption of financial reporting. Impac has defined the year 2000 issues with the internal accounting information systems and has

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upgraded and tested the systems to be year 2000 compliant. Impac is confident that no failures would occur with such systems. Impac has also relied on third party vendors, such as loan servicing companies representations that they have ensured their systems are year 2000 compliant. Should there be a disruption in service from these third party vendors due to a year 2000 issue. Impac would most likely be unable to receive accounting data and therefore, experience only delays in financial reporting.


     Contingency plans

     Impac believes its Year 2000 compliance process should enable it to be successful in modifying its computer systems to be Year 2000 compliant. Acceptance testing and sign-off is 90% complete with respect to Impac's in-house systems. In addition to Year 2000 compliance system modification plans, Impac has also developed contingency plans for all other systems classified as critical and high risk. These contingency plans provide timetables to pursue various alternatives based upon the failure of a system to be adequately modified and/or sufficiently tested and validated to ensure Year 2000 compliance. However, Impac cannot be sure that either the compliance process or contingency plans will avoid partial or total system interruptions or the costs necessary to update hardware and software would not have a material adverse effect on Impac's financial condition, results of operations, business or business prospects.

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                  QUANTITATIVE AND QUALITATIVE DISCLOSURES OF
                            IMPAC ABOUT MARKET RISK

SECURITIZATIONS/SALES -- HEDGING INTEREST RATE RISK

     The most significant variable in the determination of gain on sale in a securitization is the spread between the weighted average coupon on the securitized loans and the pass-through interest rate. In the interim period between loan origination or purchase and securitization or sale of such loans, Impac is exposed to interest rate risk. The majority of loans are securitized or sold within 90 days of origination of purchase. However, a portion of the loans are held-for-sale or securitization for as long as 12 months -- or longer, in very limited circumstances -- prior to securitization or sale. If interest rates rise during the period that the mortgage loans are held, in the case of a securitization, the spread between the weighted average interest rate on the loans to be securitized and the pass-through interest rates on the securities to be sold -- the latter having increased as a result of market rate movements
-- would narrow. Upon securitization or sale, this would result in a reduction of Impac's related gain on sale. During the six months ended June 30, 1999 and June 30, 1998, Impac realized a net hedge gain of $2.6 million and a net hedge gain of $628,000, respectively.


     As of November 2, 1999, Impac had outstanding indebtedness of approximately $4.2 million. Impac's current investments in cash equivalents and its only other security, the Impac CMB Trust 1998 C-I asset, are not subject to material risk from changes in interest rates.


INTEREST-ONLY STRIPS

     Impac had interest-only strips of $10.0 million and $10.6 million outstanding at June 30, 1999 and December 31, 1998, respectively. These instruments are carried at market value at June 30, 1999 and December 31, 1998. Impac values these assets based on the present value of future cash flow streams net of expenses using various assumptions.

     These assets are subject to risk of accelerated mortgage prepayment or losses in excess of assumptions used in valuation. Ultimate cash flows realized from these assets would be reduced should prepayments or losses exceed assumptions used in the valuation. Conversely, cash flows realized would be greater should prepayments or losses be below expectations.

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

                       FEDERAL INCOME TAX CONSIDERATIONS

GENERAL

     The following summary of material federal income tax consequences that may be relevant to a holder of AMRESCO common shares is based on current law, is for general information only and is not intended as tax advice. The following discussion, which is not exhaustive of all possible tax consequences, does not include a detailed discussion of any state, local or foreign tax consequences. Nor does it discuss all of the aspects of federal income taxation that may be relevant to a prospective shareholder in light of his or her particular circumstances or to certain types of shareholders (including insurance companies, tax-exempt entities, financial institutions or broker-dealers, foreign corporations and persons who are not citizens or residents of the United States and shareholders holding securities as part of a conversion transaction, a hedging transaction or as a position in a straddle for tax purposes) who are subject to special treatment under the federal income tax laws.

     The statements in this discussion are based on current provisions of the Internal Revenue Code of 1986, as amended, existing, temporary and currently proposed Treasury Regulations under the Internal Revenue Code, the legislative history of the Internal Revenue Code, existing administrative rulings and practices of the Internal Revenue Service and judicial decisions. No assurance can be given that legislative, judicial or administrative changes will not affect the accuracy of any statements in this discussion with respect to transactions entered into or contemplated prior to the effective date of such changes. Any such change could apply retroactively to transactions preceding the date of the change. AMRESCO does not plan to request any rulings from the IRS concerning its tax treatment, and the statements in this discussion are not binding on the IRS or any court. Thus AMRESCO can provide no assurance that these statements will not be challenged by the IRS, or that such challenge will not be sustained by a court. This summary assumes that investors will hold their AMRESCO common shares as "capital assets" (generally, property held for investment).

     THIS DISCUSSION IS NOT INTENDED AS A SUBSTITUTE FOR CAREFUL TAX PLANNING. EACH PROSPECTIVE INVESTOR IS URGED TO CONSULT WITH HIS OR HER OWN TAX ADVISOR REGARDING THE SPECIFIC TAX CONSEQUENCES TO HIM OR HER OF THE INVESTMENT IN AND OWNERSHIP AND DISPOSITION OF COMMON STOCK IN AN ENTITY ELECTING TO BE TAXED AS A REIT, INCLUDING THE FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX CONSEQUENCES OF SUCH INVESTMENT, OWNERSHIP, DISPOSITION AND ELECTION, AND OF POTENTIAL CHANGES IN APPLICABLE TAX LAWS.

     AMRESCO has elected to be treated as a REIT under Sections 856 through 860 of the Internal Revenue Code for federal income tax purposes commencing with its taxable year ended December 31, 1998. AMRESCO believes that it has been organized and has operated in a manner that qualifies for taxation as a REIT under the Internal Revenue Code. AMRESCO also believes that it will continue to operate in a manner that will preserve its status as a REIT. AMRESCO cannot, however, assure you that such requirements will be met in the future.

     AMRESCO has received an opinion from Locke Liddell & Sapp LLP, its legal counsel, to the effect that: (i) AMRESCO qualified as a REIT under the Internal Revenue Code for its taxable year ended December 31, 1998; (ii) AMRESCO has been organized and its manner of operation has been in conformity with the requirements for qualification and taxation as a REIT as of the date of this prospectus; and (iii) that its proposed manner of operation and diversity of equity ownership will enable it to continue to satisfy the requirements for qualification as a REIT in the future if it operates in accordance with the methods of operation described herein, including its representations concerning its intended method of operation.

     However, you should be aware that opinions of counsel are not binding on the IRS or on the courts, and, if the IRS were to challenge these conclusions, no assurance can be given that these conclusions would be sustained in courts. The opinion of Locke Liddell & Sapp LLP is based on various assumptions as well as on certain representations made by AMRESCO as to factual matters, including a factual representation letter provided by AMRESCO. The rules governing REITs are highly technical and require ongoing compliance with a variety of tests that depend, among other things, on future operating results, asset diversification, distribution levels and diversity of stock ownership. Locke Liddell & Sapp LLP will not monitor AMRESCO's compliance with these requirements. While AMRESCO expects to satisfy these tests, and to
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

use its best efforts to do so, no assurance can be given that it will qualify as a REIT for any particular year, or that the applicable law will not change and adversely affect AMRESCO and its shareholders. See "Failure to Qualify as a REIT." The following is a summary of the material federal income tax considerations affecting AMRESCO as a REIT and its shareholders. This summary is qualified in its entirety by the applicable Internal Revenue Code provisions, relevant rules and regulations promulgated under the Internal Revenue Code, and administrative and judicial interpretations of the Internal Revenue Code and these rules and regulations.

REIT QUALIFICATION

     In order to qualify as a REIT, in addition to the other requirements described below, AMRESCO must be organized as an entity that would be taxable as a regular corporation but for its qualification as a REIT. AMRESCO cannot be a financial institution or an insurance company. AMRESCO must be managed by one or more trust managers. AMRESCO's taxable year must be the calendar year. AMRESCO's beneficial ownership must be evidenced by transferable shares. AMRESCO's capital shares must be held by at least 100 persons during at least 335 days of a taxable year of 12 months or during a proportionate part of a taxable year of less than 12 months. Not more than 50% of the value of the shares of AMRESCO's capital shares may be held, directly or indirectly, applying the applicable constructive ownership rules of the Internal Revenue Code, by five or fewer individuals at any time during the last half of each of AMRESCO's taxable years. In addition, AMRESCO must elect to be taxed as a REIT. AMRESCO must also meet other tests, described below, regarding the nature of its income and assets and the amount of its distributions.

     AMRESCO's outstanding common shares are owned and, following the merger, will be owned by a sufficient number of investors and, AMRESCO believes, in appropriate proportions to permit it to satisfy these share ownership requirements. To protect against violations of these share ownership requirements, AMRESCO's declaration of trust provides that no person is permitted to own, applying constructive ownership tests set forth in the Internal Revenue Code, more than 9.8% of its outstanding common shares, unless the trust managers consent to an increase in this ownership limit after they are provided evidence satisfactory to them in their sole discretion that its qualification as a REIT will not be jeopardized. In addition, AMRESCO's declaration of trust contains restrictions on transfers of capital shares, as well as provisions that automatically deem the shares to be transferred to a charitable trust for the benefit of a charitable beneficiary to the extent that the ownership otherwise might jeopardize AMRESCO's REIT status. These restrictions, however, may not ensure that AMRESCO will, in all cases, be able to satisfy the share ownership requirements. If AMRESCO fails to satisfy these share ownership requirements, except as provided in the next sentence, its status as a REIT will terminate. See the section below entitled "Failure to qualify as a REIT." However, if AMRESCO complies with the rules contained in applicable Treasury Regulations that require it to ascertain the actual ownership of its shares and AMRESCO does not know, or would not have known through the exercise of reasonable diligence, that it failed to meet the 50% ownership requirement described above, AMRESCO will be treated as having met this requirement.

     To monitor its compliance with the share ownership requirements, AMRESCO is required by Treasury Regulations to and does maintain records disclosing the actual ownership of its common shares. To do so, AMRESCO will demand written statements each year from the record holders of certain percentages of shares in which the record holders are to disclose the actual owners of the shares (i.e., those persons required to include in gross income dividends paid by AMRESCO). A list of those persons failing or refusing to comply with this demand will be maintained as part of AMRESCO's records. Shareholders who fail or refuse to comply with the demand must submit a statement with their tax returns disclosing the actual ownership of the shares and certain other information.

     AMRESCO believes that it currently satisfies, and, following the merger, expects to continue to satisfy, each of these requirements discussed above. AMRESCO also believes that it currently satisfies, and expects to continue to satisfy, the requirements that are separately described below concerning the nature and amounts of its income and assets and the levels of required annual distributions.

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     Sources of gross income

     In order to qualify as a REIT for a particular year, AMRESCO also must meet two tests governing the sources of its income -- a 75% gross income test and a 95% gross income test. These tests are designed to ensure that a REIT derives its income principally from passive real estate investments. The Internal Revenue Code allows a REIT to own and operate a number of its properties through subsidiaries which are "qualified REIT subsidiaries." A qualified REIT subsidiary is any corporation wholly owned by a REIT, or by other qualified REIT subsidiaries, or by a combination of the two. AMRESCO currently owns five qualified REIT subsidiaries. The Internal Revenue Code provides that a qualified REIT subsidiary is not treated as a separate corporation, and all of its assets, liabilities and items of income, deduction and credit are treated as assets, liabilities and items of the REIT, for all purposes, including the gross income tests and the asset tests described below. Similarly, a single member limited liability company generally would be disregarded as a separate entity for federal income tax purposes and treated as a division of its owner.

     Ownership of partnership interests


     In the case of a REIT which is a partner in a partnership or any other entity such as a limited liability company that is treated as a partnership for federal income tax purposes (referred to collectively as subsidiary partnerships), Treasury Regulations provide that the REIT will be deemed to own its proportionate share of the assets of the partnership. The REIT's proportionate share is determined based on its capital interest in the partnership. AMRESCO currently owns, directly and indirectly, an interest in numerous partnerships. Also, AMRESCO will be deemed to be entitled to its proportionate share of the income of each such partnership. The character of the assets and gross income of the partnership retains the same character in the hands of the REIT for purposes of Section 856 of the Internal Revenue Code, including for purposes of the gross income tests and the asset tests described below.


     75% gross income test

     At least 75% of a REIT's gross income for each taxable year must be derived from specified classes of income that principally are real estate related. The permitted categories of principal importance to AMRESCO are:

     - rents from real property;

     - interest on loans secured by mortgages on real property or on interests in real property;

     - gains from the sale of real property or loans secured by real property (excluding gain from the sale of property held primarily for sale to customers in the ordinary course of its business, referred to below as "dealer property");

     - income from the operation and gain from the sale of property acquired in connection with the foreclosure of a mortgage securing that property if AMRESCO makes an election to treat such property as foreclosure property;

     - distributions on, or gain from the sale of, shares of other qualifying REITs;

     - abatements and refunds of real property taxes;

     - amounts received as consideration for entering into agreements to make loans secured by real property or to purchase or lease real property; and

     - "qualified temporary investment income" (described below).

     In evaluating AMRESCO's compliance with the 75% gross income test, as well as the 95% gross income test, gross income does not include gross income from "prohibited transactions." In general, a prohibited transaction is one involving a sale of dealer property, not including foreclosure property and not including certain dealer property AMRESCO has held for at least four years.

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     AMRESCO expects that substantially all of its operating gross income will be considered interest income and rent from real property. Interest on debt secured by mortgages on real property or on interests in real property generally is qualifying income for purposes of the 75% gross income test. However, if the highest principal amount of a loan outstanding during a taxable year exceeds the fair market value of the real property securing the loan as of the date AMRESCO acquired the loan, a portion of the interest income from such loan will not be qualifying income for purposes of the 75% gross income test (but will be qualifying income for purposes of the 95% gross income test). The portion of the interest income that will not be qualifying income for purposes of the 75% gross income test will be equal to the portion of the principal amount of the loan that is not secured by real property.

     The term "interest," as defined for purposes of the 75% and 95% gross income tests, generally excludes any amount that depends in whole or in part upon the income or profits of any person. However, the term "interest" generally does not exclude an amount solely because it is based on a fixed percentage or percentages of receipts or sales. The term "interest" also generally does not exclude an amount solely because it is based on the income or profits of a debtor, as long as the debtor derives substantially all of its income from the related property from leasing such property, to the extent that the amounts received by the debtor would be characterized as "rents from real property" if the REIT received such amounts. Furthermore, if a loan contains a provision that entitles a REIT to a percentage of the borrower's gain upon the sale of the secured property or a percentage of the appreciation in the property's value of a certain date (a "shared appreciation provision"), income attributable to such provision will be treated as gain from the sale of the secured property, which may or may not be qualifying income for purposes of the 75% and 95% gross income tests depending on the nature of the property. If the property is dealer property, AMRESCO would be subject to a 100% prohibited transaction tax on its share of the appreciation.

     Rent from real property is qualifying income for purposes of the gross income tests only if certain conditions are satisfied. Rent from real property includes charges for services customarily rendered to tenants and rent attributable to personal property leased together with the real property so long as the personal property rent is not more than 15% of the total rent received or accrued under the lease for the taxable year. AMRESCO does not expect to earn material amounts of income in these categories. Rent from real property generally does not include rent based on the income or profits derived from the property. However, rent based on a percentage of gross receipts or sales is permitted as rent from real property and AMRESCO (or AMRESCO's borrowers) will have leases where rent is based on a percentage of gross receipts or sales. AMRESCO generally does not intend to lease property and receive rentals based on the tenant's income or profit. Also excluded from "rents from real property" is rent received from a person or corporation in which AMRESCO (or any of its 10% or greater owners) directly or indirectly through the constructive ownership rules contained in the Internal Revenue Code, owns a 10% or greater interest.


     A third exclusion from qualifying rent income covers amounts received with respect to real property if AMRESCO furnishes services to the tenants or manages or operates the property, other than through an "independent contractor" from whom AMRESCO does not derive any income. The obligation to operate through an independent contractor generally does not apply, however, if the services AMRESCO provides are "usually or customarily rendered" in connection with the rental of space for occupancy only and are not considered rendered primarily for the convenience of the tenant (applying standards that govern in evaluating whether rent from real property would be unrelated business taxable income when received by a tax-exempt owner of the property). Further, if the value of the non-customary service income with respect to a property, valued at no less than 150% of its direct cost of performing such services, is 1% or less of the total income derived from the property, then the provision of such non-customary services will not prohibit the rental income (except for the portion attributable to the non-customary services) from qualifying as "rents from real property."


     AMRESCO believes that the only material services generally to be provided to tenants will be those usually or customarily rendered in connection with the rental of space for occupancy only. AMRESCO does not intend to provide services that might be considered rendered primarily for the convenience of the tenants, such as hotel, health care or extensive recreational or social services. Consequently, AMRESCO believes that

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substantially all of its rental income will be qualifying income under the gross income tests, and that its provision of services will not cause the rental income to fail to be included under that test.

     Upon the ultimate sale of AMRESCO's properties, any gains realized also are expected to constitute qualifying income under the REIT gross income tests, as gain from the sale of real property (not involving a prohibited transaction).

     95% gross income test

     In addition to earning 75% of its gross income from the sources listed above, 95% of AMRESCO's gross income for each taxable year must come either from those sources, or from dividends, interest or gains from the sale or other disposition of stock or other securities that do not constitute dealer property. This test permits a REIT to earn a significant portion of its income from traditional "passive" investment sources that are not necessarily real estate related.

     AMRESCO owns all of the nonvoting common and all of the preferred stock and 5% of the voting common stock of AMREIT II, Inc. The income from this corporation does not accrue to AMRESCO (as in the case of AMRESCO's qualified REIT subsidiaries), but AMRESCO derives dividend income from this corporation. Such dividends qualify under the 95% gross income test, but not the 75% gross income test. Following the merger, AMRESCO will also hold stock of, and may receive dividends from, other taxable corporations.

     AMRESCO believes that the interest and original issue discount income that AMRESCO receives from mortgage-backed securities and other mortgage-related assets generally is qualifying income for purposes of the 75% and 95% gross income tests. In some cases, however, the loan amount of a mortgage loan AMRESCO owns may exceed the value of the real property securing the loan. That scenario will cause a portion of the income from the loan to be qualifying income for purposes of the 95% gross income test, but not the 75% gross income test. It also is possible that, in some instances, the interest income from a mortgage loan may be based in part on the borrower's profits or net income. The scenario generally will cause all of the income from the loan to be nonqualifying income for purposes of both the 75% and the 95% gross income tests. AMRESCO has represented that it will manage its loan portfolio so that substantially all of the income from those assets will be qualifying income for purposes of these tests. Furthermore, AMRESCO has represented that it will manage its real property so that the rent received from such property qualifies as "rents from real property." In summary, AMRESCO believes that it will be able to satisfy the 75% and 95% gross income tests on a continuing basis. However, AMRESCO may receive income not described above that is not qualifying income for purposes of the gross income tests. AMRESCO will monitor the amount of nonqualifying income that its assets produce and will manage its portfolio to comply at all times with the gross income tests.

     Failing the 75% or 95% tests; Reasonable cause

     As a result of the 75% and 95% tests, REITs generally are not permitted to earn more than 5% of their gross income from active sources, including commissions or other fees for services rendered. AMRESCO may receive certain types of that income. This type of income will not qualify for the 75% test or 95% test but is not expected to be significant and that income, together with other nonqualifying income, is not expected to preclude compliance with the gross income requirements. While AMRESCO does not anticipate that it will earn substantial amounts of nonqualifying income, if its nonqualifying income exceeds the permitted percentages of its gross income, AMRESCO could lose its status as a REIT. AMRESCO may establish subsidiaries of which it will hold less than 10% of the voting stock to hold assets generating non-qualifying income. The gross income generated by these subsidiaries would not be included in its gross income. However, dividends that AMRESCO receives from these subsidiaries would be included in its gross income and would qualify for purposes of the 95% income test, but not the 75% income test.

     If AMRESCO fails to meet either the 75% or 95% income tests during a taxable year, AMRESCO may still qualify as a REIT for that year if (i) AMRESCO reports the source and nature of each item of its gross income in its federal income tax return for that year, (ii) the inclusion of any incorrect information in its
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return is not due to fraud with intent to evade tax, and (iii) the failure to meet the tests is due to reasonable cause and not willful neglect. It is not possible, however, to state whether in all circumstances AMRESCO would be entitled to the benefit of this relief provision. For example, if AMRESCO fails to satisfy the gross income tests because nonqualifying income that AMRESCO intentionally accrues or receives causes it to exceed the limits on nonqualifying income, the IRS could conclude that its failure to satisfy the tests was not due to reasonable cause. If these relief provisions do not apply to a particular set of circumstances, AMRESCO will not qualify as a REIT. As discussed below, even if these relief provisions apply, and AMRESCO retains its status as a REIT, a tax would be imposed with respect to its non-qualifying income. AMRESCO would be subject to a 100% tax based on its profit attributable to the greater of the amount by which AMRESCO fails either the 75% or 95% income tests for that year. See "Taxation as a REIT."

     Prohibited transaction income

     Any gain that AMRESCO realizes on the sale of any property held as inventory or other property held primarily for sale to customers in the ordinary course of business (including its share of any such gain realized by any subsidiary partnerships), will be treated as income from a prohibited transaction that is subject to a 100% penalty tax. This prohibited transaction income also may adversely affect AMRESCO's ability to satisfy the income tests for qualification as a REIT. Under existing law, whether property is held as inventory or primarily for sale to customers in the ordinary course of a trade or business depends on all the facts and circumstances surrounding the particular transaction. AMRESCO intends to hold its assets and its subsidiary partnerships intend to hold their assets for investment with a view to long-term appreciation, to engage in the business of acquiring, developing and owning assets, and to make occasional sales of the assets as are consistent with their investment objectives. The IRS may contend, however, that one or more of these sales is subject to the 100% penalty tax.

     AMRESCO believes that none of its assets are held for sale to customers and that a sale of any such asset would not be in the ordinary course of its business. Whether a REIT holds an asset "primarily for sale to customers in the ordinary course of a trade or business" depends, however, on the facts and circumstances in effect from time to time, including those related to a particular asset. Nevertheless, AMRESCO will attempt to comply with the terms of safe-harbor provisions in the Internal Revenue Code prescribing when an asset sale will not be characterized as a prohibited transaction. AMRESCO cannot provide assurance, however, that it can comply with such safe-harbor provisions or that it will avoid owning property that may be characterized as property that AMRESCO holds "primarily for sale to customers in the ordinary course of a trade or business."

     Character of assets owned

     At the close of each calendar quarter of its taxable year, AMRESCO also must meet two tests concerning the nature of its investments. First, at least 75% of the value of its total assets generally must consist of real estate assets, cash, cash items (including receivables) and U.S. government securities. For this purpose, "real estate assets" include interests in real property, interests in loans secured by mortgages on real property or by certain interests in real property, shares in other REITs and certain options, but excluding mineral, oil or gas royalty interests. The term "real estate assets" also includes regular or residual interests in a real estate mortgage investment conduit. However, if less than 95% of the assets of a REMIC consist of "real estate assets" (determined as if AMRESCO held such assets), AMRESCO will be treated as holding directly its proportionate share of the assets of such REMIC. To the extent that the fair market value of the real property securing a loan equals or exceeds the outstanding principal balance of the loan, the loan will qualify as a real estate asset. However, if the outstanding principal balance of a loan exceeds the fair market value of the real property securing the loan, the portion of such loan in excess of the value of the associated real property likely will not be a qualifying "real estate asset." The temporary investment of new capital in debt instruments also qualifies under this 75% asset test, but only for the one-year period beginning on the date AMRESCO receives the new capital.

     Second, although the balance of its assets generally may be invested without restriction, AMRESCO will not be permitted to own (i) securities of any one issuer that represent more than 5% of the value of its total
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assets or (ii) more than 10% of the outstanding voting securities of any single issuer. Excluded from the definition of a security for this purpose is an instrument that qualifies for purposes of the 75% asset test described above. A REIT, however, may own 100% of the stock of a qualified REIT subsidiary, in which case the assets, liabilities and items of income, deduction and credit of the subsidiary are treated as those of the REIT. In evaluating a REIT's assets, if the REIT invests in a partnership, it is deemed to own its proportionate share of the assets of the partnership.

     AMRESCO believes that its mortgage assets are qualifying assets for purposes of the 75% asset test. However, if the outstanding principal balance of a mortgage loan exceeds the fair market value of the real property securing the loan, a portion of such loan will not be a qualifying "real estate asset." The nonqualifying portion of the mortgage loan will be equal to the portion of the loan amount that exceeds the value of the associated real property. AMRESCO will monitor the status of assets for purposes of the various asset tests and AMRESCO intends to manage its portfolio to comply with such tests.

     AMRESCO owns 100% of the nonvoting common stock and preferred stock and 5% of the voting stock of AMREIT II, Inc. This stock is not a qualifying real estate asset. AMRESCO will not own more than 10% of the voting securities of AMREIT II, Inc. In addition, AMRESCO believes that the value of its stock of AMREIT II, Inc. does not exceed 5% of the total value of its assets and will not exceed that amount in the future. No independent appraisals have been obtained to support this conclusion. AMRESCO cannot assure its shareholders that the Internal Revenue Service will not contend that the value of the securities of AMREIT II, Inc. held by it exceeds the 5% value limitation. The 5% value test must be satisfied not only on the date that AMRESCO acquired securities in AMREIT II, Inc., but also each time that AMRESCO increases its ownership in AMREIT II, Inc. Although AMRESCO believes that it presently satisfies the 5% value test and plans to take steps to ensure that it satisfies this test for any quarter with respect to which retesting is to occur, AMRESCO cannot assure its stockholders that these tests will always be successful, or will not require a reduction in its ownership interest in AMREIT II, Inc.

     After initially meeting the asset tests at the close of any quarter, AMRESCO will not lose its status as a REIT for failure to satisfy the asset tests at the end of a later quarter solely by reason of changes in asset values. If AMRESCO would otherwise fail to satisfy the asset tests because it acquires securities or other property during a quarter, AMRESCO can cure this failure by disposing of sufficient nonqualifying assets within 30 days after the close of that quarter. AMRESCO intends to take such action within the 30 days after the close of any quarter as may be required to cure any noncompliance. If AMRESCO fails to cure noncompliance with the asset tests within this time period, AMRESCO would cease to qualify as a REIT.

     Annual distributions to shareholders

     To maintain its REIT status, AMRESCO generally must distribute as a dividend to its shareholders in each taxable year at least 95% of its net ordinary income. Capital gain income is not required to be distributed. More precisely, AMRESCO must distribute an amount equal to (i) 95% of the sum of (a) its "REIT taxable income," computed before deduction of dividends paid and excluding any net capital gain and (b) any net income from foreclosure property less the tax on such income, minus (ii) certain limited categories of "excess noncash income," including, income attributable to certain accrued rents, cancellation of indebtedness income and original issue discount income. REIT taxable income is defined to be the taxable income of the REIT, computed as if it were an ordinary corporation, with certain modifications. For example, the deduction for dividends paid is allowed, but neither net income from foreclosure property, nor net income from prohibited transactions, is included. In addition, the REIT may carry over, but not carry back, a net operating loss for up to 20 years following the year in which it was incurred.

     A REIT may satisfy the 95% distribution test with dividends paid during the taxable year and with certain dividends paid after the end of the taxable year. Dividends paid in January that were declared during the last calendar quarter of the prior year and were payable to shareholders of record on a date during the last calendar quarter of that prior year are treated as paid on December 31 of the prior year. Other dividends declared before the due date of the REIT's tax return for the taxable year, including extensions, also will be treated as paid in the prior year if they are paid (i) within 12 months of the end of that taxable year and (ii) no later than its

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next regular distribution payment. Dividends that are paid after the close of a taxable year that do not qualify under the rule governing payments made in January (described above) will be taxable to the shareholders in the year paid, even though AMRESCO may take them into account for a prior year. A nondeductible excise tax equal to 4% will be imposed for each calendar year to the extent that dividends declared and distributed or deemed distributed before December 31 are less than the sum of (a) 85% of AMRESCO's "ordinary income" plus (b) 95% of its capital gain net income plus (c) any undistributed income from prior periods.

     To be entitled to a dividends paid deduction, the amount distributed by a REIT must not be preferential. For example, every shareholder of the class of shares to which a distribution is made must be treated the same as every other shareholder of that class, and no class of shares may be treated otherwise than in accordance with its dividend rights as a class.

     AMRESCO will be taxed at regular corporate rates to the extent that it retains any portion of its taxable income. For example, if AMRESCO distributes only the required 95% of its taxable income, AMRESCO would be taxed on the retained 5%. Under certain circumstances, AMRESCO may not have sufficient cash or other liquid assets to meet the distribution requirement. This could arise because of competing demands for its funds, or due to timing differences between tax reporting and cash receipts and disbursements (i.e., income may have to be reported before cash is received, or expenses may have to be paid before a deduction is allowed). Although AMRESCO does not anticipate any difficulty in meeting this requirement, no assurance can be given that necessary funds will be available. In the event these circumstances do occur, then in order to meet the 95% distribution requirement, AMRESCO may arrange for short-term, or possibly long-term, borrowings to permit the payment of required dividends.

     If AMRESCO fails to meet the 95% distribution requirement because of an adjustment to its taxable income by the IRS, AMRESCO may be able to cure the failure retroactively by paying a "deficiency dividend," as well as applicable interest and penalties, within a specified period.

     From time to time, AMRESCO may experience timing differences between (i) the actual receipt of income and actual payment of deductible expenses and (ii) the inclusion of that income and deduction of such expenses in arriving at its REIT taxable income. For example, AMRESCO may not deduct recognized capital losses from its "REIT taxable income." In addition, AMRESCO will recognize taxable income in advance of its related cash flow if any of its subordinated MBS or mortgage loans are deemed to have original issue discount. AMRESCO generally must accrue original issue discount based on a constant yield method that takes into account projected prepayments but that defers credit losses until they are actually incurred. AMRESCO also may recognize taxable market discount income when AMRESCO receives the proceeds from the disposition of, or principal payments on, loans that are "market discount bonds" (i.e., obligations with a stated redemption price at maturity that is greater than its tax basis in such obligations), although such proceeds often will be used to make nondeductible principal payments on related borrowings. AMRESCO also may recognize "excess inclusion" or other "phantom" taxable income from REMIC residual interests and non-REMIC retained ownership interests. Furthermore, AMRESCO may recognize taxable income without receiving a corresponding cash distribution if AMRESCO forecloses on or makes a "significant modification" (as defined in Treasury Regulations Section 1.1001-3) to a loan, to the extent that the fair market value of the underlying property or the principal amount of the modified loan, as applicable, exceeds its basis in the original loan. Finally, although certain types of noncash income are excluded in determining the annual distribution requirement, AMRESCO will incur corporate income tax and the 4% excise tax with respect to those noncash income items if AMRESCO does not distribute those items on a current basis. As a result of the foregoing, AMRESCO may have less cash than is necessary to distribute all of its taxable income and thereby avoid corporate income tax and the excise tax imposed on certain undistributed income. In such a situation, AMRESCO may need to borrow funds or issue preferred stock or additional common stock.

     Absence of earnings and profits

     In order to qualify as a REIT, AMRESCO must not have, at the close of any taxable year, "earnings and profits" generated by a regular taxable corporation (a subchapter C corporation). If AMRESCO succeeds to the earnings and profits of a subchapter C corporation in connection with an acquisition of its assets or

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otherwise, it must distribute such earnings and profits effective on or before
December 31 of the year of such acquisition. Any adjustments to the subchapter C corporation's income for taxable years ending on or before the closing of such acquisition by AMRESCO, including as a result of an examination of its returns by the IRS, could affect the calculation of its earnings and profits and thus AMRESCO's ability to qualify as a REIT.

TAXATION AS A REIT

     As a REIT, AMRESCO generally will not be subject to corporate income tax to the extent AMRESCO currently distributes its REIT taxable income to its shareholders. This treatment effectively eliminates the "double taxation" imposed on investments in most corporations. Double taxation refers to taxation that occurs once at the corporate level when income is earned and once again at the shareholder level when such income is distributed. AMRESCO generally will be taxed only on the portion of its taxable income that it retains, which will include any undistributed net capital gain, because it will be entitled to a deduction for dividends paid to shareholders during the taxable year. A dividends paid deduction is not available for dividends that are considered preferential within any given class of shares, or as between classes except to the extent that a class is entitled to a preference. AMRESCO does not anticipate that it will pay any preferential dividends that will not result in a corresponding dividends paid deduction.

     Even as a REIT, AMRESCO will be subject to tax in certain circumstances as follows:

     - AMRESCO would be subject to tax, in the manner described below, on any income or gain from foreclosure property at the highest corporate rate (currently 35%);

     - a confiscatory tax of 100% applies to any net income from prohibited transactions which are, in general, certain sales or other dispositions of property held primarily for sale to customers in the ordinary course of business;

     - if AMRESCO fails to meet either the 75% or 95% source of income tests described above, but still qualifies for REIT status under the reasonable cause exception to those tests, a 100% tax would be imposed equal to the amount obtained by multiplying (a) the greater of the amount, if any, by which AMRESCO failed either the 75% income test or the 95% income test, times (b) a fraction intended to reflect its profitability;

     - AMRESCO will be subject to the alternative minimum tax on items of tax preference, excluding items specifically allocable to its shareholders;

     - if AMRESCO should fail to distribute with respect to each calendar year at least the sum of (a) 85% of its REIT ordinary income for that year,
       (b) 95% of its REIT capital gain net income for that year, and (c) any undistributed taxable income from prior years, AMRESCO would be subject to a 4% excise tax on the excess of the required distribution over the amounts actually distributed;

     - under regulations that are to be promulgated, AMRESCO also may be taxed at the highest regular corporate tax rate on any built-in gain attributable to assets that it acquires in certain tax-free corporate transactions, to the extent the gain is recognized during the first ten years after AMRESCO acquires those assets. Built-in gain is the excess of
       (a) the fair market value of the asset over (b) its adjusted basis in the asset, in each case determined as of the beginning of the ten-year recognition period. The results described in this paragraph with respect to the recognition of built-in gain assume that AMRESCO will make an election pursuant to IRS Notice 88-19 and that the availability or nature of such election is not modified as proposed in President Clinton's 2000 Federal Budget Proposal. See the section below entitled "Proposed Legislation";

     - AMRESCO will be taxed at regular corporate rates on any undistributed REIT taxable income, including undistributed net capital gains;

     - AMRESCO will pay a tax at the highest corporate rate on the portion of any phantom taxable income that AMRESCO derives from REMIC residual interests, referred to as "excess inclusion," equal to the percentage of its stock held by "disqualified organizations." A "disqualified organization" includes
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       the United States, any state or political subdivision thereof, any foreign government, any international organization, any agency or instrumentality of any of the foregoing, any other tax-exempt organization (other than a farmer's cooperative described in Section 521 of the Internal Revenue Code) that is exempt both from income taxation and from taxation under the unrelated business taxable income provisions of the Internal Revenue Code, or any rural electrical or telephone cooperative; and

     - AMRESCO also may be subject to tax at the highest corporate rate on the portion of its allocable share of any "excess inclusion" that a REIT in which AMRESCO owns an equity interest derives from REMIC residual interests, equal to the percentage of AMRESCO's stock that is held by "disqualified organizations."

     REITs generally will incur tax at the maximum corporate rate on any income from foreclosure property (other than income that would be qualifying income for purposes of the 75% gross income test), less expenses directly connected with the production of such income. "Foreclosure property" is any real property (including interests in real property) and any personal property incident to such real property that meets the following requirements:

     - a REIT acquires the property when the REIT bids in such property at foreclosure, or otherwise reduces such property to ownership or possession by agreement or process of law, after a default (or imminent default) on a lease of such property or on a debt owed to the REIT that such property secured;

     - the REIT acquired the related loan when default was not imminent or anticipated; and

     - the REIT elects to treat the property as foreclosure property.

     AMRESCO does not anticipate that it will receive any income from foreclosure property that is not qualifying income for purposes of the 75% gross income test, but if its does receive any such income, AMRESCO will make an election to treat the related property as foreclosure property to the extent it is eligible to make such election.

     Property is not eligible for the election to be treated as foreclosure property if a REIT acquires the related loan while default is imminent or anticipated. Therefore, if AMRESCO acquires a non-performing or under-performing loan and AMRESCO later acquires the collateral by foreclosure, the collateral will not qualify as foreclosure property if default was imminent or anticipated when AMRESCO acquired the loan. If so, the income AMRESCO receives with respect to such ineligible property will not be qualifying income for purposes of the 75% and 95% gross income test (for example, in the case of foreclosure of a hotel) unless the income would otherwise satisfy these qualifying income requirements. AMRESCO anticipates that any income it receives with respect to an ineligible property will be qualifying income for purposes of the 75% and 95% gross income tests.

FAILURE TO QUALIFY AS A REIT

     For any taxable year in which AMRESCO fails to qualify as a REIT and cannot obtain the benefits of the relief provisions contained in the Internal Revenue Code, AMRESCO would be taxed at regular corporate rates, including alternative minimum tax rates, on all of its taxable income. Distributions to its shareholders would not be deductible in computing that taxable income, and distributions would no longer be required to be made. Any corporate level taxes generally would reduce the amount of cash available for distribution to its shareholders and, because the shareholders would continue to be taxed on the distributions they receive, the net after-tax yield to the shareholders from their investment likely would be reduced substantially. As a result, failure to qualify as a REIT during any taxable year could have a material adverse effect on an investment in AMRESCO common shares. If AMRESCO loses its REIT status, unless statutory relief provisions apply, AMRESCO would not be eligible to elect REIT status again until the fifth taxable year which begins after the taxable year during which its election was terminated. It is not possible to state whether in all circumstances AMRESCO would be entitled to this statutory relief. In addition, President Clinton's 2000 Federal Budget Proposal contains a provision which, if enacted, would result in the immediate taxation of all gain inherent in a C corporation's assets upon an election by the corporation to become a REIT in taxable years beginning after January 1, 2000. If enacted, this provision could result in the imposition of a tax on AMRESCO if it
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subsequently elected to be taxed as a REIT following a loss of REIT status. See the section below entitled "Proposed Legislation."

TAX ASPECTS OF INVESTMENTS IN AFFILIATED ENTITIES

     Partnerships

     A portion of AMRESCO's investments are held indirectly through subsidiary partnerships. Moreover, it is possible that in the future AMRESCO will contribute substantially all of its assets to a partnership through which it will conduct the majority of its activities and operations. In general, partnerships are "pass-through" entities that are not subject to federal income tax. Rather, partners are allocated their proportionate shares of the items of income, gain, loss, deduction and credit of a partnership, and they are potentially subject to tax thereon, without regard to whether the partners receive a distribution from the partnership. AMRESCO will include in its income its proportionate share of the foregoing partnership items for purposes of the various REIT income tests and in the computation of its REIT taxable income. Moreover, for purposes of the REIT asset tests, AMRESCO will include its proportionate share of assets held by all of its subsidiary partnerships. See "REIT Qualification -- Ownership of Partnership Interests."

     Taxable corporations

     A portion of the amounts to be used to fund distributions to shareholders of AMRESCO is expected to come from distributions made by certain taxable corporate subsidiaries, including AMREIT II, Inc., and interest paid by taxable corporate subsidiaries on certain notes held by AMRESCO or one of its qualified REIT subsidiaries or subsidiary partnerships. In general, taxable corporate subsidiaries pay federal, state and local income taxes on their taxable income at normal corporate rates. Any federal, state or local income taxes that the taxable corporate subsidiaries are required to pay may reduce AMRESCO's cash flow from operating activities and its ability to make payments to holders of AMRESCO common shares.

     In order for AMRESCO to qualify as a REIT, as of the end of each calendar quarter, the value of its direct or indirect interest in any taxable corporate subsidiary generally may not exceed 5% of the value of its total assets, and AMRESCO may not directly or indirectly own more than 10% of the outstanding voting securities of any of its taxable corporate subsidiaries. See "REIT Qualification -- Character of Assets Owned". AMRESCO believes that it has satisfied both the 5% and the 10% asset requirements as they relate to the company's interests in taxable corporate subsidiaries, and AMRESCO intends to monitor these interests so that the value of securities of any one issuer do not exceed 5% of AMRESCO's total assets. However, no assurance can be given that the relative values of the company's assets will not change or that they will be accepted by the IRS.

     Wholly-owned corporations

     As described above (see "REIT Qualification -- Sources of gross income"), a corporation that is wholly-owned by a REIT and constitutes a qualified REIT subsidiary is generally disregarded for federal income tax purposes. In the event that a qualified REIT subsidiary of AMRESCO ceases to be wholly owned, for example if any equity interest in the subsidiary is acquired by a person other than AMRESCO or another qualified REIT subsidiary of AMRESCO, the subsidiary could no longer be treated as a qualified REIT subsidiary. Such an event could, in turn, adversely affect AMRESCO's ability to satisfy the various asset and gross income requirements applicable to REITs, including the requirement that a REIT may not own, directly or indirectly, more than 10% of the voting securities of a taxable corporate subsidiary. See "REIT Qualification -- Sources of Gross Income" and "-- Character of Assets Owned".

     Impac

     In connection with the merger, AMRESCO will succeed to the assets and assume the liabilities of Impac. AMRESCO's ability to qualify as a REIT thereafter will depend, in part, upon the nature of Impac's assets and the character of the income generated by those assets, and also may be affected by Impac's past operations. AMRESCO believes that the nature of Impac's income, assets, and operations is such that the

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merger will not adversely affect its ability to qualify as a REIT. AMRESCO's belief is based on the assumption that Impac has qualified as a REIT at all times since its inception. As a condition to AMRESCO's obligation to complete the merger, AMRESCO will receive an opinion of Brown & Wood LLP, tax counsel to Impac, dated as of the closing date of the merger, that commencing with its taxable year ended December 31, 1997 through the closing date, Impac was organized in conformity with the requirements for qualification as a REIT and has so qualified during such period.

TAXATION OF TAXABLE U.S. SHAREHOLDERS

     Distributions to shareholders

     Except as discussed below, distributions by AMRESCO generally will be taxable to taxable U.S. shareholders as ordinary income to the extent of AMRESCO's current or accumulated earnings and profits. AMRESCO may generate cash in excess of its net earnings. If AMRESCO distributes cash to shareholders in excess of its current and accumulated capital earnings and profits (other than as a capital gain dividend), the excess cash will be deemed to be a return of capital to each shareholder to the extent of the adjusted tax basis of the shareholder's shares. Distributions in excess of the adjusted tax basis will be treated as gain from the sale or exchange of the shares. A shareholder who has received a distribution in excess of its current and accumulated earnings and profits may realize, upon the sale of the shares, a higher taxable gain or a smaller loss because the basis of the shares as reduced will be used for purposes of computing the amount of the gain or loss. Distributions AMRESCO makes, whether characterized as ordinary income or as capital gains, are not eligible for the dividends received deduction for corporations.

     Dividends that AMRESCO declares in October, November, or December of any year and payable to a shareholder of record on a specified date in any of those months are treated as both paid by AMRESCO and received by the shareholder on December 31 of that year, provided AMRESCO actually pays the dividend on or before January 31 of the following calendar year. Shareholders may not include in their own income tax returns any of AMRESCO's net operating losses or capital losses.

     Distributions that AMRESCO properly designates as capital gain dividends will be taxable to taxable U.S. shareholders as gains from the sale or disposition of a capital asset to the extent that they do not exceed AMRESCO's actual net capital gain for the taxable year. Depending on the period of time held and the tax characteristics of the assets which produced these gains, and on certain designations, if any, which AMRESCO may make, these gains may be taxable to non-corporate U.S. shareholders at a 20% or 25% rate without regard to the amount of time that the AMRESCO shareholder has held its AMRESCO common shares. U.S. shareholders that are corporations, however, may be required to treat up to 20% of certain capital gain dividends as ordinary income.

     AMRESCO may elect to retain, rather than distribute as a capital gain dividend, its net long-term capital gains. If AMRESCO makes this election, it would pay tax on its retained net long-term capital gains. In addition, to the extent that AMRESCO designates, a U.S. shareholder generally would:

     - include its proportionate share of its undistributed long-term capital gains in computing its long-term capital gains in its return for its taxable year in which the last day of its taxable year falls;

     - be deemed to have paid the capital gains tax imposed on AMRESCO on the designated amounts included in the U.S. shareholder's long-term capital gains;

     - receive a credit or refund for the amount of tax deemed paid by it;

     - increase the adjusted basis of its common stock by the difference between the amount of includable gains and the tax deemed to have been paid by it; and

     - in the case of a U.S. shareholder that is a corporation, appropriately adjust its earnings and profits for the retained capital gains in accordance with Treasury Regulations to be prescribed by the IRS.

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     In any year in which AMRESCO fails to qualify as a REIT, the shareholders generally will continue to be treated in the same fashion described above, except that none of its dividends will be eligible for treatment as capital gains dividends and corporate shareholders will qualify for the dividends received deduction.

     To the extent that AMRESCO has available net operating losses and capital losses carried forward from prior tax years, such losses may reduce the amount of distributions that AMRESCO must make in order to comply with the REIT distribution requirements. See "REIT Qualification -- Annual Distributions to Shareholders". Such losses, however, are not passed through to shareholders and do not offset income of shareholders from other sources, nor would they affect the character of any distributions that are actually made by AMRESCO, which are generally subject to tax in the hands of shareholders to the extent that AMRESCO has current or accumulated earnings and profits.

     To the extent that AMRESCO owns REMIC residual interests, its U.S. shareholders likely may not offset certain portions of the dividend income they receive from AMRESCO with their current deductions or net operating loss carryovers or carrybacks. This limitation would apply to the portion of a U.S. shareholder's dividends equal to its allocable share of any "excess inclusion" derived with respect to AMRESCO's REMIC residual interests. AMRESCO's "excess inclusion" for any calendar quarter will equal the excess of its income from REMIC residual interests over its "daily accruals" with respect to such interests for the calendar quarter. Daily accruals for a calendar quarter are computed by allocating to each day on which a REMIC residual interest is owned a ratable portion of the product of (i) the "adjusted issue price" of the REMIC residual interest at the beginning of the quarter and (ii) 120% of the long-term federal interest rate (adjusted for quarterly compounding) on the date of issuance of the REMIC residual interest. To the extent provided in future Treasury Regulations, if AMRESCO owns a REMIC residual interest that does not have significant value, the "excess inclusion" that AMRESCO derives from such REMIC residual interest will be deemed to be equal to the entire amount of income AMRESCO derives from such REMIC residual interest. Furthermore, if AMRESCO owns stock in other REITs that own REMIC residual interests, a portion of the dividends that AMRESCO receives from such REITs may be treated as "excess inclusion." Those dividends may cause a portion of the dividends that AMRESCO pays to its shareholders also to be treated as "excess inclusion."

     If AMRESCO (or one of its qualified REIT subsidiaries) issues debt obligations secured by its mortgage loans in non-REMIC transactions, AMRESCO or such mortgage loans may be treated as a "taxable mortgage pool" under the Internal Revenue Code if the payments on the debt obligations bear a relationship to the payments on the underlying mortgage loans. In such a case, to the extent provided in future Treasury Regulations, a portion or all of the taxable income generated by its retained ownership interest in the mortgage loans constituting a taxable mortgage pool may be characterized as "excess inclusion" and allocated pro rata among its U.S. shareholders. U.S. shareholders would not be permitted to offset certain portions of their dividend income that are attributable to the non-REMIC transactions with their current deductions of net operating loss carryovers or carrybacks. Although the U.S. Treasury Department has not yet issued applicable Treasury Regulations, AMRESCO cannot assure you that such regulations will not be issued in the future. AMRESCO also cannot assure you that, if issued, such regulations will not be retroactive and will not prevent U.S. shareholders from offsetting some portion of their dividend income with deductions or losses from other sources.

     Dispositions of AMRESCO common shares

     Generally, gain or loss realized by a shareholder upon the sale of AMRESCO common shares will be reportable as capital gain or loss. Such capital gain or loss will be long-term capital gain or loss if the AMRESCO shareholder has held its shares for more than 12 months at the time of disposition. Individual AMRESCO shareholders will pay tax at rates not exceeding 20% on any such long-term capital gain. If a shareholder receives a long-term capital gain dividend from AMRESCO and has held the shares for six months or less, any loss incurred on the sale or exchange of the shares is treated as a long-term capital loss to the extent of the corresponding long-term capital gain dividend received.

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INFORMATION REPORTING AND BACKUP WITHHOLDING

     AMRESCO will report to its shareholders and the IRS the amount of dividends paid during each calendar year and the amount of tax withheld, if any. If a shareholder is subject to backup withholding, AMRESCO will be required to deduct and withhold from any dividends payable to that shareholder an amount equal to 31% of the dividend. These rules may apply (i) when a shareholder fails to supply a correct taxpayer identification number, (ii) when the IRS notifies AMRESCO that the shareholder is subject to the rules or has furnished an incorrect taxpayer identification number, or (iii) in the case of corporations or others within certain exempt categories, when they fail to demonstrate that fact when required. A shareholder that does not provide a correct taxpayer identification number may also be subject to penalties imposed by the IRS. Any amount withheld as backup withholding may be credited against the shareholder's federal income tax liability. AMRESCO also may be required to withhold a portion of capital gain distributions made to shareholders who fail to certify their non-foreign status.


     The United States Treasury recently has issued final regulations regarding the withholding and information reporting rules discussed above. In general, the final regulations do not alter the substantive withholding and information reporting requirements but unify current certification procedures and clarify reliance standards. The final regulations generally are effective for payments made on or after January 1, 2001, subject to certain transition rules. Prospective investors should consult their own tax advisors concerning the adoption of the final regulations and the potential effect on their ownership of AMRESCO common shares.


TAXATION OF TAX-EXEMPT SHAREHOLDERS

     In general, a tax-exempt entity that is a shareholder will not be subject to tax on distributions or gain realized on the sale of shares. A tax-exempt entity may be subject to tax on unrelated business taxable income (commonly known as UBTI) however, to the extent that it has financed the acquisition of its shares with "acquisition indebtedness" within the meaning of the Internal Revenue Code.

TAXATION OF FOREIGN SHAREHOLDERS

     The rules governing federal income taxation of nonresident alien individuals, foreign corporations, foreign partnerships and other foreign shareholders are complex and no attempt will be made herein to provide more than a summary of such rules. Prospective non-U.S. shareholders should consult with their own tax advisors to determine the impact of federal, state and local income tax laws with regard to an investment in AMRESCO common shares, including any reporting requirements, as well as the tax treatment of such an investment under the laws of their home country. The discussion is based on current law and is for general information only. The discussion addresses only certain and not all aspects of United States federal income and estate taxation. For purposes of this discussion, a "non-U.S. shareholder" is any person that holds AMRESCO common shares other than (i) a citizen or resident of the United States, (ii) a corporation or partnership created or organized in the United States or under the laws of the United States or of any state thereof or the District of Columbia, (iii) an estate whose income is includable in gross income for U.S. federal income tax purposes regardless of its source, or (iv) a trust if a United States court is able to exercise primary supervision over the administration of such trust and one or more United States fiduciaries have the authority to control all substantial decisions of such trust.

     Ordinary dividends

     Dividends that are not attributable to gain from any sales or exchanges AMRESCO makes of United States real property interests and which AMRESCO does not designate as capital gain dividends will be treated as dividends of ordinary income to the extent that they are made out of its current or accumulated earnings and profits. Those dividends ordinarily will be subject to a withholding tax equal to 30% of the gross amount of the dividend unless an applicable tax treaty reduces or eliminates that tax. However, if income from the investment in the common shares is treated as effectively connected with the non-U.S. shareholder's conduct of a United States trade or business, the non-U.S. shareholder generally will be subject to a tax at graduated rates, in the same manner as U.S. shareholders are taxed with respect to those dividends, and may

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also be subject to the 30% branch profits tax in the case of a shareholder that is a foreign corporation. For withholding tax purposes, AMRESCO is currently required to treat all distributions as if made out of its current and accumulated earnings and profits and thus AMRESCO intends to withhold at the rate of 30%, or a reduced treaty rate if applicable, on the amount of any distribution (other than distributions designated as capital gain dividends) made to a non-U.S. shareholder unless (i) the non-U.S. shareholder files on IRS Form 1001, (or any applicable successor form) claiming that a lower treaty rate applies or (ii) the non-U.S. shareholder files an IRS Form 4224, (or any applicable successor form) claiming that the dividend is effectively connected income.

     Non-dividend distributions

     Under the final regulations, generally effective for distributions on or after January 1, 2000, AMRESCO would not be required to withhold at the 30% rate on distributions that it reasonably estimates to be in excess of its current and accumulated earnings and profits. Distributions in excess of its current and accumulated earnings and profits will not be taxable to a shareholder to the extent that they do not exceed the adjusted basis of the shareholder's shares, but rather will reduce the adjusted basis of those shares. To the extent that those dividends exceed the adjusted basis of a non-U.S. shareholder's shares, they will give rise to tax liability if the non-U.S. shareholder would otherwise be subject to tax on any gain from the sale or disposition of his shares, as described below. If it cannot be determined at the time a distribution is paid whether or not it will be in excess of current and accumulated earnings and profits, the distribution will be subject to such withholding. AMRESCO does not intend to make quarterly estimates of that portion of dividends that are in excess of earnings and profits, and, as a result, all distributions will be subject to such withholding. However, the non-U.S. shareholder may seek a refund of those excess amounts from the IRS.

     Capital gain dividends

     For any year in which AMRESCO qualifies as a REIT, distributions that are attributable to gain from its sales or exchanges of United States real property interests will be taxed to a non-U.S. shareholder under the provisions of the Foreign Investment in Real Property Tax Act of 1980 (commonly known as FIRPTA). Under FIRPTA, those dividends are taxed to a non-U.S. shareholder as if the gain were effectively connected with a United States business. Non-U.S. shareholders thus would be taxed at the normal capital gain rates applicable to U.S. shareholders subject to applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals. Also, dividends subject to FIRPTA may be subject to a 30% branch profits tax in the hands of a corporate non-U.S. shareholder not entitled to treaty exemption. AMRESCO is required by the Code and applicable Treasury Regulations to withhold 35% of any dividend that could be designated as a capital gain dividend. This amount is creditable against the non-U.S. shareholder's FIRPTA tax liability.

     Disposition of AMRESCO common shares

     Gain recognized by a non-U.S. shareholder upon a sale of AMRESCO common shares generally will not be taxed under FIRPTA if AMRESCO is not a United States real property holding corporation or is a "domestically controlled REIT". A United States real property holding corporation is generally defined as a corporation if the fair market value of its United States real property interest equals or exceeds 50% of its real estate and trade or business assets. A domestically controlled REIT is defined generally as a REIT in which at all times during a specified testing period less than 50% in value of the shares were held directly or indirectly by foreign persons. It is currently anticipated that AMRESCO will be a "domestically controlled REIT," and therefore the sale of shares will not be subject to taxation under FIRPTA. Because the AMRESCO common shares will be publicly traded, however, no assurance can be given that AMRESCO will remain a "domestically controlled REIT."

     If AMRESCO were not a domestically controlled REIT but was a United States real property holding corporation, whether or not a non-U.S. shareholder's sale of shares would be subject to tax under FIRPTA would depend on whether or not the common shares were regularly traded on an established securities market (such as the NYSE) and on the size of selling non-U.S. shareholder's interest in its capital shares. If the gain
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on the sale of shares were to be subject to taxation under FIRPTA, the non-U.S.
shareholder will be subject to the same treatment as U.S. shareholders with respect to that gain (subject to applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals and the possible application of the 30% branch profits tax in the case of foreign corporations) and the purchaser of its common shares may be required to withhold 10% of the gross purchase price.

     Gain not subject to FIRPTA will be taxable to a non-U.S. shareholder if (1) investment in the AMRESCO common shares is effectively connected with the non-U.S. shareholder's United States trade or business, in which case the non-U.S. shareholder will be subject to the same treatment as U.S. shareholders with respect to that gain, and may also be subject to the 30% branch profits tax in the case of a corporate non-U.S. shareholder, or (2) the non-U.S. shareholder is a nonresident alien individual who was present in the United States for 183 days or more during the taxable year and has a "tax home" in the United States, in which case the nonresident alien individual will be subject to a 30% withholding tax on the individual's capital gains.

     Estate tax

     AMRESCO common shares owned or treated as owned by an individual who is not a citizen or resident (as specially defined for U.S. federal estate tax purposes) of the United States at the time of death will be includable in the individual's gross estate for U.S. federal estate tax purposes, unless an applicable estate tax treaty provides otherwise. Such individual's estate may be subject to U.S. federal estate tax on the property includable in the estate for U.S. federal estate tax purposes.

PROPOSED LEGISLATION


     The rules dealing with federal income taxation are constantly under review by Congress, the IRS and the Treasury Department. For example, on February 1, 1999, President Clinton released a proposed budget for fiscal year 2000. The budget proposal contained a variety of proposed income tax changes, three of which pertain to REITs. First, under current law, REITs may not own more than 10% of the voting stock of a regular corporation. Under the proposal, they also would not be permitted to own more than 10% of the value of all classes of stock of a corporation unless the corporation qualified as a "qualified business subsidiary" or a "qualified independent contractor subsidiary." Even if it did so qualify, the proposal would disallow a deduction for all interest payments on debt to, or guaranteed by, a REIT that owns stock of such entities. Second, a new restriction would be imposed on REITs, prohibiting any one person other than a REIT from owning more than 50% of the total combined voting power of all voting stock or more than 50% of the total value of shares of all classes of stock of the REIT. Current law already contains ownership restrictions applicable to individuals; this new limitation would affect owners other than individuals. This proposal would be effective for taxable years beginning on or after the date of first action on the proposal by a congressional committee. Third, a regular C corporation with a fair market value of more than $5,000,000 which elects REIT status or merges into a REIT would be treated as if it had liquidated and distributed all its assets to its shareholders, and its shareholders had then contributed the assets to the electing or existing REIT. This deemed liquidation would cause the regular corporation to be taxed as if it had sold its assets for fair market value and would cause its shareholders to be taxed as if they had sold their stock for fair market value. The proposal would be effective for elections that are first effective for a taxable year beginning after January 1, 2000, and for mergers into REITs after December 31, 1999.



     Partially in response to the first proposal described above, Congress has passed a bill (the Taxpayer Refund Act of 1999) which, if it becomes law, would, among other things, also prohibit a REIT from owning more than 10% of the total voting power and more than 10% of the total value of the outstanding securities of any one issuer such as AMREIT II, Inc., unless that issuer constitutes a "taxable REIT subsidiary." The definition of a taxable REIT subsidiary contained in this bill is broader than the budget proposal definition of a qualified business subsidiary or a qualified independent contractor subsidiary. The bill also contains a provision, similar to the President's budget proposal, that would generally preclude any one entity from directly or constructively owning more than 50% of the stock of a REIT. It does not contain a provision that would require recognition of gain upon a regular C corporation electing to become a REIT, or merging into a

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REIT in a transaction that would otherwise be tax free. President Clinton vetoed this bill. However, it is expected that REIT provisions similar to those contained in the bill will be added to another bill that could be enacted in 1999 or 2000.


     Changes to the federal laws and interpretations thereof could adversely affect the tax consequences of an investment in AMRESCO common shares. AMRESCO cannot predict whether, when, in what forms, or with what effective dates, these or any other provisions could become effective.

STATE, LOCAL AND FOREIGN TAXES

     AMRESCO and its shareholders may be subject to state, local or foreign taxation in various jurisdictions, including those in which it or they transact business or reside. Consequently, prospective shareholders should consult their own tax advisors regarding the effect of state, local and foreign income and other tax laws on an investment in AMRESCO common shares.

                      WHERE YOU CAN FIND MORE INFORMATION

     AMRESCO and Impac are subject to the reporting requirements of the Securities Exchange Act of 1934, and each files reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any materials AMRESCO or Impac files with the Securities and Exchange Commission at its Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the Securities and Exchange Commission at 1-800-SEC-0330. In addition, the Securities and Exchange Commission maintains an Internet site that contains reports, proxies, information statements and other information regarding issuers that file electronically, and the address of that site is http://www.sec.gov. AMRESCO's outstanding common shares are listed on the NASDAQ Stock Market under the symbol "AMCT," and Impac's common stock is listed on the American Stock Exchange under the symbol "ICH." All reports, proxy statements and other information filed by AMRESCO with the NASDAQ Stock Market may be inspected at the National Association of Securities Dealers' offices at 1735 K Street, N.W., Washington, D.C. 20006. All reports, proxy statements and other information filed by Impac with the American Stock Exchange may be inspected at the American Stock Exchange's offices at 86 Trinity Place, New York, New York 10006-1881.

     AMRESCO [has filed] with the Securities and Exchange Commission a registration statement on Form S-4 under the Securities Act of 1933 with respect to the common shares of AMRESCO being issued in the merger. This document, which is part of the registration statement, does not contain all of the information set forth in the registration statement. Parts of the registration statement are omitted from this document in accordance with the rules and regulations of the Securities and Exchange Commission. For further information, your attention is directed to the registration statement. Statements made in this document concerning the contents of any documents referred to herein are not necessarily complete, and in each case are qualified in all respects by reference to the copy of such document filed with the Securities and Exchange Commission.

     You should rely only on the information contained in this document. We have not authorized anyone to provide you with information that is inconsistent with information contained in this document. This document is not an offer to sell these securities in any state where the offer and sale of these securities is not permitted. The information in this document is current as of the date it is mailed to security holders, and not necessarily as of any later date. If any material change occurs during the period that this document is required to be delivered, this document will be supplemented or amended.

     All information regarding AMRESCO in this document has been supplied by AMRESCO, and all information regarding Impac in this document has been supplied by Impac.

                                 LEGAL MATTERS

     The validity of the AMRESCO common shares offered to holders of Impac common stock by this document has been passed upon for AMRESCO by Locke Liddell & Sapp LLP, Dallas, Texas, which has also rendered opinions as to tax aspects of the merger and as to AMRESCO's continued REIT qualification following the merger. An opinion as to the tax aspects of the merger has been rendered for Impac by Skadden, Arps, Slate, Meagher & Flom LLP and an opinion as to Impac's qualification as a REIT has been rendered for Impac by Brown & Wood LLP.

                                    EXPERTS

     The consolidated financial statements of AMRESCO as of December 31, 1998 and for the period from February 2, 1998 (date of initial capitalization) through December 31, 1998 included herein have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is included herein, and has been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

     The consolidated financial statements of Impac as of December 31, 1998 and 1997, and for the year ended December 31, 1998 and for the period from January 15, 1997 to December 31, 1997, have been included herein and in the registration statement in reliance upon the report of KPMG LLP, independent auditors, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

                                 OTHER MATTERS

     Representatives of Deloitte & Touche LLP are expected to be present at the AMRESCO special meeting, will have the opportunity to make a statement if they so desire and will be available to respond to appropriate questions. Representatives of KPMG LLP are expected to be present at the Impac special meeting, will have the opportunity to make a statement if they so desire and will be available to respond to appropriate questions.


                             SHAREHOLDER PROPOSALS



     Any proposal by an AMRESCO shareholder intended to be presented at the 2000 annual meeting of shareholders must be received by AMRESCO at its principal executive offices not later than December 10, 1999 for inclusion in AMRESCO's proxy statement and form of proxy relating to AMRESCO's 2000 annual meeting of shareholders.



     The next Impac annual meeting has been rescheduled to a date to be determined by the Impac board after the special meeting of stockholders contemplated by this document. Any proposal by an Impac stockholder intended to be presented at the next annual meeting of stockholders must be received by Impac at its principal executive offices not later than the tenth day following the day on which Impac first publicly announces the date of such meeting for inclusion in Impac's proxy statement and form of proxy relating to Impac's next annual meeting of stockholders. If the merger is consummated, Impac will cease to exist as a separate entity and no further stockholder meetings will be held.

      INDEPENDENT AUDITORS' REPORTS AND CONSOLIDATED FINANCIAL STATEMENTS


                                     INDEX


                                                              PAGE
                                                              ----
                      AMRESCO CAPITAL TRUST
Consolidated Balance Sheets -- June 30, 1999 (unaudited) and
  December 31, 1998.........................................   F-2
Consolidated Statements of Income -- For the Three and Six
  Months Ended June 30, 1999, the Three Months Ended June
  30, 1998 and the Period from February 2, 1998 (Date of
  Initial Capitalization) through June 30, 1998
  (unaudited)...............................................   F-3
Consolidated Statement of Changes in Shareholders'
  Equity -- For the Six Months Ended June 30, 1999
  (unaudited)...............................................   F-4
Consolidated Statements of Cash Flows -- For the Six Months
  Ended June 30, 1999 and the Period from February 2, 1998
  (Date of Initial Capitalization) through June 30, 1998
  (unaudited)...............................................   F-5
Notes to Consolidated Financial Statements..................   F-6
                      AMRESCO CAPITAL TRUST
Independent Auditors' Report................................  F-15
Consolidated Balance Sheet -- December 31, 1998.............  F-16
Consolidated Statement of Income -- For the Period from
  February 2, 1998 (Date of Initial Capitalization) through
  December 31, 1998.........................................  F-17
Consolidated Statement of Changes in Shareholders'
  Equity -- For the Period from February 2, 1998 (Date of
  Initial Capitalization) through December 31, 1998.........  F-18
Consolidated Statement of Cash Flows -- For the Period from
  February 2, 1998 (Date of Initial Capitalization) through
  December 31, 1998.........................................  F-19
Notes to Consolidated Financial Statements..................  F-20
         IMPAC COMMERCIAL HOLDINGS, INC. AND SUBSIDIARIES
Consolidated Balance Sheets, June 30, 1999 (unaudited) and
  December 31, 1998.........................................  F-35
Consolidated Statements of Operations and Comprehensive
  Earnings, For the Three Months and Six Months Ended June
  30, 1999 and 1998 (unaudited).............................  F-36
Consolidated Statements of Cash Flows, For the Six Months
  Ended June 30, 1999 and 1998 (unaudited)..................  F-37
Notes to Consolidated Financial Statements..................  F-38
         IMPAC COMMERCIAL HOLDINGS, INC. AND SUBSIDIARIES
Independent Auditors' Report................................  F-44
Consolidated Balance Sheets at December 31, 1998 and
  1997......................................................  F-45
Consolidated Statements of Operations and Comprehensive
  Earnings (Loss) for the year ended December 31, 1998 and
  for the period from January 15, 1997 (commencement of
  operations) through December 31, 1997.....................  F-46
Consolidated Statement of Changes in Stockholders' Equity
  for the period from January 15, 1997 (commencement of
  operations) through December 31, 1998.....................  F-47
Consolidated Statements of Cash Flows for the year ended
  December 31, 1998 and for the period from January 15, 1997
  (commencement of operations) through December 31, 1997....  F-48
Notes to Consolidated Financial Statements..................  F-49
       IMPAC COMMERCIAL CAPITAL CORPORATION AND SUBSIDIARY
Independent Auditors' Report................................  F-70
Consolidated Balance Sheets at December 31, 1998 and
  1997......................................................  F-71
Consolidated Statements of Operations for the year ended
  December 31, 1998 and for the period from January 15, 1997
  (commencement of operations) through December 31, 1997....  F-72
Consolidated Statement of Changes in Shareholders' Equity
  and for the period from January 15, 1997 (commencement of
  operations) through December 31, 1998.....................  F-73
Consolidated Statements of Cash Flows for the year ended
  December 31, 1998 and for the period from January 15, 1997
  (commencement of operations) through December 31, 1997....  F-74
Notes to Consolidated Financial Statements..................  F-75

                             AMRESCO CAPITAL TRUST

                          CONSOLIDATED BALANCE SHEETS
                       (IN THOUSANDS, EXCEPT SHARE DATA)


                                                               JUNE 30,
                                                                 1999        DECEMBER 31,
                                                              (UNAUDITED)        1998
                                                              -----------    ------------
ASSETS
  Mortgage loans held for long-term investment, net.........   $114,506        $ 96,976
  Acquisition, development and construction loan
     arrangements accounted for as real estate or
     investments in joint ventures..........................     34,987          39,550
                                                               --------        --------
  Total loan investments....................................    149,493         136,526
  Allowance for loan losses.................................     (2,048)         (1,368)
                                                               --------        --------
  Total loan investments, net of allowance for losses.......    147,445         135,158
  Commercial mortgage-backed securities -- available for
     sale (at fair value)...................................     26,099          28,754
  Real estate, net of accumulated depreciation of $297 and
     $56, respectively......................................     40,223          10,273
  Investments in unconsolidated partnerships and
     subsidiary.............................................     11,696           3,271
  Receivables and other assets..............................      5,431           3,681
  Cash and cash equivalents.................................      3,770           9,789
                                                               --------        --------
          TOTAL ASSETS......................................   $234,664        $190,926
                                                               ========        ========
LIABILITIES AND SHAREHOLDERS' EQUITY
LIABILITIES:
  Accounts payable and other liabilities....................   $  2,103        $    941
  Amounts due to affiliates.................................      5,968           6,268
  Repurchase agreement......................................     10,393              --
  Line of credit............................................     59,338          39,338
  Non-recourse debt on real estate..........................     26,998           7,500
  Dividends payable.........................................         --           4,002
                                                               --------        --------
          TOTAL LIABILITIES.................................    104,800          58,049
                                                               --------        --------
  Minority interests........................................        500           2,611
                                                               --------        --------
COMMITMENTS AND CONTINGENCIES (NOTE 3)
SHAREHOLDERS' EQUITY:
  Preferred stock, $.01 par value, 49,650,000 shares
     authorized, no shares issued...........................         --              --
  Series A junior participating preferred stock, $.01 par
     value, 350,000 shares authorized, no shares issued.....         --              --
  Common stock, $.01 par value, 200,000,000 shares
     authorized, 10,015,111 and 10,006,111 shares issued and
     outstanding, respectively..............................        100             100
  Additional paid-in capital................................    140,998         140,941
  Unearned stock compensation...............................       (435)           (848)
  Accumulated other comprehensive income (loss).............     (9,296)         (6,475)
  Distributions in excess of accumulated earnings...........     (2,003)         (3,452)
                                                               --------        --------
          TOTAL SHAREHOLDERS' EQUITY........................    129,364         130,266
                                                               --------        --------
          TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY........   $234,664        $190,926
                                                               ========        ========


                See notes to consolidated financial statements.

                             AMRESCO CAPITAL TRUST

                       CONSOLIDATED STATEMENTS OF INCOME
                (UNAUDITED; IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                         PERIOD FROM
                                                                                         FEBRUARY 2,
                                                    THREE MONTHS ENDED    SIX MONTHS        1998
                                                         JUNE 30,            ENDED         THROUGH
                                                    ------------------     JUNE 30,       JUNE 30,
                                                     1999       1998         1999           1998
                                                    -------    -------    -----------    -----------
REVENUES:
  Interest income on mortgage loans...............  $3,878     $  140       $ 6,935        $  140
  Income from commercial mortgage-backed
     securities...................................     934         37         1,848            37
  Operating income from real estate...............     831         17         1,177            17
  Equity in earnings of unconsolidated subsidiary,
     partnerships and other real estate
     ventures.....................................      64        160           134           160
  Interest income from short-term investments.....      36        907           122           907
                                                    ------     ------       -------        ------
          TOTAL REVENUES..........................   5,743      1,261        10,216         1,261
                                                    ------     ------       -------        ------
EXPENSES:
  Interest expense................................   1,069         --         1,658            --
  Management fees.................................     415        193         1,003           193
  General and administrative......................     259        198           782           198
  Depreciation....................................     211          3           297             3
  Participating interest in mortgage loans........     644         --           829            --
  Provision for loan losses.......................     438        110         1,180           110
                                                    ------     ------       -------        ------
          TOTAL EXPENSES..........................   3,036        504         5,749           504
                                                    ------     ------       -------        ------
INCOME BEFORE GAINS...............................   2,707        757         4,467           757
  Gain associated with repayment of ADC loan
     arrangement..................................      --         --           584            --
                                                    ------     ------       -------        ------
NET INCOME........................................  $2,707     $  757       $ 5,051        $  757
                                                    ======     ======       =======        ======
EARNINGS PER COMMON SHARE:
  Basic...........................................  $ 0.27     $ 0.14       $  0.50        $ 0.23
                                                    ======     ======       =======        ======
  Diluted.........................................  $ 0.27     $ 0.14       $  0.50        $ 0.23
                                                    ======     ======       =======        ======
WEIGHTED AVERAGE NUMBER OF COMMON SHARES
  OUTSTANDING:
  Basic...........................................  10,000      5,495        10,000         3,356
                                                    ======     ======       =======        ======
  Diluted.........................................  10,012      5,498        10,009         3,358
                                                    ======     ======       =======        ======

                See notes to consolidated financial statements.

                             AMRESCO CAPITAL TRUST

           CONSOLIDATED STATEMENT OF CHANGES IN SHAREHOLDERS' EQUITY
                     FOR THE SIX MONTHS ENDED JUNE 30, 1999
                  (UNAUDITED; IN THOUSANDS, EXCEPT SHARE DATA)

                                  COMMON STOCK
                                 $.01 PAR VALUE                                   ACCUMULATED    DISTRIBUTIONS
                               -------------------   ADDITIONAL     UNEARNED         OTHER       IN EXCESS OF        TOTAL
                               NUMBER OF              PAID-IN        STOCK       COMPREHENSIVE    ACCUMULATED    SHAREHOLDERS'
                                 SHARES     AMOUNT    CAPITAL     COMPENSATION   INCOME (LOSS)     EARNINGS         EQUITY
                               ----------   ------   ----------   ------------   -------------   -------------   -------------
Balance at January 1, 1999...  10,006,111    $100     $140,941       $(848)         $(6,475)        $(3,452)       $130,266
Issuance of trust managers'
  restricted shares..........       9,000      --           91         (91)                                              --
Issuance of warrants.........                              400                                                          400
Decrease in fair value of
  compensatory options.......                             (434)        434                                               --
Amortization of unearned
  trust manager
  compensation...............                                           45                                               45
Amortization of compensatory
  options....................                                           25                                               25
Dividends declared ($0.36 per
  common share)..............                                                                        (3,602)         (3,602)
Unrealized loss on securities
  available for sale.........                                                        (2,821)                         (2,821)
Net income...................                                                                         5,051           5,051
                               ----------    ----     --------       -----          -------         -------        --------
Balance at June 30, 1999.....  10,015,111    $100     $140,998       $(435)         $(9,296)        $(2,003)       $129,364
                               ==========    ====     ========       =====          =======         =======        ========

                See notes to consolidated financial statements.

                             AMRESCO CAPITAL TRUST

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                           (UNAUDITED, IN THOUSANDS)

                                                                             PERIOD FROM
                                                                             FEBRUARY 2,
                                                              SIX MONTHS        1998,
                                                                 ENDED         THROUGH
                                                               JUNE 30,       JUNE 30,
                                                                 1999           1998
                                                              -----------    -----------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income................................................   $  5,051       $    757
  Adjustments to reconcile net income to net cash provided
    by operating activities:
    Provision for loan losses...............................      1,180            110
    Depreciation............................................        297              3
    Gain associated with repayment of ADC loan
     arrangement............................................       (584)            --
    Amortization of prepaid assets..........................        117             46
    Discount amortization on commercial mortgage-backed
     securities.............................................       (170)            --
    Amortization of compensatory stock options and unearned
     trust manager compensation.............................         70             95
    Amortization of loan commitment fees....................       (324)           (10)
    Receipt of loan commitment fees.........................        186            568
    Increase in receivables and other assets................     (1,191)          (615)
    Decrease (increase) in interest receivable related to
     commercial mortgage-backed securities..................          4            (96)
    Increase in accounts payable and other liabilities......      1,162            924
    Increase in amounts due to affiliates...................        984            139
    Increase in deferred income.............................         --            294
    Equity in undistributed earnings of unconsolidated
     subsidiary, partnerships and other real estate
     ventures...............................................       (134)          (160)
    Distributions from unconsolidated subsidiary and other
     real estate venture....................................        201             69
                                                               --------       --------
        NET CASH PROVIDED BY OPERATING ACTIVITIES...........      6,849          2,124
                                                               --------       --------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Investments in mortgage loans.............................    (31,778)       (22,113)
  Investments in ADC loan arrangements......................    (15,191)       (14,100)
  Sale of mortgage loan to affiliate........................      4,585             --
  Principal collected on mortgage loans.....................      8,072             --
  Principal and interest collected on ADC loan
    arrangement.............................................     11,513             --
  Investments in real estate................................    (30,191)            --
  Investments in unconsolidated partnerships and
    subsidiary..............................................     (2,334)        (3,501)
  Purchase of commercial mortgage-backed securities.........         --        (11,882)
                                                               --------       --------
        NET CASH USED IN INVESTING ACTIVITIES...............    (55,324)       (51,596)
                                                               --------       --------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from borrowings under line of credit.............     20,000             --
  Proceeds from borrowings under repurchase agreement.......     11,795             --
  Repayment of borrowings under repurchase agreement........     (1,402)            --
  Proceeds from financing provided by affiliate.............        725             --
  Proceeds from non-recourse debt on real estate............     19,498             --
  Deferred financing costs associated with line of credit...       (120)            --
  Deferred financing costs associated with non-recourse debt
    on real estate..........................................       (436)            --
  Net proceeds from issuance of common stock................         --        139,717
  Dividends paid to common shareholders.....................     (7,604)            --
                                                               --------       --------
        NET CASH PROVIDED BY FINANCING ACTIVITIES...........     42,456        139,717
                                                               --------       --------
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS........     (6,019)        90,245
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD..............      9,789             --
                                                               --------       --------
CASH AND CASH EQUIVALENTS, END OF PERIOD....................   $  3,770       $ 90,245
                                                               ========       ========
SUPPLEMENTAL INFORMATION:
  Interest paid, net of amount capitalized..................   $  1,369       $     --
                                                               ========       ========
  Income taxes paid.........................................   $     25       $     --
                                                               ========       ========
  Minority interest contributions associated with ADC loan
    arrangements............................................   $     --       $    500
                                                               ========       ========
  Minority interest distribution associated with ADC loan
    arrangement.............................................   $  2,111       $     --
                                                               ========       ========
  Receivables transferred in satisfaction of amounts due to
    affiliate...............................................   $    280       $     --
                                                               ========       ========
  Amounts due to affiliate discharged in connection with
    sale of mortgage loan...................................   $  1,729       $     --
                                                               ========       ========
  Issuance of warrants in connection with line of credit....   $    400       $     --
                                                               ========       ========

                See notes to consolidated financial statements.

                             AMRESCO CAPITAL TRUST

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                 JUNE 30, 1999
                                  (UNAUDITED)

1. ORGANIZATION AND RELATIONSHIPS

     AMRESCO Capital Trust (the "Company"), a real estate investment trust ("REIT"), was organized under the laws of the State of Texas. The Company was formed to take advantage of certain mid- to high-yield lending and investment opportunities in real estate related assets, including various types of commercial mortgage loans (including, among others, participating loans, mezzanine loans, acquisition loans, construction loans, rehabilitation loans and bridge loans), commercial mortgage-backed securities ("CMBS"), commercial real estate, equity investments in joint ventures and/or partnerships, and certain other real estate related assets. The Company was initially capitalized on February 2, 1998 and commenced operations on May 12, 1998, concurrent with the completion of its initial public offering ("IPO") of 9,000,000 common shares and private placement of 1,000,011 common shares.

     Pursuant to the terms of a Management Agreement dated as of May 12, 1998 and subject to the direction and oversight of the Board of Trust Managers, the Company's day-to-day operations are managed by AMREIT Managers, L.P. (the "Manager"), an affiliate of AMRESCO, INC. (together with its affiliated entities, the "AMRESCO Group"). For its services, the Manager is entitled to receive a base management fee equal to 1% per annum of the Company's Average Invested Non-Investment Grade Assets, as defined, and 0.5% per annum of the Company's Average Invested Investment Grade Assets, as defined. In addition to the base management fee, the Manager is entitled to receive incentive compensation in an amount equal to 25% of the dollar amount by which Funds From Operations (as defined by the National Association of Real Estate Investment Trusts), as adjusted, exceeds a certain threshold. The Manager is also entitled to receive reimbursement for its costs of providing certain services to the Company. The base management fee, reimbursable expenses and incentive fee, if any, are payable quarterly in arrears. During the three and six months ended June 30, 1999, base management fees charged to the Company totaled $511,000 and $958,000, respectively. Reimbursable expenses charged to the Company during these periods totaled $70,000 and $104,000, respectively. During the three months ended June 30, 1998 and the period from February 2, 1998 (date of initial capitalization) through June 30, 1998, base management fees charged to the Company totaled $123,000; reimbursable expenses charged to the Company during these periods totaled $16,000. Since its inception, no incentive fees have been charged to the Company. Immediately after the closing of the IPO, the Manager was granted options to purchase 1,000,011 common shares; 70% of the options are exercisable at an option price of $15.00 per share and the remaining 30% of the options are exercisable at an option price of $18.75 per share. During the three and six months ended June 30, 1999, management fees included compensatory option charges totaling $(96,000) and $45,000, respectively. During the three months ended June 30, 1998 and the period from February 2, 1998 (date of initial capitalization) through June 30, 1998, management fees included compensatory option charges totaling $70,000.

2. BASIS OF PRESENTATION

     The accompanying unaudited consolidated financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and with the instructions to Form 10-Q and Article 10, Rule 10-01 of Regulation S-X. Accordingly, they do not include all of the information and disclosures required by generally accepted accounting principles for complete financial statements. The consolidated financial statements include the accounts of the Company, its wholly-owned subsidiaries and a majority-owned partnership. The Company accounts for its investment in AMREIT II, Inc., a taxable subsidiary, using the equity method of accounting, and thus reports its share of income or loss based on its ownership interest. The Company uses the equity method of accounting due to the non-voting nature of its ownership interest and because the Company is entitled to substantially all of the economic benefits of ownership of AMREIT II, Inc. The Company owns non-controlling interests in two partnerships; the Company accounts for these investments using the equity method of accounting and thus reports its share

                             AMRESCO CAPITAL TRUST
of income or loss based on its ownership interests. The accompanying financial statements should be read in conjunction with the Company's consolidated financial statements and notes thereto included in the Company's Annual Report on Form 10-K for the year ended December 31, 1998 (the "10-K"). The notes to the financial statements included herein highlight significant changes to the notes included in the 10-K.

     In the opinion of management, the accompanying consolidated financial statements include all adjustments (consisting of normal and recurring accruals) necessary for a fair presentation of the interim financial statements. Operating results for the periods presented are not necessarily indicative of the results that may be expected for the entire fiscal year or any other interim period.

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of certain assets and liabilities at the date of the financial statements and revenues and expenses for the reporting period. Significant estimates include the valuation of commercial mortgage-backed securities, the allowance for loan losses and the determination of the fair value of certain share option awards and warrants. Actual results may differ from those estimates.

     Certain prior period amounts have been reclassified to conform with the current period's presentation.

3. LOAN INVESTMENTS

     During the three months ended June 30, 1999, the Company originated one loan and two of the Company's loans were fully repaid. During the six months ended June 30, 1999, four of the Company's loans were fully repaid, one loan origination was closed and one loan was sold to AMRESCO Commercial Finance, Inc. ("ACFI"), a member of the AMRESCO Group; additionally, one loan was reclassified, net of a $500,000 charge-off, to investment in unconsolidated subsidiary following the subsidiary's acquisition (through foreclosure on February 25, 1999) of the partnership interests of one of the Company's borrowers. As of June 30, 1999, the Company's loan investments are summarized as follows (dollars in thousands):

                                                                                                                   AMOUNT
                                                                                                               OUTSTANDING AT
 DATE OF INITIAL        SCHEDULED                                                                 COMMITMENT      JUNE 30,
    INVESTMENT           MATURITY           LOCATION        PROPERTY TYPE    COLLATERAL POSITION    AMOUNT          1999
------------------  ------------------  ----------------  -----------------  -------------------  ----------   --------------
May 12, 1998        March 31, 2001      Richardson, TX    Office             Second Lien           $ 14,700       $ 13,032
June 1, 1998        June 1, 2001        Houston, TX       Office             First Lien              11,800         10,353
June 12, 1998       June 30, 2000       Pearland, TX      Apartment          First Lien              12,827         10,987
June 17, 1998       June 30, 2000       San Diego, CA     R&D/Bio-Tech       First Lien               5,560          4,570
June 19, 1998       June 18, 2000       Houston, TX       Office             First Lien              24,000         14,016
June 22, 1998       June 19, 2000       Wayland, MA       Office             First Lien              45,000         36,951
July 1, 1998        July 1, 2001        Dallas, TX        Office             Ptrshp Interests        10,068          7,017
July 2, 1998        June 30, 2000       Washington, D.C.  Office             First Lien               7,000          5,882
July 10, 1998       July 31, 2000       Pasadena, TX      Apartment          First Lien               3,350          2,900
September 1, 1998   February 28, 2001   Los Angeles, CA   Mixed Use          First Lien              18,419         17,418
September 30, 1998  Various             San Antonio, TX/  Residential Lots   First Lien               8,400          2,536
                                        Sunnyvale, TX
September 30, 1998  October 7, 1999     Ft. Worth, TX     Apartment          Ptrshp Interests         2,650          2,649
September 30, 1998  December 31, 1999   Dallas, TX        Medical Office     First Lien               3,015          2,596
September 30, 1998  September 22, 1999  Norwood, MA       Industrial/Office  First Lien               8,765          8,195
October 1, 1998     December 31, 1999   Richardson, TX    Office             First Lien                 567            300
May 18, 1999        May 19, 2001        Irvine, CA        Office             First Lien              15,260         12,883
                                                                                                   --------       --------
                                                                                                   $191,381       $152,285
                                                                                                   ========       ========


                    INTEREST   INTEREST
 DATE OF INITIAL      PAY      ACCRUAL
    INVESTMENT        RATE       RATE
------------------  --------   --------
May 12, 1998          10.0%      12.0%
June 1, 1998          12.0%      12.0%
June 12, 1998         10.0%      11.5%
June 17, 1998         10.0%      13.5%
June 19, 1998         12.0%      12.0%
June 22, 1998         10.5%      10.5%
July 1, 1998          10.0%      15.0%
July 2, 1998          10.5%      10.5%
July 10, 1998         10.0%      14.0%
September 1, 1998     10.0%      12.0%
September 30, 1998    10.0%      14.0%
September 30, 1998    10.5%      16.0%
September 30, 1998    10.0%      13.0%
September 30, 1998    10.0%      12.5%
October 1, 1998        9.3%      15.0%
May 18, 1999          10.0%      12.0%

     At June 30, 1999, amounts outstanding under construction loans, acquisition/rehabilitation loans, acquisition loans, land development loans and bridge loans totaled $40,684,000, $47,017,000, $53,553,000, $2,836,000 and
$8,195,000, respectively.

                             AMRESCO CAPITAL TRUST

     Three of the 16 loan investments provide the Company with the opportunity for profit participation in excess of the contractual interest accrual rates. The loan investments are classified as follows (in thousands):

                                                     LOAN AMOUNT      BALANCE SHEET
                                                    OUTSTANDING AT      AMOUNT AT
                                                       JUNE 30,         JUNE 30,
                                                         1999             1999
                                                    --------------    -------------
Mortgage loans, net...............................     $115,695         $114,506
Real estate, net..................................       29,573           28,740
Investment in real estate venture.................        7,017            6,247
                                                       --------         --------
  Total ADC loan arrangements.....................       36,590           34,987
                                                       --------         --------
Total loan investments............................     $152,285          149,493
                                                       ========
Allowance for loan losses.........................                        (2,048)
                                                                        --------
Total loan investments, net of allowance for
  losses..........................................                      $147,445
                                                                        ========

     The differences between the outstanding loan amounts and the balance sheet amounts are due primarily to loan commitment fees, interest fundings, minority interests, capitalized interest and accumulated depreciation.

     ADC loan arrangements accounted for as real estate consisted of the following at June 30, 1999 (in thousands):

Land...............................................  $ 4,648
Buildings and improvements.........................    4,377
Construction in progress...........................   19,815
                                                     -------
  Total............................................   28,840
Less: Accumulated depreciation.....................     (100)
                                                     -------
                                                     $28,740
                                                     =======

     A summary of activity for mortgage loans and ADC loan arrangements accounted for as real estate or investments in joint ventures is as follows (in thousands):

Balance at December 31, 1998......................  $136,791
Investments in loans..............................    48,052
Collections of principal..........................   (19,405)
Cost of mortgage sold.............................    (6,314)
Foreclosure (partnership interests)...............    (6,839)
                                                    --------
Balance at June 30, 1999..........................  $152,285
                                                    ========

     The activity in the allowance for loan losses was as follows (in thousands):

Balance at December 31, 1998........................  $1,368
Provision for losses................................   1,180
Charge-offs.........................................    (500)
Recoveries..........................................      --
                                                      ------
Balance at June 30, 1999............................  $2,048
                                                      ======

                             AMRESCO CAPITAL TRUST

     As of June 30, 1999, the Company had outstanding commitments to fund approximately $39,096,000 under 16 loans, of which $990,000 is reimbursable by ACFI. The Company is obligated to fund these commitments to the extent that the borrowers are not in violation of any of the conditions established in the loan agreements. Commitments generally have fixed expiration dates or other termination clauses and may require the payment of a fee if amounts are repaid to the Company during certain prepayment lock-out periods. A portion of the commitments could expire without being drawn upon and therefore the total commitment amounts do not necessarily represent future cash requirements.

4. REAL ESTATE

     On April 30, 1999, the Company (through a majority-owned partnership) acquired interests in three newly constructed, grocery-anchored shopping centers in the Dallas/Fort Worth (Texas) area. These properties, which were acquired by subsidiary partnerships at an aggregate purchase price of $30.2 million, include an 86,516 square foot facility in Flower Mound, Texas, a 61,440 square foot facility in Fort Worth, Texas and an 85,611 square foot facility in Grapevine, Texas. In connection with these acquisitions, the subsidiary partnerships which hold title to these assets obtained non-recourse financing aggregating $19.5 million from an unaffiliated third party (Note 5). Immediately prior to the closing, the Company contributed $11.4 million of capital to the partnership. The proceeds from this contribution were used to fund the balance of the purchase price, to pay costs associated with the financing and to provide initial working capital to the title-holding partnerships.

     Real estate, which is comprised entirely of amounts derived from the Company's partnership investment, consisted of the following at June 30, 1999 and December 31, 1998 (in thousands):

                                                        JUNE 30,    DECEMBER 31,
                                                          1999          1998
                                                        --------    ------------
Land..................................................  $11,285       $ 2,353
Buildings and improvements............................   29,235         7,976
                                                        -------       -------
     Total............................................   40,520        10,329
Less: Accumulated depreciation........................     (297)          (56)
                                                        -------       -------
                                                        $40,223       $10,273
                                                        =======       =======

     In connection with the partnership's procurement of third party financing, the Company was required to post two irrevocable standby letters of credit totaling $1,084,000. The letters of credit, which were cancelled on May 4, 1999, were collateralized by certificates of deposit in a like amount; the certificates of deposit mature on August 31, 1999. Concurrent with the cancellation and as a replacement for a portion thereof related to the financing for an additional acquisition, the Company posted an irrevocable standby letter of credit in the amount of $304,000. This letter of credit, which expires on September 15, 1999, is collateralized by a $304,000 certificate of deposit which matures on September 30, 1999. The certificates of deposit aggregating $1,388,000 at June 30, 1999 are included in receivables and other assets in the consolidated balance sheet.

5. DEBT AND FINANCING FACILITIES

     Effective as of July 1, 1998, the Company (and certain of its subsidiaries) entered into a $400 million Interim Warehouse and Security Agreement (the "Line of Credit") with Prudential Securities Credit Corporation ("PSCC"). Subject to certain limitations, borrowings under the facility can be used to finance the Company's structured loan and equity real estate investments. Prior to the modifications discussed below, borrowings under the Line of Credit bore interest at rates ranging from LIBOR plus 1% per annum to LIBOR plus 2% per annum depending upon the type of asset, its loan-to-value ratio and the advance rate selected by

                             AMRESCO CAPITAL TRUST
the Company. Advance rates on eligible assets ranged from 50% to 95% depending upon the asset's characteristics.

     Effective as of May 4, 1999, the Company (and certain of its subsidiaries) entered into an Amended and Restated Interim Warehouse and Security Agreement (the "Amended Line of Credit") with PSCC; the agreement amended the Company's existing Line of Credit. The Amended Line of Credit includes for the following modifications: (1) a reduction in the size of the committed facility from $400 million to $300 million; (2) the elimination of the requirement that assets financed with proceeds from the facility must be securitizable; (3) a reduction in the amount of capital the Company must fund with respect to construction and rehabilitation loans before PSCC is required to begin advancing funds; (4) an extension of the maturity date from July 1, 2000 to November 3, 2000; and (5) the modification to, and addition of, certain sublimits on certain types of loans and assets. Under the Amended Line of Credit, borrowings bear interest at LIBOR plus 1.25% per annum to the extent such borrowings do not exceed the Company's Tangible Net Worth, as defined; borrowings in excess of the Company's Tangible Net Worth bear interest at LIBOR plus 3%. At June 30, 1999, the weighted average interest rate under this facility was 6.19%.

     As compensation for entering into the Amended Line of Credit and extending the maturity date, the Company granted warrants to Prudential Securities Incorporated, an affiliate of PSCC, to purchase 250,002 common shares of beneficial interest at $9.83 per share. The exercise price represents the average closing market price of the Company's common shares for the ten-day period ending on May 3, 1999. The warrants were issued in lieu of a commitment fee or other cash compensation. The estimated fair value of the warrants, totaling $400,000, was measured at the grant date and is being amortized to interest expense over the 18-month term of the facility using the straight-line method.

     Borrowings under the facility are secured by a first lien security interest on all assets funded with proceeds from the Amended Line of Credit. The Amended Line of Credit contains several covenants; among others, the more significant covenants include the maintenance of a $100 million consolidated Tangible Net Worth, subject to adjustment in connection with any future equity offerings; maintenance of a Coverage Ratio, as defined, of not less than 1.4 to 1; and limitation of Total Indebtedness, as defined, to no more than 400% of shareholders' equity.

     On July 2, 1999, the Company terminated its existing $33.6 million (notional) interest rate cap agreement at a loss of $4,000. Concurrently, the Company entered into a new cap agreement to reduce the impact that rising interest rates would have on its floating rate indebtedness. The new agreement, which became effective on August 1, 1999, has a notional amount of $59.0 million. Until its expiration on November 1, 2000, the agreement entitles the Company to receive from the counterparty the amounts, if any, by which one month LIBOR exceeds 6.25%. The premium paid for this cap, totaling $110,000, will be amortized on a straight-line basis over the life of the agreement as an adjustment of interest incurred.

     Three consolidated title-holding partnerships are indebted under the terms of three non-recourse loan agreements with Jackson National Life Insurance Company. The loans, aggregating $19,498,000, bear interest at 6.68% per annum. The loans require interest only payments through January 1, 2002; thereafter, interest and principal payments are due based upon 25-year amortization schedules. The loans, which mature on January 1, 2014, prohibit any prepayment of the outstanding principal prior to January 1, 2006. Thereafter, prepayment is permitted at any time, in whole or in part, upon payment of a yield maintenance premium of at least 1% of the then outstanding principal balance.

                             AMRESCO CAPITAL TRUST

     Obligations under various financing arrangements were as follows at June 30, 1999 and December 31, 1998 (in thousands):

                                                        JUNE 30,    DECEMBER 31,
                                                          1999          1998
                                                        --------    ------------
Repurchase agreement..................................  $10,393       $    --
Line of credit........................................   59,338        39,338
Non-recourse debt on real estate......................   26,998         7,500
                                                        -------       -------
                                                        $96,729       $46,838
                                                        =======       =======

6. STOCK-BASED COMPENSATION

     As of June 30, 1999, the estimated fair value of the options granted to the Manager and certain employees of the AMRESCO Group approximated $0.71 per share. The fair value of the options granted was estimated at June 30, 1999 using the Cox-Ross-Rubinstein option pricing model with the following assumptions: risk free interest rates ranging from 5.97% to 6.17%; expected lives ranging from four to seven years; expected volatility of 35%; and dividend yield of 12%. During the three months ended June 30, 1999, compensation cost associated with these options was adjusted to reflect the decline in fair value approximating $0.39 per share. During the three and six months ended June 30, 1999, the three months ended June 30, 1998 and the period from February 2, 1998 (date of initial capitalization) through June 30, 1998, management fees and general and administrative expenses included the following compensatory option charges (in thousands):

                                                                              PERIOD FROM
                                               THREE MONTHS                   FEBRUARY 2,
                                                   ENDED        SIX MONTHS       1998
                                                 JUNE 30,         ENDED         THROUGH
                                               -------------     JUNE 30,      JUNE 30,
                                               1999     1998       1999          1998
                                               -----    ----    ----------    -----------
Management fees..............................  $ (96)   $70        $ 45           $70
General and administrative expenses..........    (47)    14         (20)           14
                                               -----    ---        ----           ---
                                               $(143)   $84        $ 25           $84
                                               =====    ===        ====           ===

     In lieu of cash compensation for their services and participation at regularly scheduled meetings of the Board of Trust Managers, the Company granted 2,250 restricted common shares to each of its four independent trust managers on May 11, 1999. The associated compensation cost is being recognized over the one-year service period.

     At June 30, 1999, 505,506 shares were available for grant in the form of restricted common shares or options to purchase common shares.

7. EARNINGS PER SHARE

     A reconciliation of the numerator and denominator used in computing basic earnings per share and diluted earnings per share for the three and six months ended June 30, 1999, the three months ended June 30,

                             AMRESCO CAPITAL TRUST

1998 and the period from February 2, 1998 (date of initial capitalization) through June 30, 1998, is as follows (in thousands, except per share data):

                                                                                 PERIOD FROM
                                                                                 FEBRUARY 2,
                                           THREE MONTHS ENDED     SIX MONTHS        1998
                                                JUNE 30,             ENDED         THROUGH
                                           -------------------     JUNE 30,       JUNE 30,
                                             1999       1998         1999           1998
                                           --------    -------    -----------    -----------
Net income available to common
  shareholders...........................  $ 2,707     $  757       $ 5,051        $  757
                                           =======     ======       =======        ======
Weighted average common shares
  outstanding............................   10,000      5,495        10,000         3,356
                                           =======     ======       =======        ======
Basic earnings per common share..........  $  0.27     $ 0.14       $  0.50        $ 0.23
                                           =======     ======       =======        ======
Weighted average common shares
  outstanding............................   10,000      5,495        10,000         3,356
Effect of dilutive securities:
  Restricted shares......................       11          3             8             2
  Net effect of assumed exercise of stock
     options.............................        1         --             1            --
                                           -------     ------       -------        ------
Adjusted weighted average shares
  outstanding............................   10,012      5,498        10,009         3,358
                                           =======     ======       =======        ======
Diluted earnings per common share........  $  0.27     $ 0.14       $  0.50        $ 0.23
                                           =======     ======       =======        ======

     Options and warrants to purchase 1,479,511 and 250,002 shares, respectively, of common stock were outstanding at June 30, 1999. Options related to 1,473,511 shares and the warrants were not included in the computation of diluted earnings per share because the exercise prices related thereto were greater than the average market price of the Company's common shares. The Company was initially capitalized on February 2, 1998 with the sale of 100 shares to AMRESCO, INC. The Company had no earnings prior to the commencement of its operations on May 12, 1998. No options or warrants were outstanding during the period from February 2, 1998 through May 11, 1998. When calculated for the period from May 12, 1998 (inception of operations) through June 30, 1998, the Company's basic and diluted earnings were $0.08 per common share.

8. LEASING ACTIVITIES

     As of June 30, 1999, the future minimum lease payments to be received by the Company (through a majority-owned partnership) under noncancellable operating leases, which expire on various dates through 2024, are as follows (in thousands):

1999...............................................  $ 1,849
2000...............................................    3,736
2001...............................................    3,753
2002...............................................    3,779
2003...............................................    3,752
2004 and thereafter................................   56,548
                                                     -------
                                                     $73,417
                                                     =======

     Approximately 85% of the future minimum lease payments disclosed above are due from a regional grocer.

                             AMRESCO CAPITAL TRUST

9. COMPREHENSIVE INCOME

     Comprehensive income is defined as the change in equity of a business enterprise during a period from transactions and other events and circumstances except those resulting from investments by, and distributions to, its owners. Other comprehensive income includes unrealized gains and losses on marketable securities classified as available-for-sale. Comprehensive income during the three and six months ended June 30, 1999, the three months ended June 30, 1998 and the period from February 2, 1998 (date of initial capitalization) through June 30, 1998, is as follows (in thousands):

                                                                              PERIOD FROM
                                             THREE MONTHS                     FEBRUARY 2,
                                                 ENDED         SIX MONTHS        1998
                                               JUNE 30,           ENDED         THROUGH
                                            ---------------     JUNE 30,       JUNE 30,
                                             1999      1998       1999           1998
                                            -------    ----    -----------    -----------
Net income................................  $ 2,707    $757      $ 5,051         $757
Unrealized losses on securities available
  for sale................................   (1,918)     --       (2,821)          --
                                            -------    ----      -------         ----
Comprehensive income......................  $   789    $757      $ 2,230         $757
                                            =======    ====      =======         ====

     The unrealized losses on securities available for sale had no impact on the Company's taxable income or cash flow.

10. SEGMENT INFORMATION

     The Company, as an investor in real estate related assets, operates in only one reportable segment. Within this segment, the Company makes asset allocation decisions based upon its diversification strategies and changes in market conditions. The Company does not have, nor does it rely upon, any major customers. All of the Company's investments are secured directly or indirectly by real estate properties located in the United States; accordingly, all of its revenues were derived from U.S. operations.

11. RECENTLY ISSUED ACCOUNTING STANDARDS

     In June 1998, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities" ("SFAS No. 133"). SFAS No. 133 requires that an entity recognize all derivatives as either assets or liabilities in its balance sheet and that it measure those instruments at fair value. The accounting for changes in the fair value of a derivative (that is, gains and losses) is dependent upon the intended use of the derivative and the resulting designation. SFAS No. 133 generally provides for matching the timing of gain or loss recognition on the hedging instrument with the recognition of (1) the changes in the fair value of the hedged asset or liability that are attributable to the hedged risk or (2) the earnings effect of the hedged forecasted transaction. In June 1999, the FASB issued Statement of Financial Accounting Standards No. 137, "Accounting for Derivative Instruments and Hedging
Activities -- Deferral of the Effective Date of FASB Statement No. 133" ("SFAS No. 137"). SFAS No. 137 deferred the effective date of SFAS No. 133 such that it is now effective for all fiscal quarters of all fiscal years beginning after June 15, 2000, although earlier application is encouraged. The Company has not yet assessed the impact that SFAS No. 133 will have on its financial condition or results of operations.

12. SUBSEQUENT EVENTS

     On July 22, 1999, the Company declared a dividend of $0.39 per share; the dividend is payable on August 16, 1999 to shareholders of record on July 31, 1999.

                             AMRESCO CAPITAL TRUST

     On July 29, 1999, the Company originated a $5,213,000 first lien loan for the acquisition and conversion of a research and development facility in Lexington, Massachusetts; the initial advance under this loan totaled approximately $2,541,000.

     Effective as of August 4, 1999, the Company entered into an Agreement and Plan of Merger (the "Merger Agreement") with Impac Commercial Holdings, Inc. ("ICH"). Pursuant to the Merger Agreement, ICH will be merged with and into the Company, with the Company as the surviving entity (the "Merger"), and each outstanding share of common stock of ICH will be converted into 0.66094 of a common share of the Company. Also pursuant to this agreement, the holder of the outstanding shares of Series B 8.5% Cumulative Convertible Preferred Stock of ICH ("ICH Preferred Stock") will convert all of such shares into 1,683,635 shares of common stock of ICH or, if such conversion does not occur prior to the effective time of the Merger, all of the shares of ICH Preferred Stock will be converted into 1,112,782 common shares of the Company. The Merger will be accounted for under the purchase method of accounting. After the Merger, the Company will have approximately 16.7 million common shares outstanding. The parties anticipate that the Merger will be completed in the fourth quarter of 1999. The transactions contemplated by the Merger Agreement are subject to approval by the shareholders of the Company and ICH.

                          INDEPENDENT AUDITORS' REPORT

To the Board of Trust Managers and Shareholders of AMRESCO Capital Trust

     We have audited the accompanying consolidated balance sheet of AMRESCO Capital Trust (the Company) and its subsidiaries as of December 31, 1998 and the related consolidated statements of income, changes in shareholders' equity and cash flows for the period from February 2, 1998 (date of initial capitalization) through December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of AMRESCO Capital Trust and its subsidiaries as of December 31, 1998, and the results of their operations and their cash flows for the period from February 2, 1998 through December 31, 1998, in conformity with generally accepted accounting principles.

/s/ DELOITTE & TOUCHE LLP

Dallas, Texas
February 4, 1999

                             AMRESCO CAPITAL TRUST

                           CONSOLIDATED BALANCE SHEET
                               DECEMBER 31, 1998
                       (IN THOUSANDS, EXCEPT SHARE DATA)


ASSETS
  Mortgage loans held for long-term investment, net.........  $ 96,976
  Acquisition, development and construction loan
     arrangements accounted for as real estate or
     investments in joint ventures..........................    39,550
                                                              --------
  Total loan investments....................................   136,526
  Allowance for loan losses.................................    (1,368)
                                                              --------
  Total loan investments, net of allowance for losses.......   135,158
  Commercial mortgage-backed securities -- available for
     sale (at fair value)...................................    28,754
  Real estate, net of accumulated depreciation of $56.......    10,273
  Investment in unconsolidated subsidiary...................     3,271
  Receivables and other assets..............................     3,681
  Cash and cash equivalents.................................     9,789
                                                              --------
          TOTAL ASSETS......................................  $190,926
                                                              ========
LIABILITIES AND SHAREHOLDERS' EQUITY
LIABILITIES:
  Accounts payable and other liabilities....................  $    941
  Amounts due to affiliates.................................     6,268
  Line of credit............................................    39,338
  Non-recourse debt on real estate..........................     7,500
  Dividends payable.........................................     4,002
                                                              --------
          TOTAL LIABILITIES.................................    58,049
                                                              --------
  Minority interests........................................     2,611
                                                              --------
COMMITMENTS AND CONTINGENCIES (NOTE 3)
SHAREHOLDERS' EQUITY:
  Preferred stock, $.01 par value, 50,000,000 shares
     authorized, no shares issued...........................        --
  Common stock, $.01 par value, 200,000,000 shares
     authorized, 10,006,111 shares issued and outstanding...       100
  Additional paid-in capital................................   140,941
  Unearned stock compensation...............................      (848)
  Accumulated other comprehensive income (loss).............    (6,475)
  Distributions in excess of accumulated earnings...........    (3,452)
                                                              --------
          Total shareholders' equity........................   130,266
                                                              --------
          Total liabilities and shareholders' equity........  $190,926
                                                              ========


                See notes to consolidated financial statements.

                             AMRESCO CAPITAL TRUST

                        CONSOLIDATED STATEMENT OF INCOME
 FOR THE PERIOD FROM FEBRUARY 2, 1998 (DATE OF INITIAL CAPITALIZATION) THROUGH
                               DECEMBER 31, 1998
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

REVENUES:
  Interest income on mortgage loans.........................    $4,278
  Income from commercial mortgage-backed securities.........     1,563
  Operating income from real estate.........................       392
  Equity in earnings of unconsolidated subsidiary and other
     real estate ventures...................................       588
  Interest income from short-term investments...............     1,924
                                                                ------
          TOTAL REVENUES....................................     8,745
                                                                ------
EXPENSES:
  Interest expense..........................................       567
  Management fees...........................................     1,187
  General and administrative................................     1,294
  Depreciation..............................................       100
  Participating interest in mortgage loans..................       277
  Provision for loan losses.................................     1,368
                                                                ------
          TOTAL EXPENSES....................................     4,793
                                                                ------
NET INCOME..................................................    $3,952
                                                                ======
EARNINGS PER COMMON SHARE:
  Basic.....................................................    $ 0.56
                                                                ======
  Diluted...................................................    $ 0.56
                                                                ======
WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING:
  Basic.....................................................     7,027
                                                                ======
  Diluted...................................................     7,031
                                                                ======

                See notes to consolidated financial statements.

                             AMRESCO CAPITAL TRUST

           CONSOLIDATED STATEMENT OF CHANGES IN SHAREHOLDERS' EQUITY
 FOR THE PERIOD FROM FEBRUARY 2, 1998 (DATE OF INITIAL CAPITALIZATION) THROUGH
                               DECEMBER 31, 1998
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                    COMMON STOCK
                                   $.01 PAR VALUE                                   ACCUMULATED    DISTRIBUTIONS     TOTAL
                                 -------------------   ADDITIONAL     UNEARNED         OTHER       IN EXCESS OF    NONOWNER
                                 NUMBER OF              PAID-IN        STOCK       COMPREHENSIVE    ACCUMULATED     CHANGES
                                   SHARES     AMOUNT    CAPITAL     COMPENSATION   INCOME (LOSS)     EARNINGS      IN EQUITY
                                 ----------   ------   ----------   ------------   -------------   -------------   ---------
Initial capitalization,
  February 2, 1998.............         100      --     $      1
Additional paid-in capital,
  February 11, 1998............          --      --           25
Issuance of common shares
  through IPO, net of offering
  expenses, May 12, 1998.......   9,000,000    $ 90      124,601
Issuance of common shares
  through Private Placement,
  May 12, 1998.................   1,000,011      10       14,990
Issuance of trust managers'
  restricted shares............       6,000      --           90      $   (90)
Total nonowner changes in
  equity Net income............                                                                       $ 3,952       $ 3,952
  Unrealized losses on
    securities available for
    sale.......................                                                       $(6,475)                       (6,475)
                                                                                                                    -------
Comprehensive loss.............                                                                                     $(2,523)
                                                                                                                    =======
Compensatory options granted...                            1,234       (1,234)
Amortization of unearned trust
  manager compensation.........                                            56
Amortization of compensatory
  options......................                                           420
Dividends declared ($0.74 per
  common share)................                                                                        (7,404)
                                 ----------    ----     --------      -------         -------         -------
Balance at December 31, 1998...  10,006,111    $100     $140,941      $  (848)        $(6,475)        $(3,452)
                                 ==========    ====     ========      =======         =======         =======


                                     TOTAL
                                 SHAREHOLDERS'
                                    EQUITY
                                 -------------
Initial capitalization,
  February 2, 1998.............    $      1
Additional paid-in capital,
  February 11, 1998............          25
Issuance of common shares
  through IPO, net of offering
  expenses, May 12, 1998.......     124,691
Issuance of common shares
  through Private Placement,
  May 12, 1998.................      15,000
Issuance of trust managers'
  restricted shares............          --
Total nonowner changes in
  equity Net income............       3,952
  Unrealized losses on
    securities available for
    sale.......................      (6,475)
Comprehensive loss.............
Compensatory options granted...          --
Amortization of unearned trust
  manager compensation.........          56
Amortization of compensatory
  options......................         420
Dividends declared ($0.74 per
  common share)................      (7,404)
                                   --------
Balance at December 31, 1998...    $130,266
                                   ========

                See notes to consolidated financial statements.

                             AMRESCO CAPITAL TRUST

                      CONSOLIDATED STATEMENT OF CASH FLOWS
 FOR THE PERIOD FROM FEBRUARY 2, 1998 (DATE OF INITIAL CAPITALIZATION) THROUGH
                               DECEMBER 31, 1998
                                 (IN THOUSANDS)

CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income................................................  $   3,952
  Adjustments to reconcile net income to net cash provided
     by operating activities:
     Provision for loan losses..............................      1,368
     Depreciation...........................................        100
     Amortization of prepaid assets.........................        162
     Discount amortization on commercial mortgage-backed
      securities............................................       (173)
     Amortization of compensatory stock options and unearned
      trust manager compensation............................        476
     Amortization of loan commitment fees...................       (180)
     Receipt of loan commitment fees........................      1,507
     Increase in receivables and other assets...............     (3,659)
     Increase in interest receivable related to commercial
      mortgage-backed securities............................       (345)
     Increase in accounts payable and other liabilities.....        941
     Increase in amounts due to affiliates..................        736
                                                              ---------
          NET CASH PROVIDED BY OPERATING ACTIVITIES.........      4,885
                                                              ---------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Acquisition of mortgage loans.............................    (25,807)
  Investments in mortgage loans.............................    (73,059)
  Investments in ADC loan arrangements......................    (37,269)
  Principal collected on mortgage loans.....................        563
  Purchase of commercial mortgage-backed securities.........    (34,480)
  Investment in real estate.................................    (10,329)
  Investment in unconsolidated subsidiary...................     (3,501)
  Distributions from ADC joint ventures.....................        285
                                                              ---------
          NET CASH USED IN INVESTING ACTIVITIES.............   (183,597)
                                                              ---------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Net proceeds from issuance of common stock................    139,717
  Proceeds from borrowings under repurchase agreement.......      5,123
  Repayment of borrowings under repurchase agreement........     (5,123)
  Proceeds from borrowings under line of credit.............     39,338
  Proceeds from non-recourse debt on real estate............      7,500
  Deferred financing costs associated with non-recourse debt
     on real estate.........................................       (184)
  Proceeds from other financing provided by affiliate.......      5,532
  Dividends paid to common shareholders.....................     (3,402)
                                                              ---------
          NET CASH PROVIDED BY FINANCING ACTIVITIES.........    188,501
                                                              ---------
NET INCREASE IN CASH AND CASH EQUIVALENTS...................      9,789
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD..............         --
                                                              ---------
CASH AND CASH EQUIVALENTS, END OF PERIOD....................  $   9,789
                                                              =========
SUPPLEMENTAL INFORMATION:
  Interest paid, net of amount capitalized..................  $     365
                                                              =========
  Minority interest contributions associated with ADC loan
     arrangements...........................................  $   2,611
                                                              =========
  Dividends declared, paid in 1999..........................  $   4,002
                                                              =========

                See notes to consolidated financial statements.

                             AMRESCO CAPITAL TRUST

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                               DECEMBER 31, 1998

1. ORGANIZATION AND RELATIONSHIPS

     AMRESCO Capital Trust (the "Company"), a real estate investment trust ("REIT"), was organized under the laws of the State of Texas. The Company was formed to take advantage of certain mid- to high-yield lending and investment opportunities in real estate related assets, including various types of commercial mortgage loans (including, among others, participating loans, mezzanine loans, acquisition loans, construction loans, rehabilitation loans and bridge loans), commercial mortgage-backed securities, commercial real estate, equity investments in joint ventures and/or partnerships, and certain other real estate related assets. The Company was initially capitalized on February 2, 1998 and commenced operations on May 12, 1998, concurrent with the completion of its initial public offering ("IPO") of 9,000,000 common shares and private placement of 1,000,011 common shares (the "Private Placement").

     Pursuant to the terms of a Management Agreement dated as of May 12, 1998 and subject to the direction and oversight of the Board of Trust Managers, the Company's day-to-day operations are managed by AMREIT Managers, L.P. (the "Manager"), an affiliate of AMRESCO, INC. ("AMRESCO") (together with its affiliated entities, the "AMRESCO Group"). For its services, the Manager is entitled to receive a base management fee equal to 1% per annum of the Company's Average Invested Non-Investment Grade Assets, as defined, and 0.5% per annum of the Company's Average Invested Investment Grade Assets, as defined. In addition to the base management fee, the Manager is entitled to receive incentive compensation in an amount equal to 25% of the dollar amount by which Funds From Operations (as defined by the National Association of Real Estate Investment Trusts), as adjusted, exceeds a certain threshold. The Manager is also entitled to receive reimbursement for its costs of providing certain services to the Company. The base management fee, reimbursable expenses and incentive fee, if any, are payable quarterly in arrears. Immediately after the closing of the IPO, the Manager was granted options to purchase 1,000,011 common shares; 70% of the options are exercisable at an option price of $15.00 per share and the remaining 30% of the options are exercisable at an option price of $18.75 per share.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Principles of Consolidation

     The consolidated financial statements include the accounts of the Company, its wholly-owned subsidiaries and a majority-owned partnership. The Company accounts for its investment in AMREIT II, Inc., a taxable subsidiary, using the equity method of accounting, and thus reports its share of income or loss based on its ownership interest. The Company uses the equity method of accounting due to the non-voting nature of its ownership interest in AMREIT II, Inc. All significant intercompany balances and transactions have been eliminated in consolidation.

  Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of certain assets and liabilities at the date of the financial statements and revenues and expenses for the reporting period. Significant estimates include the valuation of commercial mortgage-backed securities, the provision for loan losses and the determination of the fair value of certain share option awards. Actual results may differ from those estimates.

  Acquisition, Development and Construction (ADC) Loan Arrangements

     The Company provides financing through certain real estate loan arrangements that, because of their nature, qualify as either real estate or joint venture investments for financial reporting purposes. Using the

                             AMRESCO CAPITAL TRUST
guidance set forth in the Third Notice to Practitioners issued by the AICPA in February 1986 entitled "ADC Arrangements" (the "Third Notice"), the Company evaluates each investment to determine whether loan, joint venture or real estate accounting is appropriate; such determination affects the Company's balance sheet classification of these investments and the recognition of revenues derived therefrom. The Third Notice was issued to address those real estate acquisition, development and construction arrangements where a lender has virtually the same risks and potential rewards as those of real estate owners or joint venturers. EITF 86-21, "Application of the AICPA Notice to Practitioners regarding Acquisition, Development, and Construction Arrangements to Acquisition of an Operating Property" expanded the applicability of the Third Notice to loans on operating real estate.

     The Company accounts for its loan investments classified as real estate in accordance with the provisions of Statement of Financial Accounting Standards ("SFAS") No. 67, "Accounting for Costs and Initial Rental Operations of Real Estate Projects" and SFAS No. 66, "Accounting for Sales of Real Estate", consistent with its accounting for direct real estate investments. Depreciation on buildings and improvements is provided under the straight-line method over an estimated useful life of 39 years for office and industrial buildings and 27.5 years for multi-family projects.

     The Company accounts for its loan investments classified as joint ventures in accordance with the provisions of Statement of Position 78-9, "Accounting for Investments in Real Estate Ventures" and thus reports its share of income or loss under the equity method of accounting based on its preferential ownership interest.

  Mortgage Loans

     Mortgage loans are stated at face value, net of deferred origination and commitment fees and associated direct costs, if any. Loan origination and commitment fees and incremental direct costs, if any, are deferred and recognized over the life of the loan as an adjustment of yield using the interest method.

  Provision for Loan Losses

     The Company provides for estimated loan losses by establishing an allowance for losses through a charge to earnings. Management performs a periodic evaluation of the allowance with consideration given to economic conditions and trends, collateral values and other relevant factors. ADC loan arrangements are considered in the allowance for loan losses.

     Impairment on a loan-by-loan basis is determined by assessing the probability that a borrower will not be able to fulfill the contractual terms of its loan agreement. If a loan is determined to be impaired, the amount of the impairment is measured based on the present value of expected future cash flows discounted at the loan's effective interest rate or by the fair value of the collateral less estimated costs to sell if those costs are expected to reduce the cash flows available to repay or otherwise satisfy the loan. The allowance for loan losses is adjusted accordingly. The recognition of income on impaired loans is dependent upon their classification as either mortgage loans, real estate or joint venture investments. Interest income on impaired mortgage loans is recognized using a cash-basis method while income recognition related to ADC loan arrangements is dependent upon the facts and circumstances specific to each investment.

                             AMRESCO CAPITAL TRUST

  Real Estate

     Real estate is stated at cost, net of accumulated depreciation. Costs associated with the acquisition, development and construction of a real estate project are capitalized as a cost of that project during its construction period. In accordance with SFAS No. 34, "Capitalization of Interest Cost", interest on the Company's borrowings is capitalized to the extent such asset qualifies for capitalization. When a real estate project is substantially completed and held available for occupancy, rental revenues and operating costs are recognized as they accrue. Depreciation on buildings and improvements is provided under the straight-line method over an estimated useful life of 39 years. Depreciation on land improvements is provided using the 150% declining-balance method over an estimated useful life of 15 years. Maintenance and repair costs are charged to operations as incurred, while significant capital improvements and replacements are capitalized. Leasing commissions and leasehold improvements are deferred and amortized on a straight-line basis over the terms of the related leases. Other deferred charges are amortized over terms applicable to the expenditure.

     The Company will record impairment losses on direct real estate investments when events and circumstances indicate that the assets might be impaired and the estimated undiscounted cash flows to be generated by those assets are less than the carrying amounts of those assets. The Company periodically reviews its real estate holdings to determine if its carrying costs will be recovered from future operating cash flows. In cases where the Company does not expect to recover its carrying costs, the Company recognizes an impairment loss. No such impairment losses have been recognized to date.

  Leases

     The Company, having retained substantially all of the risks and benefits of ownership, accounts for its leases as operating leases. Rental income is recognized over the terms of the leases as it is earned.

  Commercial Mortgage-Backed Securities

     The Company's investments in commercial mortgage-backed securities ("CMBS") are classified as available for sale and are carried at estimated fair value as determined by quoted market rates when available, otherwise by discounting estimated cash flows at current market rates. Any unrealized gains or losses are excluded from earnings and reported as a component of accumulated other comprehensive income (loss) in shareholders' equity. If a decline in fair value is deemed to be other than temporary, it is charged to earnings during the period such determination is made. Income from CMBS is recognized based on the effective interest method using the anticipated yield over the expected life of the investments.

  Cash and Cash Equivalents

     Cash and cash equivalents consists of cash on hand and highly liquid investments with maturities of three months or less at the date of purchase.

  Stock-Based Compensation

     The Company applies APB Opinion No. 25, "Accounting for Stock Issued to Employees" and related Interpretations in accounting for stock option awards granted to its officers and trust managers. Pro forma disclosures of net income and earnings per common share as if the fair value based method of accounting had been applied are included in Note 8.

                             AMRESCO CAPITAL TRUST

     Stock options awarded to the Manager and certain other members of the AMRESCO Group are accounted for under the fair value method prescribed by SFAS No. 123, "Accounting for Stock-Based Compensation" and related Interpretations.

  Earnings per Common Share

     Basic earnings per common share ("EPS") excludes dilution and is computed by dividing income available to common shareholders by the weighted-average number of common shares outstanding for the period. Diluted EPS gives effect to all dilutive potential common shares that were outstanding during the period.

  Income Taxes and Distributions

     The Company intends to qualify and will elect to be taxed as a REIT under Sections 856 through 860 of the Internal Revenue Code of 1986, as amended (the "Code"), commencing with its initial taxable year ended December 31, 1998. As a result, the Company will generally not be subject to federal income tax on that portion of its ordinary income or capital gain that is currently distributed to its shareholders if it distributes at least 95% of its annual REIT taxable income and it complies with a number of other organizational and operational requirements. AMREIT II, Inc. is subject to federal income tax on its taxable income at regular corporate rates.

     The Company pays quarterly dividends to its shareholders which are designed to allow the Company to qualify as a REIT under the Code. Earnings and profits, which will determine the taxability of distributions to shareholders, differs from income reported for financial reporting purposes due primarily to differences in methods of accounting for ADC loan arrangements and stock-based compensation awards and the nondeductibility, for tax purposes, of the Company's loan loss reserve. As a result, net income under generally accepted accounting principles is not necessarily an indicator of distributions to be made by the Company.

3. LOAN INVESTMENTS

     Concurrent with the commencement of its operations on May 12, 1998, the Company acquired two loans from AMRESCO Funding Corporation, a member of the AMRESCO Group. Additionally, the Company originated eleven loans during the period from May 12, 1998 through December 31, 1998. On September 30, 1998, the Company acquired eight loans from AMRESCO Commercial Finance, Inc. ("ACFI"), a member of the AMRESCO Group, at an aggregate cash purchase price of $34,292,000, including accrued interest of $812,000. Immediately following the purchase, the Company sold to ACFI a contractual right to collect from the Company an amount equal to the economic equivalent of all amounts collected from five of the loans in excess of (i) $17,958,000 and (ii) a return on this amount, or so much of it as is outstanding from time to time, equal to 12% per annum. The aggregate cash sales price of $5,020,000 had the effect of reducing the Company's credit exposure with respect to such loans. As additional consideration, ACFI agreed to immediately reimburse the Company for any additional advances which are required to be made under the five loan agreements. At December 31, 1998, ACFI's contingent obligation for these additional advances approximated $1,695,000. The proceeds received from ACFI are accounted for as a financing. As of December 31, 1998, amounts due to ACFI totaled $5,809,000 and are included in amounts due to affiliates in

                             AMRESCO CAPITAL TRUST
the consolidated balance sheet. The Company's loan investments are summarized as follows (dollars in thousands):

                                                                                                                    AMOUNT
                                                                                                                OUTSTANDING AT
 DATE OF INITIAL        SCHEDULED                                                                  COMMITMENT    DECEMBER 31,
    INVESTMENT           MATURITY           LOCATION        PROPERTY TYPE     COLLATERAL POSITION    AMOUNT          1998
------------------  ------------------  ----------------  ------------------  -------------------  ----------   --------------
May 12, 1998        March 31, 2001      Columbus, OH      Mixed Use           Second Lien           $  7,000       $  6,839
May 12, 1998        March 31, 2001      Richardson, TX    Office              Second Lien             14,700         10,811
June 1, 1998        June 1, 2001        Houston, TX       Office              First Lien              11,800         10,033
June 12, 1998       June 30, 2000       Pearland, TX      Apartment           First Lien              12,827          4,238
June 17, 1998       June 30, 2000       San Diego, CA     R&D/Bio-Tech        First Lien               5,560          3,994
June 19, 1998       June 18, 2000       Houston, TX       Office              First Lien              24,000          6,682
June 22, 1998       June 19, 2000       Wayland, MA       Office              First Lien              45,000         24,962
July 1, 1998        July 1, 2001        Dallas, TX        Office              Ptrshp Interests        10,068          6,459
July 2, 1998        June 30, 2000       Washington, DC    Office              First Lien               7,000          5,489
July 10, 1998       July 31, 2000       Pasadena, TX      Apartment           First Lien               3,350          2,614
September 1, 1998   February 28, 2001   Los Angeles, CA   Mixed Use           First Lien              18,419         17,418
September 30, 1998  October 30, 1999    Richardson, TX    Office              First Lien              13,001         10,277
September 30, 1998  May 1, 2001         San Antonio, TX   Residential Lots    First Lien               3,266          2,059
September 30, 1998  Various             San Antonio, TX   Residential Lots    First Lien               8,400          1,637
September 30, 1998  July 15, 1999       Galveston, TX     Apartment           First Lien               3,664          3,664
September 30, 1998  June 8, 1999        Ft. Worth, TX     Apartment           Ptrshp Interests         2,650          2,649
September 30, 1998  April 18, 1999      Austin, TX        Office              First Lien               6,325          6,314
September 30, 1998  June 30, 1999       Dallas, TX        Medical Office      First Lien               3,015          2,364
September 30, 1998  July 22, 1999       Norwood, MA       Industrial/Office   First Lien               8,765          7,733
October 1, 1998     April 30, 1999      Richardson, TX    Office              First Lien                 567            300
December 29, 1998   December 9, 1999    San Antonio, TX   Residential Lots    First Lien                 255            255
                                                                                                    --------       --------
                                                                                                    $209,632       $136,791
                                                                                                    ========       ========


                    INTEREST   INTEREST
 DATE OF INITIAL      PAY      ACCRUAL
    INVESTMENT        RATE       RATE
------------------  --------   --------
May 12, 1998          15.0%      15.0%
May 12, 1998          10.0%      12.0%
June 1, 1998          12.0%      12.0%
June 12, 1998         10.0%      11.5%
June 17, 1998         10.0%      13.5%
June 19, 1998         12.0%      12.0%
June 22, 1998         10.5%      10.5%
July 1, 1998          10.0%      15.0%
July 2, 1998          10.5%      10.5%
July 10, 1998         10.0%      14.0%
September 1, 1998     10.0%      12.0%
September 30, 1998    10.0%      14.0%
September 30, 1998    16.0%      16.0%
September 30, 1998    10.0%      14.0%
September 30, 1998    10.0%      15.0%
September 30, 1998    10.5%      16.0%
September 30, 1998    10.0%      16.0%
September 30, 1998    10.0%      13.0%
September 30, 1998    10.0%      12.5%
October 1, 1998       9.97%      15.0%
December 29, 1998     16.0%      16.0%

     At December 31, 1998, amounts outstanding under construction loans, acquisition/rehabilitation loans, acquisition loans, land development loans and bridge loans totaled $34,657,000, $43,912,000, $46,238,000, $4,251,000 and
$7,733,000, respectively. For all loan investments, payments of interest only are due monthly at the interest pay rate. All principal and all remaining accrued and unpaid interest are due at the scheduled maturities of the loans.

     Eight of the 21 loans provide for profit participation above the contractual interest accrual rate; four of these eight facilities are included in the pool of loans in which ACFI has a contractual right to collect certain excess proceeds, as described above. The loan investments are classified as follows (in thousands):

                                                     LOAN AMOUNT      BALANCE SHEET
                                                    OUTSTANDING AT      AMOUNT AT
                                                     DECEMBER 31,     DECEMBER 31,
                                                         1998             1998
                                                    --------------    -------------
Mortgage loans, net...............................     $ 98,303         $ 96,976
Real estate, net..................................       25,191           26,873
Investments in real estate ventures...............       13,297           12,677
                                                       --------         --------
Total ADC loan arrangements.......................       38,488           39,550
                                                       --------         --------
Total loan investments............................     $136,791          136,526
                                                       ========
Allowance for loan losses.........................                        (1,368)
                                                                        --------
Total loan investments, net of allowance for
  losses..........................................                      $135,158
                                                                        ========

                             AMRESCO CAPITAL TRUST

     The differences between the outstanding loan amounts and the balance sheet amounts are due primarily to loan commitment fees, minority interests and accumulated depreciation.

     ADC loan arrangements accounted for as real estate consisted of the following at December 31, 1998 (in thousands):

Land...............................................  $ 6,118
Buildings and improvements.........................    3,196
Construction in progress...........................   17,603
                                                     -------
Total..............................................   26,917
Less: Accumulated depreciation.....................      (44)
                                                     -------
                                                     $26,873
                                                     =======

     A summary of activity for mortgage loans and ADC loan arrangements accounted for as real estate or investments in joint ventures is as follows (in thousands):

Balance at February 2, 1998.......................  $     --
Investments in loans..............................   137,354
Collections of principal..........................      (563)
                                                    --------
Balance at December 31, 1998......................  $136,791
                                                    ========

     The activity in the allowance for loan losses was as follows (in thousands):

Balance at February 2, 1998.........................  $   --
Provision for losses................................   1,368
Charge-offs.........................................      --
Recoveries..........................................      --
                                                      ------
Balance at December 31, 1998........................  $1,368
                                                      ======

     An ADC loan arrangement with a recorded investment of $6,659,000 was non-performing as of December 31, 1998. The allowance for loan losses related to this investment totaled $500,000 at December 31, 1998. The average recorded investment in this ADC loan arrangement was $5,970,000 during the period from May 12, 1998 (inception of operations) through December 31, 1998. At December 31, 1998, the amount outstanding under this loan totaled $6,839,000. No income was recognized after the loan investment became non-performing.

     As of December 31, 1998, the Company had outstanding commitments to fund approximately $72,841,000 under 21 loans, of which $1,695,000 is reimbursable by ACFI. The Company is obligated to fund these commitments to the extent that the borrowers are not in violation of any of the conditions established in the loan agreements. Commitments generally have fixed expiration dates or other termination clauses and may require the payment of a fee if amounts are repaid to the Company during certain prepayment lock-out periods. A portion of the commitments could expire without being drawn upon and therefore the total commitment amounts do not necessarily represent future cash requirements. At December 31, 1998, approximately 56% of the Company's committed loan investments were collateralized by properties located in Texas. Additionally, approximately 63% of the Company's loan commitments were secured by office properties.

                             AMRESCO CAPITAL TRUST

4. COMMERCIAL MORTGAGE-BACKED SECURITIES

     As of December 31, 1998, the Company holds five commercial mortgage-backed securities ("CMBS") which were acquired at an aggregate purchase price of $34,480,000. The Company's CMBS available for sale are carried at estimated fair value. At December 31, 1998, the aggregate amortized cost and estimated fair value of CMBS, by underlying credit rating, were as follows (in thousands):

      SECURITY             AGGREGATE          AGGREGATE       AGGREGATE
       RATING            AMORTIZED COST    UNREALIZED LOSS    FAIR VALUE
      --------           --------------    ---------------    ----------
BB-..................       $ 4,233            $  (618)        $ 3,615
B....................        19,489             (2,952)         16,537
B-...................        11,277             (2,675)          8,602
                            -------            -------         -------
                            $34,999            $(6,245)        $28,754
                            =======            =======         =======

     Additionally, the Company has recorded an unrealized loss of $230,000, net of tax effects, related to CMBS owned by AMREIT II, Inc. The mortgage loans underlying the Company's CMBS are diverse in nature; no particular concentrations exist by property type or location. At December 31, 1998, the weighted average maturity and weighted average duration of the Company's CMBS was 13 years and 6.3 years, respectively.

5. REAL ESTATE

     On October 23, 1998, the Company (through a majority-owned partnership) acquired an interest in the first of five newly constructed, grocery-anchored shopping centers in the Dallas/Fort Worth (Texas) area, an 82,730 square foot facility in Arlington, Texas. In connection with this acquisition and other partnership formation activities, the Company contributed $3,400,000 of capital to the partnership; the balance of the acquisition price was financed with a $7,500,000 non-recourse loan (Note 6). Real estate, which is comprised entirely of amounts derived from the Company's partnership investment, consisted of the following at December 31, 1998 (in thousands):

Land...............................................  $ 2,353
Buildings and improvements.........................    7,976
                                                     -------
     Total.........................................   10,329
Less: Accumulated depreciation.....................      (56)
                                                     -------
                                                     $10,273
                                                     =======

     The acquisitions of the remaining four centers, which are subject to certain closing conditions, will require an additional equity investment of approximately $12,500,000. In anticipation of these acquisitions, the partnership has secured permanent financing commitments aggregating $27,100,000. In connection with the partnership's procurement of this financing, the Company was required to post two irrevocable standby letters of credit totaling $1,084,000. The letters of credit, which expire on July 15, 1999, are collateralized by certificates of deposit in a like amount. The certificates of deposit, which mature on August 31, 1999, are included in receivables and other assets in the consolidated balance sheet.

6. DEBT AND FINANCING FACILITIES

     Effective as of July 1, 1998, the Company (and certain of its subsidiaries) entered into a $400 million Interim Warehouse and Security Agreement (the "Line of Credit") with Prudential Securities Credit Corporation ("PSCC"). Subject to certain limitations, borrowings under the facility can be used to finance the Company's structured loan and equity real estate investments. Borrowings under the Line of Credit bear

                             AMRESCO CAPITAL TRUST
interest at rates ranging from LIBOR plus 1% per annum to LIBOR plus 2% per annum depending upon the type of asset, its loan-to-value ratio and the advance rate selected by the Company. Advance rates on eligible assets range from 50% to 95% depending upon the asset's characteristics. Borrowings under the facility are secured by a first lien security interest on all assets funded with proceeds from the Line of Credit. The Line of Credit contains several covenants; among others, the more significant covenants include the maintenance of a $100 million consolidated Tangible Net Worth, as defined and subject to adjustment in connection with any future equity offerings; maintenance of a Coverage Ratio, as defined, of not less than 1.4 to 1; and limitation of Total Indebtedness, as defined, to no more than 400% of shareholders' equity. The Line of Credit matures on July 1, 2000. The weighted average interest rate at December 31, 1998 was 6.65%. Currently, the Company is negotiating modifications to the Line of Credit with PSCC in an effort to lessen the borrowing limitations imposed by PSCC in connection with the existing facility.

     To reduce the impact that rising interest rates would have on its floating rate Line of Credit indebtedness, the Company entered into an interest rate cap agreement with a major international financial institution. The cap agreement, which became effective on January 1, 1999, has a notional amount of $33,600,000. Until its expiration on July 1, 2000, the agreement entitles the Company to receive from the counterparty the amounts, if any, by which one month LIBOR exceeds 6.0%. The premium paid for this cap, totaling $52,000, is included in receivables and other assets in the consolidated balance sheet. The premium is being amortized on a straight-line basis over the life of the agreement as an adjustment of interest incurred.

     Effective as of July 1, 1998, the Company (and certain of its subsidiaries) entered into a $100 million Master Repurchase Agreement (the "Repurchase Agreement") with PSCC; subsequently, PSCC was replaced by Prudential-Bache International, Ltd. ("PBI"), an affiliate of PSCC, as lender. Borrowings under the Repurchase Agreement can be used to finance a portion of the Company's portfolio of mortgage-backed securities. The Repurchase Agreement provides that the Company may borrow a varying percentage of the market value of the purchased mortgage-backed securities, depending on the credit quality of such securities. Borrowings under the Repurchase Agreement bear interest at rates ranging from LIBOR plus 0.20% per annum to LIBOR plus 1.5% per annum depending upon the advance rate and the credit quality of the securities being financed. Borrowings under the facility are secured by an assignment to PBI of all mortgage-backed securities funded with proceeds from the Repurchase Agreement. The Repurchase Agreement matures on June 30, 2000. At December 31, 1998, there were no borrowings under the Repurchase Agreement.

     Under the terms of the Line of Credit and the Repurchase Agreement, PSCC and PBI, respectively, retain the right to mark the underlying collateral to market value. A reduction in the value of its pledged assets may require the Company to provide additional collateral or fund margin calls. From time to time, the Company may be required to provide such additional collateral or fund margin calls.

     A consolidated partnership is indebted under the terms of a $7,500,000 non-recourse loan from Jackson National Life Insurance Company. The loan bears interest at 7.28% per annum. The loan requires interest-only payments through January 1, 2002; thereafter, interest and principal payments are due based upon a 25-year amortization schedule. The note, which matures on January 1, 2014, prohibits any prepayment of the outstanding principal prior to January 1, 2006. Thereafter, prepayment is permitted at any time, in whole or in part, upon payment of a yield maintenance premium of at least 1% of the then outstanding principal balance.

     Total interest incurred during the period from May 12, 1998 (inception of operations) through December 31, 1998, was $624,000, of which $57,000 was capitalized.

                             AMRESCO CAPITAL TRUST

     Future scheduled principal repayments on debt and financing facilities at December 31, 1998 are as follows (in thousands):

1999...............................................  $    --
2000...............................................   39,338
2001...............................................       --
2002...............................................      100
2003...............................................      118
2004 and thereafter................................    7,282
                                                     -------
                                                     $46,838
                                                     =======

7. RELATED PARTY TRANSACTIONS

     The Company's day-to-day operations are managed by the Manager, a member of the AMRESCO Group. During the period from May 12, 1998 (inception of operations) through December 31, 1998, base management fees and reimbursable expenses charged to the Company totaled $835,000 and $140,000, respectively. No incentive fees were charged to the Company during this period. Reimbursable expenses are included in general and administrative expenses in the Company's consolidated statement of income. As of December 31, 1998, base management fees and reimbursable expenses due to the Manager totaled $415,000 and $44,000, respectively; these amounts are included in amounts due to affiliates in the consolidated balance sheet.

     Subject to certain limited exceptions, AMRESCO has granted to the Company a right of first refusal with respect to the first $100 million of targeted mortgage loan investments which are identified by or to any member of the AMRESCO Group during any calendar quarter and all MBS (other than MBS issued in securitizations sponsored in whole or in part by any member of the AMRESCO Group). Additionally, the Company has entered into a Correspondent Agreement with Holliday Fenoglio Fowler ("HFF"), a member of the AMRESCO Group, pursuant to which HFF presents to the Company (on a non-exclusive basis) investment opportunities identified by HFF which meet the investment criteria and objectives of the Company.

     As described more fully in Note 3, the Company acquired certain loans from members of the AMRESCO Group during the period from May 12, 1998 (inception of operations) through December 31, 1998.

8. STOCK-BASED COMPENSATION

     Under the Company's 1998 Share Option and Award Plan, the Company may grant restricted common shares and options to purchase common shares in amounts up to an aggregate of 15% of the Company's outstanding common shares (or 1,500,017 common shares).

     On May 12, 1998, the Company granted to its trust managers and officers non-qualified options to purchase 352,000 common shares at an exercise price of $15.00 per share (the IPO price). The options vest ratably over a four-year period beginning one year after the date of grant. The Company applies APB Opinion No. 25, "Accounting for Stock Issued to Employees" and related Interpretations in accounting for these awards. As the awards had no intrinsic value at the grant date, no compensation cost has been recognized. Had the Company determined compensation cost associated with these options consistent with the fair value methodology of SFAS No. 123, the Company's net income and earnings per common share for the period

                             AMRESCO CAPITAL TRUST
from February 2, 1998 (date of initial capitalization) through December 31, 1998 would have been reduced to the following pro forma amounts (in thousands, except per share data):

Net income:
  As reported.......................................  $3,952
  Pro forma.........................................  $3,831
Basic earnings per common share:
  As reported.......................................  $ 0.56
  Pro forma.........................................  $ 0.54
Diluted earnings per common share:
  As reported.......................................  $ 0.56
  Pro forma.........................................  $ 0.54

     The estimated fair value of the options granted to the Company's officers and trust managers, approximating $2.20 per share, was measured at the grant date using the Cox-Ross-Rubinstein option pricing model with the following assumptions: risk free interest rate of 5.64%; expected life of four years; expected volatility of 25%; and dividend yield of 8%. Subsequent to the grant date, the fair value of the options is not adjusted for changes in these assumptions nor for changes in the price of the Company's stock.


     On May 12, 1998, the Company granted to the Manager and certain employees of the AMRESCO Group non-qualified options to purchase 1,000,011 and 141,500 common shares, respectively. Seventy percent of the Manager's options and those options awarded to the other members of the AMRESCO Group are exercisable at $15.00 per share (the IPO price); the remaining thirty percent of the Manager's options are exercisable at an option price of $18.75 per share. The options vest in four equal installments on May 12, 1999, May 12, 2000, May 12, 2001 and May 12, 2002. The Company accounts for these options under SFAS No. 123 and the interpretation thereof provided by EITF 96-18, "Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services"; accordingly, compensation cost is recognized over the four-year vesting period. For purposes of recognizing compensation costs during the financial reporting periods prior to the measurement (or vesting) date, the share option awards are measured as of each financial reporting date at their then-current fair value. Changes in those fair values between reporting dates are attributed in accordance with the provisions of FASB Interpretation No. 28, "Accounting for Stock Appreciation Rights and Other Variable Stock Option or Award Plans". As of December 31, 1998, the estimated fair value of the options granted to the Manager and certain employees of the AMRESCO Group approximated $1.10 per share. The fair value of the options granted was estimated using the Cox-Ross-Rubinstein option pricing model with the following assumptions: risk free interest rates ranging from 4.54% to 4.59%; expected lives ranging from four to seven years; expected volatility of 40%; and dividend yield of 10%. During the period from May 12, 1998 (inception of operations) through December 31, 1998, management fees and general and administrative expenses included compensatory option charges totaling $352,000 and $68,000, respectively.

                             AMRESCO CAPITAL TRUST

     A summary of the status of the Company's stock options as of December 31, 1998 and the changes during the period from May 12, 1998 (inception of operations) through December 31, 1998 is as follows:

                                            COMPENSATORY                 NON-COMPENSATORY
                                               OPTIONS                        OPTIONS
                                     ---------------------------    ---------------------------
                                                     WEIGHTED                       WEIGHTED
                                     NUMBER OF       AVERAGE        NUMBER OF       AVERAGE
                                      SHARES      EXERCISE PRICE     SHARES      EXERCISE PRICE
                                     ---------    --------------    ---------    --------------
Granted on May 12, 1998............  1,141,511       $ 15.99         352,000         $15.00
Granted on November 3, 1998........      4,000          7.88              --             --
Exercised..........................         --            --              --             --
Forfeited..........................    (21,500)       (15.00)             --             --
Expired............................         --            --              --             --
                                     ---------       -------         -------         ------
Options outstanding at December 31,
  1998.............................  1,124,011       $ 15.98         352,000         $15.00
                                     =========       =======         =======         ======

     As of December 31, 1998, the 1,476,011 options outstanding have a weighted average exercise price of $15.74 and a weighted average remaining contractual life of 9.38 years. No options were exercisable as of December 31, 1998.

     In lieu of cash compensation, the Company granted 6,000 restricted common shares to its four independent trust managers on May 12, 1998. The associated compensation cost is being recognized over the one-year service period.

     At December 31, 1998, 18,006 shares were available for grant in the form of restricted common shares or options to purchase common shares.

9. COMMON STOCK

     The Company was initially capitalized through the sale of 100 of its common shares to AMRESCO on February 2, 1998 for $1,000. On May 12, 1998, the Company completed its IPO of 9,000,000 shares of common stock. Concurrently, the Private Placement of 1,000,011 common shares was completed with AMREIT Holdings, Inc. ("Holdings"), a wholly-owned subsidiary of AMRESCO. The net proceeds from the IPO and the Private Placement, after the underwriters' discount and offering expenses, aggregated approximately $139.7 million. The price to the public and to Holdings was $15.00 per share and the proceeds to the Company from the IPO and the Private Placement were $14.00 per share (after the underwriter's discount and advisory fee) and $15.00 per share, respectively. Holdings currently owns 1,500,011 shares, or approximately 15% of the Company's outstanding common stock. In addition to the 1,000,011 shares acquired pursuant to the Private Placement, Holdings purchased 500,000 shares through the IPO.

                             AMRESCO CAPITAL TRUST

10. EARNINGS PER SHARE

     A reconciliation of the numerator and denominator used in computing basic earnings per share and diluted earnings per share for the period from February 2, 1998 (date of initial capitalization) through December 31, 1998, is as follows (in thousands, except per share data):

Net income available to common shareholders.................    $3,952
                                                                ======
Weighted average common shares outstanding..................     7,027
                                                                ======
Basic earnings per common share.............................    $ 0.56
                                                                ======
Weighted average common shares outstanding..................     7,027
Effect of dilutive securities:
  Restricted shares.........................................         4
  Net effect of assumed exercise of stock options...........        --
Adjusted weighted average shares outstanding................     7,031
                                                                ======
Diluted earnings per common share...........................    $ 0.56
                                                                ======

     Options to purchase 1,172,008 shares of common stock at $15.00 per share, 300,003 shares of common stock at $18.75 per share and 4,000 shares of common stock at $7.875 per share were outstanding during the period from May 12, 1998 (inception of operations) through December 31, 1998. The options related to the 1,172,008 shares and the 300,003 shares were not included in the computation of diluted earnings per share because the options' exercise price was greater than the average market price of the Company's common shares.

     The Company had no earnings prior to the commencement of its operations on May 12, 1998. When calculated for the period from May 12, 1998 (inception of operations) through December 31, 1998, the Company's basic and diluted earnings were $0.39 per common share.

11. DISTRIBUTIONS

     The Company has adopted a policy of paying quarterly dividends on its common shares. During the period from May 12, 1998 (inception of operations) through December 31, 1998, the Company declared dividends totaling $7,404,000, or $0.74 per share. For federal income tax purposes, all 1998 dividends were reported as ordinary income to the Company's shareholders. Information regarding the declaration and payment of dividends by the Company since its inception of operations is as follows (in thousands, except per share data):

                                                                                                     DIVIDEND
                                                                                                       PER
                                  DECLARATION          RECORD             PAYMENT       DIVIDEND      COMMON
                                     DATE               DATE               DATE           PAID        SHARE
                               -----------------  -----------------  -----------------  --------   ------------
Period from May 12, 1998
  through June 30, 1998......  July 23, 1998      July 31, 1998      August 17, 1998     $1,001       $0.10
Third Quarter................  October 22, 1998   October 31, 1998   November 16, 1998    2,401        0.24
Fourth Quarter...............  December 15, 1998  December 31, 1998  January 27, 1999     4,002        0.40
                                                                                         ------       -----
                                                                                         $7,404       $0.74
                                                                                         ======       =====

                             AMRESCO CAPITAL TRUST

12. LEASING ACTIVITIES

     As of December 31, 1998, the future minimum lease payments to be received by the Company (through a majority-owned partnership) under noncancellable operating leases, which expire on various dates through 2023, are as follows (in thousands):

1999...............................................  $   983
2000...............................................      983
2001...............................................      996
2002...............................................      999
2003...............................................      966
2004 and thereafter................................   14,038
                                                     -------
                                                     $18,965
                                                     =======

     Approximately 83% of the future minimum lease payments disclosed above are due from a regional grocer.

13. RECONCILIATION OF FINANCIAL STATEMENT NET INCOME TO TAX BASIS INCOME

     A reconciliation of the Company's financial statement net income to its tax basis income for the period from February 2, 1998 (date of initial capitalization) through December 31, 1998 is as follows:

Consolidated financial statement net income.................  $3,952
Difference attributable to differences in methods of
  accounting for ADC loan arrangements......................   1,713
Interest capitalized under SFAS No. 34......................     (57)
Adjustments for restricted stock and compensatory options...     476
Provision for loan losses...................................   1,368
Other.......................................................      43
                                                              ------
Tax basis income............................................  $7,495
                                                              ======

     For the period from May 12, 1998 (inception of operations) through December 31, 1998, the Company retained a portion of its REIT taxable income in excess of the 95% requirement; as a result, such income is subject to tax at regular corporate rates. These taxes, totaling approximately $20,000 (of which none was paid in 1998), are included in general and administrative expenses in the consolidated statement of income.

14. FAIR VALUE OF FINANCIAL INSTRUMENTS

     SFAS No. 107, "Disclosures About Fair Value of Financial Instruments" ("SFAS No. 107"), requires disclosure of the estimated fair values of financial instruments whether or not such financial instruments are recognizable in the balance sheet. For purposes of the statement, fair value is defined as the amount at which the instrument could be exchanged in a current transaction between willing parties other than in a forced or liquidation sale. With the exception of real estate, the Company's unconsolidated investment and minority interests, substantially all of the Company's assets and liabilities are considered financial instruments for purposes of SFAS No. 107. The estimated fair value amounts have been determined by the Company using available market information and appropriate valuation methodologies. However, considerable judgment is necessarily required to interpret market data to develop the estimates of fair value. The use of different market assumptions and/or estimation methodologies may have a material effect on the estimated fair value amounts. The fair value estimates were derived based upon pertinent information available to management as of December 31, 1998. Although management is not aware of any factors that would significantly affect the

                             AMRESCO CAPITAL TRUST
estimated fair value amounts, such amounts have not been comprehensively revalued for purposes of these financial statements since that date.

     Mortgage loans and ADC loan arrangements accounted for as real estate or investments in joint ventures have fixed rates which approximate rates that the Company would quote currently for investments with similar terms and risk characteristics; accordingly, their estimated fair values approximate their net carrying values. However, there is not an active secondary trading market for these types of investments; as a result, the estimates of fair value are not necessarily indicative of the amounts the Company could realize in a current market exchange. Furthermore, the Company generally intends to hold these financial instruments to maturity and realize their recorded values.

     Commercial mortgage-backed securities are carried at estimated fair value based on quoted market prices.

     The estimated fair values of cash and cash equivalents, receivables and other assets, accounts payable and other liabilities, amounts due to affiliates and dividends payable approximate their carrying values due to the short-term nature of these financial instruments.

     The estimated fair value of the Line of Credit approximates its carrying value due to the variable rate nature of the facility. The non-recourse loan on real estate bears interest at a fixed rate which approximates current market rates; accordingly, its fair value is not materially different from its carrying value.

15. SEGMENT INFORMATION

     SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information" ("SFAS No. 131"), requires enterprises to report certain financial and descriptive information about their reportable operating segments. SFAS No. 131 also requires certain enterprise-wide disclosures regarding products and services, geographic areas and major customers.

     The Company, as an investor in real estate related assets, operates in only one reportable segment. Within this segment, the Company makes asset allocation decisions based upon its diversification strategies and changes in market conditions. During the period from May 12, 1998 (inception of operations) through December 31, 1998, revenues derived from loan investments, CMBS and direct investments in real estate totaled $4,834,000, $1,563,000 and $181,000, respectively. Certain of the revenues derived from the Company's loan investments are included in operating income from real estate and equity in earnings of other real estate ventures in the consolidated statement of income. The Company does not have, nor does it rely upon, any major customers. All of the Company's investments are secured directly or indirectly by real estate properties located in the United States; accordingly, all of its revenues were derived from U.S. operations.

16. RECENTLY ISSUED ACCOUNTING STANDARDS

     In June 1998, the Financial Accounting Standards Board issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities" ("SFAS No. 133"). SFAS No. 133 requires that an entity recognize all derivatives as either assets or liabilities in its balance sheet and that it measure those instruments at fair value. The accounting for changes in the fair value of a derivative (that is, gains and losses) is dependent upon the intended use of the derivative and the resulting designation. SFAS No. 133 generally provides for matching the timing of gain or loss recognition on the hedging instrument with the recognition of (1) the changes in the fair value of the hedged asset or liability that are attributable to the hedged risk or (2) the earnings effect of the hedged forecasted transaction. SFAS No. 133 is effective for all fiscal quarters of fiscal years beginning after June 15, 1999, although earlier application is encouraged. The Company has not yet assessed the impact that SFAS No. 133 will have on its financial condition or results of operations.

                             AMRESCO CAPITAL TRUST

17. SUBSEQUENT EVENTS (UNAUDITED)

     On February 25, 1999, the Company's Board of Trust Managers adopted a shareholder rights plan (the "Plan"). In connection with the adoption of the Plan, the Board of Trust Managers declared a dividend of one preferred share purchase right (a "Right") for each outstanding common share of the Company. The dividend was paid on March 11, 1999 to shareholders of record on March 11, 1999. The Rights trade with the Company's common shares and are not exercisable until a triggering event, as defined, occurs.

     On February 25, 1999, the Company's unconsolidated taxable subsidiary assumed control of one of the Company's borrowers through foreclosure of certain partnership interests.

18. QUARTERLY FINANCIAL DATA (UNAUDITED)

     The following is a summary of unaudited quarterly results of operations for the period from February 2, 1998 (date of initial capitalization) through December 31, 1998 (in thousands, except per share data):

                                               PERIOD FROM
                                               FEBRUARY 2,
                                                   1998
                                                 THROUGH
                                                MARCH 31,      SECOND      THIRD     FOURTH
                                                   1998        QUARTER    QUARTER    QUARTER
                                               ------------    -------    -------    -------
Revenues.....................................      $--         $1,261     $2,992     $4,492
Net income...................................      $--         $  757     $1,272     $1,923
Earnings per common share:
  Basic......................................      $--         $ 0.14     $ 0.12     $ 0.19
  Diluted....................................      $--         $ 0.14     $ 0.12     $ 0.19

     The Company had no earnings prior to the commencement of its operations on May 12, 1998. When calculated for the period from May 12, 1998 (inception of operations) through June 30, 1998, the Company's basic and diluted earnings were $0.08 per common share during the second quarter.

                IMPAC COMMERCIAL HOLDINGS, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
                   (DOLLARS IN THOUSANDS, EXCEPT SHARE DATA)

                                                              JUNE 30,    DECEMBER 31,
                                                                1999          1998
                                                              --------    ------------
ASSETS
Cash and cash equivalents...................................  $ 21,814      $ 14,161
Investment securities available-for-sale....................    16,481        17,154
Residual interest in securitizations, held-for-trading......     8,833         8,790
Loan receivables:
  CMO collateral............................................   317,347       326,559
  Commercial Mortgages held-for-sale........................    29,797            --
  Commercial Mortgages held-for-investment..................     7,951        24,569
  Finance receivables.......................................        --        40,972
  Allowance for loan losses.................................    (1,427)       (2,110)
                                                              --------      --------
       Net loan receivables.................................   353,668       389,990
Premises and equipment, net.................................    11,620         9,146
Investment in Impac Commercial Capital Corporation..........        --       (15,016)
Accrued interest receivable.................................     2,588         2,627
Other real estate owned.....................................     1,342            --
Due from affiliates.........................................       101        22,131
Other assets................................................     1,526         2,236
                                                              --------      --------
          Total assets......................................  $417,973      $451,219
                                                              ========      ========
LIABILITIES AND STOCKHOLDERS' EQUITY
CMO borrowings..............................................  $277,834      $285,021
Warehouse line and reverse repurchase agreements............    18,005        50,523
Due to affiliates...........................................     5,110        11,170
Other liabilities...........................................     2,029         1,168
                                                              --------      --------
          Total liabilities.................................   302,978       347,882
STOCKHOLDERS' EQUITY:
  Preferred Stock; $.01 par value; 9,000,000 shares
     authorized; no shares issued or outstanding at June 30,
     1999 and December 31, 1998, respectively...............        --            --
  Series A Junior Participating Preferred Stock; $.01 par
     value; 1,000,000 shares authorized; no shares issued or
     outstanding as of June 30, 1999 and December 31, 1998,
     respectively...........................................        --            --
  Series B Cumulative Convertible Preferred Stock; $.01 par
     value; 479,999 shares authorized; 479,999 and no shares
     issued or outstanding as of June 30, 1999 and December
     31, 1998, respectively.................................         5            --
  Common Stock; $.01 par value; 46,217,295 shares
     authorized; 8,418,200 and 8,625,000 shares issued and
     outstanding at June 30, 1999 and December 31, 1998,
     respectively...........................................        84            86
  Class A Common Stock; $.01 par value; 3,782,705 shares
     authorized; and no shares issued and outstanding at
     June 30, 1999 and December 31, 1998, respectively......        --            --
  Additional paid-in-capital................................   137,521       127,004
  Accumulated other comprehensive earnings..................       682            24
  Cumulative dividends declared.............................   (15,733)      (15,575)
  Accumulated deficit.......................................    (7,564)       (8,202)
                                                              --------      --------
          Total stockholders' equity........................   114,995       103,337
                                                              --------      --------
                                                              $417,973      $451,219
                                                              ========      ========

          See accompanying notes to consolidated financial statements.

                IMPAC COMMERCIAL HOLDINGS, INC. AND SUBSIDIARIES

        CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE EARNINGS
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                             FOR THE               FOR THE
                                                        THREE MONTHS ENDED     SIX MONTHS ENDED
                                                          JUNE 30, 1999         JUNE 30, 1999
                                                        ------------------    ------------------
                                                         1999       1998       1999       1998
                                                        -------    -------    -------    -------
INTEREST INCOME:
  Commercial Mortgage Assets..........................  $7,974     $7,811     $16,601    $12,849
  Cash equivalents and due from affiliates............     169        893         409      1,629
                                                        ------     ------     -------    -------
          Total interest income.......................   8,143      8,704      17,010     14,478
INTEREST EXPENSE:
  CMO borrowings......................................   5,125         69      10,540        135
  Warehouse line and reverse repurchase agreements....     332      4,716       1,159      7,035
  Other borrowings....................................     238        280         286        611
                                                        ------     ------     -------    -------
          Total interest expense......................   5,695      5,065      11,985      7,781
                                                        ------     ------     -------    -------
  Net interest income.................................   2,448      3,639       5,025      6,697
          Provision for loan losses...................      --         69          --        118
          Provision for repurchases...................      47         --          47         --
                                                        ------     ------     -------    -------
  NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES
     AND REPURCHASES..................................   2,401      3,570       4,978      6,579
NON-INTEREST INCOME:
  Equity in net loss of Impac Commercial Capital
     Corporation......................................      --       (423)         --       (876)
  Rental and other income.............................     761        318         222        426
                                                        ------     ------     -------    -------
          TOTAL NON-INTEREST INCOME...................     761       (105)        222       (450)
NON-INTEREST EXPENSE:
  Write-down of investment securities.................     500         --         500         --
  Professional services...............................     482        145         897        281
  General and administrative and other expense........     470        430       1,068        620
  Personnel expense...................................     397         --       1,320         --
  Occupancy expense...................................     215         --         383         --
  Property expense....................................     240         --         394         --
  Management advisory fees............................      --        217          --        379
                                                        ------     ------     -------    -------
          TOTAL NON-INTEREST EXPENSE..................   2,304        792       4,562      1,280
                                                        ------     ------     -------    -------
  NET EARNINGS........................................     858      2,673         638      4,849
  Less: Cash dividends on Series B Cumulative
     Convertible Preferred Stock......................     159         --         159         --
                                                        ------     ------     -------    -------
  Net earnings available to common stockholders.......     699      2,673         479      4,849
Other comprehensive earnings:
  Unrealized gains (losses) arising during period.....     930        196         658       (234)
                                                        ------     ------     -------    -------
  Comprehensive earnings..............................  $1,629     $2,869     $ 1,137    $ 4,615
                                                        ======     ======     =======    =======
  Net earnings per share -- basic and diluted.........  $ 0.08     $ 0.33     $  0.06    $  0.60
                                                        ======     ======     =======    =======
  Weighted average shares outstanding -- basic........   8,418      8,111       8,503      8,066
  Weighted average shares outstanding -- diluted......   8,418      8,122       8,503      8,089

          See accompanying notes to consolidated financial statements.

                IMPAC COMMERCIAL HOLDINGS, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)


                                                               FOR THE       FOR THE
                                                              SIX MONTHS    SIX MONTHS
                                                                ENDED         ENDED
                                                               JUNE 30,      JUNE 30,
                                                                 1999          1998
                                                              ----------    ----------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net earnings..............................................   $    638     $   4,849
  Adjustments to reconcile net earnings to net cash used in
     operating activities:
     Equity in net loss of Impac Commercial Capital
      Corporation...........................................         --           876
     Decrease in minority interest in Impac Commercial
      Capital Corporation...................................        788            --
     Provision for loan losses/repurchases..................         47           118
     Depreciation...........................................        450           201
     Amortization of investment securities discount.........        (58)          (97)
     Accretion of residual interest in securitizations .....       (894)         (977)
     Writedown of residual interest in securitizations......        500            --
     Net change in accrued interest on receivables..........        312           591
     Net change in other assets and liabilities.............      2,121        (5,095)
     Net change in due from affiliates and due to
      affiliates............................................      5,753       (14,430)
     Net change in Commercial Mortgages held-for-sale.......     15,057            --
                                                               --------     ---------
          Net cash provided by (used in) operating
            activities......................................     24,714       (13,964)
                                                               --------     ---------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Net change in Commercial Mortgages held-for-investment....     14,593      (304,551)
  Net change in finance receivables.........................         --        24,042
  Net change in CMO collateral..............................      1,024        (6,764)
  Principal reductions on investment securities
     available-for-sale.....................................      1,389         1,321
  Principal reductions on residual interest in
     securitizations........................................        351           591
  Purchase of premises and equipment........................     (2,014)         (457)
  Net cash acquired through the consolidation of ICCC.......        692            --
                                                               --------     ---------
          Net cash provided by (used in) investing
            activities......................................     16,035      (285,818)
                                                               --------     ---------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Net change in warehouse line and reverse repurchase
     agreements.............................................    (36,428)      268,148
  Net change in CMO borrowings..............................     (7,188)        6,550
  Issuance of preferred stock...............................     11,592            --
  Issuance of common stock..................................         --        28,388
  Repurchase of common stock................................     (1,072)           --
  Dividends paid............................................         --        (6,255)
                                                               --------     ---------
          Net cash provided by (used in) financing
            activities......................................    (33,096)      296,831
                                                               --------     ---------
Net change in cash and cash equivalents.....................      7,653        (2,951)
Cash and cash equivalents at beginning of period............     14,161        15,908
                                                               --------     ---------
Cash and cash equivalents at end of period..................   $ 21,814     $  12,957
                                                               ========     =========
SUPPLEMENTARY INFORMATION:
  Interest paid.............................................   $ 12,157     $   6,976
NON-CASH TRANSACTIONS:
  Increase (decrease) in accumulated other comprehensive
     earnings...............................................   $    658     $    (234)
  Transfer of loans to other real estate owned..............      1,342            --
  Dividend declared and unpaid..............................        159         3,609


          See accompanying notes to consolidated financial statements.

                IMPAC COMMERCIAL HOLDINGS, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

     Unless the context otherwise requires, references herein to the "Company" refer to Impac Commercial Holdings, Inc. (ICH) and its subsidiaries, Impac Commercial Assets Corp. (ICH Assets), IMH/ICH Dove Street, LLC (Dove) and Impac Commercial Capital Corporation (together with its wholly owned subsidiary, ICCC Secured Assets Corp., ICCC), collectively. References to ICH refer to Impac Commercial Holdings, Inc. as a separate entity from ICH Assets, Dove or ICCC.

1. BASIS OF FINANCIAL STATEMENT PRESENTATION

     The accompanying consolidated financial statements have been prepared in accordance with generally accepted accounting principles (GAAP) for interim financial information and with the instructions to Form 10-Q and Rule 10-01 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by GAAP for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring adjustments) considered necessary for a fair presentation have been included. Operating results for the three-month and six-month periods ended June 30, 1999 are not necessarily indicative of the results that may be expected for the year ending December 31, 1999. The accompanying consolidated financial statements should be read in conjunction with the consolidated financial statements and related notes included in the Company's Annual Report on Form 10-K for the year ended December 31, 1998.

     The operations of ICH have been presented in the consolidated financial statements for the three months and six-months ended June 30, 1999 and 1998. The consolidated financial statements at June 30, 1999 include the financial results of ICH as a stand-alone entity, the financial results of ICCC as a result of the purchase of ICCC's outstanding common shares and the financial results of ICH Assets and Dove. However, the consolidated financial statements at June 30, 1998 include ICH's equity interest in net loss of ICCC, as ICCC was not a wholly-owned subsidiary of ICH at June 30, 1998.

     On March 31, 1999 (the "Purchase Date"), the Board of Directors unanimously approved the purchase of all the outstanding common shares of ICCC representing 5% of the economic interest, making ICCC a wholly owned subsidiary of ICH. As a result of this purchase, ICH will file a consolidated tax return that includes activity of ICCC subsequent to the Purchase Date, and prepare consolidated financial statements for 1999. Prior to the Purchase Date, the Company was entitled to 95% of the earnings or losses of ICCC through its ownership of all of the non-voting preferred stock of ICCC. As such, the Company recorded its investment in ICCC using the equity method. Under the equity method, original investments were recorded at cost and adjusted by the Company's share of earnings or losses. Gain or loss on the sale of loans or securities by ICCC to ICH were deferred and amortized or accreted over the estimated life of the loans or securities. Subsequent to the Purchase Date, the effects of all intercompany transactions were eliminated.

2. ORGANIZATION

     ICH was incorporated in Maryland in February 1997 under the name Imperial Credit Commercial Holdings, Inc., and in June 1997, ICH changed its name to IMH Commercial Holdings, Inc. By a vote of stockholders on January 28, 1998, a name change to Impac Commercial Holdings, Inc. was approved. ICH is a specialty commercial property finance company, which has elected to be taxed at the corporate level as a real estate investment trust (REIT) for federal income tax purposes. This generally allows the Company to pass through income to stockholders without payment of federal income tax at the corporate level provided that the Company distributes at least 95% of its taxable income to stockholders. Impac Mortgage Holdings, Inc. (IMH) capitalized ICH with $15.0 million in cash in March of 1997. In October 1998, the Company repurchased from IMH 937,084 shares of Common Stock and 456,9l6 shares of Class A Common Stock at an average price of $4.375 for a total purchase price of $6.1 million. During the six months ended June 30, 1999, the Company repurchased, in the open market, 206,800 shares of its common stock outstanding, at a weighted average price of $5.18 per share, for a total purchase price of $1.1 million. At June 30, 1999 and December 31, 1998, the Company had 8,418,200 and 8,625,000 shares of Common Stock outstanding and no shares of Class A Common Stock outstanding, respectively.

                IMPAC COMMERCIAL HOLDINGS, INC. AND SUBSIDIARIES

3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Method of Accounting

     The consolidated financial statements are prepared on the accrual basis of accounting in accordance with GAAP. The preparation of financial statements in conformity with GAAP requires management to make significant estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results may differ materially from those estimates.

  Reclassifications

     Certain amounts in the consolidated financial statements as of and for the three and six months ended June 30, 1998 have been reclassified to conform to the 1999 presentation.

  New Accounting Statements

     In June 1998, the FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities" (SFAS 133). SFAS 133 establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, (collectively referred to as derivatives) and for hedging activities. It requires that an entity recognizes all derivatives as either assets or liabilities in the statement of financial position and measures those instruments at fair value. If certain conditions are met, a derivative may be specifically designated as (a) a hedge of the exposure to changes in the fair value of a recognized asset or liability or an unrecognized firm commitment, (b) a hedge of the exposure to variable cash flows of a forecasted transaction, or (c) a hedge of the foreign currency exposure of a net investment in a foreign operation, an unrecognized firm commitment, an available-for-sale security, or a foreign-currency-denominated forecasted transaction. This statement is effective for all fiscal quarters of fiscal years beginning after June 15, 1999. SFAS 133 was amended by SFAS 137, which allows deferral of SFAS 133 for all fiscal quarters of fiscal years beginning after July 15, 2000. The Company believes that the adoption of SFAS 133 will not have a material impact on the Company's financial position or results of operations.

                IMPAC COMMERCIAL HOLDINGS, INC. AND SUBSIDIARIES

4. NET EARNINGS PER SHARE

     The following tables represent the computation of basic and diluted earnings per share for the periods presented (in thousands, except per share data):

                                                                FOR THE         FOR THE
                                                              THREE MONTHS    THREE MONTHS
                                                                 ENDED           ENDED
                                                                JUNE 30,        JUNE 30,
                                                                  1999            1998
                                                              ------------    ------------
NUMERATOR:
  Numerator for basic earnings per share --
     Net earnings...........................................     $  858          $2,673
     Less: Dividends paid to preferred stockholders.........       (159)             --
                                                                 ------          ------
          Net earnings available to common stockholders.....     $  699          $2,673
                                                                 ======          ======
DENOMINATOR:
  Denominator for basic earnings per share --
     Weighted average number of common shares outstanding
      during the period.....................................      8,418           8,111
     Net effect of dilutive stock options...................         --              11
                                                                 ------          ------
          Weighted average common and common equivalent
             shares.........................................      8,418           8,122
                                                                 ======          ======
  Net earnings per share -- basic...........................     $ 0.08          $ 0.33
                                                                 ======          ======
  Net earnings per share -- diluted.........................     $ 0.08          $ 0.33
                                                                 ======          ======

     For the three months ended June 30, 1999, the Company had 1,078,579 weighted average shares of Series B Cumulative Convertible Preferred Stock that were antidilutive.

                                                               FOR THE       FOR THE
                                                              SIX MONTHS    SIX MONTHS
                                                                ENDED         ENDED
                                                               JUNE 30,      JUNE 30,
                                                                 1999          1998
                                                              ----------    ----------
NUMERATOR:
  Numerator for basic earnings per share --
     Net earnings...........................................    $  638        $4,849
     Less: Dividends paid to preferred stockholders.........      (159)           --
                                                                ------        ------
          Net earnings available to common stockholders.....    $  479        $4,849
                                                                ======        ======
DENOMINATOR:
  Denominator for basic earnings per share --
     Weighted average number of common shares outstanding
      during the period.....................................     8,503         8,066
       Net effect of dilutive stock options.................        --            23
                                                                ------        ------
          Weighted average common and common equivalent
            shares..........................................     8,503         8,089
                                                                ======        ======
  Net earnings per share -- basic...........................    $ 0.06        $ 0.60
                                                                ======        ======
  Net earnings per share -- diluted.........................    $ 0.06        $ 0.60
                                                                ======        ======

     For the six months ended June 30, 1999, the Company had 547,849 weighted average shares of Series B Cumulative Convertible Stock that were antidilutive.

                IMPAC COMMERCIAL HOLDINGS, INC. AND SUBSIDIARIES

5. INVESTMENT IN IMPAC COMMERCIAL CAPITAL CORPORATION


     On March 31, 1999 (the "Purchase Date"), the Board of Directors unanimously approved the purchase of all the outstanding common shares of ICCC representing 5% of the economic interest, making ICCC a wholly owned subsidiary of ICH. This minority interest was purchased for $4 and was recorded in accordance with APB 16 at fair market value. The net assets of ICCC representing the 95% preferred stock economic interest were recorded at historical cost and the net assets of ICCC representing the 5% economic interest related to the common shares were recorded at fair value. As a result of this purchase, ICCC is no longer treated, for federal income tax purposes, as a separate entity from ICH, and ICCC's items of income and expense are included on ICH's tax return. In addition, ICH will prepare consolidated financial statements for 1999 that include the operations of ICCC. Prior to the Purchase Date, the Company was entitled to 95% of the earnings or losses of ICCC through its ownership of all of the non-voting preferred stock of ICCC. As such, the Company recorded its investment in ICCC using the equity method. Under the equity method, original investments were recorded at cost and adjusted by the Company's share of earnings or losses. Gain or loss on the sale of loans or securities by ICCC to ICH were deferred and amortized or accreted over the estimated life of the loans or securities. Subsequent to the Purchase Date, the effects of all intercompany transactions were eliminated.


6. SEGMENT REPORTING

     The Company's basis for segment reporting is to divide the entities into
(a) segments that derive income from long-term assets and (b) segments that derive income from the origination and sale of mortgage loans.

     The Company reviews and analyzes its business into two basic segments:

     - The Long-Term Investment Operations, conducted by ICH and ICH Assets, invests primarily in commercial mortgage loans and commercial mortgage-backed securities secured by or representing interests in such loans.

     - The Conduit Operations, conducted by ICCC, originates commercial mortgage loans.

     The following table breaks out ICH's segments as of and for the three months ended June 30, 1999 (in thousands):

                                       LONG-TERM
                                       INVESTMENT     CONDUIT      ELIMINATIONS
                                       OPERATIONS    OPERATIONS        (1)         CONSOLIDATED
                                       ----------    ----------    ------------    ------------
BALANCE SHEET ITEMS:
  Net loan receivables...............   $357,878      $29,797        $(34,007)       $353,668
  Total assets.......................    468,632       31,824         (82,483)        417,973
  Total stockholders' equity.........    161,723        1,748         (48,476)        114,995
STATEMENT OF OPERATIONS ITEMS:
  Net interest income (expense)......   $  2,382      $    (6)       $     72        $  2,448
  Net intersegment interest income
     (expense).......................        577         (577)             --              --
  Net earnings (loss)................      1,636         (806)             28             858

                IMPAC COMMERCIAL HOLDINGS, INC. AND SUBSIDIARIES

     The following table breaks out ICH's segments as of and for the three months ended June 30, 1998 (in thousands):

                                                              LONG-TERM
                                                              INVESTMENT       CONDUIT
                                                              OPERATIONS    OPERATIONS(2)
                                                              ----------    -------------
BALANCE SHEET ITEMS:
  Net loan receivables......................................   $449,347        $79,696
  Total assets..............................................    522,081         92,214
  Total stockholders' equity................................    129,429          3,480
STATEMENT OF OPERATIONS ITEMS:
  Net interest income (expense).............................   $  3,639        $  (264)
  Net intersegment interest income (expense)................      3,163         (3,163)
  Equity in net loss in ICCC................................       (423)            --
  Net earnings (loss).......................................      2,673           (445)

     The following table breaks out ICH's segments as of and for the six months ended June 30, 1999 (in thousands):

                                       LONG-TERM
                                       INVESTMENT     CONDUIT      ELIMINATIONS
                                       OPERATIONS    OPERATIONS        (1)         CONSOLIDATED
                                       ----------    ----------    ------------    ------------
BALANCE SHEET ITEMS:
  Net loan receivables...............   $357,878      $29,797        $(34,007)       $353,668
  Total assets.......................    468,632       31,824         (82,483)        417,973
  Total stockholders' equity.........    161,723        1,748         (48,476)        114,995
STATEMENT OF OPERATIONS ITEMS:
  Net interest income (expense)......   $  5,045      $  (297)       $    277        $  5,025
  Net intersegment interest income
     (expense).......................      1,421       (1,421)             --              --
  Net earnings (loss)................    (16,132)      17,552            (782)            638

     The following table breaks out ICH's segments as of and for the six months ended June 30, 1998 (in thousands):

                                                              LONG-TERM
                                                              INVESTMENT       CONDUIT
                                                              OPERATIONS    OPERATIONS(2)
                                                              ----------    -------------
BALANCE SHEET ITEMS:
  Net loan receivables......................................   $449,347        $79,696
  Total assets..............................................    522,081         92,214
  Total stockholders' equity................................    129,429          3,480
STATEMENT OF OPERATIONS ITEMS:
  Net interest income (expense).............................   $  6,697        $  (337)
  Net intersegment interest income (expense)................      5,689         (5,689)
  Equity in net loss in ICCC................................       (876)            --
  Net earnings (loss).......................................      4,849           (923)

---------------

(1) Eliminations of intersegment balances and transactions between Impac's long-term investment operations and ICCC, Impac's conduit operations.

                IMPAC COMMERCIAL HOLDINGS, INC. AND SUBSIDIARIES

(2) For the three and six months ended June 30, 1998 and as of June 30, 1998 the Conduit Operations is accounted for based on the equity method and is not consolidated. See Note 1. Basis of Financial Statement Presentation.

7. ALLOWANCE FOR LOAN LOSSES

     Activity in the allowance for loan losses were as follows:

                                                     FOR THE
                                                    SIX MONTHS
                                                      ENDED
                                                     JUNE 30,
                                                       1999
                                                    ----------
Balance, beginning of period......................    $2,110
  Provision for loan losses.......................        --
  Charge-offs.....................................       683
                                                      ------
  Balance, end of period..........................    $1,427
                                                      ======

8. STOCKHOLDERS' EQUITY

     During the six months ended June 30, 1999, the Company repurchased 206,800 shares of its common stock outstanding at an average price of $5.18 for a total purchase price of $1.1 million.

     On May 5, 1999, the Company executed a stock purchase agreement to issue to Fortress Partners L.P. ("Fortress") approximately $12.0 million of Series B Convertible Preferred Stock (the "Series B Preferred Stock") with a coupon of 8.5% paid quarterly in arrears. The preferred stock is initially convertible into 1,683,635 shares of the Common Stock of ICH, subject to adjustment under certain circumstances. The Common Stock issuable upon conversion of the Series B Preferred Stock will have registration rights. In connection with the issuance of preferred stock, the Company recorded issuance costs of $597,000. At June 30, 1999, the Company accrued $159,000 in preferred stock dividends.

9. SUBSEQUENT EVENTS

     On July 2, 1999, the Board of Directors declared a second quarter 1999 cash dividend of $0.125 per common share. The dividend was payable on July 30, 1999 to stockholders of record at the close of business on July 15, 1999.

     Effective as of August 4, 1999, the Company entered into an Agreement and Plan of Merger with AMRESCO Capital Trust ("AMCT"). Pursuant to this agreement, the Company will be merged with and into AMCT, with AMCT as the surviving entity (the "Merger"), and each outstanding share of common stock of the Company will be converted into 0.66094 of a common share of AMCT. Also pursuant to this agreement, Fortress as the holder of the outstanding shares of Series B Preferred Stock will convert all of such shares into 1,683,635 shares of common stock of the Company or, if such conversion does not occur prior to the effective time of the Merger, all of the shares of the Series B Preferred Stock will be converted into 1,112,782 common shares of AMCT. The Merger will be accounted for under the purchase method of accounting. After the Merger, AMCT will have approximately 16.7 million common shares outstanding. The parties anticipate that the Merger will be completed in the fourth quarter of 1999. The transactions contemplated by the Merger Agreement are subject to customary conditions including approval by the shareholders of the Company and AMCT. The Merger is more fully described in Part II, Item 5.

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors
Impac Commercial Holdings, Inc.:

     We have audited the accompanying consolidated balance sheets of Impac Commercial Holdings, Inc. and subsidiaries as of December 31, 1998 and 1997, and the related consolidated statements of operations and comprehensive earnings
(loss), changes in stockholders' equity and cash flows for the year ended December 31, 1998 and for the period from January 15, 1997 (commencement of operations) through December 31, 1997. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Impac Commercial Holdings, Inc. and subsidiaries as of December 31, 1998 and 1997 and the results of their operations and their cash flows for the year ended December 31, 1998 and for the period from January 15, 1997 (commencement of operations) through December 31, 1997 in conformity with generally accepted accounting principles.

                                          KPMG LLP

Orange County, California
February 3, 1999

                IMPAC COMMERCIAL HOLDINGS, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
              (DOLLAR AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                AT DECEMBER 31,
                                                              --------------------
                                                                1998        1997
                                                              --------    --------
ASSETS
Cash and cash equivalents...................................  $ 14,161    $ 15,908
Investment securities available-for-sale....................    17,154      19,353
Residual interest in securitization, held-for-trading.......     8,790       9,936
Loan receivables:
  CMO collateral............................................   326,559       4,255
  Finance receivables.......................................    40,972      95,711
  Commercial Mortgages held-for-investment..................    24,569      62,790
  Allowance for loan losses.................................    (2,110)       (564)
                                                              --------    --------
          Net loan receivables..............................   389,990     162,192
Investment in Impac Commercial Capital Corporation..........   (15,016)      4,182
Due from affiliates.........................................    22,131       1,592
Premises and equipment, net.................................     9,146       3,857
Accrued interest receivable.................................     2,627       1,361
Other assets................................................     2,236         458
                                                              --------    --------
          Total assets......................................  $451,219    $218,839
                                                              ========    ========
LIABILITIES AND STOCKHOLDERS' EQUITY
CMO borrowings..............................................  $285,021    $  4,176
Warehouse line agreements...................................    45,654      90,374
Reverse repurchase agreements...............................     4,869       9,841
Due to affiliates...........................................    11,170       8,067
Other liabilities...........................................     1,168       3,139
                                                              --------    --------
          Total liabilities.................................   347,882     115,597
Commitments and contingencies
STOCKHOLDERS' EQUITY:
  Preferred Stock; $.01 par value; 9,000,000 shares
     authorized; no shares outstanding at December 31, 1998
     and 1997...............................................        --          --
  Series A Junior Participating Preferred Stock; $.01 par
     value; 1,000,000 shares authorized; no shares
     outstanding at December 31, 1998 and 1997..............        --          --
  Common Stock; $.01 par value; 46,217,295 shares
     authorized; 8,625,000 and 7,344,789 shares issued and
     outstanding at December 31, 1998 and 1997,
     respectively...........................................        86          73
  Class A Common Stock; $.01 par value; 3,782,705 shares
     authorized; none and 674,211 shares issued and
     outstanding at December 31, 1998 and 1997,
     respectively...........................................        --           7
  Additional paid-in-capital................................   127,004     104,761
  Accumulated other comprehensive earnings (loss)...........        24        (160)
  Cumulative dividends declared.............................   (15,575)     (4,250)
  Retained earnings (accumulated deficit)...................    (8,202)      2,811
                                                              --------    --------
          Total stockholders' equity........................   103,337     103,242
                                                              --------    --------
                                                              $451,219    $218,839
                                                              ========    ========

          See accompanying notes to consolidated financial statements.

                IMPAC COMMERCIAL HOLDINGS, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                       AND COMPREHENSIVE EARNINGS (LOSS)
                 (IN THOUSANDS, EXCEPT EARNINGS PER SHARE DATA)

                                                                              FOR THE PERIOD FROM
                                                                               JANUARY 15, 1997
                                                                FOR THE        (COMMENCEMENT OF
                                                               YEAR ENDED     OPERATIONS) THROUGH
                                                              DECEMBER 31,       DECEMBER 31,
                                                                  1998               1997
                                                              ------------    -------------------
INTEREST INCOME:
  Commercial Mortgage Assets................................    $ 32,933            $6,720
  Cash equivalents and due from affiliates..................       2,912               739
                                                                --------            ------
          Total interest income.............................      35,845             7,459
INTEREST EXPENSE:
  Warehouse line and reverse repurchase agreements..........      13,461             1,962
  CMO borrowings............................................       7,203                15
  Other borrowings..........................................         912               373
                                                                --------            ------
          Total interest expense............................      21,576             2,350
                                                                --------            ------
  Net interest income.......................................      14,269             5,109
     Provision for loan losses..............................       1,546               564
                                                                --------            ------
  Net interest income after provision for loan losses.......      12,723             4,545
NON-INTEREST INCOME:
  Equity in net earnings (loss) of Impac Commercial Capital
     Corporation............................................     (19,199)            1,694
  Other income..............................................         701               174
                                                                --------            ------
          Total non-interest income.........................     (18,498)            1,868
NON-INTEREST EXPENSE:
  Write-down of residual interest in securitization,
     held-for-trading.......................................       1,690                --
  General and administrative and other expense..............       1,227               156
  Professional services.....................................         797               640
  Property expense..........................................         779               109
  Advisory fees.............................................         745                --
  Stock compensation expense................................          --             2,697
                                                                --------            ------
          Total non-interest expense........................       5,238             3,602
                                                                --------            ------
  Net earnings (loss).......................................     (11,013)            2,811
Other comprehensive earnings (loss):
  Unrealized gains (losses) arising during period...........         184              (160)
                                                                --------            ------
  Comprehensive earnings (loss).............................    $(10,829)           $2,651
                                                                ========            ======
          Net earnings (loss) per share -- basic and
            diluted.........................................    $  (1.26)           $ 0.61
                                                                ========            ======

          See accompanying notes to consolidated financial statements.

                IMPAC COMMERCIAL HOLDINGS, INC. AND SUBSIDIARIES

           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                              CLASS A
                                  PREFERRED STOCK       COMMON STOCK        COMMON STOCK
                                  ----------------    ----------------    ----------------                    ACCUMULATED
                                  NUMBER              NUMBER              NUMBER              ADDITIONAL         OTHER
                                    OF      DOLLAR      OF      DOLLAR      OF      DOLLAR     PAID-IN       COMPREHENSIVE
                                  SHARES    AMOUNT    SHARES    AMOUNT    SHARES    AMOUNT     CAPITAL      EARNINGS (LOSS)
                                  ------    ------    ------    ------    ------    ------    ----------    ---------------
Balance, January 15, 1997
  (commencement of
  operations)...................     --      $ --        --      $--         --      $--       $     --          $  --
Sale of Common Stock to IMH and
  certain officers and directors
  of the Company................                        599        6         --       --          2,697             --
Conversion of promissory notes
  to Preferred Stock............  3,000        30        --       --         --       --         14,970             --
Dividends declared ($0.53 per
  share)........................     --        --        --       --         --       --             --             --
Net proceeds from public stock
  offering......................     --        --     6,325       63         --       --         86,961             --
Class A Common Stock issued to
  IMH for ICCC Preferred
  Stock.........................     --        --        --       --         95        1            113             --
Conversion of ICH Preferred
  Stock to Class A Common
  Stock.........................  (3,000)     (30)      720        7        280        3             20             --
Conversion of ICH Common Stock
  to Class A Common Stock.......     --        --      (299)      (3)       299        3             --             --
Other comprehensive loss........     --        --        --       --         --       --             --           (160)
Net earnings from January 15,
  1997 (commencement of
  operations) through December
  31, 1997......................     --        --        --       --         --       --             --             --
                                  ------     ----     -----      ---       ----      ---       --------          -----
Balance, December 31, 1997......     --        --     7,345       73        674        7        104,761           (160)
Dividends declared ($1.30 per
  share)........................     --        --        --       --         --       --             --             --
Net proceeds from public stock
  offering......................     --        --     2,217       22       (217)      (2)        28,368             --
Repurchase of capital stock.....     --        --      (937)      (9)      (457)      (5)        (6,125)            --
Other comprehensive earnings....     --        --        --       --         --       --             --            184
Net loss for the year ended
  December 31, 1998.............     --        --        --       --         --       --             --             --
                                  ------     ----     -----      ---       ----      ---       --------          -----
Balance, December 31, 1998......     --      $ --     8,625      $86         --      $--       $127,004          $  24
                                  ======     ====     =====      ===       ====      ===       ========          =====


                                                  RETAINED
                                  CUMULATIVE      EARNINGS          TOTAL
                                  DIVIDENDS     (ACCUMULATED    STOCKHOLDERS'
                                   DECLARED       DEFICIT)         EQUITY
                                  ----------    ------------    -------------
Balance, January 15, 1997
  (commencement of
  operations)...................   $     --       $     --        $     --
Sale of Common Stock to IMH and
  certain officers and directors
  of the Company................         --             --           2,703
Conversion of promissory notes
  to Preferred Stock............         --             --          15,000
Dividends declared ($0.53 per
  share)........................     (4,250)            --          (4,250)
Net proceeds from public stock
  offering......................         --             --          87,024
Class A Common Stock issued to
  IMH for ICCC Preferred
  Stock.........................         --             --             114
Conversion of ICH Preferred
  Stock to Class A Common
  Stock.........................         --             --              --
Conversion of ICH Common Stock
  to Class A Common Stock.......         --             --              --
Other comprehensive loss........         --             --            (160)
Net earnings from January 15,
  1997 (commencement of
  operations) through December
  31, 1997......................         --          2,811           2,811
                                   --------       --------        --------
Balance, December 31, 1997......     (4,250)         2,811         103,242
Dividends declared ($1.30 per
  share)........................    (11,325)            --         (11,325)
Net proceeds from public stock
  offering......................         --             --          28,388
Repurchase of capital stock.....         --             --          (6,139)
Other comprehensive earnings....         --             --             184
Net loss for the year ended
  December 31, 1998.............         --        (11,013)        (11,013)
                                   --------       --------        --------
Balance, December 31, 1998......   $(15,575)      $ (8,202)       $103,337
                                   ========       ========        ========

          See accompanying notes to consolidated financial statements.

                IMPAC COMMERCIAL HOLDINGS, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)


                                                                              FOR THE PERIOD FROM
                                                                               JANUARY 15, 1997
                                                                FOR THE        (COMMENCEMENT OF
                                                               YEAR ENDED     OPERATIONS) THROUGH
                                                              DECEMBER 31,       DECEMBER 31,
                                                                  1998               1997
                                                              ------------    -------------------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net earnings (loss).......................................   $ (11,013)          $   2,811
  Adjustments to reconcile net earnings (loss) to net cash
    provided by (used in) operating activities:
    Equity in net (earnings) loss of Impac Commercial
      Capital Corporation...................................      19,199              (1,694)
    Stock compensation expense..............................          --               2,697
    Provision for loan losses...............................       1,546                 564
    Write-down of residual interest in securitization,
      held-for-trading......................................       1,690                  --
    Amortization of investment securities discount..........        (152)                (48)
    Accretion of residual interest in securitizations.......      (1,931)             (1,016)
    Depreciation and amortization...........................         499                  65
    Net change in accrued interest on receivables...........      (1,266)             (1,361)
    Net change in other assets and liabilities..............         848                (366)
    Net change in due from affiliates and due to
      affiliates............................................     (29,536)              6,475
                                                               ---------           ---------
        Net cash provided by (used in) operating
          activities........................................     (20,116)              8,127
                                                               ---------           ---------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Net change in Commercial Mortgages held-for-investment....      38,221             (62,790)
  Net change in finance receivables.........................      54,739             (95,711)
  Net change in CMO collateral..............................    (322,304)             (4,255)
  Purchase of investment securities available-for-sale......          --             (20,202)
  Principal reductions on investment securities
    available-for-sale......................................       2,535                 737
  Purchase of residual interest in securitization,
    held-for-trading........................................          --             (10,098)
  Principal reductions on residual interest in
    securitization, held-for-trading........................       1,387               1,178
  Purchase of premises and equipment........................      (1,338)             (3,922)
  Contributions to Impac Commercial Capital Corporation.....          --              (2,375)
                                                               ---------           ---------
        Net cash used in investing activities...............    (226,760)           (197,438)
                                                               ---------           ---------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Net change in warehouse line agreements...................     (44,720)             90,374
  Net change in reverse repurchase agreements...............      (4,972)              9,841
  Proceeds from CMO borrowings..............................     301,800               4,176
  Repayments of CMO borrowings..............................     (20,955)                 --
  Issuance of Common Stock..................................      28,348              87,024
  Issuance of promissory notes..............................          --              15,000
  Issuance of Class A Common Stock..........................          --                   7
  Dividends paid............................................     (14,372)             (1,203)
                                                               ---------           ---------
        Net cash provided by financing activities...........     245,129             205,219
                                                               ---------           ---------
Net change in cash and cash equivalents.....................      (1,747)             15,908
Cash and cash equivalents at beginning of period............      15,908                  --
                                                               ---------           ---------
Cash and cash equivalents at end of period..................   $  14,161           $  15,908
                                                               =========           =========
SUPPLEMENTARY INFORMATION:
  Interest paid.............................................   $  20,236           $   1,974
NON-CASH TRANSACTIONS:
  Repurchase of Common Stock and Class A Common Stock.......   $   6,099           $      --
  Acquisition of Dove St. building and other assets in
    exchange for debt.......................................       6,000                  --
  Increase (decrease) in accumulated other comprehensive
    earnings................................................         184                (160)
  Class A Common Stock issued to IMH for ICCC Preferred
    Stock...................................................          --                 114
  Conversion of promissory notes to ICH Preferred Stock.....          --              15,000
  Conversion of ICH Preferred Stock to Class A Common
    Stock...................................................          --              15,000
  Conversion of ICH Common Stock to Class A Common Stock....          --                   3
  Dividends declared and unpaid.............................          --              (3,047)


          See accompanying notes to consolidated financial statements.

                IMPAC COMMERCIAL HOLDINGS, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE A -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

1. FINANCIAL STATEMENT PRESENTATION

     The operations of the Company have been presented in the consolidated financial statements for the year ended December 31, 1998 and for the period from January 15, 1997 (commencement of operations) through December 31, 1997 and include the financial results of Impac Commercial Holdings, Inc. (ICH), Impac Commercial Assets Corporation (ICH Assets) and ICH/IMH Dove St. LLC (Dove) as stand-alone entities and the financial results of ICH's equity interest in net earnings (loss) in Impac Commercial Capital Corporation (ICCC) as a stand-alone entity, subsequent to the Contribution (the Contribution).

     The Company is entitled to 95% of the earnings or losses of ICCC through its ownership of all of the non-voting preferred stock of ICCC. As such, the Company records its investment in ICCC using the equity method. Under this method, original investments are recorded at cost and adjusted by the Company's share of earnings or losses. Certain officers and directors of the Company and ICCC own all of the common stock of ICCC and are entitled to 5% of the earnings or loss of ICCC. Gain on the sale of loans or securities by ICCC to ICH are deferred and accreted over the estimated life of the loans or securities using the interest method.

     All significant intercompany balances and transactions with ICH's consolidated subsidiaries have been eliminated in consolidation. Interest income on affiliated short-term advances, due from affiliates, has been earned at the rate of 8% per annum. Interest expense on affiliated short-term borrowings, due to affiliates, has been incurred at the rate of 8% per annum. Costs and expenses of IMH have been allocated to ICH in proportion to services provided, plus a 15% service charge. Certain amounts in the prior period's consolidated financial statements have been reclassified to conform to the current presentation.

     Management of the Company has made a number of estimates and assumptions relating to the reporting of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the consolidated financial statements, and the reported amounts of revenues and expenses during the reporting period to prepare these consolidated financial statements in conformity with generally accepted accounting principles. Actual results could differ from those estimates.

2. CASH AND CASH EQUIVALENTS

     For purposes of the statement of cash flows, cash and cash equivalents consist of cash and money market mutual funds. The Company considers investments with maturities of three months or less at date of purchase to be cash equivalents.

3. INVESTMENT SECURITIES AVAILABLE-FOR-SALE

     The Company classifies commercial mortgage-backed securities (CMBSs) as held-to-maturity, available-for-sale, and/or trading securities. Held-to-maturity securities are reported at amortized cost, available-for-sale securities are reported at fair value with unrealized gains and losses as a separate component of stockholders' equity, and trading securities are reported at fair value with unrealized gains and losses included in earnings. The Company's investment securities are held as available-for-sale, reported at fair value with unrealized gains and losses reported as a separate component of stockholders' equity. As the Company qualifies as a REIT and no income taxes are paid, the unrealized gains and losses are reported gross in stockholders' equity. Premiums or discounts obtained on investment securities are accreted or amortized to interest income over the estimated life of the investment securities using the interest method. Such investments may subject the Company to credit, interest rate and/or prepayment risk.

                IMPAC COMMERCIAL HOLDINGS, INC. AND SUBSIDIARIES

4. RESIDUAL INTEREST IN SECURITIZATION, HELD-FOR-TRADING

     ICH has estimated future cash flows from residual interest in securitization, held for trading (Residual) utilizing assumptions that they believe are commensurate with the risk inherent in the investment and consistent with those that they believe would be utilized by an unaffiliated third-party purchaser and discounted at a rate commensurate with the risk involved. The Company has classified the Residual as a held-for-trading security. Unrealized gains and losses will be included in current operations. To the Company's knowledge, there is currently no active market for the purchase or sale of the Residual.

     The fair value of the Residual is determined by computing the present value of the excess of the weighted-average coupon on the Commercial Mortgages sold (10.6%) over the sum of: (1) the coupon on the senior interest (5.9%), (2) a base servicing fee paid to servicer of the Commercial Mortgages (0.50%) and other fees, (3) expected estimated losses (0.60%) to be incurred on the portfolio of Commercial Mortgages sold over the estimated lives of the Commercial Mortgages and using an estimated future prepayment assumption (15%). The prepayment assumption used in estimating the cash flows is based on recent evaluations of the actual prepayments of the related portfolio and on market prepayment rates on new portfolios of similar Commercial Mortgages, taking into consideration the current interest rate environment and its expected impact on the estimated future prepayment rate. The estimated cash flows expected to be received by the Company are discounted at an interest rate that the Company believes an unaffiliated third-party purchaser would require as a rate of return commensurate with the risk of holding such a financial instrument. The rate used to discount the cash flows coming out of the trust was approximately 14.9%. To the extent that actual future excess cash flows are different from estimated excess cash flows, the fair value of the Company's residual could decline.

     Under the terms of the securitization, the Residual is required to build over-collateralization to specified levels using the excess cash flows described above until set percentages of the securitized portfolio are attained. Future cash flows to the residual holder are all held by the real estate mortgage investment conduit (REMIC) trust until a specific percentage of either the original or current certificate balance is attained which percentage can be raised if certain charge-offs and delinquency ratios are exceeded. The certificate holders' recourse for credit losses is limited to the amount of over-collateralization held by the Residual in the REMIC trust. Upon maturity of the certificates or upon exercise of an option ("clean up call") to repurchase all the remaining Commercial Mortgages once the balance of the Commercial Mortgages in the trust are reduced to 10% of a specified balance of the original Commercial Mortgages in the trust, any remaining amounts in the trust are distributed. The current amount of any over-collateralization balance held by the trust are recorded as part of the Residual.

5. CMO COLLATERAL AND COMMERCIAL MORTGAGES HELD-FOR-INVESTMENT

     The Company purchases Commercial Mortgages to be held as long-term investments or as CMO collateral. Commercial Mortgages held-for-investment and CMO collateral are recorded at cost at the date of purchase. Commercial Mortgages held-for-investment and CMO collateral include various types of loans secured by mortgages on commercial real property and loans to developers secured by first liens on converted condominium complexes. Premiums and discounts, which may result from the purchase or acquisition of Commercial Mortgages in excess of the outstanding principal balance, are amortized to interest income over their estimated lives using the interest method as an adjustment to the carrying amount of the loan. Prepaid securitization costs related to the issuance of CMOs are amortized to interest expense over their estimated lives using the interest method as an adjustment to the carrying amount of the loan. Commercial Mortgages are continually evaluated for collectibility and, if appropriate, the Commercial Mortgages may be placed on nonaccrual status, generally when the mortgage is 90 days past due, and previously accrued interest reversed from income. Other than temporary impairment in the carrying value of Commercial Mortgages held-for-investment, if any, will be recognized as a reduction to current operations.

                IMPAC COMMERCIAL HOLDINGS, INC. AND SUBSIDIARIES

6. FINANCE RECEIVABLES

     Finance receivables represent transactions with ICCC involving commercial real estate lending. As a warehouse lender, the Company is a secured creditor and is subject to the risks inherent in that status, including, the risk of borrower default and bankruptcy. Any claim of the Company as a secured lender in a bankruptcy proceeding may be subject to adjustment and delay. The Company's finance receivables represent warehouse lines of credit with ICCC collateralized by Commercial Mortgages on commercial real property. Finance receivables are stated at the principal balance outstanding. Interest income is recorded on the accrual basis in accordance with the terms of the loans. Finance receivables are continually evaluated for collectibility and, if appropriate, the receivable is placed on non-accrual status, generally when the receivable is 90 days past due. Future collections of interest income are included in interest income or applied to the loan balance based on an assessment of the likelihood that the loans will be repaid.

7. ALLOWANCE FOR LOAN LOSSES

     The Company maintains an allowance for losses on Commercial Mortgages held-for-investment, collateral for CMOs and finance receivables at an amount which it believes is sufficient to provide adequate protection against future losses in the Commercial Mortgage portfolio. The allowance for losses is determined primarily on management's judgment of net loss potential, including specific allowances for known impaired loans and other factors such as changes in the nature and volume of the portfolio, value of the collateral and current economic conditions that may affect the borrower's ability to pay. A provision is recorded for all loans or portions thereof deemed to be uncollectible thereby increasing the allowance for loan losses. Subsequent recoveries on Commercial Mortgages previously charged off are credited back to the allowance.

8. CMO BORROWINGS

     The Company issues CMOs, which are secured by Commercial Mortgages as a means of financing its Long-Term Investment Operations. CMOs are carried at their outstanding principal balances including accrued interest on such obligations. For accounting and tax purposes, Commercial Mortgages financed through the issuance of CMOs are treated as assets of the Company and the CMOs are treated as debt of the Company. Each issue of CMOs are fully payable from the principal and interest payments on the underlying mortgage loans collateralizing such debt and any investment income on such collateral. The maturity of each class of CMO is directly affected by the rate of principal prepayments on the related CMO collateral. Each CMO series is also subject to redemption according to specific terms of the respective indentures. As a result, the actual maturity of any class of a CMO series is likely to occur earlier than the stated maturities of the underlying mortgage loans.

9. INCOME TAXES

     ICH operates so as to qualify as a real estate investment trust (REIT) under the requirements of the Internal Revenue Code (the Code). Requirements for qualification as a REIT include various restrictions on ownership of ICH's stock, requirements concerning distribution of taxable income and certain restrictions on the nature of assets and sources of income. A REIT must distribute at least 95% of its taxable income to its stockholders, of which 85% must be distributed within the taxable year in order to avoid the imposition of an excise tax and the remaining balance may extend until timely filing of its tax return in the subsequent taxable year. Qualifying distributions of its taxable income are deductible by a REIT in computing its taxable income. If in any tax year ICH should not qualify as a REIT, it would be taxed as a corporation and distributions to the stockholders would not be deductible in computing taxable income. If ICH were to fail to qualify as a REIT in any tax year, it would not be permitted to qualify for that year and the succeeding four years. In any year in which the Company qualifies as a REIT, it generally will not be subject to Federal income tax on that portion of its taxable income or net capital gain that is distributed to its stockholders. The Company will, however, be

                IMPAC COMMERCIAL HOLDINGS, INC. AND SUBSIDIARIES subject to tax at normal corporate rates upon any net income or net capital gain not distributed. The Company intends to distribute substantially all of its taxable income to its stockholders.

10. NET EARNINGS (LOSS) PER SHARE

     Effective December 31, 1997, the Company adopted Statement of Financial Accounting Standards (SFAS) No. 128, "Earnings per Share" (SFAS 128). SFAS 128 replaces the previously reported primary and fully diluted earnings per share with basic and diluted earnings per share. Unlike primary earning per share, basic earnings per share excludes any dilutive effects of stock options. Diluted earnings per share are very similar to the previously reported fully diluted earnings per share. Basic net earnings per share are computed on the basis of the weighted average number of shares outstanding for the period. Diluted net earnings per share are computed on the basis of the weighted average number of shares and common equivalent shares outstanding for the period.

     The following table represents the computation of basic and diluted earnings per share for the periods presented (in thousands, except per share data):

                                                                        FOR THE PERIOD FROM
                                                                         JANUARY 15, 1997
                                                          FOR THE        (COMMENCEMENT OF
                                                         YEAR ENDED     OPERATIONS) THROUGH
                                                        DECEMBER 31,       DECEMBER 31,
                                                            1998               1997
                                                        ------------    -------------------
NUMERATOR:
  Numerator for basic earnings per share --
     Net earnings (loss)..............................    $(11,013)           $2,811
                                                          ========            ======
DENOMINATOR:
  Denominator for basic earnings per share --
     Weighted average number of common shares
       outstanding during the period..................       8,773             4,631
     Net effect of dilutive stock options.............          --                14
                                                          --------            ------
  Denominator for diluted earnings per share..........       8,773             4,645
                                                          ========            ======
  Net earnings (loss) per share -- basic..............    $  (1.26)           $ 0.61
                                                          ========            ======
  Net earnings (loss) per share -- diluted............    $  (1.26)           $ 0.61
                                                          ========            ======

11. RECENT ACCOUNTING PRONOUNCEMENTS

     In June 1997, the Financial Accounting Standards Board (FASB) issued SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information" (SFAS 131). SFAS 131 is effective for fiscal years beginning after December 15, 1997. SFAS 131 establishes standards for reporting financial and descriptive information about an enterprise's operating segments in its annual financial statements and selected segment information in interim financial reports. Reclassification or restatement of comparative financial statements or financial information for earlier periods is required upon adoption of SFAS 131. The Company recognizes the Long-Term Investment Operations and the Conduit Operations as two distinct reporting segments. The consolidated financial statements of Impac Commercial Holdings, Inc. is considered the Long-Term Investment Operations while the financial statements of Impac Commercial Capital Corporation is considered the Conduit Operations.

                IMPAC COMMERCIAL HOLDINGS, INC. AND SUBSIDIARIES

     In June 1998, the FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." SFAS No. 133 establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, (collectively referred to as derivatives) and for hedging activities. It requires that an entity recognizes all derivatives as either assets or liabilities in the statement of financial position and measures those instruments at fair value. If certain conditions are met, a derivative may be specifically designated as (a) a hedge of the exposure to changes in the fair value of a recognized asset or liability or an unrecognized firm commitment, (b) a hedge of the exposure to variable cash flows of a forecasted transaction, or (c) a hedge of the foreign currency exposure of a net investment in a foreign operation, an unrecognized firm commitment, an available-for-sale security, or a foreign-currency-denominated forecasted transaction. This statement is effective for all fiscal quarters of fiscal years beginning after June 15, 1999.

     In October 1998, the FASB issued SFAS No. 134, "Accounting for Mortgage-Backed Securities Retained after the Securitization of Mortgage Loans Held for Sale by a Mortgage Banking Enterprise." SFAS No. 134 is an amendment to SFAS 65, which required that after the securitization of a mortgage loan held for sale, an entity engaged in mortgage banking activities classify the resulting mortgage-backed security as a trading security. SFAS No. 134 further amends SFAS No. 65 and requires that after the securitization of mortgage loans held for sale, an entity engaged in mortgage banking activities classify the resulting mortgage-backed securities or other retained interests based on its ability and intent to sell or to hold those investments. SFAS 134 conforms the subsequent accounting for securities retained after the securitization of mortgage loans by a mortgage banking enterprise with the subsequent accounting for securities retained after the securitization of other types of assets by non-mortgage banking enterprises. SFAS 134 is effective for the first fiscal quarter beginning first quarter 1999. The Company believes that the adoption of SFAS No. 134 will not have a material impact on the Company's financial position or results of operations.

NOTE B -- INVESTMENT SECURITIES AVAILABLE-FOR-SALE

     The Company's mortgage-backed securities are primarily secured by commercial real property. The yield to maturity on each security depends on, among other things, the rate and timing of principal payments (including prepayments, repurchases, defaults and liquidations), the pass-through rate, and interest rate fluctuations. The Company's interest in these securities is subordinated so that, in the event of a loss, payments to senior certificate holders will be made before the Company receives its payments.

     The amortized cost and estimated fair value of investment securities available-for-sale are summarized as follows:

                                                         GROSS         GROSS
                                          AMORTIZED    UNREALIZED    UNREALIZED    ESTIMATED
                                            COST          GAIN          LOSS       FAIR VALUE
                                          ---------    ----------    ----------    ----------
                                                            (IN THOUSANDS)
At December 31, 1998:
  Commercial mortgage-backed
     securities.........................   $ 6,515        $ --          $ --        $ 6,515
  Interest only securities..............    10,615          24            --         10,639
                                           -------        ----          ----        -------
          Total investment securities
            available-for-sale..........   $17,130        $ 24          $ --        $17,154
                                           =======        ====          ====        =======
At December 31, 1997:
  Commercial mortgage-backed
     securities.........................   $ 6,363        $ --          $ --        $ 6,363
  Interest only securities..............    13,150          --           160         12,990
                                           -------        ----          ----        -------
          Total investment securities
            available-for-sale..........   $19,513        $ --          $160        $19,353
                                           =======        ====          ====        =======

                IMPAC COMMERCIAL HOLDINGS, INC. AND SUBSIDIARIES

NOTE C -- RESIDUAL INTEREST IN SECURITIZATION, HELD-FOR-TRADING

     The accompanying 1998 and 1997 balance sheets include one Residual which was recorded as a result of a 1995 securitization by Imperial Credit Industries, Inc. (ICII) of commercial loans issued through a special purpose trust vehicle. As of December 31, 1998 and 1997, the carrying amount of the residual was $8.8 million and $9.9 million, respectively.

NOTE D -- COMMERCIAL MORTGAGES HELD-FOR-INVESTMENT

     The Company purchases Commercial Mortgages to be held as long-term investment. Commercial Mortgages held-for-investment include various types of loans secured by mortgages on commercial real property and loans to developers secured by first liens on condominium complexes. Approximately 47% and 65%, respectively, of the principal amount of Commercial Mortgages held-for-investment at December 31, 1998 and 1997 were collateralized by properties located in Arizona. During 1998 and 1997, the Long-Term Investment Operations purchased $522.1 million and $41.2 million, respectively, of Commercial Mortgages. As of December 31, 1998 and 1997, Commercial Mortgages held-for-investment were $24.6 million and $62.8 million, respectively, which include premiums of $42,000 and $111,000, respectively.

NOTE E -- CMO COLLATERAL

     CMO collateral includes various types of loans secured by mortgages on commercial real property and loans to developers secured by first liens on condominium complexes. Approximately 50% of the principal amount of CMO collateral at December 31, 1998 were collateralized by properties located in California. During 1998 and 1997, the Long-Term Investment Operations originally issued $301.8 million and $4.2 million, respectively, of CMOs which were collateralized by $325.0 million and $4.3 million, respectively, of Commercial Mortgages. The following table represents the outstanding amounts for the periods shown:

                                                            AT DECEMBER 31,
                                                           ------------------
                                                             1998       1997
                                                           --------    ------
                                                             (IN THOUSANDS)
CMO collateral...........................................  $313,211    $4,255
Unamortized net premiums on Commercial Mortgages.........     6,134        --
Prepaid securitization costs.............................     7,214        --
                                                           --------    ------
                                                           $326,559    $4,255
                                                           ========    ======

NOTE F -- FINANCE RECEIVABLES

     Terms of the Company's warehouse lines to ICCC are at Bank of America's prime rate, which was 7.75% at December 31, 1998, with advance rates to 90% of the fair value of the Commercial Mortgages outstanding. The maximum available on ICCC's warehouse line agreements as of December 31, 1998 and 1997 was $900.0 million and $900.0 million, respectively, of which $41.0 million and $95.7 million, respectively, was outstanding.

                IMPAC COMMERCIAL HOLDINGS, INC. AND SUBSIDIARIES

NOTE G -- ALLOWANCE FOR LOAN LOSSES

     Activity in the allowance for loan losses were as follows:

                                                                FOR THE PERIOD FROM
                                                                 JANUARY 15, 1997
                                                  FOR THE        (COMMENCEMENT OF
                                                 YEAR ENDED     OPERATIONS) THROUGH
                                                DECEMBER 31,       DECEMBER 31,
                                                    1998               1997
                                                ------------    -------------------
                                                          (IN THOUSANDS)
Balance, beginning of period..................     $  564              $ --
Provision for loan losses.....................      1,546               564
Charge-offs...................................         --                --
                                                   ------              ----
Balance, end of period........................     $2,110              $564
                                                   ======              ====

NOTE H -- PREMISES AND EQUIPMENT, NET

     Premises and equipment are stated at cost, less accumulated depreciation or amortization. Depreciation on premises and equipment is recorded using the straight-line method over the estimated useful lives of individual assets (three to twenty years).

                                                             AT DECEMBER 31,
                                                             ----------------
                                                              1998      1997
                                                             ------    ------
                                                              (IN THOUSANDS)
Premises and equipment.....................................  $9,710    $3,922
Less accumulated depreciation..............................    (564)      (65)
                                                             ------    ------
                                                             $9,146    $3,857
                                                             ======    ======

NOTE I -- CMO BORROWINGS

     The following table sets forth CMOs issued by the Company, CMOs outstanding as of December 31, 1998, and certain interest rate information:

                                                                                                         RANGE OF
                                                                         RANGE OF                      INTEREST RATE
                                                           RANGE OF    INTEREST RATE   INTEREST RATE      MARGINS
                                                            FIXED      MARGINS OVER       MARGIN           AFTER
ISSUE                            ISSUANCE      CMOS        INTEREST      ONE-MONTH      ADJUSTMENT      ADJUSTMENT
DATE          ISSUANCE NAME       AMOUNT    OUTSTANDING     RATES          LIBOR           DATE            DATE
-----     ---------------------  --------   -----------   ----------   -------------   -------------   -------------
                                     (IN THOUSANDS)
12/10/97  Imperial CMB Trust     $  4,255    $    738        N/A       0.26-1.30%       2/2004         0.52-2.60%
          Series 1997-2........
6/23/98   Impac CMB Trust           7,069       1,275        N/A       0.18-1.24%       7/2005         0.36-2.48%
          Series 1998-3........
8/20/98   Impac CMB Trust 1998    294,731     283,008     6.06-7.58%      0.28%           N/A              N/A
          C-1(1)...............
                                             --------
                                             $285,021
                                             ========

---------------
(1) The variable rate portion of CMOs outstanding as of December 31, 1998 were $31.3 million. The issuance amount includes an additional bond class of $18.3 million, which was subsequently issued in December 1998.

                IMPAC COMMERCIAL HOLDINGS, INC. AND SUBSIDIARIES

     The weighted average coupon on CMOs was 8.32% and 6.58% at December 31, 1998 and December 31, 1997. At December 31, 1998 and 1997, CMO borrowings include accrued interest payable of $1.5 million and $4,000, respectively.

NOTE J -- WAREHOUSE LINE AGREEMENTS

     ICH entered into warehouse line agreements with investment banks to fund the purchase of Commercial Mortgages. Terms of the warehouse line agreements require that the Commercial Mortgages be held by an independent third party custodian, which gives the Company the ability to borrow against the collateral as a percentage of the fair market value of the Commercial Mortgages. The interest rates on the loans are based on one-month LIBOR or Eurodollar Rate plus a margin depending on the type of mortgage collateral provided. The loan amounts generally range from 75% to 92% of the fair market value of the collateral.

     The following tables set forth information regarding warehouse line agreements (in thousands):

                                                   AT DECEMBER 31, 1998
                       -----------------------------------------------------------------------------
                                      MAXIMUM       MAXIMUM      WAREHOUSE    UNDERLYING
                        TYPE OF      COMMITTED    UNCOMMITTED      LINE       COLLATERAL    MATURITY
                       COLLATERAL     AMOUNT        AMOUNT       LIABILITY       (1)          DATE
                       ----------    ---------    -----------    ---------    ----------    --------
Lender 1.............  Mortgages     $200,000      $100,000       $45,208      $59,322       5/1999
Lender 2.............  Mortgages          446(2)     N/A              446          459        N/A
                                                                  -------      -------
                                                                  $45,654      $59,781
                                                                  =======      =======

                                                   AT DECEMBER 31, 1998
                       -----------------------------------------------------------------------------
                                      MAXIMUM       MAXIMUM      WAREHOUSE    UNDERLYING
                        TYPE OF      COMMITTED    UNCOMMITTED      LINE       COLLATERAL    MATURITY
                       COLLATERAL     AMOUNT        AMOUNT       LIABILITY       (1)          DATE
                       ----------    ---------    -----------    ---------    ----------    --------
Lender 1.............  Mortgages     $200,000        N/A          $ 8,529      $  9,458      4/1998
Lender 2.............  Mortgages      200,000        N/A           81,845        98,750      2/1999
                                                                  -------      --------
                                                                  $90,374      $108,208
                                                                  =======      ========

---------------
(1) The amount of underlying collateral represents the unpaid principal balance of Commercial Mortgages provided as collateral for the warehouse lines.

(2) There is no formal warehouse line agreement with Lender 2. Advances are provided to the Company at the discretion of the lender. During 1998, the warehouse line agreement was modified from a committed to an uncommitted warehouse line.

     At December 31, 1998 and 1997, warehouse line agreements include accrued interest payable of $244,000 and $309,000, respectively. The following table presents certain information on warehouse line agreements, excluding accrued interest payable:

                                                                FOR THE PERIOD FROM
                                                                 JANUARY 15, 1997
                                                  FOR THE        (COMMENCEMENT OF
                                                 YEAR ENDED     OPERATIONS) THROUGH
                                                DECEMBER 31,       DECEMBER 31,
                                                    1998               1997
                                                ------------    -------------------
                                                      (DOLLARS IN THOUSANDS)
Maximum Month-End Outstanding Balance.........    $376,247            $90,374
Average Balance Outstanding...................    $193,370            $25,463
Weighted Average Rate.........................        6.70%              7.25%

                IMPAC COMMERCIAL HOLDINGS, INC. AND SUBSIDIARIES

NOTE K -- REVERSE REPURCHASE AGREEMENTS

     ICH entered into reverse repurchase agreements whereby ICH pledged specific CMBSs as collateral to secure short-term loans. Interest is payable upon the maturity of the loans. The interest rates on the loans are based on one-month LIBOR plus a margin depending on the type of collateral provided by the Company.

     The following table sets forth information regarding reverse repurchase agreements (in thousands):

                                                        AT DECEMBER 31, 1998
                                         --------------------------------------------------
                                                        REVERSE
                                          TYPE OF      REPURCHASE    UNDERLYING    MATURITY
                                         COLLATERAL    LIABILITY     COLLATERAL      DATE
                                         ----------    ----------    ----------    --------
Lender 1...............................  Securities      $2,322       $ 5,316      1/20/99
Lender 2...............................  Securities       1,953         6,515       1/5/99
Lender 3...............................  Securities         594         1,008      1/20/99
                                                         ------       -------
                                                         $4,869       $12,839
                                                         ======       =======

                                                        AT DECEMBER 31, 1997
                                         --------------------------------------------------
                                                        REVERSE
                                          TYPE OF      REPURCHASE    UNDERLYING    MATURITY
                                         COLLATERAL    LIABILITY     COLLATERAL      DATE
                                         ----------    ----------    ----------    --------
Lender 1...............................  Securities      $6,185       $ 7,137      1/21/98
Lender 2...............................  Securities         831         1,037       1/2/98
Lender 3...............................  Securities       2,825         4,708      1/30/98
                                                         ------       -------
                                                         $9,841       $12,882
                                                         ======       =======

     At December 31, 1998 and 1997, reverse repurchase agreements included accrued interest payable of $15,000 and $48,000, respectively.

NOTE L -- DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS

     The estimated fair value of financial instruments have been determined by ICH using available market information and appropriate valuation methodologies; however, considerable judgment is necessarily required to interpret market data to develop the estimates of fair value. Accordingly, the estimates presented herein are not necessarily indicative of the amounts ICH could realize in a current market exchange. The use of different market assumptions and/or estimation methodologies may have a material effect on the estimated fair value amounts.

                IMPAC COMMERCIAL HOLDINGS, INC. AND SUBSIDIARIES

                                                    AT DECEMBER 31, 1998      AT DECEMBER 31, 1997
                                                   ----------------------    ----------------------
                                                   CARRYING    ESTIMATED     CARRYING    ESTIMATED
                                                    AMOUNT     FAIR VALUE     AMOUNT     FAIR VALUE
                                                   --------    ----------    --------    ----------
                                                                    (IN THOUSANDS)
ASSETS
Cash and cash equivalents........................  $ 14,161     $ 14,161     $15,908      $15,908
Investment securities available-for-sale.........    17,154       17,154      19,353       19,353
Residual interest in securitization,
  held-for-trading...............................     8,790        8,790       9,936        9,936
Commercial Mortgages held-for-investment.........    24,569       23,941      62,790       62,867
Finance receivables..............................    40,972       40,972      95,711       95,711
CMO collateral...................................   326,559      324,923       4,255        4,298
Due from affiliates..............................    22,131       22,131       1,592        1,592
LIABILITIES
Warehouse line agreements........................    45,654       45,654      90,374       90,374
Reverse repurchase agreements....................     4,869        4,869       9,841        9,841
CMO borrowings...................................   285,021      286,637       4,176        4,176
Due to affiliates................................    11,170       11,170       8,067        8,067
Short-term commitments to extend credit..........        --           --          --           --

     The fair value estimates as of December 31, 1998 and 1997 are based on pertinent information available to management as of that date. Although management is not aware of any factors that would significantly affect the estimated fair value amounts, such amounts have not been comprehensively revalued for purposes of these consolidated financial statements since those dates and, therefore, current estimates of fair value may differ significantly from the amounts presented herein.

     The following describes the methods and assumptions used by ICH in estimating fair values:

  Cash and Cash Equivalents

     Fair value approximates carrying amount as these instruments are demand deposits and money market mutual funds and do not present unanticipated interest rate or credit concerns.

  Investment Securities Available-for-Sale

     Fair value is estimated using a bond model, which incorporates certain assumptions such as prepayment, yield and losses.

  Residual Interest in Securitization, Held-for-Trading

     Fair value approximates carrying amount as the fair value was estimated by discounting future cash flows using rates that the Company believes are commensurate with the risk inherent in these investments, and consistent with those that the Company believes would be utilized by an unaffiliated third party for financial instruments with similar terms and remaining maturities.

  Commercial Mortgages Held-for-Investment

     Fair value is determined based upon the Company's estimate of the proceeds that would be realized on a whole loan sale.

                IMPAC COMMERCIAL HOLDINGS, INC. AND SUBSIDIARIES

  Finance Receivables

     Fair value is determined based upon current market conditions and estimated interest rates associated with similar financial instruments.

  CMO Collateral

     Fair value is based on estimated quoted market prices from dealers and brokers for similar types of mortgage loans.

  Due From/To Affiliates

     Fair value approximates carrying amount because of the short-term maturity of the liabilities and does not present unanticipated interest rate or credit concerns.

  Warehouse Line Agreements

     Fair value approximates carrying amount because of the short-term maturity of the liabilities and does not present unanticipated interest rate or credit concerns.

  Reverse Repurchase Agreements

     Fair value approximates carrying amount because of the short-term maturity of the liabilities and does not present unanticipated interest rate or credit concerns.

  CMO Borrowings

     Fair value of fixed rate borrowings is estimated based on the use of a bond model, which incorporates certain assumptions such as yield, prepayment and losses. Fair value of variable rate borrowings approximate carrying amount because of the variable interest rate nature of the borrowings.

  Short-term Commitments to Extend Credit

     The Company does not collect fees associated with its warehouse lines of credit. Accordingly, these commitments do not have an estimated fair value.

NOTE M -- LIQUIDITY

     Management of ICH is committed to funding any potential operating cash flow deficiencies of ICCC to the extent necessary through December 31, 1999. ICCC recorded a net loss for the year ended December 31, 1998 of $20.2 million resulting in negative net worth of $15.8 million as of December 31, 1998. The loss was primarily due to the deterioration of the commercial mortgage-backed securitization market in the third and fourth quarters of 1998. During the first quarter of 1999, ICCC anticipates selling a significant portion of its Commercial Mortgage portfolio thus eliminating related net interest expense. In addition, ICCC may pursue opportunities in retail loan originations operations, which could generate loan origination fees. Management is also exploring opportunities to form an alliance with one or more strategic partners which allow ICCC to fund the growth its operations. Management anticipates the alliance will also enable ICCC to access the securitization marketplace and achieve better sale execution.

                IMPAC COMMERCIAL HOLDINGS, INC. AND SUBSIDIARIES

NOTE N -- RELATED PARTY TRANSACTIONS

  Credit Arrangements

     ICCC has uncommitted warehouse financing facilities with ICH up to a maximum aggregate amount of $900.0 million. Advances under such warehouse facilities bear interest at Bank of America's prime rate, which was 7.75% at December 31, 1998. As of December 31, 1998 and 1997, amounts outstanding on ICH's warehouse line agreements to ICCC were $41.0 million and $95.7 million, respectively. Interest income recorded by ICH related to warehouse line agreements to ICCC for the year ended December 31, 1998 and for the period from January 15, 1997 (commencement of operations) through December 31, 1997 was $9.1 million and $2.4 million, respectively.

     During 1997 and 1998, ICH had a credit arrangement with IMH whereby ICH advanced to IMH up to maximum amount of $15.0 million for general working capital needs. Subsequent to 1998, the credit agreement was terminated and will no longer be used by ICH. Advances under the credit arrangement were at an interest rate and maturity determined at the time of each advance with interest and principal paid monthly. As of December 31, 1998 and 1997, IMH had no outstanding borrowings under the credit arrangement. Interest income recorded by ICH for the year ended December 31, 1998 and for the period from January 15, 1997 (commencement of operations) through December 31, 1997 was $295,000 and $68,000, respectively.

     During 1997 and 1998, ICH had a credit arrangement with IMH whereby IMH advanced to ICH up to maximum amount of $15.0 million for general working capital needs. Subsequent to 1998, the credit agreement was terminated and will no longer be used by ICH. Advances under the credit arrangement were at an interest rate and maturity determined at the time of each advance with interest and principal paid monthly. As of December 31, 1998 and 1997, ICH's outstanding borrowings under the credit arrangement were none and $9.1 million, respectively. Interest expense recorded by ICH for the year ended December 31, 1998 and for the period from January 15, 1997 (commencement of operations) through December 31, 1997 was $43,000 and $55,000, respectively.

     On November 9, 1998, IFC borrowed $5.0 million from ICH on a demand note secured by mortgage servicing rights of $1.1 billion at an interest rate of 10%. This rate was adjusted to 15% on December 15, 1998. On December 22, 1998, this note was paid in full. Interest income recorded by ICH for 1998 was $66,000.

     ICH entered into a credit arrangement with IFC whereby ICH would advance to IFC up to a maximum amount of $15.0 million. Advances under the revolving credit arrangement are at an interest rate and maturity to be determined at the time of each advance with interest and principal paid monthly. The revolving credit arrangement expired in December 1997. Interest income recorded by ICH for 1997 was $66,000.

     On December 31, 1997, ICH financed its 50% interest in a commercial office building located in Newport Beach, California with a loan for $5.2 million from ICCC. The loan was repaid by ICH in the fourth quarter of 1998 with proceeds from the sale of Commercial Mortgages. ICCC received loan fees of $71,000 upon origination of the loan.

     During the normal course of business, ICH may advance or borrow funds on a short-term basis with affiliated companies. Advances to affiliates are reflected as "Due from affiliates" while borrowings are reflected as "Due to affiliates" on the Company's balance sheet. These short-term advances and borrowings bear interest at a fixed rate of 8.00% per annum. Interest income recorded by ICH related to short-term advances due from affiliates for the year ended December 31, 1998 and for the period from January 15, 1997 (commencement of operations) through December 31, 1997 was $2.1 million and $268,000, respectively. Interest expense recorded by ICH related to short-term advances due to affiliates for the year ended December 31, 1998 and for the period from January 15, 1997 (commencement of operations) through December 31, 1997 was $825,000 and $45,000, respectively.

                IMPAC COMMERCIAL HOLDINGS, INC. AND SUBSIDIARIES

  Lease Agreement

     During 1998, ICH entered into a premises operating lease with IMH and IFC to rent approximately 74,000 square feet of office space. The lease agreement is for a term of ten years expiring in May 2008 with monthly lease payments of $145,000 per month.

  Purchase of Commercial Mortgages

     During the year ended December 31, 1998 and for the period from January 15, 1997 (commencement of operations) through December 31, 1997, ICH purchased $525.2 million and $23.7 million, respectively, of Commercial Mortgages from ICCC at net discounts of $3.1 million and net premiums of $111,000, respectively.

  Purchase of Commercial Office Building

     On October 27, 1998, the Company purchased from IMH its remaining 50% ownership interest in a commercial office building located in Newport Beach, California for $6.0 million. After the purchase of the 50% ownership interest from IMH, the Company has a 100% ownership interest in the building.

  Repurchase of Capital Stock

     On October 21, 1998, the Company repurchased from IMH 937,084 shares of Common Stock and 456,916 shares of Class A Common Stock at a per share price of $4.375, based upon the closing price of the Common Stock on AMEX on October 19, 1998, for a total repurchase of $6.1 million.

  Sale of Commercial Mortgages

     During the year ended December 31, 1998, ICH sold $43.2 million of Commercial Mortgages to ICCC at no gain or loss.

  Stock Compensation Expense

     Stock compensation expense of $2.7 million represents the difference between the price at which ICH issued 300,000 shares of common stock to directors and officers of IMH and ICH on February 3, 1997 ($.01 per share) and the estimated fair value for financial reporting purposes of such shares as determined by the Company's management, as of February 3, 1997 ($9.00 per share). Fair value was based primarily on management's projection of the Company's future cash flow and net income, as well as the lack of liquidity of the shares at the date of issuance and the uncertainty of certain future events regarding the development of the Company's business and organization structure including, but not limited to, obtaining independent financing for the organization and purchase of Commercial Mortgages, funding and closing Commercial Loans, and developing a pipeline of future Commercial Loan originations.

  Submanagement Agreement

     IFC entered into a submanagement agreement with RAI under which IMH and IFC provide various services to ICH as RAI deems necessary, including facilities and costs associated therewith, technology, human resources, management information systems, general ledger accounts, check processing and accounts payable, plus a 15% service charge. RAI charges ICH for these services based upon usage. Total cost allocations RAI charged to ICH for the year ended December 31, 1998 and the period from January 15, 1997 (commencement of operations) through December 31, 1997 were $521,000 and $525,000, respectively.

                IMPAC COMMERCIAL HOLDINGS, INC. AND SUBSIDIARIES

  Unsecured Promissory Note

     In July 1998, William D. Endresen and Rae Ann Endresen, the makers, signed an unsecured promissory note for $100,000 with ICH, the holder, which was modified in November 1998 and states that the makers are to repay the note and accrued interest at a rate of nine percent (9%) per annum with 50% of the after tax dividend equivalent payments made to Mr. Endresen in accordance with the Stock Options and Awards Plan. As of December 31, 1998, the balance outstanding on the note was $101,000.

  Non-Compete Agreement and Right of First Refusal Agreement

     Pursuant to the Non-Compete Agreement executed on the date of the ICH initial public offering, IFC will not acquire any commercial mortgages for a period of the earlier of nine months from the closing of the ICH initial public offering or the date upon which ICH and/or ICCC accumulates (for investment or sale) $300.0 million of commercial mortgages or commercial mortgage-backed securities. This agreement expired in March 1998.

     Pursuant to the Right of First Refusal Agreement by and among ICH, IMH, IFC, ICCC and RAI, pursuant to which, in part, RAI will agree that any mortgage loan or mortgage-backed security investment opportunity which is offered to it on behalf of either ICH, IMH any affiliated REIT will first be offered to that entity whose initial primary business as described in its initial public offering documentation most closely aligns with such investment opportunity.

NOTE O -- COMMITMENTS AND CONTINGENCIES

     ICH is a party to financial instruments with off-balance sheet risk in the normal course of business. Such instruments include short-term commitments to extend credit to borrowers under warehouse lines of credit which involve elements of credit risk. In addition, ICH is exposed to credit loss in the event of non-performance by the counterparties to the various agreements associated with loan purchases. However, ICH does not anticipate non-performance by such borrowers or counterparties. Unless noted otherwise, ICH does not require collateral or other security to support such commitments. The Company uses the same credit policies in making commitments and conditional obligations as it does for on-balance sheet instruments. The contract or notional amounts of forward contracts do not represent exposure to credit loss. The Company controls the credit risk of its forward contracts through credit approvals, limits and monitoring procedures.

  Commercial Mortgage Loan Sales Commitments

     In the ordinary course of business, ICCC is exposed to liability under representations and warranties made to purchasers and insurers of mortgage loans and the purchasers of servicing rights. Under certain circumstances, ICCC is required to repurchase mortgage loans if there had been a breach of representations or warranties. ICH has guaranteed the performance obligation of ICCC under such representation and warranties related to loans included in securitizations.

  Lease Commitments

     ICH and ICCC, as tenants in common, lease approximately 18,000 square feet of office space in Irvine, California, approximately 3,600 square feet in Sherman Oaks, California and approximately 4,300 square feet

                IMPAC COMMERCIAL HOLDINGS, INC. AND SUBSIDIARIES in Dallas, Texas under premises operating leases expiring in November 2000, May 2001 and August 2003, respectively. Minimum premises rental commitments are as follows (in thousands):

1999..............................................    $  734
2000..............................................       691
2001..............................................       166
2002..............................................       126
2003..............................................        84
                                                      ------
          Total...................................    $1,801
                                                      ======

     All rent expense associated with the lease is charged to ICCC as ICCC's employees occupy 100% of the office space.

  Loan Commitments

     ICH provides secured short-term non-recourse revolving financing to ICCC to a maximum of $900.0 million to finance the acquisition of Commercial Mortgages from the closing of the loans until sold to permanent investors. As of December 31, 1998 and 1997, ICH's outstanding balances on warehouse lines to ICCC was $41.2 million and $95.7 million, respectively.

  Litigation

     SPI Danvers, LLC v. Impac Commercial Capital Corporation, William D. Endresen and Lawrence R. Goswiller, Orange County Superior Court Case No. 802070

     On November 13, 1998, SPI Danvers, LLC (Danvers) filed a complaint against the above defendants alleging 13 causes of action including breach of contract and numerous tort causes of action, including fraud. Danvers seeks approximately $312,000 against all defendants, which allegedly represents its deposits, plus 10% lost opportunity costs, $840,000 in alternative financing costs, lost profits in an unspecified amount, and punitive damages and attorneys fees according to proof.

     Danvers' allegations set forth generally that it sought refinancing of an existing loan as well as obtaining a new loan in the amount of $4.2 million, and thus entered into certain discussions and negotiations with ICCC. The purpose of the loan was to conclude the purchase of property. Danvers alleges that it paid ICCC certain "good faith" and "rate lock deposits" totaling an aggregate of approximately $312,000. It is alleged that ICCC entered into a loan agreement, defined as the letter of interest, rate lock agreement, and loan commitment letter, with Danvers. Following plaintiff's alleged continual compliance with requests for information and other loan conditions from ICCC, ICCC did not close and fund the loan.

     In February 1999, the court granted ICCC's and the other defendant's demurrer to most of the tort causes of action and granted a motion to strike the punitive damages and attorney fees allegation. However, the court also granted Danvers an opportunity to file an amended complaint to attempt to reassert all the claims and damages in a proper pleading. The Company believes that this case is without merit and intends to vigorously defend the action.

NOTE P -- MANAGEMENT CONTRACT

     As Manager of the Company, RAI, is entitled to receive for each fiscal quarter, an amount equal to 25% of the net income of the Company, before deduction of such compensation, in excess of the amount that would produce an annualized return on equity equal to the daily average ten year U.S. Treasury rate plus 2% (the 25% Payment). The term "return on equity" is calculated for any quarter by dividing the Company's net

                IMPAC COMMERCIAL HOLDINGS, INC. AND SUBSIDIARIES income for the quarter by its average net worth for the quarter. For such calculations, the "net income" of the Company means the net income of the Company determined in accordance with the Code before the Manager's compensation, the deduction for dividends paid and any net operating loss deductions arising from losses in prior periods. A deduction for all of the Company's interest expenses for borrowed money is also taken in calculating net income. "Average net worth" for any period means the arithmetic average of the sum of the gross proceeds from any offering of its equity securities by the Company, before deducting any underwriting discounts and commissions and other expenses and costs relating to the offering, plus the Company's retained earnings less dividends declared (without taking into account any losses incurred in prior periods) computed by taking the daily average of such values during such period. The 25% payment to the Manager will be calculated quarterly in arrears before any income distributions are made to stockholders for the corresponding period.

     The Manager's fees will be calculated by the Manager within 60 days after the end of each calendar quarter, with the exception of the fourth quarter for which compensation will be computed within 30 days, and such calculation shall be promptly delivered to the Company. The Company will be obligated to pay the fee within 90 days after the end of each calendar quarter. Management fees paid to RAI during the year ended December 31, 1998 and for the period from January 15, 1997 (commencement of operations) through December 31, 1997 were $745,000 and none, respectively.

     In order to utilize the IMH infrastructure, RAI entered into a submanagement agreement with IFC to provide substantially all of the administrative services required by the Company including facilities and costs associated therewith, technology, human resources, management information systems, general ledger accounts, check processing and accounts payable as RAI deems necessary. The Manager may also enter into additional contracts with other parties, which may include IMH or its affiliates, to provide any such services for the Manager, which third party shall be approved by the Company's Board of Directors. RAI currently has a total of four officers and three managers who participate in the oversight of the Company's operations.

NOTE Q -- STOCK OPTION AND AWARDS PLAN

     The Company adopted a Stock Option and Awards Plan (the Stock Option and Awards Plan) which provides for the grant of qualified incentive stock options
(ISOs), options not qualified (NQSOs) and deferred stock, restricted stock, stock appreciation, and limited stock appreciation rights awards (Awards) and dividend equivalent rights. The Stock Option and Awards Plan is administered by the Board of Directors or a committee of directors appointed by the Board of Directors. ISOs may be granted to the officers and key employees of the Company. NQSOs and Awards may be granted to the directors, officers and key employees of the Company or its subsidiaries, and to the directors, officers and key employees of ICCC. The exercise price for any NQSO or ISO granted under the Stock Option and Awards Plan may not be less than 100% (or 110% in the case of ISOs granted to an employee who is deemed to own in excess of 10% of the outstanding Common Stock) of the fair market value of the shares of Common Stock at the time the NQSO or ISO is granted.

     Under the Stock Option and Awards Plan, the Company may make loans available to stock option holders in connection with the exercise of stock options granted under the Stock Option and Awards Plan. If shares of Common Stock are pledged as collateral for such indebtedness, the shares may be returned to the Company in satisfaction of the indebtedness. If returned, the shares become available for issuance in connection with future stock options and awards under the Stock Option and Awards Plan.

     Unless previously terminated by the Board of Directors, the Stock Option and Awards Plan will terminate in April of 2007. Options granted under the Stock Option and Awards Plan will become exercisable as directed by the administrator. As of December 31, 1998 and 1997, options to purchase 65,663 shares and none, respectively, were exercisable and 214,078 shares and 420,250 shares, respectively, were available for future grants under the Stock Option and Awards Plan.

                IMPAC COMMERCIAL HOLDINGS, INC. AND SUBSIDIARIES

     Option transactions for the periods shown are summarized as follows:


                                                       AT DECEMBER 31,
                           ------------------------------------------------------------------------
                                          1998                                  1997
                           ----------------------------------    ----------------------------------
                                      WEIGHTED-                             WEIGHTED-
                           NUMBER      AVERAGE      RANGE OF     NUMBER      AVERAGE      RANGE OF
                             OF       EXERCISE      EXERCISE       OF       EXERCISE      EXERCISE
                           SHARES       PRICE        PRICES      SHARES       PRICE        PRICES
                           -------    ---------    ----------    -------    ---------    ----------
Options outstanding at
  beginning of year......  212,250     $15.41      $15.0-18.8         --     $   --      $       --
Options granted..........  195,510       6.00            6.00
                            98,000      17.28       14.9-17.6
                           -------
Total options granted....  293,510       9.77        6.0-17.6    222,250      15.41       15.0-18.8
                           -------
Options forfeited or
  cancelled..............    1,588       6.00            6.00
                            85,750      16.96       14.9-18.8
                           -------
Total options forfeited
  or cancelled...........  (87,338)     16.76        6.0-18.8    (10,000)     15.41       15.0-18.8
                           -------                               -------
Options outstanding at
  end of year............  193,922       6.00            6.00
                           224,500      15.63       15.0-18.8
                           -------
Total options outstanding
  at end of year.........  418,422      11.17        6.0-18.8    212,250      15.41       15.0-18.8
                           -------                               -------


     In November 1995, the FASB issued SFAS No. 123, "Accounting for Stock-Based Compensation" (SFAS 123). SFAS 123 permits the Company to either recognize as expense over the vesting period, the fair market value of all stock based compensation awards on the date of grant, or continue to apply the provisions of APB Opinion No. 25 and provide pro forma disclosures of net earnings (loss) computed as if the fair value based method as defined in SFAS 123 had been applied.

     The Company elected to continue to apply APB Opinion No. 25 in accounting for its Stock Options and Awards Plan and, accordingly, no compensation cost has been recognized for its stock options in the financial statements. Had the Company determined compensation cost based on the fair value at the grant date for its stock options exercisable under SFAS No. 123, the Company's net earnings and earnings per share would have decreased to the pro forma amounts indicated below:

                                                                  FOR THE PERIOD
                                                               FROM JANUARY 15, 1997
                                                 FOR THE         (COMMENCEMENT OF
                                                YEAR ENDED      OPERATIONS) THROUGH
                                               DECEMBER 31,        DECEMBER 31,
                                                   1998                1997
                                               ------------    ---------------------
                                                          (IN THOUSANDS)
Net earnings (loss) as reported..............    $(11,013)            $2,811
Pro forma net earnings (loss)................     (12,010)             2,280
Basic earnings (loss) per share as
  reported...................................       (1.26)              0.61
Diluted earnings (loss) per share as
  reported...................................       (1.26)              0.61
Basic pro forma earnings (loss) per share....       (1.37)              0.49
Diluted pro forma earnings (loss) per
  share......................................       (1.37)              0.49

     The derived fair value of the options granted during 1998 and 1997 was approximately $3.90 and $2.39 per share, respectively, using the Black-Scholes option pricing model with the following assumptions: risk-free

                IMPAC COMMERCIAL HOLDINGS, INC. AND SUBSIDIARIES interest rate of 5.10% and 5.84%, respectively, dividend yield of 8.1% and 8.7%, respectively, expected lives of 3.9 and 9.3 years and expected volatility of 92.7% and 37.2%, respectively.

NOTE R -- STOCKHOLDERS' EQUITY

     On November 6, 1998, the Company paid the previously announced third quarter dividend of $0.45 per share to stockholders of record on October 9, 1998. The Company paid interest in the form of an additional cash dividend at an interest rate of 4% per annum for the period from the previously announced payment date of October 26, 1998 through November 6, 1998. The total amount of the interest the Company paid as a result of the dividend payment delay was $6,000 or $0.0006 per common share outstanding.

     On October 21, 1998, the Company repurchased from IMH 937,084 shares of Common Stock and 456,916 shares of Class A Common Stock at a per share price of $4.375, which was based upon the closing price of the Common Stock on AMEX on October 19, 1998, for a total repurchase of $6.1 million.

     On October 7, 1998, the Company's Board of Directors adopted a Stockholder Rights Plan in which Preferred Stock Purchase Rights were distributed as a dividend at the rate of one Right for each outstanding share of common stock. The dividend distribution was made on October 19, 1998, payable to stockholders of record on that date. The Rights are attached to the Company's common stock. The Rights will be exercisable and trade separately only in the event that a person or group acquires or announces the intent to acquire 10 percent or more of the Company's common stock. Each Right will entitle stockholders to buy one one-hundredth of a share of a new series of Series A junior participating preferred stock at an exercise price of $16.25. If the Company is acquired in a merger or other transaction after a person has acquired 10 percent or more of the Company's outstanding common stock, each Right will entitle the stockholder to purchase, at the Right's then-current exercise price, a number of the acquiring Company's common shares having a market value of twice such price. In addition, if a person or group acquires 10 percent or more of the Company's common stock, each Right will entitle the stockholder (other than the acquiring person) to purchase, at the Right's then-current exercise price, a number of shares of the Company's common stock having a market value of twice such price. Following the acquisition by a person of 10 percent or more of the Company's common stock and before an acquisition of 50 percent or more of the common stock, the Board of Directors may exchange the Rights (other than the Rights owned by such person) at an exchange ratio of one share of common stock per Right. Before a person or group acquires beneficial ownership of 10 percent or more of the Company's common stock, the Rights are redeemable for $.0001 per right at the option of the Board of Directors. The Rights will expire on October 19, 2008. The Rights distribution is not taxable to stockholders. The Rights are intended to enable all the Company stockholders to realize the long-term value of their investment in the Company.

     On September 28, 1998, the Company declared a third quarter dividend of $4.5 million, or $0.45 per share. The original payment date of this dividend was set for October 26, 1998 to stockholders of record on October 9, 1998 but was delayed until November 6, 1998.

     On September 25, 1998, the Company's Board of Directors authorized the Company to repurchase up to $5.0 million of the Company's common stock, $.01 par value, in open market purchases from time to time at the discretion of the Company's management; the timing and extent of the repurchases will depend on market conditions. The Company intends to effect such repurchases, if any, in compliance with the Rule 10b-18 under the Securities Exchange Act of 1934. Any acquired shares will be canceled. Through February 16, 1999, the Company had not repurchased any shares under this program.

     On June 22, 1998, the Company completed a common stock offering. The Company raised additional capital of $28.4 million, net of underwriting discounts and other expenses, as stockholders purchased 2,000,000 shares of common stock at a price of $15.3125 per share.

                IMPAC COMMERCIAL HOLDINGS, INC. AND SUBSIDIARIES

     On June 8, 1998, the Company declared a second quarter dividend of $3.6 million, or $0.45 per share. This dividend was paid on July 15, 1998 to stockholders of record on June 19, 1998.

     On April 1, 1998, the Company declared a first quarter dividend of $3.2 million, or $0.40 per share. This dividend was paid on April 24, 1998 to stockholders of record on April 9, 1998.

NOTE S -- QUARTERLY FINANCIAL DATA (UNAUDITED)

     Selected quarterly financial data for the year ended December 31, 1998 follows (in thousands, except per share data):

                                                     FOR THE THREE MONTHS ENDED,
                                        ------------------------------------------------------
                                        DECEMBER 31,    SEPTEMBER 30,    JUNE 30,    MARCH 31,
                                        ------------    -------------    --------    ---------
Net interest income after provision
  for loan losses(1)..................    $ 2,837         $  3,306        $3,570      $3,010
Non-interest income(1)................     (3,805)         (14,243)         (105)       (345)
Non-interest expense(1)...............      1,670            2,288           792         488
Net earnings(loss)....................     (2,638)         (13,225)        2,673       2,177
Net earnings(loss) per share -- basic
  and diluted(2)......................      (0.30)           (1.32)         0.33        0.27
Dividends declared per share..........         --             0.45          0.45        0.40

     Selected quarterly financial data for the period from January 15, 1997 (commencement of operations) through December 31, 1997 follows (in thousands, except per share data):

                                                     FOR THE THREE MONTHS ENDED,
                                        ------------------------------------------------------
                                        DECEMBER 31,    SEPTEMBER 30,    JUNE 30,    MARCH 31,
                                        ------------    -------------    --------    ---------
Net interest income after provision
  for loan losses(1)..................     $2,338          $1,690          $443       $    74
Non-interest income(1)................      1,183             685            --            --
Non-interest expense(1)...............        440             278           124         2,760
Net earnings(loss)....................      3,081           2,097           319        (2,686)
Net earnings(loss) per share -- basic
  and diluted(2)......................       0.38            0.38           N/A           N/A
Dividends declared per share(3).......       0.38            0.15           N/A           N/A

---------------
(1) Conforms to current year presentation.

(2) Earnings per share are computed independently for each of the quarters presented. Therefore, the sum of the quarterly earnings per share may not equal the total for the year.

(3) ICH became a public company on August 5, 1997, therefore per share amounts for the quarters ended June 30, 1997 and March 31, 1997 are not applicable.

                IMPAC COMMERCIAL HOLDINGS, INC. AND SUBSIDIARIES

NOTE T -- IMPAC COMMERCIAL CAPITAL CORPORATION AND SUBSIDIARY

     The following condensed consolidated financial information summarizes the consolidated financial position and consolidated results of operations of Impac Commercial Capital Corporation (in thousands):

                     CONDENSED CONSOLIDATED BALANCE SHEETS

                                                                AT DECEMBER 31,
                                                              -------------------
                                                               1998        1997
                                                              -------    --------
ASSETS
Cash........................................................  $   692    $  2,273
Commercial Mortgages held-for-sale..........................   44,854     106,654
Due from affiliates.........................................    5,740       1,538
Premises and equipment, net.................................      909         381
Other assets................................................    2,005       1,789
                                                              -------    --------
          Total assets......................................  $54,200    $112,635
                                                              =======    ========
LIABILITIES AND SHAREHOLDERS' EQUITY
Warehouse line agreements...................................  $44,881    $104,219
Due to affiliates...........................................   21,101         758
Other liabilities...........................................    4,022       3,255
                                                              -------    --------
          Total liabilities.................................   70,004     108,232
                                                              -------    --------
Shareholders' Equity:
  Preferred Stock...........................................    2,875       2,875
  Common Stock..............................................        1           1
  Contributed capital.......................................      150         150
  Retained earnings (accumulated deficit)...................  (18,830)      1,377
                                                              -------    --------
          Total shareholders' equity........................  (15,804)      4,403
                                                              -------    --------
                                                              $54,200    $112,635
                                                              =======    ========

                IMPAC COMMERCIAL HOLDINGS, INC. AND SUBSIDIARIES

                CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                              FOR THE PERIOD FROM
                                                                               JANUARY 15, 1997
                                                                FOR THE        (COMMENCEMENT OF
                                                               YEAR ENDED     OPERATIONS) THROUGH
                                                              DECEMBER 31,       DECEMBER 31,
                                                                  1998               1997
                                                              ------------    -------------------
Net interest income:
  Total interest income.....................................    $  9,778            $2,804
  Total interest expense....................................      10,803             2,747
                                                                --------            ------
          Net interest income (expense).....................      (1,025)               57
Non-interest income:
  Gain (loss) on sale of loans..............................     (14,345)            3,657
  Other income..............................................          24                62
                                                                --------            ------
          Total non-interest income.........................     (14,321)            3,719
Non-interest expense:
  Other operating expense...................................       5,365             1,176
  Provision for repurchases.................................         176               201
                                                                --------            ------
          Total non-interest expense........................       5,541             1,377
                                                                --------            ------
  Net earnings (loss) before income taxes...................     (20,887)            2,399
  Income taxes (benefit)....................................        (680)            1,022
                                                                --------            ------
  Net earnings (loss).......................................    $(20,207)           $1,377
                                                                ========            ======

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors
Impac Commercial Capital Corporation:

     We have audited the accompanying consolidated balance sheets of Impac Commercial Capital Corporation and subsidiary as of December 31, 1998 and 1997, and the related consolidated statements of operations, changes in shareholders' equity and cash flows for the year ended December 31, 1998 and for the period from January 15, 1997 (commencement of operations) through December 31, 1997. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Impac Commercial Capital Corporation and subsidiary as of December 31, 1998 and 1997, and the results of their operations and their cash flows for the year ended December 31, 1998 and for the period from January 15, 1997 (commencement of operations) through December 31, 1997 in conformity with generally accepted accounting principles.

                                          KPMG LLP

Orange County, California
February 3, 1999

              IMPAC COMMERCIAL CAPITAL CORPORATION AND SUBSIDIARY

                          CONSOLIDATED BALANCE SHEETS
                         (DOLLAR AMOUNTS IN THOUSANDS)

                                                                AT DECEMBER 31,
                                                              -------------------
                                                               1998        1997
                                                              -------    --------
ASSETS
Cash........................................................  $   692    $  2,273
Commercial Mortgages held-for-sale..........................   44,854     106,654
Due from affiliates.........................................    5,740       1,538
Premises and equipment, net.................................      909         381
Accrued interest receivable.................................      272         337
Deferred tax asset..........................................       --         924
Other assets................................................    1,733         528
                                                              -------    --------
          Total assets......................................  $54,200    $112,635
                                                              =======    ========

LIABILITIES AND SHAREHOLDERS' EQUITY
Warehouse line agreements...................................  $44,881    $104,219
Due to affiliates...........................................   21,101         758
Other liabilities...........................................    4,022       3,255
                                                              -------    --------
          Total liabilities.................................   70,004     108,232
                                                              -------    --------
Commitments and contingencies

SHAREHOLDERS' EQUITY:
  Preferred stock; no par value; 50,000 shares authorized;
     9,500 shares issued and outstanding at December 31,
     1998 and 1997..........................................    2,875       2,875
  Common stock; no par value; 50,000 shares authorized; 500
     shares issued and outstanding at December 31, 1998 and
     1997...................................................        1           1
  Contributed capital.......................................      150         150
  Retained earnings (accumulated deficit)...................  (18,830)      1,377
                                                              -------    --------
          Total shareholders' equity........................  (15,804)      4,403
                                                              -------    --------
                                                              $54,200    $112,635
                                                              =======    ========

          See accompanying notes to consolidated financial statements.

              IMPAC COMMERCIAL CAPITAL CORPORATION AND SUBSIDIARY

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                                 (IN THOUSANDS)

                                                                              FOR THE PERIOD FROM
                                                                               JANUARY 15, 1997
                                                                FOR THE        (COMMENCEMENT OF
                                                               YEAR ENDED     OPERATIONS) THROUGH
                                                              DECEMBER 31,       DECEMBER 31,
                                                                  1998               1997
                                                              ------------    -------------------
INTEREST INCOME:
  Commercial Mortgages held-for-sale........................    $  9,573            $2,787
  Cash and due from affiliates..............................         205                17
                                                                --------            ------
          Total interest income.............................       9,778             2,804
INTEREST EXPENSE:
  Borrowings from ICH.......................................       9,064             2,372
  Other affiliated borrowings...............................       1,739               375
                                                                --------            ------
          Total interest expense............................      10,803             2,747
                                                                --------            ------
  Net interest income (expense).............................      (1,025)               57
NON-INTEREST INCOME:
  Gain (loss) on sale of loans..............................     (14,345)            3,657
  Other income..............................................          24                62
                                                                --------            ------
          Total non-interest income.........................     (14,321)            3,719
NON-INTEREST EXPENSE:
  Personnel expense.........................................       2,507                38
  General and administrative and other expense..............       1,070               288
  Occupancy expense.........................................       1,036               160
  Professional services.....................................         752               540
  Provision for repurchases.................................         176               201
  Stock compensation expense................................          --               150
                                                                --------            ------
          Total non-interest expense........................       5,541             1,377
                                                                --------            ------
  Net earnings (loss) before income taxes...................     (20,887)            2,399
  Income taxes (benefit)....................................        (680)            1,022
                                                                --------            ------
  Net earnings (loss).......................................    $(20,207)           $1,377
                                                                ========            ======

          See accompanying notes to consolidated financial statements.

              IMPAC COMMERCIAL CAPITAL CORPORATION AND SUBSIDIARY

           CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY
                         (DOLLAR AMOUNTS IN THOUSANDS)

                                    PREFERRED STOCK    COMMON STOCK
                                    ---------------   ---------------                   RETAINED
                                    NUMBER            NUMBER                            EARNINGS        TOTAL
                                      OF     DOLLAR     OF     DOLLAR   CONTRIBUTED   (ACCUMULATED   SHAREHOLDERS
                                    SHARES   AMOUNT   SHARES   AMOUNT     CAPITAL       DEFICIT)        EQUITY
                                    ------   ------   ------   ------   -----------   ------------   ------------
Balance, January 15, 1997
  (commencement of operations)....     --    $  --      --       $--       $ --         $     --       $     --
Issuance of common stock..........     --       --     500        1          25               --             26
Issuance of preferred stock.......  9,500      500      --       --          --               --            500
Capital contribution..............     --    2,375      --       --         125               --          2,500
Net earnings for the period from
  January 15, 1997 (commencement
  of operations) through December
  31, 1997........................     --       --      --       --          --            1,377          1,377
                                    -----    ------    ---       --        ----         --------       --------
Balance, December 31, 1997........  9,500    2,875     500        1         150            1,377          4,403
                                    -----    ------    ---       --        ----         --------       --------
Net loss for the year ended
  December 31, 1998...............     --       --      --       --          --          (20,207)       (20,207)
                                    -----    ------    ---       --        ----         --------       --------
Balance, December 31, 1998........  9,500    $2,875    500       $1        $150         $(18,830)      $(15,804)
                                    =====    ======    ===       ==        ====         ========       ========

          See accompanying notes to consolidated financial statements.

              IMPAC COMMERCIAL CAPITAL CORPORATION AND SUBSIDIARY

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                              FOR THE PERIOD FROM
                                                                               JANUARY 15, 1997
                                                                FOR THE        (COMMENCEMENT OF
                                                               YEAR ENDED     OPERATIONS) THROUGH
                                                              DECEMBER 31,       DECEMBER 31,
                                                                  1998               1997
                                                              ------------    -------------------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net earnings (loss).......................................    $(20,207)          $   1,377
  Adjustments to reconcile net earnings (loss) to net cash
     provided by (used in) operating activities:
     Depreciation...........................................         226                  50
     Deferred income taxes..................................         924                (924)
     Stock compensation expense.............................          --                 150
     Provision for repurchases..............................         176                 201
     Net change in accrued interest receivable..............          65                (337)
     Net change in due from affiliates and due to
       affiliates...........................................      16,141                (780)
     Net change in other assets and liabilities.............        (614)              2,526
                                                                --------           ---------
          Net cash provided by (used in) operating
            activities......................................      (3,289)              2,263
                                                                --------           ---------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Originations of Commercial Mortgages held-for-sale........    (425,096)           (233,545)
  Sale of Commercial Mortgages held-for-sale................     486,896             126,891
  Purchases of premises and equipment.......................        (754)               (431)
                                                                --------           ---------
          Net cash provided by (used) in investing
            activities......................................      61,046            (107,085)
                                                                --------           ---------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Net change in warehouse line agreements...................     (59,338)            104,219
  Issuance of preferred stock...............................          --                 500
  Issuance of common stock..................................          --                   1
  Contributions from ICH....................................          --               2,375
                                                                --------           ---------
          Net cash provided by (used in) financing
            activities......................................     (59,338)            107,095
                                                                --------           ---------
Net change in cash and cash equivalents.....................      (1,581)              2,273
Cash and cash equivalents at beginning of period............       2,273                  --
                                                                --------           ---------
Cash and cash equivalents at end of period..................    $    692           $   2,273
                                                                ========           =========
SUPPLEMENTARY INFORMATION:
  Interest paid.............................................    $ 11,779           $   2,276
  Taxes paid................................................         486                 422
NON-CASH TRANSACTIONS:
  Issuance of Common Stock..................................    $     --           $      25
  Capital contribution of common stockholders...............          --                 125

          See accompanying notes to consolidated financial statements.

              IMPAC COMMERCIAL CAPITAL CORPORATION AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE A -- SUMMARY OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES

1. BASIS OF FINANCIAL STATEMENT PRESENTATION

     The operations of the Company have been presented in the consolidated financial statements for the year ended December 31, 1998 and for the period from January 15, 1997 (commencement of operations) through December 31, 1997 and include the financial results of Impac Commercial Capital Corporation (ICCC) as a stand-alone company.

     Interest income on affiliated short-term advances (Due from affiliates) has been earned at the rate of 8% per annum. Interest expense on affiliated short-term borrowings (Due to affiliates), has been incurred at the rate of 8% per annum. Costs and expenses of IMH have been allocated to ICCC in proportion to services provided, plus a 15% service charge. Certain amounts in the prior period's consolidated financial statements have been reclassified to conform to the current presentation.

     Management of ICCC has made a number of estimates and assumptions relating to the reporting of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period to prepare these financial statements in conformity with generally accepted accounting principles. Actual results could differ from those estimates.

2. CASH AND CASH EQUIVALENTS

     For purposes of the statement of cash flows, cash and cash equivalents consist of cash and money market mutual funds. The Company considers investments with maturities of three months or less at date of purchase to be cash equivalents.

3. COMMERCIAL MORTGAGES HELD-FOR-SALE

     Commercial Mortgages held-for-sale are stated at the lower of cost or market in the aggregate as determined by outstanding commitments from investors or current investor yield requirements. Interest is recognized as revenue when earned according to the terms of the Commercial Mortgages and when, in the opinion of management, it is collectible. Nonrefundable fees and direct costs associated with the origination or purchase of loans are deferred and recognized when the loans are sold as gain or loss on sale of mortgage loans, except related to loans sold to ICH, which nonrefundable fees and costs fees are deferred and recognized over the life of the loans using the interest method.

4. GAIN ON SALE OF LOANS

     ICCC recognizes gains or losses on sale of loans when the sales transaction settles and the risks and rewards of ownership are determined to have passed to the purchasing party. Gains on sale of loans or securities to ICH are deferred and accreted over the estimated life of the loans or securities using the interest method.

5. INCOME TAXES

     Income taxes are accounted for under the asset and liability method of accounting for income taxes. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax basis. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

              IMPAC COMMERCIAL CAPITAL CORPORATION AND SUBSIDIARY

6. COMMERCIAL MORTGAGE SERVICING INCOME

     Servicing income is reported as earned, principally on a cash basis when the majority of the service process is completed.

NOTE B -- COMMERCIAL MORTGAGES HELD-FOR-SALE

     Substantially all Commercial Mortgages originated by ICCC are fixed-rate or adjustable-rate commercial mortgage loans secured by first liens on commercial properties. Approximately 32% and 51%, respectively, of Commercial Mortgages held-for-sale at December 31, 1998 and 1997, respectively, are collateralized by commercial real properties located in California. During the year ended December 31, 1998 and for the period from January 15, 1997 (commencement of operations) through December 31, 1997, ICCC originated $425.1 million and $233.5 million, respectively, of Commercial Mortgages and sold none and $73.4 million, respectively, of Commercial Mortgages to third party investors. In addition, ICCC sold $525.2 million and $23.7 million, respectively, of Commercial Mortgages to ICH during the year ended December 31, 1998 and for the period from January 15, 1997 (commencement of operations) through December 31, 1997.

                                                            AT DECEMBER 31,
                                                          -------------------
                                                           1998        1997
                                                          -------    --------
                                                            (IN THOUSANDS)
Commercial Mortgages....................................  $45,524    $106,346
Unamortized net discounts on Commercial Mortgages.......     (721)         --
Deferred loan fees......................................       77         308
Deferred hedging........................................      (26)         --
                                                          -------    --------
                                                          $44,854    $106,654
                                                          =======    ========

     At December 31, 1998 and 1997, other liabilities includes an allowance for repurchases of $377,000 and $201,000, respectively.

NOTE C -- PREMISES AND EQUIPMENT, NET

     Premises and equipment are stated at cost, less accumulated depreciation. Depreciation on premises and equipment is recorded using the straight-line method over the estimated useful lives of individual assets (three to seven years).

                                                             AT DECEMBER 31,
                                                             ---------------
                                                              1998     1997
                                                             ------    -----
                                                             (IN THOUSANDS)
Premises and equipment.....................................  $1,185    $ 431
Less accumulated depreciation..............................    (276)     (50)
                                                             ------    -----
                                                             $  909    $ 381
                                                             ======    =====

NOTE D -- WAREHOUSE LINE AGREEMENTS

     ICCC enters into warehouse line agreements with ICH and IMH to fund the origination and purchase of Commercial Mortgages. Terms of the warehouse line agreements require that the Commercial Mortgages be held by an independent third party custodian, which gives the Company the ability to borrow against the collateral as a percentage of the fair market value of the Commercial Mortgages.

     ICCC has entered into warehouse facilities with ICH to obtain financing up to an aggregate of $900.0 million. The margins on the warehouse facility are at 90% of the fair market value of the collateral. The interest rates on the borrowings are at Bank of America's prime rate. ICCC has entered into a warehouse

              IMPAC COMMERCIAL CAPITAL CORPORATION AND SUBSIDIARY facility with IMH to provide financing as needed. The margins on the warehouse line agreement are at 8% of the fair market value of the collateral. The interest rates on the borrowings are Bank of America's prime rate.

     The following tables set forth information regarding warehouse line agreements (in thousands):

                                                        AT DECEMBER 31, 1998
                                    ------------------------------------------------------------
                                                   MAXIMUM     WAREHOUSE   UNDERLYING
                                     TYPE OF     UNCOMMITTED     LINE      COLLATERAL   MATURITY
                                    COLLATERAL     AMOUNT      LIABILITY      (1)         DATE
                                    ----------   -----------   ---------   ----------   --------
Impac Commercial Holdings, Inc....  Mortgages     $900,000      $41,217     $41,963       N/A
Impac Mortgage Holdings, Inc......  Mortgages       N/A           3,664       3,730       N/A
                                                                -------     -------
          Total...................                              $44,881     $45,693
                                                                =======     =======

                                                        AT DECEMBER 31, 1997
                                    ------------------------------------------------------------
                                                   MAXIMUM     WAREHOUSE   UNDERLYING
                                     TYPE OF     UNCOMMITTED     LINE      COLLATERAL   MATURITY
                                    COLLATERAL     AMOUNT      LIABILITY      (1)         DATE
                                    ----------   -----------   ---------   ----------   --------
Impac Commercial Holdings, Inc....  Mortgages     $900,000     $ 95,711     $103,280      N/A
Impac Mortgage Holdings, Inc......  Mortgages       N/A           8,508        9,181      N/A
                                                               --------     --------
          Total...................                             $104,219     $112,461
                                                               ========     ========

---------------
(1) The amount of underlying collateral represents the unpaid principal balance of Commercial Mortgages provided as collateral for the warehouse lines.

NOTE E -- INCOME TAXES

     The components of income taxes consist of the following:

                                                                FOR THE PERIOD FROM
                                                  FOR THE        JANUARY 15, 1997
                                                 YEAR ENDED      (COMMENCEMENT OF
                                                DECEMBER 31,    OPERATIONS) THROUGH
                                                    1998         DECEMBER 31, 1997
                                                ------------    -------------------
                                                          (IN THOUSANDS)
Current income taxes:
  Federal.....................................    $(1,604)            $1,483
  State.......................................         --                463
                                                  -------             ------
          Total current income taxes..........     (1,604)             1,946
                                                  -------             ------
Deferred income taxes:
  Federal.....................................        724               (723)
  State.......................................        200               (201)
                                                  -------             ------
          Total deferred income taxes.........        924               (924)
                                                  -------             ------
          Total income taxes..................    $  (680)            $1,022
                                                  =======             ======

              IMPAC COMMERCIAL CAPITAL CORPORATION AND SUBSIDIARY

     The Company's effective income taxes differ from the amount computed by applying the federal income tax rate of 34% to income before income taxes as a result of the following:

                                                             1998       1997
                                                            -------    ------
                                                             (IN THOUSANDS)
Computed "expected" income tax (benefit) at federal
  rate....................................................  $(7,102)   $  816
California franchise tax, net of federal income tax
  (benefit)...............................................     (727)      173
Valuation allowance.......................................    7,779        --
Effect of change in state valuation allowance.............     (443)       --
Other.....................................................     (187)       33
                                                            -------    ------
                                                            $  (680)   $1,022
                                                            =======    ======

     The tax effects that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31, 1998 and 1997 are presented below:

                                                              1998      1997
                                                             ------    ------
                                                              (IN THOUSANDS)
DEFERRED TAX ASSETS:
Deferred revenue...........................................  $1,346    $  551
Future state tax benefit...................................      --        89
Loan mark-to-market........................................      --       844
Provision for repurchases..................................     167        90
Non-accrual loan...........................................      96        --
Accrued vacation...........................................      31        --
Minimum tax credit.........................................      86        --
Net operating losses.......................................   7,045        --
                                                             ------    ------
          Total gross deferred tax assets..................   8,771     1,574
          Valuation allowance..............................   7,779        --

DEFERRED TAX LIABILITIES:
Mortgage servicing rights..................................     985      (650)
Depreciation...............................................       7        --
                                                             ------    ------
          Net deferred tax asset...........................  $   --    $  924
                                                             ======    ======

     As of December 31, 1998, the Company has net operating loss carry-forwards for federal and state income tax purposes of $17.5 million and $10.7 million, respectively, which are available to offset future taxable income, if any, through 2018 and 2003, respectively. In addition, the Company has an alternative minimum tax credit carry-forward of approximately $86,000 which is available to reduce future federal regular income taxes, if any, over an indefinite period.

     The Company believes that the deferred tax asset will not be realized with the reversal of the deferred tax liability and expected future taxable income, and therefore, the Company has established a valuation allowance of $7.8 million. ICCC does not have a current tax payable as of December 31, 1998.

NOTE F -- DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS

     The estimated fair value of financial instruments have been determined by ICCC using available market information and appropriate valuation methodologies, however, considerable judgment is necessarily required to interpret market data to develop the estimates of fair value. Accordingly, the estimates presented herein are

              IMPAC COMMERCIAL CAPITAL CORPORATION AND SUBSIDIARY not necessarily indicative of the amounts ICCC could realize in a current market exchange. The use of different market assumptions and/or estimation methodologies may have a material effect on the estimated fair value amounts.

                                                           AT DECEMBER 31,
                                           ------------------------------------------------
                                                    1998                      1997
                                           ----------------------    ----------------------
                                           CARRYING    ESTIMATED     CARRYING    ESTIMATED
                                            AMOUNT     FAIR VALUE     AMOUNT     FAIR VALUE
                                           --------    ----------    --------    ----------
                                                            (IN THOUSANDS)
ASSETS:
  Cash and cash equivalents..............  $   692      $   692      $  2,273     $  2,273
  Commercial Mortgages held-for-sale.....   44,854       46,625       106,654      112,461
  Due from affiliates....................    5,740        5,740         1,538        1,538
LIABILITIES:
  Warehouse line agreements..............   44,881       44,881       104,219      104,219
  Due to affiliates......................   21,101       21,101           758          758
  Futures contracts......................       --           97            --          510
  Off balance-sheet loan commitments.....       --           --            --           --

     The fair value estimates as of December 31, 1998 and 1997 are based on pertinent information available to management as of that date. Although management is not aware of any factors that would significantly affect the estimated fair value amounts, such amounts have not been comprehensively revalued for purposes of these financial statements since those dates and, therefore, current estimates of fair value may differ significantly from the amounts presented herein.

     The following describes the methods and assumptions used by ICCC in estimating fair values:

  Cash and Cash Equivalents

     Fair value approximates carrying amount as these instruments are demand deposits and do not present unanticipated interest rate or credit concerns.

  Commercial Mortgages Held-for-Sale

     Fair value is based on estimated quoted market prices from dealers and brokers for similar types of mortgage loans.

  Due From/To Affiliates

     Fair value approximates carrying amount because of the short-term maturity of the liabilities and does not present unanticipated interest rate or credit concerns.

  Warehouse Line Agreements

     Fair value approximates carrying amount because of the short-term maturity of the liabilities.

  Futures Contracts

     Fair value is based on estimated quoted market prices from dealers and brokers for similar types of instruments.

              IMPAC COMMERCIAL CAPITAL CORPORATION AND SUBSIDIARY

  Off Balance-Sheet Loan Commitments

     Fair value of commitments, including hedging position, is determined in the aggregate on current investor yield requirements.

NOTE G -- EMPLOYEE BENEFIT PLANS

  Profit Sharing and 401(k) Plan

     ICCC does not have its own 401(k) or profit sharing plan. As such, employees of ICCC participate in ICII's 401(k) plan. The 401(k) plan provides that each participant may contribute from 2% to 14% of his or her salary and the Company will contribute to the participant's plan account at the end of each plan year 50% of the first 4% of salary contributed by a participant. Under the 401(k) plan, employees may elect to enroll on the first day of any month, provided that they have been employed for at least six months.

     Subject to the rules for maintaining the tax status of the 401(k) plan, an additional Company contribution may be made at the discretion of the Company, as determined by the Unaffiliated Directors. Should a discretionary contribution be made, the contribution would first be allocated to those employees deferring salaries in excess of 4%. The matching contribution would be 50% of any deferral in excess of 4% up to a maximum deferral of 8%. If discretionary contribution funds remain following the allocation outlined above, any remaining Company matching funds would be allocated as a 50% match of employee contributions on the first 4% of the employee's deferrals. Company matching contributions will be made as of December 31st of each year in the form of Company Common Stock. The Company contributed matching and discretionary amounts to the 401(k) plan for the year ended December 31, 1998 and for the period from January 15, 1997 (commencement of operations) through December 31, 1997 of $63,000 and $17,000, respectively.

NOTE H -- LIQUIDITY

     ICCC recorded a net loss for the year ended December 31, 1998 of $20.2 million resulting in negative net worth of $15.8 million as of December 31, 1998. The loss for 1998 was primarily due to the deterioration of the commercial mortgage backed securitization market in the third and fourth quarters of 1998. To the extent necessary, ICH intends to support and fund the cash flow requirements of ICCC for the next twelve months through December 31, 1999. During the first quarter of 1999, ICCC anticipates selling a significant portion of its Commercial Mortgage portfolio thus eliminating related net interest expense. In addition, ICCC may pursue opportunities in retail loan originations operations, which could generate loan origination fees. Management is also exploring opportunities to form an alliance with one or more strategic partners which will allow ICCC to fund the growth its operations. Management anticipates the alliance will also enable ICCC to access the securitization marketplace and achieve better sale execution.

NOTE I -- RELATED PARTY TRANSACTIONS

  Credit Arrangements

     ICCC has entered into warehouse line agreements with ICH which provide up to an aggregate of $900.0 million to finance ICCC's operations as needed. The interest rates on the borrowings are at Bank of America's prime rate, which was 7.75% at December 31, 1998. The margins on the warehouse line agreements are up to 90% of the fair market value of the collateral provided. As of December 31, 1998 and 1997, amounts outstanding on ICCC's warehouse line agreements with ICH were $41.2 million and $95.7 million, respectively. Interest expense recorded by ICCC for the year ended December 31, 1998 and for the period from January 15, 1997 (commencement of operations) through December 31, 1997 was $9.1 million and $2.4 million, respectively.

              IMPAC COMMERCIAL CAPITAL CORPORATION AND SUBSIDIARY

     ICCC has entered into an uncommitted warehouse line agreement with IMH to provide financing as needed. The margins on the warehouse line agreement are at 8% of the fair market value of the collateral provided. The interest rates on the borrowings are at Bank of America's prime rate. As of December 31, 1998 and 1997, outstanding amounts on the warehouse line agreement were $3.7 million and $8.5 million, respectively. Interest expense recorded by ICCC for the year ended December 31, 1998 and for the period from January 15, 1997 (commencement of operations) through December 31, 1997 was $785,000 and $262,000, respectively.

     During the normal course of business, ICCC may advance or borrow funds on a short-term basis with affiliated companies. Advances to affiliates are reflected as "Due from affiliates" while borrowings are reflected as "Due to affiliates" on ICCC's balance sheet. These short-term advances and borrowings bear interest at a fixed rate of 8.00% per annum. Interest income recorded by ICCC for the year ended December 31, 1998 and for the period from January 15, 1997 (commencement of operations) through December 31, 1997 related to short-term advances due from affiliates was $204,000 and $16,000, respectively. Interest expense recorded by ICCC for the year ended December 31, 1998 and for the period from January 15, 1997 (commencement of operations) through December 31, 1997 related to short-term advances due to affiliates was $954,000 and $113,000, respectively.

  Repurchase of Commercial Mortgages

     During the year ended December 31, 1998, ICCC purchased $43.2 million of Commercial Mortgages from ICH at no gain or loss.

  Sale of Commercial Mortgages

     During the year ended December 31, 1998 and for the period from January 15, 1997 (commencement of operations) through December 31, 1997, ICCC sold $525.2 million and $23.7 million, respectively, in principal balance of Commercial Mortgages to ICH at a net discount of $3.1 million and a net premium of $111,000, respectively.

  Stock Compensation Expense

     Stock compensation expense of $25,000 represents the difference between the price at which ICCC issued 500 shares of Common Stock to directors and officers of IMH and ICH on February 10, 1997, and the net book value, which the Company's management believes approximated the difference between fair value and the amount of the 5% economic interest in ICCC purchased by the common shareholders.

  Submanagement Agreement

     IFC entered into a submanagement agreement with RAI under which, IMH and IFC provide various services to ICCC as RAI deems necessary, including facilities and costs associated therewith, technology, human resources, management information systems, general ledger accounts, check processing and accounts payable, plus a 15% service charge. RAI charges ICCC for these services based upon usage. Total cost allocations IFC charged to ICCC for the year ended December 31, 1998 and for the period from January 15, 1997 (commencement of operations) through December 31, 1997 were $574,000 and $456,000, respectively.

  Non-Compete Agreement and Right of First Refusal Agreement

     Pursuant to the Non-Compete Agreement executed on the date of the ICH initial public offering, IFC will not acquire any commercial mortgages for a period of the earlier of nine months from the closing of the ICH initial public offering or the date upon which ICH and/or ICCC accumulates (for investment or sale)

              IMPAC COMMERCIAL CAPITAL CORPORATION AND SUBSIDIARY

$300.0 million of commercial mortgages or commercial mortgage-backed securities. This agreement expired in March 1998.

     Pursuant to the Right of First Refusal Agreement by and among ICH, IMH, IFC, ICCC and RAI, pursuant to which, in part, RAI will agree that any mortgage loan or mortgage-backed security investment opportunity which is offered to it on behalf of either ICH, IMH any affiliated REIT will first be offered to that entity whose initial primary business as described in its initial public offering documentation most closely aligns with such investment opportunity.

NOTE J -- COMMITMENTS AND CONTINGENCIES

  Commercial Mortgage Loan Sales Commitments

     In the ordinary course of business, ICCC is exposed to liability under representations and warranties made to purchasers and insurers of mortgage loans and the purchasers of servicing rights. Under certain circumstances, ICCC is required to repurchase mortgage loans if there had been a breach of representations or warranties. ICH has guaranteed the performance obligation of ICCC under such representation and warranties related to loans included in securitizations.

  Futures Contracts

     To remain competitive and control risk, ICCC uses futures and options on futures. The use of these instruments provides for increased liquidity, lower transaction costs and more effective short-term coverage than cash and mortgage-backed securities. However, ICCC is vulnerable to the basis risk that is inherent in cross-hedging. ICCC uses the buying and selling of futures contracts on Treasury bonds and Treasury notes when the market is vulnerable to day-to-day corrections. Executing hedges with these instruments allows ICCC to more effectively hedge the risks of corrections or reverses in the market without committing mandatory sales on mortgage-backed securities or cash. ICCC utilizes these instruments on a short-term basis to fine tune its overall hedge position at a lower cost. The unrealized gains and losses on the hedging transactions are recorded as an adjustment to the basis of the loans. Gains and losses are recognized upon the sale of loans.

     The Company sells future contracts against five- and ten-year Treasury notes with major dealers in such securities. At December 31, 1998 and 1997, the Company had $20.0 million and $105.1 million, respectively, in outstanding commitments to sell U.S. Treasury notes.

  Lease Commitments

     ICH and ICCC, as tenants in common, lease approximately 18,000 square feet of office space in Irvine, California,, approximately 3,600 square feet in Sherman Oaks, California and approximately 4,300 square feet in Dallas, Texas under premises operating leases expiring in November 2000, May 2001 and August 2003, respectively. Minimum premises rental commitments are as follows (in thousands):

1999................................................  $  734
2000................................................     691
2001................................................     166
2002................................................     126
2003................................................      84
                                                      ------
          Total.....................................  $1,801
                                                      ======

     All rent expense associated with the lease is charged to ICCC as ICCC's employees occupy 100% of office space.

              IMPAC COMMERCIAL CAPITAL CORPORATION AND SUBSIDIARY

NOTE K -- QUARTERLY FINANCIAL DATA (UNAUDITED)

     Selected quarterly financial data for the year ended December 31, 1998 follows (in thousands, except per share data):

                                                     FOR THE THREE MONTHS ENDED,
                                        ------------------------------------------------------
                                        DECEMBER 31,    SEPTEMBER 30,    JUNE 30,    MARCH 31,
                                        ------------    -------------    --------    ---------
Net interest expense(1)...............    $  (319)        $   (369)       $(264)       $ (73)
Non-interest income(1)................        264          (14,932)         263           84
Non-interest expense(1)...............      3,613              315          444          489
Net loss..............................     (3,668)         (15,616)        (445)        (478)

     Selected quarterly financial data for the period from January 15, 1997 (commencement of operations) through December 31, 1997 follows (in thousands, except per share data):

                                                     FOR THE THREE MONTHS ENDED,
                                        ------------------------------------------------------
                                        DECEMBER 31,    SEPTEMBER 30,    JUNE 30,    MARCH 31,
                                        ------------    -------------    --------    ---------
Net interest income(1)................     $   27          $   14          $ 15        $   1
Non-interest income(1)................      2,156           1,524            37            2
Non-interest expense(1)...............      1,059           1,009           142          189
Net earnings (loss)...................      1,124             529           (90)        (186)

---------------
(1) Conforms to current year presentation.

                                                                         ANNEX A

                          AGREEMENT AND PLAN OF MERGER

                           DATED AS OF AUGUST 4, 1999

                                 BY AND BETWEEN

                        IMPAC COMMERCIAL HOLDINGS, INC.

                                      AND

                             AMRESCO CAPITAL TRUST

                               TABLE OF CONTENTS

ARTICLE I THE MERGER........................................................  A-10
  SECTION 1.1   The Merger..................................................  A-10
  SECTION 1.2   Closing.....................................................  A-10
  SECTION 1.3   Effective Time..............................................  A-10
  SECTION 1.4   Effects of the Merger.......................................  A-11
  SECTION 1.5   Declaration of Trust and Bylaws.............................  A-11
  SECTION 1.6   Board of Trust Managers.....................................  A-11
  SECTION 1.7   Officers....................................................  A-11

ARTICLE II TREATMENT OF SHARES..............................................  A-11
  SECTION 2.1   Effect on Outstanding Shares................................  A-11
  SECTION 2.2   Exchange of Certificates....................................  A-12
  SECTION 2.3   Options.....................................................  A-12
  SECTION 2.4   Dividends...................................................  A-13
  SECTION 2.5   No Fractional Shares........................................  A-14

ARTICLE III REPRESENTATIONS AND WARRANTIES OF ACT...........................  A-14
  SECTION 3.1   Organization, Standing and Corporate Power..................  A-14
  SECTION 3.2   Subsidiaries................................................  A-14
  SECTION 3.3   Capital Structure...........................................  A-14
  SECTION 3.4   Authority; Noncontravention; Consents.......................  A-15
  SECTION 3.5   SEC Documents...............................................  A-16
  SECTION 3.6   Financial Statements........................................  A-16
  SECTION 3.7   Absence of Certain Changes or Events........................  A-16
  SECTION 3.8   No Undisclosed Liabilities..................................  A-16
  SECTION 3.9   No Defaults.................................................  A-17
  SECTION 3.10  Taxes.......................................................  A-17
  SECTION 3.11  Employee Matters............................................  A-18
  SECTION 3.12  Affiliate Transactions......................................  A-19
  SECTION 3.13  Financial Advisors..........................................  A-19
  SECTION 3.14  Registration Statement and Proxy Statement..................  A-19
  SECTION 3.15  Vote Required...............................................  A-19
  SECTION 3.16  Anti-Takeover Statutes......................................  A-19
  SECTION 3.17  Full Disclosure.............................................  A-19
  SECTION 3.18  Litigation..................................................  A-19
  SECTION 3.19  Compliance with Laws........................................  A-20
  SECTION 3.20  Indebtedness................................................  A-20
  SECTION 3.21  Insurance...................................................  A-20
  SECTION 3.22  Investment Company Act......................................  A-20
  SECTION 3.23  Material Contracts..........................................  A-20
  SECTION 3.24  Mortgage Backed Securities..................................  A-21
  SECTION 3.25  Environmental Laws and Regulations..........................  A-21
  SECTION 3.26  Properties..................................................  A-22
  SECTION 3.27  Mortgage Loans..............................................  A-23
  SECTION 3.28  Actions Taken Regarding the ACT Rights Plan.................  A-24

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF ICH............................  A-24
  SECTION 4.1   Organization, Standing and Corporate Power..................  A-24
  SECTION 4.2   Subsidiaries................................................  A-24

  SECTION 4.3         Capital Structure....................................................................       A-25
  SECTION 4.4         Authority; Noncontravention; Consents................................................       A-25
  SECTION 4.5         SEC Documents........................................................................       A-26
  SECTION 4.6         Financial Statements.................................................................       A-26
  SECTION 4.7         Absence of Certain Changes or Events.................................................       A-26
  SECTION 4.8         No Undisclosed Liabilities...........................................................       A-26
  SECTION 4.9         No Defaults..........................................................................       A-27
  SECTION 4.10        Taxes................................................................................       A-27
  SECTION 4.11        Employee Matters.....................................................................       A-28
  SECTION 4.12        Affiliate Transactions...............................................................       A-29
  SECTION 4.13        Financial Advisors...................................................................       A-29
  SECTION 4.14        Registration Statement and Proxy Statement...........................................       A-29
  SECTION 4.15        Vote Required........................................................................       A-29
  SECTION 4.16        Anti-Takeover Statutes...............................................................       A-29
  SECTION 4.17        Full Disclosure......................................................................       A-29
  SECTION 4.18        Litigation...........................................................................       A-29
  SECTION 4.19        Compliance with Laws.................................................................       A-30
  SECTION 4.20        Indebtedness.........................................................................       A-30
  SECTION 4.21        Insurance............................................................................       A-30
  SECTION 4.22        Investment Company Act...............................................................       A-30
  SECTION 4.23        Material Contracts...................................................................       A-30
  SECTION 4.24        Mortgage Backed Securities...........................................................       A-30
  SECTION 4.25        Environmental Laws and Regulations...................................................       A-31
  SECTION 4.26        Properties...........................................................................       A-31
  SECTION 4.27        Mortgage Loans.......................................................................       A-32
  SECTION 4.28        Actions Taken Regarding the ICH Rights Plan..........................................       A-33

ARTICLE V COVENANTS........................................................................................       A-33
  SECTION 5.1         Conduct of Business by ACT...........................................................       A-33
  SECTION 5.2         Conduct of Business by ICH...........................................................       A-35
  SECTION 5.3         Other Actions........................................................................       A-36

ARTICLE VI ADDITIONAL COVENANTS............................................................................       A-36
  SECTION 6.1         Preparation of the Registration Statement and the Proxy Statement; Shareholder
                      Meetings.............................................................................       A-36
  SECTION 6.2         Access to Information; Confidentiality...............................................       A-37
  SECTION 6.3         Commercially Reasonable Efforts; Notification........................................       A-38
  SECTION 6.4         Affiliates...........................................................................       A-38
  SECTION 6.5         Tax Treatment........................................................................       A-38
  SECTION 6.6         Board of Trust Managers..............................................................       A-38
  SECTION 6.7         Board Recommendations................................................................       A-38
  SECTION 6.8         Acquisition Proposals................................................................       A-39
  SECTION 6.9         Public Announcements.................................................................       A-40
  SECTION 6.10        Letters of Accountants...............................................................       A-40
  SECTION 6.11        Indemnification......................................................................       A-40
  SECTION 6.12        Transfer and Gains Taxes.............................................................       A-42
  SECTION 6.13        Coordination of Dividends............................................................       A-42

ARTICLE VII CONDITIONS PRECEDENT............................................  A-42
  SECTION 7.1   Conditions to Each Party's Obligation To Effect the
                Merger......................................................  A-42
  SECTION 7.2   Conditions to Obligations of ICH............................  A-43
  SECTION 7.3   Conditions to Obligations of ACT............................  A-43

ARTICLE VIII TERMINATION, AMENDMENT AND WAIVER..............................  A-45
  SECTION 8.1   Termination.................................................  A-45
  SECTION 8.2   Expenses; Termination Fee...................................  A-46
  SECTION 8.3   Effect of Termination.......................................  A-47
  SECTION 8.4   Amendment...................................................  A-47
  SECTION 8.5   Extension; Waiver...........................................  A-47

ARTICLE IX GENERAL PROVISIONS...............................................  A-48
  SECTION 9.1   Nonsurvival of Representations and Warranties...............  A-48
  SECTION 9.2   Notices.....................................................  A-48
  SECTION 9.3   Certain Definitions.........................................  A-48
  SECTION 9.4   Interpretation..............................................  A-49
  SECTION 9.5   Counterparts................................................  A-49
  SECTION 9.6   Entire Agreement; No Third-Party Beneficiaries..............  A-49
  SECTION 9.7   Governing Law...............................................  A-49
  SECTION 9.8   Assignment..................................................  A-49
  SECTION 9.9   Severability................................................  A-49
  SECTION 9.10  Attorneys' Fees.............................................  A-50

EXHIBITS:
Exhibit A             Trust Managers of the Surviving Entity
Exhibit B             Officers of the Surviving Entity
Exhibit C             Form of Affiliate Letter
Exhibit D             Form of Amended and Restated Management Agreement
Exhibit E             Form of ACT Legal Opinion
Exhibit F             Form of ICH Legal Opinion
SCHEDULES:
Schedule 3.2          Subsidiaries
Schedule 3.3          Capitalization
Schedule 3.4          Noncontravention; Consents
Schedule 3.7          Absence of Certain Changes or Events
Schedule 3.8          Undisclosed Liabilities
Schedule 3.9          Defaults
Schedule 3.10(a)-(b)  Taxes
Schedule 3.11         Employee Matters
Schedule 3.11(a)      Benefit Plans
Schedule 3.12         Affiliate Transactions
Schedule 3.18         Litigation
Schedule 3.19         Compliance with Laws
Schedule 3.20         Indebtedness
Schedule 3.23         Material Contracts
Schedule 3.24(a)-(g)  Mortgage Backed Securities
Schedule 3.25(a)-(b)  Environmental Matters
Schedule 3.26(a)-(b)  Properties
Schedule 3.27(a)-(c)  Mortgage Loans
Schedule 4.2          Subsidiaries
Schedule 4.4          Noncontravention; Consents
Schedule 4.7          Absence of Certain Changes or Events
Schedule 4.8          Undisclosed Liabilities
Schedule 4.9          Defaults
Schedule 4.10(a)-(b)  Taxes
Schedule 4.11         Employee Matters
Schedule 4.11(a)      Benefit Plans
Schedule 4.12         Affiliate Transactions
Schedule 4.18         Litigation
Schedule 4.19         Compliance with Laws
Schedule 4.20         Indebtedness
Schedule 4.23         Material Contracts
Schedule 4.24(a)-(g)  Mortgage Backed Securities
Schedule 4.25(a)-(b)  Environmental Matters
Schedule 4.26(a)-(b)  Properties

Schedule 4.27(a)-(b)  Mortgage Loans
Schedule 5.1          Conduct of Business by ACT
Schedule 5.2          Conduct of Business by ICH
Schedule 9.3          Persons with 'Knowledge' of ACT or ICH

                             INDEX OF DEFINED TERMS

TERM                                                          SECTION
----                                                          -------
Acquisition Agreement.......................................  6.7(b)
Acquisition Proposal........................................  6.8
Affiliate...................................................  9.3
Agreement...................................................  Preamble
ACT.........................................................  Preamble
ACT Benefit Plans...........................................  3.11(a)
ACT Common Shares...........................................  Recitals
ACT Disclosure Letter.......................................  9.3
ACT ERISA Affiliate.........................................  3.11(a)
ACT Financial Advisors......................................  3.13
ACT First Quarter 10-Q......................................  3.11(c)
ACT Material Contracts......................................  3.23(a)
ACT MBS.....................................................  3.24(a)
ACT MBS Certificates........................................  3.24(a)
ACT Mortgage Files..........................................  3.27(a)
ACT Mortgage Loans..........................................  3.27(a)
ACT Mortgage Notes..........................................  3.27(a)
ACT 1998 Form 10-K..........................................  3.20(e)
ACT Option Plan.............................................  3.3
ACT Options.................................................  3.3
ACT Permitted Liens.........................................  3.26(a)
ACT Preferred Shares........................................  3.3
ACT Principal MBS Agreements................................  3.24(b)
ACT Properties..............................................  3.26(a)
ACT Rights Plan.............................................  3.3
ACT SEC Documents...........................................  3.5
ACT Shareholder Approval....................................  3.4(a)
ACT Shareholder Meeting.....................................  6.1(b)
ACT Warrants................................................  3.3
Alternative Transaction.....................................  6.7(b)
Anti-Takeover Statutes......................................  3.16
Average Closing Price.......................................  7.3(h)
Base Amount.................................................  8.2(e)
Certificates................................................  2.2(b)
Code........................................................  Recitals
Closing Balance Sheet.......................................  7.3(h)
Closing Cash Amount.........................................  7.3(h)
Closing Date................................................  1.2
Confidentiality Agreements..................................  6.2
Effective Time..............................................  1.3
Environmental Claim.........................................  3.25(c)
Environmental Laws..........................................  3.25(c)
ERISA.......................................................  3.11(a)
Exchange Act................................................  3.4(c)
Exchange Agent..............................................  2.2(a)
Exchange Ratio..............................................  2.1(b)

TERM                                                          SECTION
----                                                          -------
Expense Fee Base Amount.....................................  8.2(e)
Final ICH Dividend..........................................  2.4(a)
GAAP........................................................  3.6
Governmental Entity.........................................  3.4(c)
Hazardous Materials.........................................  3.25(c)
HSR Act.....................................................  3.4(c)
ICH.........................................................  Preamble
ICH Benefit Plans...........................................  4.11(a)
ICH Common Stock............................................  2.1(a)
ICH Disclosure Letter.......................................  9.3
ICH ERISA Affiliate.........................................  4.11(a)
ICH First Quarter 10-Q......................................  4.11(c)
ICH Material Contracts......................................  4.23(a)
ICH MBS.....................................................  4.24(a)
ICH MBS Certificates........................................  4.24(a)
ICH 1998 Form 10-K..........................................  3.20
ICH Mortgage Files..........................................  4.27(a)
ICH Mortgage Loans..........................................  4.27(a)
ICH Mortgage Notes..........................................  4.27(a)
ICH Option Plan.............................................  2.3
ICH Options.................................................  2.3
ICH Permitted Liens.........................................  4.26(a)
mCH Principal MBS Agreements................................  4.24(b)
ICH Properties..............................................  4.26(a)
ICH Rights Plan.............................................  4.3
ICH SEC Documents...........................................  4.5
ICH Series A Common Stock...................................  4.3
ICH Series A Preferred Stock................................  4.3
ICH Series B Preferred Stock................................  2.1(a)
ICH Stock...................................................  2.1(a)
ICH Stockholder Approval....................................  4.4(a)
ICH Stockholder Meeting.....................................  6.1(c)
Indebtedness................................................  3.20
Indemnified Liabilities.....................................  6.11(a)
Indemnified Parties.........................................  6.11(a)
IRS.........................................................  3.10(b)
Knowledge...................................................  9.3
Laws........................................................  3.4(b)
Liabilities.................................................  3.8
Liens.......................................................  3.2
Maryland Articles of Merger.................................  1.3
Material Adverse Effect.....................................  9.3
Maximum Premium.............................................  6.11(c)
MBS.........................................................  3.24(a)
Merger......................................................  Recitals
MGCL........................................................  1.1
Person......................................................  9.3
Property Restrictions.......................................  3.26(a)

TERM                                                          SECTION
----                                                          -------
Proxy Statement.............................................  3.4(c)
Purchase Agreement..........................................  Recitals
Qualifying Income...........................................  8.2(e)
Registration Statement......................................  3.4
Regulatory Entity...........................................  3.25(c)
REIT........................................................  Recitals
REIT Requirements...........................................  8.2(e)
SEC.........................................................  3.4(c)
Securities Act..............................................  3.5
Shareholder Approvals.......................................  4.4(a)
Subsequent Determination....................................  6.7(b)
Subsidiary..................................................  9.3
Superior Proposal...........................................  6.7(b)
Surviving Entity............................................  1.1
Taxes.......................................................  3.10(a)
Termination Expenses........................................  8.2(e)
Termination Fee.............................................  8.2(e)
Termination Fee Tax Opinion.................................  8.2(e)
Texas Articles of Merger....................................  1.3
Trading Day.................................................  7.3(h)
Transfer and Gains Tax......................................  6.12
TREITA......................................................  1.1

                          AGREEMENT AND PLAN OF MERGER

     THIS AGREEMENT AND PLAN OF MERGER (this "Agreement") dated as of August 4, 1999 is made and entered into by and between Impac Commercial Holdings, Inc., a Maryland corporation ("ICH"), and AMRESCO Capital Trust, a Texas real estate investment trust ("ACT").

     WHEREAS, the Board of Directors of ICH and the Board of Trust Managers of ACT have approved the merger of ICH with and into ACT, with ACT being the surviving entity (the "Merger"), upon the terms and subject to the conditions set forth in this Agreement;

     WHEREAS, it is intended that, for federal income tax purposes, the Merger will qualify as a reorganization under the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code");


     WHEREAS, pursuant to a Purchase Agreement, dated as of the date hereof (the "Purchase Agreement"), FIC Management Inc., a Delaware corporation, agreed, among other things, that it or its designee will purchase (i) 1,500,011 and 100 common shares of beneficial interest, par value $.01 per share (the "ACT Common Shares"), of ACT from AMREIT Holdings, Inc. and AMRESCO, INC., respectively, and
(ii) the Management Agreement, dated as of May 12, 1998, between ACT and AMREIT Managers, L.P. and the Management Agreement, dated as of February 2, 1998, between AMREIT Managers, L.P. and OLY/ACT L.P.;


     WHEREAS, ACT, as the surviving entity in the Merger, intends that, following the Merger, ACT will continue to be subject to taxation as a real estate investment trust (a "REIT") within the meaning of the Code; and

     WHEREAS, each of the parties hereto desires to make certain representations, warranties, covenants and agreements in connection with this Agreement.

     NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement, the parties hereto, intending to be legally bound hereby, agree as follows:

                                   ARTICLE I

                                   THE MERGER

     SECTION 1.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time (as defined below), ICH shall be merged with and into ACT in accordance with the Maryland General Corporation Law (the "MGCL") and the Texas Real Estate Investment Trust Act, as amended (the "TREITA"). ACT shall be the surviving entity in the Merger and shall continue its existence under the TREITA. ACT after the Effective Time is sometimes referred to herein as the "Surviving Entity." From and after the Effective Time, the identity and separate corporate existence of ICH shall cease and the Surviving Entity shall succeed to and assume all the rights and obligations of ICH.

     SECTION 1.2 Closing. The closing of the Merger will take place as soon as practicable following the satisfaction or waiver of the conditions set forth in
Article VII (the "Closing Date") at such time, date and place as is agreed to by the parties hereto.

     SECTION 1.3 Effective Time. As soon as practicable following the satisfaction or waiver of the conditions set forth in Article VII, the parties shall file articles of merger or other appropriate documents (the "Maryland Articles of Merger") executed in accordance with the MGCL and articles of merger or other appropriate documents (the "Texas Articles of Merger") executed in accordance with the TREITA and shall make all other filings or recordings required under the MGCL or the TREITA. The Merger shall become effective upon the later of (i) the filing of the Maryland Articles of Merger with the State Department of Assessments and Taxation of Maryland in accordance with the MGCL and (ii) the filing of the Texas Articles of Merger with the County Clerk of the County of Dallas, Texas, or at such later time that the parties hereto have agreed upon and designated in such filings in accordance with applicable law (the date and time the

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Merger becomes effective being the "Effective Time"), it being understood that the parties shall cause the Effective Time to occur on the Closing Date.

     SECTION 1.4 Effects of the Merger. The Merger shall have the effects set forth in the MGCL and the TREITA. Among other effects of the Merger, upon consummation of the Merger, the Surviving Entity shall succeed to all powers and rights of ICH and shall be liable for all obligations and responsibilities of ICH.

     SECTION 1.5 Declaration of Trust and Bylaws. At the Effective Time, the declaration of trust and the bylaws of ACT shall be the declaration of trust and the bylaws of the Surviving Entity, respectively, except that, if approved by the separate vote of at least two-thirds of the outstanding ACT Common Shares, the name of the entity specified therein shall be "Hilltop Investment Trust" and, if not so approved, the name of the entity specified therein shall be "AMRESCO Capital Trust."

     SECTION 1.6 Board of Trust Managers. ACT shall take all actions necessary to cause the trust managers comprising its Board of Trust Managers at the Effective Time to be comprised of eight trust managers. The trust managers of the Surviving Entity immediately following the Effective Time shall be the persons named on Exhibit A hereto, all of whom shall serve in such classes as are noted on Exhibit A and shall serve in accordance with the TREITA and the Surviving Entity's bylaws. If, prior to the Effective Time, any of the persons named on Exhibit A shall decline or be unable to serve as a trust manager, ACT (if the person is a current trust manager of ACT) or ICH (if such person is a current director of ICH) shall designate another person to serve in such person's stead, which person shall be reasonably acceptable to the other party.

     SECTION 1.7 Officers. The officers of ACT immediately following the Effective Time shall be the persons named on Exhibit B hereto, all of whom shall serve until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

                                   ARTICLE II

                              TREATMENT OF SHARES

     SECTION 2.1 Effect on Outstanding Shares. By virtue of the Merger and without any action on the part of the holder of any shares of capital stock of ICH or ACT:

          (a) At the Effective Time, each share of common stock, par value $.01 per share ("ICH Common Stock"), of ICH and each share of Series B 8 1/2% Cumulative Convertible Preferred Stock, par value $.01 per share ("ICH Series B Preferred Stock" and, together with ICH Common Stock, "ICH Stock"), of ICH owned by any of its Subsidiaries (as defined below) shall, automatically and without any action on the part of the holder thereof, be canceled and retired and all rights in respect thereof shall cease to exist without any conversion thereof or payment therefor.

          (b) At the Effective Time, each share of ICH Common Stock outstanding immediately prior to the Effective Time (other than as provided in Section 2.1(a) or any shares of ICH Common Stock owned by ACT or any of its Subsidiaries) shall, automatically and without any action on the part of the holder thereof, cease to be outstanding and be converted into 0.66094 (the "Exchange Ratio") of an ACT Common Share, plus cash for any fractional ACT Common Share as provided in Section 2.5. If prior to the Effective Time the outstanding shares of ICH Common Stock shall have been increased, decreased, changed into or exchanged for a different number or kind of shares or securities as a result of a reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split or other similar change in ICH's capitalization, then an appropriate and proportionate adjustment shall be made in the Exchange Ratio.

          (c) Prior to the Effective Time, the holder of the outstanding shares of ICH Series B Preferred Stock shall convert all of such shares into 1,683,635 shares of ICH Common Stock; provided, however, that if such conversion does not occur prior to the Effective Time, each share of ICH Series B Preferred Stock outstanding immediately prior to the Effective Time (other than as provided in Section 2.1(a) or any shares of ICH Series B Preferred Stock owned by ACT or any of its Subsidiaries) shall,

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     automatically and without any action on the part of the holder thereof, cease to be outstanding and be converted into 1,112,782 ACT Common Shares.

     SECTION 2.2  Exchange of Certificates.

     (a) Prior to the Effective Time, ACT shall appoint The Bank of New York or another exchange agent mutually acceptable to ACT and ICH to act as exchange agent (the "Exchange Agent") in the Merger.

     (b) At or prior to the Effective Time, ACT shall provide to the Exchange Agent, for the benefit of the holders of shares of ICH Stock, certificates representing ACT Common Shares issuable in exchange for certificates representing outstanding shares of ICH Stock pursuant to Section 2.1 ("Certificates") and an estimated amount in cash sufficient to satisfy ACT's obligations under Section 2.5.

     (c) As soon as reasonably practicable after the Effective Time and in no event later than ten business days thereafter, the Exchange Agent shall mail to each holder of record of shares of ICH Stock whose shares were converted into ACT Common Shares pursuant to Section 2.1 (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in a form and have such other provisions as ACT may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for certificates evidencing ACT Common Shares. Upon surrender of a Certificate for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by ACT, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Exchange Agent, the holder of such Certificate shall be entitled to receive in exchange therefor a certificate representing the number of whole ACT Common Shares to which the holder is entitled and an amount of cash in lieu of any fractional ACT Common Share in accordance with Section 2.5, and the Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of shares of ICH Stock that is not registered in the transfer records of ICH, payment may be made to a Person (as defined below) other than the Person in whose name the Certificate so surrendered is registered if such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the Person requesting such payment either shall pay any transfer or other taxes required by reason of such payment being made to a Person other than the registered holder of such Certificate or establish to the satisfaction of ACT that such tax or taxes have been paid or are not applicable. Until surrendered as contemplated by this Section 2.2, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender such whole number of ACT Common Shares provided by
Section 2.1 and an amount in cash in lieu of any fractional ACT Common Share in accordance with Section 2.5. No interest will be paid or will accrue on the consideration payable upon the surrender of any Certificate or on any cash payable pursuant to Section 2.4 or Section 2.5.

     (d) All ACT Common Shares delivered, and cash in lieu of any fractional shares thereof paid, upon the surrender of Certificates in accordance with the terms of this Article II shall be deemed to have been paid in full satisfaction of all rights pertaining to such shares. There shall be no further registration of transfers on the stock transfer books of ICH or its transfer agent of the shares of ICH Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Entity for any reason, they shall be canceled and exchanged as provided in this
Article II.

     (e) None of ICH, ACT or the Exchange Agent shall be liable to any Person in respect of any shares or funds delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. All Certificates and funds held by the Exchange Agent for payment to the holders of unsurrendered Certificates that remain unclaimed for six months after the Effective Time shall be redelivered by the Exchange Agent to ACT, upon demand, and any holders of Certificates who have not theretofore complied with Section 2.2(c) shall thereafter look only to the Surviving Entity for delivery of any shares or funds, subject to applicable escheat and other similar laws.

     SECTION 2.3 Options. To the extent that acceleration by ICH of the exercisability of any outstanding option to purchase shares of ICH Common Stock ("ICH Options") is permitted but not required by the applicable governing instrument, then ICH shall not elect to cause such acceleration to occur. In connection therewith, at the Effective Time, to the extent not prohibited by the terms of the relevant

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governing instrument, each ICH Option that is outstanding and unexercised immediately prior thereto shall cease to represent a right to acquire shares of ICH Common Stock and shall be converted automatically into an option to purchase ACT Common Shares in an amount and at an exercise price determined as provided below (and otherwise subject to the terms of ICH's Stock Option and Awards Plan (the "ICH Option Plan"), and the agreements evidencing grants thereunder, including, subject to the provisions of the first sentence of this Section 2.3, the accelerated vesting of ICH Options that shall occur in connection with and by virtue of the Merger as and to the extent required by the ICH Option Plan or such agreements):

          (a) the number of shares of ICH Common Stock to be subject to the option shall be equal to the product of the number of shares of ICH Common Stock subject to the original option and the Exchange Ratio, provided that any fraction of an ACT Common Share resulting from such multiplication shall be rounded down to the nearest whole share; and

          (b) the exercise price per share of ICH Common Stock under the option shall be equal to the exercise price per share of ICH Common Stock under the original option divided by the Exchange Ratio, provided that such exercise price shall be rounded up to the nearest whole cent.

The adjustment provided herein with respect to ICH Options that are "incentive stock options" (as defined in Section 422 of the Code) shall be and is intended to be effected in a manner that is consistent with Section 424(a) of the Code and, to the extent it is not so consistent, Section 424(a) shall override anything to the contrary contained herein. The duration and other terms of the new option shall be the same as the original option except that all references to ICH shall be deemed to be references to the Surviving Entity.

     SECTION 2.4  Dividends.

     (a) To the extent necessary to satisfy the requirements of Section 857(a)(1) of the Code for the taxable year of ICH ending at the Effective Time, ICH shall declare and pay a dividend (the "Final ICH Dividend") to holders of shares of ICH Stock, the record and payment dates for which shall be on or before the close of business on the last business day prior to the Effective Time, in an amount sufficient to permit ICH to satisfy such requirements. If ICH determines it necessary to declare the Final ICH Dividend, and such Final ICH Dividend is not paid in the ordinary course of business, consistent with past practice, as provided in Section 5.2(a)(i) hereof, it shall notify ACT at least ten days prior to the date for the ICH Stockholder Meeting (as defined below), and ACT shall declare a dividend per ACT Common Share, the record date for which shall be the close of business on the last business day prior to the Effective Time, in an amount per share equal to the quotient obtained by dividing (x) the Final ICH Dividend per share of ICH Stock paid by ICH by (y) the Exchange Ratio.

     (b) No dividends or other distributions with respect to ACT Common Shares with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the ACT Common Shares represented thereby, and no cash payment in lieu of fractional shares shall be paid to any such holder pursuant to Section 2.5, in each case until the surrender of such Certificate in accordance with this Article II. Subject to the effect of applicable escheat laws, as soon as reasonably practicable following surrender of any such Certificate there shall be paid to the holder of such Certificate, without interest, (i) at the time of such surrender, the amount of any cash payable in lieu of any fractional ACT Common Share to which such holder is entitled pursuant to Section 2.5 and (ii) if such Certificate is exchangeable for one or more whole ACT Common Shares, (x) at the time of such surrender the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole ACT Common Shares and
(y) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender and with a payment date subsequent to such surrender payable with respect to such whole ACT Common Shares.

     (c) Notwithstanding any provision of this Article II to the contrary, dividends shall be paid by ICH pro rata with respect to each outstanding share of beneficial interest within a particular class of ICH Stock and dividends shall be paid by ACT pro rata with respect to each outstanding share of beneficial interest of ACT within a particular class in accordance with the requirements of Section 562(c) of the Code (including, as necessary, by transferring cash to an appropriate paying agent), and no dividend payments shall accrue to the

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benefit of ACT or ICH for failure of a former holder of ICH Stock to surrender any certificate representing any share of ICH Stock.

     SECTION 2.5 No Fractional Shares. Notwithstanding any other provision of this Agreement, no certificates or scrip for fractional ACT Common Shares shall be issued upon the surrender for exchange of Certificates and no dividend or distribution or any other right with respect to ACT Common Shares shall relate to any fractional security, and such fractional interests shall not entitle the holder thereof to vote or to any other rights of a shareholder. In lieu of any such fractional shares, each holder of shares of ICH Stock who would otherwise have been entitled to a fraction of an ACT Common Share upon surrender of Certificates for exchange pursuant to this Article II shall be entitled to receive from the Exchange Agent a cash payment (without interest) in lieu of such fractional share equal to such fraction multiplied by the average closing price per ACT Common Share on The Nasdaq Stock Market during the five trading days immediately following the Effective Time.

                                  ARTICLE III

                     REPRESENTATIONS AND WARRANTIES OF ACT

     ACT represents and warrants to ICH as follows:

     SECTION 3.1 Organization, Standing and Corporate Power. ACT is duly organized under the TREITA and has the requisite power and authority to carry on its business as now being conducted. ACT is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed, individually or in the aggregate, would not have a Material Adverse Effect (as defined below) on ACT.

     SECTION 3.2 Subsidiaries. Schedule 3.2 to the ACT Disclosure Letter (as defined below) sets forth each Subsidiary of ACT and the direct and/or indirect ownership interest therein of ACT and (A) all the outstanding shares of capital stock of each Subsidiary of ACT that is a corporation have been validly issued and are fully paid and nonassessable, are owned by ACT or one of its Subsidiaries free and clear of all pledges, claims, liens, charges, encumbrances and security interests of any kind or nature whatsoever (collectively, "Liens") and (B) all equity interests in each of ACT's Subsidiaries that is a partnership, joint venture, limited liability company or trust are owned by ACT or one or more of its Subsidiaries free and clear of all Liens. Except for the capital stock of or other equity or ownership interests in ACT's Subsidiaries, and except as set forth on Schedule 3.2 to the ACT Disclosure Letter, ACT does not own, directly or indirectly, any capital stock or other ownership interest in any Person. Each Subsidiary of ACT that is a corporation is duly incorporated and validly existing under the laws of its jurisdiction of incorporation and has the requisite corporate power and authority to carry on its business as now being conducted, and each such Subsidiary that is a partnership, limited liability company or trust is duly organized and validly existing under the laws of its jurisdiction of organization and has the requisite power and authority to carry on its business as now being conducted. Each Subsidiary of ACT is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed, individually or in the aggregate, would not have a Material Adverse Effect on ACT.

     SECTION 3.3 Capital Structure. The authorized capital stock of ACT consists of 200,000,000 ACT Common Shares and 50,000,000 preferred shares of beneficial interest, par value $.01 per share ("ACT Preferred Shares"), of which 350,000 are designated as Series A Junior Participating Preferred Shares, par value $.01 per share. On the date hereof, (i) 10,015,111 ACT Common Shares and no ACT Preferred Shares were issued and outstanding, (ii) no ACT Common Shares or ACT Preferred Shares were held by ACT in its treasury, (iii) 505,506 ACT Common Shares were reserved for issuance in connection with the AMRESCO Capital Trust 1998 Share Option and Award Plan (the "ACT Option Plan"), (iv) 1,479,511 ACT Common Shares were issuable upon exercise of outstanding options to purchase ACT Common Shares ("ACT Options") and (v) 250,002 ACT Common Shares were issuable upon exercise of outstanding warrants to

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purchase ACT Common Shares ("ACT Warrants"). On the date hereof, except as set forth above in this Section 3.3, no capital shares or other voting securities of ACT were issued, reserved for issuance or outstanding. There are no outstanding share appreciation rights relating to the capital shares of ACT. All outstanding capital shares of ACT are duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights. The ACT Common Shares to be issued pursuant hereto have been duly authorized by ACT and, when issued, sold and delivered in accordance with this Agreement, will be validly issued, fully paid and nonassessable and not subject to preemptive rights. There are no bonds, debentures, notes or other indebtedness of ACT having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter on which shareholders of ACT may vote. Except for the ACT Options, ACT Warrants and the rights issuable under the Rights Agreement, dated as of February 25, 1999, between ACT and The Bank of New York, as rights agent (the "ACT Rights Plan"), and for the transactions contemplated hereby, there are no outstanding securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which ACT or any of its Subsidiaries is a party or by which such entity is bound, obligating ACT or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional capital shares, voting securities or other ownership interests of ACT or any of its Subsidiaries or obligating ACT or any of its Subsidiaries to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking. Except as set forth on Schedule 3.3 to the ACT Disclosure Letter, there are no outstanding contractual obligations of ACT or any of its Subsidiaries to repurchase, redeem or otherwise acquire any capital shares of ACT or any capital shares, voting securities or other ownership interests in any Subsidiary of ACT or make any material investment (in the form of a loan, capital contribution or otherwise) to any Person.

     SECTION 3.4  Authority; Noncontravention; Consents.

     (a) ACT has the requisite power and authority to enter into this Agreement and, subject to approval of this Agreement by the vote of the holders of the ACT Common Shares required to approve this Agreement and the transactions contemplated hereby (the "ACT Shareholder Approval"), to consummate the transactions contemplated hereby to which ACT is a party. The execution and delivery of this Agreement by ACT and the consummation by ACT of the transactions contemplated hereby to which ACT is a party have been duly authorized by all necessary action on the part of ACT, subject to approval of this Agreement pursuant to the ACT Shareholder Approval. This Agreement has been duly executed and delivered by ACT and, assuming the due authorization, execution and delivery hereof by ICH, constitutes valid and binding obligations of ACT, enforceable against ACT in accordance with its terms, except that such enforceability may be limited by (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting creditors' rights generally or (ii) general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).

     (b) Except as set forth in Schedule 3.4 to the ACT Disclosure Letter, the execution and delivery of this Agreement by ACT do not, and the consummation of the transactions contemplated hereby to which ACT is a party and compliance by ACT with the provisions of this Agreement will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of ACT or any of its Subsidiaries under, (i) the declaration of trust or the bylaws of ACT or the comparable charter or organizational documents or partnership or similar agreement (as the case may be) of any of its Subsidiaries, each as amended or supplemented as of the date of this Agreement, (ii) any loan or credit agreement, note, bond, mortgage, indenture, reciprocal easement agreement, lease or other agreement, instrument, permit, concession, contract, franchise or license applicable to ACT or any of its Subsidiaries or their respective properties or assets or (iii) subject to the governmental filings and other matters referred to in the following sentence, any judgment, order, decree, statute, law, ordinance, rule or regulation (collectively, "Laws") applicable to ACT or any of its Subsidiaries, their respective properties or assets, other than, in the case of clause (ii) or (iii), any such conflicts, violations, defaults, rights or Liens that individually or in the aggregate would not (x) have a Material Adverse Effect on ACT or (y) prevent the consummation of the Merger.

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     (c) No consent, approval, order or authorization of, or registration, declaration or filing with, any federal, state or local government or any court, administrative or regulatory agency or commission or other governmental authority or agency, domestic or foreign (a "Governmental Entity"), is required by or with respect to ACT or any of its Subsidiaries in connection with the execution and delivery of this Agreement by ACT or the consummation by ACT of the transactions contemplated hereby, except for (i) the filing by any Person in connection with any of the transactions contemplated hereby of a pre-merger notification and report form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), to the extent applicable, (ii) the filing with the Securities and Exchange Commission (the "SEC") of (x) a joint proxy statement relating to the approval by ACT's and ICH's shareholders of the transactions contemplated by this Agreement (as amended or supplemented from time to time, the "Proxy Statement"), (y) a registration statement on Form S-4 (or other appropriate form) in connection with the registration of the ACT Common Shares to be issued in the Merger (as amended or supplemented from time to time, the "Registration Statement") and (z) such reports under Section 13(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), as may be required in connection with this Agreement and the transactions contemplated hereby, (iii) the filing of Maryland Articles of Merger with the State Department of Assessments and Taxation of Maryland and the Texas Articles of Merger with the County Clerk of the County of Dallas, Texas and (iv) such other consents, approvals, orders, authorizations, registrations, declarations, licenses and filings (A) as are set forth in Schedule 3.4 to the ACT Disclosure Letter, (B) as may be required under (x) federal, state or local environmental laws or (y) the "blue sky" laws of various states or (C) which, if not obtained or made, would not prevent or delay in any material respect the consummation of any of the transactions contemplated hereby or otherwise prevent ACT from performing its obligations under this Agreement in any material respect or have, individually or in the aggregate, a Material Adverse Effect on ACT.

     SECTION 3.5 SEC Documents. ACT has timely filed all required reports, schedules, forms, statements and other documents (collectively, including all exhibits and schedules thereto and documents incorporated therein by reference, the "ACT SEC Documents") with the SEC. All of the ACT SEC Documents (other than preliminary material), as of their respective filing dates, complied in all material respects with all applicable requirements of the Securities Act of 1933, as amended (the "Securities Act"), and the Exchange Act and, in each case, the rules and regulations promulgated thereunder applicable to such ACT SEC Documents. None of the ACT SEC Documents at the time of filing and effectiveness contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except to the extent such statements have been modified or superseded by later ACT SEC Documents.

     SECTION 3.6 Financial Statements. The consolidated financial statements of ACT included in the ACT SEC Documents complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles ("GAAP") (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly presented, in accordance with the applicable requirements of GAAP, the consolidated financial position of ACT as of the dates thereof and the consolidated results of operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments).

     SECTION 3.7 Absence of Certain Changes or Events. Except as disclosed in the ACT SEC Documents or in Schedule 3.7 to the ACT Disclosure Letter, since the date of the most recent financial statements included in the ACT SEC Documents and to the date of this Agreement, there has not been any change that would have a Material Adverse Effect on ACT, nor has there been any occurrence or circumstance that with the passage of time would reasonably be expected to result in such a change, whether or not arising from transactions in the ordinary course of business.

     SECTION 3.8 No Undisclosed Liabilities. Except (a) as set forth in the ACT SEC Documents filed prior to the date of this Agreement, (b) as set forth in
Schedule 3.8 to the ACT Disclosure Letter, (c) as
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incurred in the ordinary course of the business of ACT, (d) for the expenses incurred in connection with the transactions contemplated hereby or (e) for liabilities or obligations relating to contractual obligations, indebtedness, litigation or other matters that are covered by other representations and warranties in this Agreement or otherwise identified in the ACT Disclosure Letter, neither ACT nor any of its Subsidiaries has any liabilities or obligations, whether arising out of contract, tort, statute or otherwise ("Liabilities"). The reserves reflected on ACT's balance sheet dated March 31, 1999 and the balance sheet dated December 31, 1998, as included, in each case, in the ACT SEC Documents, are appropriate and reasonable and have been calculated in a manner consistent with past practice.

     SECTION 3.9 No Defaults. Except as disclosed in Schedule 3.9 to the ACT Disclosure Letter, neither ACT nor any of its Subsidiaries is in violation or default under any provision of its declaration of trust, certificate of incorporation, bylaws, partnership agreement or other organizational documents, as applicable, or is in breach of or default with respect to any provision of any agreement, judgment, decree, order, mortgage, deed of trust, lease, franchise, license, indenture, permit or other instrument to which it is a party or by which it or any of its properties are bound; and there does not exist any state of facts that would constitute an event of default on the part of any of ACT or its Subsidiaries as defined in such documents that, with notice or lapse of time or both, would constitute a default, other than such violations or defaults that in the aggregate would not have a Material Adverse Effect on ACT.

     SECTION 3.10  Taxes.

     (a) ACT and each of its Subsidiaries has (A) filed all Tax returns and reports required to be filed by it (after giving effect to any filing extension properly granted by a Governmental Entity having authority to do so) and all such returns and reports are accurate and complete in all material respects; and
(B) paid (or ACT has paid on its behalf) all Taxes shown on such returns and reports as required to be paid by it, and, except as disclosed in the ACT SEC Documents or in Schedule 3.10(a) to the ACT Disclosure Letter, the most recent financial statements contained in the ACT SEC Documents reflect an adequate reserve for all material Taxes payable by ACT (and by those Subsidiaries of ACT whose financial statements are contained therein) for all taxable periods and portions thereof through the date of such financial statements. True, correct and complete copies of all federal, state and local Tax returns and reports for ACT and each of its Subsidiaries, and all written communications relating thereto, have been delivered or made available to representatives of ICH. Since the date of the most recent financial statements included in the ACT SEC Documents, ACT has incurred no liability for taxes under Sections 857(b), 860(c) or 4981 of the Code, and neither ACT nor any of its Subsidiaries has incurred any material liability for Taxes other than in the ordinary course of business. To the Knowledge of ACT, no event has occurred, and no condition or circumstance exists, which presents a material risk that any material Tax described in the preceding sentence will be imposed upon ACT. Except as set forth on Schedule 3.10(a) to the ACT Disclosure Letter, to the Knowledge of ACT, no deficiencies for any Taxes have been proposed, asserted or assessed against ACT or any of its Subsidiaries, and no requests for waivers of the time to assess any such Taxes are pending. As used in this Agreement, "Taxes" shall include all federal, state, local and foreign income, property, sales, excise and other taxes, tariffs or governmental charges of any nature whatsoever, together with penalties, interest or additions to Tax with respect thereto.

     (b) ACT (A) for all taxable years commencing with December 31, 1998 has been subject to taxation as a REIT within the meaning of the Code and has satisfied all requirements to qualify as a REIT for such years, (B) has operated, and intends to continue to operate, in such a manner as to qualify as a REIT for the tax year ending on December 31, 1999, and (C) has not taken or omitted to take any action which would reasonably be expected to result in a challenge to its status as a REIT, and to ACT's Knowledge, no such challenge is pending or threatened. Each Subsidiary of ACT that is a partnership, joint venture or limited liability company has been since its formation and continues to be treated for federal income tax purposes as a partnership and not as a corporation or an association taxable as a corporation. Except as set forth on
Schedule 3.10(b) to the ACT Disclosure Letter, each Subsidiary of ACT that is a corporation for federal income tax purposes has been since its formation, and continues to be treated for federal income tax purposes as, a "qualified REIT subsidiary" as defined in Section 856(i) of the Code. Except as set forth on
Schedule 3.10(b) to the ACT Disclosure Letter, neither ACT nor any of its Subsidiaries holds any asset (x) the disposition of which would be subject to rules similar to Section 1374 of the Code as a result of an election
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under Internal Revenue Service ("IRS") Notice 88-19 or (y) that is subject to a consent filed pursuant to Section 341(f) of the Code and the regulations thereunder.

     SECTION 3.11 Employee Matters. Except as set forth in Schedule 3.11 to the ACT Disclosure Letter:

     (a) Schedule 3.11(a) to the ACT Disclosure Letter contains a true and complete list of each employee benefit plan, policy or agreement covering employees, former employees or directors of any of ACT or its Subsidiaries or their beneficiaries, or providing benefits to such persons in respect of services provided to any such entity, including without limitation any employee benefit plans within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and any employment, retention, severance or change in control agreement, in each case that is sponsored, maintained or contributed to or required to be contributed to by ACT or its Subsidiaries or by any trade or business, whether or not incorporated (an "ACT ERISA Affiliate") that, together with any of such Subsidiaries, would be deemed a "single employer" within the meaning of Section 4001(b) of ERISA (collectively, the "ACT Benefit Plans"). Other than as set forth in Schedule 3.11(a) to the ACT Disclosure Letter, since December 31, 1998, there have been no new plans adopted, nor changes, additions or modification to any ACT Benefit Plan. As of the date hereof, neither ACT nor any of its Subsidiaries has any plans to adopt, change, add or modify any ACT Benefit Plan, nor has any such entity communicated with any current or former employer with respect thereto.

     (b) With respect to each ACT Benefit Plan, ACT has previously delivered or made available to ICH or its representatives true and complete copies of the following: (i) the plan document and all amendments thereto (or, if such plan is unwritten, a true and complete summary of its terms); (ii) any related trust or other funding vehicle; (iii) if applicable, the two most recent IRS Forms 5500 and related attachments; (iv) if applicable, the most recent IRS determination letter; and (v) any material correspondence or employee communications.

     (c) All contributions and other payments required to have been made by ACT or one of its Subsidiaries to any ACT Benefit Plan (or to any Person pursuant to the terms thereof) have been made or the amount of such payment or contribution obligation has been reflected in the financial statements in ACT's Quarterly Report on Form 10-Q for the quarter ended March 31, 1999 (the "ACT First Quarter 10-Q").

     (d) Each of the ACT Benefit Plans intended to be "qualified" within the meaning of Section 401(a) or Section 501(c)(9) of the Code has been determined by the IRS to be so qualified, and no circumstances exist that could reasonably be expected to result in the revocation of any such determination. Each of the ACT Benefit Plans is and has been operated in all material respects in compliance with its terms and all applicable laws, rules and regulations governing such plan, including, without limitation, ERISA and the Code.

     (e) With respect to the ACT Benefit Plans, individually and in the aggregate, no event has occurred, there does not now exist any condition or set of circumstances, that could reasonably be expected to subject ACT, any of its Subsidiaries or any ACT ERISA Affiliate to any material liability arising under the Code, ERISA or any other applicable law, or under any indemnity agreement to which ACT, any of its Subsidiaries or any ACT ERISA Affiliate is a party, excluding liability relating to benefit claims and funding obligations payable in the ordinary course.

     (f) Other than continuation coverage required to be provided under Section 4980B of the Code or Part 6 of Title I of ERISA or otherwise as provided by state law, none of the ACT Benefit Plans that are "welfare plans," within the meaning of Section 3(1) of ERISA, provides for any benefits with respect to current or former employees for periods extending beyond their retirement or other termination of service, other than benefits the full cost of which is borne by such former employees.

     (g) Except as otherwise disclosed to ICH, the consummation of the Merger will not, either alone or in combination with another event undertaken by ACT or any of its Subsidiaries prior to the date hereof, (i) entitle any current or former employee, agent, independent contractor or officer of ACT or its Subsidiaries to severance pay, unemployment compensation or any other payment,
(ii) accelerate the time of payment or vesting or increase the amount of compensation due any such employee, officer, agent or independent contractor or
(iii) constitute a "change in control" under any ACT Benefit Plan.
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     SECTION 3.12  Affiliate Transactions.  Except as set forth in the ACT SEC
Documents or in Schedule 3.12 to the ACT Disclosure Letter, there is no transaction and no transaction is now proposed, to which ACT or its Subsidiaries is or is to be a party in which any current shareholder (holding in excess of 5% of the ACT Common Shares or any securities convertible into or exchangeable for such shares), trust manager, director or executive officer of ACT or its Subsidiaries has a direct or indirect interest.

     SECTION 3.13 Financial Advisors. No broker, investment banker, financial advisor or other Person, other than Prudential Securities Incorporated and Deutsche Banc Alex. Brown (collectively, the "ACT Financial Advisors"), the fees and expenses of which have previously been disclosed to ICH and will be paid by ACT, is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of ACT or any of its Affiliates. Substantially concurrently herewith, ACT's Board of Trust Managers has received the opinion of each of the ACT Financial Advisors to the effect that, as of the date thereof, the Exchange Ratio is fair from a financial point of view.

     SECTION 3.14 Registration Statement and Proxy Statement. The information supplied or to be supplied by ACT or its Subsidiaries for inclusion in (a) the Registration Statement will not, either at the time it is filed with the SEC or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading or (b) the Proxy Statement, including any amendment and supplement thereto, will not, either at the date mailed to shareholders of ACT or at the time of the ACT Shareholder Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Registration Statement and the Proxy Statement will each comply as to form in all material respects with all applicable laws, including the provisions of the Securities Act and the Exchange Act and the rules and regulations promulgated thereunder, except that no representation is made by ACT with respect to information supplied by ICH for inclusion therein.

     SECTION 3.15 Vote Required. The affirmative vote of at least a majority of the outstanding ACT Common Shares is the only vote of the holders of any class or series of ACT's capital shares necessary (under applicable law or otherwise) to approve this Agreement and the transactions contemplated hereby; provided, however, that the amendment to ACT's Declaration of Trust to change the name of the Surviving Entity shall require the affirmative vote of at least two-thirds of the outstanding ACT Common Shares.

     SECTION 3.16 Anti-Takeover Statutes. ACT has taken all action necessary, if any, to exempt the transactions contemplated hereby from the operation of any "fair price," "moratorium," "control share acquisition" or any other anti-takeover statute or similar statute enacted under state or federal laws or similar statutes or regulations ("Anti-Takeover Statutes").

     SECTION 3.17 Full Disclosure. To the Knowledge of ACT, ACT has not failed to disclose to ICH any fact material to the business, properties, prospects, operations, financial condition or results of operations of ICH and its Subsidiaries, taken as a whole. To the Knowledge of ACT, no representation or warranty by ACT contained in this Agreement and no statement contained in any document (including historical financial statements and the ACT Disclosure Letter), certificate or other writing furnished or to be furnished by ACT to ICH or any of its representatives pursuant to the provisions hereof or in connection with the transactions contemplated hereby, contains or will contain any untrue statement of material fact or omits or will omit to state any material fact necessary, in light of the circumstances under which it was made, in order to make the statements herein or therein not misleading. Notwithstanding the foregoing or any other provision herein, ACT has made no representation or warranty with respect to any financial or other projections made by ACT.

     SECTION 3.18 Litigation. Except as disclosed in ACT SEC Documents filed with the SEC prior to the date hereof or in Schedule 3.18 to the ACT Disclosure Letter, there is no suit, action or proceeding pending, threatened in writing or, to ACT's Knowledge, otherwise threatened against or affecting ACT or any Subsidiary of ACT that, individually or in the aggregate, could reasonably be expected to (A) have a Material Adverse Effect on ACT or (B) materially delay or prevent the consummation of any of the transactions contemplated hereby, nor is there any judgment, decree, injunction, rule or order of any Governmental Entity
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or arbitrator outstanding against ACT or any Subsidiary of ACT or any of their respective properties or assets having, or which, insofar as reasonably can be foreseen, in the future would have, any such effect.

     SECTION 3.19 Compliance with Laws. Except as disclosed in ACT SEC Documents filed with the SEC prior to the date hereof or as set forth in
Schedule 3.19 to the ACT Disclosure Letter, to the knowledge of ACT, neither ACT nor any of its Subsidiaries has violated or failed to comply with any statute, law, ordinance, regulation, rule, judgment, decree or order of any Governmental Entity applicable to its business, properties or operations, and neither ACT nor any of its Subsidiaries has received notification of asserted present or past violation or failure to comply, except for violations and failures to comply that would not, individually or in the aggregate, be reasonably likely to result in a Material Adverse Effect on ACT.

     SECTION 3.20 Indebtedness. Except as filed (or incorporated by reference) as an exhibit to ACT's Annual Report on Form 10-K for the year ended December 31, 1998 (the "ACT 1998 Form 10-K"), Schedule 3.20 to the ACT Disclosure Letter sets forth (x) a list of all loan or credit agreements, notes, bonds, mortgages, indentures and other agreements and instruments pursuant to which any indebtedness of ACT or any of its Subsidiaries, other than indebtedness payable to ACT or one of its Subsidiaries, in an aggregate principal amount in excess of $100,000 per item is outstanding or may be incurred and (y) the respective principal amounts outstanding thereunder on July 1, 1999. For purposes of this
Section 3.20 and Section 4.20, "Indebtedness" shall mean, with respect to any Person, without duplication, (A) all indebtedness of such Person for borrowed money, whether secured or unsecured, (B) all obligations of such Person under conditional sale or other title retention agreements relating to property purchased by such Person, (C) all capitalized lease obligations of such Person,
(D) all obligations of such Person under interest rate or currency hedging transactions (valued at the termination value thereof) and (E) all guarantees of such Person of any such indebtedness of any other Person.

     SECTION 3.21 Insurance. ACT and its Subsidiaries maintain fire and casualty, general liability, business interruption, product liability, professional liability and sprinkler and water damage insurance policies with reputable insurance carriers, which ACT reasonably believes provide full and adequate coverage for all normal risks incident to the business of ACT and its Subsidiaries and their respective properties and assets.

     SECTION 3.22 Investment Company Act. Neither ACT nor any of its Subsidiaries is (i) except as disclosed in the ACT SEC Documents, an "investment company" or a company "controlled" by an investment company within the meaning of the Investment Company Act of 1940, as amended, (ii) a "holding company" or a "subsidiary company" of a holding company or an "affiliate" thereof within the meaning of the Public Utility Holding Company Act of 1935, as amended, or (iii) subject to regulation under the Federal Power Act or the Interstate Commerce Act.

     SECTION 3.23  Material Contracts.

     (a) Except as set forth in Schedule 3.23 to the ACT Disclosure Letter and other than contracts or agreements that are required to be filed and have been filed (or incorporated by reference) as an exhibit to the ACT 1998 Form 10-K (the "ACT Material Contracts"), there are no contracts or agreements that would have been required to be filed as an exhibit to an Annual Report on Form 10-K that are material to the business, properties, assets, financial position or results of operations of ACT and its Subsidiaries.

     (b) The ACT Material Contracts are in full force and effect and are valid and enforceable, in accordance with their terms, obligations of ACT or its Subsidiaries, as the case may be, except that such enforceability may be limited by (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting creditors' rights generally or (ii) general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law), and there are no breaches or defaults thereunder by ACT or its Subsidiaries which, individually or in the aggregate, would be reasonably likely to have a Material Adverse Effect on ACT, and no event has occurred that with the lapse of time or the giving of notice or both would constitute a breach or default thereunder by ACT or its Subsidiaries which would reasonably be expected to have a Material Adverse Effect on ACT.

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     SECTION 3.24  Mortgage Backed Securities.

     (a) Except as set forth on Schedule 3.24(a) to the ACT Disclosure Letter, ACT or one of its Subsidiaries is and shall be the sole owner of each of the mortgage backed securities ("MBS") identified in Schedule 3.24(a) to the ACT Disclosure Letter ("ACT MBS") and the related certificates and other instruments evidencing ownership of the ACT MBS (the "ACT MBS Certificates"), free and clear of any adverse claims, Liens, pledges, assignments, charges or security interests of any nature (including, without limitation, Liens arising under the federal tax laws or ERISA), other than Liens pursuant to repurchase agreements or other warehouse financing.

     (b) Except as set forth in Schedule 3.24(b) to the ACT Disclosure Letter, neither ACT or any of its Subsidiaries is in default in the performance of any of its obligations, whether as special servicer or otherwise, under any pooling and servicing agreements, trust and servicing agreements, trust agreements, servicing agreements or other similar documents providing for the creation of the MBS or the servicing of the mortgage loans underlying the MBS (the "ACT Principal MBS Agreements") and has not received any notice of any default by any master or special servicer of any ACT MBS.

     (c) Except as set forth in Schedule 3.24(c) to the ACT Disclosure Letter, for all ACT MBS, ACT has delivered to ICH a copy of each prospectus, offering circular or private placement memorandum relating to such ACT MBS.

     (d) Except as set forth in Schedule 3.24(d) to the ACT Disclosure Letter, there are no agreements (other than the ACT Principal MBS Agreements) between ACT or any of its Subsidiaries and the master servicer or any special servicer with respect to any series of ACT MBS.

     (e) Except as set forth in Schedule 3.24(e) to the ACT Disclosure Letter, there are no agreements between ACT or any of its Subsidiaries and other holders of any below investment grade ACT MBS.

     (f) Except as set forth in Schedule 3.24(f) to the ACT Disclosure Letter with respect to each issue of the ACT MBS, ACT or one of its Subsidiaries, as the holder of the majority of the controlling class, has not waived any rights as to any specially serviced mortgage loan.

     (g) Except as set forth in Schedule 3.24(g) to the ACT Disclosure Letter, with respect to each issue of the ACT MBS, ACT has not determined that any specially serviced assets have become corrected assets and has not received any written notice of any specially serviced assets which have become corrected assets.

     SECTION 3.25  Environmental Laws and Regulations.

     (a) Except as set forth in Schedule 3.25(a) to the ACT Disclosure Letter or disclosed by ACT in the ACT SEC Documents filed prior to the date hereof, ACT and ACT's Subsidiaries are in compliance with all applicable Environmental Laws (which compliance includes, but is not limited to, the possession by ACT and ACT's Subsidiaries of all permits and other governmental authorizations required under applicable Environmental Laws, and compliance with the terms and conditions thereof), except where the failure to be in compliance, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on ACT. Except as set forth in Schedule 3.25(a) to the ACT Disclosure Letter or disclosed by ACT in the ACT SEC Documents, since January 1, 1998 and prior to the date of this Agreement, neither ACT nor any of its Subsidiaries has received any written communication, whether from a Governmental Entity, citizens' group, employee or otherwise, alleging that ACT or any of ACT's Subsidiaries is not in such compliance, except where failures to be in compliance, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on ACT.

     (b) Except as set forth in Schedule 3.25(b) to the ACT Disclosure Letter or disclosed by ACT in the ACT SEC Documents, there is no Environmental Claim pending or threatened in writing against ACT or any of ACT's Subsidiaries.

     (c) As used in this Section 3.25 and Section 4.25:

          (i) "Environmental Claim" means any and all administrative, regulatory or judicial actions, suits, demands, demand letters, directives, orders, claims, Liens, investigations, proceedings or notices of
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     noncompliance or violation by any person or entity (including any governmental authority) alleging potential liability (including, without limitation, potential responsibility for or liability for enforcement, investigatory costs, cleanup costs, governmental response costs, removal costs, remediation costs, natural resources damages, property damages, personal injury, bodily injury, wrongful death or penalties) arising our of, based on or resulting from (A) the presence, Release or threatened Release of any Hazardous Materials at any location, whether or not owned, leased or managed by ACT or ICH or any of their Subsidiaries, as the case may be; or (B) circumstances that form the basis of any violation or alleged violation of any Environmental Law;

          (ii) "Environmental Laws" means all federal, state and local laws, rules and regulations relating to pollution, the environment (including, without limitation, ambient air, surface water, groundwater, land surface or subsurface strata) or protection of human health and safety, including, without limitation, laws and regulations relating to Releases or threatened Releases of Hazardous Materials, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials;

          (iii) "Regulatory Entity" means any court or tribunal of competent jurisdiction in any jurisdiction or any foreign, Federal, state or municipal governmental, regulatory or other administrative agency, department, commission, board, bureau, political subdivision or other authority or instrumentality; and

          (iv) "Hazardous Materials" means (A) any petroleum or petroleum products, radioactive materials, asbestos in any form that is or could become friable, urea formaldehyde foam insulation and transformers or other equipment that contain dielectric fluid containing polychlorinated biphenyls ("PCBs"); (B) any chemicals, materials or substances which are now defined as or included in the definition of "hazardous substances," "hazardous wastes," "hazardous materials," "extremely hazardous wastes," "restricted hazardous wastes," "toxic substances," "toxic pollutants," or words of similar import under any Environmental Law and (C) any other chemical, material, substance or waste, exposure to which is now prohibited, limited or regulated under any Environmental Law in a jurisdiction in which ACT or ICH or any of their Subsidiaries, as the case may be, operate.

     SECTION 3.26  Properties.

     (a) ACT or one of its Subsidiaries owns fee simple title (or where indicated, leasehold estates) to each of the real properties identified in the ACT SEC Documents or in Schedule 3.26 to the ACT Disclosure Letter (the "ACT Properties"), which are all of the real estate properties owned by them, in each case (except as provided below or as set forth on Schedule 3.26 to the ACT Disclosure Letter) free and clear of Liens. The ACT Properties are not subject to any rights of way, written agreements, laws, ordinances and regulations affecting building use or occupancy in the applicable jurisdiction (collectively, "Property Restrictions") or Liens, except for ACT Permitted Liens. For purposes of this Agreement, "ACT Permitted Liens" means (i) Liens and Property Restrictions set forth in the ACT SEC Documents, (ii) Liens and Property Restrictions set forth in the ACT Disclosure Letter, (iii) Property Restrictions imposed or promulgated by law or any governmental body or authority generally with respect to real property, including zoning regulations, and listed in the ACT Disclosure Letter, (iv) Liens and Property Restrictions disclosed on existing title reports or existing surveys (in either case copies of which title reports and surveys have been delivered or made available to ICH and listed in the ACT Disclosure Letter), and (v) mechanics', carriers', workmen's, repairmen's and materialmens' liens and other Liens, Property Restrictions and other limitations of any kind, if any, which, individually or in the aggregate, are not substantial in amount and do not materially detract from the value of or materially interfere with the use of any of the ACT Properties as currently contemplated subject thereto or affected thereby. Except as provided in Schedule 3.26 to the ACT Disclosure Letter, valid policies of title insurance have been issued insuring ACT's or its Subsidiary's fee simple title or leasehold estate to the ACT Properties in amounts at least equal to the fair market value of such ACT Properties at the time of the issuance of such policy, subject only to the matters disclosed above or in the ACT Disclosure Letter, and such policies are, at the date hereof, in full force and effect and no material claim has been made against any such policy. Except as provided in
Schedule 3.26 to the ACT Disclosure Letter, ACT has no Knowledge (i) that any certificate, permit or license from any Governmental Entity having jurisdiction

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over any of the ACT Properties or any agreement, easement or other right which is necessary to permit the lawful use and operation of the buildings and improvements on any of the ACT Properties as currently contemplated or which is necessary to permit the lawful use and operation of all driveways, roads and other means of egress and ingress to and from any of the ACT Properties has not been obtained and is not in full force and effect, or of any pending threat of modification or cancellation of any of same; (ii) of any written notice of any violation of any federal, state or municipal law, ordinance, order, regulation or requirement materially and adversely affecting any of the ACT Properties issued by any Governmental Entity; (iii) of any material structural defects relating to any ACT Property; (iv) of any ACT Property whose building systems are not in working order in any material respect; (v) of any physical damage to any ACT Property for which there is no insurance in effect covering the cost of the restoration; (vi) of any current renovation or uninsured restoration to any ACT Property the cost of which exceeds $50,000 or (vii) of items referred to in the foregoing clauses (iii), (iv), (v) and (vi) which in the aggregate for ACT and its Subsidiaries would not be reasonably likely to result in a Material Adverse Effect on ACT. Except as provided in Schedule 3.26 to the ACT Disclosure Letter, neither ACT nor any of its Subsidiaries has received any notice to the effect that (A) any condemnation or rezoning proceedings are pending or threatened with respect to any of the ACT Properties, (B) any zoning, building or similar law, code, ordinance, order or regulation is or will be violated by the continued maintenance, operation or use of any buildings or other improvements on any of the ACT Properties or (C) a default exists or, with notice or lapse of time, or both, will exist under any lease (including any ground lease), mortgage, deed of trust or related document regarding an ACT Property or that any ACT Property is being foreclosed upon.

     (b) All material leases and subleases for which ACT or any of its Subsidiaries is lessor or lessee (or sublessee) are identified in the ACT SEC Documents or in Schedule 3.26(b) to the ACT Disclosure Letter. Except as disclosed on Schedule 3.26(b) to the ACT Disclosure Letter, each such lease is in full force and effect and neither ACT nor any of its Subsidiaries has notice of any defense to the obligations of the lessor or lessee (or sublessee), as the case may be, thereunder or any material claim asserted or threatened by any person or entity, and except as disclosed on Schedule 3.26(b) to the ACT Disclosure Letter, the lessor or lessee (or sublessee), as the case may be, under each such lease or sublease has complied with its obligations under such lease or sublease in all material respects and neither ACT nor any of its Subsidiaries has Knowledge that a material default exists, or with notice or lapse of time or both, will exist by the lessee (or sublessee) or lessor under such lease.

     SECTION 3.27  Mortgage Loans.

     (a) Except as set forth in Schedule 3.27(a) to the ACT Disclosure Letter, ACT or one of its Subsidiaries is the sole owner of each of the mortgage loans reflected in the most recent financial statements included in the ACT SEC Documents or made or acquired since such date (the "ACT Mortgage Loans") and is the sole owner or beneficiary of or under the related notes (the "ACT Mortgage Notes"), deeds of trust, mortgages, security agreements, guaranties, indemnities, financing statements, assignments, endorsement, bonds, letters of credit, accounts, insurance contracts and policies, credit reports, tax returns, appraisals, environmental reports, escrow documents, participation agreements (if applicable), loan files, servicing files and all other documents evidencing or securing the ACT Mortgage Loans (the "ACT Mortgage Files"), except (i) any ACT Mortgage Loans disposed of in the ordinary course since the date of such financial statements, and (ii) to the extent any ACT Mortgage Loan is prepaid in full or subject to a completed foreclosure action (or non-judicial proceeding or deed in lieu of foreclosure) in which case ACT or one of its Subsidiaries shall be the sole owner of the real property securing such foreclosed loan or shall have received the proceeds of such action to which ACT or such Subsidiary was entitled, in each case free and clear of any adverse claims or Liens.

     (b) Except as set forth in Schedule 3.27(b) to the ACT Disclosure Letter, to the Knowledge of ACT, (i) the lien of each ACT Mortgage is subject only to "Permitted Exceptions" which consist of the following: (A) ACT Permitted Liens;
(B) covenants, conditions, restrictions, reservations, rights, Liens, easements, encumbrances, encroachments, and other matters affecting title acceptable to prudent mortgage lending institutions generally; (C) rights of tenants with no options to purchase or rights of first refusal to purchase, except as disclosed in the ACT Mortgage File; and (D) other matters which, in the aggregate, would not be
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reasonably likely to result in a Material Adverse Effect on ACT; (ii) each ACT
Mortgage Loan has generally been serviced in accordance with the terms of the related mortgage note and pooling and servicing agreements and otherwise in accordance with industry accepted servicing practices except for events that, individually or in the aggregate, would not be reasonably likely to result in a Material Adverse Effect on ACT; and (iii) there is no delinquency in the payments of principal and interest required to be made under the terms of any ACT Mortgage Loan in excess of 30 days beyond the applicable due date that has occurred since origination or in any other payments required to be made under the terms of any ACT Mortgage Loan (inclusive of any applicable grace or cure period) that would be reasonably likely to result in a Material Adverse Effect on ACT.

     (c) Except as set forth in Schedule 3.27(c) to the ACT Disclosure Letter or in the applicable ACT Mortgage File, ACT has no Knowledge of (i) any written notice asserting any offset, defense (including the defense of usury), claim (including claims of lender liability), counterclaim, or right to rescission with respect to any ACT Mortgage Loan, ACT Mortgage Note or other related agreements, (ii) any uncured monetary default in excess of 30 days or event of acceleration existing under any ACT Mortgage or the related ACT Mortgage Note or
(iii) any uncured non-monetary default, breach, violation or event of acceleration existing beyond the applicable grace or cure period under any ACT Mortgage or the related ACT Mortgage Note, except for notices, violations, breaches, defaults or events of acceleration that would not, individually or in the aggregate, be reasonably likely to result in a Material Adverse Effect on ACT.

     SECTION 3.28 Actions Taken Regarding the ACT Rights Plan. ACT has taken, or shall take prior to the Closing Date, all action necessary to amend the ACT Rights Plan to ensure that the execution and delivery of this Agreement and the Purchase Agreement, the taking of any other action or combination of actions or the consummation of the transactions contemplated hereby or thereby do not and will not result in the grant of any rights to any Person to exercise or receive a distribution of rights certificates thereunder or acquire any property in respect of rights thereunder.

                                   ARTICLE IV

                     REPRESENTATIONS AND WARRANTIES OF ICH

     ICH represents and warrants to ACT as follows:

     SECTION 4.1 Organization, Standing and Corporate Power. ICH is a corporation, duly organized and validly existing under the MGCL and has the requisite power and authority to carry on its business as now being conducted. ICH is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed, individually or in the aggregate, would not have a Material Adverse Effect (as defined below) on ICH.

     SECTION 4.2 Subsidiaries. Schedule 4.2 to the ICH Disclosure Letter (as defined below) sets forth each Subsidiary of ICH and the direct and/or indirect ownership interest therein of ICH and (A) all the outstanding shares of capital stock of each Subsidiary of ICH that is a corporation have been validly issued and are fully paid and nonassessable, are owned by ICH or one of its Subsidiaries free and clear of all Liens and (B) all equity interests in each of ICH's Subsidiaries that is a partnership, joint venture, limited liability company or trust are owned by ICH or one or more of its Subsidiaries free and clear of all Liens. Except for the capital stock of or other equity or ownership interests in ICH's Subsidiaries, and except as set forth on Schedule 4.2 to the ICH Disclosure Letter, ICH does not own, directly or indirectly, any capital stock or other ownership interest in any Person. Each Subsidiary of ICH that is a corporation is duly incorporated and validly existing under the laws of its jurisdiction of incorporation and has the requisite corporate power and authority to carry on its business as now being conducted, and each such Subsidiary that is a partnership, limited liability company or trust is duly organized and validly existing under the laws of its jurisdiction of organization and has the requisite power and authority to carry on its business as now being conducted. Each Subsidiary of ICH is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or

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licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed, individually or in the aggregate, would not have a Material Adverse Effect on ICH.

     SECTION 4.3 Capital Structure. The authorized capital stock of ICH consists of 46,217,295 shares of ICH Common Stock of which 3,782,705 shares are designated as Class A Common Stock, par value $.01 per share ("ICH Series A Common Stock"), and 10,000,000 shares of preferred stock, par value $.01 per share, of which 1,000,000 shares are designated as Series A Junior Participating Preferred Stock, par value $.01 per share ("ICH Series A Preferred Stock"), and 479,999 shares are designated as ICH Series B Preferred Stock. On the date hereof, (i) 8,418,200 shares of ICH Common, no shares of ICH Series A Common Stock, 479,999 shares of ICH Series B Preferred Stock and no shares of ICH Series A Preferred Stock were issued and outstanding, (ii) no shares of ICH Common Stock, ICH Series A Common Stock, ICH Series B Preferred Stock, ICH Series A Preferred Stock or ICH Preferred Stock were held by ICH in its treasury, (iii) 632,500 shares of ICH Common Stock were reserved for issuance in connection with the ICH Option Plan, (iv) 1,683,635 shares of ICH Common Stock were reserved for issuance in connection with the conversion of ICH Series B Preferred Stock and (v) 328,831 shares of ICH Common Stock were issuable upon exercise of outstanding ICH Options. On the date hereof, except as set forth above in this Section 4.3, no capital shares or other voting securities of ICH were issued, reserved for issuance or outstanding. There are no outstanding share appreciation rights relating to the capital shares of ICH. All outstanding capital shares of ICH are duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights. There are no bonds, debentures, notes or other indebtedness of ICH having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter on which shareholders of ICH may vote. Except for the ICH Options and the rights issuable under the Rights Plan, dated as of October 7, 1998, between ICH and BankBoston, N.A., as rights agent (the "ICH Rights Plan"), there are no outstanding securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which ICH or any of its Subsidiaries is a party or by which such entity is bound, obligating ICH or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional capital shares, voting securities or other ownership interests of ICH or any of its Subsidiaries or obligating ICH or any of its Subsidiaries to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking. There are no outstanding contractual obligations of ICH or any of its Subsidiaries to repurchase, redeem or otherwise acquire any capital shares of ICH or any capital shares, voting securities or other ownership interests in any Subsidiary of ICH or make any material investment (in the form of a loan, capital contribution or otherwise) to any Person.

     SECTION 4.4  Authority; Noncontravention; Consents.

     (a) ICH has the requisite power and authority to enter into this Agreement and, subject to approval of this Agreement by the votes of the holders of shares of ICH Common Stock and, if not previously converted, ICH Series B Preferred Stock required to approve this Agreement and the transactions contemplated hereby (the "ICH Stockholder Approval" and, together with the ACT Shareholder Approval, the "Shareholder Approvals"), to consummate the transactions contemplated hereby to which ICH is a party. The execution and delivery of this Agreement by ICH and the consummation by ICH of the transactions contemplated hereby to which ICH is a party have been duly authorized by all necessary action on the part of ICH, subject to approval of this Agreement pursuant to the ICH Stockholder Approval. This Agreement has been duly executed and delivered by ICH and, assuming the due authorization, execution and delivery hereof by ACT, constitutes valid and binding obligations of ICH, enforceable against ICH in accordance with its terms, except that such enforceability may be limited by (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting creditors' rights generally or (ii) general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).

     (b) Except as set forth in Schedule 4.4 to the ICH Disclosure Letter, the execution and delivery of this Agreement by ICH do not, and the consummation of the transactions contemplated hereby to which ICH is a party and compliance by ICH with the provisions of this Agreement will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of ICH or any of its Subsidiary under, (i) articles of
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incorporation or bylaws of ICH or the comparable charter or organizational documents or partnership or similar agreement (as the case may be) of any other of ICH's Subsidiaries, each as amended or supplemented to the date of this Agreement, (ii) any loan or credit agreement, note, bond, mortgage, indenture, reciprocal easement agreement, lease or other agreement, instrument, permit, concession, franchise or license applicable to ICH or any other of ICH's Subsidiaries or their respective properties or assets or (iii) subject to the governmental filings and other matters referred to in the following sentence, any Laws applicable to ICH or any of ICH's Subsidiaries or their respective properties or assets, other than, in the case of clause (ii) or (iii), any such conflicts, violations, defaults, rights or Liens that individually or in the aggregate would not (x) have a Material Adverse Effect on ICH or (y) prevent the consummation of the Merger.

     (c) No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to ICH or any of ICH's Subsidiaries in connection with the execution and delivery of this Agreement or the consummation by ICH of any of the transactions contemplated hereby, except for (i) the filing by any Person in connection with any of the transactions contemplated hereby of a pre-merger notification and report form under the HSR Act to the extent applicable, (ii) the filing with the SEC of (x) the Proxy Statement and (y) such reports under Section 13 (a) of the Exchange Act as may be required in connection with this Agreement and the transactions contemplated by this Agreement, (iii) the filing of the Maryland Articles of Merger with the State Department of Assessments and Taxation of Maryland and the Texas Articles of Merger with the County Clerk of the County of Dallas, Texas and (iv) such other consents, approvals, orders, authorizations, registrations, declarations, licenses and filings as are set forth in Schedule
4.4 to the ICH Disclosure Letter or (A) as may be required under (x) federal, state or local environmental laws or (y) the "blue sky" laws of various states or (B) which, if not obtained or made, would not prevent or delay in any material respect the consummation of any of the Merger or otherwise prevent ICH from performing its obligations under this Agreement in any material respect or have, individually or in the aggregate, a Material Adverse Effect on ICH.

     SECTION 4.5 SEC Documents. ICH has timely filed all required reports, schedules, forms, statements and other documents (collectively, including all exhibits and schedules thereto and documents incorporated therein by reference, the "ICH SEC Documents") with the SEC. All of the ICH SEC Documents (other than preliminary material), as of their respective filing dates, complied in all material respects with all applicable requirements of the Securities Act and the Exchange Act and, in each case, the rules and regulations promulgated thereunder applicable to such ICH SEC Documents. None of the ICH SEC Documents at the time of filing and effectiveness contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except to the extent such statements have been modified or superseded by later ICH SEC Documents.

     SECTION 4.6 Financial Statements. The consolidated financial statements of ICH included in the ICH SEC Documents complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly presented, in accordance with the applicable requirements of GAAP, the consolidated financial position of ICH as of the dates thereof and the consolidated results of operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments).

     SECTION 4.7 Absence of Certain Changes or Events. Except as disclosed in the ICH SEC Documents or in Schedule 4.7 to the ICH Disclosure Letter, since the date of the most recent financial statements included in the ICH SEC Documents and to the date of this Agreement, there has not been any change that would have a Material Adverse Effect on ICH, nor has there been any occurrence or circumstance that with the passage of time would reasonably be expected to result in such a change, whether or not arising from transactions in the ordinary course of business.

     SECTION 4.8 No Undisclosed Liabilities. Except (a) as set forth in the ICH SEC Documents filed prior to the date of this Agreement, (b) as set forth in
Schedule 4.8 to the ICH Disclosure Letter, (c) as

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incurred in the ordinary course of the business of ICH, (d) for the expenses incurred in connection with the transactions contemplated hereby or (e) for liabilities or obligations relating to contractual obligations, indebtedness, litigation or other matters that are covered by other representations and warranties in this Agreement or otherwise identified in the ICH Disclosure Letter, neither ICH nor any of its Subsidiaries has any Liabilities. The reserves reflected on ICH's balance sheet dated March 31, 1999 and the balance sheet dated December 31, 1998, as included, in each case, in the ICH SEC Documents, are appropriate and reasonable and have been calculated in a manner consistent with past practice.

     SECTION 4.9 No Defaults. Except as disclosed in Schedule 4.9 to the ICH Disclosure Letter, neither ICH nor any of its Subsidiaries is in violation or default under any provision of its declaration of trust, certificate of incorporation, bylaws, partnership agreement or other organizational documents, as applicable, or is in breach of or default with respect to any provision of any agreement, judgment, decree, order, mortgage, deed of trust, lease, franchise, license, indenture, permit or other instrument to which it is a party or by which it or any of its properties are bound; and there does not exist any state of facts that would constitute an event of default on the part of any of ICH or its Subsidiaries as defined in such documents that, with notice or lapse of time or both, would constitute a default, other than such violations or defaults that in the aggregate would not have a Material Adverse Effect on ICH.

     SECTION  4.10 Taxes.

     (a) ICH and each of its Subsidiaries has (A) filed all Tax returns and reports required to be filed by it (after giving effect to any filing extension properly granted by a Governmental Entity having authority to do so) and all such returns and reports are accurate and complete in all material respects; and
(B) paid (or ICH has paid on its behalf) all Taxes shown on such returns and reports as required to be paid by it, and, except as disclosed in the ICH SEC Documents or in Schedule 4.10(a) to the ICH Disclosure Letter, the most recent financial statements contained in the ICH SEC Documents reflect an adequate reserve for all material Taxes payable by ICH (and by those Subsidiaries of ICH whose financial statements are contained therein) for all taxable periods and portions thereof through the date of such financial statements. True, correct and complete copies of all federal, state and local Tax returns and reports for ICH and each of its Subsidiaries, and all written communications relating thereto, have been delivered or made available to representatives of ACT. Since the date of the most recent financial statements included in the ICH SEC Documents, ICH has incurred no liability for taxes under Sections 857(b), 860(c) or 4981 of the Code, and neither ICH nor any of its Subsidiaries has incurred any material liability for Taxes other than in the ordinary course of business. To the Knowledge of ICH, no event has occurred, and no condition or circumstance exists, which presents a material risk that any material Tax described in the preceding sentence will be imposed upon ICH. Except as set forth on Schedule 4.10(a) to the ICH Disclosure Letter, to the Knowledge of ICH, no deficiencies for any Taxes have been proposed, asserted or assessed against ICH or any of its Subsidiaries, and no requests for waivers of the time to assess any such Taxes are pending.

     (b) ICH (A) for all taxable years commencing with December 31, 1997 has been subject to taxation as a REIT within the meaning of the Code and has satisfied all requirements to qualify as a REIT for such years, (B) has operated, and intends to continue to operate, in such a manner as to qualify as a REIT for the tax year ending upon the Closing Date, and (C) has not taken or omitted to take any action which would reasonably be expected to result in a challenge to its status as a REIT, and to ICH's Knowledge, no such challenge is pending or threatened. Each Subsidiary of ICH that is a partnership, joint venture or limited liability company has been since its formation and continues to be treated for federal income tax purposes as a partnership and not as a corporation or an association taxable as a corporation. Except as set forth on
Schedule 4.10(b) to the ICH Disclosure Letter, each Subsidiary of ICH that is a corporation for federal income tax purposes has been since its formation, and continues to be treated for federal income tax purposes as, a "qualified REIT subsidiary" as defined in Section 856(i) of the Code. Except as set forth on
Schedule 4.10(b) to the ICH Disclosure Letter, neither ICH nor any of its Subsidiaries holds any asset (x) the disposition of which would be subject to rules similar to Section 1374 of the Code as a result of an election under IRS Notice 88-19 or (y) that is subject to a consent filed pursuant to Section 341(f) of the Code and the regulations thereunder.

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     SECTION 4.11  Employee Matters.  Except as set forth in Schedule 4.11 to the ICH Disclosure Letter:

          (a) Schedule 4.11(a) to the ICH Disclosure Letter contains a true and complete list of each employee benefit plan, policy or agreement covering employees, former employees or directors of any of ICH or its Subsidiaries or their beneficiaries, or providing benefits to such persons in respect of services provided to any such entity, including without limitation any employee benefit plans within the meaning of Section 3(3) of ERISA and any employment, retention, severance or change in control agreement, in each case that is sponsored, maintained or contributed to or required to be contributed to by ICH or its Subsidiaries or by any trade or business, whether or not incorporated (an "ICH ERISA Affiliate") that, together with any of such Subsidiaries, would be deemed a "single employer" within the meaning of Section 4001(b) of ERISA (collectively, the "ICH Benefit Plans"). Other than as set forth in Schedule 4.11(a) to the ICH Disclosure Letter, since December 31, 1998, there have been no new plans adopted, nor changes, additions or modification to any ICH Benefit Plan. As of the date hereof, neither ICH nor any of its Subsidiaries has any plans to adopt, change, add or modify any ICH Benefit Plan, nor has any such entity communicated with any current or former employee with respect thereto.

          (b) With respect to each ICH Benefit Plan, ICH has previously delivered or made available to ACT or its representatives true and complete copies of the following: (i) the plan document and all amendments thereto (or, if such plan is unwritten, a true and complete summary of its terms);
     (ii) any related trust or other funding vehicle; (iii) if applicable, the two most recent IRS Forms 5500 and related attachments; (iv) if applicable, the most recent IRS determination letter; and (v) any material correspondence or employee communications.

          (c) All material contributions and other payments required to have been made by ICH or one of its Subsidiaries to any ICH Benefit Plan (or to any Person pursuant to the terms thereof) have been made or the amount of such payment or contribution obligation has been reflected in the financial statements in ICH's Quarterly Report on Form 10-Q for the quarter ended March 31, 1999 (the "ICH First Quarter 10-Q").

          (d) Each of the ICH Benefit Plans intended to be "qualified" within the meaning of Section 401(a) or Section 501(c)(9) of the Code has been determined by the IRS to be so qualified, and no circumstances exist that could reasonably be expected to result in the revocation of any such determination. Each of the ICH Benefit Plans is and has been operated in all material respects in compliance with its terms and all applicable laws, rules and regulations governing such plan, including, without limitation, ERISA and the Code.

          (e) With respect to the ICH Benefit Plans, individually and in the aggregate, no event has occurred, there does not now exist any condition or set of circumstances, that could reasonably be expected to subject ICH, any of its Subsidiaries or any ICH ERISA Affiliate to any material liability arising under the Code, ERISA or any other applicable law, or under any indemnity agreement to which ICH, any of its Subsidiaries or any ICH ERISA Affiliate is a party, excluding liability relating to benefit claims and funding obligations payable in the ordinary course.

          (f) Other than continuation coverage required to be provided under
     Section 4980B of the Code or Part 6 of Title I of ERISA or otherwise as provided by state law, none of the ICH Benefit Plans that are "welfare plans," within the meaning of Section 3(1) of ERISA, provides for any benefits with respect to current or former employees for periods extending beyond their retirement or other termination of service, other than benefits the full cost of which is borne by such former employees.

          (g) Except as otherwise disclosed to ACT, the consummation of the Merger will not, either alone or in combination with another event undertaken by ICH or any of its Subsidiaries prior to the date hereof, (i) entitle any current or former employee, agent, independent contractor or officer of ICH or its Subsidiaries to severance pay, unemployment compensation or any other payment, (ii) accelerate the time of payment or vesting or increase the amount of compensation due any such employee, officer, agent or independent contractor or (iii) constitute a "change in control" under any ICH Benefit Plan.

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     SECTION 4.12  Affiliate Transactions.  Except as set forth in the ICH SEC
Documents or in Schedule 4.12 to the ICH Disclosure Letter, there is no transaction and no transaction is now proposed, to which ICH or its Subsidiaries is or is to be a party in which any current shareholder (holding in excess of 5% of the shares of ICH Common Stock or any securities convertible into or exchangeable for such shares), director or executive officer of ICH or its Subsidiaries has a direct or indirect interest.

     SECTION 4.13 Financial Advisors. No broker, investment banker, financial advisor or other Person, other than Banc of America Securities LLC and Jolson Merchant Partners, LLC, the fees and expenses of which have previously been disclosed to ACT and will be paid by ICH, is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of ICH or any of its Affiliates. Substantially concurrently herewith, the ICH Board of Directors has received the opinion of Banc of America Securities LLC to the effect that, on the date thereof, the consideration to be received by holders (other than Fortress Investment Group and its affiliates) of shares of ICH Common Stock pursuant to this Agreement is fair from a financial point of view to such holders.

     SECTION 4.14 Registration Statement and Proxy Statement. The information supplied or to be supplied by ICH or its Subsidiaries for inclusion in (a) the Registration Statement will not, either at the time it is filed with the SEC or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading or (b) the Proxy Statement, including any amendment and supplement thereto, will not, either at the date mailed to shareholders of ICH or at the time of the ICH Stockholder Meeting (as defined below), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Registration Statement and the Proxy Statement will each comply as to form in all material respects with all applicable laws, including the provisions of the Securities Act and the Exchange Act and the rules and regulations promulgated thereunder, except that no representation is made by ICH with respect to information supplied by ACT for inclusion therein.

     SECTION 4.15 Vote Required. The (i) affirmative vote of at least a majority of the outstanding shares of ICH Common Stock and, if not previously converted, ICH Series B Preferred Stock, voting together as a single class (with each share of ICH Series B Preferred Stock entitled to the number of votes equal to the number of shares of ICH Common Stock into which it is convertible as of the record date for the ICH Stockholder Meeting), and (ii) if not previously converted, the affirmative vote of two-thirds of the outstanding shares of ICH Series B Preferred Stock, voting separately as a class are the only votes of the holders of any class or series of ICH's capital shares necessary (under applicable law or otherwise) to approve this Agreement and the transactions contemplated hereby.

     SECTION 4.16 Anti-Takeover Statutes. ICH has taken all action necessary, if any, to exempt the transactions contemplated hereby from the operation of any Anti-Takeover Statutes.

     SECTION 4.17 Full Disclosure. To the Knowledge of ICH, ICH has not failed to disclose to ACT any fact material to the business, properties, prospects, operations, financial condition or results of operations of ICH and its Subsidiaries, taken as a whole. To the Knowledge of ICH, no representation or warranty by ICH contained in this Agreement and no statement contained in any document (including historical financial statements and the ICH Disclosure Letter), certificate or other writing furnished or to be furnished by ICH to ACT or any of its representatives pursuant to the provisions hereof or in connection with the transactions contemplated hereby, contains or will contain any untrue statement of material fact or omits or will omit to state any material fact necessary, in light of the circumstances under which it was made, in order to make the statements herein or therein not misleading. Notwithstanding the foregoing or any other provision herein, ICH has made no representation or warranty with respect to any financial or other projections made by ICH.

     SECTION 4.18 Litigation. Except as disclosed in ICH SEC Documents filed with the SEC prior to the date hereof or in Schedule 4.18 to the ICH Disclosure Letter, there is no suit, action or proceeding pending, threatened in writing or, to ICH's Knowledge, otherwise threatened against or affecting ICH or any Subsidiary of ICH that, individually or in the aggregate, could reasonably be expected to (A) have a Material
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Adverse Effect on ICH or (B) materially delay or prevent the consummation of any of the transactions contemplated hereby, nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against ICH or any Subsidiary of ICH or any of their respective properties or assets having, or which, insofar as reasonably can be foreseen, in the future would have, any such effect.

     SECTION 4.19 Compliance with Laws. Except as disclosed in the ICH SEC Documents filed with the SEC prior to the date hereof or as set forth in
Schedule 4.19 to the ICH Disclosure Letter, to the Knowledge of ICH, neither ICH nor any of its Subsidiaries has violated or failed to comply with any statute, law, ordinance, regulation, rule, judgment, decree or order of any Governmental Entity applicable to its business, properties or operations, and neither ICH nor any of its Subsidiaries has received notification of asserted present or past violation or failure to comply, except for violations and failures to comply that would not, individually or in the aggregate, be reasonably likely to result in a Material Adverse Effect on ICH.

     SECTION 4.20 Indebtedness. Except as filed (or incorporated by reference) as an Exhibit to ICH's Annual Report on Form 10-K for the year ended December 31, 1998 (the "ICH 1998 Form 10-K"), Schedule 4.20 to the ICH Disclosure Letter sets forth (x) a list of all loan or credit agreements, notes, bonds, mortgages, indentures and other agreements and instruments pursuant to which any indebtedness of ICH or any of its Subsidiaries, other than indebtedness payable to ICH or one of its Subsidiaries, in an aggregate principal amount in excess of $100,000 per item is outstanding or may be incurred and (y) the respective principal amounts outstanding thereunder on July 1, 1999.

     SECTION 4.21 Insurance. ICH and its Subsidiaries maintain fire and casualty, general liability, business interruption, product liability, professional liability and sprinkler and water damage insurance policies with reputable insurance carriers, which ICH reasonably believes provide full and adequate coverage for all normal risks incident to the business of ICH and its Subsidiaries and their respective properties and assets.

     SECTION 4.22 Investment Company Act. Neither ICH nor any of its Subsidiaries is (i) except as disclosed in the ICH SEC Documents, an "investment company" or a company "controlled" by an investment company within the meaning of the Investment Company ACT of 1940, as amended, (ii) a "holding company" or a "subsidiary company" of a holding company or an "affiliate" thereof within the meaning of the Public Utility Holding Company Act of 1935, as amended, or (iii) subject to regulation under the Federal Power Act or the Interstate Commerce Act.

     SECTION 4.23  Material Contracts.

     (a) Except as set forth in Schedule 4.23(a) to the ICH Disclosure Letter and other than contracts or agreements that are required to be filed and have been filed (or incorporated by reference) as an exhibit to the ICH 1998 Form 10-K (the "ICH Material Contracts"), there are no contracts or agreements that would have been required to be filed as an exhibit to an Annual Report on Form 10-K that are material to the business, properties, assets, financial position or results of operations of ICH and its Subsidiaries.

     (b) The ICH Material Contracts are in full force and effect and are valid and enforceable, in accordance with their terms, obligations of ICH or its Subsidiaries, as the case may be, enforceable against ICH in accordance with its terms, except that such enforceability may be limited by (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting creditors' rights generally or (ii) general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law), and there are no breaches or defaults thereunder by ICH which, individually or in the aggregate, would be reasonably likely to have a Material Adverse Effect on ICH, and no event has occurred that with the lapse of time or the giving of notice or both would constitute a breach or default thereunder by the ICH which constitutes a Material Adverse Effect on ICH.

     SECTION 4.24  Mortgage Backed Securities.

     (a) Except as set forth on Schedule 3.24(a) to the ICH Disclosure Letter, ICH or one of its Subsidiaries is and shall be the sole owner of each of the MBS identified in Schedule 4.24(a) to the ICH Disclosure Letter ("ICH MBS") and the related certificates and other instruments evidencing ownership of the ICH MBS (the "ICH MBS Certificates"), free and clear of any adverse claims, Liens, pledges, assignments, charges or

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security interests of any nature (including, without limitation, Liens arising under the federal tax laws or ERISA), other than Liens pursuant to repurchase agreements or other warehouse financing.

     (b) Except as set forth in Schedule 4.24(b) to the ICH Disclosure Letter, neither ICH nor any of its Subsidiaries is in default in the performance of any of its obligations, whether as special servicer or otherwise, under any pooling and servicing agreements, trust and servicing agreements, trust agreements, servicing agreements or other similar documents providing for the creation of the ICH MBS or the servicing of the mortgage loans underlying the ICH MBS (the "ICH Principal MBS Agreements") and has not received any notice of any default by any master or special servicer of any ICH MBS.

     (c) Except as set forth in Schedule 4.24(c) to the ICH Disclosure Letter, for all ICH MBS, ICH has delivered or made available to ACT a copy of each prospectus, offering circular or private placement memorandum relating to such ICH MBS.

     (d) Except as set forth in Schedule 4.24(d) to the ICH Disclosure Letter, there are no agreements (other than the ICH Principal MBS Agreements) between ICH or any of its Subsidiaries and the master servicer or any special servicer with respect to any series of ICH MBS.

     (e) Except as set forth in Schedule 4.24(e) to the ICH Disclosure Letter, there are no agreements between the ICH or any of its Subsidiaries and other holders of any below investment grade ICH MBS.

     (f) Except as set forth in Schedule 4.24(f) to the ICH Disclosure Letter with respect to each issue of the ICH MBS, ICH or one of its Subsidiaries, as the holder of the majority of the controlling class, has not waived any rights as to any specially serviced mortgage loan.

     (g) Except as set forth in Schedule 4.24(g) to the ICH Disclosure Letter, with respect to each issue of the ICH MBS, ICH has not determined that any specially serviced assets have become corrected assets and has not received any written notice of any specially serviced assets which have become corrected assets.

     SECTION 4.25  Environmental Laws and Regulations.

     (a) Except as set forth in Schedule 4.25(a) to the ICH Disclosure Letter or disclosed by ICH in the ICH SEC Documents filed prior to the date hereof, ICH and ICH's Subsidiaries are in compliance with all applicable Environmental Laws (which compliance includes, but is not limited to, the possession by ICH and ICH's Subsidiaries of all permits and other governmental authorizations required under applicable Environmental Laws, and compliance with the terms and conditions thereof), except where failures to be in compliance, individually or in the aggregate, would not reasonably be expected have a Material Adverse Effect on ICH. Except as set forth in Schedule 4.25(a) to the ICH Disclosure Letter or disclosed by ICH in the ICH SEC Documents, since January 1, 1998 and prior to the date of this Agreement, neither ICH nor any of the Subsidiaries has received any written communication, whether from a Governmental Entity, citizens' group, employee or otherwise, alleging that ICH or any of its Subsidiaries is not in such compliance, except where failures to be in compliance, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on ICH.

     (b) Except as set forth in Schedule 4.25(b) to the ICH Disclosure Letter or disclosed by ICH in the ICH SEC Documents, there is no Environmental Claim pending or threatened in writing against ICH or any of ICH's Subsidiaries.

     SECTION 4.26  Properties.

     (a) ICH or one of its Subsidiaries owns fee simple title (or where indicated, leasehold estates) to each of the real properties identified in the ICH SEC Documents or in Schedule 4.26(a) of the ICH Disclosure Letter (the "ICH Properties"), which are all of the real estate properties owned by them, in each case (except as provided below or as set forth on Schedule 4.26(a) of the ICH Disclosure Letter) free and clear of Liens. The ICH Properties are not subject to any Property Restrictions or Liens, except for ICH Permitted Liens. For purposes of this Agreement, "ICH Permitted Liens" means (i) Liens and Property Restrictions as set forth in the ICH SEC Documents, (ii) Liens and Property Restrictions set forth in the ICH Disclosure Letter, (iii) Property Restrictions imposed or promulgated by law or any governmental body or authority

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generally with respect to real property, including zoning regulations, and listed in the ICH Disclosure Letter, (iv) Liens and Property Restrictions disclosed on existing title reports or existing surveys (in either case copies of which title reports and surveys have been delivered or made available to ACT and listed in the ICH Disclosure Letter), and (v) mechanics', carriers', workmen's, repairmen's and materialmens' liens and other Liens, Property Restrictions and other limitations of any kind, if any, which, individually or in the aggregate, are not substantial in amount and do not materially detract from the value of or materially interfere with the use of any of the ICH Properties as currently contemplated subject thereto or affected thereby. Except as provided in Schedule 4.26(a) of the ICH Disclosure Letter, valid policies of title insurance have been issued insuring ICH's or its applicable Subsidiary's fee simple title or leasehold estate to the ICH Properties in amounts at least equal to the fair market value of such ICH Properties at the time of the issuance of such policy, subject only to the matters disclosed above or in the ICH Disclosure Letter, and such policies are, at the date hereof, in full force and effect and no material claim has been made against any such policy. Except as provided in Schedule 4.26(a) of the ICH Disclosure Letter, ICH has no Knowledge (i) that any certificate, permit or license from any Governmental Entity having jurisdiction over any of the ICH Properties or any agreement, easement or other right which is necessary to permit the lawful use and operation of the buildings and improvements on any of the ICH Properties as currently contemplated or which is necessary to permit the lawful use and operation of all driveways, roads and other means of egress and ingress to and from any of the ICH Properties has not been obtained and is not in full force and effect, or of any pending threat of modification or cancellation of any of same; (ii) of any written notice of any violation of any federal, state or municipal law, ordinance, order, regulation or requirement materially and adversely affecting any of the ICH Properties issued by any Governmental Entity;
(iii) of any material structural defects relating to any ICH Property; (iv) of any ICH Property whose building systems are not in working order in any material respect; (v) of any physical damage to any ICH Property for which there is no insurance in effect covering the cost of the restoration; (vi) of any current renovation or uninsured restoration to any ICH Property the cost of which exceeds $50,000; or (vii) of items referred to in the foregoing clauses (iii),
(iv), (v) and (vi) which in the aggregate for ICH and its Subsidiaries would not be reasonably likely to result in a Material Adverse Effect on ICH. Except as provided in Schedule 4.27(a) of ICH's Disclosure Letter, neither ICH nor any of its Subsidiaries has received any notice to the effect that (A) any condemnation or rezoning proceedings are pending or threatened with respect to any of the ICH Properties, (B) any zoning, building or similar law, code, ordinance, order or regulation is or will be violated by the continued maintenance, operation or use of any buildings or other improvements on any of the ICH Properties or (C) a default exists or, with notice or lapse of time, or both, will exist under any lease (including any ground lease), mortgage, deed of trust or related document regarding an ICH Property or that any ICH Property is being foreclosed upon.

     (b) All material leases and subleases for which ICH or any of its Subsidiaries is lessor or lessee (or sublessee) are identified in the ICH SEC Documents or in Schedule 4.26(b) to the ICH Disclosure Letter. Except as disclosed on Schedule 4.26(b) of the ICH Disclosure Letter, each such lease is in full force and effect and neither ICH nor any of its Subsidiaries has notice of any defense to the obligations of the lessor or lessee (or sublessee), as the case may be, thereunder or any material claim asserted or threatened by any person or entity, and except as disclosed on Schedule 4.26(b) of the ICH Disclosure Letter, the lessor or lessee (or sublessee), as the case may be, under each such lease or sublease has complied with its obligations under such lease or sublease in all material respects and neither ICH nor any of its Subsidiaries has Knowledge that a material default exists, or with notice or lapse of time or both, will exist by the lessee (or sublessee) under such lease.

     SECTION 4.27  Mortgage Loans.

     (a) Except as set forth in Schedule 4.27(a) of the ICH Disclosure Letter, ICH or one of its Subsidiaries is the sole owner of each of the mortgage loans reflected in the most recent financial statements included in the ICH SEC Documents or made or acquired since such date (the "ICH Mortgage Loans") and is the sole owner or beneficiary of or under the related notes (the "ICH Mortgage Notes"), deeds of trust, mortgages, security agreements, guaranties, indemnities, financing statements, assignments, endorsement, bonds, letters of credit, accounts, insurance contracts and policies, credit reports, tax returns, appraisals, environmental reports, escrow documents, participation agreements (if applicable), loan files, servicing files and all other

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documents evidencing or securing the ICH Mortgage Loans (the "ICH Mortgage
Files"), except (i) any ICH Mortgage Loans disposed of in the ordinary course since the date of such financial statements, and (ii) to the extent any ICH Mortgage Loan is prepaid in full or subject to a completed foreclosure action (or non-judicial proceeding or deed in lieu of foreclosure) in which case ICH or one of its Subsidiaries shall be the sole owner of the real property securing such foreclosed loan or shall have received the proceeds of such action to which ICH or such Subsidiary was entitled, in each case free and clear of any adverse claims or Liens.

     (b) Except as set forth in Schedule 4.27(b) of the ICH Disclosure Letter, to the Knowledge of ICH, (i) the lien of each ICH Mortgage is subject only to "Permitted Exceptions" which consist of the following: (A) ICH Permitted Liens;
(B) covenants, conditions, restrictions, reservations, rights, Liens, easements, encumbrances, encroachments, and other matters affecting title acceptable to prudent mortgage lending institutions generally; (C) rights of tenants with no options to purchase or rights of first refusal to purchase, except as disclosed in the ICH Mortgage File; and (D) other matters which, in the aggregate, would not be reasonably likely to result in a Material Adverse Effect on ICH; (ii) each ICH Mortgage Loan has generally been serviced in accordance with the terms of the related mortgage note and pooling and servicing agreements and otherwise in accordance with industry accepted servicing practices except for events that, individually or in the aggregate, would not be reasonably likely to result in a Material Adverse Effect on ICH; and (iii) there is no delinquency in the payments of principal and interest required to be made under the terms of any ICH Mortgage Loan in excess of 30 days beyond the applicable due date that has occurred since origination or in any other payments required to be made under the terms of any ICH Mortgage Loan (inclusive of any applicable grace or cure period) that would be reasonably likely to result in a Material Adverse Effect on ICH.

     (c) Except as set forth in Schedule 4.27(c) of the ICH Disclosure Letter or in the applicable ICH Mortgage File, ICH has no Knowledge of (i) any written notice asserting any offset, defense (including the defense of usury), claim (including claims of lender liability), counterclaim, or right to rescission with respect to any ICH Mortgage Loan, ICH Mortgage Note or other related agreements, (ii) any uncured monetary default in excess of 30 days or event of acceleration existing under any ICH Mortgage or the related ICH Mortgage Note or
(iii) any uncured non-monetary default, breach, violation or event of acceleration existing beyond the applicable grace or cure period under any ICH Mortgage or the related ICH Mortgage Note, except for notices, violations, breaches, defaults or events of acceleration that would not, individually or in the aggregate, be reasonably likely to result in a Material Adverse Effect on ICH.

     SECTION 4.28 Actions Taken Regarding the ICH Rights Plan. ICH has taken, or shall take prior to the Closing Date, all action necessary to amend the ICH Rights Plan to ensure that the execution and delivery of this Agreement and the Purchase Agreement, the taking of any other action or combination of actions or the consummation of the transactions contemplated hereby or thereby do not and will not result in the grant of any rights to any Person to exercise or receive a distribution of rights certificates thereunder or acquire any property in respect of rights thereunder.

                                   ARTICLE V

                                   COVENANTS

     SECTION 5.1 Conduct of Business by ACT. During the period from the date of this Agreement to the Effective Time, ACT shall, and shall cause (or, in the case of its Subsidiaries that ACT does not control, shall use commercially reasonable efforts to cause) its Subsidiaries each to, carry on its businesses in the usual, regular and ordinary course in substantially the same manner as heretofore conducted and, to the extent consistent therewith, use commercially reasonable efforts to preserve intact its current business organization, goodwill and ongoing businesses. Without limiting the generality of the foregoing, the following additional restrictions shall apply. During the period from the date of this Agreement to the Effective Time, except as expressly permitted or contemplated by this Agreement, as shall be consented by ICH (which consent shall not be unreasonably withheld) or as set forth in Schedule 5.1 to the ACT Disclosure Letter, ACT shall not

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

and shall cause (or, in the case of its Subsidiaries that it does not control, shall use commercially reasonable efforts to cause) its Subsidiaries not to (and not to authorize or commit or agree to):

          (a) (i) except for dividends paid on ACT Common Shares in the ordinary course of ACT's business, consistent with past practice, declare, set aside or pay any dividends on, or make any other distributions in respect of any of ACT's capital shares, (ii) split, combine or reclassify any capital stock or other partnership interests or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of such capital shares or partnership interests or (iii) purchase, redeem or otherwise acquire any capital shares of ACT or any options, warrants or rights to acquire, or security convertible into, such capital shares or partnership interests;

          (b) except in connection with the exercise of stock options or issuance of shares pursuant to stock rights outstanding on the date of this Agreement, issue, deliver or sell, or grant any option or other right in respect of, any capital shares, any other voting securities (including partnership interests) of ACT or any of its Subsidiaries or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting securities or convertible securities except to ACT or one of its Subsidiaries;

          (c) except as otherwise contemplated by this Agreement, amend the declaration of trust or articles or certificate of incorporation, bylaws, partnership agreement or other comparable charter or organizational documents of ACT or any of its Subsidiaries;

          (d) merge or consolidate with any Person;

          (e) except as contractually required pursuant to the terms of agreements existing on the date hereof, in any transaction or series of related transactions involving capital, securities or other assets or indebtedness of ACT, its Subsidiaries, or any combination thereof in excess of $100,000: (i) acquire or agree to acquire by merging or consolidating with, or by purchasing all or a substantial portion of the equity securities or all or substantially all of the assets of, or by any other manner, any business or any corporation, partnership, limited liability company, joint venture, association, business trust or other business organization or division thereof or interest therein; (ii) subject to any Lien or sell, lease or otherwise dispose of any material assets or assign or encumber the right to receive income, dividends, distributions and the like except pursuant to contracts or agreements in effect at the date of this Agreement and set forth on Schedule 5.1 to the ACT Disclosure Letter;
     (iii) make or agree to make any new capital expenditures, except in accordance with budgets relating to ACT or its Subsidiaries that have been previously delivered to ICH; or (iv) incur any indebtedness for borrowed money or guarantee any such indebtedness of another Person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of ACT, guarantee any debt securities of another Person, enter into any "keep well" or other agreement to maintain any financial statement condition of another person or enter into any arrangement having the economic effect of any of the foregoing, prepay or refinance any indebtedness or make any loans, advances or capital contributions to, or investments in, any other Person;

          (f) make or rescind any Tax election (unless required by law or necessary to preserve ACT's status as a REIT or the status of any of its Subsidiary as a partnership for federal income tax purposes or as a "qualified REIT subsidiary" under Section 856(i) of the Code, as the case may be);

          (g) (i) change in any material manner any of its methods, principles or practices of accounting or (ii) settle or compromise any claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to Taxes, except in the case of settlements or compromises relating to Taxes on real property in an amount not to exceed, individually or in the aggregate, $100,000, or change any of its methods of reporting income or deductions for federal income Tax purposes from those employed in the preparation of its federal income Tax return for the most recently completed taxable year except, in the case of clause (i), as may be required by the SEC, applicable law or GAAP;

          (h) adopt any new employee benefit plan, incentive plan, severance plan, stock option or similar plan, grant new stock appreciation rights or amend any existing plan or rights, except such changes as are required by law or which are not more favorable to participants than provisions presently in effect;

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

          (i) except as contractually required pursuant to the terms of agreements existing on the date hereof, pay, discharge, settle or satisfy any claims, liabilities or objections (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business consistent with past practice or in accordance with their terms, of liabilities reflected or reserved against in, or contemplated by, the most recent consolidated financial statements (or the notes thereto) of ACT included in the ACT SEC Documents or incurred in the ordinary course of business consistent with past practice;

          (j) settle any shareholder derivative or class action claims arising out of or in connection with any of the transactions contemplated hereby; and

          (k) enter into any new agreements or arrangements with Persons that are Affiliates or, as of the date hereof, are executive officers, directors or trust managers of ACT or any of its Subsidiaries.

     SECTION 5.2 Conduct of Business by ICH. During the period from the date of this Agreement to the Effective Time, ICH shall, and shall cause (or, in the case of its Subsidiaries that ICH does not control, shall use commercially reasonable efforts to cause) its Subsidiaries each to, carry on its businesses in the usual, regular and ordinary course in substantially the same manner as heretofore conducted and, to the extent consistent therewith, use commercially reasonable efforts to preserve intact its current business organization, goodwill and ongoing businesses. Without limiting the generality of the foregoing, the following additional restrictions shall apply. During the period from the date of this Agreement to the Effective Time, except as expressly permitted or contemplated by this Agreement, as shall be consented by ACT (which consent shall not be unreasonably withheld) or as set forth in Schedule 5.2 to the ICH Disclosure Letter, ICH shall not and shall cause (or, in the case of its Subsidiaries that it does not control, shall use commercially reasonable efforts to cause) its Subsidiaries not to (and not to authorize or commit or agree to):

          (a) (i) except for dividends paid on ICH Common Stock or ICH Series B Preferred Stock in the ordinary course of ICH's business, consistent with past practice, declare, set aside or pay any dividends on, or make any other distributions in respect of any of ICH's capital shares other than the dividend required to be paid pursuant to Section 2.4(a), (ii) split, combine or reclassify any capital stock or other partnership interests or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of such capital shares or partnership interests or (iii) purchase, redeem or otherwise acquire any capital shares of ICH or any options, warrants or rights to acquire, or security convertible into, such capital shares or partnership interests;

          (b) except in connection with the exercise of stock options or issuance of shares pursuant to stock rights outstanding on the date of this Agreement, issue, deliver or sell, or grant any option or other right in respect of, any capital shares, any other voting securities (including partnership interests) of ICH or any of its Subsidiaries or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting securities or convertible securities except to ICH or one of its Subsidiaries;

          (c) except as otherwise contemplated by this Agreement, amend the declaration of trust or articles or certificate of incorporation, bylaws, partnership agreement or other comparable charter or organizational documents of ICH or any of its Subsidiaries;

          (d) merge or consolidate with any Person;

          (e) except as contractually required pursuant to the terms of agreements existing on the date hereof, or as otherwise contemplated by
     Section 7.3(h) hereof, in any transaction or series of related transactions involving capital, securities or other assets or indebtedness of ICH, its Subsidiaries, or any combination thereof in excess of $100,000: (i) acquire or agree to acquire by merging or consolidating with, or by purchasing all or a substantial portion of the equity securities or all or substantially all of the assets of, or by any other manner, any business or any corporation, partnership, limited liability company, joint venture, association, business trust or other business organization or division thereof or interest therein; (ii) subject to any Lien or sell, lease or otherwise dispose of any material assets or assign or encumber the right to receive income, dividends, distributions and the like except pursuant to contracts or agreements in effect at the date of this Agreement and set forth on Schedule 5.2 to the ICH Disclosure
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

     Letter; (iii) make or agree to make any new capital expenditures, except in accordance with budgets relating to ICH or its Subsidiaries that have been previously delivered to ICH; or (iv) incur any indebtedness for borrowed money or guarantee any such indebtedness of another Person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of ICH, guarantee any debt securities of another Person, enter into any "keep well" or other agreement to maintain any financial statement condition of another person or enter into any arrangement having the economic effect of any of the foregoing, prepay or refinance any indebtedness or make any loans, advances or capital contributions to, or investments in, any other Person;

          (f) make or rescind any Tax election (unless required by law or necessary to preserve ICH's status as a REIT or the status of any of its Subsidiary as a partnership for federal income tax purposes or as a "qualified REIT subsidiary" under Section 856(i) of the Code, as the case may be);

          (g) (i) change in any material manner any of its methods, principles or practices of accounting or (ii) settle or compromise any claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to Taxes, except in the case of settlements or compromises relating to Taxes on real property in an amount not to exceed, individually or in the aggregate, $100,000, or change any of its methods of reporting income or deductions for federal income Tax purposes from those employed in the preparation of its federal income Tax return for the most recently completed taxable year except, in the case of clause (i), as may be required by the SEC, applicable law or GAAP;

          (h) adopt any new employee benefit plan, incentive plan, severance plan, stock option or similar plan, grant new stock appreciation rights or amend any existing plan or rights, except such changes as are required by law or which are not more favorable to participants than provisions presently in effect;

          (i) except as contractually required pursuant to the terms of agreements existing on the date hereof, pay, discharge, settle or satisfy any claims, liabilities or objections (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business consistent with past practice in accordance with their terms, of liabilities reflected or reserved against in, or contemplated by, the most recent consolidated financial statements (or the notes thereto) of ICH included in the ICH SEC Documents or incurred in the ordinary course of business consistent with past practice;

          (j) settle any shareholder derivative or class action claims arising out of or in connection with any of the transactions contemplated hereby; and

          (k) enter into any new agreements or arrangements with Persons that are Affiliates or, as of the date hereof, are executive officers or directors of ICH or any of its Subsidiaries.

     SECTION 5.3 Other Actions. Each of ACT and ICH shall not, and shall use commercially reasonable efforts to cause its respective Subsidiaries and joint ventures not to, take any action that would result in (i) any of the representations and warranties of such party (without giving effect to any "Knowledge" qualification) set forth in this Agreement that are qualified as to materiality becoming untrue, (ii) any of such representations and warranties (without giving effect to any "Knowledge" qualification) that are not so qualified becoming untrue in any material respect or (iii) any of the conditions to the Merger set forth in Article VII not being satisfied.

                                   ARTICLE VI

                              ADDITIONAL COVENANTS

     SECTION 6.1 Preparation of the Registration Statement and the Proxy Statement; Shareholder Meetings.

     (a) As soon as practicable following the date of this Agreement, ACT and ICH shall prepare and file with the SEC a preliminary Proxy Statement in form and substance reasonably satisfactory to each of ICH and ACT, and ACT shall prepare and file with the SEC the Registration Statement, in which the Proxy

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Statement will be included as a prospectus. Each of ACT and ICH shall use its reasonable commercial efforts to (i) respond to any comments of the SEC and (ii) have the Registration Statement declared effective under the Securities Act and the rules and regulations promulgated thereunder as promptly as practicable after such filing and to keep the Registration Statement effective as long as is reasonably necessary to consummate the Merger. Each of ACT and ICH will use its reasonable commercial efforts to cause the Proxy Statement to be mailed to its respective shareholders as promptly as practicable after the Registration Statement is declared effective under the Securities Act. Each party will notify the other promptly of the receipt of any comments from the SEC and of any request by the SEC for amendments or supplements to the Registration Statement or the Proxy Statement or for additional information and will supply the other with copies of all correspondence between such party or any of its representatives and the SEC, with respect to the Registration Statement or the Proxy Statement. Whenever any event occurs which is required to be set forth in an amendment or supplement to the Registration Statement or the Proxy Statement, ICH or ACT, as the case may be, shall promptly inform the other of such occurrences and cooperate in filing with the SEC and/or mailing to the shareholders of ICH and ACT such amendment or supplement. The Proxy Statement shall, subject to Section 6.7(b), include the recommendations of the Board of Directors of ICH and the Board of Trust Managers of ACT in favor of approval of this Agreement and the transactions contemplated hereby. ACT also shall take any action required to be taken under any applicable state securities or "blue sky" laws in connection with the issuance of the ACT Common Shares pursuant to the Merger, and ICH shall furnish all information concerning ICH and the holders of shares of ICH Common Stock and rights to acquire such shares pursuant to the ICH Option Plan as may be reasonably requested in connection with any such action. ACT will use its reasonable commercial efforts to obtain, prior to the effective date of the Registration Statement, all necessary state securities or "blue sky" permits or approvals required to carry out the transactions contemplated hereby.

     (b) ACT will, as soon as practicable following the date of this Agreement (but in no event sooner than 30 days following the date the Proxy Statement is mailed to the shareholders of ACT), duly call, give notice of, convene and hold a meeting of its shareholders (the "ACT Shareholder Meeting") for the purpose of obtaining the ACT Shareholder Approval. Subject to Sections 6.1(a) and 6.7, ACT will, through its Board of Trust Managers, recommend to its shareholders approval of this Agreement and the transactions contemplated hereby.

     (c) ICH will, as soon as practicable following the date of this Agreement (but in no event sooner than 30 days following the date the Proxy Statement is mailed to the stockholders of ICH), duly call, give notice of, convene and hold a meeting of its stockholders (the "ICH Stockholder Meeting") for the purpose of obtaining the ICH Stockholder Approval. Subject to Sections 6.1(a) and 6.7, ICH will, through its Board of Directors, recommend to its stockholders approval of this Agreement and the transactions contemplated hereby.

     SECTION 6.2 Access to Information; Confidentiality. Subject to the requirements of confidentiality agreements with third parties, each of ACT and ICH shall, and shall cause each of its respective Subsidiaries and joint ventures to, afford to the other party and to the officers, employees, accountants, counsel, financial advisors and other representatives of such other party, reasonable access during normal business hours during the period prior to the Effective Time to all their respective properties, books, contracts, commitments, personnel and records and, during such period, each of ACT and ICH shall, and shall cause each of its respective Subsidiaries to, furnish promptly to the other party (a) a copy of each report, schedule, registration statement and other document filed by it during such period pursuant to the requirements of federal or state securities laws and (b) all other information concerning its business, properties and personnel as such other party may reasonably request. Each of ACT and ICH will hold, and will use commercially reasonable efforts to cause its and its respective Subsidiaries and joint ventures' officers, employees, accountants, counsel, financial advisors and other representatives and Affiliates to hold, any nonpublic information in confidence to the extent required by, and in accordance with, and will comply with the provisions of the letter agreements between ACT and ICH (the "Confidentiality Agreements").

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     SECTION 6.3  Commercially Reasonable Efforts; Notification.

     (a) Subject to the terms and conditions herein provided, ACT and ICH shall:
(i) to the extent required, promptly make their respective filings and thereafter make any other required submissions under the HSR Act with respect to the Merger; (ii) use commercially reasonable efforts to cooperate with one another in (A) determining which filings are required to be made prior to the Effective Time with, and which consents, approvals, permits or authorizations are required to be obtained prior to the Effective Time from, governmental or regulatory authorities of the United States, the several states and foreign jurisdictions and any third parties in connection with the execution and delivery of this Agreement, and the consummation of the transactions contemplated by such agreements and (B) timely making all such filings and timely seeking all such consents, approvals, permits and authorizations; (iii) use commercially reasonable efforts to obtain in writing any consents required from third parties to effectuate the Merger, such consents to be in reasonably satisfactory form to ACT and ICH; and (iv) use commercially reasonable efforts to take, or cause to be taken, all other action and do, or cause to be done, all other things necessary, proper or appropriate to consummate and make effective the transactions contemplated by this Agreement. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purpose of this Agreement, the proper officers and directors or trust managers, as the case may be, of ACT and ICH shall use commercially reasonable efforts to take all such necessary action.

     (b) ACT shall give prompt notice to ICH, and ICH shall give prompt notice to ACT, if (i) any representation or warranty made by it contained in this Agreement that is qualified as to materiality becoming untrue or inaccurate in any respect or any such representation or warranty that is not so qualified becoming untrue or inaccurate in any material respect or (ii) the failure by it to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement.

     SECTION 6.4 Affiliates. Prior to the Closing Date, ICH shall deliver to ACT a letter identifying all Persons who are, at the time this Agreement is submitted for approval to the stockholders of ICH, "affiliates" of ICH for purposes of Rule 145 under the Securities Act. ICH shall use its commercially reasonable efforts to cause each such Person to deliver to ACT on or prior to the Closing Date a written agreement substantially in the form attached as Exhibit C hereto.

     SECTION 6.5 Tax Treatment. Each of ICH and ACT shall use its commercially reasonable efforts to cause the Merger to qualify as a reorganization under the provisions of Sections 368(a) of the Code and to obtain the opinions of counsel referred to in Sections 7.2(e) and 7.3(e).

     SECTION 6.6 Board of Trust Managers. ACT shall take all steps necessary to change the number of trust managers of ACT from seven trust managers to eight trust managers effective as of the Effective Time and to fill the vacancies in accordance with Section 1.6.

     SECTION 6.7  Board Recommendations.

     (a) In connection with the Merger and the Shareholder Approvals, the Board of Trust Managers of ACT and the Board of Directors of ICH shall (i) subject to
Section 6.7(b) hereof, recommend to the holders of ACT Common Shares and ICH Stock, respectively, to vote in favor of the Merger and use all commercially reasonable efforts to obtain the necessary approvals by the shareholders of ACT and the stockholders of ICH, as the case may be, of this Agreement and (ii) otherwise comply with all legal requirements applicable to such approval.

     (b) Neither the Board of Trust Managers of ACT nor the Board of Directors of ICH nor any committee thereof shall, except as expressly permitted by this
Section 6.7 (b), (i) withdraw, qualify or modify, or propose publicly to withdraw, qualify or modify, in a manner adverse to the other party to this Agreement, the approval or recommendation of their respective Boards or such committees of the Merger or this Agreement, (ii) approve or recommend, or propose publicly to approve or recommend, any transaction involving an Acquisition Proposal (as defined below) from a third party (an "Alternative Transaction"), or (iii) cause ACT or ICH, as the case may be, to enter into any letter of intent, agreement in principle, acquisition
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agreement or other similar agreement (each, an "Acquisition Agreement") related to any Alternative Transaction. Notwithstanding the foregoing, if the Board of Trust Managers of ACT or the Board of Directors of ICH, as the case may be, determines in good faith, after such Board has received a Superior Proposal (as defined below), in compliance with Section 6.8, and after receiving advice from outside counsel as to its fiduciary duties to its respective shareholders or stockholders, as the case may be, under applicable law, such Board may (subject to this Section 6.7(b)) inform its shareholders or stockholders, as the case may be, that it no longer believes that the Merger is advisable and no longer recommends approval of the Merger (a "Subsequent Determination") and enter into an Acquisition Agreement with respect to a Superior Proposal, but only at a time that is after the third business day following receipt by the other party to this Agreement of written notice advising such other party that such Board has received a Superior Proposal. Such written notice shall specify the material terms and conditions of such Superior Proposal, identify the person making such Superior Proposal and state that such Board intends to make a Subsequent Determination. During such three-business day period, the party intending to make such Subsequent Determination shall provide an opportunity for the other party hereto to propose such adjustments to the terms and conditions of this Agreement as would enable the party intending to make such Subsequent Determination to proceed with its recommendation to its shareholders or stockholders, as the case may be, without a Subsequent Determination; provided, however, that the acceptance of any such proposed adjustment shall be at the sole discretion of the Board that has received a Superior Proposal, exercised in good faith, and this Agreement shall be amended to reflect any such accepted adjustments. ACT and ICH hereby acknowledge and agree that the other party hereto may enter into an Acquisition Agreement with respect to a Superior Proposal in accordance with this Section 6.7, whether or not this Agreement is terminated, and that, in the event that either ACT or ICH enters into an Acquisition Agreement with respect to a Superior Proposal in accordance with this Section 6.7(b), neither the other party hereto nor the parties to such Acquisition Agreement may propose or enter into any adjustments to the terms and conditions of this Agreement or such Acquisition Agreement, respectively. Notwithstanding the foregoing, unless this Agreement is earlier terminated in accordance with its terms, this Agreement and the Merger shall be submitted to the shareholders of ACT and the stockholders of ICH whether or not the their respective Boards have made a Subsequent Determination. For purposes of this Agreement, a "Superior Proposal" means any proposal (on its most recently amended or modified terms, if amended or modified) made by a third party to enter into an Alternative Transaction that the Board of Trust Managers of ACT or the Board of Directors of ICH, as the case may be, determines in its good faith judgment (based on, among other things, the written advice of an independent financial advisor) to be more favorable to its respective shareholders or stockholders, as the case may be, than the Merger, taking into account all relevant factors (including whether, in the good faith judgment of such Board, after obtaining the advice of such independent financial advisor, the third party is reasonably able to finance the transaction, and any proposed changes to this Agreement that may be proposed by the other party hereto in response to such Alternative Transaction). Nothing contained in this Section 6.7 or any other provision hereof shall prohibit either ACT or ICH or their respective Boards from (x) taking and disclosing to their shareholders or stockholders, as the case may be, pursuant to Rules 14d-9 and 14e-2 promulgated under the Exchange Act a position with respect to a tender or exchange offer by a third party, which is consistent with its obligations hereunder, or (y) making such disclosure to their shareholders or stockholders, as the case may be, as, in the good faith judgment of the applicable Board after receiving advice from outside counsel, is consistent with its obligations hereunder and is required by applicable law; provided that ACT and ICH may not, except as provided by this
Section 6.7, withdraw, qualify or modify, in a manner adverse to the other party hereto, the approval or recommendation of its board of trust managers or board of directors, respectively, of the Merger or this Agreement.

     SECTION 6.8 Acquisition Proposals. Each of ACT and ICH shall not, nor shall it authorize or permit any of its Subsidiaries or agents, affiliates, employees, advisors or representatives to, directly or indirectly, (a) solicit, initiate or encourage the submission of any Acquisition Proposal or (b) participate in or encourage any discussion or negotiations regarding, or furnish to any person any non-public information with respect to, or take any other action to facilitate any inquiries or the making of, any proposal that constitutes, or may reasonably be expected to lead to, any Acquisition Proposal; provided, however, that the foregoing shall not prohibit the ACT Board of Trust Managers or the ICH Board of Directors, as the case may be, from furnishing information to, or entering into discussions or negotiations with, any person or entity that makes an

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unsolicited Acquisition Proposal to the extent that (A) the ACT Board of Trust
Managers or the ICH Board of Directors, as the case may be, based upon the advice of outside legal counsel, determines in good faith that such action is required for it to comply with its fiduciary obligations to its shareholders or stockholders, as the case may be, under applicable Texas or Maryland law, as the case may be, (B) prior to taking such action, ACT or ICH, as the case may be, receives from such person or entity an executed agreement in reasonably customary form relating to the confidentiality of information to be provided to such person or entity and (C) the applicable Board concludes in good faith, after receiving advice from its independent financial advisor, that the Acquisition Proposal is a Superior Proposal. The party hereto receiving such unsolicited Acquisition Proposal shall provide immediate oral and written notice to the other party hereto of (a) the receipt of any such Acquisition Proposal or any inquiry which could reasonably be expected to lead to any Acquisition Proposal, (b) the material terms and conditions of such Acquisition Proposal or inquiry, (c) the identity of such person or entity making any such Acquisition Proposal or inquiry, (d) its intention to furnish information to, or enter into discussions or negotiations with, such person or entity and (e) subject to the fiduciary duties of its Board under applicable law, shall continue to keep such other party informed of the status and details of any such Acquisition Proposal or inquiry. For purposes of this Agreement, "Acquisition Proposal" means any bona fide proposal with respect to a merger, consolidation, share exchange, tender offer or similar transaction involving ACT or ICH, as the case may be, or any purchase or other acquisition of all or any significant portion of the assets of such party or any equity interest in such party.

     SECTION 6.9 Public Announcements. ICH and ACT will consult with each other before issuing, and provide each other the opportunity to review and comment upon, any press release or other public statement with respect to the transactions contemplated hereby and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable law, court process or by obligations pursuant to any listing agreement with any national securities exchange. The parties agree that the initial press release to be issued with respect to the transactions contemplated hereby will be in the form agreed to by the parties hereto prior to the execution of this Agreement.

     SECTION 6.10  Letters of Accountants.

     (a) ACT shall use its commercially reasonable efforts to cause to be delivered to ICH "comfort" letters of Deloitte & Touche LLP, ACT's independent public accountants, dated and delivered the date on which the Registration Statement shall become effective and as of the Effective Time, and addressed to ICH, in form and substance reasonably satisfactory to ICH and reasonably customary in scope and substance for letters delivered by independent public accountants in connection with transactions such as those contemplated by this Agreement.

     (b) ICH shall use its commercially reasonable efforts to cause to be delivered to ACT "comfort" letters of KPMG LLP, ICH's independent public accountants, dated the date on which the Registration Statement shall become effective and as of the Effective Time, and addressed to ACT, in form and substance reasonably satisfactory to ACT and reasonably customary in scope and substance for letters delivered by independent public accountants in connection with transactions such as those contemplated by this Agreement.

     SECTION 6.11  Indemnification.

     (a) To the extent, if any, not provided by an existing right of indemnification or other agreement or policy, ACT shall indemnify, defend and hold harmless each person who is now or has been at any time prior to the date hereof or who becomes prior to the Effective Time, an officer, trust manager or director of ICH or any of its Subsidiaries (the "Indemnified Parties") against all losses, claims, damages, costs, expenses (including reasonable attorneys' fees and expenses), liabilities or judgments or amounts that are paid in settlement of, with the approval of the indemnifying party (which approval shall not be unreasonably withheld), or otherwise in connection with any threatened or actual claim, action, suit proceeding or investigation based on or arising out of the fact that such person is or was a director or officer of ICH or any of its Subsidiaries at or prior to the Effective Time, including matters based on or arising out of or pertaining to this Agreement or the transactions contemplated hereby ("Indemnified Liabilities"), in each case to the full extent ICH would have been permitted under applicable law and its charter documents to indemnify the Indemnified Parties (and ACT shall pay expenses in advance of the final disposition of any such action or
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proceeding to each Indemnified Party to the full extent permitted by law subject to the limitations set forth in the fourth sentence of this Section 6.11 (a)). Any Indemnified Parties proposing to assert the right to be indemnified under this Section 6.11 shall, promptly after receipt of notice of commencement of any action against such Indemnified Parties in respect of which a claim is to be made under this Section 6.11 against ACT, notify ACT of the commencement of such action, enclosing a copy of all papers served. If any such action is brought against any of the Indemnified Parties and such Indemnified Parties notify ACT of its commencement, ACT will be entitled to participate in and, to the extent that ACT elects by delivering written notice to such Indemnified Parties promptly after receiving notice of the commencement of the action from the Indemnified Parties, to assume the defense of the action and after notice from it to the Indemnified Parties of its election to assume the defense, ACT will not be liable to the Indemnified Parties for any legal or other expenses except as provided below. If ACT assumes the defense, ACT shall have the right to settle such action without the consent of the Indemnified Parties; provided, however, that ACT shall be required to obtain such consent (which consent shall not be unreasonably withheld) if the settlement includes any admission of wrongdoing on the part of the Indemnified Parties or any decree or restriction on the Indemnified Parties; provided, further, that ACT, in the defense of any such action shall not, except with the consent of the Indemnified Parties (which consent shall not be unreasonably withheld), consent to entry of any judgment or enter into any settlement that does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Parties of a release from all liability with respect to such action. The Indemnified Parties will have the right to employ their own counsel in any such action, but the fees, expenses and other charges of such counsel will be at the expense of such Indemnified Parties unless (i) the employment of counsel by the Indemnified Parties has been authorized in writing by ACT, (ii) the Indemnified Parties have reasonably concluded (based on written advice of counsel) that there may be legal defenses available to them that are different from or in addition to those available to ACT, (iii) a conflict or potential conflict exists (based on written advice of counsel to the Indemnified Parties) between the Indemnified Parties and ACT (in which case ACT will not have the right to direct the defense of such action on behalf of the Indemnified Parties) or (iv) ACT has not in fact employed counsel to assume the defense of such action within a reasonable time after receiving notice of the commencement of the action, in each of which cases the reasonable fees, disbursements and other charges of counsel will be at the expense of ACT. It is understood that ACT shall not, in connection with any proceeding or related proceedings in the same jurisdiction, be liable for the reasonable fees, disbursements and other charges of more than one separate firm admitted to practice in such jurisdiction at any one time from all such Indemnified Parties unless (a) the employment of more than one counsel has been authorized in writing by ACT, (b) any of the Indemnified Parties have reasonably concluded (based on advice of counsel) that there may be legal defenses available to them that are different from or in addition to those available to other Indemnified Parties or (c) a conflict or potential conflict exists (based on advice of counsel to the Indemnified Parties) between any of the Indemnified Parties and the other Indemnified Parties, in each case of which ACT shall be obligated to pay the reasonable and appropriate fees and expenses of such additional counsel or counsels. ACT will not be liable for any settlement of any action or claim effected without its written consent (which consent shall not be unreasonably withheld).

     (b) In the event that ACT or any of it respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or
(ii) transfers all or substantially all of its properties and assets to any Person, then, and in each such case the successors and assigns of such entity shall assume the obligations set forth in this Section 6.11, which obligations are expressly intended to be for the irreversible benefit of, and shall be enforceable by, each Indemnified Party covered hereby.

          (c) For a period of six years from the Effective Date, ACT shall use its commercially reasonable efforts to provide that portion of directors' and officers' liability insurance that serves to reimburse the persons currently covered by either ACT's or ICH's directors' and officers' liability insurance policy with respect to claims against such officers, trust managers and directors arising from facts or events which occurred before the Effective Time, which insurance shall contain at least the same coverage, and contain terms and conditions that in all material respects are no less advantageous, as that coverage currently provided by ICH; provided, however, that (i) such officers, trust managers and directors may be required to make application and provide customary representations and warranties to ACT's insurance carrier for
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     the purpose of obtaining such insurance; (ii) such coverage will have a single aggregate limit of liability for such six-year period in an amount not less than the annual aggregate limit of liability of such coverage currently provided by ICH and (iii) in no event shall ACT be required to expend or maintain or procure insurance coverage pursuant to this Section 6.11(c) in any amount per annum in excess of 150% of its annual premiums for the twelve-month period ended December 31, 1998 (the "Maximum Premium") with respect to such insurance, or, if the cost of such coverage exceeds the Maximum Premium, the maximum amount of coverage that can be purchased for the Maximum Premium.

          (d) The provisions of this Section 6.11 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party, his or her heirs and his or her personal representatives and shall be binding on all successors and assigns of ACT.

     SECTION 6.12 Transfer and Gains Taxes. ACT and ICH shall cooperate in the preparation, execution and filing of all returns, questionnaires, applications or other documents regarding any real property transfer or gains, sales, use, transfer, value added, stock transfer and stamp taxes, any transfer, recording, registration and other fees and any similar taxes which become payable in connection with, and are solely and directly related to, the transactions contemplated hereby (together with any related interest, penalties or additions to tax, "Transfer and Gains Taxes"). From and after the Effective Time, ACT or ICH shall cause the Surviving Entity to pay or cause to be paid, without deduction or withholding from any amounts payable to the holders of ICH Stock, all Transfer and Gains Taxes (other than any such taxes that are solely the liability of the holders of ICH Stock under applicable state law).

     SECTION 6.13 Coordination of Dividends. Each of ACT and ICH shall coordinate with the other regarding the declaration and payment of dividends in respect of ACT Common Shares and ICH Stock and the record dates and payment dates relating thereto, it being the intention of ACT and ICH that any holder of ACT Common Shares or ICH Stock, as the case may be, shall not receive two dividends, or fail to receive one dividend, for any single calender quarter with respect to such holder's ACT Common Shares or ICH Stock.

                                  ARTICLE VII

                              CONDITIONS PRECEDENT

     SECTION 7.1  Conditions to Each Party's Obligation To Effect the
Merger. The respective obligation of each party to effect the Merger and to consummate the other transactions contemplated hereby contemplated to occur on the Closing Date is subject to the satisfaction or waiver on or prior to the Effective Time of the following conditions:

          (a) The Merger set forth in this Agreement shall have been approved and adopted by the Shareholder Approvals.

          (b) The New York Stock Exchange or The Nasdaq Stock Market shall have approved for listing the ACT Common Shares to be issued in the Merger, subject to official notice of issuance.

          (c) The Registration Statement shall have become effective under the Securities Act and shall not be the subject of any stop order or proceedings by the SEC seeking a stop order.

          (d) No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger or any of the other transactions contemplated hereby shall be in effect.

          (e) ACT shall have received all state securities or "blue sky" permits and other authorizations necessary to issue the ACT Common Shares pursuant to this Agreement.

          (f) The transactions contemplated by the Purchase Agreement shall have been consummated prior to, or are being consummated simultaneously with, the Merger.

          (g) All material actions by or in respect of or filings with any Governmental Entity required for the consummation of the transactions contemplated hereby shall have been obtained or made.

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          (h) The management agreement of ACT with FIC Management Inc. to be effective at the Effective Time shall be amended and restated to read substantially in the form of Exhibit D hereto.


     SECTION 7.2 Conditions to Obligations of ICH. The obligations of ICH to effect the Merger and to consummate the other transactions contemplated hereby contemplated to occur on the Closing Date are further subject to the following conditions, any one or more of which may be waived by ICH:

          (a) The representations and warranties of ACT set forth in this Agreement shall be true and correct as of the Closing Date, as though made on and as of the Closing Date, except to the extent the representation or warranty is expressly limited by its terms to another date, and ICH shall have received a certificate (which certificate may be qualified by Knowledge to the same extent as such representations and warranties of ACT contained herein are so qualified) signed on behalf of ACT by its chief executive officer or chief financial officer to such effect. This condition shall be deemed satisfied unless any or all breaches of ACT's representations and warranties in this Agreement (without giving effect to any materiality qualification or limitation) could reasonably be expected to have a Material Adverse Effect on ACT.

          (b) ACT shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time, and ICH shall have received a certificate signed on behalf of ACT by its chief executive officer or its chief financial officer to such effect.

          (c) Since the date of this Agreement, there shall have been no change that could reasonably be expected to have a Material Adverse Effect on ACT, and ICH shall have received a certificate signed on behalf of ACT by its chief executive officer or chief financial officer to such effect.

          (d) ICH shall have received an opinion of Locke Liddell & Sapp LLP, counsel to ACT, dated as of the Closing Date, reasonably satisfactory to ICH, that, commencing with its taxable year ended December 31, 1998 through the Closing Date, ACT was organized in conformity with the requirements for qualification as a REIT under the Code and has so qualified during such period, and that, after giving effect to the transactions contemplated hereby, ACT's proposed method of operation will enable it to continue to meet the requirements for qualification and taxation as a REIT under the Code during such period (with customary exceptions, assumptions and qualifications and based upon customary representations).

          (e) ICH shall have received an opinion dated as of the Closing Date from Skadden, Arps, Slate, Meagher & Flom LLP, counsel to ICH, to the effect that the Merger will qualify as a reorganization under the provisions of Section 368(a) of the Code (with customary exceptions, assumptions, qualifications and based upon customary representations).

          (f) All consents and waivers (including, without limitation, waivers of rights of first refusal) from third parties necessary in connection with the consummation of the transactions contemplated hereby shall have been obtained, other than such consents and waivers from third parties, which, if not obtained, would not result, individually or in the aggregate, in a Material Adverse Effect on ICH or ACT.

          (g) ICH shall have received an opinion from Locke Liddell & Sapp LLP, legal counsel to ACT, substantially in the form attached hereto as Exhibit E (with customary exceptions, assumptions, qualifications and based upon customary representations).

     SECTION 7.3 Conditions to Obligations of ACT. The obligation of ACT to effect the Merger and to consummate the other transactions contemplated thereby contemplated to occur on the Closing Date is further subject to the following conditions, any one or more of which may be waived by ACT:

          (a) The representations and warranties of ICH set forth in this Agreement shall be true and correct as of the Closing Date, as though made on and as of the Closing Date, except to the extent the representation or warranty is expressly limited by its terms to another date, and ACT shall have received a certificate (which certificate may be qualified by
     Knowledge to the same extent as the representations and warranties of ICH contained herein are so qualified) signed on behalf of ICH by its chief executive officer or chief financial officer to such effect. This condition shall be deemed satisfied unless any or all
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     breaches of ICH's representations and warranties in this Agreement (without giving effect to any materiality qualification or limitation) could reasonably be expected to have a Material Adverse Effect on ICH.

          (b) ICH shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time, and ACT shall have received a certificate signed on behalf of ICH by its chief executive officer or chief financial officer to such effect.

          (c) Since the date of this Agreement, there shall have been no change that could reasonably be expected to have a Material Adverse Effect on ICH, and ACT shall have received a certificate signed on behalf of ICH by its chief executive officer or chief financial officer to such effect.

          (d) ACT shall have received an opinion of Brown & Wood LLP, tax counsel to ICH, dated as of the Closing Date, reasonably satisfactory to ACT, that, commencing with its taxable year ended December 31, 1997 through the Closing Date, ICH was organized in conformity with the requirements for qualification as a REIT under the Code and has so qualified during such period (with customary exceptions, assumptions and qualifications and based upon customary representations). Locke Liddell & Sapp LLP will be entitled to rely upon such opinion in connection with its opinion to be delivered pursuant to Section 7.2(d).

          (e) ACT shall have received an opinion dated as of the Closing Date from Locke Liddell & Sapp LLP, counsel to ACT, to the effect that the Merger will qualify as a reorganization under the provisions of Section 368(a) of the Code (with customary exceptions, assumptions, qualifications and based upon customary representations).

          (f) All consents and waivers (including, without limitation, waivers or rights of first refusal) from third parties necessary in connection with the consummation of the transactions contemplated hereby shall have been obtained, other than such consents and waivers from third parties, which, if not obtained, would not result, individually or in the aggregate, in a Material Adverse Effect on ICH or ACT.

          (g) ACT shall have received an opinion from Skadden, Arps, Slate, Meagher & Flom LLP, legal counsel to ICH, or local Maryland counsel to ICH acceptable to ACT, substantially in the form attached hereto as Exhibit F (with customary exceptions, assumptions, qualifications and based upon customary representations).

          (h) Either (x) the Average Closing Price shall be equal to or greater than $7.40 or (y) ICH Aggregate Cash shall be not less than $75,000,000. For purposes of this condition, "ICH Aggregate Cash" shall mean the aggregate of the cash and cash equivalents as shown on the consolidated balance sheet of ICH prepared in accordance with GAAP and certified by the chief financial officer of ICH (the "Closing Balance Sheet"), dated as of the fifth Trading Day prior to the Closing Date (the "Closing Cash Amount"), and shall (i) include $25,000,000 attributable to the Impac CMB Trust 1998-C1 asset and the net value (after deducting related debt) from the Interest Only Securities (as defined therein), (ii) exclude cash or cash equivalents obtained by ICH from sales of SPSA 1995-2 or USGI 1992-1 or as a result of a transaction that results in a Lien being placed on any asset of ICH or its Subsidiaries (other than Liens existing on the date of this Agreement in respect of (A) up to $2,710,000 of repo financing relating to Interest Only Securities and (B) up to $1,944,000 of repo financing relating to the USGI 1992-1) without ACT's prior written consent (which consent may be withheld in ACT's sole discretion) and (iii) include the cost of any future investments made by ICH after the date hereof that have been specifically approved by ACT. Also for purposes of this condition, "Average Closing Price" shall mean the average of the closing prices per share of ICH Common Stock on the American Stock Exchange as reported by the Wall Street Journal for the 20 consecutive Trading Days ending on the fifth Trading Day prior to the Closing Date; and "Trading Day" shall mean any day on which shares of ICH Common Stock are traded on the American Stock Exchange.

          (i) The Closing Cash Amount as of the Effective Time shall be equal to or greater than the amount shown on the Closing Balance Sheet, and ACT shall have received a certificate signed on behalf of ICH by its chief financial officer to such effect.

          (j) The optional termination described in the Impac CMB Trust 1998-C1 documents owned by ICH shall have been sold.

                                  ARTICLE VIII

                       TERMINATION, AMENDMENT AND WAIVER

     SECTION 8.1 Termination. This Agreement may be terminated at any time prior to the filing of the Maryland Articles of Merger with the State Department of Assessments and Taxation of Maryland and the filing of the Texas Articles of Merger with the County Clerk of the County of Dallas, Texas, whether before or after either of the Shareholder Approvals are obtained:

          (a) by the mutual written consent of the Boards of Directors or Trust Managers, as the case may be, of ICH and ACT;

          (b) by ICH or ACT, if (i) the Effective Time shall not have occurred before December 31, 1999, (ii) any Governmental Entity, the consent of which is a condition to the obligations of ICH and ACT to consummate the transactions contemplated hereby shall have determined not to grant its consent and all appeals of such determination shall have been taken and have been unsuccessful or (iii) any court of competent jurisdiction shall have issued a judgment, order or decree (other than a temporary restraining order) restraining, enjoining or otherwise prohibiting the transactions contemplated hereby and such judgment, order or decree shall have become final and nonappealable; provided, however, that the right to terminate this Agreement pursuant to clause (i) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Effective Time to occur on or before such date;

          (c) by ICH or ACT, if at the ACT Shareholder Meeting (including any adjournment or postponement thereof) called pursuant to Section 6.1(b), the requisite vote of the holders of ACT Common Shares with respect to the Merger shall not have been obtained;

          (d) by ICH or ACT, if at the ICH Stockholder Meeting (including any adjournment or postponement thereof) called pursuant to Section 6.1(c), the requisite vote of the holders of shares of ICH Stock shall not have been obtained;

          (e) by ICH, if (i) there has been a material breach by ACT of any representation, warranty, covenant, obligation or agreement set forth in this Agreement, which breach has not been cured within ten business days following receipt by ACT of notice of such breach, except for Sections 6.7 and 6.8 hereof as to which any breach thereof by ACT, without regard to materiality, shall allow ICH to terminate this Agreement, or if any representation or warranty of ACT shall have become untrue, in either case such that the conditions set forth in Sections 7.2(a) or 7.2(b), as the case may be, would be incapable of being satisfied by December 31, 1999 (as otherwise extended in accordance with this Agreement); (ii) upon a failure of the condition set forth in Section 7.2(c); (iii) the Board of Trust Managers of ACT shall have withdrawn or modified in a manner adverse to ICH its approval or recommendation of the Merger or this Agreement in order to permit ACT to execute a definitive agreement providing for the transactions contemplated by a Superior Proposal; or (iv) the Board of Directors of ICH shall have withdrawn or modified in a manner adverse to ACT its approval or recommendation of the transactions contemplated by this Agreement in order to permit ICH to execute a definitive agreement providing for the transactions contemplated by a Superior Proposal; provided, however, that the right to terminate this Agreement pursuant to this Section 8.1(e) shall not be available to ICH if it, at such time, is in material breach of any representation, warranty, covenant or agreement set forth herein; or

          (f) by ACT, if (i) there has been a material breach by ICH of any representation, warranty, covenant, obligation or agreement set forth in this Agreement, which breach has not been cured within ten business days following receipt by ICH of notice of such breach, except for Sections 6.7 and 6.8 hereof as to which any breach thereof by ICH, without regard to materiality, shall allow ACT to terminate this Agreement, or if any representation or warranty of ICH shall have become untrue, in either case such that the conditions set forth in Sections 7.3(a) or 7.3(b), as the case may be, would be incapable of being satisfied by December 31, 1999 (as otherwise extended in accordance with this Agreement); (ii) upon a failure of the condition set forth in Sections 7.3(c) or 7.3(h); (iii) the Board of Directors of ICH shall have withdrawn or modified in a manner adverse to ACT its approval or recommendation of the Merger or this Agreement in order to permit ICH to execute a definitive agreement providing for the transactions contemplated by a Superior Proposal; or (iv) the Board of Trust Managers of ACT shall have withdrawn or modified in a manner adverse to ICH its approval or recommendation of the transactions contemplated by this Agreement in order to permit ACT to execute a definitive agreement providing for the transactions contemplated by a Superior Proposal; provided, however, that the right to terminate this Agreement pursuant to this Section 8.1(f) shall not be available to ACT if it, at such time, is in material breach of any representation, warranty, covenant or agreement set forth herein.

     SECTION 8.2  Expenses; Termination Fee.

     (a) Except as otherwise specified in this Section 8.2 or agreed in writing by the parties, all out-of-pocket costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such cost or expense, except that those expenses incurred in connection with the printing and mailing of the Proxy Statement and the Registration Statement, as well as the filing fee related thereto, shall be shared equally by ACT and ICH.

     (b) If this Agreement is terminated pursuant to Sections 8.1(c), 8.1(e)(i), 8.1(e)(ii), 8.1(e)(iii) or 8.1(f)(iv), and if ACT is not entitled to terminate this Agreement by reason of Sections 8.1(b), 8.1(d), 8.1(f)(i), 8.1(f)(ii) or 8.1(f)(iii), then, in addition to any other rights or remedies that may be available, ACT shall promptly (and in any event within two business days of receipt by ACT of written notice from ICH) pay to ICH (by wire transfer of immediately available funds to an account designated by ICH) the Termination Fee and the Termination Expenses (as each such term is defined below). No termination of this Agreement pursuant to this Section 8.2 (b) shall be effective until receipt by ICH of the Termination Fee and the Termination Expenses.

     (c) If this Agreement terminated pursuant to Sections 8.1(d), 8.1(f)(i), 8.1(f)(ii), 8.1(f)(iii) or 8.1(e)(iv), and if ICH is not entitled to terminate this Agreement by reason of Sections 8.1(b), 8.1(c), 8.1(e)(i), 8.1(e)(ii) or 8.1(e)(iii), then, in addition to any other rights or remedies that may be available, ICH shall promptly (and in any event within two business days of receipt by ICH of written notice from ACT) pay to ACT (by wire transfer of immediately available funds to an account designated by ACT) the Termination Fee and the Termination Expenses. No termination of this Agreement pursuant to this
Section 8.2(c) shall be effective until receipt by ACT of the Termination Fee and the Termination Expenses.

     (d) The payment of the Termination Fee shall be compensation and liquidated damages for the loss suffered by ACT or ICH, as the case may be, as the result of the failure of the Merger to be consummated and to avoid the difficulty of determining damages under the circumstances and neither ACT nor ICH shall have any other liability to the other, other than as specified in this Section 8.2.

     (e) As used herein:

          (i) The "Termination Fee" shall be an amount equal to the lesser of
     (x) $5,000,000 (the "Base Amount") and (y) the sum of (A) the maximum amount that can be paid to ICH or ACT without causing it to fail to meet the requirements of Sections 856(c) (2) and (3) of the Code determined as if the payment of such amount did not constitute income described in Sections 856(c) (2) (A)-(H) and 856(c) (3) (A)-(I) of the Code ("Qualifying Income"), as determined by independent accountants to ICH or ACT, as the case may be, and (B) in the event that ICH or ACT, as the case may be, receives an opinion from outside counsel (the "Termination Tax Opinion") to the effect that receipt of the Base Amount would either constitute Qualifying Income or would be excluded from gross income within the meaning of Sections 856(c) (2) and (3) of the Code (the "REIT Requirements") or that the receipt of the remaining balance of the Base Amount following the receipt of and pursuant to such opinion would not be deemed constructively received prior thereto, the Base Amount less the amount payable under clause (A) above. A party's obligation to pay any unpaid portion of the Termination Fee shall terminate five years from the date of this Agreement. In the event that ICH or ACT, as the case may be, is not able to receive the full Base Amount, the other party shall place the unpaid amount in escrow and shall not release any portion thereof unless and until ICH or ACT, as the case may be, receives any one or combination of the following: (i) a letter from its independent accountants indicating the maximum amount that can be paid at that time without causing it to fail to meet the REIT Requirements or (ii) a Termination Tax Opinion, in which event ICH or ACT, as the case may be, shall pay to the other party the lesser of the unpaid Base Amount or the maximum amount stated in the letter referred to in (i) above or, as applicable, the Termination Tax Opinion.

          (ii) The "Termination Expenses" shall be an amount equal to the lesser of (x) out-of-pocket expenses incurred by the recipient thereof in connection with this Agreement and the transactions contemplated hereby (including, without limitation, all attorneys', accountants' and investment bankers' fees and expenses) but in no event in an amount greater than $250,000 (the "Expense Fee Base Amount") and (y) the sum of (A) the maximum amount that can be paid to ICH or ACT, as the case may be, without causing it to fail to meet the requirements of Sections 856(c) (2) and (3) of the Code determined as if the payment of such amount did not constitute Qualifying Income, as determined by independent accountants to ICH or ACT, as the case may be, and (B) in the event ICH or ACT, as the case may be, receives a Termination Tax Opinion to the effect that the receipt by ICH or ACT, as the case may be, of the Expense Fee Base Amount would either constitute Qualifying Income or would be excluded from gross income within the meaning of the REIT Requirements or that receipt by ICH or ACT, as the case may be, of the remaining balance of the Expense Fee Base Amount following the receipt of and pursuant to such opinion would not be deemed constructively received prior thereto, the Expense Fee Base Amount less the amount payable under clause (A) above. In the event that ICH or ACT, as the case may be, is not able to receive the full Expense Fee Base Amount, such party shall place the unpaid amount in escrow and shall not release any portion thereof to the other party unless and until ICH or ACT, as the case may be, receives any one or combination of the following: (i) a letter from its independent accountants indicating the maximum amount that can be paid at that time without causing it to fail to meet the REIT Requirements or
     (ii) a Termination Tax Opinion, in which event ICH or ACT, as the case may be, shall pay to the other party the lesser of the unpaid Expense Fee Base Amount or the maximum amount stated in the letter referred to in the immediately preceding clause (i) above or, as applicable, the Termination Tax Opinion.

     SECTION 8.3 Effect of Termination. In the event of termination of this Agreement by either ACT or ICH as provided in Section 8.1, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of ICH or ACT, other than the last sentence of Section 6.2, Section 8.2 and this Section 8.3. Notwithstanding the foregoing, no party shall be relieved from liability for any willful, material breach of this Agreement.

     SECTION 8.4 Amendment. This Agreement may be amended by the parties in writing by action of their respective Boards of Directors or Trust Managers, as the case may be, at any time before or after any Shareholder Approvals are obtained and prior to the filing of the Maryland Articles of Merger with the State Department of Assessments and Taxation of Maryland and the filing of the Texas Articles of Merger with the County Clerk of the County of Dallas, Texas; provided, however, that, after the Shareholder Approvals are obtained, no such amendment, modification or supplement shall alter the amount or change the form of the consideration to be delivered to ACT's shareholders or alter or change any of the terms or conditions of this Agreement if such alteration or change would adversely affect ACT's shareholders or ICH's stockholders, in each case without further approval of such affected Persons.

     SECTION 8.5 Extension; Waiver. At any time prior to the Effective Time, the parties may (a) extend the time for the performance of any of the obligations or other acts of the other party, (b) waive any inaccuracies in the representations and warranties of the other party contained in this Agreement or in any document delivered pursuant to this Agreement or (c) subject to the proviso of Section 8.4, waive compliance with any of the agreements or conditions of the other party contained in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

                                   ARTICLE IX

                               GENERAL PROVISIONS

     SECTION 9.1 Nonsurvival of Representations and Warranties. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. This Section 9.1 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

     SECTION 9.2 Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given if delivered personally, sent by overnight courier (providing proof of delivery) to the parties or sent by telecopy (providing confirmation of transmission) at the following addresses or telecopy numbers (or at such other address or telecopy number for a party as shall be specified by like notice):

     (a) if to ICH, to

       Impac Commercial Holdings

       c/o FIC Management Inc.

       1301 Avenue of the Americas
       New York, NY 10019
       Attention: Randal A. Nardone
       Telecopy: (212) 798-6120

         with a copy to:

       Skadden, Arps, Slate, Meagher & Flom LLP
       919 Third Avenue
       New York, NY 10022
       Attention: J. Gregory Milmoe
       Telecopy: (212) 735-2000

     (b) if to ACT, to

        AMRESCO Capital Trust
        700 North Pearl Street, Suite 2400
        Dallas, Texas 75201
        Attention: Jonathan S. Pettee
        Telecopy: (214) 953-7817

         with a copy to:

        Locke Liddell & Sapp LLP
        2001 Ross Avenue, Suite 2300
        Dallas, Texas 75201
        Attention: Bryan L. Goolsby
        Telecopy: (214) 740-8800

     SECTION 9.3 Certain Definitions.  For purposes of this Agreement:

     An "Affiliate" of any Person means another Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person.

     "ACT Disclosure Letter" means the letter previously delivered to ICH by ACT disclosing certain information in connection with this Agreement.

     "ICH Disclosure Letter" means the letter previously delivered to ACT by ICH disclosing certain information in connection with this Agreement.

     "Knowledge" where used herein with respect to ACT shall mean the actual knowledge of the persons named in Schedule 9.3 to the ACT Disclosure Letter and where used with respect to ICH shall mean the actual knowledge of the persons named in Schedule 9.3 to the ICH Disclosure Letter.

     "Material Adverse Effect," with respect to any Person, shall mean a material adverse effect (or any development that, insofar as reasonably can be foreseen, in the future is reasonably likely to have a material adverse effect) on the business, assets, financial or other condition, results of operations or prospects of such Person and its Subsidiaries, taken as a whole.

     "Person" means an individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization or other entity.

     "Subsidiary" of any Person means any Affiliate controlled by such Person directly or indirectly through one or more intermediaries.

     SECTION 9.4 Interpretation. When a reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation."

     SECTION 9.5 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party.

     SECTION 9.6 Entire Agreement; No Third-Party Beneficiaries. This Agreement, the Confidentiality Agreements and the other agreements entered into in connection with the transactions contemplated hereby (a) constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter of this Agreement and (b) except for the provisions of Article II and Section 6.11, are not intended to confer upon any Person other than the parties hereto any rights or remedies.

     SECTION 9.7 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflict of laws thereof.

     SECTION 9.8 Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned or delegated, in whole or in part, by operation of law or otherwise by either of the parties without the prior written consent of the other party. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

     SECTION 9.9 Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable under any current or future law, and if the rights or obligations of the parties under this Agreement would not be materially and adversely affected thereby, such provision shall be fully separable, and this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part thereof, the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance therefrom. In lieu of such illegal, invalid or unenforceable provision, there shall be added automatically as a part of this Agreement, a legal, valid and enforceable provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible, and the parties hereto request the court or any arbitrator to whom disputes relating to this Agreement are submitted to reform the otherwise illegal, invalid or unenforceable provision in accordance with this Section 9.9.

     SECTION 9.10 Attorneys' Fees. If any action at law or equity, including an action for declaratory judgement, is brought to enforce or interpret any provision of this Agreement, the prevailing party shall be entitled to recover reasonable attorneys' fees and expenses from the other party, which fees and expenses shall be in addition to any other relief that may be rewarded.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

                                          IMPAC COMMERCIAL HOLDINGS, INC.

                                          By: /s/ RANDAL A. NARDONE
                                            ------------------------------------
                                            Name: Randal A. Nardone
                                            Title: Chief Operating Officer

                                          AMRESCO CAPITAL TRUST

                                          By: /s/ JONATHAN S. PETTEE
                                            ------------------------------------
                                            Name: Jonathan S. Pettee
                                            Title: President

                                                                         ANNEX B

                                                                  August 4, 1999

The Board of Trust Managers
AMRESCO Capital Trust
700 North Pearl Street
Dallas, TX 75201

Members of the Board of Trust Managers:

     We understand that AMRESCO Capital Trust, a Texas real estate investment trust (the "Company"), and Impac Commercial Holdings, Inc., a Maryland corporation ("ICH"), propose to enter into an Agreement and Plan of Merger (the "Agreement"), pursuant to which ICH will merge with and into the Company (the "Merger"). At the effective time of the Merger, each share of ICH common stock, par value $.01 per share ("ICH Common Stock") outstanding immediately prior to the effective time shall be converted into the right to receive 0.66094 (the "Exchange Ratio") of a common share of beneficial interest, par value $.01 per share, of the Company (the "Company Common Stock") and the outstanding shares of Series B 8 1/2% Cumulative Convertible Preferred Stock, par value $.01 per share, outstanding prior to the effective time, and if not previously converted into ICH Common Stock in accordance with its terms, will be converted into 1,112,782 shares of Company Common Stock.

     You have requested our opinion as to the fairness from a financial point of view of the Exchange Ratio to the Company and the holders of the Company Common Stock, other than affiliates of the Company.

     In conducting our analysis and arriving at the opinion expressed herein, we have reviewed such materials and considered such financial and other factors as we deemed relevant under the circumstances, including:

          (1) a draft, dated August 3, 1999, of the Agreement;

          (2) certain publicly available historical, financial and operating data for the Company including, but not limited to, (a) the annual report to shareholders and annual report on Form 10-K for the fiscal year ended December 31, 1998 and (b) the quarterly reports on Form 10-Q for the fiscal quarters ended June 30, 1998, September 30, 1998 and March 31, 1999;

          (3) certain publicly available historical, financial and operating data concerning ICH including, but not limited to, (a) the annual report to shareholders and annual report on Form 10-K for the fiscal year ended December 31, 1998 and (b) the quarterly reports on Form 10-Q for the fiscal quarters ended March 31, 1998, June 30, 1998, September 30, 1998 and March 31, 1999;

          (4) historical stock market prices and trading volumes for the Company Common Stock and ICH Common Stock;

          (5) certain information relating to the Company, including financial forecasts, prepared by the management of the Company;

          (6) certain information relating to the combined entity, including financial forecasts, prepared by the management of the Company;

          (7) publicly available financial, operating and stock market data concerning certain companies engaged in businesses we deemed comparable to the Company or otherwise relevant to our inquiry; and

          (8) such other financial studies, analyses and investigations we deemed appropriate.

     We have assumed, with your consent, that the draft of the Agreement we reviewed will conform in all material respects to the Agreement when in final form.

     We have met with the senior management of the Company and ICH to discuss
(i) the historical and current operating and financial condition of their respective businesses, (ii) the prospects for their respective businesses, (iii) their estimates of such businesses' future financial performance and (iv) such other matters we deemed relevant.

     In connection with our review and analysis and in arriving at our opinion, we have relied upon the accuracy and completeness of the financial and other information provided to us by the Company and ICH and have not undertaken any independent verification of such information or any independent valuation or appraisal of any of the assets or liabilities of the Company and ICH, nor have we been furnished any such valuation or appraisal. With respect to certain financial forecasts provided to us by the Company, we have assumed that such information (and the assumptions and bases therefor) has been reasonably prepared and represents the Company's best currently available estimate as to the future financial performance of the Company on a stand-alone basis and after giving effect to the Merger. Our opinion is predicated on the Merger qualifying as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended. Further, our opinion is necessarily based on economic, financial and market conditions as they currently exist and can only be evaluated as of the date hereof and we assume no responsibility to update or revise our opinion based upon events or circumstances occurring after the date hereof.

     Our opinion does not address nor should it be construed to address the relative merits of the Merger or alternative business strategies that may be available to the Company. In addition, our opinion does not in any manner address the prices at which the Company Common Stock will trade following consummation of the Merger.

     As you know, we have been retained by the Company to act as financial advisor in connection with the Merger and will receive a fee for such services, a portion of which is contingent upon the consummation of the Merger. We have in the past provided, and are currently providing, financing services to the Company and have received fees for such services. Currently we provide a $300 million line of credit to the Company of which $61.3 million is outstanding. Additionally, we were the lead manager for the Company's $135 million initial public offering in May 1998. Prudential Securities Incorporated also currently owns 250,002 warrants to purchase Company Common Stock. With respect to AMRESCO, Inc., which is the beneficial owner of the Company's external manager, we are currently a participant in a syndicated line of credit to AMRESCO, Inc. Additionally, we provide a $350 million line of credit to AMRESCO Commercial Finance Inc., of which $132 million is currently outstanding and a $250 million line of credit to both AMRESCO Residential Mortgage Corporation and AMRESCO Residential Capital Markets Inc., of which $0 is outstanding. We also served as a co-manager for a $125 million follow-on offering of common stock for AMRESCO, Inc. in February 1998. In the ordinary course of business we may actively trade shares of Company Common Stock and ICH Common Stock for our own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities. We also provide equity research coverage regarding the Company and AMRESCO, Inc.

     This letter and the opinion expressed herein are for the use of Board of Trust Managers of the Company. This opinion does not constitute a recommendation to the shareholders of the Company as to how such shareholders should vote in connection with the Merger or as to any other action such stockholders should take regarding the Merger. This opinion may not be reproduced, summarized, excerpted from or otherwise publicly referred to or disclosed in any manner without our prior written consent; except that the Company may include this opinion in its entirety in any proxy statement relating to the Merger sent to the Company's shareholders and filed with the Securities and Exchange Commission.

     Based upon and subject to the foregoing, we are of the opinion that, as of the date hereof, the Exchange Ratio is fair to the Company and the holders of Company Common Stock, other than affiliates of the Company, from a financial point of view.

                                          Very truly yours,

                                          /s/ Prudential Securities
                                          Incorporated

                                          --------------------------------------
                                          Prudential Securities Incorporated

                                                                         ANNEX C

                         DEUTSCHE BANK SECURITIES INC.
                           GLOBAL INVESTMENT BANKING
                        130 LIBERTY STREET -- 25TH FLOOR
                            NEW YORK, NEW YORK 10006

                                                                  AUGUST 4, 1999

Independent Committee of Trust Managers
Mr. John C. Deterding
Mr. Bruce W. Duncan
Mr. Christopher B. Leinberger
Mr. James C. Leslie

AMRESCO Capital Trust
700 North Pearl Street
Suite 2400
Dallas, Texas 75201-7424

Gentlemen:


     Deutsche Bank Securities Inc. ("Deutsche Bank") has acted as financial advisor to the committee of Independent Trust Managers of AMRESCO Capital Trust ("ACT") in connection with the proposed merger of ACT and Impac Commercial Holdings, Inc. (the "Company") pursuant to the Agreement and Plan of Merger, dated as of August 4, 1999, among the Company and ACT (the "Merger Agreement"), which provides, among other things, for the merger of the Company with and into ACT (the "Transaction"). As set forth more fully in the Merger Agreement, as a result of the Transaction, each share of the Common Stock, par value $.01 per share, of the Company ("Company Common Stock") not owned directly or indirectly by the Company or ACT will be converted into the right to receive 0.66094 shares (the "Exchange Ratio") of common shares of beneficial interest, par value $.01 per share, of ACT ("ACT Common Stock") and the outstanding shares of Series B
8 1/2% Cumulative Convertible Preferred Stock, par value $.01 per share, if not previously converted into Company Common Stock, will be converted into 1,112,782 shares of ACT Common Stock. The terms and conditions of the Transaction are more fully set forth in the Merger Agreement. In connection with the Merger Agreement and pursuant to the terms of a Purchase Agreement, dated August 4, 1999, FIC Management Inc. ("FIC") has agreed to effect certain transactions (the "Related Transactions") that are separate from, but related to, the Transaction, such Related Transactions include (i) the purchase by FIC of approximately 1,500,000 shares of ACT Common Stock from AMREIT Holdings, Inc. and AMRESCO, Inc., (ii) the assumption by FIC of the Management Agreement, dated as of May 12, 1998, between ACT and AMREIT Managers L.P., and (iii) the acquisition by FIC of all of the options to purchase ACT Common Shares held by AMREIT Managers, L.P.


     You have requested Deutsche Bank's opinion, as investment bankers, as to the fairness, from a financial point of view, to ACT of the Exchange Ratio.

     In connection with Deutsche Bank's role as financial advisor to ACT, and in arriving at its opinion, Deutsche Bank has reviewed certain publicly available financial and other information concerning the Company and ACT and certain internal analyses and other information furnished to it by the Company and ACT. Deutsche Bank has also held discussions with members of the senior managements of the Company and ACT regarding the businesses and prospects of their respective companies and the joint prospects of a combined company. In addition, Deutsche Bank has (i) reviewed the reported prices and trading activity for Company Common Stock and ACT Common Stock, (ii) compared certain financial and stock market information for the Company and ACT with similar information for certain other companies whose securities are publicly traded, (iii) reviewed the terms of the Merger Agreement and certain related documents, and (iv) performed such other studies and analyses and considered such other factors as it deemed appropriate.

     Deutsche Bank has not assumed responsibility for independent verification of, and has not independently verified, any information, whether publicly available or furnished to it, concerning the Company or ACT, including, without limitation, any financial information, forecasts or projections considered in connection with the rendering of its opinion. Accordingly, for purposes of its opinion, Deutsche Bank has assumed and relied upon the accuracy and completeness of all such information and Deutsche Bank has not conducted a physical inspection of any of the properties or assets, and has not prepared or obtained any independent evaluation or appraisal of any of the assets or liabilities, of the Company or ACT. With respect to the financial forecasts and projections, including the analyses and forecasts made available to Deutsche Bank and used in its analyses, Deutsche Bank has assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of the Company or ACT, as the case may be, as to the matters covered thereby. In rendering its opinion, Deutsche Bank expresses no view as to the reasonableness of such forecasts and projections, including the Synergies, or the assumptions on which they are based. Deutsche Bank's opinion is necessarily based upon economic, market and other conditions as in effect on, and the information made available to it as of, the date hereof.

     For purposes of rendering its opinion, Deutsche Bank has assumed that, in all respects material to its analysis, the representations and warranties of ACT and the Company contained in the Merger Agreement are true and correct, ACT and the Company will each perform all of the covenants and agreements to be performed by it under the Merger Agreement and all conditions to the obligations of each of ACT and the Company to consummate the Transaction will be satisfied without any waiver thereof. Deutsche Bank has also assumed that all material governmental, regulatory or other approvals and consents required in connection with the consummation of the Transaction will be obtained and that in connection with obtaining any necessary governmental, regulatory or other approvals and consents, or any amendments, modifications or waivers to any agreements, instruments or orders to which either ACT or the Company is a party or is subject or by which it is bound, no limitations, restrictions or conditions will be imposed or amendments, modifications or waivers made that would have a material adverse effect on ACT or the Company or materially reduce the contemplated benefits of the Transaction to ACT. Deutsche Bank has also assumed that the Related Transaction is commercially reasonable, and accordingly, does not express an opinion as to its fairness. In addition, you have informed Deutsche Bank, and accordingly for purposes of rendering its opinion Deutsche Bank has assumed, that the Transaction will be tax-free to each of ACT and the Company and their respective stockholders and that the Transaction will be accounted for as a purchase.

     This opinion is addressed to, and for the use and benefit of, the Independent Trust Managers of ACT and is not a recommendation to the stockholders of ACT to approve the issuance of shares of ACT Common Stock in the Transaction. In connection with Deutsche Bank's role as financial advisor to the Independent Trust Managers of ACT and in arriving at its opinion, Deutsche Bank was not requested to or authorized to solicit or evaluate, and did not solicit or evaluate, any alternative transactions to the Transaction. This opinion is limited to the fairness, from a financial point of view, to ACT and accordingly to its shareholders, other than affiliates of ACT, of the Exchange Ratio, and Deutsche Bank expresses no opinion as to the merits of the underlying decision by ACT to engage in the Transaction.

     Deutsche Bank will be paid a fee for its services as financial advisor to ACT in connection with the Transaction. We are an affiliate of Deutsche Bank AG (together with its affiliates, the "DB Group"). One or more members of the DB Group have, from time to time, provided investment banking, commercial banking and other financial services to affiliates of ACT for which it has received compensation. In the ordinary course of business, members of the DB Group may actively trade in the securities and other instruments and obligations of ACT and the Company for their own accounts and for the accounts of their customers. Accordingly, the DB Group may at any time hold a long or short position in such securities, instruments and obligations.

     Based upon and subject to the foregoing, it is Deutsche Bank's opinion as investment bankers that the Exchange Ratio is fair, from a financial point of view, to ACT and accordingly to its shareholders, other than affiliates of ACT.

                                          Very truly yours,

                                          /s/ DEUTSCHE BANK SECURITIES INC.

                                          --------------------------------------
                                          DEUTSCHE BANK SECURITIES INC.

                                                                         ANNEX D

                                                                  August 4, 1999

Board of Directors
Impac Commercial Holdings, Inc.
1401 Dove Street
Newport Beach, California 92660

Members of the Board:

     We understand that Impac Commercial Holdings, Inc. (the "Company") and AMRESCO Capital Trust ("Amresco") propose to enter into an Agreement and Plan of Merger, dated as of August 4, 1999 (the "Merger Agreement"), which provides for among other things, the merger (the "Merger") of the Company with and into Amresco with Amresco as the surviving entity. Pursuant to the Merger, each outstanding share of common stock, par value $0.01 per share, of the Company (the "Company Common Stock"), other than the Company Common Stock held by Amresco or any subsidiary of the Company, will be converted into the right to receive 0.66094 shares (the "Exchange Ratio") of common stock, par value $0.01 per share, of Amresco (the "Amresco Common Shares"), subject to adjustment in certain circumstances. We further understand that (i) all of the outstanding shares of the Series B 8 1/2% cumulative convertible preferred stock (the "Series B Preferred Stock") of the Company is owned by Fortress Investment Group ("Fortress") and (ii) Fortress intends, prior to the effective time of the Merger, to convert the Series B Preferred Stock into 1,683,635 shares of newly issued Company Common Stock or, if such Series B Preferred Stock is not so converted prior to the effective time of the Merger, such stock shall be converted in the Merger into 1,112,782 Amresco Common Shares. The terms and conditions of the Merger are more fully set forth in the Merger Agreement.


     Contemporaneously with the consummation of the Merger, FIC Management Inc., the Company's external advisor ("FIC"), will complete certain transactions, more fully set forth in the Purchase Agreement, among FIC, AMRESCO, Inc., AMREIT Managers, L.P. (the "Manager"), AMREIT Holdings, Inc. and MLM Holdings, Inc. substantially in the form of the draft dated as of August 4, 1999 (the "Purchase Agreement"), including (i) the purchase by FIC of Amresco Common Shares from AMREIT Holdings, Inc. and AMRESCO, Inc. and (ii) the purchase of the rights of the Manager and the assumption of the Manager's obligations under (A) the Management Agreement, dated as of May 12, 1998, between Amresco and the Manager and (B) the Management Agreement, dated as of February 2, 1998 between the Manager and OLY/ACT L.P. In addition, we understand that in conjunction with and contingent upon the Merger, Amresco and the Company intend to enter into a new management agreement with respect to the management of the combined entity.


     You have asked for our opinion as to whether on the date hereof the consideration to be received by holders (other than Fortress and its affiliates) of shares of Company Common Stock pursuant to the Merger Agreement is fair from a financial point of view to such holders.

     For purposes of the opinion set forth herein, we have:

          (i) reviewed certain publicly available financial statements and other business and financial information of the Company and Amresco, respectively;

          (ii) reviewed certain internal financial statements and other financial and operating data concerning the Company and Amresco prepared by the managements of the Company and FIC and Amresco and the Manager, respectively;

          (iii) analyzed certain financial forecasts and net asset value calculations with senior executives of the Company and FIC prepared by the managements of the Company and FIC and Amresco and the Manager respectively;

        (iv) reviewed and discussed with senior executives of the Company, FIC, Amresco and the Manager the strategic rationale for the Merger and information relating to certain strategic, financial and operational benefits anticipated from the transactions contemplated by the Merger Agreement, including anticipated cost savings and operational synergies, prepared by the managements of the Company and FIC and Amresco and the Manager, respectively;

        (v) discussed the past and current operations, financial condition and prospects of the Company with senior executives of the Company and FIC and discussed the past and current operations, financial condition and prospects of Amresco with senior executives of Amresco and the Manager;

        (vi) reviewed the pro forma impact of the Merger on Amresco's earnings per share, cash flow, consolidated capitalization and financial ratios;

        (vii) reviewed information prepared by members of senior managements of the Company, FIC, Amresco and the Manager relating to the relative contributions of the Company and Amresco to the combined company;

        (viii) reviewed the reported prices and trading activity for the Company Common Stock and the Amresco Common Shares;

        (ix) compared the financial performance of the Company and Amresco and the prices and trading activity of the Company Common Stock and the Amresco Common Shares with those of certain other publicly traded companies comparable with the Company and Amresco, respectively, and with their securities

        (x) reviewed the financial terms, to the extent publicly available, of certain acquisition transactions which we deemed relevant;

        (xi) participated in discussions among representatives of the Company, FIC, Amresco and the Manager and their financial and legal advisors;

        (xii) reviewed the draft of the Merger Agreement dated August 4, 1999, the definitive Merger Agreement dated as of August 4, 1999, the draft of the Purchase Agreement dated August 4, 1999 and certain related documents; and

        (xiii) performed such other analyses and considered such other factors as we have deemed necessary or appropriate.

     We have assumed and relied upon, without independent verification, the accuracy and completeness of the information supplied or otherwise made available to us for the purposes of this opinion. With respect to the financial forecasts (including but not limited to the availability and pricing of warehouse and repurchase agreements and levels and yield on loan originations) and net asset valuations, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the future financial performance of the Company and Amresco. In arriving at our opinion, we have relied upon, without independent verification, the assessments of the managements of the Company and FIC and Amresco and the Manager of the amount and timing of the potential synergies and cost savings that Amresco expects to realize from the Merger and of the strategic, financial and operational benefits anticipated from the Merger. We have not made any independent valuation or appraisal of the assets or liabilities of the Company or Amresco, nor have we been furnished with any such appraisals.

     We were not requested to and did not provide advice concerning the structure, the specific amount of the consideration, or any other aspects of the transactions contemplated by the Merger Agreement. We were not authorized to and did not solicit any expressions of interest from any other parties with respect to the sale of all or any part of the Company or any other alternative transaction. We did not participate in negotiations with respect to the terms of the Merger. Consequently, no opinion is expressed as to whether any alternative transaction might produce consideration for the Company's stockholders in an amount in excess of that contemplated in the Merger.

     We have acted as financial advisor to the Board of Directors of the Company in connection with the Merger and will receive a fee for our services, a significant portion of which is contingent upon the consummation of the Merger. In addition, the Company has agreed to indemnify us for certain liabilities arising out of our engagement. In the past, Banc of America Securities LLC has provided financial advisory services to the Company and to Amresco and has received fees for the rendering of these services. In addition, in the ordinary course of our trading, brokerage, investment banking, principal investing, investment management and financing activities, Banc of America Securities LLC or its affiliates may at any time hold long or short positions or other investments, and may trade or otherwise effect transactions, for our own account or the accounts of customers, in debt or equity securities or senior loans of the Company, Amresco or Fortress or their affiliates. Without limiting the foregoing, we note that our affiliates have certain lending relationships with Fortress and its affiliates and hold equity investments in a Fortress affiliate.

     It is understood that this opinion is for the information of the Board of Directors of the Company and may not be used for any other purpose without our prior written consent, except that this opinion may be included in its entirety in any filing made by the Company in respect of the Merger with the Securities and Exchange Commission, so long as this opinion is reproduced in such filing in full and any description of or reference to us or summary of this opinion and the related analysis in such filing is in a form reasonably acceptable to us and our counsel. Our opinion is necessarily based on economic, market and other conditions (including prevailing interest rates) as in effect on, and the information made available to us as of, the date hereof. It should be understood that subsequent developments may affect this opinion, and we do not have any obligation to update, revise, or reaffirm this opinion. This opinion does not in any manner address the prices at which the Amresco Common Shares will trade following consummation of the Merger. In addition, we express no opinion or recommendation as to how the stockholders of the Company or Amresco should vote at their respective stockholders' meetings held in connection with the Merger.

     Based upon and subject to the foregoing, we are of the opinion on the date hereof that the consideration to be received by holders (other than Fortress and its affiliates) of shares of Company Common Stock pursuant to the Merger Agreement is fair from a financial point of view to such holders.

                                          Very truly yours,

                                          /s/ BANC OF AMERICA SECURITIES
                                          LLC

                                          --------------------------------------
                                          BANC OF AMERICA SECURITIES LLC

                              AMRESCO CAPITAL TRUST
                       700 NORTH PEARL STREET, SUITE 2400
                               DALLAS, TEXAS 75201

                        FORM OF PROXY FOR SPECIAL MEETING
                         TO BE HELD ON __________, 1999


       THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF TRUST MANAGERS.

         The undersigned hereby appoints each of Robert L. Adair III and Jonathan S. Pettee as Proxies, each of them with the power to appoint his or her substitute, and hereby authorizes them to represent and to vote, as indicated below, all the common shares of AMRESCO Capital Trust held of record by the undersigned on _________, 1999 at the special meeting of shareholders to be held on _______________, 1999 and at any adjournment thereof.

         THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1, 2 AND 3.

         THE BOARD OF TRUST MANAGERS RECOMMENDS A VOTE FOR PROPOSALS 1, 2 AND 3.


      IMPORTANT - THIS PROXY MUST BE SIGNED AND DATED ON THE REVERSE SIDE.



PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE OR VIA FACSIMILE AT (214) 953-7828.

 1.   To approve the merger of Impac Commercial         FOR    AGAINST   ABSTAIN
      Holdings, Inc. with and into AMRESCO Capital      |_|      |_|       |_|
      Trust pursuant to the Agreement and Plan of Merger by and between Impac Commercial Holdings,
      Inc. and AMRESCO Capital Trust dated as of August 4, 1999.



 2.   To approve the amendment of  AMRESCO Capital      FOR    AGAINST   ABSTAIN
      Trust's declaration of trust to change its        |_|      |_|       |_|
      name to "Garrison Capital Trust" if the
      merger is approved and consummated.



 3.   To approve the adjournment of the special         FOR    AGAINST   ABSTAIN
      meeting, if necessary, to permit further          |_|      |_|       |_|
      solicitation of proxies if there are not sufficient votes at the time of the special meeting to approve proposal 1 and proposal 2.



              In their discretion, the proxies are authorized to vote upon such other business as may properly come before the special meeting or any adjournment or postponement thereof.


                                                  Please sign exactly as name
                                                  appears. When shares are
                                                  held by joint tenants, both
                                                  should sign. When signing
                                                  as attorney, executor,
                                                  administrator, trustee or
                                                  guardian, please give full
                                                  title as such. If a
                                                  corporation, please sign in
                                                  full corporate name by the
                                                  President or other
                                                  authorized officer. If a
                                                  partnership, please sign in
                                                  partnership name by an
                                                  authorized person.

                                                  ______________________________


                                                  ______________________________

                                                  Dated:__________________, 1999

                        IMPAC COMMERCIAL HOLDINGS, INC.
                       C/O FORTRESS INVESTMENT GROUP LLC
                    1301 AVENUE OF THE AMERICAS, 42ND FLOOR
                            NEW YORK, NEW YORK 10019

                       FORM OF PROXY FOR SPECIAL MEETING
                         TO BE HELD ON __________, 1999


          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.


         The undersigned stockholder of Impac Commercial Holdings, Inc., a Maryland corporation, revokes all prior proxies and hereby appoints each of Wesley R. Edens and Randal A. Nardone as Proxies, each of them with the power to appoint his or her substitute, and hereby authorizes them to represent and to vote, with all powers possessed by the undersigned, if personally present at the meeting, as indicated below, all the shares of Common Stock, $0.01 per share, of Impac Commercial Holdings, Inc. and Series B Cumulative Convertible Preferred Stock of Impac Commercial Holdings, Inc. held of record by the undersigned on _______________, 1999 at the special meeting of shareholders to be held on _______________, 1999 and at any adjournment thereof. The undersigned hereby acknowledges receipt of the Notice of the Special Meeting of Stockholders and the accompanying proxy statement and prospectus.


         THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1 AND 2.

         THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSALS 1 AND 2.


      IMPORTANT - THIS PROXY MUST BE SIGNED AND DATED ON THE REVERSE SIDE.



PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE OR VIA FACSIMILE AT (212) 929-0308.

      1. To approve the merger of Impac Commercial      FOR    AGAINST   ABSTAIN
         Holdings, Inc. with and into AMRESCO Capital   |_|      |_|       |_|
         Trust pursuant to the Agreement and Plan of Merger by and between Impac Commercial
         Holdings, Inc. and AMRESCO Capital Trust, dated as of August 4, 1999.


      2. To approve the adjournment of the special      FOR    AGAINST   ABSTAIN
         meeting, if necessary, to permit further       |_|      |_|       |_|
         solicitation of proxies.



              In their discretion, the proxies are authorized to vote upon such other business as may properly come before the special meeting or any adjournment or postponement thereof if there are not sufficient votes at the time of the special meeting to approve the merger.



              The undersigned stockholder may revoke this proxy at any time before the votes are cast by delivery to the Secretary of the Impac Commercial Holdings, Inc. either a written revocation of the proxy or a duly executed proxy bearing a later date, or by appearing at the special meeting and voting in person.



                                                  Please sign exactly as name
                                                  appears. When shares are
                                                  held by joint tenants, both
                                                  should sign. When signing
                                                  as attorney, executor,
                                                  administrator, trustee or
                                                  guardian, please give full
                                                  title as such. If a
                                                  corporation, please sign in
                                                  full corporate name by the
                                                  president or other
                                                  authorized officer. If a
                                                  partnership, please sign in
                                                  partnership name by an
                                                  authorized person.

                                                  ______________________________


                                                  ______________________________

                                                  Dated:__________________, 1999